As filed with the Securities and Exchange Commission on January 23, 2013

Registration No. 333-184847

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ING U.S., INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6311	52-1222820
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

230 Park Avenue

New York, New York 10169

(212) 309-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bridget M. Healy

Executive Vice President and

Chief Legal Officer

ING U.S., Inc.

230 Park Avenue

New York, New York 10169

(212) 309-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert G. DeLaMater Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Joseph A. Hall Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2013

Preliminary Prospectus

             Shares

Common Stock

This is an initial public offering (the “offering”) of shares of the common stock of ING U.S., Inc.

The offering may consist of both a primary and a secondary component. In the primary component, ING U.S., Inc. may offer              of the shares to be sold in this offering. In the secondary component, ING Insurance International B.V. (the “Selling Stockholder”), a wholly owned subsidiary of ING Groep N.V. (“ING Group”), may offer              shares in this offering. ING U.S., Inc. will not receive any of the proceeds from the sale of the shares sold by the Selling Stockholder.

It is currently estimated that the initial public offering price per share will be between $          and $        .

We intend to apply to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “        ”.

Investing in our common stock involves risk. See “Risk Factors” on page 16 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to ING U.S., Inc.	$	$
Proceeds, before expenses, to the Selling Stockholder	$	$

To the extent that the underwriters sell more than              shares, the underwriters have the option to purchase up to an additional              shares from              at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2013.

Morgan Stanley	Goldman, Sachs & Co.

Prospectus dated                     , 2013.

None of ING U.S., Inc., the Selling Stockholder, or the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by, or on behalf of, ING U.S., Inc. or to which ING U.S., Inc. has referred you. ING U.S., Inc., the Selling Stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

-i-

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” and “Business—Closed Blocks—Closed Block Variable Annuity.”

-ii-

MARKET DATA

In this prospectus, we present certain market and industry data and statistics. This information is based on third-party sources which we believe to be reliable. Market ranking information is generally based on industry surveys and therefore the reported rankings reflect the rankings only of those companies who voluntarily participate in these surveys. Accordingly, our market ranking among all competitors may be lower than the market ranking set forth in such surveys. In some cases, we have supplemented these third-party survey rankings with our own information, such as where we believe we know the market ranking of particular companies who do not participate in the surveys.

In this prospectus, the term “customers” refers to retirement plan sponsors, retirement plan participants, institutional investment clients, retail investors, corporations or professional groups offering employee benefits solutions, insurance policyholders, annuity contract holders, individuals with contractual relationships with our financial advisors and holders of Individual Retirement Accounts (“IRAs”) or other individual retirement, investment or insurance products sold by us.

Market data sources used with respect to our various segments include:

Retirement

Our Retirement segment sources our market segment leadership positions within the retirement industry from market surveys conducted by LIMRA, an insurance and financial services industry organization, and industry-recognized publications such as Pensions & Investments, PlanSponsor Magazine and InvestmentNews.com. Retirement tracks market segment leadership positions by assets under management (“AUM”) or assets under administration (“AUA”), number of defined contribution plans, number of defined contribution plan participants and sales (takeover assets and contributions).

Annuities

Our Annuities segment sources our market segment leadership positions within the annuities industry primarily from LIMRA market surveys. Annuities tracks market segment leadership positions by assets under management.

Investment Management

Our Investment Management segment sources our market segment leadership positions within the investment management industry from Morningstar fund data and industry-recognized publications such as Cogent Research and Pension & Investments. Investment Management tracks market segment leadership positions by AUM; percentage of mutual funds that exceed their Morningstar category average (asset weighted, five-year basis); percentage of mutual funds that have lower volatility than their Morningstar competitor average (asset weighted, five-year basis); and survey ranking on loyalty, favorable impression and nine brand attributes by clients (plan sponsors) among defined contribution investment managers.

Individual Life

Our Individual Life segment sources our market segment leadership positions within the individual life insurance industry primarily from LIMRA market surveys. Individual Life tracks market segment leadership positions by premiums sold.

Employee Benefits

Our Employee Benefits segment sources our market segment leadership positions within the employee benefits industry from LIMRA market surveys and MyHealthguide newsletter rankings. Stop loss market rankings are derived from MyHealthguide, which does not include managed healthcare providers in their market positions survey. Employee Benefits tracks market segment leadership positions by new premiums and in-force premiums.

-iii-

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including our Consolidated Financial Statements and the related notes thereto and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” in each case included in this prospectus. Unless the context otherwise requires, we use in this prospectus the term “ING U.S., Inc.” to refer to ING U.S., Inc., and we use the terms “Company,” “we,” “us” and “our” to refer to ING U.S., Inc. together with its consolidated subsidiaries.

Our Company

We are a premier retirement, investment and insurance company serving the financial needs of approximately 13 million individual and institutional customers in the United States as of December 31, 2011. Our vision is to be America’s Retirement Company™. Our approximately 7,150 employees are focused on executing our mission to make a secure financial future possible—one person, one family and one institution at a time. Through our retirement, investment management and insurance businesses, we help our customers save, grow, protect and enjoy their wealth to and through retirement. We offer our products and services through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists throughout the United States.

Our extensive scale and breadth of product offerings are designed to help Americans achieve their retirement savings, investment income and protection goals. Our strategy is centered on preparing customers for “Retirement Readiness”—being emotionally and economically secure and ready for their retirement. We believe that the rapid aging of the U.S. population, weakening of traditional social safety nets, shifting of responsibility for retirement planning from institutions to individuals and growth in total retirement account assets will drive significant demand for our products and services going forward. We believe that we are well positioned to deliver on this Retirement Readiness need.

We believe that we help our customers achieve four essential financial goals, as they prepare for, enter and enjoy their retirement years.

•	Save. Our products enable our customers to save for retirement by establishing investment accounts through their employers or individually.

•

Grow. We provide advisory programs, Individual Retirement Accounts (“IRAs”), fixed annuities, brokerage accounts, mutual funds and accumulation insurance products to help our customers achieve their financial objectives.

•

Protect. Our specialized retirement and insurance products, such as universal life (“UL”), indexed universal life (“IUL”), term life and stable value products, allow our customers to protect against unforeseen life events and mitigate market risk.

•

Enjoy. Our retirement income products such as target date funds, guaranteed income funds, fixed annuities, IRAs, mutual funds and accumulation insurance products enable our customers to meet income needs through “post primary working years” and achieve wealth transfer objectives.

We tailor our products to meet the unique needs of our individual and institutional customers. Our individual businesses are primarily focused on the middle and mass affluent markets; however we serve customers across the full income spectrum, especially in our Institutional Retirement Plans business, Retail and Alternative Fund businesses, and Employee Benefits segment. Similarly, our institutional businesses serve a broad range of customers, with customized offerings to the small-mid, large and mega market segments.

We believe that with our leading market positions, investment expertise, and distribution reach we are well positioned to generate attractive risk-adjusted returns and earnings growth for our shareholders over time.

We operate our principal businesses through three business lines: Retirement Solutions, Investment Management and Insurance Solutions. We refer to these business lines as our “ongoing business.” In addition, we also have Closed Blocks and Corporate reporting segments. Closed Blocks consists of three businesses where we have placed our portfolios in run-off—Closed Block Variable Annuity, Closed Block Institutional Spread Products and Closed Block Other. Our Corporate segment includes our corporate activities and corporate-level assets and financial obligations.

The following chart presents the key products we offer across each of our businesses.

Retirement Solutions. We are a leading provider of retirement services and products in the United States, with approximately $107.2 billion in assets under management (“AUM”) and $208.2 billion of assets under administration (“AUA”) as of December 31, 2011. We provide an extensive product range addressing both the accumulation and income distribution needs of customers, through a broad distribution footprint of nearly 2,500 affiliated representatives and thousands of non-affiliated agents and third party administrators (“TPAs”). Our Retirement Solutions business comprises two financial reporting segments: Retirement and Annuities.

•

Retirement provides tax-deferred, employer-sponsored retirement savings plans and administrative services to more than 49,000 plan sponsors covering approximately 5.3 million plan participants in corporate, education, healthcare and government markets. Retirement also provides rollover IRAs, and other retail financial products as well as comprehensive financial advisory services to individual customers. We serve a broad spectrum of employers ranging from small companies to the very largest of corporations and government entities. We rank second in the U.S. defined contribution plan market by number of record kept plan sponsors and number of plan participants served, and fourth by assets under management and administration at December 31, 2011. We also rank second in the K-12 education market and fourth in the higher education market by assets at December 31, 2011. Retirement had $287.7 billion of AUM and AUA at December 31, 2011, of which $71.8 billion was full service business, $213.8 billion was recordkeeping and stable value business and $2.1 billion was Individual Markets business.

•

Annuities provides fixed and indexed annuities, tax-qualified mutual fund custodial products and payout annuities for pre-retirement wealth accumulation and post-retirement income management sold through multiple channels, and had $27.7 billion of AUM at December 31, 2011.

Investment Management. We are a prominent full-service asset manager with $166.1 billion of AUM and $59.0 billion of AUA as of December 31, 2011, delivering client-oriented investment solutions and advisory services. We serve both individual and institutional customers, offering them domestic and international fixed income, equity, multi-asset and alternative investment products and solutions across a range of geographies, investment styles and capitalization spectrums.

•

As of December 31, 2011, we managed $87.2 billion in our commercial business (comprised of $55.7 billion for third-party institutions and individual investors, and $31.5 billion in separate account assets for our Retirement Solutions, Insurance Solutions and Closed Block businesses) and $78.9 billion in general account assets. We are particularly focused on growing our commercial business, in which we achieved 7.0% organic AUM growth in 2011.

•

We have a highly scalable business model and are among the twenty largest managers of institutional tax-exempt assets in the U.S. and ranked number one among defined contribution investment managers in client loyalty and favorability in 2011.

•

As of December 31, 2011, our retail mutual fund portfolio assets totaled $18.6 billion. On a five-year asset-weighted basis, 77% of our mutual funds beat their Morningstar category average and 80% had lower volatility than their Morningstar competitor average as of December 31, 2011.

Insurance Solutions. We are one of the top providers of life insurance in the United States. In our focus individual products, term and universal life, we currently rank fourth and eleventh, respectively, based on premiums sold. We are also the fifth ranked provider of medical stop loss coverage in the United States based on in-force premiums. Our Insurance Solutions business comprises two financial reporting segments: Individual Life and Employee Benefits.

•

Individual Life provides wealth protection and transfer opportunities through universal, variable, and term products, distributed through independent channels to meet the needs of a broad range of customers from the middle-market through affluent market segments. The Individual Life distribution model is supported by independent life sales agents (over 2,200 independent general agents with access to over 91,000 producers), strategic distribution (over 30 independent managing directors supporting approximately 6,800 additional producers) and specialty markets (approximately 75 general agents with access to over 7,400 producers).

•

Employee Benefits provides stop loss, group life, voluntary employee-paid and disability products to mid-sized and large businesses. The Company has 58 employee benefits sales representatives, across 19 sales offices, with average industry experience of 16 years. Approximately 62.5%, 16.3% and 12.4% of 2011 Employee Benefit sales were attributed to stop loss, life and voluntary products, respectively.

Closed Blocks. We separated our Closed Block Variable Annuity and Closed Block Institutional Spread Products segments from our other operations, placing them in run-off, and made a strategic decision to stop actively writing new retail variable annuity products with substantial guarantee features and to run-off the institutional spread products portfolio over time. Accordingly, these segments have been classified as closed blocks and are managed separately from our ongoing business.

•

Closed Block Variable Annuity. In 2009, we decided to cease sales of retail variable annuity products with substantial guarantee features (the last policies were issued in early 2010 and placed this portfolio in run-off). Subsequently, we refined our hedging program to dynamically protect regulatory reserves and rating agency capital of the variable annuities block for adverse equity market movements. In addition, since 2010, we have increased statutory reserves considerably, added significant interest rate risk protection and have more closely aligned our policyholder behavior assumptions with experience. Our focus in managing our Closed Block Variable Annuity segment is on protecting regulatory reserves and rating agency capital from equity market movements via hedging and judiciously looking for opportunities to accelerate the run-off of the block, where possible. We believe that our hedging program combined with our Statutory reserves of $7.7 billion at September 30, 2012, related to the variable annuity block, provides adequate resources to fund a wide range of, but not all, possible market scenarios as well as a margin for adverse policyholder behavior.

•

Closed Block Institutional Spread Products. In 2009, we also placed the institutional spread products portfolio in run-off. As of September 30, 2012, remaining assets in the institutional spread products portfolio had an amortized cost of $4.8 billion, down from a peak of $14.3 billion in 2008.

As of December 31, 2011, we had $437.9 billion in total AUM and AUA and total shareholder’s equity, excluding accumulated other comprehensive income/(loss) (“AOCI”) and noncontrolling interests, of $9.8 billion. In 2011, we generated $277.8 million of income before income taxes, ($88.1) million in net loss available to ING U.S., Inc.’s common shareholder and $1.1 billion of operating income before income taxes. As of September 30, 2012, we had $456.8 billion in total AUM and AUA. In the nine months ended September 30, 2012, we generated $714.1 million of income before income taxes, $495.7 million in net income available to ING U.S., Inc.’s common shareholder and $709.2 million of operating income before income taxes. Operating income before income taxes is a non-GAAP financial measure. For a reconciliation of operating income before income taxes to income (loss) before income taxes, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Company Consolidated.”

The following table presents the relative contributions of each of our reporting segments to our AUM and AUA, and Total operating income (loss) before income taxes for the nine months ended September 30, 2012. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Company Consolidated” for a reconciliation of Operating income (loss) before income taxes to Income (loss) before income taxes.

	AUM and AUA (As of September 30, 2012)	Total Operating Income (Loss) Before Income Taxes (Nine Months Ended September 30, 2012)
Business Line and Segments	$ in millions	$ in millions		%
Retirement Solutions:
Retirement	$302,951	$340.4		48.0%
Annuities	26,252	95.9		13.5%
Investment Management	231,943	103.3		14.6%
Insurance Solutions:
Individual Life	15,275	141.6		20.0%
Employee Benefits	1,767	80.8		11.4%
Eliminations	(170,284)	—		—
Total Ongoing Business	$407,904	$762.0		107.5%
Corporate	—	(138.7)		(19.6)%
Closed Blocks	48,911	85.9	(1)	12.1%
Total ING U.S.	$456,815	$709.2		100.0%

(1)	Our Closed Block Variable Annuity segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics and, therefore, its results of operations are not reflected within Operating income (loss) before income taxes.

Market Environment and Opportunities

The current macroeconomic backdrop and financial market uncertainty, as well as the weakening of historical safety nets provided by governments and employers, such as Social Security and defined benefit plans, are increasing the need for Americans to plan for their own long-term financial security. Our products and services are designed to help individuals achieve their retirement savings, investment income and protection goals. We believe that we are uniquely positioned to benefit from a number of significant demographic and market trends, including the following:

•

Rapid growth in aging U.S. population. The U.S. Census Bureau estimates that the number of Americans aged 65 and older will more than double over the next 40 years, increasing from 40.2 million in 2010 to 88.5 million in 2050. By 2050, it is estimated that over 20% of the U.S. population will be aged 65 or older, as compared to 13.0% in 2010.

•

Fraying of traditional social safety nets. The U.S. Government Accountability Office has indicated that increasing life expectancy has created a risk that many retirees will outlive their retirement assets. Additionally, employer-sponsored private sector pension plans face severe funding deficits. According to a report by Mercer Consulting, a consulting and research firm, the aggregate funding deficit for pension plans sponsored by companies included on the Standard & Poor’s 1500 Index (“S&P 1500”) was $484 billion as of December 31, 2011. Americans realize that funding deficits in government and employer-sponsored pension plans leave them exposed to retirement income shortfalls. According to a LIMRA study, more than 62% of individuals aged 55 to 70 do not expect to receive enough income from Social Security and employer pensions to cover their basic living expenses through their retirement years.

•

Growth in the retirement savings market. The U.S. Bureau of Labor Statistics estimates that private sector participation in defined benefit plans declined from 80% of full time employees in 1985 to 22% in 2011, while employee participation in defined contribution plans increased from 41% to 50% over the same period. Between 2000 and 2011, total assets held in defined contribution plans grew from $3.1 trillion to $5.0 trillion and total assets held in IRAs grew from $2.6 trillion in 2000 to $4.8 trillion in 2011, while total private sector defined benefit plan assets only grew from $2.0 trillion to $2.3 trillion. According to Cerulli Associates, a financial services research firm, total U.S. retirement account assets are expected to grow 38% from $16 trillion in 2011 to $22 trillion by 2016. The paradigm shift in savings responsibilities from institutions to individuals will drive much of this growth into the defined contribution and IRA markets, with defined contribution plan assets expected to grow from $4.8 trillion to $5.8 trillion and IRA assets expected to grow from $5.2 trillion to $7.6 trillion between 2011 and 2016. In addition, the anticipated growth of the rollover market presents a considerable long-term opportunity: according to LIMRA, assets rolled into IRAs exceeded $400 billion per year in 2011 (up 118% from 10 years ago) and are expected to reach approximately $600 billion per year by 2015.

•

Insufficient life insurance coverage. According to the most recent study available by LIMRA, 58 million or approximately half of all U.S. households do not believe they have sufficient life insurance coverage. The average U.S. household with life insurance coverage only owns enough to replace 3.6 years of income, as compared to the 7- to 12- year average recommended range as sourced by LIMRA.

We believe these market trends will drive increasing demand for our Retirement Solutions, Investment Management and Insurance Solutions businesses, and highlight the value of our holistic investment advisory approach as a means to help customers realize their retirement savings and income goals.

Our Competitive Strengths

We believe that we have a number of competitive strengths which will allow us to capitalize on attractive market opportunities as we develop and grow our business in a consistent and prudent manner.

•

Leadership positions in our ongoing business with a broad range of product offerings capable of meeting the evolving financial needs of customers throughout their lives. We have leading positions in our Retirement Solutions and Insurance Solutions businesses and a prominent Investment Management business with top-tier investment performance across an array of asset classes. Few of our competitors have the breadth and scale across savings and financial protection products that customers will need throughout their lives.

•

Our Retirement Solutions business ranks as the number two provider of defined contribution retirement plans in the U.S., as measured by the number of plan sponsors and number of plan participants for which we provide recordkeeping services. We are one of the few retirement services providers in the U.S. capable of using our industry presence and scale to efficiently support small, mid, large and mega-sized employers in the 401(k), 403(b) and 457 market segments.

•

Our Investment Management business is a leading U.S. based asset manager, with 77% of our mutual funds beating their Morningstar category average and 80% having lower volatility than their Morningstar competitor average on a five-year asset-weighted basis as of December 31, 2011.

•

Our Insurance Solutions business provides a full range of product capabilities and is the fourth largest writer of term life, the eleventh largest writer of universal life based on premiums sold in the United States, and the fifth largest provider of medical stop loss coverage based on premiums in force.

•

Relationships with over 13 million customers as of December 31, 2011. We believe the size, scope and long-standing market presence of our businesses provide us with access to millions of individual customers, relationships with and relevance to distributors across the financial services landscape, economies of scale, and an understanding of and ability to leverage best practices across our organization. We can offer customers with whom we have built a relationship, either through their employer or directly, a suite of products that can meet most of their lifetime protection and accumulation needs.

•

Our institutional businesses provide us with the ability to access millions of individual customers in a cost-effective manner, and our comprehensive product suite gives us the opportunity to convert these touch points into long-term customer relationships.

•

Our access to individuals at critical points in their lives and our ability to offer tailored protection, retirement, investment and savings products enables us to cultivate deep, long-lasting and profitable customer relationships. Our product suite includes roll-over IRAs, mutual funds and annuities which enables us to maintain a relationship with individuals entering retirement or exiting their current plan for any other reason. According to LIMRA, approximately 75% of roll-over assets are captured by an institution with which the customer had a prior relationship.

•

Extensive, multi-channel distribution network with strong producer relationships. We offer customers access to our products and services through a national, multi-channel distribution network that includes approximately 200,000 individual points of contact associated with both affiliated and unaffiliated distributors.

•	We cultivate long-standing, loyal relationships with our distributors by providing innovative products, highly responsive service and efficient technology solutions.

•	Each of our businesses maintains its own distribution base, tailored by the nature of its products and preferences of its customers.

•	We have established extensive, multi-channel distribution networks in each of our ongoing businesses and believe these strong relationships are a key aspect of achieving our long term goals.

•

Scalable operating platform. We have developed a highly scalable business model which positions us well for future growth opportunities. Our operating platform supports both current and significantly higher volumes of business, positioning us favorably for margin expansion in the future.

•

Our Retirement Solutions business has operational centers of excellence that are leveraged across the Institutional Retirement Plans (full service and recordkeeping) and Individual Markets businesses to efficiently and cost effectively provide high quality services to all clients.

•	Our Investment Management business has developed product manufacturing capabilities that would enable the business to manage a significant amount of additional assets with limited increase in costs.

•

Our Insurance Solutions business has scalable operational models that provide us the capability to add new business at attractive marginal costs and to quickly increase capacity to take advantage of attractive market conditions.

•

Renewed financial strength. We have taken decisive actions to strengthen our balance sheet over the last four years by repositioning and reducing the risk of our investment portfolio, hedging our closed block against market-related volatility, deleveraging our capital structure and bolstering our holding company liquidity position.

•	Our U.S. insurance subsidiaries have maintained an estimated combined company action level risk-based capital ratio (“RBC ratio”) at or above 425% as of the end of each quarter during 2011 and 2012.

•

Our investment portfolio of $92.8 billion as of December 31, 2011, is comprised of approximately 78.4% fixed maturity securities, of which 94.2% have been assigned credit quality ratings of 1 or 2 by the National Association of Insurance Commissioners (“NAIC”).

•

Between December 31, 2008 and December 31, 2011, we reduced our Alt-A exposure 89.6% from $4.5 billion to $470.8 million, our subprime holdings 66.7% from $3.6 billion to $1.2 billion and our commercial mortgage-backed securities (“CMBS”) exposure 42.6% from $9.4 billion to $5.4 billion based on amortized cost. As of September 30, 2012, we had no direct sovereign exposure to Greece, Ireland, Portugal, Spain or Italy (“peripheral Europe”) and no direct exposure to financial institutions based in those countries.

•

We decided to cease sales of retail variable annuity products with substantial guarantee features (the last policies were issued in early 2010) and placed this portfolio and the institutional spread products portfolio in run-off. Subsequently, we refined our hedging program to dynamically protect regulatory reserves and rating agency capital of the variable annuities block for adverse equity market movements. In addition, since 2010, we have increased statutory reserves considerably, added significant interest rate risk protection and have more closely aligned our policyholder behavior assumptions with experience.

•	We enhanced our capital structure and significantly reduced financial leverage.

•

Stringent risk management approach. Over the past few years, we have become increasingly focused on risk management and risk control. We have established an independent risk management function with responsibility for all risk management across the organization enabling clear separation of duties between risk, finance and investment functions.

•

We have comprehensive risk management and control procedures at all levels of our organization that support business strategies, formulate risk appetite, implement risk related policies and monitor limits.

•	We adhere to a strong policy and reporting framework that guides a multi-tiered risk governance structure in the assessment and management of risk and includes a daily feedback mechanism.

•

We follow disciplined processes to assess, measure, report and manage risks, including product development and pricing, asset-liability management (“ALM”), capital management and risk mitigating activities such as hedging and reinsurance.

•	We maintain a dynamic hedging program that protects against select equity market and interest rate risks as illustrated by the recent extension of our Retirement stable value hedge to 80% coverage.

•

Highly experienced management team, supported by deep bench of talent. Our senior management team has extensive experience in the retirement, investment management and insurance sectors and is supported by a diverse group of talented executives throughout the Company.

•	Our 10 executive officers average over 25 years of financial services experience and are actively instilling a performance-driven, execution-oriented culture across our organization.

•

6 of our 10 executive officers have joined the Company since the financial crisis of 2008-2009, and have successfully put in place a set of strategies that are helping to define our Company today, including risk management initiatives, balance sheet discipline, and product portfolio improvements.

Summary Risk Factors

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	Continued difficult conditions in the global capital markets and the economy generally have affected and may continue to affect our business and results of operations;

•	Interest rate volatility may adversely affect our profitability;

•	A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and adversely affect our results of operations and financial condition;

•	The inability of counterparties to meet their financial obligations could have an adverse effect on our results of operations;

•

Our investment portfolio is subject to several risks that may diminish the value of our invested assets and the investment returns credited to customers, which could reduce our sales, revenues, AUM and results of operations;

•	We may face significant losses if mortality rates, morbidity rates, persistency rates or other underwriting assumptions differ significantly from our pricing expectations;

•	We expect that our ability to use beneficial U.S. tax attributes will be subject to limitations;

•	The performance of our Closed Block Variable Annuity segment depends on assumptions that may not be accurate;

•	Our Closed Block Variable Annuity hedging programs may not be effective and may be more costly than anticipated;

•	Our businesses and those of our parent company and its affiliates are heavily regulated and changes in regulation or the application of regulation may reduce our profitability;

•	ING Group’s continuing significant interest in us following this offering may result in conflicts of interest;

•

Our continuing relationship with ING Group, our ultimate parent, and with affiliates of ING Group, may affect our ability to operate and finance our business as we deem appropriate and changes with respect to ING Group could negatively impact us;

•	Our separation from ING Group could adversely affect our business and profitability due to ING Group’s strong brand and reputation;

•	We expect to incur incremental costs as a standalone public company; and

•

The ability of our insurance subsidiaries to pay dividends and other distributions to ING U.S., Inc. and Lion Holdings will depend on their earnings, tax considerations, covenants contained in financing agreements and is limited by state insurance laws.

Our Business Strategy

Building on our core strengths, we intend to pursue strategies to deliver consistent earnings growth with attractive risk-adjusted returns while maintaining a strong balance sheet. The immediate focus of our strategy is to improve the operating return on capital (“ROC”) of our ongoing business. We have identified more than thirty ROC-enhancing projects across our businesses and functions intended to improve operating ROC of our ongoing business from     % in 2011 to     % in 2012, and to a goal in the range of     % to     % by 2016. Operating ROC is a non-GAAP financial measure. For additional detail on our ROC expansion goal and the calculation of operating ROC and reconciliations, see “Business—Operating Return on Capital Goal.” The cornerstones of our prudent ROC-expansion strategy are the following strategies:

•

Improve the profitability of our existing franchises. We have identified and are actively pursuing several initiatives to improve profitability across our businesses. These initiatives include maintaining strict pricing discipline for new sales, re-pricing existing blocks of business that do not meet our return hurdles, allowing the run-off of unprofitable books that cannot be re-priced and adjusting policyholder crediting rates. For instance, we recently instituted price increases across certain term and universal life products, positioning them to earn double-digit returns. We are working to reduce our operating and information technology overhead by leveraging our procurement capabilities to reduce expenses, increasing our use of business process outsourcing services and employing “Six Sigma” statistical management techniques. We believe these initiatives will enhance our margins and support improved earnings and increased cash flow distributions from our operating subsidiaries to ING U.S., Inc. going forward.

•

Focus on capital management across all businesses. We are highly focused on effectively managing the demands for capital across our businesses. We have prioritized growth in our higher return, less capital intensive Retirement Solutions and Investment Management businesses. Our Insurance Solutions business is focused on selling capital-efficient products such as indexed products in Individual Life and Employee Benefits products. The overall objective of these policies is to realign our businesses in a manner that will maximize free cash flow generation.

•

Leverage leading market positions, investment performance, and distribution strength to drive profitable growth in select markets. Within Retirement Solutions, we are focused on growing in the small-mid corporate and higher education retirement plan markets, which offer stronger growth and return potential than other sectors of the market. We are also seeking to cross-sell multiple products and services to our large recordkeeping-only clients. Within Investment Management, we are focused on leveraging our strong investment track record and historical performance to attract new institutional and individual customers in our third party business and to increase the share of proprietary assets under the management of Retirement Solutions. Given our scalable operating platform we believe our growth will produce margin expansion in these segments. Also, although we are deemphasizing parts of our Insurance Solutions business, it provides key capabilities, broad distribution and seasoned underwriting that complement Retirement Solutions and Investment Management in helping customers attain their financial goals.

•

Transcend boundaries between workplace benefits and personal financial products. We aim to deliver comprehensive solutions across our customer base by combining the capabilities of our three ongoing businesses. This combination of capabilities differentiates us from other financial services firms and allows us to capitalize on favorable demographic and social trends. For individuals, we intend to provide value-added services and increase the number of our products they consume. In Retirement Solutions, we have been seeking greater access to employees in employer-sponsored plans. We believe that such direct access will allow us to convert institutional relationships into individual ones and enable us to offer individuals entering retirement or exiting their current employer-sponsored plan for any other reason suitable products in which they can invest their retirement plan assets. In Insurance Solutions, we have been working with employer clients to offer a broader array of voluntary products to address the needs of their employees. Ultimately, we aspire to bridge the gap between workplace benefits and personal financial products in order to benefit our customers.

•

Protect our balance sheet by prudently managing risks. Risk management is pervasive in everything we do as a Company. The coordination of our strategic, financial and risk functions have been critical to helping us focus on risk reduction initiatives as well as determining where to invest for the future. We have substantially reduced the risk of our investment portfolio since 2008 and intend to continue managing it conservatively. On the liability side, we have significantly deleveraged our capital structure, are keenly focused on managing tail risks and have implemented a hedging program designed to substantially mitigate the effect of market shocks on our regulatory and rating agency capital adequacy, especially as it relates to the Closed Block Variable Annuity segment. Our hedging program is constantly evaluated and revised in light of changing market conditions and to manage the trade-offs between capital preservation, cash flow, earnings and underlying economics.

Our Principal Stockholder and Selling Stockholder

Following the offering, ING Group will indirectly own approximately     % of our outstanding common stock. ING Group is selling              shares of our outstanding common stock in this offering through ING Insurance International B.V., its wholly-owned subsidiary. ING Group has informed us that it will divest its remaining holdings of our common stock in line with ING Group’s restructuring plan as agreed with the European Commission (the “EC”). See “—ING Group Restructuring Plan with European Commission.”

ING Group Restructuring Plan with European Commission

Prior to this offering, we are a wholly owned subsidiary of ING Group. In October 2009, ING Group submitted a restructuring plan (the “2009 Restructuring Plan”) to the EC in order to receive approval for state aid (the “Dutch State Transactions”) granted to ING Group by the Kingdom of the Netherlands (the “Dutch State”) in November 2008 and March 2009. To receive approval for this state aid, ING Group was required to divest its insurance and investment management businesses, including the Company. In this prospectus, we refer to any sale or other divestment of all or a portion of ING U.S., Inc. common stock by ING Group, including this offering, as a “Divestment Transaction.” On November 19, 2012, ING Group and the EC announced that the EC approved amendments to the 2009 Restructuring Plan (the “2012 Amended Restructuring Plan”).

The 2012 Amended Restructuring Plan requires ING Group to divest at least 25% of the Company by December 31, 2013, more than 50% of the Company by December 31, 2014, and 100% of the Company by December 31, 2016. The divestment of 50% of the Company is measured in terms of a divestment of over 50% of the shares of ING U.S., Inc., the loss of ING Group’s majority of directors on ING U.S., Inc.’s board of directors and the accounting deconsolidation of the Company (in line with IFRS accounting rules). In case ING Group does not satisfy its commitment to divest the Company as agreed with the EC, the Dutch State will renotify the recapitalization measure to the EC. In such a case, the EC may require additional restructuring measures or take enforcement actions against ING Group, or, at the request of ING Group and the Dutch State, could allow ING Group more time to complete the divestment. For additional information on the separation from ING Group, see “Risk Factors—Risks Related to Our Separation from, and Continuing Relationship with, ING Group.”

Our Corporate Information

Prior to this offering, we are a wholly owned subsidiary of ING Group, a global financial institution of Dutch origin offering banking, retirement, insurance and investment management services. ING Group entered the United States life insurance market in 1975 through the acquisition of Wisconsin National Life Insurance Company, followed in 1976 with its acquisition of Midwestern United Life Insurance Company and Security Life of Denver Insurance Company in 1977. ING Group significantly expanded its presence in the United States in the late 1990s and 2000s with the acquisitions of Equitable Life Insurance Company of Iowa (1997), Furman Selz, an investment advisory company (1997), ReliaStar Life Insurance Company (including Pilgrim Capital Corporation) (2000), Aetna Life Insurance and Annuity Company (including Aeltus Investment Management) (2000) and CitiStreet (2008).

ING U.S., Inc. is a holding company incorporated in Delaware on April 7, 1999. It changed its name from ING America Insurance Holdings, Inc. to ING U.S., Inc. on June 14, 2012. Our principal executive office is located at 230 Park Avenue, New York, New York 10169 and our telephone number is (212) 309-8200. Our website address is ing.us. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

We operate our businesses through a number of direct and indirect subsidiaries. The following organizational chart presents the ownership and jurisdiction of incorporation of our principal subsidiaries:

The chart above presents:

•	ING U.S., Inc.

•	Our principal intermediate holding company, Lion Connecticut Holdings Inc. (“Lion Holdings”), which is the direct parent of a number of our insurance and non-insurance operating entities.

•

Our principal operating entities that will be the primary sources of cash distributions to ING U.S., Inc. Specifically, these entities are our principal insurance operating companies (ING Life Insurance and Annuity Company (“ILIAC”), ING USA Annuity and Life Insurance Company (“ING USA”), Security Life of Denver Insurance Company (“SLD”) and ReliaStar Life Insurance Company (“RLI”)) and ING Investment Management LLC, the holding company for entities that operate our Investment Management business.

•	Security Life of Denver International Limited (“SLDI”), our insurance subsidiary domiciled in the Cayman Islands.

THE OFFERING

Common stock offered by us	shares

Common stock offered by the Selling Stockholder	shares

Common stock to be outstanding immediately after this offering	shares

Option to purchase additional shares	The underwriters have an option for a period of 30 days to purchase up to additional shares of our common stock from .

Voting rights	Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. See “Description of Capital Stock—Authorized Capital Stock—Common Stock.”

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ (based on the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us).

See “Recapitalization” for a discussion of our recapitalization plan and our plans for the use of the proceeds of this offering.

We will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See “Use of Proceeds.”

Dividend policy	We intend to pay quarterly cash dividends on our common stock at an initial amount of approximately $ per share, at the discretion of the Board of Directors. See “Dividend Policy.”

Listing	We intend to apply to list our common stock on the NYSE.

Proposed ticker symbol	“ ”.

The number of shares of our common stock that will be outstanding after this offering is based on the              shares of common stock outstanding as of                     , 2013 and excludes issuance of stock under equity compensation arrangements.

Unless otherwise indicated, all information in this prospectus assumes:

•	the filing of our amended and restated certificate of incorporation upon completion of this offering; and

•	no exercise by the underwriters of their right to purchase up to an additional shares of our common stock from .

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the years ended December 31, 2011, 2010 and 2009 and as of December 31, 2011 and 2010 are derived from our audited Consolidated Financial Statements that are included elsewhere in this prospectus, except for other supplementary data. The following summary consolidated financial data for the nine months ended September 30, 2012 and 2011 and as of September 30, 2012 have been derived from our unaudited condensed Consolidated Financial Statements that are included elsewhere in this prospectus and, in the opinion of the management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data for the respective interim periods. The results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results that might be expected for future interim periods or for the full year ended December 31, 2012.

Prospective investors should read these summary consolidated financial data together with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our Consolidated Financial Statements and the related notes.

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
($ in millions, except ratios)	2012	2011	2011	2010	2009
	(unaudited)	(unaudited)
Consolidated Operating Results
Net investment income	$3,642.5	$3,756.4	$4,968.8	$4,987.0	$5,568.6
Fee income	2,624.8	2,721.0	3,603.6	3,516.5	3,325.1
Premiums	1,389.9	1,320.6	1,770.0	1,707.5	1,985.5
Net realized capital gains (losses)	(896.6)	308.0	(1,531.4)	(1,678.0)	(2,178.7)
Total revenues	7,411.5	8,858.2	9,718.8	9,274.2	9,364.2
Interest credited and other benefits to contract owners/policyholders	3,636.3	4,397.2	5,742.0	5,027.3	5,629.9
Operating expenses	2,330.9	2,132.2	3,030.8	3,033.5	3,352.2
Net amortization of deferred policy acquisition costs and value of business acquired	539.9	404.6	387.0	746.6	1,052.3
Interest expense	109.0	108.8	139.3	332.5	385.5
Total benefits and expenses	6,697.4	7,147.8	9,441.0	9,236.4	10,472.8
Income (loss) before income taxes	714.1	1,710.4	277.8	37.8	(1,108.6)
Net income (loss)	718.1	1,825.5	102.8	(133.2)	(810.6)
Net income (loss) attributable to noncontrolling interest	222.4	123.0	190.9	(10.3)	(207.4)
Net income (loss) available to ING U.S., Inc.’s common shareholder	495.7	1,702.5	(88.1)	(122.9)	(603.2)

Consolidated Financial Position	(unaudited)				(unaudited)
Total investments	$95,194.7		$92,819.2	$86,886.1	$83,128.8
Assets held in separate accounts	96,312.2		88,714.5	95,588.1	88,849.4
Total assets	214,210.6		203,572.8	204,376.5	194,621.2
Future policy benefits and contract owner account balances	86,294.8		88,358.4	83,642.8	84,402.0
Short-term debt	774.9		1,054.6	5,464.6	4,811.6
Long-term debt	3,642.7		1,343.1	2,784.0	7,001.3
Liabilities related to separate accounts	96,312.2		88,714.5	95,588.1	88,849.4
ING U.S., Inc. shareholder’s equity, excluding AOCI(1)	10,209.0		9,758.9	5,857.5	2,310.0
Total ING U.S., Inc. shareholder’s equity	13,910.5		12,353.9	6,830.8	967.1

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
($ in millions, except ratios)	2012	2011	2011	2010	2009
	(unaudited)	(unaudited)
Segment Data(2)
Operating income (loss) before income taxes
Retirement Solutions
Retirement	$340.4	$371.9	$441.9	$469.6	$358.3
Annuities	95.9	187.8	387.6	115.0	48.7
Investment Management	103.3	74.4	87.5	50.1	44.4
Insurance Solutions
Individual Life	141.6	240.6	279.3	313.5	301.1
Employee Benefits	80.8	62.3	83.3	82.0	37.2

Total Ongoing Business	762.0	937.0	1,279.6	1,030.2	789.7
Corporate	(138.7)	(134.2)	(230.2)	(399.1)	(470.5)
Closed Blocks
Closed Block Institutional Spread Products	41.0	68.3	83.2	(3.8)	1.8
Closed Block Other	44.9	(13.2)	(13.0)	(6.7)	6.9

Total Closed Blocks(3)	85.9	55.1	70.2	(10.5)	8.7

Total operating income (loss) before income taxes	$709.2	$857.9	$1,119.6	$620.6	$327.9

Other Supplementary Data (unaudited)
AUM and AUA	$456,815.3	$421,626.6	$437,929.4	$445,655.3	$423,887.6
TAC(4)			8,071.0	6,998.0	6,515.0
RBC ratio(5)			488%	426%	362%

(1)

ING U.S., Inc. shareholder’s equity, excluding AOCI, is derived by subtracting AOCI from ING U.S., Inc. shareholder’s equity—both components of which are presented in the respective Consolidated Balance Sheets. For a description of AOCI, see the Accumulated Other Comprehensive Income (Loss) note to the Consolidated Financial Statements. We provide shareholder’s equity, excluding AOCI, because it is a common measure used by insurance analysts and investment professionals in their evaluations.

(2)

Operating income (loss) before income taxes is a non-GAAP financial measure. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Operating Measures” for more details and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Company Consolidated” for a reconciliation to Income (loss) before income taxes.

(3)

Our Closed Block Variable Annuity segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics and, therefore, its results of operations are not reflected within operating income (loss) before income taxes.

(4)	Estimated total adjusted capital (“TAC”) of our U.S. insurance subsidiaries on a combined basis.
(5)	Estimated combined RBC ratio for our U.S. insurance subsidiaries.

RISK FACTORS

You should carefully consider the following risks and other information in this prospectus, including our Consolidated Financial Statements and related notes, before you decide to purchase our common stock. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business—General

Continued difficult conditions in the global capital markets and the economy generally have affected and may continue to affect our business and results of operations.

Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally. Concerns over the slow economic recovery, the level of U.S. national debt, the European sovereign debt crisis, the ability of certain countries to remain in the euro zone, unemployment, the availability and cost of credit, the U.S. housing market, inflation levels, energy costs and geopolitical issues have contributed to increased volatility and diminished expectations for the economy and the markets. In 2011, Standard & Poor’s Ratings Services (“S&P”) lowered its long term sovereign credit rating on the United States from AAA to AA+. In addition, significant concerns regarding the sovereign debt of Greece, Ireland, Italy, Portugal and Spain, as well as certain other countries, are ongoing and in some cases have required countries to obtain emergency financing. The financial turmoil in Europe continues to be a threat to global capital markets and remains a challenge to global financial stability. If these or other countries require additional financial support or if sovereign credit ratings continue to decline, yields on the sovereign debt of certain countries may continue to increase, the cost of borrowing may increase and credit may become more limited. Additionally, the possibility of capital market volatility spreading through a highly integrated and interdependent banking system remains elevated. In the event of any default or similar event with respect to a sovereign issuer, some financial institutions may suffer significant losses for which they would require additional capital, which may not be available. These factors, combined with volatile oil prices, reduced business and consumer confidence and continued high unemployment, have negatively impacted the U.S. economy. Our results of operations, investment portfolio and AUM are exposed to these risks and may be adversely affected as a result. In addition, in the event of extreme prolonged market events, such as the recent global credit crisis, we could incur significant losses.

Even in the absence of a market downturn, our insurance, annuity, retirement and investment products, as well as our investment returns and our access to and cost of financing, are sensitive to equity, fixed income, real estate and other market fluctuations and general economic and political conditions. These fluctuations and conditions could materially and adversely affect our results of operations, financial condition and liquidity, including in the following respects:

•

We provide a number of insurance, annuity, retirement and investment products that expose us to risks associated with fluctuations in interest rates, market indices, securities prices, default rates, the value of real estate assets, currency exchange rates and credit spreads. The profitability of many of our insurance, annuity, retirement and investment products depends in part on the value of the general accounts and separate accounts supporting them, which may fluctuate substantially depending on the foregoing conditions.

•

Volatility or downturns in the equity markets can cause a reduction in fee income we earn from managing investment portfolios for third parties and fee income on certain annuity, retirement and investment products. Because these products and services generate fees related primarily to the value of AUM, a decline in the equity markets could reduce our revenues because of the reduction in the value of the investments we manage.

•

A change in market conditions, including prolonged periods of high or low inflation or interest rates, could cause a change in consumer sentiment and adversely affect sales and could cause the actual persistency of these products to vary from their anticipated persistency (the probability that a product will remain in force from one period to the next) and adversely affect profitability. Changing economic conditions or adverse public perception of financial institutions can influence customer behavior, which can result in, among other things, an increase or decrease in claims, lapses, withdrawals, deposits or surrenders in certain products, any of which could adversely affect profitability.

•

An equity market decline or decreases in prevailing interest rates could result in the value of guaranteed minimum benefits contained in certain of our life insurance, annuity and retirement products being higher than current account values or higher than anticipated in our pricing assumptions, requiring us to materially increase reserves for such products, and may result in a decrease in customer lapses, thereby increasing the cost to us. In addition, such a scenario could lead to increased amortization and/or unfavorable unlocking of our deferred acquisition cost (“DAC”) and value of business acquired (“VOBA”).

We believe a continuation of the current low interest rate environment would also negatively affect our financial performance. For example, should the 10-year Treasury yield remain at     % through the end of 2015, we estimate that the operating income of our ongoing business would be reduced by     % in 2013, 2014 and 2015 from our current expectations. See “Business—Operating Return on Capital Goal.” This estimated reduction in operating income primarily reflects (1) lower investment income, as we invest new premiums and reinvest proceeds from maturing investments at rates lower than the yield on our current investment portfolio, and (2) higher amortization of DAC/VOBA. We believe reduced crediting rates offset the lower investment income, but that such reductions would only be partially effective due to the presence of minimum credited rates on many of our products. Under this scenario, we do not currently expect that loss recognition testing will result in charges to net income. These estimates do not assume any changes to our long-term DAC assumptions and do not reflect significant management actions, other than reductions to crediting rates.

•

Reductions in employment levels of our existing employer customers may result in a reduction in underlying employee participation levels, contributions, deposits and premium income for certain of our retirement products. Participants within the retirement plans for which we provide certain services may elect to effect withdrawals from these plans, or reduce or stop their payroll deferrals to these plans, which would reduce assets under management or administration and our revenues.

•

We have significant investment and derivative portfolios that include, among other investments, corporate securities, asset-backed securities (“ABS”), equities and commercial mortgages. Economic conditions as well as adverse capital market and credit conditions, interest rate changes, changes in mortgage prepayment behavior or declines in the value of underlying collateral will impact the credit quality, liquidity and value of our investment and derivative portfolios, potentially resulting in higher capital charges and unrealized or realized losses and decreased investment income. The value of our investments and derivative portfolios may also be impacted by reductions in price transparency, changes in the assumptions or methodology we use to estimate fair value and changes in investor confidence or preferences, which could potentially result in higher realized or unrealized losses and have a material adverse effect on our results of operations or financial condition. Market volatility may also make it difficult to value certain of our securities if trading becomes less frequent.

•

Market conditions determine the availability and cost of the reinsurance protection we purchase and may result in additional expenses for reinsurance or an inability to obtain sufficient reinsurance on acceptable terms, which could adversely affect the profitability of future business and the availability of capital to support new sales.

•

Hedging instruments we use to manage product and other risks might not perform as intended or expected, which could result in higher realized losses and unanticipated cash needs to collateralize or settle such transactions. Adverse market conditions can limit the availability and increase the costs of hedging instruments, and such costs may not be recovered in the pricing of the underlying products being hedged. In addition, hedging counterparties may fail to perform their obligations resulting in unhedged exposures and losses on positions that are not collateralized.

•

Regardless of market conditions, certain investments we hold, including privately placed fixed income investments, investments in private equity funds and commercial mortgages, are relatively illiquid. If we need to sell these investments, we may have difficulty selling them in a timely manner or at a price equal to what we could otherwise realize by holding the investment to maturity.

•

We are exposed to interest rate and equity risk based upon the discount rate and expected long-term rate of return assumptions associated with our pension and other retirement benefit obligations. Sustained declines in long-term interest rates or equity returns could have a negative effect on the funded status of these plans and/or increase our future funding costs.

•

Fluctuations in our operating results and our investment portfolio may impact our tax profile, our ability to optimally utilize tax attributes and our deferred income tax assets. See “—We expect that our ability to use beneficial U.S. tax attributes will be subject to limitations.”

•

A default by any financial institution or by a sovereign could lead to additional defaults by other market participants. The failure of a sufficiently large and influential institution could disrupt securities markets or clearance and settlement systems and lead to a chain of defaults, because the commercial and financial soundness of many financial institutions may be closely related as a result of credit, trading, clearing or other relationships. Even the perceived lack of creditworthiness of a counterparty may lead to market-wide liquidity problems and losses or defaults by us or by other institutions. This risk is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges with which we interact on a daily basis. Systemic risk could have a material adverse effect on our ability to raise new funding and on our business, results of operations, financial condition, liquidity and/or business prospects. In addition, such a failure could impact future product sales as a potential result of reduced confidence in the financial services industry.

•

Widening credit spreads, if not offset by equal or greater declines in the risk-free interest rate, would also cause the total interest rate payable on newly issued securities to increase, and thus would have the same effect as an increase in underlying interest rates with respect to the valuation of our current portfolio.

Continuing market turmoil has resulted in, and may continue to raise the possibility of, legislative, regulatory and governmental actions. We cannot predict whether or when such actions may occur, or what impact, if any, such actions could have on our business, results of operations and financial condition.

Adverse capital and credit market conditions may impact our ability to access liquidity and capital, as well as the cost of credit and capital.

Adverse capital market conditions may affect the availability and cost of borrowed funds, thereby impacting our ability to support or grow our businesses. We need liquidity to pay our operating expenses, interest on our debt and dividends on our capital stock, maintain our securities lending activities and replace certain maturing liabilities. Without sufficient liquidity, we will be forced to curtail our operations and our business will suffer. As a holding company with no direct operations, our principal assets are the capital stock of our subsidiaries. Payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws and regulations of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds.

For our insurance and other subsidiaries, the principal sources of liquidity are insurance premiums and fees, annuity deposits and cash flow from investments and assets. At the holding company level, sources of liquidity in normal markets also include a variety of short-term liquid investments and short- and long-term instruments, including credit facilities, commercial paper, equity securities and medium- and long-term debt.

In the event current resources do not satisfy our needs, we may have to seek additional financing. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry and our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of our long- or short-term financial prospects. Similarly, our access to funds may be limited if regulatory authorities or rating agencies take negative actions against us. If our internal sources of liquidity prove to be insufficient, there is a risk that we may not be able to successfully obtain additional financing on favorable terms, or at all. Any actions we might take to access financing may cause rating agencies to reevaluate our ratings.

Disruptions, uncertainty or volatility in the capital and credit markets, such as that experienced over the past few years, may also limit our access to capital. Such market conditions may in the future limit our ability to raise additional capital to support business growth, or to counter-balance the consequences of losses or increased regulatory reserves and rating agency capital requirements. This could force us to (1) delay raising capital, (2) reduce, cancel or postpone interest payments on our debt, (3) issue capital of different types or under different terms than we would otherwise or (4) incur a higher cost of capital than in a more stable market environment. This would have the potential to decrease both our profitability and our financial flexibility. Our results of operations, financial condition, liquidity, statutory capital and rating agency capital position could be materially and adversely affected by disruptions in the financial markets.

Interest rate volatility may adversely affect our profitability.

Changes in prevailing interest rates may negatively affect our business including the level of net interest margin we earn. In a period of changing interest rates, interest expense may increase and interest credited to policyholders may change at different rates than the interest earned on assets. Accordingly, changes in interest rates could decrease net interest margin. Changes in interest rates may negatively affect the value of our assets and our ability to realize gains or avoid losses from the sale of those assets, all of which also ultimately affect earnings. In addition, our insurance and annuity products and certain of our retirement and investment products are sensitive to inflation rate fluctuations. A sustained increase in the inflation rate in our principal markets may also negatively affect our business, financial condition and results of operation. For example, a sustained increase in the inflation rate may result in an increase in nominal market interest rates. A failure to accurately anticipate higher inflation and factor it into our product pricing assumptions may result in mispricing of our products, which could materially and adversely impact our results of operations.

During periods of declining interest rates, life insurance and annuity products may be relatively more attractive to consumers due to minimum guarantees that are frequently mandated by regulators, resulting in increased premium payments on products with flexible premium features and a higher percentage of insurance and annuity contracts remaining in force from year-to-year than we anticipated in our pricing, potentially resulting in greater claims costs than we expected and asset liability cash flow mismatches. A decrease in interest rates may also require additional provisions for guarantees included in life insurance and annuity contracts, as the guarantees become more valuable to policyholders. During a period of decreasing interest rates, our investment earnings may decrease because the interest earnings on our recently purchased fixed income investments will likely have declined in parallel with market interest rates. In addition, a prolonged low interest rate period may result in higher costs for certain derivative instruments that may be used to hedge certain of our product risks. Residential mortgage-backed securities (“RMBS”) and callable fixed income securities in our investment portfolios will be more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates. Consequently, we may be required to reinvest the proceeds in securities bearing lower interest rates. Accordingly, during periods of declining interest rates, our profitability may suffer as the result of a decrease in the spread between interest rates credited to policyholders and contract owners and returns on our investment portfolios. An extended period of declining interest rates may also cause us to change our long-term view of the interest rates that we can earn on our investments. Such a change in our view would cause us to change the long-term interest rate that we assume in our calculation of insurance assets and liabilities under U.S. generally accepted accounting principles (“GAAP”). This revision would result in increased reserves, accelerated amortization of DAC and other unfavorable consequences. In addition, certain statutory capital and reserve requirements are based on formulas or models that consider interest rates, and an extended period of low interest rates may increase the statutory capital we are required to hold and the amount of assets we must maintain to support statutory reserves.

Conversely, in periods of rapidly increasing interest rates, policy loans, withdrawals from, and/or surrenders of, life insurance and annuity contracts and certain guaranteed investment contracts (“GICs”) may increase as policyholders choose to seek higher investment returns. Obtaining cash to satisfy these obligations may require us to liquidate fixed income investments at a time when market prices for those assets are depressed because of increases in interest rates. This may result in realized investment losses. Regardless of whether we realize an investment loss, such cash payments would result in a decrease in total invested assets and may decrease our net income and capitalization levels. Premature withdrawals may also cause us to accelerate amortization of DAC, which would also reduce our net income. An increase in market interest rates could also have a material adverse effect on the value of our investment portfolio by, for example, decreasing the estimated fair values of the fixed income securities within our investment portfolio. An increase in market interest rates could also create a significant collateral posting requirement associated with our interest rate hedge programs, which could materially and adversely affect liquidity. In addition, an increase in market interest rates could require us to pay higher interest rates on debt securities we may issue in the financial markets from time to time to finance our operations, which would increase our interest expenses and reduce our results of operations. Lastly, an increase in interest rates could result in decreased fee income associated with a decline in the value of variable annuity account balances invested in fixed income funds.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and adversely affect our results of operations and financial condition.

Ratings are important to our business. Credit ratings represent the opinions of rating agencies regarding an entity’s ability to repay its indebtedness. Our credit ratings are important to our ability to raise capital through the issuance of debt and to the cost of such financing. Financial strength ratings, which are sometimes referred to as “claims-paying” ratings, represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under an insurance policy. Financial strength ratings are important factors affecting public confidence in insurers, including our insurance company subsidiaries. The financial strength ratings of our insurance subsidiaries are important to our ability to sell our products and services to our customers. Ratings are not recommendations to buy our securities. Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future.

Our ratings could be downgraded at any time and without notice by any rating agency. For example, in December 2011, both S&P and Moody’s Investors Service, Inc. (“Moody’s”) downgraded the financial strength ratings of our insurance companies as a result of the announcement by ING Group regarding the financial impact of the change in policyholder behavior assumptions in our Closed Block Variable Annuity segment, which resulted in a charge of €1.1 billion against the results of that segment, as reflected in ING Group’s 2011 financial statements reported under International Financial Reporting Standards (“IFRS”). For a description of material rating actions that have occurred from the beginning of 2011 through the date of this filing, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources— Ratings.”

We receive explicit guarantees of our commercial paper program and certain credit facilities from ING Verzekeringen N.V. (“ING V”), a wholly owned subsidiary of ING Group and our indirect parent. A downgrade of the credit rating of ING V could impact our ability to issue commercial paper or increase the amount of collateral that we are required to provide under these credit facilities. Also, ING Bank N.V. (“ING Bank”), an affiliate, provides certain letter of credit (“LOC”) facilities to the Company, including without limitation, a $1.5 billion contingent capital LOC. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Contingent Capital Letter of Credit.” A downgrade of ING Bank could negatively impact our ability to utilize these facilities as reinsurance collateral. On June 15, 2012, Moody’s downgraded the long-term debt ratings of ING Group from A1 to A3 with negative outlook and ING Bank from Aa3 to A2 with negative outlook. At the same time, Moody’s took negative ratings actions with respect to a number of European-based banking organizations. On November 16, 2012, S&P lowered their starting point for ratings for commercial banks operating in the Netherlands to bbb from a- and therefore revised the outlook on ING Bank to negative and affirmed the respective A+ and A counterparty credit ratings. At the same time S&P took various ratings actions on Dutch banks. For information on additional collateral requirements in case of a downgrade of our or ING V’s ratings, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Potential Impact of a Ratings Downgrade.”

A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position by making it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings and by leading to increased withdrawals by current customers seeking companies with higher financial strength ratings. This could lead to a decrease in AUM and result in lower fee income. Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions. In addition, a downgrade in either our financial strength or credit ratings could potentially, among other things, increase our borrowing costs and make it more difficult to access financing; adversely affect access to the commercial paper market or the availability of LOCs and other financial guarantees; result in additional collateral requirements, or other required payments or termination rights under derivative contracts or other agreements; and/or impair, or cause the termination of, our relationships with creditors, broker-dealers, distributors, reinsurers or trading counterparties, which could potentially negatively affect our profitability, liquidity and/or capital. In addition, we use assumptions of market participants in estimating the fair value of our liabilities, including insurance liabilities that are classified as embedded derivatives under GAAP. These assumptions include our nonperformance risk (i.e., the risk that the obligations will not be fulfilled). Therefore, changes in our credit or financial strength ratings may affect the fair value of our liabilities.

As rating agencies continue to evaluate the financial services industry, it is possible that rating agencies will heighten the level of scrutiny that they apply to financial institutions, increase the frequency and scope of their credit reviews, request additional information from the companies that they rate and potentially adjust upward the capital and other requirements employed in the rating agency models for maintenance of certain ratings levels. It is possible that the outcome of any such review of us would have additional adverse ratings consequences, which could have a material adverse effect on our results of operations, financial condition and liquidity. We may need to take actions in response to changing standards or capital requirements set by any of the rating agencies which could cause our business and operations to suffer. We cannot predict what additional actions rating agencies may take, or what actions we may take in response to the actions of rating agencies.

Because we operate in highly competitive markets, we may not be able to increase or maintain our market share, which may have an adverse effect on our results of operations.

In each of our businesses we face intense competition, including from domestic and foreign insurance companies, broker-dealers, financial advisors, asset managers and diversified financial institutions, both for the ultimate customers for our products and for distribution through independent distribution channels. We compete based on a number of factors including brand recognition, reputation, quality of service, quality of investment advice, investment performance of our products, product features, scope of distribution, price, perceived financial strength and credit ratings. A decline in our competitive position as to one or more of these factors could adversely affect our profitability. In addition, we may in the future sacrifice our competitive or market position in order to improve our profitability. Many of our competitors are large and well-established and some have greater market share or breadth of distribution, offer a broader range of products, services or features, assume a greater level of risk, or have higher claims-paying or credit ratings than we do.

In recent years, there has been substantial consolidation among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms. Future economic turmoil may accelerate additional consolidation activity. Many of our competitors also have been able to increase their distribution systems through mergers or contractual arrangements. Furthermore, larger competitors may have lower operating costs and have an ability to absorb greater risk, while maintaining financial strength ratings, allowing them to price products more competitively. These competitive pressures could result in increased pressure on the pricing of certain of our products and services, and could harm our ability to maintain or increase profitability. In addition, if our financial strength and credit ratings are lower than our competitors, we may experience increased surrenders and/or a significant decline in sales. The competitive landscape in which we operate may be further affected by the government sponsored programs in the United States and similar governmental actions outside of the United States in response to the dislocations in financial markets. Competitors that receive governmental financing, guarantees or other assistance, or that are not subject to the same regulatory constraints, may have or obtain pricing or other competitive advantages. Due to the competitive nature of the financial services industry, there can be no assurance that we will continue to effectively compete within the industry or that competition will not have a material adverse impact on our business, results of operations and financial condition.

Our risk management policies and procedures, including hedging programs, may prove inadequate for the risks we face, which could negatively affect our business or result in losses.

We have developed risk management policies and procedures, including hedging programs that utilize derivative financial instruments, and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective, particularly during extremely turbulent times. Many of our methods of managing risk and exposures are based upon observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than historical measures indicate. Other risk management methods depend on the evaluation of information regarding markets, customers, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record and verify large numbers of transactions and events. These policies and procedures may not be fully effective.

We employ various strategies, including hedging and reinsurance, with the objective of mitigating risks inherent in our business and operations. These risks include current or future changes in the fair value of our assets and liabilities, current or future changes in cash flows, the effect of interest rates, equity markets and credit spread changes, the occurrence of credit defaults, currency fluctuations and changes in mortality and longevity. We seek to control these risks by, among other things, entering into reinsurance contracts and derivative instruments, such as swaps, options, futures and forward contracts. See “—Reinsurance subjects us to the credit risk of reinsurers and may not be available, affordable or adequate to protect us against losses” for a description of risks associated with our use of reinsurance. Developing an effective strategy for dealing with these risks is complex, and no strategy can completely insulate us from such risks. Our hedging strategies also rely on assumptions and projections regarding our assets, liabilities, general market factors and the creditworthiness of our counterparties that may prove to be incorrect or prove to be inadequate. Accordingly, our hedging activities may not have the desired beneficial impact on our results of operations or financial condition. Hedging strategies involve transaction costs and other costs, and if we terminate a hedging arrangement, we may also be required to pay additional costs, such as transaction fees or breakage costs. We may incur losses on transactions after taking into account our hedging strategies. In particular, certain of our hedging strategies focus on the protection of regulatory reserves and rating agency capital, rather than GAAP earnings. Because our regulatory reserves and the variable annuity guarantee hedge program target react differently to changes in market movements, in addition to our variable annuity guarantee hedge program, we have executed a capital hedge overlay (“CHO”) program to generally target this differential. As GAAP accounting differs from the methods used to determine regulatory reserves and rating agency capital requirements, our hedge programs may create earnings volatility in our GAAP financial statements. Further, the nature, timing, design or execution of our hedging transactions could actually increase our risks and losses. Our hedging strategies and the derivatives that we use, or may use in the future, may not adequately mitigate or offset the hedged risk and our hedging transactions may result in losses.

Past or future misconduct by our employees, registered representatives of our broker-dealer subsidiaries or employees of our vendors could result in violations of law by us or our subsidiaries, regulatory sanctions and/or serious reputational or financial harm and the precautions we take to prevent and detect this activity may not be effective in all cases. Although we employ controls and procedures designed to monitor associates’ business decisions and to prevent us from taking excessive or inappropriate risks, associates may take such risks regardless of such controls and procedures. Our compensation policies and practices are reviewed by us as part of our overall risk management program, but it is possible that such compensation policies and practices could inadvertently incentivize excessive or inappropriate risk taking. If our associates take excessive or inappropriate risks, those risks could harm our reputation and have a material adverse effect on our results of operations and financial condition.

The inability of counterparties to meet their financial obligations could have an adverse effect on our results of operations.

Third parties that owe us money, securities or other assets may not pay or perform under their obligations. These parties include the issuers or guarantors of securities we hold, customers, reinsurers, trading counterparties, securities lending and repurchase counterparties, counterparties under swaps, credit default and other derivative contracts, clearing agents, exchanges, clearing houses and other financial intermediaries. Defaults by one or more of these parties on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure or other factors, or even rumors about potential defaults by one or more of these parties, could have a material adverse effect on our results of operations, financial condition and liquidity.

We routinely execute a high volume of transactions with counterparties in the financial services industry, including brokers and dealers, commercial and investment banks, mutual and hedge funds, institutional clients, insurance companies and other institutions, resulting in large daily settlement amounts and significant credit exposure. As a result, we face concentration risk with respect to specific counterparties and customers. A default by, or even concerns about the creditworthiness of, one or more of these counterparties or customers could have an adverse effect on our results of operations or liquidity. We also have exposure to a number of financial institutions in the form of unsecured debt instruments, derivative transactions and equity investments. There is no assurance that losses on, or impairments to the carrying value of, these assets would not materially and adversely affect our business, results of operations or financial condition.

In addition, we enter into a variety of derivative instruments with a number of counterparties in order to hedge various risks, including equity and interest rate market risk features within many of our insurance and annuity products. Amounts that we expect to collect under current and future contracts are subject to counterparty risk. Our obligations under our products are not changed by our hedging activities and we are liable for our obligations even if our derivative counterparties do not pay us.

We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. The deterioration or perceived deterioration in the credit quality of third parties whose securities or obligations we hold could result in losses and/or adversely affect our ability to rehypothecate or otherwise use those securities or obligations for liquidity purposes. While in many cases we are permitted to require additional collateral from counterparties that experience financial difficulty, disputes may arise as to the amount of collateral we are entitled to receive and the value of pledged assets. Our credit risk may also be exacerbated when the collateral we hold cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure that is due to us, which is most likely to occur during periods of illiquidity and depressed asset valuations, such as those experienced during the recent financial crisis. The termination of contracts and the foreclosure on collateral may subject us to claims for the improper exercise of rights under the contracts. Bankruptcies, downgrades and disputes with counterparties as to the valuation of collateral tend to increase in times of market stress and illiquidity.

Requirements to post collateral or make payments related to changes in market value of specified assets may adversely affect liquidity.

The amount of collateral we may be required to post under short-term financing agreements and derivative transactions may increase under certain circumstances. Pursuant to the terms of some transactions, we could be required to make payment to our counterparties related to any change in the market value of the specified collateral assets. Such requirements could have an adverse effect on liquidity. Furthermore, with respect to any such payments, we may have unsecured risk to the counterparty as these amounts may not be required to be segregated from the counterparty’s other funds, may not be held in a third-party custodial account and may not be required to be paid to us by the counterparty until the termination of the transaction. Additionally, the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the resultant changes in collateral requirements may increase the need for liquidity and eligible collateral assets in excess of what is already being held.

For a discussion on certain obligations we have with respect to the posting of collateral upon the occurrence of certain events, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Potential Impact of a ratings Downgrade.”

Our investment portfolio is subject to several risks that may diminish the value of our invested assets and the investment returns credited to customers, which could reduce our sales, revenues, AUM and results of operations.

Fixed income securities represent a significant portion of our investment portfolio. We are subject to the risk that the issuers, or guarantors, of fixed income securities we own may default on principal and interest payments they owe us. We are also subject to the risk that the underlying collateral within ABS, including mortgage-backed securities, may default on principal and interest payments causing an adverse change in cash flows. The occurrence of a major economic downturn, acts of corporate malfeasance, widening mortgage or credit spreads, or other events that adversely affect the issuers, guarantors or underlying collateral of these securities could cause the estimated fair value of our fixed income securities portfolio and our earnings to decline and the default rate of the fixed income securities in our investment portfolio to increase. A ratings downgrade affecting issuers or guarantors of securities in our investment portfolio, or similar trends that could worsen the credit quality of such issuers, or guarantors could also have a similar effect. Similarly, a ratings downgrade affecting a security we hold could indicate the credit quality of that security has deteriorated and could increase the capital we must hold to support that security to maintain our RBC ratio. See —“A decrease in the RBC ratio (as a result of a reduction in statutory surplus and/or increase in risk-based capital (“RBC”) requirements) of our insurance subsidiaries could result in increased scrutiny by insurance regulators and rating agencies and have a material adverse effect on our business, results of operations and financial condition.” We are also subject to the risk that cash flows resulting from the payments on pools of mortgages that serve as collateral underlying the mortgage-backed securities we own may differ from our expectations in timing or size. Cash flow variability arising from an unexpected acceleration in mortgage prepayment behavior can be significant, and could cause a decline in the estimated fair value of certain “interest-only” securities within our mortgage-backed securities portfolio. Any event reducing the estimated fair value of these securities, other than on a temporary basis, could have a material adverse effect on our business, results of operations and financial condition.

We derive operating revenues from providing investment management and related services. Our revenues depend largely on the value and mix of AUM. Our investment management related revenues are derived primarily from fees based on a percentage of the value of AUM. Any decrease in the value or amount of our AUM because of market volatility or other factors negatively impacts our revenues and income. Global economic conditions, changes in the equity markets, currency exchange rates, interest rates, inflation rates, the yield curve, defaults by derivative counterparties and other factors that are difficult to predict affect the mix, market values and levels of our AUM. The funds we manage may be subject to an unanticipated large number of redemptions as a result of such events, causing the funds to sell securities they hold, possibly at a loss, or draw on any available lines of credit to obtain cash, or use securities held in the applicable fund, to settle these redemptions. We may, in our discretion, also provide financial support to a fund to enable it to maintain sufficient liquidity in such an event. Additionally, changing market conditions may cause a shift in our asset mix towards fixed-income products and a related decline in our revenue and income, as we generally derive higher fee revenues and income from equity products than from fixed-income products we manage. Any decrease in the level of our AUM resulting from price declines, interest rate volatility or uncertainty, increased redemptions or other factors could negatively impact our revenues and income.

From time to time we invest our capital to seed a particular investment strategy or investment portfolio. We may also co-invest in funds or take an equity ownership interest in certain structured finance/investment vehicles that we manage for our customers. Any decrease in the value of such investments could negatively affect our revenues and income.

Our investment performance is critical to the success of our investment management and related services business, as well as to the profitability of our insurance, annuity and retirement products. Poor investment performance as compared to third-party benchmarks or competitor products could lead to a decrease in sales of investment products we manage and lead to redemptions from existing products, generally lowering the overall level of AUM and reducing the management fees we earn. We cannot assure you that past or present investment performance in the investment products we manage will be indicative of future performance. Any poor investment performance may negatively impact our revenues and income.

Some of our investments are relatively illiquid and are in asset classes that have been experiencing significant market valuation fluctuations.

We hold certain assets that may lack liquidity, such as privately placed fixed income securities, commercial mortgage loans, policy loans and limited partnership interests. These asset classes represented 27.7% of the carrying value of our total cash and invested assets as of September 30, 2012. If we require significant amounts of cash on short notice in excess of normal cash requirements or are required to post or return collateral in connection with our investment portfolio, derivatives transactions or securities lending activities, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.

The reported values of our relatively illiquid types of investments do not necessarily reflect the current market price for the asset. If we were forced to sell certain of our assets in the current market, there can be no assurance that we would be able to sell them for the prices at which we have recorded them and we might be forced to sell them at significantly lower prices.

We invest a portion of our invested assets in investment funds, many of which make private equity investments. The amount and timing of income from such investment funds tends to be uneven as a result of the performance of the underlying investments, including private equity investments. The timing of distributions from the funds, which depends on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions and their needs for cash, can be difficult to predict. As a result, the amount of income that we record from these investments can vary substantially from quarter to quarter. Recent equity and credit market volatility may reduce investment income for these types of investments.

Our CMO-B portfolio exposes us to market and behavior risks.

We manage a portfolio of various collateralized mortgage obligation (“CMO”) tranches in combination with financial derivatives as part of a proprietary strategy we refer to as “CMO-B,” as described under “Investments—

CMO-B Portfolio.” As of September 30, 2012, our CMO-B portfolio had $3.9 billion in total assets, consisting of notional or principal securities backed by mortgages secured by single-family residential real estate, and including interest-only securities, principal-only securities, inverse-floating rate (principal) securities and inverse interest-only securities. The CMO-B portfolio is subject to a number of market and behavior risks, including interest rate risk and prepayment risk. Interest rate risk represents the potential for adverse changes in portfolio value resulting from changes in the general level of interest rates. Prepayment risk represents the potential for adverse changes in portfolio value resulting from changes in residential mortgage prepayment speed, which in turn depends on a number of factors, including conditions in both credit markets and housing markets. As of September 30, 2012 and December 31, 2011, approximately 30.0% and 32.8%, respectively, of the Company’s CMO holdings were invested in those types of CMOs, such as interest-only or principal-only strips, which are subject to more prepayment and extension risk than traditional CMOs. In addition, government policy changes affecting residential housing and residential housing finance, such as government agency reform and government sponsored refinancing programs, and Federal Reserve Bank purchases of agency mortgage securities, or “QE3”, could alter prepayment behavior and result in adverse changes to portfolio values. While we actively monitor our exposure to these and other risks inherent in this strategy, we cannot assure you that our hedging and risk management strategies will be effective; any failure to manage these risks effectively could materially and adversely affect our results of operations and financial condition. In addition, although we believe our CMO-B portfolio has performed well for a number of years, and particularly well since the recent financial crisis, primarily due to persistently low levels of short-term interest rates and mortgage prepayments in an atmosphere of tightened housing-related credit availability, this portfolio may not continue to perform as well in the future.

Defaults or delinquencies in our commercial mortgage loan portfolio may adversely affect our profitability.

The commercial mortgage loans we hold face both default and delinquency risk. We establish loan specific valuation allowances for estimated impairments at the balance sheet date. These valuation allowances are based on the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan’s original effective interest rate, the estimated fair value of the loan’s collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or the loan’s observable market price. We also establish valuation allowances for loan losses when, based on past experience, it is probable that a credit event has occurred and the amount of the loss can be reasonably estimated. These valuation allowances are based on loan risk characteristics, historical default rates and loss severities, real estate market fundamentals and outlook as well as other relevant factors. As of September 30, 2012, our commercial loan portfolio included $16.7 million (0.2%) of commercial loans that were in the process of foreclosure. No other commercial mortgage loans were 90 or more days past due. The performance of our commercial mortgage loan investments may fluctuate in the future. In addition, legislative proposals that would allow or require modifications to the terms of commercial mortgage loans could be enacted. We cannot predict whether these proposals will be adopted, or what impact, if any, such laws, if enacted, could have on our business or investments. An increase in the delinquency and default rate of our commercial mortgage loan portfolio could adversely impact our results of operations and financial condition.

Further, any geographic or sector concentration of our commercial mortgage loans may have adverse effects on our investment portfolios and consequently on our results of operations or financial condition. While we generally seek to mitigate the risk of sector concentration by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on the investment portfolios to the extent that the portfolios are concentrated, which could affect our results of operations and financial condition.

In addition, liability under environmental protection laws resulting from our commercial mortgage loan portfolio and real estate investments could affect our results of operations or financial condition. Under the laws of several states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of cleanup. In some states, such a lien has priority over the lien of an existing mortgage against the property, which would impair our ability to foreclose on that property should the related loan be in default. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, we may be liable for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property securing a mortgage loan held by us, regardless of whether or not the environmental damage or threat was caused by the obligor, which could harm our results of operations and financial condition. We also may face this liability after foreclosing on a property securing a mortgage loan held by us.

Our investment management business operations are complex and a failure to properly perform services could have an adverse effect on our revenues and income.

Our investment management and related services include, among other things, portfolio management, investment advice, fund administration, shareholder services, transfer agency, underwriting, distribution, custodial, trustee and other fiduciary services. In order to be competitive, we must properly perform our administrative and related responsibilities, including recordkeeping and accounting, security pricing, corporate actions, compliance with investment restrictions, daily net asset value computations, account reconciliations and required distributions to fund shareholders. Further, certain of our subsidiaries may act as general partner for various investment partnerships, which may subject them to liability for the partnerships’ liabilities. If we fail to properly perform and monitor our investment management operations, our business could suffer and our revenues and income could be adversely affected.

Our products and services are complex and are frequently sold through intermediaries, and a failure to properly perform services or the misrepresentation of our products or services could have an adverse effect on our revenues and income.

Many of our products and services are complex and are frequently sold through intermediaries. In particular, our insurance businesses are reliant on intermediaries to describe and explain their products to potential customers. The intentional or unintentional misrepresentation of our products and services in advertising materials or other external communications, or inappropriate activities by our personnel or an intermediary, could adversely affect our reputation and business prospects, as well as lead to potential regulatory actions or litigation.

Revenues, earnings and income from our investment management business operations could be adversely affected if the terms of our asset management agreements are significantly altered or the agreements are terminated.

Our revenues from our investment management business operations are dependent on fees earned under asset management and related services agreements that we have with the clients and funds we advise. Operating revenues for this segment were $403.0 million for the nine months ended September 30, 2012 and $491.9 million for the year ended December 31, 2011, and could be adversely affected if these agreements are altered significantly or terminated. The decline in revenue that might result from alteration or termination of our asset management services agreements could have a material adverse impact on our results of operations or financial condition. Operating income (loss) before income taxes was $103.3 million for the nine months ended September 30, 2012 and $87.5 million for the year ended December 31, 2011. In addition, under certain laws, most notably the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), advisory contracts may require approval or consent from clients or fund shareholders in the event of an assignment of the contract or a change in control of the investment adviser. Were a transaction to result in an assignment or change in control, the inability to obtain consent or approval from clients or shareholders of mutual funds or other investment funds could result in a significant reduction in advisory fees.

The valuation of many of our financial instruments includes methodologies, estimations and assumptions that are subject to differing interpretations and could result in changes to investment valuations that may materially and adversely affect our results of operations and financial condition.

The following financial instruments are carried at fair value in our financial statements: fixed income securities, equity securities, derivatives, embedded derivatives, assets and liabilities related to consolidated investment entities, and separate account assets. We have categorized these instruments into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3), while quoted prices in markets that are not active or valuation techniques requiring inputs that are observable for substantially the full term of the asset or liability are Level 2.

Factors considered in estimating fair values of securities, and derivatives and embedded derivatives related to our securities include coupon rate, maturity, principal paydown including prepayments, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer and quoted market prices of comparable securities. Factors considered in estimating the fair values of embedded derivatives and derivatives related to product guarantees (collectively, “guaranteed benefit derivatives”) include risk-free interest rates, long-term equity implied volatility, interest rate implied volatility, correlations among mutual funds associated with variable annuity contracts and actuarial assumptions such as mortality rates, lapse rates and benefit utilization, as well as the amount and timing of policyholder deposits and partial withdrawals. The impact of our risk of nonperformance is also reflected in the estimated fair value of guaranteed benefit derivatives. In many situations, inputs used to measure the fair value of an asset or liability may fall into different levels of the fair value hierarchy. In these situations, we will determine the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value.

The determinations of fair values are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

During periods of market disruption, including periods of rapidly changing credit spreads or illiquidity, it has been and will likely continue to be difficult to value certain of our securities, such as certain mortgage-backed securities, if trading becomes less frequent and/or market data becomes less observable. There may be certain asset classes that were in active markets with significant observable data that could become illiquid in a difficult financial environment. In such cases, more securities may fall to Level 3 and thus require more subjectivity and management judgment in determining fair value. As such, valuations may include inputs and assumptions that are less observable or require greater estimation, thereby resulting in values that may differ materially from the value at which the investments may be ultimately sold. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within the financial statements, and the period-to-period changes in value could vary significantly. Decreases in value could have a material adverse effect on our results of operations and financial condition. As of September 30, 2012, 7.4%, 91.3% and 1.3% of our available-for-sale securities were considered to be Level 1, 2 and 3, respectively.

The determination of the amount of allowances and impairments taken on our investments is subjective and could materially and adversely impact our results of operations or financial condition. Gross unrealized losses may be realized or result in future impairments, resulting in a reduction in our net income (loss).

We evaluate investment securities held by us for impairment on a quarterly basis. This review is subjective and requires a high degree of judgment. For fixed income securities held, an impairment loss is recognized if the fair value of the debt security is less than the carrying value and we no longer have the intent to hold the debt security; if it is more likely than not that we will be required to sell the debt security before recovery of the amortized cost basis; or if a credit loss has occurred.

When we do not intend to sell a security in an unrealized loss position, potential credit related other-than-temporary impairments are considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost, adverse conditions specifically related to the industry, geographic area in which the issuer conducts business, financial condition of the issuer or underlying collateral of a security, payment structure of the security, changes in credit rating of the security by the rating agencies, volatility of the fair value changes and other events that adversely affect the issuer. In addition, we take into account relevant broad market and economic data in making impairment decisions.

As part of the impairment review process, we utilize a variety of assumptions and estimates to make a judgment on how fixed income securities will perform in the future. It is possible that securities in our fixed income portfolio will perform worse than our expectations. There is an ongoing risk that further declines in fair value may occur and additional other-than- temporary impairments may be recorded in future periods, which could materially and adversely affect our results of operations and financial condition. Furthermore, historical trends may not be indicative of future impairments or allowances.

Fixed income and equity securities classified as available-for-sale are reported at their estimated fair value. Unrealized gains or losses on available-for-sale securities are recognized as a component of other comprehensive income (loss) and are therefore excluded from net income (loss). The accumulated change in estimated fair value of these available-for-sale securities is recognized in net income (loss) when the gain or loss is realized upon the sale of the security or in the event that the decline in estimated fair value is determined to be other-than-temporary (“OTTI”) and an impairment charge to earnings is taken. Such realized losses or impairments may have a material adverse effect on our net income (loss) in a particular quarterly or annual period. For example, for the nine months ended September 30, 2012, we recorded OTTI of $25.8 million in net realized capital losses, compared to $399.4 million in OTTI in the comparable 2011 period. We recorded OTTI of $502.7 million, $890.8 million and $1,618.6 million in net realized capital losses in 2011, 2010 and 2009, respectively.

Our participation in a securities lending program and a reverse repurchase program subjects us to potential liquidity and other risks.

We participate in a securities lending program whereby blocks of securities, which are included in fixed income securities and short-term investments, are loaned to third-party borrowers, primarily major brokerage firms and commercial banks. We generally obtain cash collateral in an amount equal to 102% of the estimated fair value of the loaned securities, which is obtained at the inception of a loan and maintained at a level greater than or equal to 100% for the duration of the loan. The cash collateral received is typically invested in fixed income securities. A return of loaned securities by a borrower would require us to liquidate the investments held as collateral and return the cash collateral associated with such loaned securities.

We also participate in a reverse repurchase program for our general account whereby we sell fixed income securities to third-party repurchase counterparties, primarily major brokerage firms and commercial banks, with a concurrent agreement to repurchase those same securities at a determined future date. Our policy requires that, at all times during the term of the reverse repurchase agreements, cash or other types of collateral types provided is sufficient to allow the counterparty to fund substantially all of the cost of purchasing replacement assets. The cash proceeds received under the reverse repurchase program are typically invested in fixed income securities and cannot be returned prior to the scheduled repurchase date; however, market conditions on the repurchase date may limit our ability to enter into new agreements. The repurchase of securities or our inability to enter into new reverse repurchase agreements would require us to return the cash collateral proceeds associated with such transactions on the repurchase or maturity date.

For both securities lending and reverse repurchase transactions, in some cases, the maturity of the securities held as invested collateral (i.e., securities that we have purchased with cash collateral received) may exceed the term of the related securities on loan and the estimated fair value may fall below the amount of cash received as collateral and invested. If we are required to return significant amounts of cash collateral on short notice and we are forced to sell securities to meet the return obligation, we may have difficulty selling such collateral that is invested in securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both. In addition, under adverse capital market and economic conditions, liquidity may broadly deteriorate, which would further restrict our ability to sell securities. If we decrease the amount of our securities lending and reverse repurchase activities over time, the amount of net investment income generated by these activities will also likely decline. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Securities Lending.”

Differences between actual claims experience and reserving assumptions may adversely affect our results of operations or financial condition.

We establish and hold reserves to pay future policy benefits and claims. Our reserves do not represent an exact calculation of liability, but rather are actuarial or statistical estimates based on data and models that include many assumptions and projections, which are inherently uncertain and involve the exercise of significant judgment, including assumptions as to the levels and/or timing of receipt or payment of premiums, benefits, claims, expenses, interest credits, investment results (including equity market returns), retirement, mortality, morbidity and persistency. We periodically review the adequacy of reserves and the underlying assumptions. We cannot, however, determine with precision the amounts that we will pay for, or the timing of payment of, actual benefits, claims and expenses or whether the assets supporting our policy liabilities, together with future premiums, will grow to the level assumed prior to payment of benefits or claims. If actual experience differs significantly from assumptions or estimates, reserves may not be adequate. If we conclude that our reserves, together with future premiums, are insufficient to cover future policy benefits and claims, we would be required to increase our reserves and incur income statement charges for the period in which we make the determination, which could materially and adversely affect our results of operations and financial condition.

We may face significant losses if mortality rates, morbidity rates, persistency rates or other underwriting assumptions differ significantly from our pricing expectations.

We set prices for many of our insurance and annuity products based upon expected claims and payment patterns, using assumptions for mortality rates, or likelihood of death, and morbidity rates, or likelihood of sickness, of our policyholders. In addition to the potential effect of natural or man-made disasters, significant changes in mortality or morbidity could emerge gradually over time due to changes in the natural environment, the health habits of the insured population, technologies and treatments for disease or disability, the economic environment, or other factors. The long-term profitability of our insurance and annuity products depends upon how our actual mortality rates, and to a lesser extent actual morbidity rates, compare to our pricing assumptions. In addition, prolonged or severe adverse mortality or morbidity experience could result in increased reinsurance costs, and ultimately, reinsurers might not offer coverage at all. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would have to accept an increase in our net risk exposures, revise our pricing to reflect higher reinsurance premiums, or otherwise modify our product offering.

Pricing of our insurance and annuity products is also based in part upon expected persistency of these products, which is the probability that a policy will remain in force from one period to the next. Persistency of our annuity products may be significantly and adversely impacted by the increasing value of guaranteed minimum benefits contained in many of our variable annuity products due to poor equity market performance or extended periods of low interest rates as well as other factors. The minimum interest rate guarantees in our fixed annuities may also be more valuable in extended periods of low interest rates. Persistency could be adversely affected generally by developments adversely affecting customer perception of us. Results may also vary based on differences between actual and expected premium deposits and withdrawals for these products. Many of our deferred annuity products also contain optional benefits that may be exercised at certain points within a contract. We set prices for such products using assumptions for the rate of election of deferred annuity living benefits and other optional benefits offered to our contract owners. The profitability of our deferred annuity products may be less than expected, depending upon how actual contract owner decisions to elect or delay the utilization of such benefits compare to our pricing assumptions. The development of a secondary market for life insurance, including stranger-owned life insurance, life settlements or “viaticals” and investor-owned life insurance, and the potential development of third-party investor strategies in the annuities business, could also adversely affect the profitability of existing business and our pricing assumptions for new business. Actual persistency that is lower than our persistency assumptions could have an adverse effect on profitability, especially in the early years of a policy, primarily because we would be required to accelerate the amortization of expenses we defer in connection with the acquisition of the policy. Actual persistency that is higher than our persistency assumptions could have an adverse effect on profitability in the later years of a block of business because the anticipated claims experience is higher in these later years. If actual persistency is significantly different from that assumed in our current reserving assumptions, our reserves for future policy benefits may prove to be inadequate. Although some of our products permit us to increase premiums or adjust other charges and credits during the life of the policy, the adjustments permitted under the terms of the policies may not be sufficient to maintain profitability. Many of our products, however, do not permit us to increase premiums or adjust charges and credits during the life of the policy or during the initial guarantee term of the policy. Even if permitted under the policy, we may not be able or willing to raise premiums or adjust other charges for regulatory or competitive reasons.

Pricing of our products is also based on long-term assumptions regarding interest rates, investment returns and operating costs. Management establishes target returns for each product based upon these factors, the other underwriting assumptions noted above and the average amount of regulatory and rating agency capital that we must hold to support in-force contracts. We monitor and manage pricing and sales to achieve target returns. Profitability from new business emerges over a period of years, depending on the nature and life of the product, and is subject to variability as actual results may differ from pricing assumptions. Our profitability depends on multiple factors, including the comparison of actual mortality, morbidity and persistency rates and policyholder behavior to our assumptions; the adequacy of investment margins; our management of market and credit risks associated with investments; our ability to maintain premiums and contract charges at a level adequate to cover mortality, benefits and contract administration expenses; the adequacy of contract charges and availability of revenue from providers of investment options offered in variable contracts to cover the cost of product features and other expenses; and management of operating costs and expenses.

Unfavorable developments in interest rates, credit spreads and policyholder behavior can result in adverse financial consequences related to our stable value products, and our hedging program and risk mitigation features may not successfully offset these consequences.

We offer stable value products primarily as a fixed rate, liquid asset allocation option for employees of our plan sponsor customers within the defined contribution funding plans offered by our Retirement business. These products are designed to provide a guaranteed annual credited rate (currently between zero and three percent) on the invested assets in addition to enabling participants the right to withdraw and transfer funds at book value.

The sensitivity of our statutory reserves and surplus established for the stable value products to changes in interest rates, credit spreads and policyholder behavior will vary depending on the magnitude of these changes, as well as on the book value of assets, the market value of assets, the guaranteed credited rates available to customers and other product features. Realization or re-measurement of these risks may result in an increase in the reserves for stable value products, and could materially and adversely affect our financial position or results of operations. In particular, in low interest rate environments, we bear exposure to the risk that the credited rate exceeds the earned rate on guaranteed annual credited rate products, and, in a rising interest rate environment, we are exposed to the risk of financial disintermediation through a potential increase in the level of book value withdrawals.

To the extent that our hedging program and other risk mitigating features do not operate as intended or are not fully effective, we remain exposed to the risks described above.

We may be required to accelerate the amortization of DAC, deferred sales inducements (“DSI”) and/or VOBA, any of which could adversely affect our results of operations or financial condition.

DAC represents the incremental costs related directly to the acquisition of new and renewal insurance and annuity contracts. DSI represents amounts that are credited to a policyholder’s account balance as an inducement to purchase a contract. VOBA represents the present value of estimated cash flows embedded in acquired business, plus renewal commissions and certain other costs on such acquired business. Capitalized costs associated with DAC, DSI and VOBA are amortized in proportion to actual and estimated gross profits, gross premiums or gross revenues depending on the type of contract. Management, on an ongoing basis, tests the DAC, DSI and VOBA recorded on our balance sheets to determine if these amounts are recoverable under current assumptions. In addition, management regularly reviews the estimates and assumptions underlying DAC, DSI and VOBA. The projection of estimated gross profits, gross premiums or gross revenues requires the use of certain assumptions, principally related to separate account fund returns in excess of amounts credited to policyholders, policyholder behavior such as surrender and lapse rates, interest margin, expense margin, mortality, future impairments and hedging costs. Estimating future gross profits, gross premiums or gross revenues is a complex process requiring considerable judgment and the forecasting of events well into the future. If these assumptions prove to be inaccurate, if an estimation technique used to estimate future gross profits, gross premiums or gross revenues is changed, or if significant or sustained equity market declines occur and/or persist, we could be required to accelerate the amortization of DAC, DSI and VOBA, which would result in a charge to earnings. Such adjustments could have a material adverse effect on our results of operations and financial condition.

Reinsurance subjects us to the credit risk of reinsurers and may not be available, affordable or adequate to protect us against losses.

We cede life insurance policies and annuity contracts to other insurance companies through reinsurance. However, we remain liable to the underlying policyholders, even if the reinsurer defaults on its obligations with respect to the ceded business. If a reinsurer fails to meet its obligations under the reinsurance contract, we will be forced to cover the claims on the reinsured policies. In addition, a reinsurer insolvency may cause us to lose our reserve credits on the ceded business, in which case we would be required to establish additional reserves.

In addition, if a reinsurer loses its accredited reinsurer status in any state where were we are licensed to do business, we will not be entitled to take credit for reinsurance in that state if the reinsurer does not post sufficient qualifying assets in a qualifying trust or post qualifying LOCs, and we would be required to establish additional reserves. Similarly, the credit for reinsurance taken by our insurance subsidiaries under affiliated and unaffiliated offshore reinsurance agreements is, under certain conditions, dependent upon the offshore reinsurer’s ability to obtain and provide sufficient qualifying assets in a qualifying trust or qualifying letters of credit issued by qualifying lending banks. The cost of letters of credit, when available, continues to be very expensive in the current economic environment. Because of this, our affiliated offshore reinsurer has established and will continue to pursue alternative sources for qualifying reinsurance collateral. If these steps are unsuccessful, or if unaffiliated non-accredited reinsurers that have reinsured business from our insurance subsidiaries are unsuccessful in obtaining sources of qualifying reinsurance collateral, our insurance subsidiaries might not be able to obtain full reserve credit. Loss of reserve credit by an insurance subsidiary would require it to establish additional reserves and would result in a decrease in the level of its capital, which could have a material adverse effect on our profitability, results of operations and financial condition.

We had $467.2 million and $609.6 million of unsecured unaffiliated reinsurance recoverable balances at December 31, 2011 and 2010, respectively. These reinsurance recoverable balances are periodically assessed for uncollectability and there were no significant allowances for uncollectible reinsurance as of December 31, 2011 and December 31, 2010.

The collectability of reinsurance recoverables is subject to uncertainty arising from a number of factors, including whether the insured losses meet the qualifying conditions of the reinsurance contract, whether reinsurers or their affiliates have the financial capacity and willingness to make payments under the terms of the reinsurance contract, and the degree to which our reinsurance balances are secured by sufficient qualifying assets in qualifying trusts or qualifying LOCs issued by qualifying lender banks. Although a substantial portion of our reinsurance exposure is secured by assets held in trusts or LOCs, the inability to collect a material recovery from a reinsurer could have a material adverse effect on our profitability, results of operation and financial condition.

The premium rates and other fees that we charge are based, in part, on the assumption that reinsurance will be available at a certain cost. Some of our reinsurance contracts contain provisions that limit the reinsurer’s ability to increase rates on in-force business; however, some do not. If a reinsurer raises the rates that it charges on a block of in-force business, our profitability may be negatively impacted if we are not able to pass the increased costs on to our customers. If reinsurers raise the rates that they charge on new business, we may be forced to raise the premiums that we charge, which could have a negative impact on our competitive position.

A decrease in the RBC ratio (as a result of a reduction in statutory surplus and/or increase in risk-based capital (“RBC”) requirements) of our insurance subsidiaries could result in increased scrutiny by insurance regulators and rating agencies and have a material adverse effect on our business, results of operations and financial condition.

The NAIC has established regulations that provide minimum capitalization requirements based on RBC formulas for insurance companies. The RBC formula for life insurance companies establishes capital requirements relating to asset, insurance, interest rate and business risks, including equity, interest rate and expense recovery risks associated with variable annuities and group annuities that contain guaranteed minimum death and living benefits. Each of our insurance subsidiaries is subject to RBC standards and/or other minimum statutory capital and surplus requirements imposed under the laws of its respective jurisdiction of domicile.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the insurance subsidiary (which itself is sensitive to equity market and credit market conditions), the amount of additional capital such insurer must hold to support business growth, changes in equity market levels, the value and credit ratings of certain fixed-income and equity securities in its investment portfolio, the value of certain derivative instruments that do not receive hedge accounting and changes in interest rates, as well as changes to the RBC formulas and the interpretation of the NAIC’s instructions with respect to RBC calculation methodologies. Many of these factors are outside of our control. Our financial strength and credit ratings are significantly influenced by statutory surplus amounts and RBC ratios. In addition, rating agencies may implement changes to their own internal models, which differ from the RBC capital model that have the effect of increasing or decreasing the amount of statutory capital we or our insurance subsidiaries should hold relative to the rating agencies’ expectations. In extreme scenarios of equity market declines, sustained periods of low interest rates, rapidly rising interest rates or credit spread widening, the amount of additional statutory reserves that an insurance subsidiary is required to hold for certain types of GICs and variable annuity guarantees and stable value contracts may increase at a greater than linear rate. This increase in reserves would decrease the statutory surplus available for use in calculating the subsidiary’s RBC ratios. To the extent that an insurance subsidiary’s RBC ratios are deemed to be insufficient, we may seek to take actions either to increase the capitalization of the insurer or to reduce the capitalization requirements. If we were unable to accomplish such actions, the rating agencies may view this as a reason for a ratings downgrade.

The failure of any of our insurance subsidiaries to meet its applicable RBC requirements or minimum capital and surplus requirements could subject it to further examination or corrective action imposed by insurance regulators, including limitations on its ability to write additional business, supervision by regulators or seizure or liquidation. Any corrective action imposed could have a material adverse effect on our business, results of operations and financial condition. A decline in RBC ratios also limits the ability of an insurance subsidiary to make dividends or distributions to us and could be a factor in causing ratings agencies to downgrade the insurer’s financial strength ratings, which could have a material adverse effect on our business, results of operations and financial condition.

Our statutory reserve financings may be subject to cost increases and new financings may be subject to limited market capacity.

We have financing facilities in place for our previously written business and have remaining capacity in existing facilities to support writings through the end of 2012 or later. However certain of these facilities mature prior to the run off of the reserve liability so that we are subject to cost increases or unavailability of capacity upon the refinancing. If we are unable to refinance such facilities, or if the cost of such facilities were to significantly increase, we would be required to increase statutory reserves or incur higher operating or tax costs. For more details, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Letter of Credit Facilities and Subsidiary Credit Support Arrangements.”

A significant portion of our institutional funding originates from two Federal Home Loan Banks, which subjects us to liquidity risks associated with sourcing a large concentration of our funding from two counterparties.

A significant portion of our institutional funding agreements originates from the Federal Home Loan Bank of Topeka and the Federal Home Loan Bank of Des Moines (each an “FHLB”), which primarily serve as a source of funding for our Closed Block Institutional Spread Products segment. As of September 30, 2012, we had issued $3.1 billion of non-putable funding agreements and obtained a $265 million LOC in exchange for eligible collateral in the form of cash, mortgage backed securities and U.S. Treasury securities. Should the FHLBs choose to change their definition of eligible collateral, or if the market value of the pledged collateral decreases in value due to changes in interest rates or credit ratings, we may be required to post additional amounts of collateral in the form of cash or other eligible collateral. Additionally, we may be required to find other sources to replace this funding if we lose access to FHLB funding. This could occur if our creditworthiness falls below either of the FHLB’s requirements or if legislative or other political actions cause changes to the FHLBs’ mandate or to the eligibility of life insurance companies to be members of the FHLB system.

Any failure to protect the confidentiality of customer information could adversely affect our reputation and have a material adverse effect on our business, financial condition and results of operation.

Our businesses and relationships with customers are dependent upon our ability to maintain the confidentiality of our and our customers’ trade secrets and confidential information (including customer transactional data and personal data about our employees, our customers and the employees and customers of our customers). Pursuant to federal laws, various federal regulatory and law enforcement agencies have established rules protecting the privacy and security of personal information. In addition, most states have enacted laws, which vary significantly from jurisdiction to jurisdiction, to safeguard the privacy and security of personal information. Certain of our employees and contractors and many sales representatives of our broker-dealer subsidiaries have access to and routinely process personal information of customers through a variety of media, including the internet and software applications. We rely on various internal processes and controls to protect the confidentiality of customer information that is accessible to, or in the possession of, us, our employees, contractors and sales representatives. It is possible that an employee, contractor or sales representative could, intentionally or unintentionally, disclose or misappropriate confidential customer information. If we fail to maintain adequate internal controls, including any failure to implement newly-required additional controls, or if our employees, contractors or sales representatives fail to comply with our policies and procedures, misappropriation or intentional or unintentional inappropriate disclosure or misuse of customer information could occur. Such internal control inadequacies or non-compliance could materially damage our reputation, result in regulatory action or lead to civil or criminal penalties, which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

Changes in accounting standards could adversely impact our reported results of operations and our reported financial condition.

Our financial statements are subject to the application of GAAP, which is periodically revised or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (“FASB”). For example, the adoption of the provision of Accounting Standards Update (“ASU”) 2010-26, Financial Services: Insurance (Accounting Standards Codification™ (“ASC”) Topic 944): “Accounting for Costs Associated with Acquiring or

Renewing Insurance Contracts” decreased our retained earnings by $1.2 billion as of January 1, 2011. It is possible that future accounting standards we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our results of operations and financial condition.

In addition, FASB is working on several projects with the International Accounting Standards Board, which could result in significant changes as GAAP converges with IFRS, including how we account for our insurance policies, annuity contracts and financial instruments and how our financial statements are presented. Furthermore, the U.S. Securities and Exchange Commission (“SEC”) is considering whether and how to incorporate IFRS into the U.S. financial reporting system. The changes to GAAP and ultimate conversion to IFRS, if undertaken, could affect the way we account for and report significant areas of our business, could impose special demands on us in the areas of governance, employee training, internal controls and disclosure and will likely affect how we manage our business.

We may be required to establish an additional valuation allowance against the deferred income tax asset if our business does not generate sufficient taxable income or if our tax planning strategies are modified. Increases in the deferred tax valuation allowance could have a material adverse effect on results of operations and financial condition.

Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets represent the tax benefit of future deductible temporary differences, operating loss carryforwards and tax credits carryforward. We periodically evaluate and test our ability to realize our deferred tax assets. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In assessing the more likely than not criteria, we consider future taxable income as well as prudent tax planning strategies. Future facts, circumstances, tax law changes and FASB developments may result in an increase in the valuation allowance. An increase in the valuation allowance could have a material adverse effect on the Company’s results of operations and financial condition.

As of December 31, 2011, we have recognized deferred tax assets based on tax planning related to unrealized gains on investment assets. To the extent these unrealized gains decrease, the tax benefit will be reduced by increasing the tax valuation allowance. For example, if interest rates increase, the amount of the unrealized gains will, most likely, decrease, with all other things constant. The decrease in the deferred tax asset may be recorded as a tax expense in tax on continuing operations based on the intra period tax allocation rules described in ASC Topic 740, “Income Taxes”.

We expect that our ability to use beneficial U.S. tax attributes will be subject to limitations.

Section 382 (“Section 382”) and Section 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) operate as anti-abuse rules, the general purpose of which is to prevent trafficking in tax losses and credits, but which can apply without regard to whether a “loss trafficking” transaction occurs or is intended. These rules are triggered when an “ownership change” —generally defined as when the ownership of a company, or its parent, changes by more than 50% (measured by value) on a cumulative basis in any three year period—occurs. If triggered, the amount of the taxable income for any post-change year which may be offset by a pre-change loss is subject to an annual limitation. Generally speaking, this limitation is derived by multiplying the fair market value of the stock of the taxpayer immediately before the date of the ownership change by the applicable federal long-term tax-exempt rate. In addition, to the extent that a company has a net unrealized built-in loss or deduction at the time of an ownership change, sections 382 and 383 limit the utilization of any such loss or deduction which is realized and recognized during the 5-year period following the ownership change.

Based on the expected size of this offering, we do not believe an ownership change will occur at the time of the offering. Under the current base case for ING Group’s divestiture of its remaining ownership stake in the

Company, however, it is likely that an ownership change will occur by December 31, 2014. As discussed in “Summary—ING Group Restructuring Plan with European Commission,” ING Group is required, under the terms of the 2012 Amended Restructuring Plan, to fully divest its ownership of the Company by the end of 2016.

In addition, in November 2008, ING Group issued €10 billion of core Tier 1 securities to the Dutch State in connection with a capital infusion that would need to be taken into account for purposes of determining if an ownership change has occurred. ING Group redeemed approximately half (€5 billion) of these securities in December 2009 and issued new shares to the public at that time, and an additional 20% (€2 billion) in May 2011 and, 7.5% (€0.75 billion) in November 2012. As part of the 2012 Amended Restructuring Plan, ING Group has committed to repay the remaining €2.25 billion of Core Tier I securities, plus a 50% premium in three equal tranches in the next three years. The redemption by ING Group of an additional amount of these securities may, depending on the facts and circumstances, trigger an ownership change, as described above.

Under GAAP, as of December 31, 2011, our tax attributes included gross deferred tax assets of $5.8 billion, against which there was an offsetting valuation allowance of $2.9 billion, and gross deferred tax liabilities of $3.4 billion. Although we are uncertain as to the ultimate financial impact of an ownership change, we estimate that the deferred tax asset potentially subject to an additional tax valuation allowance would have been approximately $850.0 million if measured at September 30, 2012. Such an additional tax valuation allowance may be recorded as a tax expense in tax on continuing operations. The actual impact on the valuation allowance is dependent mainly on the level of unrealized capital gains and losses at the time of the ownership change, the calculated limitation, the estimated reversal pattern of capital losses otherwise supported by tax planning strategies, the estimated reversal pattern of unrealized capital gains comprising such strategies, and the estimated reversal pattern of unrealized built-in capital losses subject to the limitation.

Under statutory accounting, we estimate that the deferred tax asset potentially subject to an additional tax valuation allowance would be approximately $201 million if measured at September 30, 2012. The reduction in the deferred tax asset as a consequence of such an additional tax valuation allowance could adversely impact our insurance company subsidiaries’ ability to pay dividends or other distributions (directly or indirectly) to ING U.S., Inc. This in turn could negatively impact our ability to pay dividends to our stockholders and to service our debt. The actual impact on the valuation allowance is dependent mainly on the level of unrealized gains and losses at the time of the ownership change and the calculated Section 382 limitation.

Numerous aspects of the application of Section 382 are subject to potential challenge by the U.S. Internal Revenue Service (“IRS”). Among these is our calculation of the value of the Company at the time of an ownership change. If the IRS were to successfully challenge this valuation, the annual limitation calculated for purposes of Section 382 could be reduced.

Our amended and restated certificate of incorporation will contain provisions designed to preserve our ability to use beneficial U.S. tax attributes and avoid triggering the Section 382 limitation prior to the time when ING Group’s divestment of its remaining ownership stake in the Company would otherwise trigger the limitation, thus limiting the amount of our common stock that an investor can acquire. See “Description of Capital Stock—Ownership Limitations.”

We are unable to offset our U.S. taxable income against the losses of one of our reinsurance subsidiaries.

As described in “—Risks Related to Our Closed Block Variable Annuity Segment” and “Business—Closed Blocks—Closed Block Variable Annuity,” we may incur losses in the future in our Closed Block Variable Annuity segment. We expect that a significant portion of any such loss would be realized in SLDI, a subsidiary domiciled in the Cayman Islands. SLDI has made an election to be treated as a U.S. corporation for U.S. federal income tax purposes. However, U.S. federal income tax law does not allow the operating losses of a foreign company making such an election to offset the taxable income of its U.S. affiliates. Through a reinsurance arrangement, SLDI is obligated to indemnify one of our other U.S. subsidiaries in the event of losses. To the extent SLDI remains a foreign entity and has operating losses that exceed its taxable income, the losses would not be available to offset taxable income for U.S. federal income tax purposes and would increase our effective tax rate.

Our business may be negatively affected by adverse publicity or increased governmental and regulatory actions with respect to us, other well-known companies or the financial services industry in general.

Governmental scrutiny with respect to matters relating to compensation and other business practices in the financial services industry has increased dramatically in the past several years and has resulted in more aggressive and intense regulatory supervision and the application and enforcement of more stringent standards. The recent financial crisis and the current political and public sentiment regarding financial institutions has resulted in a significant amount of adverse press coverage, as well as adverse statements or charges by regulators and elected officials. Press coverage and other public statements that assert some form of wrongdoing, regardless of the factual basis for the assertions being made, could result in some type of inquiry or investigation by regulators, legislators and/or law enforcement officials or in lawsuits. Responding to these inquiries, investigations and lawsuits, regardless of the ultimate outcome of the proceeding, is time-consuming and expensive and can divert the time and effort of our senior management from its business. Future legislation or regulation or governmental views on compensation may result in us altering compensation practices in ways that could adversely affect our ability to attract and retain talented employees. Adverse publicity, governmental scrutiny, pending or future investigations by regulators or law enforcement agencies and/or legal proceedings involving us or our affiliates, including ING Group, can also have a negative impact on our reputation and on the morale and performance of employees, and on business retention and new sales, which could adversely affect our businesses and results of operations.

Litigation may adversely affect our profitability and financial condition.

We are, and may be in the future, subject to legal actions in the ordinary course of insurance, investment management and other business operations. Some of these legal proceedings may be brought on behalf of a class. Plaintiffs may seek large or indeterminate amounts of damage, including compensatory, liquidated, treble and/or punitive damages. Our reserves for litigation may prove to be inadequate. It is possible that our results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation depending, in part, upon the results of operations or cash flow for such period. Given the large or indeterminate amounts sometimes sought, and the inherent unpredictability of litigation, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation matters could have a material adverse effect on our financial condition.

A loss of, or significant change in, key product distribution relationships could materially affect sales.

We distribute certain products under agreements with affiliated distributors and other members of the financial services industry that are not affiliated with us. We compete with other financial institutions to attract and retain commercial relationships in each of these channels, and our success in competing for sales through these distribution intermediaries depends upon factors such as the amount of sales commissions and fees we pay, the breadth of our product offerings, the strength of our brand, our perceived stability and financial strength ratings, and the marketing and services we provide to, and the strength of the relationships we maintain with, individual distributors. An interruption or significant change in certain key relationships could materially affect our ability to market our products and could have a material adverse effect on our business, operating results and financial condition. Distributors may elect to alter, reduce or terminate their distribution relationships with us, including for such reasons as changes in our distribution strategy, adverse developments in our business, adverse rating agency actions or concerns about market-related risks. Alternatively, we may terminate one or more distribution agreements due to, for example, a loss of confidence in, or a change in control of, one of the distributors, which could reduce sales.

We are also at risk that key distribution partners may merge or change their business models in ways that affect how our products are sold, either in response to changing business priorities or as a result of shifts in regulatory supervision or potential changes in state and federal laws and regulations regarding standards of conduct applicable to distributors when providing investment advice to retail and other customers.

The occurrence of natural or man-made disasters may adversely affect our results of operations and financial condition.

We are exposed to various risks arising from natural disasters, including hurricanes, climate change, floods, earthquakes, tornadoes and pandemic disease, as well as man-made disasters and core infrastructure failures, including acts of terrorism, military actions, power grid and telephone/internet infrastructure failures, which may adversely affect AUM, results of operations and financial condition by causing, among other things:

•	losses in our investment portfolio due to significant volatility in global financial markets or the failure of counterparties to perform;

•	changes in the rate of mortality, claims, withdrawals, lapses and surrenders of existing policies and contracts, as well as sales of new policies and contracts; and

•	disruption of our normal business operations due to catastrophic property damage, loss of life, or disruption of public and private infrastructure, including communications and financial services.

There can be no assurance that our business continuation and crisis management plan or insurance coverages would be effective in mitigating any negative effects on operations or profitability in the event of a disaster, nor can we provide assurance that the business continuation and crisis management plans of the independent distributors and outside vendors on whom we rely for certain services and products would be effective in mitigating any negative effects on the provision of such services and products in the event of a disaster.

Claims resulting from a catastrophic event could also materially harm the financial condition of our reinsurers, which would increase the probability of default on reinsurance recoveries. Our ability to write new business could also be adversely affected.

In addition, the jurisdictions in which our insurance subsidiaries are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which raise funds to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. It is possible that a catastrophic event could require extraordinary assessments on our insurance companies, which may have a material adverse effect on our business, results of operations and financial condition.

The loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

Our success depends in large part on our ability to attract and retain key people. Intense competition exists for key employees with demonstrated ability, and we may be unable to hire or retain such employees. Our key employees include investment professionals, such as portfolio managers, sales and distribution professionals, actuarial and finance professionals and information technology professionals. While we do not believe that the departure of any particular individual would cause a material adverse effect on our operations, the unexpected loss of several of our senior management, portfolio managers or other key employees could have a material adverse effect on our operations due to the loss of their skills, knowledge of our business, and their years of industry experience as well as the potential difficulty of promptly finding qualified replacement employees. We also rely upon the knowledge and experience of employees involved in functions that require technical expertise in order to provide for sound operational controls for our overall enterprise, including the accurate and timely preparation of required regulatory filings and GAAP and statutory financial statements and operation of internal controls. A loss of such employees could adversely impact our ability to execute key operational functions and could adversely affect our operational controls, including internal controls over financial reporting.

Interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems, including as a result of human error, could harm our business.

We are highly dependent on automated and information technology systems to record and process our internal transactions and transactions involving our customers, as well as to calculate reserves, value invested assets and complete certain other components of our GAAP and statutory financial statements. We could experience a failure of one of these systems, our employees or agents could fail to monitor and implement enhancements or other modifications to a system in a timely and effective manner, or our employees or agents could fail to complete all necessary data reconciliation or other conversion controls when implementing a new software system or implementing modifications to an existing system. Despite the implementation of security and back-up measures, our information technology systems may be vulnerable to physical or electronic intrusions, viruses or other attacks, programming errors and similar disruptions. We may also be subject to disruptions of any of these systems arising from events that are wholly or partially beyond our control (for example, natural disasters, acts of terrorism, epidemics, computer viruses and electrical/telecommunications outages). All of these risks are also applicable where we rely on outside vendors to provide services to us and our customers. The failure of any one of these systems for any reason, or errors made by our employees or agents, could in each case cause significant interruptions to our operations, which could harm our reputation, adversely affect our internal control over financial reporting, or have a material adverse effect on our business, results of operations and financial condition.

We retain confidential information in our information technology systems, and we rely on industry standard commercial technologies to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our information technology systems could access, view, misappropriate, alter, or delete information in the systems, including personally identifiable customer information and proprietary business information. Information security risks also exist with respect to the use of portable electronic devices, such as laptops, which are particularly vulnerable to loss and theft. In addition, an increasing number of jurisdictions require that customers be notified if a security breach results in the disclosure of personally identifiable customer information. Any compromise of the security of our information technology systems that results in inappropriate disclosure or use of personally identifiable customer information could damage our reputation in the marketplace, deter purchases of our products, subject us to heightened regulatory scrutiny or significant civil and criminal liability and require us to incur significant technical, legal and other expenses.

We may not be able to protect our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights with third parties and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property. Although we endeavor to protect our rights, third parties may infringe or misappropriate our intellectual property. We may have to litigate to enforce and protect our copyrights, trademarks, patents, trade secrets and know-how or to determine their scope, validity or enforceability. This would represent a diversion of resources that may be significant and our efforts may not prove successful. The inability to secure or protect our intellectual property assets could have a material adverse effect on our business and our ability to compete.

We may also be subject to claims by third parties for (i) patent, trademark or copyright infringement, (ii) breach of copyright, trademark or license usage rights, or (iii) misappropriation of trade secrets. Any such claims and any resulting litigation could result in significant expense and liability for damages. If we were found to have infringed or misappropriated a third-party patent or other intellectual property right, we could in some circumstances be enjoined from providing certain products or services to our customers or from utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets or licenses. Alternatively, we could be required to enter into costly licensing arrangements with third parties or implement a costly work around. Any of these scenarios could have a material adverse effect on our business and results of operations.

We may incur further liabilities in respect of our defined benefit retirement plans if the value of plan assets is not sufficient to cover potential obligations, including as a result of differences between results underlying actuarial assumptions and models.

We operate various defined benefit retirement plans covering a significant number of our employees. The liability recognized in our consolidated balance sheet in respect of our defined benefit plans is the present value of the defined benefit obligations at the balance sheet date, less the fair value of each plan’s assets, together with adjustments for unrecognized actuarial gains and losses and unrecognized past service costs. We determine our defined benefit plan obligations based on external actuarial models and calculations using the projected unit credit method. Inherent in these actuarial models are assumptions including discount rates, rates of increase in future salary and benefit levels, mortality rates, consumer price index and the expected return on plan assets. These assumptions are updated annually based on available market data and the expected performance of plan assets. Nevertheless, the actuarial assumptions may differ significantly from actual results due to changes in market conditions, economic and mortality trends and other assumptions. Any changes in these assumptions could have a significant impact on our present and future liabilities to and costs associated with our defined benefit retirement plans and may result in increased expenses and reduce our profitability.

When contributing to the plan, we will take into consideration the minimum and maximum amounts required by the Employee Retirement Income Security Act of 1974 (“ERISA”), the attained funding target percentage of the plan, the variable-rate premiums that may be required by the U.S. Pension Benefit Guaranty Corporation (“PBGC”), and any funding relief that might be enacted by Congress, such as the interest rate stabilization corridor rules used for discounting pension liabilities contained in the Moving Ahead for Progress in the 21st Century Act (“MAP-21”). Based on our actuarial assumptions, if we were to incorporate the provisions of MAP-21, we expect that it would reduce the required contributions to the plan in 2013; however, using the MAP-21 funding relief in the near term could lead to increased PBGC variable-rate premiums and/or increases in plan funding in the years following 2013.

Although our retail variable annuity products are now managed within our Closed Block Variable Annuity segment, we continue to offer variable annuity products and other products with similar features in our ongoing business.

In 2009, we decided to cease sales of retail variable annuities with substantial guarantee features and now manage that business within our Closed Block Variable Annuity segment. However, we continue to offer variable annuity products in our ongoing business as well as products that have some of the features of variable annuities such as guaranteed benefits. For example, certain of the deferred annuities sold by our Retirement segment are on group and individual variable annuity policy forms, since these product types allow customers to allocate their retirement savings to a variety of different investment options. These products may contain guaranteed death benefit features, but they do not offer guaranteed living benefit features of the type found within the Closed Block Variable Annuity segment.

The Retirement segment has recently introduced an optional guaranteed retirement income portfolio (“GRIP”) feature that, if elected by an employee of one of our plan sponsor customers, provides guaranteed lifetime withdrawal benefits (“GLWB”) to such employees. The GLWB is offered through a multi-insurer model, whereby we and two unaffiliated insurers provide GLWB coverage to participating employees. In contrast to the retail guaranteed minimum withdrawal benefits for life (“GMWBL”) provisions formerly offered by the Closed Block Variable Annuity segment, the GLWB provisions within GRIP do not offer rollup benefits; furthermore, we reprice the GLWB amount purchased by contributions to the GRIP feature on a quarterly basis. In addition, the investment elections available to participating employees have substantially less flexibility than the elections offered to retail customers of the Closed Block Variable Annuity segment. We also have the right to cease accepting new contributions to the GRIP feature, subject to providing 180 days advance notice to the plan sponsor.

Our Annuities segment also offers optional living benefit provisions on its indexed annuity products.

To the extent that these risk-control provisions do not mitigate the risks of the GLWB and to the extent that we continue to offer variable annuity products and products with similar features in our ongoing business, the risks described below under “—Risks Related to Our Closed Block Variable Annuity Segment” will impact our ongoing business.

Risks Related to Our Closed Block Variable Annuity Segment

Although we no longer actively market retail variable annuities, our business, results of operations, financial condition and liquidity will continue to be affected by our Closed Block Variable Annuity segment for the foreseeable future.

Our Closed Block Variable Annuity segment consists of retail variable annuity insurance policies sold primarily from 2001 to early 2010, when the block entered run-off. This segment represented 18.2% of our total AUM as of September 30, 2012, income (loss) before income taxes was ($525.0) million for the nine months ended September 30, 2012, and ($564.5) million, ($220.2) million and ($1,864.8) million for the years ended December 31, 2011, 2010 and 2009, respectively. Revenues for the segment were ($138.1) million for the nine months ended September 30, 2012 and $794.9 million for the year ended December 31, 2011. See “Business—Closed Blocks—Closed Block Variable Annuity.” These products offered long-term savings vehicles in which customers (policyholders) made deposits that were invested, largely at the customer’s direction, in a variety of U.S. and international equity, fixed income, real estate and other investment options. In addition, these products provided customers with the option to purchase living benefit riders, including GMWBL, guaranteed minimum income benefits (“GMIB”), guaranteed minimum accumulation benefits (“GMAB”) and guaranteed minimum withdrawal benefits (“GMWB”). All retail variable annuity products include guaranteed minimum death benefits (“GMDB”). In 2009, we decided to cease sales of retail variable annuity products with substantial guarantee features. In early 2010, we ceased all new sales of these products with substantial guarantees, although we continue to accept new deposits in accordance with, and subject to the limitations of, the provisions of existing contracts.

Market movements and actuarial assumption changes (including, with respect to policyholder behavior and mortality) can result in material adverse impacts to our results of operations, financial condition and liquidity. Because policyholders have various contractual rights to defer withdrawals, annuitization and/or maturity of their contracts, the nature and period of contract maturity is subject to policyholder behavior and is therefore indeterminate. Future market movements and changes in actuarial assumptions can result in significant earnings and liquidity impacts, as well as increases in regulatory reserve and capital requirements for the Closed Block Variable Annuity segment. The latter may necessitate additional capital contributions into the business and/or adversely impact dividend capacity.

Our Closed Block Variable Annuity segment is subject to market risks.

Our Closed Block Variable Annuity segment is subject to a number of market risks, primarily associated with U.S. and other global equity market values and interest rates. For example, declining equity market values, increasing equity market volatility and declining interest rates can result in an increase in the valuation of future policy benefits, reducing our net income. Declining market values for bonds and equities also reduce the account balances of our variable annuity contracts, and since we collect fees and risk charges based on these account balances, our net income may be further reduced.

Declining interest rates, increased equity market volatility and declining equity market values may also subject us to increased hedging costs. Market events can cause an increase in the amount of statutory reserves that our insurance subsidiaries are required to hold for variable annuity guarantees, lowering their statutory surplus, which would adversely impact their ability to pay dividends to us.

The performance of our Closed Block Variable Annuity segment depends on assumptions that may not be accurate.

Our Closed Block Variable Annuity segment is subject to risks associated with the future behavior of policyholders and future claims payment patterns, using assumptions for mortality experience, lapse rates, GMIB annuitization rates, and GMWB/GMWBL withdrawal rates. We are required to make assumptions about these behaviors and patterns, which may not reflect the actual behaviors and patterns we experience in the future.

In particular, we have only minimal experience on policyholder behavior for our GMIB and GMWBL products and, as a result, future experience could lead to significant changes in our assumptions. Our GMIB contracts have a ten-year waiting period before annuitization is available, with most of these GMIB contracts issued during the period 2004 to 2006. These contracts first become eligible to annuitize during the period 2014 to 2016, but contain significant incentives to delay annuitization beyond the first eligibility date. As a result, to date we have only a statistically small sample of experience used to set annuitization rates. Therefore, we anticipate that observable experience data will become statistically credible later this decade, when a large volume of GMIB benefits begin to reach their maximum benefit over the four-year period from 2019 to 2022. It is possible, however, that policyholders may choose to annuitize soon after the first annuitization date, rather than delay annuitization to receive increased guarantee benefits, in which case we may have statistically credible experience as early as in the period from 2014 to 2016.

Similarly, most of our GMWBL contracts are still in the first three to five policy years, so our assumptions for withdrawal from contracts with GMWBL benefits may change as experience emerges over the next five to seven years. In addition, like our GMIB contracts, many of our GMWBL contracts contain significant incentives to delay withdrawal. We expect customer decisions on annuitization and withdrawal will be influenced by customers’ financial plans and needs as well as by interest rate and market conditions over time and by the availability and features of competing products. If emerging experience deviates from our assumptions on either GMIB annuitization or GMWBL withdrawal, we could experience losses and a significant increase to reserve and capital requirements.

We also make estimates of expected lapse of these products, which is the probability that a policy will not remain in force from one period to the next. Lapse rates of our annuity products may be significantly impacted by the value of guaranteed minimum benefits relative to the value of the underlying separate accounts (account value or account balance). In general, policies with guarantees that are “in the money” (i.e., where the notional benefit amount is in excess of the account value) are assumed to be less likely to lapse. Conversely, “out of the money” guarantees are assumed to be more likely to lapse as the policyholder has less incentive to retain the policy. Lapse rates could also be adversely affected generally by developments that affect customer perception of us.

We make estimates of expected election rates of living benefits for these products and of the rate of election of certain optional benefits that may be exercised. The profitability of our deferred annuity products depends upon actual contract owner decisions to elect or delay the utilization of such benefits. The development of a secondary market for third-party investor strategies in the annuities business could also adversely affect the profitability of existing business by reducing lapse rates of in-the-money contracts in excess of current expectations or by causing living benefits to be elected at points in time that are more unfavorable than our current expectations. Actual lapse rates that are lower than our lapse rate assumptions could have an adverse effect on profitability in the later years of a block of business because the anticipated claims experience may be higher than expected in these later years. If actual lapse rates are significantly different from that assumed in our current reserving assumptions, our reserves for future policy benefits may prove to be inadequate.

Our variable annuity lapse rate experience has varied significantly over the period from 2006 to the present, reflecting among other factors, both pre- and post-financial crisis experience. During the early years of this period, our variable annuity policyholder lapse rate experience was higher than our current best estimate of policyholder lapse behavior would have indicated; in the later part of this period, after mid-2009, it was lower. Management’s current best estimate of variable annuity policyholder lapse behavior incorporates actual experience over the entire period, as we believe that over the duration of the Closed Block Variable Annuity policies we will experience the full range of policyholder behavior and market conditions. If our future experience were to approximate our lapse experience from later in the period, we would likely need to increase reserves by an amount that could be material.

We review overall policyholder experience annually (including lapse, annuitization, withdrawal and mortality), or more frequently if necessary. As customer experience continues to materialize, we may adjust our assumptions. The magnitude of any required changes could be material and adverse to the results of operations or financial condition of the Company. We increased reserves in the fourth quarter of 2011 after a comprehensive review of our assumptions relating to lapses, mortality, annuitization of income benefits and utilization of withdrawal benefits. The review in 2011 included an analysis of a larger body of actual experience than was previously available, including a longer period with low equity markets and interest rates, which we believe provided greater insight into anticipated policyholder behavior for contracts that are in the money. This resulted in an increase of GAAP reserves of $741 million and gross U.S. statutory reserves of $2,776 million in the fourth quarter of 2011. It is possible that future assumption changes could produce reserve changes of this magnitude or even greater.

During the third quarter of 2012 we conducted a periodic review of actuarial assumptions, including policyholder behavior assumptions. As a result of this review, we increased GAAP reserves by $114.6 million as of September 30, 2012, driven primarily by an update to lapse rates on variable annuity contracts with lifetime living benefit guarantees. The same update to lapse rates, implemented in isolation, would have increased U.S. statutory reserves by approximately $150 million. However, the net change for U.S. statutory reserves was not material, due to offsetting revisions to projection model inputs. This change in lapse assumptions, taken together with the update to lapse assumptions we made in late 2011, moved our assumptions to be in line with lapse experience over the study period of 2006 to present. Although we believe it is appropriate to consider actual experience over that entire period in setting our assumptions, this recent change also causes our assumption to move considerably closer to our actual lapse experience for the period from mid-2009 to present. We will continue to monitor the emergence of experience. We review our assumptions at least annually, and, if necessary, update our assumptions more frequently as additional information becomes available. If adjustments to assumptions are necessary, which is ordinary course for interest-sensitive long-dated liabilities, we anticipate that the financial impact of such a change will likely be in a range, either up or down, that is generally consistent with the impact experienced in the third quarter of 2012. However, as described in the previous paragraph, future reserve increases in connection with experience updates could be material and adverse to the results of operations or financial condition of the Company. Any such increase to reserves could require us to make material additional capital contributions to one or more of our insurance company subsidiaries or could otherwise be material and adverse to the results of operations or financial condition of the Company.

Our Closed Block Variable Annuity hedging program currently focuses on the protection of regulatory reserves and rating agency capital from market movements and less on the GAAP earnings impact of this block, which could result in materially lower or more volatile GAAP earnings.

Our Closed Block Variable Annuity hedging program currently focuses on the protection of regulatory reserves and rating agency capital from equity market movements and less on the GAAP earnings impact of this block. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures. Therefore our Closed Block Variable Annuity hedge program may create earnings volatility in our GAAP financial statements, or produce lower GAAP income or even GAAP losses compared to what our unhedged results would have been. In general, in any given period rising equity market values can produce losses in our Closed Block Variable Annuity hedging program that substantially exceed the benefit we derive from the associated decrease in valuation of the future policy benefits associated with Closed Block Variable Annuity products on a GAAP basis, and the impact of declining equity markets can produce gains in our Closed Block Variable Annuity hedging program that substantially exceed the loss we derive from the associated increase in valuation of the future policy benefits on a GAAP basis. We recorded net gains (losses) related to incurred guaranteed benefits and guaranteed benefit hedging, including the CHO program, but excluding the effect of nonperformance risk, of ($1,209.8) million and ($541.5) million for the nine months ended September 30, 2012 and 2011, respectively, and ($2,192.2) million, ($1,493.9) million and ($693.4) million for the years ended December 31, 2011, 2010 and 2009, respectively. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Company Consolidated.”

Our Closed Block Variable Annuity hedging program may not be effective and may be more costly than anticipated.

We periodically re-evaluate our Closed Block Variable Annuity hedging program to respond to changing market conditions and balance the trade-offs among several important factors, including regulatory reserves, rating agency capital, underlying economics, earnings and other factors. While our Closed Block Variable Annuity hedging program is intended to balance numerous critical metrics, we are subject to the risk that our strategies and other management decisions may prove ineffective or that unexpected policyholder behavior, alone or in combination with unfavorable market events, may produce losses or unanticipated cash needs beyond the scope of the risk management strategies employed. In addition, our Closed Block Variable Annuity hedging program does not hedge certain non-market risks inherent in this segment, including business, credit, insurance and operational risks; any of these risks could cause us to experience unanticipated losses or cash needs. For example, hedging counterparties may fail to perform their obligations resulting in unhedged exposures and losses on positions that are not collateralized. Finally, the cost of the Closed Block Variable Annuity hedging program itself may be greater than anticipated as adverse market conditions can limit the availability and increase the costs of the hedging instruments we employ, and such costs may not be recovered in the pricing of the underlying products being hedged. For example, the cost of hedging guaranteed minimum benefits increases as market volatilities increase and/or interest rates decrease, resulting in a reduction to net income.

Risks Related to Regulation

Our businesses and those of our parent company and its affiliates are heavily regulated and changes in regulation or the application of regulation may reduce our profitability.

We are subject to detailed insurance, asset management and other financial services laws and government regulation. In addition to the insurance, asset management and other regulations and laws specific to the industries in which we operate, regulatory agencies have broad administrative power over many aspects of our business, which may include ethical issues, money laundering, privacy, recordkeeping and marketing and sales practices. Also, bank regulators and other supervisory authorities in the United States and elsewhere continue to scrutinize payment processing and other transactions under regulations governing such matters as money-laundering, prohibited transactions with countries subject to sanctions, and bribery or other anti-corruption measures. The financial market dislocations we have experienced have produced, and are expected to continue to produce, extensive changes in existing laws and regulations applicable to our businesses.

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in laws and regulations may materially increase the cost of compliance and other expenses of doing business. There are a number of risks that may arise where applicable regulations may be unclear, subject to multiple interpretations or under development or where regulations may conflict with one another, where regulators revise their previous guidance or courts overturn previous rulings, which could result in our failure to meet applicable standards. Regulators and other authorities have the power to bring administrative or judicial proceedings against us, which could result, among other things, in suspension or revocation of our licenses, cease and desist orders, fines, civil penalties, criminal penalties or other disciplinary action which could materially harm our results of operations and financial condition. If we fail to address, or appear to fail to address, appropriately any of these matters, our reputation could be harmed and we could be subject to additional legal risk, which could increase the size and number of claims and damages asserted against us or subject us to enforcement actions, fines and penalties. See “Regulation” for further discussion of the impact of regulations on our businesses.

As long as we remain affiliated with ING Group, we may be subject to laws, regulations and restrictions to which we would not be subject as a standalone enterprise. These restrictions could be extensive and include limitations on the activities we may conduct and the way in which we organize and operate our businesses. Various jurisdictions in which ING Group and its subsidiaries operate, including the United States, apply prudential and other regulations to the holding companies and affiliates of financial institutions. If the applicable laws and regulations in any of these jurisdictions, or the application or interpretation of such laws and regulations by applicable regulators and other authorities, were to change, or if ING Group or one of its subsidiaries (other than the Company) were to change the nature of the regulated activities they conduct, we could in the future become subject to restrictions to which we are not currently subject, and to which we would not be subject as a standalone enterprise. This could require us to incur material compliance, reporting or other costs or to forego certain types of material revenues or could otherwise be material and adverse to us. We do not have any control over the activities conducted by ING Group or its subsidiaries (other than the Company). As one source of potential change in the regulations applied to ING Group and its subsidiaries, we expect that in March 2014 the European Central Bank will assume responsibility for part of the prudential supervision of ING Bank and its holding company ING Group that is currently exercised by the Dutch Central Bank (De Nederlandsche Bank, DNB). It is uncertain if and how this new supervisory structure will impact the Company.

Our insurance businesses are heavily regulated, and changes in regulation in the United States, enforcement actions and regulatory investigations may reduce profitability.

Our insurance operations are subject to comprehensive regulation and supervision throughout the United States. State insurance laws regulate most aspects of our insurance businesses, and our insurance subsidiaries are regulated by the insurance departments of the states in which they are domiciled and the states in which they are licensed. The primary purpose of state regulation is to protect policyholders, and not necessarily to protect creditors and investors. See “Regulation—Insurance Regulation.”

State insurance guaranty associations have the right to assess insurance companies doing business in their state in order to help pay the obligations of insolvent insurance companies to policyholders and claimants. Because the amount and timing of an assessment is beyond our control, liabilities we have currently established for these potential assessments may not be adequate.

State insurance regulators and the NAIC regularly reexamine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer at the expense of the insurer and could materially and adversely affect our business, results of operations or financial condition. For example, in October 2011, the NAIC established a subgroup to study insurers’ use of captives and special purpose vehicles to transfer insurance risk in relation to existing state laws and regulations, and to establish appropriate regulatory requirements to address concerns identified in the study. We cannot predict what actions and regulatory changes will result from this study and what impact such changes will have on our financial condition and results of operations.

Insurance regulators have implemented, or begun to implement significant changes in the way in which insurers must determine statutory reserves and capital, particularly for products with contractual guarantees such as variable annuities and universal life policies, and are considering further potentially significant changes in these requirements. The NAIC is currently working on comprehensive reforms related to life insurance reserves and the accounting for such reserves. The timing and extent of further changes to statutory reserves and reporting requirements are uncertain.

In addition, state insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of fixed, indexed and variable annuities. In particular, the NAIC has adopted a revised Suitability in Annuity Transactions Model Regulation (“SAT”), which will, if enacted by the states, place new responsibilities upon issuing insurance companies with respect to the suitability of annuity sales, including responsibilities for training agents. Several states have already enacted laws based on the SAT.

In addition to the foregoing risks, the financial services industry is the focus of increased regulatory scrutiny as various state and federal governmental agencies and self-regulatory organizations conduct inquiries and investigations into the products and practices of the financial services industries. See the Note for Commitments and Contingencies in our Condensed Consolidated Financial Statements for the nine months ended September 30, 2012 for a description of certain regulatory inquiries affecting the Company. It is possible that future regulatory inquiries or investigations involving the insurance industry generally, or the Company specifically, could materially and adversely affect our business, results of operations or financial condition.

In some cases, this regulatory scrutiny has led to legislation and regulation, or proposed legislation and regulation that could significantly affect the financial services industry, or has resulted in regulatory penalties, settlements and litigation. New laws, regulations and other regulatory actions aimed at the business practices under scrutiny could materially and adversely affect our business, results of operations or financial condition. The adoption of new laws and regulations, enforcement actions, or litigation, whether or not involving us, could influence the manner in which we distribute our products, result in negative coverage of the industry by the media, cause significant harm to our reputation and materially and adversely affect our business, results of operations or financial condition.

Our products are subject to extensive regulation and failure to meet any of the complex product requirements may reduce profitability.

Our insurance, annuity, retirement and investment products are subject to a complex and extensive array of state and federal tax, securities, insurance and employee benefit plan laws and regulations, which are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, state securities administrators, state banking authorities, the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Department of Labor (“DOL”), the IRS and the Office of the Comptroller of the Currency (“OCC”).

For example, U.S. federal income tax law imposes requirements relating to insurance and annuity product design, administration and investments that are conditions for beneficial tax treatment of such products under the Internal Revenue Code. Additionally, state and federal securities and insurance laws impose requirements relating to insurance and annuity product design, offering and distribution and administration. Failure to administer product features in accordance with contract provisions or applicable law, or to meet any of these complex tax, securities, or insurance requirements could subject us to administrative penalties imposed by a particular governmental or self-regulatory authority, unanticipated costs associated with remedying such failure or other claims, harm to our reputation, interruption of our operations or adversely impact profitability.

The Dodd-Frank Act, its implementing regulations and other financial regulatory reform initiatives could have adverse consequences for the financial services industry, including us and/or materially affect our results of operations, financial condition or liquidity.

On July 21, 2010, the Dodd-Frank Act was signed into law. It effects comprehensive changes to the regulation of financial services in the United States. The Dodd-Frank Act directs existing and newly-created government agencies and bodies to perform studies and promulgate a multitude of regulations implementing the law, a process that is underway and is expected to continue over the next few years. While some studies have already been completed and the rule-making process is well underway, there continues to be significant uncertainty regarding the results of ongoing studies and the ultimate requirements of regulations that have not yet been adopted. We cannot predict with certainty how the Dodd-Frank Act and such regulations will affect the financial markets generally, or impact our business, ratings, results of operations, financial condition or liquidity. Key aspects we have identified to date of the Dodd-Frank Act’s potential impact on us include:

•

If designated by the Financial Stability Oversight Council (“FSOC”) as a nonbank financial company subject to supervision by the Board of Governors of the Federal Reserve System (“Federal Reserve”), we would become subject to a comprehensive system of prudential regulation, including, among other matters, minimum capital requirements, liquidity standards, credit exposure requirements, overall risk management requirements, management interlock prohibitions, a requirement to maintain a plan for rapid and orderly dissolution in the event of severe financial distress, stress testing, additional fees and assessments and restrictions on proprietary trading and certain investments. The exact scope and consequences of these standards are subject to ongoing rulemaking activity by various federal banking regulators and therefore are currently unclear. However, this comprehensive system of prudential regulation, if applied to us, would significantly impact the manner in which we operate and could materially and adversely impact the profitability of one or more of our business lines or the level of capital required to support our activities. In designating non-bank financial companies for heightened prudential regulation by the Federal Reserve, the FSOC considers, among other matters, their size and potential impact on the financial stability of the United States. As long as the Company continues to be controlled by ING Group, the FSOC may consider the Company together with ING Group’s other operations in the United States for purposes of making this determination. Therefore, while we believe it is unlikely that the Company, either on a standalone basis or together with ING Group’s other operations in the United States, will ultimately receive this designation, there is a greater likelihood of such a designation being made for as long as we are controlled by ING Group.

•

Title II of the Dodd-Frank Act provides that a financial company, such as us, may be subject to a special orderly liquidation process outside the federal bankruptcy code, administered by the Federal Deposit Insurance Corporation as receiver, upon a determination that it is in default or in danger of default and presents a systemic risk to U.S. financial stability. We cannot predict how rating agencies, or creditors of us or our subsidiaries, will evaluate this potential or whether it will impact our financing or hedging costs.

•

Title VII of the Dodd-Frank Act creates a new framework for regulation of the over-the-counter (“OTC”) derivatives markets. New margin and capital requirements on market participants contained in final regulations to be adopted by the SEC and the U.S. Commodity Futures Trading Commission (“CFTC”) could substantially increase the cost of hedging and related operations, affect the profitability of our products or their attractiveness to our customers, or cause us to alter our hedging strategy or change the composition of the risks we do not hedge.

•

Pursuant to requirements of the Dodd-Frank Act, the SEC and CFTC are currently considering whether stable value contracts should be regulated as “swap” derivative contracts. In the event that stable value contracts become subject to such regulation, certain aspects of our business could be adversely impacted, including issuance of stable value contracts and management of assets pursuant to stable value mandates.

•

The Dodd-Frank Act establishes a Federal Insurance Office within the United States Department of the Treasury (“Treasury Department”) to be headed by a director appointed by the Secretary of the Treasury. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office would perform various functions with respect to insurance, including participating in the FSOC’s decisions regarding insurers to be designated for stricter regulation by the Federal Reserve. The Federal Insurance Office may recommend enhanced regulations to the states.

•

The Dodd-Frank Act also includes various securities law reforms that may affect our business practices. See “—Changes in U.S. federal and state securities laws and regulations may affect our operations and our profitability” below.

•	The Dodd-Frank Act could result in various ex-post assessments being imposed on us, the costs of which we are unable to estimate at this time.

Although the full impact of the Dodd-Frank Act cannot be determined until the various studies mandated by the law are conducted and implementing regulations are adopted, many of the legislation’s requirements could have profound and/or adverse consequences for the financial services industry, including for us. The Dodd-Frank Act could make it more expensive for us to conduct business, require us to make changes to our business model or satisfy increased capital requirements, subject us to greater regulatory scrutiny or to potential increases in whistleblower claims in light of the increased awards available to whistleblowers under the Act and have a material adverse effect on our results of operations or financial condition.

See “Regulation” for further discussion of the impact of the Dodd-Frank Act on our businesses.

In addition to the Dodd-Frank Act, regulators and lawmakers in non-U.S. jurisdictions are engaged in addressing the causes of the recent financial crisis and means of avoiding such crises in the future. Although currently we are not directly subject to non-U.S. regulation, we may be significantly affected by foreign regulatory actions, due to our being under the control of ING Group. We are unable to predict how any such regulations could affect the way ING Group conducts its business and manages capital, or to what extent any resulting changes in the way ING Group conducts its business or manages capital could affect our business, our relationship with ING Group or our results of operations, financial condition and liquidity. For a further discussion of foreign regulation and its potential effect on us while we are controlled by ING Group, including the impact of the Solvency II Directive, see “Regulation—International and National Regulatory Initiatives that May Affect Us as a Consequence of our Affiliation with ING Group.”

Changes in U.S. federal and state securities laws and regulations may affect our operations and our profitability.

U.S. federal and state securities laws apply to sales of our mutual funds and to our variable annuity and variable life insurance products (which are considered to be both insurance products and securities) as well as to sales of third-party investment products. As a result, some of our subsidiaries and the products they offer are subject to regulation under these federal and state securities laws. Our insurance subsidiaries’ separate accounts are registered as investment companies under the Investment Company Act. Some variable annuity contracts and variable life insurance policies issued by our insurance subsidiaries also are registered under the Securities Act of 1933, as amended (the “Securities Act”). Other subsidiaries are registered as broker-dealers under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are members of, and subject to, regulation by FINRA, and are also registered as broker-dealers in various states, as applicable. In addition, some of our subsidiaries are registered as investment advisers under the Investment Advisers Act.

Securities laws and regulations are primarily intended to ensure the integrity of the financial markets and to protect investors in the securities markets or investment advisory or brokerage clients. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with those laws and regulations. A number of changes have recently been proposed to the laws and regulations that govern the conduct of our variable insurance products business and our distributors that could have a material adverse effect on our results of operations and financial condition. For example, the Dodd-Frank Act authorizes the SEC to establish a standard of conduct applicable to brokers and dealers when providing personalized investment advice to retail customers. This standard of conduct would be to act in the best interest of the customer without regard to the financial or other interest of the broker or dealer providing the advice. Further, proposals have been made that the SEC establish a self-regulatory organization with respect to registered investment advisers, which could increase the level of regulatory oversight over them. Changes to these laws or regulations that restrict the conduct of our business could have an adverse effect on our results of operations and financial condition.

Changes to regulations under ERISA could adversely affect our distribution model by restricting our ability to provide customers with advice.

The prohibited transaction rules of ERISA and the Internal Revenue Code generally restrict the provision of investment advice to ERISA plans and participants and IRAs if the investment recommendation results in fees paid to the individual advisor, his or her firm or their affiliates that vary according to the investment recommendation chosen. In March 2010, the DOL issued proposed regulations which provide limited relief from these investment advice restrictions. The DOL issued final rules in October of 2011 and did not provide additional relief regarding these restrictions. As a result, the ability of our investment advisory subsidiaries and their advisory representatives to provide investment advice to ERISA plans and participants, and with respect to IRAs, will likely be significantly restricted. Also, the fee and revenue arrangements of certain advisory programs may be required to be revenue neutral, resulting in potential lost revenues for these investment advisers and their affiliates.

Other proposed regulatory initiatives under ERISA may negatively impact our broker-dealer subsidiaries. In particular, the DOL issued a proposed regulation in October 2010 that would, if adopted as proposed, significantly broaden the circumstances under which a person or entity providing investment advice with respect to ERISA plans or IRAs would be deemed a fiduciary under ERISA or the Internal Revenue Code. Although the DOL has withdrawn this proposal, it has indicated its intent to re-propose the regulation in a modified form. If adopted, the proposed regulations may make it easier for the DOL in enforcement actions, and for plaintiffs’ attorneys in ERISA litigation, to attempt to extend fiduciary status to advisors who would not be deemed fiduciaries under current regulations.

In addition, the DOL has issued a number of regulations recently, and may issue additional similar regulations, that increase the level of disclosure that must be provided to plan sponsors and participants. These ERISA disclosure requirements will likely increase the regulatory and compliance burden upon us, resulting in increased costs.

Changes in U.S. pension laws and regulations may affect our results of operations and our profitability.

Congress from time to time considers pension reform legislation that could decrease the attractiveness of certain of our retirement products and services to retirement plan sponsors and administrators or have an unfavorable effect on our ability to earn revenues from these products and services. In this regard, the Pension Protection Act of 2006 made significant changes in employer pension funding obligations associated with defined benefit pension plans that are likely to increase sponsors’ costs of maintaining these plans and imposed certain requirements on defined contribution plans. Over time, these changes could negatively impact our sales of defined benefit or defined contribution plan products and services and cause sponsors to discontinue existing plans for which we provide insurance, asset management, administrative, or other services. Certain tax-favored savings initiatives that have been proposed could hinder sales and persistency of our products and services that support employment based retirement plans.

The Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 also includes certain provisions for defined benefit pension plan funding relief. These provisions may impact the likelihood of corporate plan sponsors terminating their plans and/or engaging in transactions to partially or fully transfer pension obligations to an insurance company. As part of our retirement services segment, we offer general account and separate account group annuity products that enable a plan sponsor to transfer these risks, often in connection with the termination of defined benefit pension plans. Consequently, this legislation could indirectly affect the mix of our business, with fewer closeouts and more non-guaranteed funding products, and adversely impact our results of operations.

We may not be able to mitigate the reserve strain associated with Regulation XXX and NAIC Actuarial Guideline 38, potentially resulting in a negative impact on our capital position or in a need to increase prices and/or reduce sales of term or universal life products.

The NAIC Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX” or “XXX,” requires insurers to establish additional statutory reserves for certain term life insurance policies with long-term premium guarantees and for certain universal life policies with secondary guarantees. In addition, NAIC Actuarial Guideline 38 (“AG38”) clarifies the application of XXX with respect to certain universal life insurance policies with secondary guarantees. Many of our newly issued term insurance products and an increasing number of our universal life insurance products are affected by XXX and AG38, respectively. The application of both XXX and AG38 involves numerous interpretations. At times, there may be differences of opinion between management and state insurance departments regarding the application of these and other actuarial standards. Such differences of opinion may lead to a state insurance regulator requiring greater reserves to support insurance liabilities than management estimated.

The NAIC has adopted revisions to AG38, specifically regarding reserving for certain universal life secondary guarantee products. Reserves on in-force business as of December 31, 2012 are now subject to a floor calculation based on assumptions consistent with a new principles-based reserving framework developed by the NAIC. Reserves on business written after December 31, 2012 will be calculated using a modified formulaic approach. We have not completed our analysis of the impact of these revisions on our reserves, and the revisions may require us to increase our statutory reserves for universal life policies with secondary guarantees. Further, changes in the method of calculating reserves may also impact the future profitability and sales of our universal life policies with secondary guarantees.

We have implemented reinsurance and capital management actions to mitigate the capital impact of XXX and AG38, including the use of LOCs and the implementation of other transactions that provide acceptable collateral to support the reinsurance of the liabilities to wholly owned reinsurance captives or to third party reinsurers. These arrangements are subject to review by state insurance regulators and rating agencies. For example, the NAIC has recently established a subgroup to study the use of captives and special purpose vehicles to transfer insurance risk in relation to existing state laws and regulations. Rating agencies may include a portion of these LOCs or other collateral in their calculation of leverage calculations, which could increase their assessment of our leverage ratios and potentially impact our ratings. We cannot provide assurance that there will not be regulatory or rating agency challenges to the reinsurance and capital management actions we have taken to date or that acceptable collateral obtained through such transactions will continue to be available or available on a cost-effective basis. The result of those potential challenges, as well as the inability to obtain acceptable collateral, could require us to increase statutory reserves, incur higher operating and/or tax costs or reduce sales.

Certain of the reserve financing facilities we have put in place will mature prior to the run off of the liabilities they support. As a result, we cannot provide assurance that we will be able to continue to implement actions either to mitigate the impact of XXX and AG38 on future sales of term and universal life insurance products or maintain collateral support related to our captives or existing third party reinsurance arrangements to which one of our captive reinsurance subsidiaries is a party. If we are unable to continue to implement those actions or maintain existing collateral support, we may be required to increase statutory reserves or incur higher operating costs than we currently anticipate. Because term and universal life insurance are particularly price-sensitive products, any increase in premiums charged on these products to compensate us for the increased statutory reserve requirements or higher costs of reinsurance may result in a significant loss of volume and materially and adversely affect our life insurance business.

The full NAIC membership adopted a new Valuation Manual (“VM”) in December 2012. VM will change the reserving methodology for life insurance by giving greater credence to an insurer’s realized past experience, anticipated future experience and current economic conditions. The NAIC is expected to increase the use of Principles-Based Reserving (“PBR”) approaches such as VM in the future. We, along with other life insurers, have studied the impact of PBR, but since VM is still subject to change as it is adopted by the various states, we are unable to predict its impact on the future profitability and sales of our life insurance policies, however, it is possible that this approach will result in more volatility in our financial results given the greater weight it places on current economic conditions. See “Regulation—Insurance Regulation—Financial Regulation.”

Changes in tax laws could increase our tax costs, impact the ability of our insurance company subsidiaries to make distributions to ING U.S., Inc. or make our insurance, annuity and investment products less attractive to customers.

Changes in tax laws could increase our taxes and our effective tax rates. For example, the Obama Administration has proposed modifying the dividends received deduction for life insurance company separate accounts, and such a modification could significantly reduce the dividends received deduction that we are able to claim for dividends received in separate accounts. We have also entered into agreements with the IRS to resolve issues related to tax accounting matters, such as whether certain derivative transactions qualify for hedge treatment, the proper treatment of valid tax hedge gains and losses and “other than temporary impairment” losses, which agreements may be superseded by future enacted laws, regulations or public guidance that increases our taxes and our effective tax rates. Further, changes in tax rates could affect the amount of our deferred tax assets and deferred tax liabilities. One such change relates to the current debate over corporate tax reform and corporate tax rates. A reduction in the top federal tax rate would result in lower statutory deferred tax assets. Such a reduction in the statutory deferred tax asset may impact the ability of the affected insurance subsidiaries to make distributions to us and consequently could negatively impact our ability to pay dividends to our stockholders and to service our debt.

Changes in tax laws could make some of our insurance, annuity and investment products less attractive to customers. Current U.S. federal income tax law permits tax-deferred accumulation of income earned under life insurance and annuity products, and permits exclusion from taxation of death benefits paid under life insurance contracts. Changes in tax laws that restrict these tax benefits could make some of our products less attractive to customers. Reductions in individual income tax rates or estate tax rates could also make some of our products less advantageous to customers.

The American Taxpayer Relief Act of 2012 was recently passed to avert the “fiscal cliff” and made permanent the marginal income tax rates for individuals, as well as the estate tax threshold and applicable rate. Although we do not consider it likely that Congress will revisit these rates in the short term, it is likely to pursue spending cuts (which may take the form of reducing or eliminating tax preferences associated with our industry and products) to offset mandatory spending cuts, as part of any negotiations to raise the federal borrowing limit, and as part of funding the federal government when the current continuing resolution expires. Congress may also consider the same types of spending cuts and revenue raising options on an even larger scale later in 2013 or 2014 if it pursues comprehensive tax reform premised on the notion of reducing corporate and personal rates by reducing tax preferences. We also believe that states that stand to lose tax revenue of their own will exert pressure on the federal government not to enact additional measures as part of comprehensive tax reform that would negatively impact them further. Such a situation may result in even more pressure on raising revenue from tax preferences associated with our Company and products.

Risks Related to Our Separation from, and Continuing Relationship with, ING Group

ING Group’s continuing significant interest in us following this offering may result in conflicts of interest.

Upon the completion of this offering, ING Group will beneficially own approximately     % of our outstanding common stock (     % if the underwriters’ option to purchase additional shares is exercised in full). For as long as ING Group continues to beneficially own more than 50% of our outstanding voting stock, ING Group generally will be able to determine the outcome of many corporate actions requiring stockholder approval, including the election of directors and the amendment of the certificate of incorporation and bylaws of ING U.S., Inc. ING Group is currently required pursuant to the 2012 Amended Restructuring Plan to divest all of its global insurance and investment management business. See “Summary—ING Group Restructuring Plan with European Commission.” It is thus expected that ING Group will sell its controlling ownership interest in ING U.S., Inc. through one or more additional public offerings of our stock or, possibly, through one or more privately negotiated sales of our stock.

We will elect to be treated as a “controlled company” for purposes of the NYSE corporate governance rules, and accordingly, for as long as ING Group owns more than 50% of our outstanding common stock, we will not be subject to the requirement that a majority of our directors be “independent” as defined under such rules and that we have a compensation committee and a nominating and governance committee that meet the required director independence requirements. In addition, under the provisions of a shareholder agreement that we will enter into with ING Group prior to or concurrently with the completion of this offering, ING Group will have consent rights with respect to certain corporate and business activities that we may undertake, including during periods where ING Group holds less than a majority of our common stock. See “Certain Relationships and Related Party Transactions—Relationship with ING Group Following the Offering—Shareholder Agreement.”

Because ING Group’s interests may differ from those of other stockholders, actions ING Group takes or omits to take with respect to us, for as long as it is our controlling stockholder, including those corporate or business actions requiring its prior affirmative written consent or vote described above, may not be as favorable to other stockholders as they are to ING Group.

Conflicts of interest may arise between us and ING Group in a number of areas relating to our past and ongoing relationships. All of our directors immediately following the offering will have been designated to our Board of Directors by ING Group.                  of these directors are also officers of ING Group. Because of their current or former positions with ING Group, these directors and a number of our officers own substantial amounts of ING Group stock and options to purchase ING Group stock. Ownership interests of our directors or officers in ING Group shares, or service of certain of our directors as officers of ING Group, may create, or may create the appearance of, conflicts of interest when a director is faced with a decision that could have different implications for the two companies. These potential conflicts could arise, for example, over matters such as the desirability of an acquisition opportunity, employee retention or recruiting, capital management or our dividend policy.

Our continuing relationship with ING Group, our ultimate parent, and with affiliates of ING Group, may affect our ability to operate and finance our business as we deem appropriate and changes with respect to ING Group could negatively impact us.

Following this offering, ING Group will continue to own a substantial majority of our common stock and we will be a consolidated subsidiary of ING Group for purposes of its financial reporting. Circumstances affecting ING Group may have an impact on us and we cannot be certain how further changes in circumstances affecting ING Group may impact us.

In November 2008, the Dutch State purchased non-voting core Tier 1 securities from ING Group for a total consideration of €10 billion and in the first quarter of 2009 ING Group entered into an Alt-A Back-up Facility with the Dutch State (see “Certain Relationships and Related Party Transactions—Alt-A Back-up Facility”). In connection with the Dutch State Transactions, ING Group accepted certain restrictions regarding the compensation of certain of its senior management positions. In addition, the Dutch State was granted the right to nominate two candidates for appointment to ING Group’s Supervisory Board (the “Supervisory Board”) and the Dutch State’s nominees have veto rights over certain material transactions, including the issuance or repurchase by ING Group of its shares.

In 2009, ING Group was required to submit a restructuring plan to the EC to obtain EC approval for the Dutch State Transactions under the EC state aid rules. On October 26, 2009, ING Group announced its 2009 Restructuring Plan, pursuant to which ING Group is required to divest its insurance and investment management businesses, including the Company. On November 19, 2012, ING Group and the EC announced that the EC approved the 2012 Amended Restructuring Plan. The 2012 Amended Restructuring Plan requires ING Group to divest at least 25% of the Company by December 31, 2013, more than 50% of the Company by December 31, 2014, and 100% of the Company by December 31, 2016. The divestment of 50% of the Company is measured in terms of a divestment of over 50% of the shares of ING U.S., Inc., the loss of ING Group’s majority of directors on ING U.S., Inc.’s board of directors and the accounting deconsolidation of the Company (in line with IFRS accounting rules). In case ING Group does not satisfy its commitment to divest the Company as agreed with the EC, the Dutch State will renotify the recapitalization measure to the EC. In such a case, the EC may require additional restructuring measures or take enforcement action against ING Group, or, at the request of ING Group and the Dutch State, could allow ING Group more time to complete the divestment.

We cannot accurately predict whether any restrictions and limitations imposed on ING Group on account of the Dutch State Transactions, or the implementation of the 2012 Amended Restructuring Plan (or any further amendment thereof), will have a negative effect on our businesses and financial flexibility or result in conflicts between the interests of ING Group and our interests. In addition, it is difficult for us to predict whether any changes to, or termination of, the Dutch State Transactions could occur as a result of the 2012 Amended Restructuring Plan (or any further amendment thereof) and whether any effect on our business would result from that. We also note that we cannot predict the possible effect of ING Group not satisfying its commitment to divest the Company as agreed with the EC, for instance, by having a remaining ownership interest in the Company and its subsidiaries beyond any deadline agreed with the EC.

Our separation from ING Group could adversely affect our business and profitability due to ING Group’s strong brand and reputation.

Prior to the completion of this offering, as a wholly owned subsidiary of ING Group, we have marketed our products and services using the “ING” brand name and logo. We believe the association with ING Group has provided us with preferred status among our customers, vendors and other persons due to ING Group’s globally recognized brand, perceived high quality products and services and strong capital base and financial strength.

This offering could adversely affect our ability to attract and retain customers, which could result in reduced sales of our products. In connection with this offering, we expect to enter into an IP licensing agreement, pursuant to which we will have a license to use certain trademarks (including the “ING” name and logo) for a limited period of time following the completion of the offering. See “Certain Relationships and Related Party Transactions—Relationship with ING Group Following the Offering—Transitional Intellectual Property Agreement.” Shortly after the consummation of this offering, we intend to begin operational and legal work to rebrand to “        , ” the process of changing all marketing materials, operating materials and legal entity names containing the word “ING” or “Lion” to our new brand name will take approximately 24 months and, together with our anticipated advertising campaigns will cost between $         and $        . Some of our existing policyholders, contract owners and other customers may choose to stop doing business with us, which could increase the rate of surrenders and withdrawals in our policies and contracts. In addition, other potential policyholders and contract owners may decide not to purchase our products because we no longer will be a part of ING Group.

Our separation from ING Group could prompt some third parties to re-price, modify or terminate their distribution or vendor relationships with us. Our ability to attract and retain highly qualified independent sales intermediaries and dedicated sales specialists for our products may also be negatively affected. We may be required to lower the prices of our products, increase our sales commissions and fees, change long-term selling and marketing agreements and take other action to maintain our relationship with our sales intermediaries and distribution partners, all of which could have an adverse effect on our financial condition and results of operations. We cannot accurately predict the effect that our separation from ING Group will have on our business, sales intermediaries, customers or employees.

The risks relating to our separation from ING Group could materialize or evolve at any time, including:

•

immediately upon the completion of this offering, when ING Group’s beneficial ownership in our common stock will decrease to     % (     % if the underwriters’ option to purchase additional shares is exercised in full);

•	when ING Group reduces its ownership in our common stock to a level below 50%; and

•

when we cease using the “ING” name and logo in our sales and marketing materials, particularly when we deliver notices to our distributors and customers that the names of some of our insurance subsidiaries will change.

The terms of our arrangements with ING Group may be more favorable than we will be able to obtain from an unaffiliated third-party. We may be unable to replace the services ING Group provides us in a timely manner or on comparable terms.

As a subsidiary of ING Group, we have benefited, and after this offering will continue to benefit, from certain contractual arrangements between ING Group and ING Bank and various third party vendors. These contractual arrangements permit ING Group affiliates such as the Company to make use of the software licenses and related services provided thereunder. There is no assurance that, once we are no longer entitled to benefit from these arrangements as a result of a Divestment Transaction, we will be able to obtain these services at the same levels or obtain the same benefits through new, independent relationships with third party vendors. Likewise, we may not be able to replace these services and arrangements in a timely manner or on terms and conditions, including cost, as favorable as those we have previously received as a subsidiary of ING Group.

In addition, as described in “Certain Relationships and Related Party Transactions—Historical Related Party Transactions—Financing Arrangements—Guarantees,” immediately following this offering we expect that certain of our indebtedness and other obligations will continue to benefit from guarantees provided by ING Group or ING V. As this indebtedness and these obligations mature or are terminated, to the extent we replace them with new indebtedness or other obligations, we do not expect such new indebtedness or other obligations to be guaranteed by ING Group or ING V. Therefore, such new indebtedness or other obligations may be on terms that are less favorable to us than the indebtedness or other obligations being replaced.

ING Group and its directors and officers will have limited liability to us or you for breach of fiduciary duty.

Our amended and restated certificate of incorporation, to be effective upon completion of this offering, will provide that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. See “Description of Capital Stock––Limitation of Liability and Indemnification of Directors and Officers.”

If ING Group sells a controlling interest in our company to a third-party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third-party.

Following the completion of this offering, ING Group will own a substantial majority of our common stock. ING Group will have the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of the Company. The ability of ING Group to privately sell such shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to ING Group upon its private sale of our common stock. Additionally, if ING Group privately sells a significant equity interest in us, we may become subject to the control of a presently unknown third-party. Such third-party may have conflicts of interest with the interests of other stockholders.

We expect to incur incremental costs as a standalone public company.

We will need to replicate or replace certain functions, systems and infrastructure to which we will no longer have the same access after this offering. We will also need to make infrastructure investments in order to operate without the same access to ING Group’s existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs may be subject to change.

ING Group currently performs or supports many important corporate functions for our operations, including investor relations, advertising and brand management, corporate audit, certain risk management functions, corporate insurance, corporate governance and other services. Our Consolidated Financial Statements reflect charges for these services. There is no assurance that, following the completion of this offering, these services will be sustained at the same levels as when we were receiving such services from ING Group or that we will obtain the same benefits. When we begin to operate these functions independently, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs and our profitability may decline. In addition, our business has benefited from ING Group’s purchasing power when procuring goods and services. As a standalone company, we may be unable to obtain such goods and services at comparable prices or on terms as favorable as those obtained prior to this offering, which could decrease our overall profitability.

As a separate public company, we expect to expend additional time and resources to comply with rules and regulations that do not currently apply to us.

As a separate public company, the various rules and regulations of the SEC, as well as the rules of the exchange on which we list our common stock, will require us to implement additional corporate governance practices and adhere to a variety of reporting requirements. Compliance with these public company obligations will increase our legal and financial compliance costs and could place additional demands on our finance and accounting staff and on our financial, accounting and information systems.

In particular, as a public company, our management will be required to conduct an annual evaluation of our internal controls over financial reporting and include a report of management on our internal controls in our annual reports on Form 10-K. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls over financial reporting pursuant to Auditing Standard No. 5. Under current rules, we would be subject to these requirements beginning with our annual report on Form 10-K for the year ending December 31, 2014. If we are unable to conclude that we have effective internal controls over financial reporting, or if our registered public accounting firm is unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Our historical consolidated financial data are not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

Our historical consolidated financial data included in this prospectus do not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or those we will achieve in the future. For example, as described in “Recapitalization,” we are in the process of adjusting our capital structure to more closely align with peer U.S. public companies. As a result, financial metrics that are influenced by our capital structure, such as interest expense and return on equity, will not necessarily be indicative for historical periods of the performance we may achieve as a standalone company following this offering. In addition, significant increases may occur in our cost structure as a result of this offering, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002. Also, as described in “—Our separation from ING Group could adversely affect our business and profitability due to ING Group’s strong brand and reputation,” we anticipate incurring substantial expenses in connection with rebranding our Company following this offering.

As a result of these matters, among others, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.

Risks Related to This Offering and Ownership of Our Common Stock

In addition to the risks included in this section, see “—We expect that our ability to use beneficial U.S. tax attributes will be subject to limitations” relating to provisions of our amended and restated certificate of incorporation that limit the amount of our common stock that an investor can acquire.

Our common stock has no prior public market, and we cannot assure you that an active trading market will develop.

Prior to this offering, there has been no public market for our common stock. Although we intend to apply for listing on the NYSE, an active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The price for our common stock in this offering will be determined by negotiations among us, the Selling Stockholder and representatives of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your shares of our common stock at or above the initial public offering price or at any other price, or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock, our ability to motivate our employees and sales representatives through equity incentive awards, and our ability to acquire other companies, products or technologies by using our common stock as consideration.

The price of our common stock may be volatile and may be affected by market conditions beyond our control.

Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:

•	our operating and financial performance and prospects;

•	our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in earnings estimates or recommendations by securities analysts who cover our common stock;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in our capital structure, such as future issuances of securities, sales of large blocks of common stock by our stockholders, including ING Group, or the incurrence of additional debt;

•	departure of key personnel;

•	reputational issues;

•	changes in general economic and market conditions;

•	changes in industry conditions or perceptions or changes in the market outlook for the insurance industry; and

•	changes in applicable laws, rules or regulations, regulatory actions affecting us and other dynamics.

The stock market has experienced extreme price and volume fluctuations in recent years. The market prices of securities of insurance and financial services companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. These market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of shares of our common stock is low.

Future sales of a substantial number of shares of our common stock may depress the price of our shares.

If our stockholders sell a large number of shares of our common stock, or if we issue a large number of shares of our common stock in connection with future acquisitions, financings, or other circumstances, the market price of shares of our common stock could decline significantly. Moreover, the perception in the public market that our stockholders might sell shares of our common stock could depress the market price of those shares. In addition, sales of a substantial number of shares of our common stock by ING Group pursuant to the 2012 Amended Restructuring Plan could adversely affect the market price of our common stock.

All the shares sold in this offering will be freely tradable without restriction, except for shares acquired by any of our affiliates, including ING Group. Immediately after this offering, the public market for our common stock will include only the              shares of common stock that are being sold in this offering, or              shares if the underwriters exercise their option to purchase additional shares in full. After the offering, we intend to register              shares of common stock, which are reserved for issuance under our employee benefit plans. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. In addition, we expect to enter into a registration rights agreement with ING Group pursuant to which we will be obligated to register ING Group’s shares of our common stock for public resale upon request by ING Group, beginning          days following the date of this prospectus. See “Shares Eligible for Future Sale—Registration Rights Agreement.”

We expect that we, ING Group and our directors and executive officers will enter into lock-up arrangements under which we and they will agree that we and they will not sell, directly or indirectly, any common stock for a period of          days from the date of this prospectus (subject to certain exceptions) without the prior written consent of Morgan Stanley & Co. LLC and Goldman, Sachs & Co. See “Underwriting.”

Provisions in our amended and restated certificate of incorporation and bylaws, of Delaware corporate and of state insurance laws, may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

State laws, provisions of ING U.S.’s certificate of incorporation and by-laws may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. For example, such laws or provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination involving the Company. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our company, even if our Board of Directors decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our insurance subsidiaries. In addition, the Investment Company Act would require approval by the contract owners of our variable contracts in order to effectuate a change of control of any affiliated investment adviser to a mutual fund underlying our variable contracts. Further, FINRA approval would be necessary for a change of control of any FINRA registered broker-dealer that is a direct or indirect subsidiary of the Company.

Section 203 of the Delaware General Corporation Law (“DGCL”) may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

Our amended and restated certificate of incorporation and by-laws will include provisions that may have anti-takeover effects and may delay, deter or prevent a takeover attempt that our stockholders might consider in their best interests. For example, our amended and restated certificate of incorporation and by-laws will prohibit stockholders from calling special meetings of our stockholders and, from and after such time as ING Group ceases to beneficially own at least     % of our outstanding common stock, from taking action by written consent.

Our amended and restated certificate of incorporation will also include provisions designed to preserve the benefit of certain tax attributes of the Company, which will limit the amount of our common stock that an investor can acquire. See “Description of Capital Stock—Ownership Limitations.”

Risks Related to Our Holding Company Structure

As holding companies, ING U.S., Inc. and Lion Holdings depend on the ability of their subsidiaries to transfer funds to them to meet their obligations.

ING U.S., Inc. is the holding company for all our operations, and dividends, returns of capital and interest income on intercompany indebtedness from ING U.S., Inc.’s subsidiaries are the principal sources of funds available to ING U.S., Inc. to pay principal and interest on its outstanding indebtedness, to pay corporate operating expenses, to pay any stockholder dividends and to meet its other obligations. These subsidiaries are legally distinct from ING U.S., Inc. and, except in the case of Lion Holdings, which is the guarantor of certain of our outstanding indebtedness, have no obligation to pay amounts due on the debt of ING U.S., Inc. or to make funds available to ING U.S., Inc. for such payments. The ability of our subsidiaries to pay dividends or other distributions to ING U.S., Inc. in the future will depend on their earnings, tax considerations, covenants contained in any financing or other agreements and applicable regulatory restrictions. In addition, such payments may be limited as a result of claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees. The ability of our insurance subsidiaries to pay dividends and make other distributions to ING U.S., Inc. will further depend on their ability to meet applicable regulatory standards and receive regulatory approvals, as discussed below under “—The ability of our insurance subsidiaries to pay dividends and other distributions to ING U.S., Inc. and Lion Holdings is further limited by state insurance laws” and “—At present, our principal insurance subsidiaries have no capacity to make ordinary dividend payments to ING U.S., Inc. or Lion Holdings, and therefore such insurance subsidiaries must obtain prior approval or notices of non-objection, as the case may be, from their respective state insurance commissioners in order to pay such dividends or other distributions.”

Lion Holdings is wholly owned by ING U.S., Inc. and is also a holding company, and accordingly its ability to make payments under its guarantees of such indebtedness is subject to restrictions and limitations similar to ING U.S., Inc. Neither ING U.S., Inc., nor Lion Holdings, has significant sources of cash flow other than from our subsidiaries that do not guarantee such indebtedness.

If the ability of our insurance or non-insurance subsidiaries to pay dividends or make other distributions or payments to ING U.S., Inc. and Lion Holdings is materially restricted by regulatory requirements, other cash needs, bankruptcy or insolvency, or our need to maintain the financial strength ratings of our insurance subsidiaries, or is limited due to operating results or other factors, we may be required to raise cash through the incurrence of debt, the issuance of equity or the sale of assets. However, there is no assurance that we would be able to raise cash by these means. This could materially and adversely affect the ability of ING U.S., Inc. and Lion Holdings to pay their obligations.

The ability of our insurance subsidiaries to pay dividends and other distributions to ING U.S., Inc. and Lion Holdings is further limited by state insurance laws.

The payment of dividends and other distributions to ING U.S., Inc. and Lion Holdings by our insurance subsidiaries is regulated by state insurance laws and regulations. See “—At present, our principal insurance subsidiaries have no capacity to make ordinary dividend payments to ING U.S., Inc. or Lion Holdings, and therefore such insurance subsidiaries must obtain prior approval or notices of non-objection, as the case may be, from their respective state insurance commissioners in order to pay such dividends or other distributions.”

The jurisdictions in which our insurance subsidiaries are domiciled impose certain restrictions on the ability to pay dividends to their respective parents. These restrictions are based, in part, on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior regulatory approval. Dividends in larger amounts, or extraordinary dividends, are subject to approval by the insurance commissioner of the relevant state of domicile. Under the insurance laws applicable to our insurance subsidiaries domiciled in Colorado, Connecticut, Indiana, Iowa and Minnesota, an extraordinary dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding twelve months, exceeds the greater of (1) 10% of the insurer’s policyholder surplus as of the preceding December 31, or (2) the insurer’s net gain from operations for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting principles. New York has similar restrictions, except that New York’s statutory definition of extraordinary dividend or distribution is an aggregate amount in any calendar year that exceeds the lesser of (1) 10% of policyholder’s surplus for the twelve-month period ending the preceding December 31, or (2) the insurer’s net gain from operations for the twelve-month period ending the preceding December 31, not including realized capital gains. In addition, under the insurance laws of the states of domicile of our principal insurance subsidiaries, no dividend or other distribution exceeding an amount equal to an insurance company’s earned surplus may be paid without the domiciliary insurance regulator’s prior approval. From time to time, the NAIC and various state insurance regulators have considered, and may in the future consider, proposals to further limit dividend payments that an insurance company may make without regulatory approval. No assurance is given that more stringent restrictions will not be adopted from time to time by jurisdictions in which our insurance subsidiaries are domiciled, and such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to ING U.S., Inc. or Lion Holdings by our insurance subsidiaries without prior approval by regulatory authorities. In addition, in the future, we may become subject to debt instruments or other agreements that limit the ability of our insurance subsidiaries to pay dividends or make other distributions. The ability of our insurance subsidiaries to pay dividends or make other distributions is also limited by our need to maintain the financial strength ratings assigned to such subsidiaries by the rating agencies. These ratings depend to a large extent on the capitalization levels of our insurance subsidiaries.

The payment of dividends by our special purpose financial captive insurance company subsidiaries domiciled in South Carolina and Missouri is regulated by their respective governing licensing orders and restrictions in their respective insurance securitization agreements. Generally, our special purpose financial captive insurance subsidiaries may not declare or pay dividends in any form to their parent companies other than in accordance with their respective insurance securitization transaction agreements and their respective governing licensing orders, and in no event may the dividends decrease the capital of the captive below the minimum capital requirement applicable to it, and, after giving effect to the dividends, the assets of the captive paying the dividend must be sufficient to satisfy its domiciliary insurance regulator that it can meet its obligations. Similarly, our insurance subsidiary in the Cayman Islands is subject to minimum net worth and solvency requirements that limit its ability to pay dividends.

At present, our principal insurance subsidiaries have no capacity to make ordinary dividend payments to ING U.S., Inc. or Lion Holdings, and therefore such insurance subsidiaries must obtain prior approval or notices of non-objection, as the case may be, from their respective state insurance commissioners in order to pay such dividends or other distributions.

As of December 31, 2011, each of our insurance subsidiaries domiciled in Colorado, Iowa and Minnesota had negative earned surplus and did not have capacity to make ordinary dividend payments to ING U.S., Inc. or Lion Holdings without regulatory approval. Our Connecticut-domiciled insurance company, ILIAC, had positive earned surplus as of December 31, 2011 and could have paid a maximum amount of $190.0 million of ordinary dividends to Lion Holdings without regulatory approval at March 31, 2012, but ILIAC’s 2012 distribution request exceeded its year-end 2011 earned surplus and therefore required domiciliary regulatory approval. In the second quarter of 2012, our principal insurance subsidiaries that are domiciled in Colorado, Connecticut, Iowa and Minnesota received regulatory approvals or notices of non-objection, as the case may be, from their respective domiciliary state insurance regulators to make extraordinary distributions to ING U.S., Inc. or Lion Holdings in the aggregate amount of $800.0 million in response to 2012 extraordinary distribution requests. The approved distributions of $800.0 million (including the $190.0 million ordinary dividend capacity of ILIAC) were made on June 26, 2012.

Following payment of such distributions, our principal insurance subsidiaries domiciled in Colorado, Iowa and Minnesota each had negative earned surplus accounts and therefore at the date of this prospectus have no current ordinary dividend capacity. ILIAC’s 2012 extraordinary distribution exceeded its year end 2011 earned surplus and therefore at the date of this prospectus it has no current ordinary dividend capacity. Any further dividends or distributions paid by any of these insurance subsidiaries will be on an extraordinary basis (and, therefore, subject to prior regulatory approval or notice of non-objection, as the case may be) until ordinary dividend capacity is developed. The ability to pay ordinary dividends will require the development by each insurance company of a positive earned surplus account and will be limited to a distribution amount that does not exceed the insurance company’s prior year-end positive earned surplus account and its applicable state insurance ordinary dividend threshold, after taking into account dividends and distributions made within the preceding twelve months.

As of the date of this prospectus, we expect the primary future sources of funds available to meet ongoing cash needs of ING U.S., Inc. and Lion Holdings, including debt service on our outstanding indebtedness, will be extraordinary dividends and distributions from our insurance company subsidiaries (for which the prior approval or notice of non-objection, as the case may be, of our state insurance regulators is required), and dividends and distributions from our non-insurance company subsidiaries. We also expect that, in the near term, ILIAC, one of our principal insurance company subsidiaries, will have some limited ordinary dividend capacity (for which prior regulatory approval is not required). We are in the process of engaging with the state insurance regulators of our principal insurance subsidiaries to seek approval for additional extraordinary distributions to be paid to ING U.S., Inc. or Lion Holdings, as the case may be, immediately prior to this offering. In addition, we are engaging with such regulators to seek approval for enhanced ordinary dividend and distribution paying capacity from our principal insurance company subsidiaries following this offering.

There can be no assurance that any of our insurance subsidiaries will receive approval for any extraordinary distribution payments or enhanced ordinary dividend or distribution paying capacity in the future or that the ability of our insurance subsidiaries, including ILIAC, to pay ordinary dividends will otherwise be restored. Factors that could cause state insurance regulators to deny requests for the payment of extraordinary distributions or for enhanced ordinary dividend or distribution paying capacity could include, for example, concerns over the actual or future financial health of our insurance subsidiaries, increases (whether actual or forecasted) in loss ratios experienced by our insurance subsidiaries and regulatory concerns with the conduct of our insurance subsidiaries’ businesses. Similarly, operating results or other factors outside our control could have a negative adverse effect on the ability of our insurance subsidiaries to regain their ability to pay ordinary dividends.

RECAPITALIZATION

We have historically operated with a capital structure that reflected our status as a wholly owned subsidiary of ING Group, and have not historically relied on direct access to the capital markets for our financing needs. To prepare for our separation from ING Group and operation as a standalone public company, we have undertaken various recapitalization initiatives to more closely align our capital structure—both at the ING U.S., Inc. holding company level and on a consolidated basis—with other U.S. public companies. In undertaking this recapitalization plan, we have focused on several goals:

•	Maintaining and strengthening our credit ratings;

•	Migrating the Company towards our target of 25% financial leverage to capital ratio;

•	Meeting our target combined RBC ratio of our U.S. insurance company subsidiaries of 425%;

•

Replacing significant amounts of our financing that are provided or guaranteed by ING Group, ING V or ING Bank with financing that is supported solely on the basis of our standalone credit, and entering into new financing arrangements only on that basis; and

•	Increasing liquidity at the ING U.S., Inc. holding company level.

We have already completed the following steps in connection with this recapitalization:

•

$5.0 billion senior unsecured credit facility. On April 20, 2012, we entered into a $5.0 billion senior unsecured credit facility with a syndicate of banks, which replaced financing that was either internally funded or guaranteed by ING V. The credit facility was established on the basis of our standalone credit profile. As part of the senior unsecured credit facility, we entered into a three-year committed revolving credit agreement (the “Revolving Credit Agreement”), which provides for issuance of up to $3.5 billion of LOC with a $1.5 billion sublimit for cash borrowings (reduced, as required by the terms of the Revolving Credit Agreement, to $1.075 billion in connection with the inaugural senior notes offering discussed in the following paragraph). We also entered into a $1.5 billion two-year syndicated term loan agreement (the “Term Loan Agreement” and, together with the Revolving Credit Agreement, the “Senior Unsecured Credit Facility”).

•

$850.0 million inaugural senior notes offering. On July 13, 2012, we issued $850.0 million principal amount of 5.5% Senior Notes due 2022 (the “2022 Notes”) in a private placement to institutional investors. Like the Senior Unsecured Credit Facility, these notes are not guaranteed by ING Group or ING V.

•

Receipt of cash distributions. In the second quarter of 2012, our insurance subsidiaries domiciled in Colorado, Connecticut, Iowa and Minnesota made distributions to ING U.S., Inc. or Lion Holdings in the aggregate amount of $800.0 million pursuant to regulatory approvals or notices of non-objection, as the case may be, from their respective domiciliary insurance regulators. We contributed $500.0 million of such distributions to our Cayman Islands insurance subsidiary, SLDI, through repayment of $100.0 million of intercompany loans and a capital contribution to SLDI of $400.0 million.

•

Contribution of intercompany loans from ING V. During 2010 and 2011, ING V caused to be contributed to the Company $7.0 billion of borrowings made by the Company under certain intercompany loan agreements. As a result of the contribution, the debt was immediately extinguished. See “Certain Relationships and Related Party Transactions—Historical Related Party Transactions—Financing Arrangements—Intercompany Loans.”

We have historically relied on certain funding sources that have been provided by or guaranteed by ING Group, ING V or ING Bank. Immediately following the completion of this offering, we expect that approximately $         of our consolidated outstanding indebtedness will be provided by or continue to benefit from a guarantee provided by ING Group or ING V, and that ING Bank will provide financing facilities or other financial instruments or ING Group or ING V will also guarantee an additional $         of our obligations under various financing facilities or other financial instruments. See “Certain Relationships and Related Party Transactions—Historical Related Party Transactions—Financing Arrangements—Guarantees.” We expect to refinance approximately $         of such amount following this offering with financing that is based solely on our standalone

credit. An additional $         of such amount is expected to mature or expire according to its terms. As the remaining indebtedness, facilities or instruments mature or expire, we would expect to replace such financing, where necessary, with financing that is also based solely on our standalone credit.

There is a degree of flexibility as to how we achieve the balance of our recapitalization initiatives consistent with the goals set forth above. While the exact manner in which we complete our recapitalization initiatives—and our capital structure after giving effect to this offering—will be informed by market conditions, interest rates and other factors, the steps we may take to achieve our capitalization goals include the following:

•	Issuance of senior notes of various maturities;

•	Issuance of hybrid securities;

•	Repayment of borrowings under the Term Loan Agreement;

•	Repayment of amounts outstanding under our commercial paper program;

•	Repayment of $500.0 million of borrowings from ING V;

•	Repayment by ING U.S., Inc. of borrowings from subsidiaries; and/or

•	Contribution of capital to SLDI, our Cayman Islands insurance subsidiary, and cancellation of the $1.5 billion contingent capital LOC with ING Bank.

The following presents an overview of the sources and uses of funds in connection with our recapitalization (shown from the holding company perspective of ING U.S., Inc.), showing certain recapitalization steps we have completed to date, as well as the further steps we anticipate completing prior to, concurrently with or within a reasonable period of time following this offering.

($ in millions)	Completed	To be Completed	Total
Sources of Funds
Debt Issuance
Proceeds from Term Loan Agreement	$	$	$
Proceeds from Revolving Credit Agreement
Proceeds from issuance of 2022 Notes
Proceeds from future issuance of senior notes and hybrid securities

Total debt issuance

Equity Issuance
Proceeds of this offering

Internal Resources
Proceeds of distributions from operating subsidiaries

Total Sources of Funds	$	$	$

Uses of Funds
Debt Repayment
Repayment of Revolving Credit Agreement borrowings	$	$	$
Repayment of Term Loan Agreement borrowings
Repayment of commercial paper
Repayment of borrowings from parent
Repayment of borrowings from subsidiaries

Total debt repayment

Increase in Liquidity
Increase in cash balance

Other
Capital contribution to SLDI
Transaction and break costs
Interest and other financing costs

Other

Total Uses of Funds	$	$	$

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $         million, assuming an initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

See “Recapitalization” for a discussion of our recapitalization plan and our plans for the use of the proceeds of this offering.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an initial amount of approximately $         per share, although any declaration of dividends will be at the discretion of the Board of Directors and will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries) and any other factors that the Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

Delaware law requires that dividends be paid only out of “surplus,” which is defined as the fair market value of our net assets, minus our stated capital; or out of the current or the immediately preceding year’s earnings. We are a holding company, and we have no direct operations. All of our business operations are conducted through our subsidiaries. The states in which our insurance subsidiaries are domiciled impose certain restrictions on our insurance subsidiaries’ ability to pay dividends to us. These restrictions are based in part on the prior year’s statutory income and surplus. Such restrictions, or any future restrictions adopted by the states in which our insurance subsidiaries are domiciled, could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by our subsidiaries without affirmative approval of state regulatory authorities. For more details, see “Risk Factors—Risks Related to our Holding Company Structure.”

CAPITALIZATION

The following table presents our capitalization as of September 30, 2012, on an actual basis and on an as adjusted basis after giving effect to the sale by us of              shares of common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the range listed on the cover page of this prospectus, and our receipt of the estimated net proceeds from that sale after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information presented in the table below is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

You should read this table together with the sections of this prospectus entitled “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

	As of September 30, 2012
(unaudited)	Actual	As Adjusted
	($ in millions)
Short-term debt:
Short-term debt	$299.2	$
Current portion of long-term debt	475.7

Total short-term debt	$774.9	$

Long-term debt:
Long-term debt, capital leases and notes payable, net of current portion	$2,555.2	$
Senior Unsecured Credit Facility	1,087.5

Total long-term debt	$3,642.7	$

Shareholder’s equity:
Common stock, par value $0.01 per share; 200,000 shares authorized, 100,207 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	$—	$
Additional paid-in capital	22,900.0
Retained earnings (deficit):
Appropriated-consolidated investment entities	48.4
Unappropriated	(12,739.4)

Total shareholder’s equity (excluding AOCI and non-controlling interest)	$10,209.0	$

Total capitalization (total debt plus shareholder’s equity excluding items noted above)	$14,626.6	$

The as adjusted number of shares of our common stock set forth in the table above excludes issuance of stock under equity compensation arrangements.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the years ended December 31, 2011, 2010 and 2009 and as of December 31, 2011 and 2010 are derived from our audited Consolidated Financial Statements that are included elsewhere in this prospectus. The selected unaudited consolidated financial data for the years ended December 31, 2008 and 2007, and as of December 31, 2009, 2008 and 2007 are derived from our unaudited Consolidated Financial Statements for such periods and dates, which are not included in this prospectus. The following selected consolidated financial data for the nine months ended September 30, 2012 and 2011 and as of September 30, 2012 have been derived from the unaudited Consolidated Financial Statements of the Company and, in the opinion of the management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data for the respective interim periods. The results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results that might be expected for future interim periods or for the full year ended December 31, 2012.

Prospective investors should read these selected consolidated financial data together with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
($ in millions, except for share data)	2012	2011	2011	2010	2009	2008		2007
	(Unaudited)	(Unaudited)				(Unaudited)		(Unaudited)
Consolidated Operating Results
Net investment income	$3,642.5	$3,756.4	$4,968.8	$4,987.0	$5,568.6	$5,404.0		$5,063.6
Fee income	2,624.8	2,721.0	3,603.6	3,516.5	3,325.1	3,506.9		3,423.4
Premiums	1,389.9	1,320.6	1,770.0	1,707.5	1,985.5	2,198.7		2,040.2
Net realized capital gains (losses)	(896.6)	308.0	(1,531.4)	(1,678.0)	(2,178.7)	(6,700.0)		(1,344.1)
Total revenues	7,411.5	8,858.2	9,718.8	9,274.2	9,364.2	5,472.8		10,882.3
Interest credited and other benefits to contract owners/policyholders	3,636.3	4,397.2	5,742.0	5,027.3	5,629.9	6,866.7		5,724.4
Operating expenses	2,330.9	2,132.2	3,030.8	3,033.5	3,352.2	4,129.6		3,506.1
Net amortization of deferred policy acquisition costs and value of business acquired	539.9	404.6	387.0	746.6	1,052.3	1,327.9		585.7
Interest expense	109.0	108.8	139.3	332.5	385.5	426.6		462.6
Goodwill impairment	—	—	—	—	—	696.6	(1)	—
Total benefits and expenses	6,697.4	7,147.8	9,441.0	9,236.4	10,472.8	13,514.7		10,319.4
Income (loss) before income taxes	714.1	1,710.4	277.8	37.8	(1,108.6)	(8,041.9)		562.9
Income (loss) from discontinued operations, net of income tax	—	—	—	—	—	(416.8	)(2)	166.9	(2)
Net income (loss)	718.1	1,825.5	102.8	(133.2)	(810.6)	(8,082.8)		736.7
Net income (loss) attributable to noncontrolling interest	222.4	123.0	190.9	(10.3)	(207.4)	(67.3)		352.3
Net income (loss) available to ING U.S., Inc.’s common shareholder	495.7	1,702.5	(88.1)	(122.9)	(603.2)	(8,015.5)		384.4

Earnings Per Share
Income (loss) from continuing operations (excluding noncontrolling interest), net of income tax, per common share	$4,946.76	$16,989.83	$(879.18)	$(1,226.46)	$(6,019.54)	$(75,830.03)		$2,170.51
Income (loss) from discontinued operations, net of income tax, per common share	—	—	—	—	—	$(4,159.39)		$1,665.55
Net income (loss) available to ING U.S., Inc.’s common shareholder per common share	$4,946.76	$16,989.83	$(879.18)	$(1,226.46)	$(6,019.54)	$(79,989.42)		$3,836.06
Common shares outstanding	100,207	100,207	100,207	100,207	100,207	100,207		100,207

($ in millions)	As of September 30,	As of December 31,
	2012	2011	2010	2009	2008	2007
	(Unaudited)			(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Financial Position
Total investments	$95,194.7	$92,819.2	$86,886.1	$83,128.8	$79,767.6	$104,313.7
Assets held in separate accounts	96,312.2	88,714.5	95,588.1	88,849.4	73,928.0	100,565.6
Total assets	214,210.6	203,572.8	204,376.5	194,621.2	204,775.5	230,217.8
Future policy benefits and contract owner account balances	86,294.8	88,358.4	83,642.8	84,402.0	91,634.4	103,805.5
Short-term debt	774.9	1,054.6	5,464.6	4,811.6	4,635.2	6,413.1
Long-term debt	3,642.7	1,343.1	2,784.0	7,001.3	7,078.5	5,097.0
Liabilities related to separate accounts	96,312.2	88,714.5	95,588.1	88,849.4	73,928.0	100,565.6
Total ING U.S., Inc. shareholder’s equity, excluding AOCI(3)	10,209.0	9,758.9	5,857.5	2,310.0	372.7	6,140.2
Total ING U.S., Inc. shareholder’s equity	13,910.5	12,353.9	6,830.8	967.1	(3,517.3)	6,259.9

(1)	Represents the impairment of goodwill related to the acquisition of CitiStreet.
(2)

Represents amounts related to our ownership and disposition of the Taiwanese life insurance business, which was owned by ING U.S., Inc. but managed by an affiliate. The sale of the business was announced in October 2008, recorded at fair value as of December 31, 2008 and classified as Discontinued operations. The transaction closed on February 11, 2009.

(3)

Shareholder’s equity, excluding AOCI, is derived by subtracting Accumulated Other Comprehensive Income (AOCI) from ING U.S., Inc. shareholder’s equity—both components of which are presented in the respective Consolidated Balance Sheets. For a description of AOCI, see the Accumulated Other Comprehensive Income (Loss) note to the Consolidated Financial Statements. We provide shareholder’s equity, excluding AOCI, because it is a common measure used by insurance analysts and investment professionals in their evaluations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Actual results may differ materially from those discussed in the forward-looking statements as a result of various factors. See “Note Regarding Forward-Looking Statements.”

Overview

We provide our principal products and services in three ongoing businesses—Retirement Solutions, Investment Management and Insurance Solutions—and report our results for these ongoing businesses through five segments.

The Retirement Solutions business provides its products and services through two segments: Retirement and Annuities:

•

Our Retirement segment provides tax-deferred, employer-sponsored retirement savings plans and administrative services in corporate, education, healthcare and government markets. Our Retirement segment also provides rollover IRAs and other retail financial products as well as comprehensive financial advisory services to individual customers. Our retirement products and services are distributed through multiple intermediary channels, including TPAs, independent and national wirehouse affiliated brokers and registered investment advisors, in addition to independent sales agents and consulting firms. We also have a direct sales team for large defined contribution plans and stable value business, as well as a team of affiliated brokers who sell our products both in person and via telephone.

•

Our Annuities segment provides fixed and indexed annuities, tax-qualified mutual fund custodial products and payout annuities for pre-retirement wealth accumulation and post-retirement income management. Annuity products are primarily distributed by independent marketing organizations, independent broker-dealers, banks, independent insurance agents, pension professionals and affiliated broker-dealers.

The Investment Management business provides its products and services through a single segment, also called Investment Management:

•

Our Investment Management business provides investment products and retirement solutions to both individual and institutional customers by offering domestic and international fixed income, equity, multi-asset and alternative products and solutions across a range of geographies, market sectors, investment styles and capitalization spectrums. Investment Management products and services are primarily marketed to institutional clients, including public, corporate and union retirement plans, endowments and foundations and insurance companies, as well as individual investors and the general accounts of our insurance company subsidiaries. Investment Management products and services are distributed through a combination of our direct sales force, consultant channel and intermediary partners (such as banks, broker-dealers and independent financial advisers).

The Insurance Solutions business provides its products and services through two segments: Individual Life and Employee Benefits:

•

Our Individual Life segment provides wealth protection and transfer opportunities through universal, variable and term life products. Our customers range across a variety of age groups and income levels. We distribute our product offering through three main channels: our independent sales channel, our strategic distribution channel and our specialty markets channel. Our independent sales channel consists of a large network of independent general agents and marketing companies who interact with the majority of licensed independent life insurance agents in the United States. Our strategic distribution channel encompasses a network of independent managing directors who support a large team of producers who engage with our broker dealers to sell a range of products including our branded life, annuity and mutual funds. Finally, our specialty markets channel focuses on alternative distribution and consists of a large team of producers, in addition to banks, life insurance quote agencies and internet direct marketers.

•

Our Employee Benefits segment provides group life, stop loss, disability and voluntary employee-paid products to mid-sized and large businesses. We reinsure substantially all of our new disability sales to a third-party. To distribute our products, we utilize brokers, consultants and third party administrators. In the voluntary market, policies are marketed to employees at the worksite through enrollment firms, technology partners and brokers.

In addition to our ongoing business, we also have Closed Blocks and Corporate reporting segments. Corporate includes our corporate operations and corporate level assets and financial obligations. The Corporate segment includes investment income on assets backing surplus in excess of amounts held at the segment level, financing and interest expenses, other items not allocated to segments, such as certain expenses and liabilities of employee benefit plans and intercompany eliminations.

Closed Blocks consists of three separate reporting segments that include run-off and legacy business lines that are no longer being actively marketed or sold and that we manage to minimize capital risk as they run-off. The Closed Block Variable Annuity segment consists of variable annuity contracts that were designed to offer long-term savings products in which individual contract owners made deposits that are maintained in separate accounts. These products included options for policyholders to purchase living benefit riders. In 2009, we separated our Closed Block Variable Annuity segment from our other operations, placing it in run-off, and made a strategic decision to stop actively writing new retail variable annuity products with substantial guarantee features (the last policies were issued in 2010 and the block shifted to run-off). The Closed Block Institutional Spread Products segment historically issued GICs and funding agreements and invested amounts raised to earn a spread. While the business in the Closed Block Institutional Spread Products segment is being managed in active run-off, we continue to issue liabilities from time to time to replace liabilities that are maturing. The Closed Block Other segment consists primarily of retained and run-off activity related to divestments, including our group reinsurance and individual reinsurance businesses, three broker dealers and Life Insurance Company of Georgia. Closed Block Other also includes certain unreimbursed expenses related to ING Group’s Latin America business, which was sold in December 2011. Accordingly, these segments have been classified as closed blocks and are managed separately from our ongoing business.

Trends and Uncertainties

The following factors represent some of the key trends and uncertainties that have influenced the development of our business and our historical financial performance and that we believe will continue to influence our business and financial performance in the future.

Market Conditions

The recent increase in market volatility, which we believe may continue for some time, has affected and may continue to affect our business and financial performance in varying ways. In the short to medium-term, this increased volatility, coupled with prevailing low interest rates, can pressure sales and reduce demand as consumers hesitate to make financial decisions. In addition, this environment makes it difficult to manufacture products that are both attractive to customers and profitable. In the long-term, however, we believe the recent financial crisis and resultant lingering uncertainty will motivate individuals to seek solutions combining elements of capital preservation, income and growth. Thus, as a company with strong retirement, investment management and insurance capabilities, we believe current market conditions may ultimately enhance the attractiveness of our broad portfolio of products and services. We will need to continue to monitor the behavior of our customers, as evidenced by mortality rates, morbidity rates, annuitization rates and lapse rates, which adjusts in response to changes in market conditions in order to ensure that our products and services remain attractive as well as profitable.

The Impact of our Closed Block Variable Annuity Segment on GAAP Earnings

Our ongoing management of our Closed Block Variable Annuity segment is focused on preserving our current capitalization status through careful risk management and hedging. Because GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, our hedge programs may create earnings volatility in our GAAP financial statements.

Governmental and Public Policy Impact on Demand for Our Products

The demand for our products is influenced by a dynamic combination of governmental and public policy factors. We anticipate that legislative and other governmental activity—and our ability to flexibly respond to changes resulting from such activity—will be crucial to our long-term financial performance. In particular, the demand for our products is influenced by the following factors:

•

Availability and quality of public retirement solutions: The lack of comprehensive or sufficient government-sponsored retirement solutions has been a significant driver of the popularity of private sector retirement products. We believe that concerns regarding Social Security and the reduced enrollment in defined benefit retirement plans may further increase the demand for private sector retirement solutions. The impact of any legislative actions or new government programs relating to retirement solutions on our business and financial performance will depend substantially on the level of private sector involvement and our ability to participate in any such programs. We believe we are well positioned to take advantage of any future developments involving participation in any such programs by private sector providers.

•

Tax-advantaged status: Many of the retirement savings, accumulation and protection products we sell qualify for tax-advantaged status. Changes in U.S. tax laws that alter the tax benefits of certain investment vehicles could have a material effect on demand for our products.

Aging of the U.S. Population

We believe that the aging of the U.S. population will affect both the demand for our products and the levels of our AUM and AUA. As the “baby boomer” generation prepares for retirement, we believe that demand for retirement savings, growth and income products will grow. The impact of this growth may be offset to some extent by asset outflows as an increasing percentage of the population begins withdrawing assets to convert their savings into income.

Competition

Our ongoing business operates in highly competitive markets. We face a variety of large and small industry participants, including diversified financial institutions, investment managers and insurance companies. These companies compete in one form or another for the growing pool of retirement assets driven by a number of exogenous factors such as the continued aging of the U.S. population and the reduction in safety nets provided by governments and corporations. In many segments, product differentiation is difficult as product development and life cycles have shortened. In addition, we have experienced pressure on fees as product unbundling and lower cost alternatives have emerged. As a result, scale and the ability to provide value-added services and build long-term relationships are important factors to compete effectively. We believe that our leading presence in the retirement market and resulting relationships with millions of participants, diverse range of capabilities (as a provider of retirement, investment management and insurance products and services) and broad distribution network uniquely position us to effectively serve consumers’ increasing demand for retirement savings, income and protection solutions.

Operating Measures

This management’s discussion and analysis includes discussion of operating income (loss) before income taxes and operating revenues, each of which is a measure that is not determined in accordance with GAAP, because our management uses these measures to manage our businesses and allocate our resources. We also discuss these measures generally because we believe that they provide our investors with useful information regarding our financial performance. In particular, these measures facilitate a comparison of period-to-period results without the effect of the volatility created by certain changes in the financial markets that affect our financial results as reported under GAAP. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures, and accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

We also discuss certain operating measures, described below, which provide useful information about our businesses and the operational factors underlying our financial performance.

Operating Income (Loss) before Income Taxes

Operating income (loss) before income taxes is an internal measure we use to evaluate segment performance. Operating income (loss) before income taxes does not replace net income (loss) as the GAAP measure of the consolidated results of operations and consists of operating revenues less operating benefits and expenses. Each segment’s operating income (loss) before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option (“FVO”) unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other post-employment benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses related to the anticipated Divestment Transaction.

Our Closed Block Variable Annuity segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics and, therefore, its results of operations are not reflected within operating income (loss) before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to our Closed Block Variable Annuity segment.

The most directly comparable GAAP measure to operating income (loss) before income taxes is income (loss) before income taxes. For a reconciliation of operating income (loss) before income taxes to income (loss) before income taxes, see “Results of Operations—Company Consolidated” below.

Operating Revenues

Operating revenues is a measure of our segment revenues. We calculate operating revenues by adjusting each segment’s revenue for the following items:

•

Net realized investment gains (losses) and related charges and adjustments, which include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest. These items are net of related amortization of unearned revenue;

•

Loss on change in fair value of derivatives related to guaranteed benefits, which include changes in the fair value of derivatives related to guaranteed benefits, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating revenues, including the impacts related to changes in our nonperformance spread;

•	Revenues related to businesses exited through reinsurance or divestment;

•	Revenues attributable to noncontrolling interests;

•

Other adjustments to operating revenues primarily reflect fee income earned by our broker dealers for sales of non-proprietary products, which are reflected net of commission expense in our segments’ operating revenues.

Operating revenues also excludes the revenues of our Closed Block Variable Annuity segment, since this segment is managed to focus on protecting regulatory reserves and rating agency capital rather than achieving operating metrics. When we present the adjustments to Total revenues on a consolidated basis, each adjustment excludes the relative portions attributable to our Closed Block Variable Annuity segment.

The most directly comparable GAAP measure to operating revenues is total revenues. For a reconciliation of operating revenue to total revenues, see “Results of Operations—Company Consolidated” below.

AUM and AUA

A substantial portion of our fees, other charges and margins are based on AUM. AUM represents on-balance sheet assets supporting customer account values/liabilities and surplus as well as off-balance sheet institutional/mutual funds. Customer account values reflect the amount of policyholder equity that has accumulated within retirement, annuity and universal life products. AUM includes general account assets managed by our Investment Management segment in which we bear the investment risk, separate account assets in which the contract owner bears the investment risk and institutional/mutual funds, which are excluded from our balance sheet. AUM-based revenues increase or decrease with a rise or fall in the amount of AUM, whether caused by changes in capital markets or by net flows.

AUM is principally affected by net deposits (i.e., new deposits, less surrenders and other outflows) and investment performance (i.e., interest credited to contract owner accounts for assets that earn a fixed return or market performance for assets that earn a variable return). Separate account AUM and institutional/mutual fund AUM include assets managed by our Investment Management segment, as well as assets managed by third-party investment managers. Our Investment Management segment reflects the revenues earned for managing affiliated assets for our other segments (based on arm’s length agreements) as well as assets managed for third parties. Our consolidated AUM includes eliminations of AUM managed by our Investment Management segment that is also reflected in other segments’ AUM and adjustments for AUM not reflected in any segments.

AUA represents accumulated assets on contracts pursuant to which we either provide administrative services or product guarantees for assets managed by third parties. These contracts are not insurance contracts and the assets are excluded from the Consolidated Financial Statements. Fees earned on AUA can be based on the number of participants, asset levels and/or the level of services or product guarantees that are provided.

Sales Statistics

In our discussion of our segment results under “Results of Operations—Segment by Segment,” we sometimes refer to sales activity for various products. The term “sales” is used differently for different products, as described more fully below. These sales statistics do not correspond to revenues under GAAP and are used by us as operating measures underlying our financial performance.

Net flows are deposits less redemptions (including benefits and other product charges).

Sales for Individual Life products are based on a calculation of weighted average annual premiums (“WAP”). Sales for Employee Benefits products are based on a calculation of annual premiums, which represents regular premiums on new policies, plus a portion of new single premiums.

Weighted average annual premiums (WAP) is defined as the amount of premium for a policy’s first year that is eligible for the highest first year commission rate, plus a varying portion of any premium in excess of this base amount, depending on the product. WAP is a key measure of recent sales performance of our products and is an indicator of the general growth or decline in certain lines of business. WAP is not equal to premium revenue under GAAP. Renewal premiums on existing policies are included in GAAP premium revenue in addition to first year premiums and thus changes in persistency of existing in-force business can potentially offset growth from current year sales.

Total gross premiums and deposits are defined as premium revenue and deposits for policies written and assumed. This measure provides information as to growth and persistency trends related to premium and deposits.

Other Measures

Total annualized in-force premiums are defined as a full year of premium at the rate in effect at the end of the period. This measure provides information as to the growth and persistency trends in premium revenue.

Interest adjusted loss ratios are defined as the ratio of benefits expense to premium revenue exclusive of the discount component in the change in benefit reserve. This measure reports the loss ratio related to mortality on life products and morbidity on health products.

In-force face amount is defined as the total life insurance coverage in effect as of the end of the period presented for business written and assumed. This measure provides information as to changes in policy growth and persistency with respect to death benefit coverage.

In-force policy count is defined as the number of policies written and assumed with coverage in effect as of the end of the period. This measure provides information as to policy growth and persistency.

New business policy count (paid) is defined as the number of policies issued during the period for which initial premiums have been paid by the policyholder. This measure provides information as to policy growth from sales during the period.

Results of Operations—Company Consolidated

The following table presents summary consolidated financial information for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Revenues:
Net investment income	$3,642.5	$3,756.4	$4,968.8	$4,987.0	$5,568.6
Fee income	2,624.8	2,721.0	3,603.6	3,516.5	3,325.1
Premiums	1,389.9	1,320.6	1,770.0	1,707.5	1,985.5
Net realized capital gains (losses)	(896.6)	308.0	(1,531.4)	(1,678.0)	(2,178.7)
Other revenue	286.7	319.6	428.2	547.0	947.8
Income (loss) related to consolidated investment entities:
Net investment income (loss)	435.5	621.6	528.4	316.0	(284.1)
Changes in fair value related to collateralized loan obligations	(71.3)	(189.0)	(48.8)	(121.8)	—

Total revenues	7,411.5	8,858.2	9,718.8	9,274.2	9,364.2

Benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	3,636.3	4,397.2	5,742.0	5,027.3	5,629.9
Operating expenses	2,330.9	2,132.2	3,030.8	3,033.5	3,352.2
Net amortization of deferred policy acquisition costs and value of business acquired	539.9	404.6	387.0	746.6	1,052.3
Interest expense	109.0	108.8	139.3	332.5	385.5
Operating expenses related to consolidated investment entities:
Interest expense	74.0	47.1	68.4	49.8	—
Other expense	7.3	57.9	73.5	46.7	52.9

Total benefits and expenses	6,697.4	7,147.8	9,441.0	9,236.4	10,472.8

Income (loss) before income taxes	714.1	1,710.4	277.8	37.8	(1,108.6)
Income tax expense (benefit)	(4.0)	(115.1)	175.0	171.0	(298.0)

Net income (loss)	718.1	1,825.5	102.8	(133.2)	(810.6)
Less: Net income (loss) attributable to noncontrolling interest	222.4	123.0	190.9	(10.3)	(207.4)

Net income (loss) available to the Company’s common shareholder	$495.7	$1,702.5	$(88.1)	$(122.9)	$(603.2)

The following table presents AUM and AUA as of the dates indicated:

($ in millions)	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009
AUM and AUA
Retirement Solutions:
Retirement	$302,951.3	$273,294.6	$287,726.7	$290,811.8	$271,925.4
Annuities	26,251.9	27,961.9	27,690.2	27,849.3	26,368.7

Investment Management	231,943.6	219,175.8	225,114.0	223,140.9	215,459.2

Insurance Solutions:
Individual Life	15,274.9	14,655.7	14,769.8	14,846.3	14,750.6
Employee Benefits	1,767.2	1,734.9	1,741.2	1,736.4	1,823.7

Eliminations/Other	(170,284.2)	(162,357.7)	(167,939.3)	(168,316.3)	(163,089.1)

Total Ongoing Business	407,904.7	374,465.2	389,102.6	390,068.4	367,238.5

Closed Blocks:
Closed Block Variable Annuity	43,842.2	40,845.9	42,645.5	47,978.0	46,644.0
Closed Block Institutional Spread Products	4,494.2	5,745.9	5,581.7	7,002.4	8,715.8
Closed Block Other	574.2	569.6	599.6	606.5	1,289.3

Total Closed Blocks	48,910.6	47,161.4	48,826.8	55,586.9	56,649.1

Total AUM and AUA	$456,815.3	$421,626.6	$437,929.4	$445,655.3	$423,887.6

AUM	$241,532.5	$222,846.5	$229,680.4	$231,381.3	$220,847.3
AUA	215,282.8	198,780.1	208,249.0	214,274.0	203,040.3

Total AUM and AUA	$456,815.3	$421,626.6	$437,929.4	$445,655.3	$423,887.6

The following table presents the relative contributions of each segment to operating income (loss) before income taxes for the periods indicated, and a reconciliation of operating income (loss) before income taxes to income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Retirement Solutions:
Retirement	$340.4	$371.9	$441.9	$469.6	$358.3
Annuities	95.9	187.8	387.6	115.0	48.7
Investment Management	103.3	74.4	87.5	50.1	44.4
Insurance Solutions:
Individual Life	141.6	240.6	279.3	313.5	301.1
Employee Benefits	80.8	62.3	83.3	82.0	37.2

Total Ongoing Business	762.0	937.0	1,279.6	1,030.2	789.7

Corporate	(138.7)	(134.2)	(230.2)	(399.1)	(470.5)

Closed Blocks:
Closed Block Institutional Spread Products	41.0	68.3	83.2	(3.8)	1.8
Closed Block Other	44.9	(13.2)	(13.0)	(6.7)	6.9

Total Closed Blocks(1)	85.9	55.1	70.2	(10.5)	8.7

Total operating income (loss) before income taxes	$709.2	$857.9	$1,119.6	$620.6	$327.9

Adjustments:
Closed Block Variable Annuity	(525.0)	944.6	(564.5)	(220.2)	(1,864.8)
Net investment gains (losses) and related charges and adjustments	400.8	39.9	71.8	(96.4)	538.0
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	113.9	(178.2)	(269.4)	(30.0)	186.4
Loss related to businesses exited through reinsurance or divestment	(34.1)	(24.9)	(35.1)	(3.3)	(20.4)
Income (loss) attributable to noncontrolling interests	222.4	123.0	190.9	(10.3)	(207.4)
Loss on early extinguishment of debt	—	—	—	(108.3)	—
Immediate recognition of net actuarial gains (losses) related to pension and other post-employment benefit obligations and gains (losses) from plan amendments and curtailments	(108.4)	—	(157.8)	(47.5)	2.6
Other adjustments to operating income	(64.7)	(51.9)	(77.7)	(66.8)	(70.9)

Income (loss) before income taxes	$714.1	$1,710.4	$277.8	$37.8	$(1,108.6)

(1)

Our Closed Block Variable Annuity segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics and, therefore, its results of operations are not reflected within operating income (loss) before income taxes.

The following table presents the relative contributions of each segment to operating revenues for the periods indicated, and a reconciliation of operating revenues to Total revenues:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Retirement Solutions:
Retirement	$1,701.4	$1,727.1	$2,225.4	$2,179.0	$2,024.5
Annuities	989.6	1,083.1	1,401.4	1,482.5	1,442.7
Investment Management	403.0	381.8	491.9	454.5	392.0
Insurance Solutions:
Individual Life	2,099.7	2,083.4	2,785.0	2,613.4	2,546.6
Employee Benefits	937.6	941.6	1,246.2	1,277.8	1,357.2

Total Ongoing Business	6,131.3	6,217.0	8,149.9	8,007.2	7,763.0
Corporate	46.7	(31.0)	(13.7)	(132.3)	(73.8)
Closed Blocks:
Closed Block Institutional Spread Products	103.2	149.3	188.1	167.6	308.6
Closed Block Other	29.6	42.1	52.2	64.3	88.4

Total Closed Blocks(1)	132.8	191.4	240.3	231.9	397.0

Total operating revenues	$6,310.8	$6,377.4	$8,376.5	$8,106.8	$8,086.2

Adjustments:
Closed Block Variable Annuity	(138.1)	2,073.7	794.9	677.7	(325.3)
Net realized investment gains (losses) and related charges and adjustments	553.9	134.4	219.2	47.7	358.1
Loss on change in fair value of derivatives related to guaranteed benefits	112.6	(268.1)	(399.0)	(66.9)	138.6
Revenues related to businesses exited through reinsurance or divestment	63.5	101.6	116.1	137.6	1,049.4
Revenues (loss) attributable to noncontrolling interests	347.8	279.7	399.1	143.2	(99.7)
Other adjustments to operating revenues	161.0	159.5	212.0	228.1	156.9

Total revenues	$7,411.5	$8,858.2	$9,718.8	$9,274.2	$9,364.2

(1)

Our Closed Block Variable Annuity segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics and, therefore, its results of operations are not reflected within operating revenues.

Notable Items

We believe the following table will help investors identify more easily some of the larger causes of changes in our operating income (loss) before income taxes during the periods discussed. The table presents notable items that are included in operating income (loss) before income taxes from the following categories: (1) large gains or losses (e.g., the reserve increase related to use of U.S. Social Security Death Master File (“SSDMF”)) that are not indicative of performance in the period; (2) significant gains (losses) resulting from transactions to change our capital structure; and (3) items that typically recur but can be volatile from period to period (e.g., DAC/VOBA and other intangibles unlocking). In addition, we included the historic interest expense because interest expense has declined meaningfully over the period given the change in debt. There may be other items not included in the following table that caused increases (decreases) in operating income (loss) before taxes for the periods presented. See the descriptions within the “Results of Operations” section for a more comprehensive discussion of the causes of changes in operating income (loss) before income taxes.

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Interest expense (including interest rate swap settlements)	$(88.6)	$(164.5)	$(185.7)	$(383.5)	$(506.3)
DAC/VOBA and other intangibles unlocking	(28.3)	116.6	303.8	175.8	22.8
Loss on sale of certain alternative investments(1)	(92.0)	—	—	—	—
Reserve increase related to use of SSDMF	—	—	(68.9)	—	—

(1)	See “Investments—Sale of Certain Alternative Investments” for description of certain alternative investments.

The following table presents the adjustment to income (loss) before taxes related to total investment gains (losses) and the related net amortization of DAC/VOBA and other intangibles:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Other than temporary impairments	$(25.8)	$(399.4)	$(502.7)	$(890.8)	$(1,618.6)
CMO-B fair value adjustments(1)	209.3	286.3	326.5	431.7	309.3
Gains (losses) on the sale of securities	394.8	456.6	568.4	546.5	1,186.1
Other, including changes in the fair value of derivatives	(14.0)	(148.5)	(119.3)	37.8	277.4

Total investment gains (losses)	564.3	195.0	272.9	125.2	154.2
Net amortization of DAC/VOBA and other intangibles on above	(134.4)	(89.6)	(137.6)	(139.0)	180.1

Net investment gains (losses), including Closed Block Variable Annuity	$429.9	$105.4	$135.3	$(13.8)	$334.3

Less: Closed Block Variable Annuity net investment gains (losses) and related charges and adjustments	29.1	65.5	63.5	82.6	(203.7)

Net investment gains (losses)	$400.8	$39.9	$71.8	$(96.4)	$538.0

(1)	For a description of our CMO-B portfolio, see “Investments—CMO-B Portfolio.”

The following table presents the adjustment to income (loss) before taxes related to guaranteed benefit hedging gains (losses) net of DAC/VOBA and other intangible amortization. This table excludes Closed Block Variable Annuity.

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Gain (loss), excluding nonperformance risk	$143.6	$(341.1)	$(377.9)	$(264.8)	$513.2
Decrease (increase) due to nonperformance risk	(42.4)	72.9	(21.3)	197.9	(285.9)

Net gain (loss) prior to related amortization of DAC/VOBA and sales inducements	101.2	(268.2)	(399.2)	(66.9)	227.3
Net amortization of DAC/VOBA and sales inducements	12.7	90.0	129.8	36.9	(40.9)

Net guaranteed benefit hedging gains (losses) and related charges and adjustments	$113.9	$(178.2)	$(269.4)	$(30.0)	$186.4

Terminology Definitions

Net realized capital gains (losses), net realized investment gains (losses) and related charges and adjustments and net guaranteed benefit hedging losses and related charges and adjustments include changes in the fair value of derivatives. Increases in the fair value of derivative assets or decreases in the fair value of derivative liabilities result in “gains.” Decreases in the fair value of derivative assets or increases in the fair value of derivative liabilities result in “losses.”

In addition, we have certain products that contain guarantees that are embedded derivatives related to guaranteed benefits, while other products contain such guarantees that are considered derivatives (collectively “guaranteed benefit derivatives”).

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Net Income (Loss)

Net investment income decreased $113.9 million from $3,756.4 million to $3,642.5 million, primarily due to a $91.9 million loss related to an agreement to sell certain private equity limited partnership investments interest holdings (“sale of certain alternative investments”) (see table below). The transaction is discussed below under “Investments—Sale of Certain Alternative Investments.” Further decreases were due to a decline in average assets in our Closed Block Institutional Spread Products segment and due to lapses in Multi-Year Guarantee Annuities (“MYGAs”). Certain MYGAs, mostly sold in 2002, will reach the end of their current guarantee period in 2012. Most of these MYGAs have high crediting rates and the supporting assets generate returns below the targets set when the contracts were issued, negatively impacting returns in our Annuities segment. During the current year, approximately $2.7 billion of the MYGAs reached the end of their current guarantee period, and approximately 67% of those policies up for renewal lapsed. The high lapse rate was expected as renewal crediting rates offered are lower than the credited rates during the initial term. The run-off of these MYGA contracts is expected to enhance the margin of our Annuities segment in future periods. These decreases were partially offset by an increase in assets in our Retirement segment driven by positive net flows, including customer transfers from variable separate accounts.

The following table presents the net loss on the sale of certain alternative investments as reflected in the Condensed Consolidated Statements of Operations and as included in the segment Operating income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30, 2012
Net investment income (loss)	$(97.5)
Income (loss) related to consolidated investment entities—Net investment income (loss)	28.6
Less: Net income (loss) attributable to noncontrolling interest	(23.0)

Net loss available to ING U.S., Inc.’s common shareholder	$(91.9)

Retirement	$(48.1)
Annuities	(18.0)
Investment Management	2.2
Individual Life	(13.1)
Employee Benefits	(5.1)
Closed Block Institutional Spread Products	(8.0)
Closed Block Other	(1.9)

Net loss included in segment operating income (loss) before income taxes	$(92.0	)(1)

(1)	Amount does not include net gain for the Closed Block Variable Annuity segment of $0.1 million.

Fee income decreased $96.2 million from $2,721.0 million to $2,624.8 million, primarily due to a decline in average AUM in the Closed Block Variable Annuity segment and lower fee income in our Retirement segment due to a reduction in recordkeeping fees as a result of an increase in terminated recordkeeping contracts.

Premiums increased $69.3 million from $1,320.6 million to $1,389.9 million, primarily due to growth in our Individual Life segment.

Net realized capital losses changed $1,204.6 million from a gain of $308.0 million to a loss of $896.6 million, primarily due to changes in fair value of guaranteed benefit derivatives due to nonperformance risk, changes in gains/losses on derivatives from the Closed Block Variable Annuity segment liability hedges, and losses on the CHO program. Changes in the fair value of guaranteed benefit derivatives in the Retirement, Annuities and Closed Block Variable Annuity segments due to nonperformance risk resulted in a decrease in income of $816.0 million. The changes in derivative gains (losses) from the Closed Block Variable Annuity segment liability hedges reduced income by $3,067.7 million. This decrease was driven by significant gains in 2011 due to equity market and interest rate decreases during that period compared to significant losses in 2012 due to the equity market increase during that period. In addition, the CHO program resulted in a decrease to income of $411.3 million due to losses in 2012 as a result of the equity market increase in 2012 and higher notional amounts for hedging the associated underlying risk, compared to a gain in 2011 due to the equity market decrease in 2011. The hedge program in the Closed Block Variable Annuity segment focuses on protecting regulatory reserves and rating agency capital rather than mitigating earnings volatility and, as a result, the losses in 2012 are only partially offset by a $2,092.7 million increase in income from changes in the gain/loss on guaranteed benefit derivatives, excluding nonperformance risk. The higher net realized capital losses were partially offset by a $373.6 million reduction in OTTI and $484.7 million in higher gains on guaranteed benefit derivatives, excluding nonperformance risk, primarily related to certain Stabilizer contracts in our Retirement segment. The gains in 2012 on guaranteed benefit derivatives in Retirement, primarily due to a reduction in expected future guaranteed interest rates on certain Stabilizer contracts, compared to losses in 2011 due to declining interest rates.

Other revenue decreased $32.9 million from $319.6 million to $286.7 million due to changes in contractual amounts paid to/from retirement plan customers upon surrender, lower surrender fees on the Individual Life segment as we experienced higher persistency with the in-force block, lower surrender fees on the Closed Block Variable Annuity segment as that business declined and a reduction in the deferred gain amortization on the divested group reinsurance business.

Interest credited and other benefits to contract owners/policyholders decreased $760.9 million from $4,397.2 million to $3,636.3 million, primarily due to an increase in reserves in the Closed Block Variable Annuity segment in the prior year due to the significant decrease in the equity market in that period, and a reduction in interest credited due to declining contract owner account balances for the Closed Block Institutional Spread Products segment and declining reserves for MYGAs. A reduction in average crediting rates across several product lines also contributed to the decrease. These reductions were partially offset by reserve changes and claim experience in our Individual Life segment due to a combination of growth in the business and adverse mortality results, net of reinsurance and reserve changes. Growth in general account assets in our Retirement segment also contributed to an increase.

Operating expenses increased $198.7 million from $2,132.2 million to $2,330.9 million, primarily due to a $108.4 million net loss from remeasurement of our Retirement Plan’s assets and obligations, and a curtailment gain related to the employees transitioned to Cognizant Technology Solutions U.S. Corporation (“Cognizant”) on August 16, 2012. See “Business—Employees” for more details. A remeasurement is normally performed only in the fourth quarter, but was required in third quarter of 2012 due to the curtailment. The remeasurement resulted in a loss due to the decrease in discount rate of plan liabilities. Higher LOC costs related to the contingent capital LOC for our Closed Block Variable Annuity segment and for our Individual Life segment, a reduction in incentive compensation expense in 2011 that did not recur in 2012, and an increase in expenses in our Individual Life segment due to growth in the business also contributed to the increase. Partially offsetting these increases was a $22.0 million reimbursement of expenses by ING Group in 2012. These expenses were paid in 2011 by ING U.S., Inc. on behalf of ING Group’s Latin America business. In the current year, operating expenses included $15.1 million of previously unreimbursed expenses. Lower expenses in our Retirement and Investment Management business due to a reduction in recordkeeping cases and lower incentive compensation, respectively, also contributed to the decrease.

Net amortization of DAC/VOBA increased $135.3 million from $404.6 million to $539.9 million. The increase is primarily related to favorable unlocking in 2011 and unfavorable unlocking in 2012, primarily in our Annuities segment, due to higher than expected gross profits in 2011 and prospective assumption changes in 2012, respectively.

Income (loss) before income taxes decreased $996.3 million from $1,710.4 million to $714.1 million, primarily due to $816.0 million in changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, increased losses of $411.3 million related to the CHO program, and the $91.9 million loss on the sale of certain alternative investments. Adverse mortality and reserve changes in our Individual Life segment and unfavorable changes in DAC and VOBA and other intangibles unlocking also contributed to the decrease. These decreases were partially offset by a $373.6 million decrease in OTTI, higher assets and margins in our Retirement segment, improved spreads in our Annuities segment, and favorable claim results in our Employee Benefit segment.

Income tax expense (benefit) for the current year was ($4.0) million. We anticipate an effective tax rate of approximately 0%, as the tax expense (benefit) on net income (loss) before income taxes should be offset by increases/decreases in valuation allowances. The income tax expense (benefit) for the prior year was ($115.1) million, which is lower than the tax at the statutory rate, primarily as a result of the release of valuation allowances due to positive income before income taxes.

Operating Income (Loss) before Income Taxes

Operating income before income taxes decreased $148.7 million from $857.9 million to $709.2 million, primarily due to unfavorable DAC/VOBA and other intangibles unlocking in the current year of $28.3 million compared to favorable unlocking in 2011 of $116.6 million, the $92.0 million loss in the current year related to the sale of certain alternative investments, lower level of investment income on alternative assets compared to the prior year, and adverse mortality and reserve changes in our Individual Life segment. These decreases were partially offset by an increase in assets in our Retirement segment, improved investment margins in our Annuities segment and improved claim results in our Employee Benefits segment.

Adjustments from Income (Loss) before Income Taxes to Operating Income (Loss) before Income Taxes

Closed Block Variable Annuity is discussed in “—Results of Operations—Segment by Segment—Closed Block Variable Annuity.”

Net investment gains increased $360.9 million from $39.9 million to $400.8 million, primarily due to a $373.6 million reduction in OTTI, partially offset by a reduction in gains on CMO-B fair value adjustments and gains on sales of securities.

Net guaranteed benefit hedging gains (losses) and related charges and adjustments changed by $292.1 million from a loss of $178.2 million to a gain of $113.9 million. Excluding nonperformance risk, we incurred a $341.1 million loss in 2011 primarily due to the decrease in interest rates during the prior year, compared to a gain of $143.6 million in the current year, primarily due to a reduction in expected future guaranteed interest rates in certain Stabilizer contracts in our Retirement segment. This favorable impact was partially offset by a decrease in the fair value of guaranteed benefits related to nonperformance risk from a $72.9 million gain in 2011 to a $42.4 million loss in 2012. DAC/VOBA amortization related to the respective gain (loss) accounted for the remaining $77.3 million change.

Losses related to businesses exited through reinsurance or divestment increased $9.2 million from $24.9 million to $34.1 million primarily due to a reduction in the amortization of a deferred gain on the group reinsurance business that was divested at the end of 2009, partially offset by higher LOC costs on the individual reinsurance business that was divested in prior years but where we remained responsible for a portion of the LOC costs.

Immediate recognition of net actuarial gains (losses) related to pension and other post-employment benefit obligations and losses from plan adjustments and curtailments was ($108.4) million in the current year due to the remeasurement loss resulting from the revaluation of our Retirement Plan’s assets and obligations, partially offset by a curtailment gain related to the employees transitioned to Cognizant on August 16, 2012. The remeasurement, which was required due to the curtailment, resulted in a loss due primarily to the decrease in discount rate of plan liabilities since the last remeasurement date in the fourth quarter of 2011.

Other adjustments to operating income increased $12.8 million from ($51.9) million to ($64.7) million due to increased expenses related to the anticipated Divestment Transaction.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net Income (Loss)

Net investment income decreased $18.2 million from $4,987.0 million to $4,968.8 million due to a decline in assets in our Closed Block Institutional Spread Products segment and lower earned rates driven by the low interest rate environment. This decline was partially offset by an increase in assets in our Retirement segment, which was driven by positive net flows, including customer transfers from variable separate accounts and the favorable impact of reinvesting short-term investments into longer duration fixed income securities.

Fee income increased $87.1 million from $3,516.5 million to $3,603.6 million primarily due to growth in our Retirement full service products, as well as our Investment Management and Individual Life segments due to a combination of strong sales and an improvement in the equity market, partially offset by a reduction in large Retirement recordkeeping cases resulting from terminated contracts and the continuing run-off of the Closed Block Other segment.

Premiums increased $62.5 million from $1,707.5 million to $1,770.0 million primarily due to growth in our Individual Life segment, partially offset by decreases in Employee Benefits due to competitor pricing actions and sales of immediate annuities with life contingencies in our Annuities segment.

Net realized capital losses decreased $146.6 million from $1,678.0 million to $1,531.4 million primarily due to a reduction of $388.1 million in OTTI, partially offset by a $242.5 million increase in net derivative losses as follows. Net gains on derivatives increased $1,662.1 million from a loss of $1,243.5 million to a gain of $418.6 million. Our Closed Block Variable Annuity segment was the largest driver of this variance. Our Closed Block Variable Annuity segment reported a net gain of $945.9 million for the year ended December 31, 2011 compared to a net loss of $908.7 million for the year ended December 31, 2010. Losses on equity derivative contracts were $513.5 million lower due to the relative equity market movements in each year and changes in notional amounts. Gains on interest rate derivative contracts were $1,331.8 million higher in 2011 primarily due to decreasing interest rates and changes in notional amounts. These gains were largely offset by losses on guaranteed benefit derivatives, which increased $1,872.4 million from 2010 to 2011, primarily in Closed Block Variable Annuity, but also in our Retirement Solutions business (stable value products and fixed indexed annuities (“FIAs”)).

Other revenue decreased $118.8 million from $547.0 million to $428.2 million primarily due to the reduction in the amortization of a deferred gain on the divested group reinsurance business caused by the continuing run-off of the business and the divestment of three broker dealers in early 2010.

Interest credited and other benefits to contract owners/policyholders increased $714.7 million from $5,027.3 million to $5,742.0 million primarily due to an increase in reserves for the Closed Block Variable Annuity segment, which was largely due to updating lapse and other policyholder behavior assumptions in the fourth quarter of 2011. We increased these reserves in the fourth quarter of 2011 after a comprehensive review of our assumptions relating to lapses, mortality, annuitization of income benefits and utilization of withdrawal benefits. We review overall policyholder experience annually, or more frequently if necessary. The review in 2011 included an analysis of a larger body of actual experience than was previously available, including a longer period with low equity markets and interest rates, which we believe provided greater insight into anticipated policyholder behavior for contracts that are in the money. Unfavorable claims experience in the Individual Life segment, an incurred-but-not-reported reduction in 2010 and an increase of $68.9 million in 2011 related to our use of the SSDMF to accrue for unfiled death claims also contributed to the increase. These increases were partially offset by a reduction in credited rates, a decrease in Employee Benefits reserves resulting from lower premiums, declining contract account balances in the Closed Block Institutional Spread Products segment and a decline in sales of immediate annuities with life contingencies in our Annuities segment.

Operating expenses decreased $2.7 million from $3,033.5 million to $3,030.8 million. Significant expense decreased due to restructuring initiatives, a reduction in incentive compensation expense, the divestment of three broker dealers in early 2010 and the continuing run-off of our Closed Block Other segment were entirely offset by a $110.3 million increase in the portion of our pension expense that is related to the immediate recognition of actuarial losses due primarily to changes in interest rates.

Net amortization of DAC/VOBA decreased $359.6 million from $746.6 million to $387.0 million due to favorable unlocking in 2011, which was primarily due to prospective assumption changes related to investment margins, which caused favorable unlocking in our Annuities segment, primarily on our FIAs. In 2011, our investment margins were better than expected on FIAs despite the low interest rate environment due to lower costs of credited rates. Thus, we changed our estimates of the costs of future credited rates to reflect the anticipated increased margins. Unlocking was minimal in 2010 with unfavorable unlocking in our Closed Block Variable Annuity segment due to loss recognition being offset by favorable unlocking in our Retirement segment.

Interest expense decreased $193.2 million from $332.5 million to $139.3 million primarily due to the conversion of $4.0 billion of debt to equity in 2011.

Income before income taxes increased $240.0 million from $37.8 million to $277.8 million primarily due to growth in our ongoing business, reduction in impairments, reduction in interest cost and favorable DAC/VOBA and other intangibles unlocking, partially offset by an increase in reserves for our Closed Block Variable Annuity segment.

Income tax expense (benefit) for the year ended December 31, 2011 was $77.8 million greater than the tax at the statutory rate primarily due to an increase in the valuation allowance of $175.0 million, the tax impact of non-deductible expenses of $32.0 million, offset by the $74.0 million favorable impact of the dividends received deduction and $67.0 million of favorable impact from net income noncontrolling interests. The increase in the valuation allowance was due primarily to continued tax losses, the benefit of which is uncertain. The income tax expense (benefit) for 2010 was $157.8 million greater than the tax at the statutory rate primarily due to an increase in the valuation allowance of $547.0 million and the $38.0 million tax effect of a loss from early extinguishment of debt. These increases in tax expense were partially offset by $312.0 million release of tax liabilities related to settlement of IRS examinations and the $108.0 million favorable impact of the dividends received deduction. The increase in the valuation allowance was primarily due to continued tax losses, the benefit of which is uncertain.

Operating Income (Loss) before Income Taxes

Operating income before income taxes increased $499.0 million from $620.6 million to $1,119.6 million primarily due to growth in our ongoing business, improved investment margins (investment income less credited interest), expense reduction initiatives, reduction in interest expense as a result of an aggregate $4.0 billion of debt to equity conversion during 2011. Furthermore, favorable DAC/VOBA and other intangibles unlocking was $303.8 million in 2011 compared to a favorable impact of $175.8 million in 2010.

Adjustments from Income (Loss) before Income Taxes to Operating Income before Taxes

Closed Block Variable Annuity is discussed in “—Results of Operations—Segment by Segment—Closed Block Variable Annuity.”

Net investment gains (losses) and related charges and adjustments increased $168.2 million from a loss of $96.4 million to a gain of $71.8 million due to reductions in impairments, partially offset by lower realized trading gains net of applicable and lower derivative fair value adjustments and fair value adjustments on our CMO-B portfolio and DAC/VOBA amortization.

Net guaranteed benefit hedging gains (losses) and related charges and adjustments increased $239.4 million from $30.0 million to $269.4 million due to guaranteed benefit derivative losses in our Retirement and Annuities segments driven by low interest rates and an unfavorable change in fair value due to nonperformance risk of $21.3 million in 2011 compared to a favorable change in fair value due to nonperformance risk in 2010 of $197.9 million excluding the impacts of DAC/VOBA and other intangibles. The guaranteed benefit derivatives on Retirement’s stable value products decreased from a gain of $9.0 million in 2010 to a loss of $212.5 million in 2011, while the guaranteed benefit derivatives in our fixed indexed annuity products increased from a loss of $75.9 million in 2010 to a loss of $186.6 million in 2011, net of hedging gains (losses).

Losses related to businesses exited through reinsurance or divestment increased $31.8 million from $3.3 million to $35.1 million primarily due to a reduction in the deferred gain amortization on the divested group reinsurance business.

Other adjustments to operating income changed ($10.9) million from ($66.8) million to ($77.7) million due to increased third-party expenses related to the anticipated Divestment Transaction.

Losses related to early extinguishment of debt was $108.3 million due to a $3.0 billion debt to equity conversion in 2010.

Immediate recognition of net actuarial gains (losses) related to pension and other post-employment benefit obligations and gains (losses) from plan amendments and curtailments changed $110.3 million from a loss of $47.5 million to a loss of $157.8 million due primarily to changes in interest rates.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net Income (Loss)

Net investment income decreased $581.6 million from $5,568.6 million to $4,987.0 million primarily due to the run-off of assets in our Closed Block Institutional Spread Products segment, the divestment of the group reinsurance business and lower earned rates due to a combination of changes in asset mix to reduce risk in the portfolio and the impacts related to the low interest rate environment. These reductions were partially offset by an increase in assets in our Retirement and Annuities segments.

Fee income increased $191.4 million from $3,325.1 million to $3,516.5 million primarily due to higher AUM in the Closed Block Variable Annuity, Retirement and Investment Management segments. The increase in AUM was primarily driven by an improvement in the equity markets in 2010 compared to 2009. These increases were partially offset by a reduction in large Retirement recordkeeping cases due to terminated contracts and the continuing run-off of the Closed Block Other segment.

Premiums decreased $278.0 million from $1,985.5 million to $1,707.5 million due to the divestment of the group reinsurance business and a significant reduction in Employee Benefits premiums, primarily related to the reinsurance of long-term disability business written after September 1, 2009. These decreases were partially offset by growth in the sale of term life products in our Individual Life segment and an increase in sales of annuities with life contingencies in our Annuities segment.

Net realized capital losses decreased $500.7 million from $2,178.7 million to $1,678.0 million primarily due to lower OTTI of $727.8 million driven by the improved economic and interest rate environment, offset by a $639.6 million decrease in trading gains. Trading gains in 2009 included gains of $844.0 million associated with assets in the Alt-A Back-up Facility transaction described further in “Certain Relationships and Related Party Transactions—Alt-A Back-up Facility”. An OTTI loss of $889.5 million was recorded on these assets in 2008 since we did not have the intent to hold the assets until full recovery. In addition, we experienced lower losses on derivatives of $693.1 million, consisting of $1,814.8 million in derivatives, ($1,448.9) million in guaranteed benefit derivatives, and $327.2 million on embedded derivatives on fixed income instruments. Our Closed Block Variable Annuity segment was the largest driver of this $1,814.8 million change. Our Closed Block Variable Annuity segment reported a net loss on derivatives of $908.7 million for 2010 compared to a net loss on derivatives of $2,717.4 million for 2009. Equity contracts accounted for $996.8 million of the Closed Block Variable Annuity losses in 2010 and $2,621.4 million in 2009, offset by gains on interest rate contracts, which accounted for $103.3 million in 2010 and losses of $86.3 million in 2009. Gains (losses) on guaranteed benefit derivatives changed by ($1,448.9) million (from a gain of $1,376.2 million to a loss of $72.7 million).

Other revenue decreased $400.8 million from $947.8 million to $547.0 million primarily due to the divestment of three broker dealers in early 2010.

Interest credited and other benefits to contract owners/policyholders decreased $602.6 million from $5,629.9 million to $5,027.3 million due to the divestment of the group reinsurance business, a smaller increase in reserves for our Closed Block Variable Annuity segment compared to 2009, the run-off of our Closed Block Institutional Spread Products segment, improved Employee Benefits disability claim development in 2010 compared to 2009, reinsurance of long-term disability business written after September 1, 2009 and a reduction in average credited rates in our Retirement and Annuities segments. These decreases were partially offset by growth in our Individual Life segment and an increase in sales of annuities with life contingencies.

Operating expenses decreased $318.7 million from $3,352.2 million to $3,033.5 million due to the divestment of three broker dealers and the group reinsurance business, the continuing run-off of our Closed Block Other segment and a decline in commission expense in our Employee Benefits segment due to a decline in premiums. These decreases were partially offset by higher commissions due to the increase in AUM and mutual fund sales, costs of restructuring within the Retirement segment that resulted in a significant reduction in headcount in the fourth quarter of 2010, an increase in pension expense related to the immediate recognition of actuarial losses primarily due to changes in interest rates, differences in incentive compensation and retention expenses between 2009 and 2010 and growth in our Individual Life segment.

Net amortization of DAC/VOBA decreased $305.7 million from $1,052.3 million to $746.6 million primarily due to a smaller DAC/VOBA write-down in our Closed Block Variable Annuity segment. Both years reflected charges primarily related to loss recognition. Sharp declines in equity markets in the first quarter of 2009 and the second quarter of 2010 caused a portion of our Closed Block Variable Annuity segment DAC/VOBA to become unrecoverable from the present value of expected future gross profits. The write-down related to unlocking/loss recognition in the second quarter of 2010 was $158.6 million compared to $423.8 million in the first quarter of 2009.

Interest expense decreased $53.0 million from $385.5 million to $332.5 million primarily due to the conversion of $3.0 billion of debt to equity in 2010, reflecting the reduction in interest expense net of prepayment fees.

Income (loss) before income taxes increased $1,146.4 million from a loss of $1,108.6 million to income of $37.8 million due to a reduction in investment losses, a smaller loss recognition in Closed Block Variable Annuity segment, an increase in fee income due to improved equity markets, lower interest expense, improved disability claim development in 2010 compared to 2009 and growth in our ongoing business.

Income tax expense (benefit) for the year ended December 31, 2010 was $157.8 million greater than the tax at the statutory rate as described above. The income tax expense (benefit) for the year ended December 31, 2009 was $90.0 million less than the benefit at the statutory rate primarily due to the establishment of $90.0 million for valuation allowance for net operating losses, the benefit of which is uncertain. All other items were allocated to Other comprehensive income in accordance with the exception described in ASC Topic 740-20-45-7.

Operating Income (Loss) before Income Taxes

Operating income before income taxes increased $292.7 million from $327.9 million to $620.6 million primarily due to improving equity markets, which increased fee income and investment returns on alternative investments, a reduction in interest expense and favorable DAC/VOBA and other intangibles unlocking in our Retirement and Individual Life segments.

Adjustments from Income (Loss) before Income Taxes to Operating Income before Taxes

Closed Block Variable Annuity is discussed in “—Results of Operations—Segment by Segment—Closed Block Variable Annuity.”

Net investment gains (losses) and related charges and adjustments decreased $634.4 million from a gain of $538.0 million to a loss of $96.4 million due to reduction in gains on the sale of securities and were partially offset by a reduction in impairments.

Net guaranteed benefit hedging gains (losses) and related charges and adjustments decreased $216.4 million from a gain of $186.4 million to a loss of $30.0 million. Excluding the impacts of nonperformance risk, guaranteed benefit derivative losses of $264.8 million in our Retirement and Annuities segments were driven by low interest rates during 2010 compared with $513.2 million in gains in 2009. These were somewhat offset by $483.8 million in favorable changes in fair value due to the impacts of nonperformance risk (gains of $197.9 million in 2010 compared to losses of $285.9 million in 2009).

Losses related to businesses exited through reinsurance or divestment decreased $17.1 million from $20.4 million to $3.3 million primarily due to the deferred gain amortization on the group reinsurance business that was divested at the end of 2009, partially offset by higher LOC costs on the individual reinsurance business that was divested in prior years, but where we remain responsible for a portion of the LOC costs.

Other adjustments to operating income changed ($4.1) million from ($70.9) million to ($66.8) million due to reduction in projects related to the CitiStreet integration, which was acquired in 2008.

Losses related to early extinguishment of debt was $108.3 million in 2010 due to the difference in the book value versus market value of $3.0 billion of debt that was converted to equity in 2010. There was no similar conversion in 2009.

Immediate recognition of net actuarial gains (losses) related to pension and other post-employment benefit obligations and gains (losses) from plan adjustments and curtailments increased $50.1 million from a gain of $2.6 million to a loss of $47.5 million due primarily to changes in interest rates.

Results of Operations—Ongoing Business

We consider the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments as our ongoing business. The following table presents operating income before income taxes of our ongoing business for the periods presented:

	Nine Months Ended September 30,		Year ended December 31,
($ in millions)	2012	2011	2011	2010	2009
Operating income (loss) before income taxes(1)	$762.0	$937.0	$1,279.6	$1,030.2	$789.7

(1)	For a reconciliation of Operating income (loss) before income taxes to Income (loss) before income taxes, see the table presented in Results of Operations—Company Consolidated.

We analyze our ongoing business performance based on the sources/drivers of profitability. We believe this supplemental information is useful in order to gain a better understanding of our operating income (loss) before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of operating income (loss) before income taxes of our ongoing business. The sources/drivers of profitability are defined as such:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve (“URR”) for universal life contracts and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are operating expenses, net of amounts capitalized as acquisition expenses.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking see “Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles.”

The following table presents a supplemental presentation of operating income (loss) before income taxes for our ongoing business based on sources / drivers of profitability:

	Nine Months Ended September 30,		Year Ended December 31,
($ in millions)	2012	2011	2011	2010	2009
Sources of Operating Income (Loss) before Income Taxes:
Investment spread and other investment income	$1,086.6	$1,129.0	$1,341.6	$1,334.3	$1,033.0
Fee based margin	987.5	983.1	1,298.0	1,247.4	1,190.6
Net underwriting gain (loss) and other revenue	572.7	629.0	825.4	859.2	909.6
Administrative expenses	(1,247.2)	(1,272.0)	(1,691.9)	(1,748.9)	(1,597.0)
Trail commissions	(185.7)	(173.3)	(232.6)	(230.8)	(212.1)
DAC/VOBA and other intangibles amortization, excluding unlocking
	(423.6)	(475.4)	(564.7)	(606.8)	(557.2)
DAC/VOBA and other intangibles unlocking	(28.3)	116.6	303.8	175.8	22.8

Operating income (loss) before income taxes	$762.0	$937.0	$1,279.6	$1,030.2	$789.7

The following table presents certain notable items that resulted in volatility in operating income (loss) before income taxes:

	Nine Months Ended September 30,		Year Ended December,
($ in millions)	2012	2011	2011	2010	2009
DAC/VOBA, and other intangibles unlocking	$(28.3)	$116.6	$303.8	$175.8	$22.8
Loss on sale of alternative investments	(82.1)	—	—	—	—

Ongoing Business—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Operating income before income taxes decreased $175.0 million from $937.0 million to $762.0 million primarily due to unfavorable DAC/VOBA and other intangibles unlocking in the current year of $28.3 million compared to favorable unlocking in the prior year of $116.6 million, the loss of $82.1 million in the current year related to the sale of certain alternative investments, lower level of investment income on alternative assets compared to the prior year, and adverse mortality and reserve changes in our Individual Life segment. These decreases were partially offset by an increase in assets and margins in our Retirement segment, improved investment margins in our Annuities segment and improved claim results in our Employee Benefits segment. See “—Results of Operations—Segment by Segment.”

Ongoing Business—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating income before income taxes increased $249.4 million from $1,030.2 million to $1,279.6 million primarily due to higher favorable DAC/VOBA and other intangibles unlocking, expense reduction initiatives, and an increase in fee income and premiums. Favorable DAC/VOBA and other intangibles unlocking was $303.8 million in 2011 compared to a favorable impact of $175.8 million in 2010. Higher revenues resulted from in-force growth in our Individual Life segment as well as an increase in AUM in our Investment Management segment. See “—Results of Operations—Segment by Segment.”

Ongoing Business—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating income (loss) before income taxes increased $240.5 million from $789.7 million to $1,030.2 million primarily due to improving equity markets, which increased fee income and investment returns on alternative investments and favorable DAC/VOBA and other intangibles unlocking in our Retirement and Individual Life segments. Offsetting these items was an increase in operating expenses primarily due to higher expenses in our Retirement segment resulting from the transfer of the wholesale distribution force in early 2010 from our Closed Block Variable Annuity segment, higher incentive compensation and retention expenses in 2010, and growth in our Individual Life segment. See “—Results of Operations—Segment by Segment.”

Results of Operations—Segment by Segment

Retirement Solutions—Retirement

The following table presents operating income before income taxes of our Retirement segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Operating revenues:
Net investment income and net realized gains (losses)	$1,119.8	$1,123.0	$1,435.9	$1,405.2	$1,304.4
Fee income	532.3	543.8	713.5	711.4	657.0
Premiums	4.0	7.9	8.1	3.0	2.4
Other revenue	45.3	52.4	67.9	59.4	60.7

Total operating revenues	1,701.4	1,727.1	2,225.4	2,179.0	2,024.5

Operating benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	629.3	613.0	826.2	797.9	781.9
Operating expenses	620.3	630.4	844.5	900.3	821.8
Net amortization of DAC/VOBA	110.3	110.5	111.1	9.2	60.4
Interest expense	1.1	1.3	1.7	2.0	2.1

Total operating benefits and expenses	1,361.0	1,355.2	1,783.5	1,709.4	1,666.2

Operating income (loss) before income taxes	$340.4	$371.9	$441.9	$469.6	$358.3

The following table presents a supplemental presentation of operating income (loss) before income taxes based on the sources/drivers of profitability:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Sources of Operating Income (Loss) Before Income Taxes:
Investment spread and other investment income	$504.4	$534.0	$638.0	$627.7	$509.1
Fee based margin	578.0	580.3	762.6	757.1	714.7
Net underwriting gain (loss) and other revenue	(13.5)	(2.0)	(6.4)	0.5	4.6
Administrative expenses	(524.7)	(537.4)	(716.3)	(782.9)	(709.1)
Trail commissions	(85.0)	(85.0)	(115.4)	(111.5)	(98.1)
DAC/VOBA and other intangibles amortization, excluding unlocking	(133.5)	(133.8)	(164.8)	(181.7)	(130.1)
DAC/VOBA and other intangibles unlocking	14.7	15.8	44.2	160.4	67.2

Operating income (loss) before income taxes	$340.4	$371.9	$441.9	$469.6	$358.3

The following table presents certain notable items that resulted in volatility in operating income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
DAC/VOBA and other intangibles unlocking	$14.7	$15.8	$44.2	$160.4	$67.2
Loss on sale of certain alternative investments	(48.1)	—	—	—	—

The following tables present AUM and AUA for our Retirement segment at the dates indicated:

($ in millions)	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009
Corporate market	$32,609.4	$27,127.3	$29,134.4	$29,486.0	$26,749.5
Tax exempt market	46,226.6	40,628.4	42,691.3	43,221.9	39,942.7

Total full service plans	78,836.0	67,755.7	71,825.7	72,707.9	66,692.2
Stable value(1)	6,473.1	4,758.0	5,560.9	1,987.7	810.0
Individual Markets	2,359.4	2,000.8	2,091.1	1,842.2	1,382.9

Total AUM	87,668.5	74,514.5	79,477.7	76,537.8	68,885.1
AUA	215,282.8	198,780.1	208,249.0	214,274.0	203,040.3

Total AUM and AUA	$302,951.3	$273,294.6	$287,726.7	$290,811.8	$271,925.4

(1)	Consists of assets where we are the investment manager.

($ in millions)	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009
General Account	$26,634.6	$24,970.7	$25,528.3	$23,588.1	$22,755.4
Separate Account	47,905.2	39,845.4	42,920.8	43,284.1	38,585.0
Mutual Funds/Institutional Funds	13,128.7	9,698.4	11,028.6	9,665.6	7,544.7
AUA	215,282.8	198,780.1	208,249.0	214,274.0	203,040.3

Total AUM and AUA	$302,951.3	$273,294.6	$287,726.7	$290,811.8	$271,925.4

The following table presents a rollforward of AUM for our Retirement segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Balance as of beginning of period	$79,477.7	$76,537.8	$76,537.8	$68,885.1	$58,273.5
Deposits	8,976.1	8,682.3	11,927.4	11,210.9	9,597.6
Surrenders, benefits and product charges	(7,291.7)	(6,964.9)	(8,926.4)	(9,765.5)	(8,740.0)

Net flows	1,684.4	1,717.4	3,001.0	1,445.4	857.6
Interest credited and investment performance	6,506.4	(3,740.7)	(61.1)	6,207.3	9,754.0

Balance as of end of period	$87,668.5	$74,514.5	$79,477.7	$76,537.8	$68,885.1

Retirement—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Operating revenues

Net investment income and net realized gains (losses) decreased $3.2 million from $1,123.0 million to $1,119.8 million primarily due to the $48.1 million loss on the sale of certain alternative investments. We also reduced the fair value of our investments in Low Income Housing Tax Credits (“LIHTC”) which had an unfavorable impact of $4.6 million. These losses were partially offset by an increase in investment income of general account assets. General account assets increased from $25.0 billion to $26.6 billion in the current year compared to the same period in the prior year. The volatility in the equity market during the second half of 2011 resulted in participants transferring funds from variable investment options into the fixed investment option, which contributed to an increase in average general account assets.

Fee income decreased $11.5 million from $543.8 million to $532.3 million. The decrease in fee income was primarily due to a reduction in recordkeeping fees as a result of an increase in terminated contracts. The decrease was partially offset by an increase in fees earned on full service retirement plans due to positive equity market performance.

Premiums decreased $3.9 million from $7.9 million to $4.0 million primarily due to a decline in the issuance of single premium immediate annuities with life contingencies.

Other revenue decreased $7.1 million from $52.4 million to $45.3 million primarily due to a change in contractual amounts paid to/from retirement plan customers upon surrender.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders increased $16.3 million from $613.0 million to $629.3 million primarily due to an increase in general account liabilities, which corresponded to the increase in general account assets as described above. The increase was partially offset by a decrease in average credited rates on general account liabilities due to actions taken in January, April and July 2012 to reflect the low interest rate environment.

Operating expenses decreased $10.1 million from $630.4 million to $620.3 million primarily driven by expenses of the recordkeeping business, which were in line with the reduction in revenue.

Operating income (loss) before income taxes was lower for the current year. Lower fee income and lower other revenue combined with the loss on the sale of certain alternative investments and reduction in fair value of investments in LIHTC had an adverse effect on operating income. In addition, higher interest credited and other benefits to contract owners/policyholders contributed to the decline as a result of an increase in general account liabilities.

Retirement—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues

Net investment income and net realized gains (losses) increased $30.7 million from $1,405.2 million to $1,435.9 million primarily due to an increase in account values ($1.9 billion increase in general account assets as provided in the table above), partially offset by a $34.1 million decrease in alternative investment income. New sales, customer transfers from variable to fixed investment options in qualified and nonqualified annuity and funding agreement products and positive net flows through improved persistency contributed to the increase in general account assets. Overall yields for the general account, net of investment expense and excluding alternative investment results, remained consistent with 2010 and were approximately 5.7%. The decrease in alternative investment returns reflects the market declines and volatility in 2011.

Fee income increased $2.1 million from $711.4 million to $713.5 million. Increases in full service retirement plan and individual retirement product revenues of $17.8 million which were driven by net increases in separate account and institutional /mutual fund AUM were offset by a $17.8 million decrease in recordkeeping fees primarily due to terminated contracts.

Premiums increased $5.1 million from $3.0 million to $8.1 million primarily due to the timing of the sale of immediate annuity products with lifetime contingencies.

Other revenue increased $8.5 million from $59.4 million to $67.9 million primarily due to increases in broker dealer revenue.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders increased $28.3 million from $797.9 million to $826.2 million primarily due to a $1.9 billion increase in general account AUM as provided in the table above. The increase was partially offset by a slight decrease in average credited rates on fixed fund options in qualified and nonqualified annuity and funding agreement products compared to 2010 due to management actions. Most of our fixed fund options contain guaranteed minimum credited rates ranging from 1% to 4%. As of December 31, 2011, approximately 70% of these funds were at the minimum credited rates.

Operating expenses decreased $55.8 million from $900.3 million to $844.5 million primarily driven by a $33.6 million decrease as a result of a restructuring effort in late 2010, which included the elimination of the wholesale distribution channel. Expenses in the recordkeeping business decreased $24.7 million commensurate with terminated contracts.

Net amortization of DAC/VOBA increased $101.9 million from $9.2 million to $111.1 million primarily as a result of $116.2 million of lower favorable DAC unlocking in 2011. The 2011 results include a favorable impact of $44.2 million compared to a favorable impact of $160.4 million in 2010 due to unlocking. Favorable unlocking in 2011 was driven by future assumption changes and greater than expected net flows into fixed investment option funds. Favorable unlocking in 2010 was driven by equity market growth above expectations and assumption updates resulting in an increase in future gross profit projections. Excluding the impact from the unlocking of DAC/VOBA, net amortization of DAC/VOBA decreased $14.3 million due to lower amortization rates resulting from favorable assumption updates.

Operating income (loss) before income taxes

Full-service retirement plan sales growth, together with our emphasis on strengthening net flows and implementing cost reductions, were the primary underlying drivers of improved results, excluding DAC/VOBA and other intangibles unlocking. Favorable net flows of $3.0 billion in 2011 resulted in higher levels of AUM leading to both additional net investment income (loss) and fee income. The implementation of expense reduction initiatives resulted in lower operating expenses in 2011 as further distribution efficiencies were realized. However, the drivers of 2011 results were offset by a lower favorable DAC/VOBA and other intangibles unlocking of $116.2 million compared to 2010 resulting in a decrease in operating income before income taxes.

Retirement—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating revenues

Net investment income and net realized gains (losses) increased $100.8 million from $1,304.4 million to $1,405.2 million primarily due to $137.1 million of higher alternative investment income, as the equity markets improved in 2010. This was partially offset by a decline in yields on general account assets as a result of the low interest rate environment. Overall yields on general account assets, net of investment expense and excluding alternative investments were approximately 5.7% in 2010 compared to 5.9% in 2009.

Fee income increased $54.4 million from $657.0 million to $711.4 million primarily due to a $76.8 million increase in fee revenue associated with full service retirement plans and individual retirement products. This was driven by higher average separate account and institutional/mutual fund AUM due to improved equity market performance. This increase was partially offset by a $23.9 million decrease in recordkeeping fees primarily due to an increase in terminated contracts.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders increased $16.0 million from $781.9 million to $797.9 million due to an increase in account values ($0.8 billion in general account AUM as provided in the table above) along with higher premium and interest bonuses paid on accounts. The increase was partially offset by a slight decrease in average credited rates on fixed fund options in qualified and nonqualified annuity and funding agreement products compared to 2009 due to management actions.

Operating expenses increased $78.5 million from $821.8 million to $900.3 million due to the transfer of the wholesale distribution force in early 2010 from our Closed Block Variable Annuity segment to support sales of the individual retirement rollover products and non-deferrable project spending to improve the then current infrastructure and prepare for anticipated future growth. Subsequently, the individual retirement product business was restructured in late 2010, which resulted in a significant reduction in headcount in the fourth quarter of 2010 and a reduction in the expense run rate heading into 2011. The remaining increase relates to a $13.6 million increase in AUM-based commissions driven by higher AUM levels.

Net amortization of DAC/VOBA decreased $51.2 million from $60.4 million to $9.2 million primarily due to $93.2 million in favorable unlocking. The 2010 results included a favorable unlocking impact of $160.4 million compared to $67.2 million in 2009. Favorable unlocking in both 2010 and 2009 was driven by higher than expected equity market appreciation, as well as assumption updates resulting in an increase in future gross profit projections. Excluding the impact from the unlocking of DAC/VOBA, net amortization of DAC/VOBA increased $42.0 million due primarily to a higher level of gross profits in 2010.

Operating income (loss) before income taxes

Markets continued their recovery into 2010, laying the groundwork for improvement in operating income. The higher equity market levels in 2010 compared to early 2009 contributed to higher favorable DAC/VOBA and other intangibles unlocking and improved AUM-based fee income. The increase in operating income also reflected better net investment income, as returns on alternative investments improved.

Retirement Solutions—Annuities

The following table presents operating income before income taxes of the Annuities segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Operating revenues:
Net investment income and net realized gains (losses)	$924.9	$1,018.9	$1,321.9	$1,369.4	$1,381.8
Fee income	25.1	22.4	29.8	24.1	14.9
Premiums	29.6	27.3	34.1	67.3	34.5
Other revenue	10.0	14.5	15.6	21.7	11.5

Total operating revenues	989.6	1,083.1	1,401.4	1,482.5	1,442.7

Operating benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	661.8	756.8	978.0	1,091.9	1,100.4
Operating expenses	94.4	94.8	126.7	131.0	114.4
Net amortization of DAC/VOBA	137.1	43.2	(91.5)	143.9	178.4
Interest expense	0.4	0.5	0.6	0.7	0.8

Total operating benefits and expenses	893.7	895.3	1,013.8	1,367.5	1,394.0

Operating income (loss) before income taxes	$95.9	$187.8	$387.6	$115.0	$48.7

The following table presents a supplemental presentation of operating income (loss) before income taxes based on the sources /drivers of profitability:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Sources of Operating Income (Loss) Before Income Taxes:
Investment spread and other investment income	$320.0	$299.3	$362.8	$367.8	$330.9
Fee based margin	26.3	22.1	30.2	18.9	18.0
Net underwriting gain (loss) and other revenue	9.2	17.4	19.6	27.1	17.6
Administrative expenses	(68.4)	(76.3)	(104.1)	(101.3)	(103.5)
Trail commissions	(24.5)	(14.5)	(16.2)	(21.1)	(7.8)
DAC/VOBA and other intangibles amortization, excluding unlocking	(124.9)	(148.4)	(170.7)	(166.2)	(212.5)
DAC/VOBA and other intangibles unlocking	(41.8)	88.2	266.0	(10.2)	6.0

Operating income (loss) before income taxes	$95.9	$187.8	$387.6	$115.0	$48.7

The following table presents certain notable items that resulted in volatility in operating income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
DAC/VOBA and other intangibles unlocking	$(41.8)	$88.2	$266.0	$(10.2)	$6.0
Loss on sale of certain alternative investments	(18.0)	—	—	—	—

The following table presents AUM for our Annuities segment at the dates indicated:

($ in millions)	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009
AUM
General account	$23,185.7	$25,694.2	$25,198.5	$25,925.0	$25,302.9
Separate account	774.5	688.0	730.4	835.3	805.4
Mutual funds	2,291.7	1,579.7	1,761.3	1,089.0	260.4

Total AUM	$26,251.9	$27,961.9	$27,690.2	$27,849.3	$26,368.7

The following table presents a rollforward of AUM for our Annuities segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Balance as of beginning of period	$27,690.2	$27,849.3	$27,849.3	$26,368.7	$25,150.5
Deposits	1,798.0	2,176.4	2,716.8	2,855.6	3,204.6
Surrenders, benefits and product charges	(4,134.1)	(2,750.1)	(3,935.1)	(2,897.1)	(3,069.7)

Net flows	(2,336.1)	(573.7)	(1,218.3)	(41.5)	134.9
Interest credited and investment performance	897.8	686.3	1,059.2	1,522.1	1,083.3

Balance as of end of period	$26,251.9	$27,961.9	$27,690.2	$27,849.3	$26,368.7

Annuities—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Operating revenues

Net investment income and net realized gains (losses) decreased $94.0 million from $1,018.9 million to $924.9 million primarily due to lower general account assets, the $18.0 million loss on sale of certain alternative investments and lower income on alternative investments. General account assets decreased as a result of MYGAs lapsing at the end of their initial terms, largely due to crediting rates that were lower than the crediting rates during their initial term.

Fee income increased $2.7 million from $22.4 million to $25.1 million due to growth in assets of mutual fund products which are sold by the annuity distribution force as an alternative retirement product. The balance of assets increased from $1.6 billion to $2.3 billion.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders decreased $95.0 million from $756.8 million to $661.8 million. The decrease was primarily due to lapses of MYGAs which resulted in a decrease to average account values. Lower option costs of FIAs and lower reserve charges from life contingent supplemental contracts also contributed to the decrease. The decline in interest credited and other benefits to contract owners/policyholders was partially offset by higher amortization on sales inducements.

Net amortization of DAC/VOBA increased $93.9 million from $43.2 million to $137.1 million primarily due to an unfavorable change in unlocking of DAC/VOBA that was partially offset by a lower amortization rate of DAC/VOBA. The unfavorable unlocking of DAC/VOBA in the current year was primarily due to a decrease in projected margins on the MYGA policies. This compared to favorable unlocking in the prior year which resulted from higher than expected gross profits. The favorable change in DAC/VOBA amortization was due to a decrease in the amortization rate partially offset by higher amortization due to higher gross profits in the current year.

Operating income before income taxes

Operating income before income taxes decreased $91.9 million from $187.8 million to $95.9 million which was primarily driven by changes in DAC/VOBA and other intangibles unlocking and a decline in net investment income, which were partially offset by lower interest credited and other benefits to contract owners/policyholders.

Annuities—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues

Net investment income and net realized gains (losses) decreased $47.5 million from $1,369.4 million to $1,321.9 million due to lower yields. The decrease in yield reflects the impact of lower interest rates in 2011.

Fee income increased $5.7 million from $24.1 million to $29.8 million due to growth in assets of mutual fund products, which are sold by the annuity distribution force as an alternative retirement product. Sales of mutual fund products increased from $859.9 million to $977.6 million during 2011, or a growth of 13.7%.

Premiums declined by $33.2 million from $67.3 million to $34.1 million due to lower sales of immediate annuities with life contingencies.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders decreased $113.9 million from $1,091.9 million to $978.0 million primarily due to a decrease in average crediting rates resulting from contracts with higher rates reaching maturity. The decrease also reflects lower sales of annuities with life contingencies, which results in a decrease in the related reserve associated with those products. In addition, amortization of sales inducements decreased due to an increase in estimated gross profits.

Operating expenses decreased $4.3 million from $131.0 million to $126.7 million due to slightly lower commission expenses in 2011.

Net amortization of DAC/VOBA decreased $235.4 million from $143.9 million to ($91.5) million primarily due to a favorable change in unlocking in 2011 compared to unfavorable unlocking in 2010. The favorable unlocking of DAC/VOBA in 2011 resulted primarily from prospective assumption changes related to investment margins on FIAs, or earned investment income less credited interest. In 2011, our investment margins were better than expected on FIAs despite the low interest rate environment due to lower costs of credited rates. Thus, we changed our estimates of the costs of future credited rates to reflect the anticipated increased margins.

Operating income before income taxes

Operating income before income taxes in 2011 increased $272.6 million from $115.0 million to $387.6 million primarily impacted by increased investment margins as well as updated actuarial assumptions and resulted in favorable unlocking of DAC/VOBA and other intangibles as described above.

Annuities—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating revenues

Net investment income and net realized gains (losses) decreased $12.4 million from $1,381.8 million to $1,369.4 million primarily due to lower yields reflecting a portfolio restructuring that we conducted in mid-2009 to early 2010 in order to maintain a strong liquidity profile. See “Investments—Investment Strategy.”

Fee income increased $9.2 million from $14.9 million to $24.1 million due to growth in assets of custodial mutual fund products, which the annuity distribution channel sells as an alternative retirement product.

Premiums increased $32.8 million from $34.5 million to $67.3 million due to higher sales of immediate annuities with life contingencies.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders decreased $8.5 million from $1,100.4 million to $1,091.9 million primarily due to a decrease in average crediting rates as more contracts were established at lower rates as a result of the low interest rate environment, partially offset by an increase in annuities with life contingencies reserves due to higher sales.

Operating expenses increased $16.6 million from $114.4 million to $131.0 million as a result of higher commissions driven by a growth in sales of custodial mutual fund products as well as higher trail commissions on indexed annuities.

Net amortization of DAC/VOBA decreased $34.5 million from $178.4 million to $143.9 million primarily due to lower amortization rates and lower gross profits.

Operating income before income taxes

Operating income before income taxes increased $66.3 million from $48.7 million to $115.0 million. The increase was primarily driven by lower net amortization of DAC/VOBA, being partially offset by a decrease in investment margins as a result of the portfolio restructuring described above.

Investment Management

The following table presents operating income before income taxes of our Investment Management segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Operating revenues:
Net investment income and net realized gains (losses)	$36.0	$18.1	$8.8	$2.2	$(46.4)
Fee income	352.1	352.3	469.3	446.4	434.2
Other revenue	14.9	11.4	13.8	5.9	4.2

Total operating revenues	403.0	381.8	491.9	454.5	392.0

Operating benefits and expenses:
Operating expenses	299.7	307.4	404.4	404.4	347.6

Total operating benefits and expenses	299.7	307.4	404.4	404.4	347.6

Operating income (loss) before income taxes	$103.3	$74.4	$87.5	$50.1	$44.4

The following table presents a supplemental presentation of operating income (loss) before income taxes based on the sources/drivers of profitability:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Sources of Operating Income (Loss) Before Income Taxes:
Investment spread and other investment income	$34.6	$17.0	$7.5	$4.0	$(46.4)
Fee based revenue	368.4	364.8	484.4	450.5	438.4
Administrative expenses	(299.7)	(307.4)	(404.4)	(404.4)	(347.6)

Operating income (loss) before income taxes	$103.3	$74.4	$87.5	$50.1	$44.4

The following table presents certain notable items that resulted in volatility in operating income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Gain on sale of certain alternative investments	$2.2	—	—	—	—

Our Investment Management operating segment revenues include the following intersegment revenues, primarily consisting of asset-based management and administration fees.

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Investment Management intersegment revenues	$117.3	$123.9	$164.1	$156.8	$170.8

The following table presents AUM and AUA for our Investment Management segment at the dates indicated:

($ in millions)	As of September 30,		As of December 31,
	2012	2011	2011	2010	2009
AUM
Institutional/Retail
Investment Management sourced	$50,761.4	$48,352.1	$49,391.5	$47,302.6	$48,602.2
Affiliate sourced(1)	46,376.8	35,284.4	37,851.8	33,907.3	31,700.3
General account	80,082.1	78,419.7	78,878.3	77,277.8	75,059.8

Total AUM	177,220.3	162,056.2	166,121.6	158,487.7	155,362.3
AUA
Affiliate sourced(2)	54,723.3	57,119.6	58,992.4	64,653.2	60,096.9

Total AUM and AUA	$231,943.6	$219,175.8	$225,114.0	$223,140.9	$215,459.2

(1)	Affiliate sourced AUM includes assets sourced by other segments and also reported as AUM by such other segments.
(2)	Affiliate sourced AUA includes assets sourced by other segments and also reported as AUA or AUM by such other segments.

The following table presents institutional and retail net flows for our Investment Management segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Net Flows
Investment Management sourced	$177.6	$2,189.7	$2,398.8	$(932.7)	$(5,266.8)
Affiliate sourced	5,185.4	2,832.8	3,303.5	(521.8)	(2,532.8)

Total	$5,363.0	$5,022.5	$5,702.3	$(1,454.5)	$(7,799.6)

Investment Management—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Operating revenues

Net investment income and net realized gains (losses) increased $17.9 million from $18.1 million to $36.0 million primarily due to recognizing an accumulation of $13.3 million of carried interest in the current year and improved performance of funds and partnership investments resulting from improved market conditions.

Other revenue increased $3.5 million from $11.4 million to $14.9 million primarily due to an increase in service fees earned as part of services provided in connection with the sale by ING Group of its ING Direct U.S. business. Partially offsetting the increases were lower levels of mortgage and private placement production fees.

Operating benefits and expenses

Operating expenses decreased $7.7 million from $307.4 million to $299.7 million as a result of lower variable compensation costs.

Operating income before income taxes

The overall increase in operating income of $28.9 million was primarily driven by recognizing an accumulation of carried interest and lower variable compensation costs.

Investment Management—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues

Net investment income and net realized gains (losses) increased $6.6 million from $2.2 million to $8.8 million primarily due to improved performance of funds and partnership investments resulting from improved market conditions.

Fee income increased $22.9 million from $446.4 million to $469.3 million primarily due to an increase in AUM resulting in higher management and administrative fees earned. The increase in AUM was also due to the re-assignment of several large mutual fund management contracts to us based on our performance. We previously serviced these contracts and reported the assets as AUA.

Other revenue increased $7.9 million from $5.9 million to $13.8 million primarily due to an increase in production fees from a higher level of mortgage loan and private placement production activity as well as an increase in mortgage loan servicing fees. This was partially offset by a decrease in performance fees compared to 2010.

Operating benefits and expenses

Operating expenses were level with 2010 expenses at $404.4 million, the result of slightly higher compensation expense offset by cost reductions in other categories.

Operating income before income taxes

The overall increase in operating income in 2011 was primarily driven by an increase in AUM that we managed on behalf of institutions and retail investors. The increase in AUM was the result of higher equity markets as well as the re-assignment of several large mutual fund management contracts, which has resulted in additional fee income to us. We previously serviced these contracts and reported the assets as AUA. Operating expenses remained level with 2010.

Investment Management—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating revenues

Net investment income and net realized gains (losses) increased $48.6 million from ($46.4) million to $2.2 million primarily due to improved performance of funds, partnership investments and hedging strategies compared to losses reported on these investments in 2009. The primary driver of this increase was related to losses incurred on principal investing activities in 2009 that did not recur in 2010.

Fee income increased $12.2 million from $434.2 million to $446.4 million primarily due to an increase in AUM and AUA, which resulted in a $30.0 million increase in management and administration fees. This was partially offset by a $17.8 million decrease in fees earned in connection with our management of general account assets due to asset mix changes which resulted in lower management fees.

Other revenue increased $1.7 million from $4.2 million to $5.9 million primarily due to an increase in production fees from a higher level of mortgage loan and private placement production activity. The increase was also due to an increase in mortgage loan servicing fees which was partially offset by a decrease in performance fees.

Operating benefits and expenses

Operating expenses increased $56.8 million from $347.6 million to $404.4 million primarily due to retention-based revisions affecting certain incentive compensation awards earned beginning in 2009. The increase was due in part to the deferral of $36.7 million of incentive compensation awards in 2009 and the amortization of these deferrals over a three-year period beginning in 2010.

Operating income before income taxes

The overall increase in operating earnings was driven primarily by an increase in net investment income (loss). The primary driver of this increase was related to losses incurred on principal investing activities in 2009 that did not recur in 2010. The increase in operating earnings was also driven by higher fee income which was the result of an increase in average AUM and AUA during 2010. The increase in revenues was offset by an increase in operating expenses, which was primarily the result of the decision to defer a significant portion of incentive compensation in 2009 and amortize these deferrals over a three-year period beginning in 2010.

Insurance Solutions—Individual Life

The following table presents operating income before income taxes of our Individual Life segment for the periods indicated:

	Nine Months Ended September 30,		Year ended December 31,
($ in millions)	2012	2011	2011	2010	2009
Operating revenues:
Net investment income and net realized gains (losses)	$700.7	$730.4	950.0	$942.8	$932.6
Fee income	833.7	847.0	1,139.2	1,078.1	1,097.8
Premiums	546.1	480.2	660.9	539.1	448.6
Other revenue	19.2	25.8	34.9	53.4	67.6

Total operating revenues	2,099.7	2,083.4	2,785.0	2,613.4	2,546.6

Operating benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	1,545.3	1,402.0	1,855.1	1,731.7	1,668.2
Operating expenses	289.5	245.0	332.8	325.0	299.0
Net amortization of DAC/VOBA	114.6	182.1	298.9	221.2	255.6
Interest expense	8.7	13.7	18.9	22.0	22.7

Total operating benefits and expenses	1,958.1	1,842.8	2,505.7	2,299.9	2,245.5

Operating income (loss) before income taxes	$141.6	$240.6	$279.3	$313.5	$301.1

The following table presents a supplemental presentation of operating income (loss) before income taxes based on the sources/drivers of profitability:

	Nine Months Ended September 30,		Year ended December 31,
($ in millions)	2012	2011	2011	2010	2009
Sources of Operating Income (Loss) Before Income Taxes:
Investment spread and other investment income	$188.9	$228.0	$274.8	$274.1	$213.5
Fee based margin	14.8	15.9	20.8	20.9	19.5
Net underwriting gain (loss) and other revenue	349.0	418.5	542.3	557.7	628.7
Administrative expenses	(230.4)	(229.7)	(308.2)	(295.5)	(276.0)
Trail commissions	(24.4)	(21.9)	(30.7)	(29.8)	(29.0)
DAC/VOBA and other intangibles amortization, excluding unlocking	(155.1)	(182.8)	(213.3)	(241.5)	(205.2)
DAC/VOBA and other intangibles unlocking	(1.2)	12.6	(6.4)	27.6	(50.4)

Operating income (loss) before income taxes	$141.6	$240.6	$279.3	$313.5	$301.1

The following table presents certain notable items that resulted in volatility in operating income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
DAC/VOBA and other intangibles unlocking	$(1.2)	$12.6	$(6.4)	$27.6	$(50.4)
Loss on sale of certain alternative investments	(13.1)	—	—	—	—

The following table presents sales, gross premiums, in-force and policy count for our Individual Life segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
Sales by Product Line	2012	2011	2011	2010	2009
Universal life:
Guaranteed	$65.0	$48.8	$68.1	$27.2	$50.2
Accumulation	19.9	21.0	28.7	36.6	25.8
Indexed	21.7	18.7	28.3	20.7	8.5

Total universal life	106.6	88.5	125.1	84.5	84.5
Variable life	4.7	10.6	12.3	11.5	14.3
Term	97.1	119.3	155.5	127.7	147.0

Total sales by product line	$208.4	$218.4	$292.9	$223.7	$245.8

Total gross premiums and deposits	$1,785.0	$1,561.0	$2,140.7	$1,912.5	$1,898.2
End of Period:
In-force face amount	$604,858.3	$552,196.1	$567,718.1	$496,711.7	$434,804.9
In-force policy count	1,351,879	1,297,935	1,313,057	1,237,165	1,185,765
New business policy count (paid)	99,465	121,620	156,650	132,856	159,391

Individual Life—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Operating revenues

Net investment income and net realized gains (losses) decreased $29.7 million from $730.4 million to $700.7 million primarily due to a $13.1 million loss on the sale of certain alternative investments, lower income on CMO-Bs and lower yields on fixed income investments.

Fee income decreased $13.3 million from $847.0 million to $833.7 million primarily related to the emergence of gross profits for a particular block that caused accelerated unearned revenue amortization in 2011, which was partially offset by higher DAC/VOBA amortization as discussed in Net amortization of DAC/VOBA below and growth in net contractual charges and cost of insurance fees due to higher universal life sales.

Premiums increased $65.9 million from $480.2 million to $546.1 million due to continued growth in renewal premiums for term life business partially offset by lower first year premiums as a result of term sales declining 18%.

Interest credited and other benefits to contract owners/policyholders increased $143.3 million from $1,402.0 million to $1,545.3 million primarily due to unfavorable mortality net of reinsurance and an increase in reserves related to the guaranteed universal life block. The universal life block has experienced a higher number of gross claims and reinsurance recoveries on the term block have provided less benefit.

Operating expenses increased $44.5 million from $245.0 million to $289.5 million primarily due to increased LOC fees supporting reinsurance transactions. The higher LOC fees are the results of higher rates and general growth in LOCs supporting the reinsured block. Also contributing to this increase were higher premium tax assessments as a result of higher collected premiums along with higher overall growth in policy administration and other non-deferrable expenses to support the business growth.

Net amortization of DAC/VOBA decreased $67.5 million from $182.1 million to $114.6 million primarily due to lower amortization resulting from lower gross profits on universal life products and the emergence of gross profits for a particular block that caused accelerated amortization in 2011 offset by higher unearned revenue liability amortization as discussed in Fee Income above and higher amortization on term products as a result of the continued growth of this block of business.

Operating income (loss) before income taxes

Operating income (loss) before income taxes decreased due to unfavorable mortality results net of reinsurance and lower investment income on alternative investments and CMO-Bs, increased reinsurance expenses and favorable unlocking in 2011 that did not repeat in 2012. Partially offsetting these items were lower DAC/VOBA amortization resulting from lower gross profits on universal life products, higher term life renewal premiums and higher net contractual charges and cost of insurance fees due to higher universal life sales.

Individual Life—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues

Net investment income and net realized gains (losses) increased $7.2 million from $942.8 million to $950.0 million primarily due to higher yields on our CMO-B portfolio and higher alternative investment income, partially offset by lower prepayment fees.

Fee income increased $61.1 million from $1,078.1 million to $1,139.2 million primarily due to a growth in cost of insurance, consistent with in-force growth, and other policyholder charges as a result of strong sales of universal life and term products. Lower lapse rates also helped the in-force block grow on a net basis.

Premiums increased $121.8 million from $539.1 million to $660.9 million due to continued growth in term sales and favorable lapse experience on in-force term policies. Term sales increased $27.8 million in 2011 primarily due to the distribution strategy targeting more affluent customers. This resulted in higher sales per policy and increased overall sales. In addition, term policies renewed at a higher than expected rate, particularly on policies issued in 2010, and thus provided for higher premiums due to higher persistency.

Other revenue decreased $18.5 million from $53.4 million to $34.9 million primarily as a result of lower surrender fees, as we experienced higher persistency on the in-force block.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders increased $123.4 million from $1,731.7 million to $1,855.1 million primarily due to a decrease in recoveries on gross claims on the universal life block, an increase in direct claims on the term block in 2011 and continued growth in the term business. In addition, 2010 results included a favorable reserve development of $27.4 million associated with certain universal life products. The absence of a similar reserve development in 2011 resulted in lower earnings.

Operating expenses increased $7.8 million from $325.0 million to $332.8 million as a result of an increase in information technology and project-related expenses to support business growth and process efficiency.

Net Amortization of DAC/VOBA increased $77.7 million from $221.2 million to $298.9 million primarily driven by unfavorable DAC/VOBA unlocking largely due to annual assumption changes. Excluding the impact from the unlocking of DAC/VOBA, net amortization of DAC/VOBA increased due to the continued growth in the term life block and the manner in which profits emerged on the universal life block in 2011.

Operating income (loss) before income taxes

Operating income before income taxes declined primarily due to unfavorable DAC/VOBA and other intangibles unlocking in 2011 compared to favorable DAC/VOBA and other intangibles unlocking in 2010. In addition, fee income increased as a result of the growth in universal life sales in 2011. Increases in fee income, due to growth in universal life sales, and premium income, due to term sales, were offset by increases in policyholder benefits on term business and less favorable reserve development on universal life business.

Individual Life—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating revenues

Net investment income and net realized gains (losses) increased $10.2 million from $932.6 million to $942.8 million primarily due to higher returns on alternative investments, larger returns on our CMO-B portfolio and the related derivative activity and higher prepayment fee income. These increases are partially offset by the impact of lower interest rates and the restructuring of the investment portfolio.

Fee income decreased $19.7 million from $1,097.8 million to $1,078.1 million primarily driven by lower amortization of unearned revenues, due to lower actual gross profits and the impact of unlocking of assumptions used in the estimate of future gross profits.

Premiums increased $90.5 million from $448.6 million to $539.1 million due to growth of the term life block. Sales of term life products were $127.7 million in 2010 compared to $147.0 million in 2009. However, the periods prior to 2010 experienced significant growth in term life product sales prior to 2010 and renewals of these products were a key driver of the increase in 2010. We decreased our prices of term life in 2010 in order to strengthen our position in this highly competitive market.

Other revenue decreased $14.2 million from $67.6 million to $53.4 million primarily as a result of lower surrender fees as we experienced higher persistency with the in-force block resulting in lower fees on surrenders.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders increased $63.5 million from $1,668.2 million to $1,731.7 million due primarily to a $90.3 million increase in mortality experience net of reinsurance. The change was primarily due to favorable mortality experience, net of reinsurance, in 2009 that did not repeat in 2010. In addition, growth in term insurance premiums contributed to the increase in reserves.

Operating expenses increased $26.0 million from $299.0 million to $325.0 million due to overall growth in policy administration and other non-deferrable expenses to support the growth in the business.

Net Amortization of DAC/VOBA decreased $34.4 million from $255.6 million to $221.2 million primarily due to favorable unlocking in 2010 as compared to 2009, partially offset by increased amortization on the term life block due to higher premiums as a result of the continued growth of this block.

Operating income (loss) before income taxes

Operating income before income taxes in 2010 was higher primarily due to favorable DAC/VOBA and other intangibles unlocking in 2010 compared to unfavorable DAC/VOBA and other intangible unlocking in 2009. Higher premiums due to strong prior year term sales also contributed to the favorable results. Partially offsetting these favorable impacts was favorable mortality, net of reinsurance and higher surrender fee income in 2009 that did not repeat in 2010. Surrender fees were higher in 2009 due to the financial crisis which generated higher than normal surrender on the universal life block.

Insurance Solutions—Employee Benefits

The following table presents operating income before income taxes of the Employee Benefits segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Operating revenues:
Net investment income and net realized gains (losses)	$87.3	$100.3	$124.3	$128.3	$95.0
Fee income	46.6	46.5	61.8	61.0	59.6
Premiums	806.5	802.9	1,063.4	1,091.5	1,200.8
Other revenue	(2.8)	(8.1)	(3.3)	(3.0)	1.8

Total operating revenues	937.6	941.6	1,246.2	1,277.8	1,357.2

Operating benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	671.2	696.5	917.7	943.5	1,067.7
Operating expenses	175.5	172.4	229.3	232.9	242.9
Net amortization of DAC/VOBA	10.1	10.4	15.9	19.4	9.4

Total operating benefits and expenses	856.8	879.3	1,162.9	1,195.8	1,320.0

Operating income (loss) before income taxes	$80.8	$62.3	$83.3	$82.0	$37.2

The following table presents a supplemental presentation of operating income (loss) before income taxes based on the sources / drivers of profitability:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Sources of Operating Income (Loss) Before Income Taxes:
Investment spread and other investment income	$38.7	$50.7	$58.5	$60.7	$25.9
Net underwriting gain (loss) and other revenue	228.0	195.1	269.9	273.9	258.7
Administrative expenses	(124.0)	(121.2)	(158.9)	(164.8)	(160.8)
Trail commissions	(51.8)	(51.9)	(70.3)	(68.4)	(77.2)
DAC/VOBA and other intangibles amortization, excluding unlocking	(10.1)	(10.4)	(15.9)	(17.4)	(9.4)
DAC/VOBA and other intangibles unlocking	—	—	—	(2.0)	—

Operating income (loss) before income taxes	$80.8	$62.3	$83.3	$82.0	$37.2

The following table presents certain notable items that resulted in volatility operating income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
DAC/VOBA and other intangibles unlocking	$—	$—	$—	$(2.0)	$—
Loss on sale of certain alternative investments	(5.1)	—	—	—	—

The following table presents sales, gross premiums and in-force for our Employee Benefits segment for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Sales by Product Line
Group life	$45.9	$30.7	$36.8	$41.6	$48.0
Group stop loss	143.8	128.4	140.9	170.9	134.3
Other group products	16.6	12.7	19.8	22.6	19.0

Total group products	206.3	171.8	197.5	235.1	201.3
Voluntary products	16.2	18.7	28.0	28.9	29.2

Total sales by product line	$222.5	$190.5	$225.5	$264.0	$230.5

Total gross premiums and deposits	$937.8	$944.0	$1,244.6	$1,278.7	$1,345.6
Total annualized in-force premiums	1,301.1	1,268.0	1,259.5	1,320.8	1,363.7

Loss Ratios
Group life (interest adjusted)	76.5%	78.6%	77.5%	81.0%	79.0%
Group stop loss	74.1%	83.4%	82.9%	83.7%	80.2%

Employee Benefits—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Operating revenues

Net investment income and net realized gains (losses) decreased $13.0 million from $100.3 million to $87.3 million primarily due to the $5.1 million loss on the sale of certain alternative investments, lower investment income on alternative investments and lower yields on fixed income investments.

Premiums increased $3.6 million from $802.9 million to $806.5 million primarily due to higher stop loss premiums resulting from higher sales and in-force blocks. Annualized in-force stop loss premiums increased 4.9% over the prior year. In addition, group life premiums decreased due to a decline in the in-force block driven by low persistency in 2011 adversely impacting 2012.

Other revenue increased $5.3 million from ($8.1) million to ($2.8) million primarily related to negative Other revenue in the prior year relating to ceding voluntary disability business.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders decreased $25.3 million from $696.5 million to $671.2 million primarily due to favorable claims experience in our stop loss and group life businesses. This decrease was partially offset by less favorable experience with the run-off block of retained disability products.

Operating expenses increased $3.1 million from $172.4 million to $175.5 million due mainly to slightly higher administrative expenses and higher net commissions due to higher sales and better retention.

Operating income (loss) before income taxes

Growth of the in-force stop loss business and improved loss ratios on stop loss and group life businesses contributed to improved operating income, partially offset by less favorable experience with the run-off block of retained disability products and lower alternative investment income.

Employee Benefits—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues

Net investment income and net realized gains (losses) decreased $4.0 million from $128.3 million to $124.3 million primarily due to lower invested assets as a result of the decline in size of the group life in-force block.

Premiums decreased $28.1 million from $1,091.5 million to $1,063.4 million primarily due to a 10.6% decline in group life in-force and a 26.3% decline in disability in-force. In addition, reinsured premiums increased due to reinsurance of short-term and voluntary disability business beginning April 1, 2011. The group life in-force decline reflects tighter competitor pricing in the market where we have chosen not to relax our risk and profitability requirements in pricing. The disability in-force decline reflects more selective underwriting and pricing actions by our reinsurer, which is driving higher lapse rates and lower sales. The reinsurance was structured in similar manner to our long-term disability reinsurance program entered into in 2009. Accordingly, we reinsure substantially all the risk for new claims on existing in-force business beginning April 1, 2011 and for new business written after that date. These policies contributed to direct premium revenue for the full year for 2010, but only the first quarter of 2011.

Operating benefits and expenses

Interest credited and other benefits to contract owners/policyholders decreased $25.8 million from $943.5 million to $917.7 million primarily due to the decline in total in-force insurance policies as evidenced by a 2.7% decrease in gross premiums. Improved loss ratios on group stop loss products also contributed to the decline. The improved loss ratios were partially offset by unfavorable mortality results in the voluntary products, particularly the whole life block and less favorable experience on claims associated with the run-off block of the retained long-term disability products relative to 2010.

Operating expenses decreased $3.6 million from $232.9 million to $229.3 million due to a combination of factors. Operating expenses declined by $6.0 million primarily driven by lower costs resulting from reinsuring the disability business. Reinsurance allowances increased $1.8 million in 2011 due to the new reinsurance contract covering the short-term disability and voluntary disability business which became effective on April 1, 2011. These positive impacts were offset by lower capitalized commissions of $3.7 million.

Net amortization of DAC/VOBA decreased $3.5 million primarily from $19.4 million to $15.9 million due to a decline in amortization on universal life products due to lower gross profits; this decrease was partially offset by a growth in amortization on short-term disability and voluntary disability products due to the impact of the aforementioned reinsurance transaction. Unfavorable prospective unlocking in 2010 of $2.0 million resulted in lower DAC amortization in 2011. The reinsurance transaction also resulted in a $2.5 million adjustment of DAC.

Operating income (loss) before income taxes

Growth of the in-force stop loss business and improved loss ratios on stop loss contributed significantly to improved operating income relative to 2010, despite a reduction in new sales. Significant initiatives in 2011 focused on improving the quality of our group stop loss business through more selective underwriting and reducing our retained risk on short-term disability and voluntary disability products through a new reinsurance arrangement. New long-term disability business is substantially reinsured and our in-force is in run-off. The retained claims experienced favorable development, partially due to case management initiatives. The favorable development on the run-off long term disability block was approximately $20.0 million more in 2010 than in 2011. The net effect of these results on stop loss and long-term disability, respectively, largely offset each other resulting in essentially flat operating income in 2011 relative to 2010.

Employee Benefits—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating revenues

Net investment income and net realized gains (losses) increased $33.3 million from $95.0 million to $128.3 million primarily due to higher yields on invested assets.

Premiums decreased $109.3 million from $1,200.8 million to $1,091.5 million primarily due to lower in-force annualized premiums in disability and group life, partially offset by higher stop loss premiums. Long-term disability premiums decreased significantly from 2009 due to the reinsurance of a substantial portion of the business written after September 1, 2009. Group stop loss sales increased $36.6 million, attributable primarily to improved rates. The group life market, however, continued to be highly competitive and sales decreased $6.4 million. The overall growth in the group sector was partially offset by a decrease in voluntary product sales.

Operating Benefits and Expenses

Interest credited and other benefits to contract owners/policyholders decreased $124.2 million from $1,067.7 million to $943.5 million due to a combination of factors, including a decline in premiums associated with a decrease in total insurance in-force and thus less exposure to claims expense. Group disability benefits also decreased as a result of more active case management on retained long-term disability claims, including recovery of overpayments on targeted claims. This contributed to favorable run-off experience on the retained long-term disability business. Partially offsetting these favorable variances were higher loss ratios on the stop loss block due to higher claims expense.

Operating expenses decreased $10.0 million from $242.9 million to $232.9 million primarily due to $3.8 million lower commissions from the continued decline in total annualized in-force premiums in disability and group life. In addition, reinsurance expense reimbursements were $9.8 million in 2010 from the implementation of reinsurance on the long-term disability products which resulted in an increase in expense allowances. The reinsurance expense reimbursements were offset by $4.9 million of higher operating expenses in 2009, including $2.1 million related to the positive effects of certain compensation adjustments and legal fee reimbursements recognized in 2009 but not in 2010.

Net amortization of DAC/VOBA increased $10.0 million from $9.4 million to $19.4 million due to $4.4 million of higher amortization on universal life products and $3.5 million of higher amortization on voluntary health products. There was $2.0 million unfavorable unlocking during 2010 related to prospective changes in lapse and maintenance expense assumptions.

Operating income (loss) before income taxes

Improvements in market conditions during 2010 anchored an increase of $44.8 million, due in part from higher returns on alternative investments, which increased by $33.2 million. In addition, we focused on reducing risk through product initiatives, including the reduction of long-term disability claim expense through more active case management. Coupled with favorable development on reserves, our long-term disability business results were $37.2 million higher. Partially offsetting these items was decreased operating income of $21.2 million due to lower premiums on the group life products.

Corporate

The following table presents operating income before income taxes of our Corporate segment for the periods presented:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Interest expense (including interest rate swap settlements)	$(88.6)	$(164.5)	$(185.7)	$(383.5)	$(506.3)
Closed Block Variable Annuity contingent capital LOC costs	(43.6)	—	—	—	—
Amortization of intangibles	(26.2)	(25.3)	(34.4)	(33.6)	(33.5)
Reserve increase related to the use of SSDMF	—	—	(68.9)	—	—
Other	19.7	55.6	58.8	18.0	69.3

Operating income (loss) before income taxes	$(138.7)	$(134.2)	$(230.2)	$(399.1)	$(470.5)

Our Corporate segment operating results include investment income on assets backing surplus in excess of amounts held at the operating segment level, financing and interest expenses, amortization of intangibles, and other items not allocated to operating segments.

Corporate—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Operating loss before income taxes increased $4.5 million from $134.2 million to $138.7 million as a result of several factors. Increased operating expenses were primarily driven by LOC costs in 2012 related to the $1.5 billion contingent capital LOC facility issued to support our Closed Block Variable Annuity segment, as well as lower compensation expenses in the first quarter of 2011, which resulted from payments related to 2010 performance which were less than the accrual. This accrual release was not allocated to our segments. These increased operating expenses were mostly offset by a reduction in interest costs due to a $2.7 billion and a $1.3 billion debt-to-equity conversion in the second quarter and fourth quarter of 2011, respectively, lower swap interest expense, partially offset by additional interest expense and debt issuance costs associated with the $5.0 billion revolving credit facility entered into in the second quarter of 2012.

Corporate—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating loss before income taxes decreased $168.8 million from $399.1 million to $230.2 million primarily driven by a $199.2 million reduction in interest costs as a result of the 2011 debt-to-equity conversions described above. In addition, operating expenses in 2010 included a charge of $24.0 million related to an insurance industry insolvency fund for Executive Life Insurance Company of New York (“ELNY”) compared to a charge of $4.0 million in 2011. Offsetting these favorable items was a 2011 charge of $68.9 million, net of associated DAC, to increase reserves in connection with our use of the SSDMF to identify potential life insurance claims that have not yet been presented to us.

Corporate—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating loss before income taxes declined by $71.4 million from $470.5 million to $399.1 million primarily due to a $121.4 million reduction in interest expenses due to a $3.0 billion debt to equity conversion in January 2010. This was partially offset by a charge of $24.0 million related to an insurance industry insolvency fund for ELNY and a $12.6 million reduction in investment income backing surplus due to changes in yields on our CMO-B portfolio.

Closed Blocks

The following table presents operating income (loss) before income taxes of our Closed Blocks for the periods presented:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Closed Block Institutional Spread Products	$41.0	$68.3	$83.2	$(3.8)	$1.8
Closed Block Other	44.9	(13.2)	(13.0)	(6.7)	6.9

Operating income (loss) before income taxes	$85.9	$55.1	$70.2	$(10.5)	$8.7

The following table presents operating income (loss) before income taxes of our Closed Block Institutional Spread Products segment for the periods presented:

($ in millions)	Nine Months Ended September 30,		Year ended December 31,
	2012	2011	2011	2010	2009
Operating revenues:
Net investment income and net realized gains (losses)	$102.6	$150.2	$188.8	$168.0	$307.0
Fee income	—	—	0.1	0.3	0.5
Premiums	1.7	1.7	2.3	2.3	2.3
Other revenue	(1.1)	(2.6)	(3.1)	(3.0)	(1.2)

Total operating revenues	103.2	149.3	188.1	167.6	308.6

Operating benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	51.4	70.7	89.0	152.8	275.8
Operating expenses	8.6	8.0	11.3	13.8	19.4
Net amortization of DAC/VOBA	0.4	0.4	0.6	0.6	0.6
Interest expense	1.8	1.9	4.0	4.2	11.0

Total operating benefits and expenses	62.2	81.0	104.9	171.4	306.8

Operating income (loss) before income taxes	$41.0	$68.3	$83.2	$(3.8)	$1.8

The following table presents operating income (loss) before income taxes of our Closed Block Other segment for the periods presented:

($ in millions)	Nine Months Ended September 30,		Year ended December 31,
	2012	2011	2011	2010	2009
Operating revenues:
Net investment income and net realized gains (losses)	$24.1	$31.7	$39.0	$36.4	$41.1
Fee income	0.1	4.5	5.7	18.1	35.4
Premiums	4.2	2.8	4.3	5.3	5.5
Other revenue	1.2	3.1	3.2	4.5	6.4

Total operating revenues	29.6	42.1	52.2	64.3	88.4

Operating benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	3.0	31.1	29.0	22.8	7.8
Operating expenses	(18.3)	24.1	36.1	48.8	73.5
Net amortization of DAC/VOBA	—	—	—	(0.7)	—
Interest expense	—	0.1	0.1	0.1	0.2

Total operating benefits and expenses	(15.3)	55.3	65.2	71.0	81.5

Operating income (loss) before income taxes	$44.9	$(13.2)	$(13.0)	$(6.7)	$6.9

Closed Blocks—Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Closed Block Institutional Spread Products

Operating income (loss) before income taxes decreased $27.3 million from $68.3 million to $41.0 million as a result of the reduction of block size and the $8.0 million loss on the sale of certain alternative investments. The average block size based on AUM declined approximately 21.9% from $6.4 billion to $5.0 billion.

Closed Block Other

Operating income (loss) before income taxes increased $58.1 million from ($13.2) million to $44.9 million as a result of several factors. Favorable reserve development in the retained portion of the group reinsurance business was partially offset by a reduction in net investment income. In addition to the impact from the group reinsurance business, a $42.4 million decline in operating expenses resulted primarily from the elimination of certain Corporate functions that supported ING Group’s Latin America business, as well as a $22.0 million reimbursement of expenses by ING Group. These expenses were paid in 2011 by ING U.S., Inc. on behalf of ING Group’s Latin American business. In 2011, operating expenses included $15.1 million of previously unreimbursed Latin America expenses. The continuing run-off of this segment contributed to a decline in fee income and a corresponding decrease in operating expenses.

Closed Blocks—Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Closed Block Institutional Spread Products

Operating income before income taxes increased $87.0 million from ($3.8) million to $83.2 million as a result of the following factors. Net investment income was $20.8 million higher due to higher yields on the CMO-B portfolio, partially offset by a decrease in block size assets. See “Investments—CMO-B Portfolio.” The average block size based on AUM declined approximately 20.2% from $7.9 billion in 2010 to $6.3 billion in 2011. In addition, interest credited and other benefits to contract owners/policyholders decreased $63.8 million primarily due the decrease in the block size, as well as declines in the overall contract costs. In the second half of 2010, a significant block of fixed rate contracts were restructured to floating rate contracts which resulted in lower interest crediting costs in 2011.

Closed Block Other

Operating loss before income taxes increased $6.3 million from ($6.7) million to ($13.0) million as a result of several factors. Fee income decreased $12.4 million primarily due to the continued decline in fees associated with the run-off of the health and welfare business. This decrease is representative of run-off due to the strategic decision to discontinue active marketing of these services. Interest credited and other benefits to contract owners/policyholders increased $6.2 million due to an increase in reserves for exposure to worker’s compensation claims associated with the retained group reinsurance business. This reserve strengthening was the result of our ongoing review of experience and expectations of claims development on this business. Operating expenses decreased $12.8 million due to the decline in expenses associated with continued run-off of this segment.

Closed Blocks—Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Closed Block Institutional Spread Products

Operating income (loss) before income taxes decreased $5.6 million from $1.8 million to ($3.8) million as a result of the following factors. Net investment income (loss) decreased $139.0 million primarily due to a $3.8 billion decrease in the average size of the block, resulting from the shift to a legacy business with a run-off strategy and due to lower investment yields. The lower investment yields were the result of the continued decline in interest rates and a change in the mix of assets in the portfolio. Interest credited and other benefits to contract owners/policyholders decreased $123.0 million due to the decrease in the size of the block and lower interest crediting rates in 2010. In the second half of 2010, some fixed rate contracts were restructured to floating rate contracts which reduced the interest crediting costs.

Closed Block Other

Operating income (loss) before income taxes decreased $13.6 million from $6.9 million to ($6.7) million as a result of the following factors. We sold our Advisors Network business, which provided brokerage, advisory and insurance and trust services, in January 2010. Fee income declined by $17.3 million due to the continued decline in fees associated with the management of the health and welfare business. Interest credited and other benefits to contract owners/policyholders increased $15.0 million due to an increase in reserves for exposure to worker’s compensation claims associated with the retained group reinsurance business. This growth in reserves is attributable to the accumulation of required interest during the period on incurred claims. Operating expenses decreased $24.6 million due to the decline in expenses associated with the continued run-off of this segment.

Closed Block Variable Annuity

The following table presents Income (loss) before income taxes of our Closed Block Variable Annuity segment for the periods indicated:

	Nine Months Ended September 30,		Year ended December 31,
($ in millions)	2012	2011	2011	2010	2009
Revenues:
Net investment income	$35.5	$55.1	$85.8	$52.0	$37.9
Fee income	923.0	977.3	1,280.7	1,285.7	1,133.0
Net realized capital gains (losses)	(1,115.5)	1,009.7	(609.7)	(705.8)	(1,538.2)
Other revenue and premiums	18.9	31.6	38.1	45.8	42.0

Total revenues	(138.1)	2,073.7	794.9	677.7	(325.3)

Benefits and expenses:
Interest credited and other benefits to contract owners/policyholders	6.0	747.6	882.9	240.2	476.8
Operating expenses and interest expense	337.1	320.7	421.2	405.1	415.0
Net amortization of DAC/VOBA	43.8	60.8	55.3	252.6	647.7

Total benefits and expenses	386.9	1,129.1	1,359.4	897.9	1,539.5

Income (loss) before income taxes	$(525.0)	$944.6	$(564.5)	$(220.2)	$(1,864.8)

The following table presents certain notable items that result in volatility in income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Net gains (losses) related to incurred guaranteed benefits and guarantee hedge program, excluding nonperformance risk(1)	$(840.3)	$(583.3)	$(2,062.3)	$(1,491.6)	$389.7
Gains (losses) related to CHO program(1)	(369.5)	41.8	(129.9)	(2.3)	(1,083.1)
Embedded derivative decrease (increase) due to nonperformance risk(1)	(42.2)	658.5	517.0	448.2	(1,017.7)
Net investment gains (losses)(1)	27.2	65.5	63.5	82.6	(219.7)
DAC/VOBA and other intangibles unlocking and loss recognition	1.5	(3.0)	21.1	(200.7)	(545.5)

(1)	Amounts exclude net amortization of DAC/VOBA and other intangibles.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

The income (loss) before income taxes decreased $1,469.6 million, from $944.6 million to ($525.0) million, primarily as a result of changes in fair value of guaranteed benefit derivatives related to nonperformance risk; an increase in net losses related to the incurred guaranteed benefits and our guarantee hedge program; and losses on our CHO program in 2012 compared to gains in 2011. The change in the fair value of guaranteed benefit derivatives related to nonperformance risk changed by ($700.7) million, from a gain of $658.5 million to a loss of ($42.2) million. The net gain (loss) of our incurred guaranteed benefits and the results of our variable annuity guarantee hedge program will vary from period to period primarily because our variable annuity guarantee hedge program is set based on market consistent valuation techniques for equity risks and for certain interest rate risks, rather than mitigating earnings volatility. Losses resulting from our incurred guaranteed benefits and variable annuity guaranteed hedge program increased $257.0 million over the period, which included a $114.6 million increase in reserves in 2012 as a result of updating policyholder behavior assumptions and net losses of $37.1 million related to changes in cash flow projection and volatility assumptions on certain products. The change to policyholder behavior assumptions consisted primarily of an update to lapse rates on variable annuity contracts with lifetime living benefit guarantees.

The results on our CHO program, designed to protect regulatory reserves and rating agency capital, changed by ($411.3) million, from a gain of $41.8 million to a loss of ($369.5) million. This was primarily due to an increase in equity markets in 2012, compared to a decrease in 2011. In addition, we increased the notional position of our CHO program in 2012, partly as a result of assumption changes made in late 2011. Lower fee income from the continued run off of the business also contributed to the decrease.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

The income (loss) before income taxes increased $344.3 million, from ($220.2) million to ($564.5) million, as a result of several factors. The net loss related to incurred guaranteed benefits and guaranteed hedge program increased $570.7 million due primarily to policyholder behavior assumption changes, which resulted in an increase in reserves of $741.2 million. We increased reserves in the fourth quarter of 2011 after a comprehensive review of our assumptions relating to lapses, mortality, annuitization of income benefits and utilization of withdrawal benefits. We review overall policyholder experience annually or more frequently if necessary. The review in 2011 included an analysis of a larger body of actual experience than was previously available, including a longer period with low equity market and interest rates, which we believe provided greater insight into anticipated policyholder behavior for contracts that are in the money. Also contributing to the higher loss was an increase of $127.6 million in the loss on our CHO program. Partially offsetting these impacts was a $221.8 million change in DAC/VOBA and other intangibles unlocking, from unfavorable unlocking of $200.7 million to favorable unlocking of $21.1 million, a $68.8 million decrease in the change in fair value of guaranteed benefit derivatives due to the change in nonperformance risks, and an increase in net investment income due primarily to increased yields on assets backing reserves.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The income (loss) before income taxes decreased $1,644.6 million, from ($1,864.8) million to ($220.2) million, as a result of several factors. The financial crisis had large unfavorable impacts on our results in 2009 which did not recur in 2010. We incurred a $1,083.1 million loss in 2009 on our CHO program from equity market appreciation, which did not repeat in 2010. Sharp declines in the equity markets in early 2009 caused unfavorable DAC/VOBA and other intangibles unlocking of $545.5 million in 2009 compared to unfavorable DAC/VOBA and other intangibles unlocking of $200.7 million in 2010. In addition, in 2010 we recognized $82.6 million in realized gains on investments, compared to a loss of $219.7 million in 2009 and fee income increased $152.7 million due primarily to higher equity markets. Furthermore, losses decreased $1,465.9 million on changes in fair value of guaranteed benefit derivatives due to changes in nonperformance risk (from a loss of $1,017.7 million to a gain of $448.2 million). Offsetting the decreased losses was the increase of $1,881.3 million in higher net losses on our incurred guaranteed benefits and guaranteed hedge program, excluding nonperformance risk (from a net gain of $389.7 million to a net loss of $1,491.6 million).

Alternative Investment Income

Investment income on certain alternative investments can be volatile due to changes in market conditions. The following table presents the amount of investment income (loss) on certain alternative investments that is included in segment operating income (loss) before income taxes and the average level of assets in each segment, prior to intercompany eliminations. These alternative investments are carried at fair value, which is estimated based on the NAV of these funds. The investment income on alternative investments shown below for the current year excludes the $92.0 million net loss on the sale of certain alternative investments during the period. The transaction is discussed below under “Investments—Sale of Certain Alternative Investments.”

While investment income on these assets can be volatile, based on current plans, we expect to earn 9% to 10% on these assets over the long-term.

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Retirement
Alternative investment income	$42.3	$80.8	$42.6	$72.3	$(50.4)
Average alternative investments	600.0	712.2	726.8	669.0	642.3
Annuities
Alternative investment income	23.8	38.4	22.6	20.8	(11.3)
Average alternative investments	316.3	304.9	315.5	219.6	197.3
Investment Management
Alternative investment income	36.0	18.1	9.0	2.2	(46.4)
Average alternative investments	100.2	101.1	98.1	121.6	153.0
Individual Life
Alternative investment income	12.4	30.9	19.5	21.6	(21.0)
Average alternative investments	218.8	238.4	244.8	202.6	191.1
Employee Benefits
Alternative investment income	4.4	10.5	6.8	9.5	(23.8)
Average alternative investments	62.4	77.2	78.3	74.6	181.7

Total Ongoing Business
Alternative investment income	118.9	178.7	100.5	126.4	(152.9)
Average alternative investments	1,297.7	1,433.8	1,463.5	1,287.4	1,365.4

Corporate
Alternative investment income	18.3	13.2	15.0	—	—
Average alternative investments	93.5	84.0	84.6	—	—
Closed Blocks(1)
Alternative investment income	7.6	11.6	10.7	5.0	(6.4)
Average alternative investments	104.1	120.8	97.9	109.6	128.4

Total ING U.S.
Alternative investment income	144.8	203.5	126.2	131.4	(159.3)
Average alternative investments	$1,495.3	$1,638.6	$1,646.0	$1,397.0	$1,493.8

(1)

Our Closed Block Variable Annuity segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics and, therefore, its results of operations are not reflected within investment income.

Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles

Changes in operating income (loss) before income taxes and net income (loss) are influenced by increases and decreases in amortization of DAC, VOBA, DSI, and URR. The DAC asset represents policy acquisition costs that have been capitalized and are subject to amortization and interest. Capitalized costs are direct incremental costs of contract acquisition, as well as certain costs related directly to acquisition activities. Such costs consist principally of certain commissions, underwriting, sales, and contract issuance and processing expenses directly related to the successful acquisition of new and renewal business. The VOBA asset represents the outstanding value of in-force business acquired and is subject to amortization and interest. The value is based on the present value of estimated net cash flows embedded in the insurance contracts at the time of the acquisition and increased for subsequent deferrable expenses on purchased policies. We amortize VOBA over the estimated life of the contracts using the same methodology and assumptions employed to amortize DAC. The DSI asset represents benefits paid to contract owners for a specified period that are incremental to the amounts we credit on similar contracts without sales inducements and are higher than the contracts’ expected ongoing crediting rates for periods after the inducement. We defer sales inducements and amortize them over the life of the contracts using the same methodology and assumptions employed to amortize DAC. The amortization and unlocking of sales inducements is included in Interest credited and other benefits to contract owners/policyholders. In addition, a URR liability is recorded related to variable universal life and universal life products and represents policy charges for services to be provided in future periods. These policy charges are deferred as unearned revenue and amortized over the expected life of the contracts in proportion to the estimated gross profits in a manner consistent with DAC for these products. The change in URR is included in Fee income.

Generally, we amortize DAC/VOBA, DSI, and URR related to fixed and variable universal life contracts, variable deferred annuity contracts, and fixed deferred annuity contracts over the estimated lives of the contracts in relation to the emergence of estimated gross profits. For variable deferred annuity contracts within the Closed Block Variable Annuity segment, we amortize DAC, VOBA, and DSI in relation to the emergence of estimated gross revenue. Assumptions as to mortality, persistency, interest crediting rates, returns associated with separate account performance, impact of hedge performance, expenses to administer the business, and certain economic variables, such as inflation, are based on our experience and our overall short-term and long-term future expectations for returns available in the capital markets. At each valuation date, actual historical gross profits are reflected and estimated gross profits, and related assumptions, are evaluated for continued reasonableness. Adjustments to estimated gross profits require that amortization rates be revised retroactively to the date of the contract issuance, which is referred to as unlocking. As a result of this process, the cumulative balances of DAC/VOBA, DSI, and URR are adjusted with an offsetting benefit or charge to income to reflect changes in the period of the revision. An unlocking event that results in a benefit (“favorable unlocking”) generally occurs as a result of actual experience or future expectations being favorable compared to previous estimates. An unlocking event that results in a charge (“unfavorable unlocking”) generally occurs as a result of actual experience or future expectations being unfavorable compared to previous estimates. When unlocking, we unlock assumptions for each of the appropriate intangibles, and refer to the unlocking as “DAC/VOBA and other intangibles” unlocking. As a result of unlocking, the amortization schedules for future periods are also adjusted.

We also review the estimated gross profits for each of these blocks of business to determine the recoverability of DAC, VOBA, and DSI balances each period. These assets are deemed to be unrecoverable if the estimated gross profits do not exceed these balances and a write-down is recorded that is referred to as loss recognition. We experienced loss recognition write-downs in first quarter 2009 and second quarter 2010 in our Closed Block Variable Annuity segment as a result of sharp equity declines.

The following table presents the amount of DAC, VOBA, DSI, and URR (“DAC/VOBA and other intangibles”) unlocking that is included in segment operating income (loss) before income taxes:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Retirement	$14.7	$15.8	$44.2	$160.4	$67.2
Annuities	(41.8)	88.2	266.0	(10.2)	6.0
Individual Life	(1.2)	12.6	(6.4)	27.6	(50.4)
Employee Benefits	—	—	—	(2.0)	—

Total DAC/VOBA and other intangibles unlocking	$(28.3)	$116.6	$303.8	$175.8	$22.8

See Note for Business, Basis of Presentation and Significant Account Policies and Note for Deferred Policy Acquisition Costs and Value of Business Acquired to the Consolidated Financial Statements.

Liquidity and Capital Resources

Liquidity is our ability to generate sufficient cash flows to meet the cash requirements of operating, investing and financing activities. Capital refers to our long-term financial resources available to support the business operations and contribute to future growth. Our ability to generate and maintain sufficient liquidity and capital depends on the profitability of the businesses, timing of cash flows on investments and products, general economic conditions and access to the capital markets and the alternate sources of liquidity and capital described herein.

Consolidated Sources and Uses of Liquidity and Capital

Our principal available sources of liquidity are product charges, investment income, proceeds from the maturity and sale of investments, proceeds from debt issuance and borrowing facilities, repurchase agreements, contract deposits and securities lending. Primary uses of these funds are payments of policyholder benefits commissions and operating expenses, interest credits, investment purchases and contract maturities, withdrawals and surrenders.

Parent Company Sources and Uses of Liquidity

In evaluating liquidity it is important to distinguish the cash flow needs of ING U.S., Inc. from the cash flow needs of the Company as a whole. ING U.S., Inc. is largely dependent on cash flows from its operating subsidiaries to meet its obligations. The principal sources of funds available to ING U.S., Inc. include dividends and returns of capital from its operating subsidiaries, as well as cash and short-term investments. These sources of funds are currently supplemented by ING U.S., Inc.’s access to the $1,075.0 million revolving credit sublimit of its Revolving Credit Agreement, ING U.S., Inc.’s $3.0 billion commercial paper program and reciprocal borrowing facilities maintained with its subsidiaries as well as other alternate sources of liquidity described below either directly or indirectly through its insurance subsidiaries.

ING U.S., Inc.’s primary sources and uses of cash for the nine months ended September 30, 2012 and 2011 are presented in the following table:

	Nine Months Ended September 30,
($ in millions)	2012	2011
Beginning cash balance	$1.3	$3.0
Sources:
Proceeds from borrowings from ING V	—	263.0
Dividends and returns of capital from subsidiaries	813.0	200.0
Repayments of loans to subsidiaries, net of new issuances	22.5	863.8
Proceeds from credit facility borrowings, net of repayments	1,425.0	—
Proceeds from 2022 Notes offering	849.5	—
Amounts received from subsidiaries under tax sharing arrangements, net	—	416.7
Other, net	64.9	—

Total sources	3,174.9	1,743.5

Uses:
Payments under interest rate swap contracts, net	—	410.4
Payment of interest expense	25.3	44.7
Capital provided to subsidiaries	400.0	377.0
Repayments of loans from subsidiaries, net of new issuances	2,144.3	485.8
Repayment of commercial paper, net of issuances	255.5	418.1
Amounts paid to subsidiaries under tax sharing arrangements, net	175.8	—
Other, net	—	9.9

Total uses	3,000.9	1,745.9

Net increase (decrease) in cash and cash equivalents	174.0	(2.4)

Ending cash balance	$175.3	$0.6

ING U.S., Inc.’s primary sources and uses of cash for the year ended December 31, 2011 are presented in the following table:

($ in millions)	Year Ended December 31, 2011
Beginning cash balance	$3.0
Sources:
Proceeds from borrowings from ING V	263.0
Dividends and returns of capital from subsidiaries	200.0
Repayments of loans to subsidiaries, net of new issuances	870.2
Amounts received from subsidiaries under tax sharing arrangements, net	205.7

Total sources	1,538.9

Uses:
Payment of interest expense	52.6
Capital provided to subsidiaries	377.0
Payments under interest rate swap contracts, net	410.4
Repayment of commercial paper, net of new issuance	649.0
Repayments of loans from subsidiaries, net of new issuances	40.8
Other, net	10.8

Total uses	1,540.6

Net increase (decrease) in cash and cash equivalents	(1.7)

Ending cash balance	$1.3

Liquidity

We manage liquidity through access to substantial investment portfolios as well as a variety of other sources of liquidity including committed credit facilities, commercial paper, securities lending and repurchase agreements. Our ALM process takes into account the expected maturity of investments and expected benefit payments as well as the specific nature and risk profile of the liabilities, including variable products with guarantees. As part of our liquidity management process, we model different scenarios to determine whether existing assets are adequate to meet projected cash flows. Key variables in the modeling process include interest rates, equity market movements, quantity and type of interest and equity market hedges, anticipated contract owner behavior, market value of general account assets, variable separate account performance and implications of rating agency actions.

Restrictions on Dividends and Returns of Capital from Subsidiaries

Our business is conducted through operating subsidiaries. U.S. insurance laws and regulations regulate the payment of dividends and other distributions by our U.S. insurance subsidiaries to their respective parents. Dividends in excess of prescribed limits established by the applicable state regulations are considered to be extraordinary transactions and require explicit regulatory approval. In addition, under the insurance laws of the states of domicile of our principal insurance subsidiaries, no dividend or other distribution exceeding an amount equal to an insurance company’s earned surplus may be paid without the domiciliary insurance regulator’s prior approval. For a summary of applicable laws and regulations governing dividends, see “Regulation—Insurance Regulation—Insurance Holding Company Regulation—Dividend Payment Restrictions.”

Dividends permitted to be paid by our principal insurance subsidiaries to ING U.S., Inc. or Lion Holdings without the need for insurance regulatory approval were as follows for the periods presented:

($ in millions)	Dividends Permitted without Approval
	2012		2011	2010	2009
Subsidiary Name (State of domicile):
ING USA Annuity and Life Insurance Company (IA)	$—		$—	$—	$—
ING Life Insurance and Annuity Company (CT)	190.0	(1)	—	203.9	—
Security Life of Denver Insurance Company (CO)	—		—	—	—
ReliaStar Life Insurance Company (MN)	—		—	—	13.7

(1)	$190.0 million paid as part of the June 2012 distribution of $800.0 million.

In addition to the principal insurance subsidiaries listed above, we also have U.S. insurance subsidiaries domiciled in Indiana and New York. We also have special purpose financial captive insurance company subsidiaries domiciled in Missouri and South Carolina that provide reinsurance to our U.S. insurance subsidiaries in order to facilitate the financing of excess reserve requirements associated with Regulation XXX or AG38. We also have a subsidiary in the Cayman Islands that primarily provides reinsurance to our U.S. insurance subsidiaries. See “Regulation—Insurance Regulation.”

Dividends and return of capital distributions paid to ING U.S., Inc. or Lion Holdings by our principal insurance subsidiaries were as follows for the periods presented:

	Dividends Paid					Return of Capital Distributions
($ in millions)	Nine Months Ended September 30,		Years Ended December 31,			Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2012	2011	2011	2010	2009
Subsidiary Name (State of domicile):
ING USA Annuity and Life Insurance Company (IA)(1)	$—	$—	$—	$—	$—	$250.0	$—	$—	$—	$—
ING Life Insurance and Annuity Company (CT)(2)	190.0	—	—	203.0	—	150.0	—	—	—	—
Security Life of Denver Insurance Company (CO)(3)	—	—	—	—	—	80.0	200.0	200.0	—	—
ReliaStar Life Insurance Company (MN)(4)	130.0	—	—	221.0	—	—	—	—	—	—

(1)	Iowa Insurance Division approved ING USA’s 2012 return of capital distribution.
(2)	Connecticut Insurance Department approved ILIAC’s 2010 dividend and ILIAC’s $340 million 2012 distribution, which included a $190.0 million dividend.
(3)	Colorado Insurance Division approved SLD’s 2011 and 2012 return of capital distributions.
(4)	Minnesota Insurance Division approved RLI’s 2010 and 2012 dividends.

ING U.S., Inc. and Lion Holdings did not receive any dividends or return of capital distributions from any of our insurance subsidiaries during the periods presented above, other than as described above. Dividends and return of capital distributions in 2011 and 2010 were made for the purpose of rebalancing statutory capital among our principal U.S. insurance subsidiaries and all amounts received by ING U.S., Inc. or Lion Holdings were in turn contributed to U.S. insurance subsidiaries. Payment of these amounts was approved by the insurance regulatory authorities of the relevant domiciliary states in response to requests that stated the intended use of the proceeds was to make capital contributions to certain of our U.S. insurance subsidiaries.

In June 2012, our insurance subsidiaries domiciled in Colorado, Connecticut, Iowa and Minnesota received regulatory approvals or notices of non-objection from their respective domiciliary insurance regulators to make distributions to ING U.S., Inc. or Lion Holdings in the aggregate amount of $800.0 million. Such distributions were made on June 26, 2012. These domiciliary state regulatory actions were taken by the relevant domiciliary state insurance regulators in response to requests that stated the intended use of the proceeds was to provide $500.0 million to our Cayman Islands domiciled insurance subsidiary, SLDI, and retain the balance at ING U.S., Inc. for general corporate purposes. On June 26, 2012, ING U.S., Inc. made a capital contribution to SLDI in the amount of $400.0 million. Additionally, ING U.S., Inc. repaid $100.0 million of intercompany loans from a subsidiary of SLDI and, on June 28, 2012 the proceeds of this loan repayment were used by such subsidiary to pay a dividend to SLDI.

We may receive dividends from or contribute capital to our wholly owned non-life insurance subsidiaries such as broker-dealers, investment management entities and intermediate holding companies. For the nine months ended September 30, 2012, as well as for the years ended December 31, 2011, 2010 and 2009, dividends net of capital contributions received by ING U.S., Inc. and Lion Holdings from non-life insurance subsidiaries were $49.0 million, $109.6 million, $149.3 million and $21.6 million, respectively. Of these amounts $0.0 million, $9.6 million, $50.0 million and $21.6 million, respectively, came from one or more entities which are not expected to produce significant distributions in the future. Additionally, in 2010, $33.9 million came from entities that were divested in that same year.

Description of Certain Indebtedness

We borrow funds to provide liquidity, invest in the growth of the business and for general corporate purposes. Our ability to access these borrowings depends on a variety of factors including, but not limited to, the credit rating of ING U.S., Inc. and of its insurance company subsidiaries and general macroeconomic conditions. The following table presents our borrowing activities for the nine months ended September 30, 2012.

($ in millions)	Beginning Balance	Issuance	Maturities and Repayment	Other Changes	Ending Balance
Short-Term Debt
Commercial paper	$554.6	$16,766.0	$(17,021.4)	$—	$299.2
Current portion of long-term debt(1)	500.0	300.0	(75.0)	(249.3)	475.7

Total short-term debt	$1,054.6	$17,066.0	$(17,096.4)	$(249.3)	$774.9

Long-Term Debt
Debt securities in issue(3)	$649.8	$849.5	$—	$0.8	$1,500.1
Borrowings from ING V(1)	500.0	—	—	—	500.0
Windsor property loan	4.9	—	—	—	4.9
Bank Revolver Loan(2)	—	500.0	(500.0)	—	—
Syndicated Bank Term Loans(2)	—	1,500.0	(75.0)	—	1,425.0
Surplus notes	688.4	—	—	—	688.4

Subtotal	$1,843.1	$2,849.5	$(575.0)	$0.8	$4,118.4

Less: Current portion of long-term debt	500.0	300.0	(75.0)	(249.3)	475.7

Total long-term debt	$1,343.1	$2,549.5	$(500.0)	$250.1	$3,642.7

(1)	On April 12, 2012, the maturity for ING U.S., Inc.’s $500.0 million floating rate loan agreement with ING V was extended until April 29, 2016.
(2)

On April 20, 2012, ING U.S., Inc. entered into the $5.0 billion Senior Unsecured Credit Facility. On that date, ING U.S., Inc. borrowed a total of $2.0 billion which was used to replace internal funding. See “—Senior Unsecured Credit Facility” below.

(3)	On July 13, 2012, ING U.S., Inc. issued the 2022 Notes in a private placement with registration rights. See “Unsecured Senior Notes” below.

The following table summarizes our borrowing activities for the year ended December 31, 2011:

($ in millions)	Beginning Balance	Issuance	Maturities and Repayment	Other Changes	Ending Balance
Short-Term Debt
Commercial paper	$1,203.6	$21,654.5	$(22,303.5)	$—	$554.6
Repurchase agreements	425.2	2,225.6	(2,650.8)	—	—
Borrowings from ING V(1)	2,715.0	23,352.0	(23,089.0)	(2,978.0)	—
Current portion of long-term debt	—	—	—	500.0	500.0
Other third-party borrowed funds	1,120.8	—	(1,120.8)	—	—

Total short-term debt	$5,464.6	$47,232.1	$(49,164.1)	$(2,478.0)	$1,054.6

Long-Term Debt
Debt securities in issue	$648.7	$—	$—	$1.1	$649.8
Borrowings from ING V(1)	1,500.0	—	—	(1,000.0)	500.0
Windsor property loan	4.9	—	—	—	4.9
Surplus notes	630.4	58.0	—	—	688.4

Subtotal	$2,784.0	$58.0	$—	$(998.9)	$1,843.1

Less: Current portion of long-term debt	—	—	—	500.0	500.0

Total long-term debt	$2,784.0	$58.0	$—	$(1,498.9)	$1,343.1

(1)

Includes all issuances within the year including amounts issued to refinance maturing amounts. During 2011, we converted $4.0 billion of debt owed to ING V following capital contributions received indirectly from ING V. See “Certain Relationships and Related Party Transactions—Historical Related Party Transactions—Financing Arrangements—Intercompany Loans.”

Senior Unsecured Credit Facility

On April 20, 2012, ING U.S., Inc. entered into a $5.0 billion Senior Unsecured Credit Facility with a syndicate of banks. The Senior Unsecured Credit Facility, which is guaranteed by Lion Holdings, consists of the $3.5 billion Revolving Credit Agreement and the $1.5 billion Term Loan Agreement. The Revolving Credit Agreement expires on April 20, 2015 and the Term Loan Agreement expires on April 20, 2014.

Revolving Credit Agreement. The Revolving Credit Agreement, while primarily an LOC facility, also includes a revolving credit sublimit of up to $1.5 billion of the $3.5 billion total, which may be directly borrowed by ING U.S., Inc. This $1.5 billion direct borrowings sublimit is reduced by 50% of the face amount of any debt securities issued by the Company, provided, that the sublimit may not be reduced below $750.0 million as a result. The cost of borrowings and LOC under the Revolving Credit Agreement vary depending on ING U.S., Inc.’s credit rating. The terms of the Senior Unsecured Credit Facility require ING U.S., Inc. to maintain liquidity of $500.0 million at all times. Liquidity is defined for this purpose to include, among other things, cash, ordinary dividend capacity from operating subsidiaries and undrawn borrowing capacity under the Revolving Credit Agreement. In order to meet this requirement in the future, ING U.S., Inc. could be required to forgo otherwise available draws under the Revolving Credit Agreement.

Immediately following the closing of the Revolving Credit Agreement, ING U.S., Inc. drew $500.0 million of direct borrowings to replace internally funded financing. In addition, $1.4 billion of LOCs were issued to replace $1.4 billion of LOCs issued under a pre-existing $2.5 billion syndicated LOC facility. As of September 30, 2012, $1.7 billion of LOCs were outstanding under the Revolving Credit Agreement.

On July 17, 2012, the Company repaid the $500.0 million of direct borrowings with proceeds from the issuance of the 2022 Notes (see “Unsecured Senior Notes” below). As a result of the issuance of the 2022 Notes, the direct borrowing sublimit under the Revolving Credit Agreement was reduced to $1,075 million consistent with the requirement described above.

Term Loan Agreement. The proceeds of the Term Loan Agreement were used to replace financing that was internally funded. ING U.S., Inc. pays interest at a variable rate based on its credit rating and is required to make principal payments totaling 20% of the original borrowing amount over the first 12 months and 30% over the second twelve months with all remaining amounts due by April 20, 2014.

Unsecured Senior Notes

On July 13, 2012, ING U.S., Inc. issued $850.0 million of 2022 Notes in a private placement with registration rights. The 2022 Notes are guaranteed by Lion Holdings. Interest is payable semi-annually on each January 15 and July 15, commencing on January 15, 2013. ING Financial Markets, LLC, an affiliate, served as Joint Book Running Manager and was paid $0.3 million for its services. ING U.S., Inc. used the proceeds of the 2022 Notes to repay $500.0 million of the direct borrowings under the Revolving Credit Agreement. The remaining proceeds of the 2022 Notes will be used for general corporate purposes including the retirement of commercial paper.

Letter of Credit Facilities and Subsidiary Credit Support Arrangements

We use LOC facilities primarily to provide collateral required under our affiliated reinsurance transactions as well as certain third party reinsurance arrangements to which one of our captive reinsurance subsidiaries is a party. We also issue guarantees and enter into financing arrangements in connection with our affiliated reinsurance transactions. These arrangements are primarily designed to facilitate the financing of excess reserve requirements associated with Statutory Regulations XXX and AG38. Regulation XXX and AG38 require insurers to hold significantly higher levels of reserves on term products and universal life insurance products with secondary guarantees, respectively, than are generally thought to be sufficient. By reinsuring business to special purpose financial captive reinsurance companies, we are able to use alternative sources of collateral to fund the excess reserve requirements and are generally able to secure longer term financing on a more capital efficient basis. As of September 30, 2012 we had financing arrangements and LOCs providing $2.3 billion of XXX and AG38 reinsurance credit associated with our individual life business.

Effective January 1, 2009, the Company entered into a master asset purchase agreement (the “MPA”) with Scottish Re Group Limited, Scottish Holdings, Inc., Scottish Re (U.S.), Inc. (“SRUS”), Scottish Re Life (Bermuda) Limited (“Scottish Bermuda”) and Scottish Re (Dublin) Limited (collectively, “Scottish Re”) and Hannover Re. Pursuant to the MPA, the Company recaptured individual life reinsurance business which had previously been reinsured to Scottish Re and immediately ceded 100% of such business to Hannover Re on a modified coinsurance, funds withheld and coinsurance basis, which resulted in no gain or loss. The Company will remain obligated to maintain collateral for the excess reserve requirements associated with Statutory Regulations XXX and AG38 on the business transferred from the Company to Hannover Re for the duration of such reserve requirements or until the underlying reinsurance contracts are novated to Hannover Re or Hannover Re puts into place its own collateral for such reserve requirements. As of September 30, 2012, we had financing arrangements and LOCs providing $3.4 billion of XXX and AG38 reinsurance credit associated with our individual life reinsurance acquired by Hannover Re. Hannover Re reimburses us for a portion of our fees for these LOCs. We refer to this block as the Hannover Re block and its results are reported as part of the Closed Block Other segment.

We also utilize LOCs to provide credit for reinsurance on portions of the Closed Block Variable Annuity segment liabilities reinsured to our Cayman Islands insurance subsidiary in order to meet the onshore statutory reserve requirements at those times when the assets and other capital backing the reinsurance liabilities may be less than the statutory reserve requirement. As of September 30, 2012 the amount of LOCs required for this purpose was $160.0 million and the actual amount of the LOCs outstanding was $1.0 billion.

In addition to the $6.8 billion of individual life, individual life reinsurance and Closed Block Variable Annuity LOCs outstanding, a $1.5 billion contingent capital LOC was issued by ING Bank to support the Closed

Block Variable Annuity segment and $335.0 million of LOCs were outstanding to support miscellaneous requirements. In total, $7.9 billion of LOCs were utilized as of September 30, 2012. As of September 30, 2012, the capacity of our unsecured and uncommitted LOC facilities totaled $3.7 billion and the capacity of our unsecured and committed LOC facilities totaled $8.5 billion. We also have approximately $275.0 million in secured facilities.

Total fees associated with credit facilities for the nine months ended September 30, 2012 and 2011 were $176.0 million and $88.5 million, respectively.

The following table presents our LOC facilities, their dates of expiration, capacity and utilization as of September 30, 2012.

($ in millions)	Liability Supported	Secured/ Unsecured	Committed/ Uncommitted	Expiration	As of September 30, 2012
Obligor / Applicant					Capacity	Utilization	Unused Commitment

ING U.S., Inc.		Unsecured	Committed	04/20/15	$3,500.0	$1,737.0	$1,763.0
	Individual Life					283.0
	Hannover Re block					869.0
	CBVA					525.0
	Other					60.0

ING U.S., Inc. / SLDI, Roaring River LLC		Unsecured	Uncommitted	02/28/13	1,605.0	533.2	—
	Individual Life					30.0
	CBVA					500.0
	Other					3.2

SLDI	CBVA	Unsecured	Uncommitted	12/31/31	1,500.0	1,500.0	—

ING U.S., Inc. / SLDI	Hannover Re block	Unsecured	Committed	08/19/21	750.0	750.0	—

ING U.S., Inc. / SLDI	Hannover Re block	Unsecured	Committed	11/09/21	750.0	750.0	—

SLDI	Hannover Re block	Unsecured	Committed	12/31/13	825.0	825.0	—

ING U.S., Inc. / SLDI	Hannover Re block	Unsecured	Uncommitted	06/30/13	625.0	223.2	—

ReliaStar Life Insurance Company	Institutional Spread Products	Secured	Committed	Conditional	265.0	265.0	—

ING U.S., Inc. / SLDI	Individual Life	Unsecured	Committed	12/31/25	475.0	475.0	—

ING U.S., Inc.	Other	Unsecured	Uncommitted	Various dates	2.1	2.1	—

ING U.S., Inc.	Other	Secured	Uncommitted	Various dates	10.0	4.7	—

ING U.S., Inc. / Roaring River III LLC	Individual Life	Unsecured	Committed	6/30/22	1,151.2	418.0	733.2

ING U.S., Inc. / Roaring River II, LLC	Individual Life	Unsecured	Committed	12/31/19	995.0	435.0	560.0

Total					$12,453.3	$7,918.2	$3,056.2

Additionally, as of September 30, 2012, Whisperingwind II, LLC and Whisperingwind III, LLC had issued $359.3 million and $329.1 million of surplus notes to a third party bank which mature on December 31, 2037 and September 1, 2037 respectively. The proceeds of the surplus notes are used to fund AG38 reserves of our Individual Life segment. On January 3, 2013, Whisperingwind II, LLC repaid its surplus note in full. See “—Surplus Notes.”

The following tables present our existing financing facilities for each of our Individual Life, Hannover Re and Closed Block Variable Annuity blocks of business as of September 30, 2012. While these tables present the current financing for each block, these financing facilities will expire prior to the runoff of the reserve liabilities they support. In addition, these liabilities will change over the life of each block. As a result, the existing financing will be periodically extended or replaced and increased as each block grows toward the peak reserve requirement noted below.

Individual Life

($ in millions)

Obligor/Applicant	Financing Structure	Reserve Type	Expiration	Capacity	Utilization
ING U.S., Inc.	Credit Facilities	XXX	04/20/15	$283.0	$283.0
ING U.S., Inc./Roaring River LLC	Credit Facilities	XXX	11/01/26	30.0	30.0
ING U.S., Inc./Roaring River III LLC	Trust Note	AG38	06/30/22	1,151.2	418.0
ING U.S., Inc./SLDI	LOC Facility	AG38	12/31/25	475.0	475.0
ING U.S., Inc./Whisperingwind II LLC(1)	Surplus Notes	AG38	12/31/37	459.0	359.3
ING U.S., Inc./Whisperingwind III LLC	Surplus Notes	AG38	06/30/37	499.0	329.1
ING U.S., Inc./ Roaring River II LLC	LOC Facility	AG38	12/31/19	995.0	435.0

Total				$3,892.2	$2,329.4

(1)	On January 3, 2013, the notes were repaid in full. See “—Surplus notes.”

The peak financing requirement for the Individual Life liabilities above is expected to reach approximately $4.0 billion during the period 2017-2020.

Hannover Re block

($ in millions)

Obligor/Applicant	Financing Structure	Reserve Type	Expiration	Capacity	Utilization
ING U.S., Inc.	Credit Facility	XXX/AG38	04/20/15	$869.0	$869.0
ING U.S., Inc./SLDI	Collateral Note	XXX/AG38	08/19/21	750.0	750.0
ING U.S., Inc./SLDI	Collateral Note	XXX/AG38	11/09/21	750.0	750.0
SLDI	Collateral Note	XXX/AG38	12/31/13	825.0	825.0
ING U.S., Inc./SLDI	LOC Facility	XXX/AG38	06/30/13	625.0	223.2

Total				$3,819.0	$3,417.2

The peak financing requirement for the Hannover Re block is expected to reach approximately $4.2 billion in 2016.

Closed Block Variable Annuity

($ in millions)

Obligor/Applicant	Financing Structure	Product	Expiration	Capacity	Utilization
ING U.S., Inc.	Credit Facilities	GMWBL/GMIB	04/20/15	$525.0	$525.0
ING U.S., Inc./SLDI	Credit Facilities	GMWBL/GMIB	02/28/13	500.0	500.0

Total				$1,025.0	$1,025.0

Of the $1.0 billion LOC outstanding, $160.0 million was required as of September 30, 2012. As the statutory reserve requirements of AG43 react differently to equity and interest market movements than do the funding requirements of the intercompany reinsurance agreement between ING USA and SLDI, we may utilize LOCs to provide for this difference. The amount of LOC will vary based on asset values, market movements, and reinsurance trust funding.

Contingent Capital Letter of Credit

As of September 30, 2012, our Cayman Islands insurance subsidiary, SLDI, was the sole obligor under a $1.5 billion contingent capital LOC with ING Bank, under which $1.5 billion of LOC have been issued to support SLDI’s reinsurance obligations to ING USA for certain minimum guarantees included in its Closed Block Variable Annuity products. This facility, which is unconditional and irrevocable, expires on December 31, 2031. Subject to the terms of the Credit Agreement, draws under the LOC will be financed by ING Bank and payable in full on December 31, 2041. The proceeds of draws may only be used to meet SLDI’s obligations under its reinsurance agreement with ING USA. The agreement has no recourse to ING U.S., Inc.

Reinsurance Subsidiaries—ING U.S., Inc. Credit Support

As of September 30, 2012, ING U.S., Inc. supported the reinsurance obligations of SLDI with $1.6 billion in LOC issued by ING Bank of which $533.2 million was guaranteed by ING V. During October 2012, based on decreased Closed Block Variable Annuity LOC requirements as of September 30, 2012, $500.0 million of LOCs outstanding were cancelled, further reducing ING V’s guarantee obligations to $33.2 million. The guarantee obligation of ING V will expire on the latest maturity date of the outstanding LOC. All but $30.0 million of these LOCs will expire by February 2013 with the remainder outstanding until 2026. No fees are paid by the Company to ING V with respect to this guarantee.

ING U.S., Inc. also maintains LOC facilities with third-party banks to support the reinsurance obligations of our onshore captive reinsurance subsidiaries. As of September 30, 2012, such facilities provided for up to $2.1 billion of LOC capacity, of which $853.0 million was utilized.

In addition to providing LOCs, we also provide credit support to our onshore captive reinsurance subsidiaries through surplus maintenance agreements, pursuant to which we agree to cause these subsidiaries to maintain particular levels of capital or surplus and which we entered into in connection with particular reinsurance transactions. These agreements are effective for the duration of the in-force policies subject to the related reinsurance transactions and the maximum potential obligations are not specified or applicable. Since these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these agreements.

In connection with certain reinsurance transactions involving a third-party trust (the “Master Trust”), ING U.S., Inc. and SLDI are parties to reimbursement agreements with third-party banks that lend securities to the Master Trust. SLDI has reimbursement obligations to the banks under these agreements, in an aggregate amount of up to $1.5 billion, which obligations are guaranteed by ING U.S., Inc. ING U.S., Inc. also provides an indemnification to the third-party banks with respect to any defaults by the Master Trust under the securities lending agreements under which these banks lend securities to the Master Trust, up to $1.5 billion. These agreements and the related indemnification were entered into to facilitate collateral requirements supporting reinsurance and are effective for the duration that the collateral remains outstanding.

ING U.S., Inc. provides a separate indemnification to ING Bank with respect to any defaults by the Master Trust under a similar securities lending agreement between the Master Trust and ING Bank, up to $825.0 million. This agreement and the related indemnification were entered into to facilitate collateral requirements supporting reinsurance agreements and are effective for the duration that the collateral remains outstanding. This agreement expires on December 31, 2013.

ING U.S., Inc. has also entered into a corporate guarantee agreement with a third-party ceding insurer where it guarantees the reinsurance obligations of our subsidiary, SLD, assumed under a reinsurance agreement with the third-party cedent. SLD retrocedes the business to Hannover Life Reassurance Company of America (“Hannover US”) who is the claim paying party. The current amount of reserves outstanding as of September 30, 2012 is $23.8 million. The maximum potential obligation is not specified or applicable. Since these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees.

On September 6, 2012, ING U.S., Inc. as borrowing party and its subsidiary, Roaring River III, as borrower, entered into a reimbursement agreement with a third-party bank providing for $390.0 million of initial funding in the form of a putable variable funding trust note due 2022 where ING U.S., Inc. guarantees the reimbursement obligations of Roaring River III. Roaring River III has entered into a reinsurance agreement with an affiliated ceding company and by entering into the reimbursement agreement, Roaring River III provides collateral for reinsurance in the form of the trust note. To support additional growth in reserves on the policies reinsured, the initial trust note notional amount of $390.0 million may be increased to approximately $1.2 billion prior to maturity. As of September 30, 2012 the amount of the trust note increased to $418.0 million.

The $390.0 million of trust notes replaces $462.0 million of collateral provided under previous financing arrangements involving $257.0 million of reserves ceded to Whisperingwind I and $205 million of reserves ceded to Roaring River which were collateralized by LOCs provided by a third-party bank and ING Bank, respectively, and guaranteed by ING V. The completion of the transaction involved moving business from several ING U.S., Inc. subsidiaries to the newly established Roaring River III captive such that the amount of reserves which required collateral under the new transaction were less than under the previous transactions. As a result, there is not a one for one correlation between the new total amount of capacity of $390.0 million replacing the prior total amount of $462.0 million. The completion of the transaction reduced ING V guarantee obligations under the prior LOC by $462.0 million.

Reinsurance Subsidiaries—Other Credit Support

RLI and SLD, both indirect subsidiaries of ING U.S., Inc., guarantee a reinsurance contract entered into by SLDI with respect to SLDI’s reinsurance of $250.0 million of the principal and interest of a bond insured by an unrelated insurance company. The bond payments are supported by the insurer’s closed block. Surplus from the closed block, in the form of dividends, is used to pay the bond principal and interest.

In order to collateralize obligations under this treaty, RLI provided a LOC of $265.0 million issued by the FHLB of Des Moines to the unrelated insurer which is secured by assets pledged by RLI to FHLB. As of September 30, 2012 and December 31, 2011, the LOC is collateralized by assets with a market value of approximately $323.1 million and $354.0 million, respectively.

Other Subsidiaries—ING U.S., Inc. Credit Support

ING U.S., Inc. guarantees obligations of Lion Holdings with respect to a $500.0 million loan from ING V, which matures in 2016. ING U.S., Inc. also guarantees obligations of Lion Holdings under $13.0 million par amount of Series B Capital Securities maturing in 2027. From time to time, ING U.S., Inc. may also have outstanding guarantees of various obligations of its subsidiaries.

We did not recognize any asset or liability as of December 31, 2011 in relation to intercompany indemnifications and support agreements. As of September 30, 2012, no circumstances existed in which we were required to currently perform under these indemnifications and support agreements.

Commercial Paper

ING U.S., Inc. has a commercial paper program with an authorized capacity of $3.0 billion. Our commercial paper borrowings have been generally used to fund the working capital needs of our subsidiaries and provide short-term liquidity to us. Outstanding commercial paper borrowings were $299.2 million, $554.6 million and $1.2 billion at September 30, 2012 and December 31, 2011 and 2010, respectively. The issuances under this program benefit from a full and irrevocable guarantee provided by ING V.

Debt Securities

As of September 30, 2012 and December 31, 2011 and 2010, Lion Holdings had outstanding $138.7 million par amount of 6.75% Debentures due September 15, 2013, $163.0 million par amount of 7.25% Debentures due August 15, 2023, $235.1 million par amount of 7.63% Debentures due August 15, 2026 and $108.0 million par amount of 6.97% Debentures due August 15, 2036 (collectively, the “Aetna Notes”), all of which were issued by a predecessor of Lion Holdings and assumed in connection with our acquisition of Aetna’s life insurance and related businesses. In addition, Equitable of Iowa Capital Trust II, a limited purpose trust, has outstanding $13.0 million par amount of 8.42% Series B Capital Securities due April 1, 2027. ING Group guarantees all of the foregoing debt securities with the exception of the $13.0 million par amount Series B Capital Securities which benefits from a guarantee by ING U.S., Inc.

On July 13, 2012, we issued $850.0 million of 2022 Notes. The 2022 Notes are guaranteed by Lion Holdings. We pay interest semi-annually on each January 15 and July 15, commencing on January 15, 2013. ING Financial Markets LLC, a non-subsidiary affiliate of ING U.S., Inc., served as Joint Book Running Manager and was paid $0.3 million for its services. We used the proceeds of the 2022 Notes to repay $500.0 million of the direct borrowings under the Revolving Credit Agreement. The remaining proceeds of the 2022 Notes were used for general corporate purposes, including the retirement of commercial paper.

The documents governing the terms of our 2022 Notes contain provisions that provide for the adjustment of the interest rate payable on the 2022 Notes if the rating on the 2022 Notes is downgraded by Moody’s or S&P. The interest rate payable on the 2022 Notes will increase by 25 basis points for each one-notch rating downgrade and is subject to reversal in the event of subsequent upgrades. In addition, if a rating on the 2022 Notes is withdrawn, suspended, or otherwise discontinued, the interest rate payable on the 2022 Notes will increase by 100 basis points for each such ratings withdrawal, suspension or discontinuation. Notwithstanding the foregoing, in no event shall the cumulative interest rate increase on the 2022 Notes as a result of all downgrades or ratings withdrawals exceed 200 basis points in the aggregate, and in no event shall the interest rate payable on the 2022 Notes be lower than 5.50%. The interest rate payable on the 2022 Notes will no longer be subject to adjustment pursuant to such provisions after the date that is 180 days following the completion of this offering.

The documents governing the terms of our 2022 Notes also contain provisions that provide that upon the occurrence of certain change of control events prior to the date that is 180 days following the completion of this offering, we will be required to make an offer to each holder of the 2022 Notes to repurchase all or any part of the holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the 2022 Notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase.

Surplus Notes

Two of our onshore captive reinsurance subsidiaries have issued surplus notes in order to finance insurance reserves assumed. These notes have maturities in 2037. These notes had $688.4 million, $688.4 million and $630.4 million outstanding as of September 30, 2012 and December 31, 2011 and 2010, respectively.

On January 3, 2013, ReliaStar Life Insurance Co. and Whisperingwind II, LLC, indirect wholly owned subsidiaries of the Company, executed a novation and recapture agreement with a third party reinsurer related to an existing insurance securitization transaction. As a result, Whisperingwind II, LLC’s outstanding floating rate variable funding surplus note in the amount of $359.3 million due December 31, 2037 was repaid.

ING Group Credit Support

As described above, certain of our indebtedness benefits from a guarantee provided by ING Group or ING V. As of September 30, 2012, the indebtedness for which ING Group or ING V provide guarantees included:

•

$533.2 million in LOC issued by ING Bank and used to support the reinsurance obligations of SLDI and certain of our onshore captive reinsurance subsidiaries. During October 2012, based on decreased Closed Block Variable Annuity LOC requirements as of September 30, 2012, $500.0 million of LOCs outstanding were cancelled, further reducing ING V’s guarantee obligations to $33.2 million;

•	$299.2 million in borrowings under our commercial paper program; and

•	$644.8 million aggregate par amount of Aetna Notes issued by Lion Holdings.

In addition, ING V guarantees our obligations under $1.0 billion notional amount of credit default swaps (“CDS”) written by one of our subsidiaries.

Securities Lending

We engage in securities lending for cash or cash equivalents, on a direct basis, or through an agent, whereby certain domestic securities from our portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of the loaned domestic securities. For portions of the agency program, the lending agent retains 5% of the collateral deposited by the borrower in (liquid) securities and transfers the remaining 95% to us. For other portions of the agency program, the lending agent retains the cash collateral. Collateral retained by the agent is invested in liquid assets on our behalf. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value of the loaned securities fluctuates due to interest rates, spreads and other risk factors. As of September 30, 2012 and December 31, 2011 and 2010, the fair value of loaned securities was $358.9 million, $1.0 billion and $2.2 billion, respectively, and is included in Securities pledged on the Consolidated Balance Sheets. Cash collateral received by us is included in Cash and cash equivalents or Invested assets to the extent it is reinvested. Collateral retained by the lending agent and invested in liquid assets on our behalf is recorded in Short-term investments under securities loan agreement, including collateral delivered. As of September 30, 2012 and December 31, 2011 and 2010, liabilities to return collateral of $367.8 million, $1.0 billion and $2.3 billion, respectively, are included in Short-term debt and Payables under securities loan agreement, including collateral held on the Consolidated Balance Sheets.

Repurchase Agreements

We engage in dollar repurchase agreements with mortgage-backed securities (“dollar rolls”) and repurchase agreements with other collateral types to increase our return on investments and improve liquidity. Such arrangements meet the requirements to be accounted for as financing arrangements. We enter into dollar roll transactions by selling existing MBS and concurrently entering into an agreement to repurchase similar securities within a short time frame at a lower price. Under repurchase agreements, we borrow cash from a counterparty at an agreed upon interest rate for an agreed upon time frame and pledge collateral in the form of securities. At the end of the agreement, the counterparty returns the collateral to us, and we, in turn, repay the loan amount along with the additional agreed upon interest. We require that at all times during the term of the dollar roll and repurchase agreements that cash or other collateral types obtained is sufficient to allow us to fund substantially all of the cost of purchasing replacement assets. Cash received is invested in short-term investments, with the offsetting obligation to repay the loan included as a liability on the Consolidated Balance Sheets. As per the terms of the agreements, the market value of the loaned securities is monitored with additional collateral obtained or refunded as the market value of the loaned securities fluctuates due to changes in interest rates, spreads and other risk factors.

The carrying value of the securities pledged in dollar rolls and repurchase agreement transactions and the related repurchase obligation are included in Securities pledged and Short-term debt, respectively, on the Consolidated Balance Sheets. As of September 30, 2012 and December 31, 2011 and 2010, the carrying value of the securities pledged in dollar rolls and repurchase agreement transactions, the related repurchase obligation, including accrued interest, and the collateral posted by the counterparty in connection with the change in the value of the pledged securities that will be released upon settlement, were as presented below:

($ in millions)	As of September 30,	As of December 31,
	2012	2011	2010
Securities pledged	$—	$—	$437.2
Repurchase obligation	—	—	425.8

We also enter into reverse repurchase agreements. These transactions involve a purchase of securities and an agreement to sell substantially the same securities as those purchased. We required that, at all times during the term of the reverse repurchase agreements, cash or other collateral types provided is sufficient to allow the counterparty to fund substantially all of the cost of purchasing the replacement assets. As of September 30, 2012, December 31, 2011 and 2010, we did not have any securities pledged under reverse repurchase agreements.

The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. Our exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments. We believe the counterparties to the dollar rolls, repurchase and reverse repurchase agreements are financially responsible and that the counterparty risk is minimal.

FHLB

We are currently a member of the FHLB of Des Moines and the FHLB of Topeka and are required to maintain a collateral deposit that backs any advances, funding agreements or LOCs issued by the FHLB. We have the ability to obtain funding from the FHLBs based on a percentage of the value of our assets and are subject to the availability of eligible collateral. The limits across all programs are 15% of the general and separate accounts of ING USA, potentially up to 40% of the general account of SLD based on credit approval from FHLB of Topeka and 20% of the general and separate accounts of RLI. Furthermore, collateral is pledged based on the outstanding balances of FHLB advances, funding agreements and LOCs. The amount varies based on the type, rating and maturity of the collateral posted to the FHLB. Generally, mortgage securities are pledged to the FHLBs. Market value fluctuations resulting from changes in interest rates, spreads and other risk factors for each type of assets are monitored and additional collateral is either pledged or released as needed.

Our borrowing capacity under these credit facilities does not have an expiration date as long as we maintain a satisfactory level of creditworthiness based on the FHLBs’ credit assessment. As of September 30, 2012, December 31, 2011 and 2010, we had $3.1 billion, $3.2 billion and $2.9 billion in non-putable funding agreements, respectively, which are included in Contract owner account balances on the Consolidated Balance Sheets. As of September 30, 2012 and December 31, 2011 and 2010, we had $265.0 million of LOCs issued by the FHLBs. As of September 30, 2012 and December 31, 2011 and 2010, we had assets with a market value of approximately $3.5 billion, $3.8 billion and $3.6 billion, respectively, which collateralized the FHLB funding agreements. As of September 30, 2012 and December 31, 2011 and 2010, we had assets with a market value of approximately $323.1 million, $354.0 million and $311.6 million, respectively, which collateralized the FHLB LOCs. Assets pledged to the FHLB are included in Fixed maturities, available-for-sale, on the Consolidated Balance Sheets and are also carried on the U.S. statutory balance sheets. See “—Description of Certain Indebtedness” above for further discussion.

Borrowings from Parent

For information related to these arrangements, see “Certain Relationships and Related Party Transactions.”

Borrowings from Subsidiaries

We maintain revolving reciprocal loan agreements with a number of our life and non-life insurance subsidiaries that are used to fund short-term cash requirements that arise in the ordinary course of business. Under these agreements, either party may borrow up to the maximum allowable under the agreement for a term not more than 270 days. For life insurance subsidiaries, the amounts that either party may borrow from the other under the agreement vary depending on the state of domicile and are equal to 2%-5% of the insurance subsidiary’s statutory net admitted assets (excluding separate accounts) as of the previous year end depending on the state of domicile. As of September 30, 2012, the aggregate amount that may be borrowed or lent under agreements with life insurance subsidiaries was $2.6 billion. Each agreement with a life insurance subsidiary has received all necessary approvals from the appropriate state insurance regulatory authorities. For non-life insurance subsidiaries, the maximum allowable under the agreement is based on the assets of the subsidiaries and their particular cash requirements. As of September 30, 2012, we borrowed $212.1 million from our subsidiaries and lent $156.9 million to our subsidiaries.

Collateral—Derivative Contracts

Under the terms of our OTC Derivative International Swaps and Derivatives Association, Inc. (“ISDA”) agreements, we may receive from, or deliver to, counterparties, collateral to assure that all terms of the ISDA agreements will be met with regard to the Credit Support Annex (“CSA”). The terms of the CSA call for us to pay interest on any cash received equal to the federal funds rate. As of September 30, 2012, we held $932.0 million of net cash collateral related to derivative contracts. As of September 30, 2012, we delivered $32.7 million and $11.8 million of cash collateral related to derivative contracts and credit facilities, respectively. As of December 31, 2011, we held $757.7 million of net cash collateral related to derivative contracts. As of December 31, 2011, we delivered $40.0 million and $11.8 million of cash collateral related to derivative contracts and credit facilities, respectively. As of December 31, 2010, we held $13.2 million of net cash collateral related to derivative contracts. As of December 31, 2010, we delivered $52.6 million and $11.5 million of cash collateral related to derivative contracts and credit facilities, respectively. The collateral held and delivered is included in Payables under securities loan agreements, including collateral held and Short-term investments under securities loan agreements, including collateral delivered, respectively, on the Consolidated Balance Sheets. In addition, as of September 30, 2012 and December 31, 2011 and 2010, we delivered securities as collateral of $1.1 billion, $1.3 billion and $1.1 billion, respectively, which was included in Securities pledged on the Consolidated Balance Sheets. Collateral requirements are monitored on a daily basis and incorporate changes in market values of both the derivatives contract as well as the collateral pledged. Market value fluctuations are due to changes in interest rates, spreads and other risk factors.

Ratings

Our access to funding and our related cost of borrowing, requirements for derivatives collateral posting and the attractiveness of certain of our products to customers are affected by our credit ratings and insurance financial strength ratings, which are periodically reviewed by the rating agencies. Financial strength ratings and credit ratings are important factors affecting public confidence in an insurer and its competitive position in marketing products. The credit ratings are also important for the ability to raise capital through the issuance of debt and for the cost of such financing.

A downgrade in our credit ratings or the credit or financial strength ratings of our rated subsidiaries could potentially, among other things, limit our ability to market products, reduce our competitiveness, increase the number or value of policy surrenders and withdrawals, increase our borrowing costs and potentially make it more difficult to borrow funds, adversely affect the availability of financial guarantees or LOCs cause additional collateral requirements or other required payments under certain agreements, allow counterparties to terminate derivative agreements and/or hurt our relationships with creditors, distributors or trading counterparties thereby potentially negatively affecting our profitability, liquidity and/or capital. In addition, we consider nonperformance risk in determining the fair value of our liabilities. Therefore, changes in our credit or financial strength ratings may affect the fair value of our liabilities.

Additionally, our ratings may be influenced by the credit ratings of our indirect parent companies, ING V and ING Group. A downgrade of the credit ratings of these entities could result in downgrades of our own credit and financial strength ratings. We received explicit guarantees of our commercial paper program and certain credit facilities from ING V. A downgrade of the credit rating of ING V could impact our ability to issue commercial paper or increase the amount of collateral that we are required to provide under these credit facilities.

Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under an insurance policy. Credit ratings represent the opinions of rating agencies regarding an entity’s ability to repay its indebtedness. These ratings are not a recommendation to buy or hold any of our securities and they may be revised or revoked at any time at the sole discretion of the rating organization.

The financial strength and credit ratings of ING U.S., Inc. and its principal subsidiaries as of the date of this prospectus are presented in the following table. In parentheses, following the initial occurrence in the table of each rating, is an indication of that rating’s relative rank within the agency’s rating categories. That ranking refers only to the generic or major rating category and not to the modifiers appended to the rating by the rating agencies to denote relative position within such generic or major category. For each rating, the relative position of the rating within the relevant rating agency’s ratings scale is presented, with “1” representing the best rating in the scale.

Company	A.M. Best	Fitch	Moody’s	S&P
ING U.S., Inc.
Commercial Paper Credit Rating	NR	F2 (2 of 7)	P-2 (2 of 4)	A-2 (2 of 8)
Long-term Issuer Credit Rating	bbb (4 of 10)	BBB (4 of 11)	Baa3 (LT Issuer Domestic) (4 of 9) Baa2 (Senior Unsecured Foreign) (4 of 9)	BBB- (4 of 11)
Senior Unsecured Debt Credit Rating(1)	bbb (4 of 10)	BBB- (4 of 9)	Baa3 (4 of 9)	BBB- (4 of 9)
ING Life Insurance and Annuity Company
Financial Strength Rating	A (3 of 16)	A- (3 of 9)	A3 (3 of 9)	A- (3 of 9)
ING USA Annuity & Life Insurance Company
Financial Strength Rating	A (3 of 16)	A- (3 of 9)	A3 (3 of 9)	A- (3 of 9)
Short-term Issuer Credit Rating	NR	NR	P-2 (2 of 4)	A-2 (2 of 8)
ReliaStar Life Insurance Company
Financial Strength Rating	A (3 of 16)	A- (3 of 9)	A3 (3 of 9)	A- (3 of 9)
Short-term Issuer Credit Rating	NR	NR	NR	A-2 (2 of 8)
Security Life of Denver Insurance Company Financial Strength Rating	A (3 of 16)	A- (3 of 9)	A3 (3 of 9)	A- (3 of 9)
Short-term Issuer Credit Rating	NR	NR	P-2 (2 of 4)	A-2 (2 of 8)
Midwestern United Life Insurance Company
Financial Strength Rating	A- (4 of 16)	NR	NR	A- (3 of 9)
Lion Connecticut Holdings Inc.
Long-term Issuer Credit Rating	NR	NR	Baa3 (LT Issuer) (4 of 9)	BBB-(4 of 11)

(1)	$850.0 million of our 2022 Notes.

Rating Agency	Financial Strength Rating Scale	Long-term Issuer Credit Rating Scale	Senior Unsecured Debt Credit Rating Scale	Short-term Credit Issuer Rating Scale
A.M. Best(1)	“A++” to “S”	“aaa” to “rs”	“aaa” to “d”	“AMB-1+” to “d”
Fitch(2)	“AAA” to “C”	“AAA” to “D”	“AAA” to “C”	“F1” to “D”
Moody’s(3)	“Aaa” to “C”	“Aaa” to “C”	“Aaa” to “C”	“Prime-1” to “Not Prime”
S&P(4)	“AAA” to “R”	“AAA” to “D”	“AAA” to “D”	“A-1” to “D”

(1)

A.M. Best’s financial strength rating is an independent opinion of an insurer’s financial strength and ability to meet its ongoing insurance policy and contract obligations. It is based on a comprehensive quantitative and qualitative evaluation of a company’s balance sheet strength, operating performance and business profile. A.M. Best’s long-term credit ratings reflect its assessment of the ability of an obligor to pay interest and principal in accordance with the terms of the obligation. Ratings from “aa” to “ccc” may be enhanced with a “+” (plus) or “-” (minus) to indicate whether credit quality is near the top or bottom of a category. A.M. Best’s short-term credit rating is an opinion to the ability of the rated entity to meet its senior financial commitments on obligations maturing in generally less than one year.

(2)

Fitch’s financial strength rating provides an assessment of the financial strength of an insurance organization. The IFS Rating is assigned to the insurance company’s policyholder obligations, including assumed reinsurance obligations and contract holder obligations, such as guaranteed investment contracts. Within long-term and short-term ratings, a “+” or a “–” may be appended to a rating to denote relative status within major rating categories.

(3)

Moody’s financial strength rating is an opinion of the ability of insurance companies to repay punctually senior policyholder claims and obligations. Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Moody’s long-term credit rating is an opinion of the relative credit risk of fixed-income obligations with an original maturity of one year or more. They address the possibility that a financial obligation will not be honored as promised. Moody’s short-term ratings are opinions of the ability of issuers to honor short-term financial obligations.

(4)

S&P’s insurer financial strength rating is a forward-looking opinion about the financial security characteristics of an insurance organization with respect to its ability to pay under its insurance policies and contracts in accordance with their terms. A “+” or “-” indicates relative strength within a category. An S&P credit rating is an assessment of default risk, but may incorporate an assessment of relative seniority or ultimate recovery in the event of default. Short-term issuer credit ratings reflect the obligor’s creditworthiness over a short-term time horizon.

Our ratings by S&P, Fitch, A.M. Best and Moody’s reflect a broader view of how the financial services industry is being challenged by the current economic environment, but also are based on the rating agencies’ specific views of our financial strength. In making their ratings decisions, the agencies consider past and expected future capital and earnings, asset quality and risk, profitability and risk of existing liabilities and current products, market share and product distribution capabilities and direct or implied support from parent companies, including implications of the 2009 Restructuring Plan and the 2012 Amended Restructuring Plan, among other factors.

Rating agencies use an “outlook” statement for both industry sectors and individual companies. For an industry sector, a stable outlook generally implies that over the next 12 to 18 months the rating agency expects ratings to remain unchanged among companies in the sector. For a particular company, an outlook generally indicates a medium- or long-term trend in credit fundamentals, which if continued, may lead to a rating change.

Ratings actions affirmation and outlook changes by S&P, Moody’s, Fitch and A.M. Best from December 31, 2011 and subsequently, through January 7, 2013, are as follows:

•

On January 7, 2013, Fitch affirmed the BBB issuer default rating and the BBB- senior debt rating of ING U.S., Inc. as well as the A- insurer financial strength ratings of its operating subsidiaries. Furthermore, Fitch removed all ratings from Ratings Watch Evolving and assigned a stable outlook to the ratings.

•

On July 23, 2012, A.M. Best assigned a bbb issuer credit rating to ING U.S., Inc. and a bbb debt rating to the 2022 Notes. Additionally, A.M. Best removed these ratings from “under review” with negative implications status and affirmed the “A” financial strength rating of the life insurance subsidiaries. A.M. Best assigned a stable outlook to the ratings.

•	On July 18, 2012, S&P assigned a BBB- senior unsecured debt rating to the 2022 Notes.

•

On July 12, 2012, Fitch assigned a BBB- rating to the 2022 Notes and maintained a Rating Watch Evolving on all ratings of ING U.S., Inc. and subsidiaries. On June 28, 2012, Fitch assigned a BBB long-term issuer default rating to ING U.S., Inc.

•	On July 11, 2012, Moody’s assigned a Baa3 senior debt rating to the 2022 Notes with a stable outlook.

•

On April 17, 2012, Moody’s assigned a Baa3 guaranteed issuer rating to ING U.S., Inc. guaranteed by Lion Holdings (issuer rating Baa3, Stable outlook). Separately, Moody’s affirmed the A3 insurance financial strength ratings of our insurance subsidiaries with a stable outlook.

•

On March 7, 2012, S&P affirmed the A- financial strength ratings on our insurance subsidiaries and the BBB- counterparty credit ratings on ING U.S., Inc. and Lion Holdings. S&P removed all ratings from Credit Watch negative and assigned a Stable outlook.

Ratings actions affirmations and outlook changes by S&P, Moody’s and A.M. Best in December 2011 followed the fourth quarter 2011 announcements by ING Group regarding a charge of €1.1 billion against fourth quarter results of our Closed Block Variable Annuity segment, as reflected in ING Group’s 2011 financial statements reported under IFRS, are:

•	On December 14, 2011, A.M. Best affirmed the financial strength ratings of the life companies at A and revised the outlook to Ratings Under Review with Negative Implications from Stable.

•	On December 8, 2011, S&P downgraded the financial strength ratings of the life companies to A- from A and revised the outlook to Watch Negative from Stable.

•	On December 7, 2011, Moody’s downgraded the financial strength ratings of the life companies to A3 from A2 and revised the outlook to Stable from Negative.

Potential Impact of a Ratings Downgrade

Our ability to borrow funds and the terms under which we borrow are sensitive to our short- and long-term issuer credit ratings. A downgrade of either or both of these credit ratings could increase our cost of borrowing. Additionally, a downgrade of either or both of these credit ratings could decrease the total amount of new debt that we are able to issue in the future or increase the costs associated with an issuance.

Certain of our credit facility agreements contain provisions that are linked to the credit or financial strength ratings of certain legal entities, including our indirect parent ING V. If financial strength ratings were downgraded in the future, these provisions might be triggered and counterparties to the credit facility agreements could demand collateralization which could negatively impact overall liquidity.

Based on the amount of credit outstanding as of September 30, 2012 and December 31, 2011, a one-notch downgrade of the credit ratings of ING U.S., Inc. by S&P or Moody’s would have resulted in an estimated increase in our collateral requirements by approximately $1.2 billion and $1.2 billion, respectively. A two notch downgrade of the credit ratings of ING U.S., Inc. would not have resulted in an additional increase in our collateral requirements beyond that resulting from a one notch downgrade. The nature of the collateral that we may be required to post is principally in the form of cash and U.S. Treasury securities. Alternative forms of collateral.

Based on the amount of credit outstanding as of September 30, 2012 and December 31, 2011, a one-notch downgrade of the credit ratings of ING V would not result in an increase in our estimated collateral requirements. A two-notch downgrade of the credit ratings of ING V by S&P would have resulted in an estimated increase in our collateral requirements by approximately $500.0 million and $3.4 billion, respectively.

The documents governing the terms of our 2022 Notes contain provisions that provide for the adjustment of the interest rate payable on the 2022 Notes if the rating on the 2022 Notes is downgraded by Moody’s or S&P.

The interest rate payable on the 2022 Notes will increase by 25 basis points for each one-notch rating downgrade and is subject to reversal in the event of subsequent upgrades. In addition, if a rating on the 2022 Notes is withdrawn, suspended, or otherwise discontinued, the interest rate payable on the 2022 Notes will increase by 100 basis points for each such ratings withdrawal, suspension or discontinuation. Notwithstanding the foregoing, in no event shall the cumulative interest rate increase on the 2022 Notes as a result of all downgrades or ratings withdrawals exceed 200 basis points in the aggregate, and in no event shall the interest rate payable on the 2022 Notes be lower than 5.50%. The interest rate payable on the 2022 Notes will no longer be subject to adjustment pursuant to such provisions after the date that is 180 days following the completion of this offering.

Each 25 basis point increase in the interest rate payable on the 2022 Notes would result in a pre-tax increase in our interest payments of $2.125 million per annum.

Certain of our reinsurance agreements contain provisions that are linked to the financial strength ratings of the individual legal entity that entered into the reinsurance agreement. If the insurance subsidiaries’ financial strength ratings were downgraded in the future, the terms in our reinsurance agreements might be triggered and counterparties to the credit facility agreements could demand collateralization which could negatively impact overall liquidity. Based on the amount of credit outstanding as of September 30, 2012 and December 31, 2011, a one-notch downgrade of our insurance subsidiaries would have resulted in an estimated increase in our collateral requirements by approximately $24.0 million and $22.8 million, respectively. The nature of the collateral that we may be required to post is principally in the form of cash, highly rated securities or LOC.

Certain of our derivative agreements contain provisions that are linked to the financial strength ratings of the individual legal entity that entered into the derivative agreement. If insurance subsidiaries’ financial strength ratings were downgraded in the future, the terms in our derivative agreements might be triggered and counterparties to the derivative agreements could demand immediate further collateralization which could negatively impact overall liquidity. Based on the market value of our derivatives as of September 30, 2012 and December 31, 2011, a one-notch downgrade of our insurance subsidiaries would have resulted in an estimated increase in our derivative collateral requirements by approximately $165.0 million and $123.0 million, respectively. The nature of the collateral that we may be required to post is principally in the form of cash and U.S. Treasury securities.

Based on the market value of our derivatives as of September 30, 2012 and December 31, 2011, a two-notch downgrade of our insurance subsidiaries would have resulted in an estimated increase in the derivative collateral requirements required by a one-notch downgrade by an additional $2.5 million and $6.7 million, respectively.

The amount of collateral that would be required to be posted is also dependent on the fair value of our derivative positions. For additional information on our derivative positions, see the Note for Derivative Financial Instruments in our Consolidated Financial Statements.

Reinsurance

We have reinsurance treaties covering a portion of the mortality risks and guaranteed death and living benefits under our life insurance and annuity contracts. We remain liable to the extent our reinsurers do not meet their obligations under the reinsurance agreements.

We reinsure our business through a diversified group of well capitalized, highly rated reinsurers. We monitor trends in arbitration and any litigation outcomes with our reinsurers. Collectability of reinsurance balances are evaluated by monitoring ratings and evaluating the financial strength of its reinsurers. Large reinsurance recoverable balances with offshore or other non-accredited reinsurers are secured through various forms of collateral, including secured trusts, funds withheld accounts and irrevocable LOCs.

We utilize indemnity reinsurance agreements to reduce our exposure to losses from unhedged GMDBs in our annuity insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge our primary liability as direct insurer of the risks. We evaluate the financial strength of potential reinsurers and continually monitor the financial strength and credit ratings of our reinsurers.

The S&P rating of our reinsurers with the largest reinsurance recoverable balances are all A-rated or better. These reinsurers are Lincoln National Life Insurance Company, Lincoln Life & Annuity Company of New York, Hannover US and Hannover Life Reassurance (Ireland) Limited (collectively, “Hannover Re”) and various subsidiaries of Reinsurance Group of America Incorporated (collectively, “RGA”). Only those reinsurance recoverable balances where recovery is deemed probable are recognized as assets on the Company’s consolidated balance sheets.

We have a significant concentration of reinsurance arising from the divestment of a block of individual life business via a reinsurance transaction prior to our acquisition of ILIAC (formerly Aetna Life Insurance and Annuity Company) in 2000. In 1998, we entered into an indemnity reinsurance agreement with a subsidiary of Lincoln National Corporation (“Lincoln”). The Lincoln subsidiary established a trust to secure its obligations to us under the reinsurance transaction. Of the reinsurance recoverable in the Consolidated Balance Sheets, $2.2 billion and $2.3 billion at December 31, 2011 and 2010, respectively, is related to the reinsurance recoverable from the subsidiary of Lincoln under this reinsurance agreement.

Effective January 1, 2009, the Company entered into the MPA with Scottish Re and Hannover Re. See “—Letter of Credit Facilities.” Of the Reinsurance recoverable on the Consolidated Balance Sheets, as of December 31, 2011, $3.1 billion is related to the reinsurance recoverable from Hannover Re under this reinsurance agreement.

On December 31, 2004, the Company through its wholly owned subsidiaries, SLD and SLDI, reinsured the individual life reinsurance business (and sold certain systems and operating assets used in the individual life reinsurance business) to Scottish Re on a 100% coinsurance basis (the “2004 Transaction”).

As part of the 2004 Transaction, we paid a ceding commission and transferred assets backing reserves and miscellaneous other liabilities on the individual life reinsurance to Scottish Re. The ceding commission (net of taxes), along with other reserve assets, was placed in trust for our benefit to secure Scottish Re’s obligations as reinsurers of the acquired business.

On November 19, 2008, an existing reinsurance agreement between SRUS and Ballantyne Re, concerning a portion of the business that was originally ceded to Scottish Re as part of the 2004 Transaction, was novated with the result that we were substituted for SRUS as the ceding company to Ballantyne Re and made the sole beneficiary of trust assets connected with the Ballantyne Re facility. The trust assets support the reserve requirements of the business transferred from SLD to Ballantyne Re. As of September 30, 2012, trust assets supporting reserves of $708.6 million had a market value of $910.4 million.

Effective January 1, 2010, the Company disposed of several blocks of its reinsurance business under coinsurance agreements with various subsidiaries of RGA for $129.8 million. Under the terms of the agreements, the Company ceded to RGA 100% of various blocks of business, including Group Life, Accident and Special Risk, Medical, Managed Care and Long-term Disability contracts. RGA established trusts with initial assets of $625.4 million to secure its obligations to the Company under the reinsurance transaction. As of December 31, 2011, due primarily to novation, there were no remaining trust funding requirements. Of the Reinsurance recoverable on the Consolidated Balance Sheets, $11.1 million as of December 31, 2011 is related to the reinsurance recoverable from RGA under this reinsurance agreement.

For additional information on our reinsurance arrangements, see the Note for Reinsurance in our Consolidated Financial Statements.

Statutory Capital and Risk-Based Capital

Each of our wholly owned U.S. insurance subsidiaries is subject to minimum RBC requirements established by the insurance departments of their applicable state of domicile. The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of TAC, as defined by the NAIC, to RBC requirements, as defined by the NAIC. Each of ING U.S., Inc.’s United States insurance subsidiaries exceeded the minimum RBC requirements that would require regulatory or corrective action for all periods presented herein.

Our wholly owned insurance subsidiaries are required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile of the respective insurance subsidiary. Statutory accounting practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. Certain assets that are not admitted under statutory accounting principles are charged directly to surplus. Depending on the regulations of the insurance department of the state of domicile, the entire amount or a portion of an asset balance can be non-admitted depending on specific rules regarding admissibility. The most significant non-admitted assets are typically deferred tax assets. Refer to the discussion below regarding Statement of Statutory Accounting Principles (“SSAP”) No. 10R and No. 101 for additional information on the admissibility of deferred tax assets.

Statutory capital and surplus of our principal insurance subsidiaries is as follows for the periods presented:

($ in millions)	Statutory Capital and Surplus
	As of September 30,		As of December 31,
	2012	2011	2011	2010		2009
Subsidiary Name (state of domicile):
ING USA Annuity and Life Insurance Company (IA)	$2,133.2	$1,826.6	$2,222.0	$1,724.7		$1,485.1
ING Life Insurance and Annuity Company (CT)	1,696.4	1,937.0	1,931.9	1,688.3	(1)	1,762.1
Security Life of Denver Insurance Company (CO)	1,642.8	1,520.2	1,519.5	1,457.0		1,697.5
ReliaStar Life Insurance Company (MN)	2,148.6	2,231.9	2,104.3	2,078.1	(2)	2,190.3

(1)

As prescribed by statutory accounting practices, ILIAC statutory surplus as of December 31, 2010 included the impact of $150.0 million capital contribution received by ILIAC from its immediate parent, Lion Holdings, on February 18, 2011.

(2)

As prescribed by statutory accounting practices, RLI statutory surplus as of December 31, 2010 included the impact of $50.0 million capital contribution received by RLI from its immediate parent, Lion Holdings, on February 18, 2011.

We monitor the ratio of our insurance subsidiaries’ TAC to company action level risk-based capital (“CAL”). A ratio in excess of 125% indicates that the insurance subsidiary is not required to take any corrective actions to increase capital levels at the direction of the applicable state of domicile.

The ratio of TAC to CAL on a combined basis for our four principal insurance subsidiaries (ING USA, ILIAC, SLD and RLI) is set out below for the periods presented:

($ in millions, except ratios)
As of December 31, 2011			As of December 31, 2010			As of December 31, 2009
CAL	TAC	Ratio	CAL	TAC	Ratio	CAL	TAC	Ratio
$1,655.0	$8,071.0	488%	$1,644.0	$6,998.0	426%	$1,802.0	$6,515.0	362%

Statutory reserves established for variable annuity contracts and riders are sensitive to changes in the equity markets and are affected by the level of account values relative to the level of any guarantees, product design and reinsurance arrangements. As a result, the relationship between reserve changes and equity market performance is non-linear during any given reporting period. Market conditions greatly influence the ultimate capital required due to its effect on the valuation of reserves and derivative assets hedging these reserves.

The sensitivity of our insurance subsidiaries’ statutory reserves and surplus established for variable annuity contracts and certain minimum interest rate guarantees to changes in the interest rates, credit spreads and equity markets will vary depending on the magnitude of the decline. The sensitivity will be affected by the level of account values, the level of guaranteed amounts and product design. Should statutory reserves increase, this could result in future reductions in our insurance subsidiaries’ surplus, which may also impact RBC. Adverse changes in interest rates and the continued widening of credit spreads may result in an increase in the reserves for product guarantees which adversely impact statutory surplus, which may also impact RBC.

RBC is also affected by the product mix of the in force book of business (i.e., the amount of business without guarantees is not subject to the same level of reserves as the business with guarantees). RBC is an important factor in the determination of the credit and financial strength ratings of ING U.S., Inc. and our insurance subsidiaries.

Effective December 31, 2009, our insurance subsidiaries adopted AG43 for its statutory basis of accounting. The adoption of AG43 resulted in higher reserves than those calculated under previous standards by $293.0 million. Where the application of AG43 produces higher reserves than our insurance subsidiaries had otherwise established under previous standards, we may request permission from the respective state insurance departments to grade-in the impact of higher reserves over a three year period. This grade-in provision was elected for some of our insurance subsidiaries, as allowed under AG43 and as approved by the applicable insurance regulator of domicile, which allows such insurance subsidiaries to reflect the impact of adoption over a three year period. The impact of the grade-in for the year ended December 31, 2010 was an increase in reserves and a corresponding decrease in statutory surplus of $23.0 million. The grade-in did not have an impact on reserves or statutory surplus in 2011.

In June 2012, in conjunction with a limited scope examination of ING USA’s AG43 variable annuity reserves, we agreed with the Iowa Insurance Division that by December 31, 2012 we would implement a revised prudent margin (i.e., provision for adverse deviation) to the assumed mortality for our block of GMIB and GMWBL liabilities ceded from ING USA to SLDI. This revision will not alter our best estimate mortality assumption used in our GAAP financial statements. It will increase our gross AG43 reserves before ceded reinsurance. Had this prudent margin been reflected in ING USA’s financial statement as of December 31, 2011, ING USA’s gross AG43 reserves would have been $300.0 million greater and the related reserve ceded to SLDI would have been $360.0 million more. Thus, the net reserve impact to statutory reserves at ING USA would have been $60.0 million favorable and SLDI would have been required to increase collateral in support of ceded reserves (i.e., qualifying assets in trust or approved LOCs) in the amount of $360.0 million. The impact of this revision as of December 31, 2012 is not yet determinable and will depend primarily on 2012 market conditions.

Effective December 31, 2009, our insurance subsidiaries adopted SSAP No. 10R, Income Taxes (“SSAP 10R”), for our statutory basis of accounting. This statement requires our insurance subsidiaries to calculate admitted deferred tax assets based upon what is expected to reverse within one year with a cap on the admitted portion of the deferred tax asset equal to 10% of capital and surplus for its most recently filed statement. If our RBC levels of our insurance subsidiaries, after reflecting the above limitation, exceeds 250% of the authorized control level, SSAP 10R increases the reversal period on admitted deferred tax assets from one year to three years and increases the limitation on the admitted portion of the deferred tax asset from 10% of capital and surplus for its most recently filed statement to 15%. Other revisions in SSAP 10R include the requirement for our insurance subsidiaries to reduce the deferred tax asset by a statutory valuation allowance adjustment if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some portion of or all of the deferred tax assets will not be realized. To temporarily mitigate this RBC impact and as a temporary measure at December 31, 2009 only, a 5% pre-tax RBC charge must be applied to the additional admitted deferred tax assets generated by SSAP 10R. The adoption for 2009 had a December 31, 2009 sunset; however, during 2010, the 2009 adoption, including the 5% pre-tax RBC charge, was extended through December 31, 2011. The effects on our insurance subsidiaries’ 2009 financial statements of adopting this change in accounting principle at December 31, 2009 were increases to total assets and capital and surplus of $303.7 million. This adoption had no impact on total liabilities or net income (loss).

Effective January 1, 2012, our insurance subsidiaries adopted statutory basis of accounting SSAP No. 101, Income Taxes (“SSAP 101”), a replacement of SSAP 10R and SSAP No. 10. SSAP 101, provides revised statutory accounting principles for current and deferred federal income taxes. There is a three part admissibility test for calculating admitted deferred tax assets. The first part of the admissibility test requires a reversal period that corresponds to the tax loss carryback provisions of the Internal Revenue Code (not to exceed three years). The second part of the admissibility test establishes reversal periods and surplus limitation parameters (one year and 10 percent or three years and 15 percent) based upon RBC levels. The third part of the admissibility test adds a requirement that the reporting entity offset gross deferred tax assets against deferred tax liabilities (considering the reversal patterns of temporary differences). The effects on the insurance subsidiaries’ 2012 statutory-based financial statements of adopting this change in accounting principle at January 1, 2012 were an increase to statutory-based total assets and statutory-based capital and surplus of $66.0 million.

Pension and Postretirement Plans

For the nine months ended September 30, 2012 and 2011 we contributed $79.4 million and $152.7 million, respectively, to our pension plans and $3.3 million and $4.6 million to our postretirement plans. We contributed $173.1 million, $43.2 million and $23.6 million in 2011, 2010 and 2009, respectively, to our pension plans; and $4.9 million, $6.1 million and $6.1 million in 2011, 2010 and 2009, respectively, to our postretirement plans.

We expect that we will make additional cash contributions during the remaining three months of 2012, based upon certain economic and business assumptions. These assumptions include, but are not limited to, equity market performance and changes in interest rates. We are also reviewing the impacts, if any, of the pension stabilization language found in the MAP-21 legislation. The legislation does not impact any contributions that were made during the nine months ended September 30, 2012. Based on our actuarial assumptions, if we were to incorporate the provisions of MAP-21, we expect that it would reduce the required contributions to the plan in 2013, however, using the MAP-21 funding relief in the near term could lead to increased PBGC variable-rate premiums and/or increases in plan funding in the years following 2013. For additional information on our pension and postretirement plan arrangements, see the Note for Employee Benefit Arrangements in our Consolidated Financial Statements.

Off-Balance Sheet Arrangements

Through the normal course of investment operations, we commit to either purchase or sell securities, commercial mortgage loans, or money market instruments, at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments.

At September 30, 2012 and December 31, 2011 and 2010, we had off-balance sheet commitments to purchase investments equal to their fair value of $954.1 million, $1.3 billion and $1.6 billion, respectively, of which $240.9 million, $470.9 million and $634.1 million, respectively, relates to consolidated investment entities.

Aggregate Contractual Obligations

As of December 31, 2011, we had certain contractual obligations due over a period of time as presented in the following table. The estimated payments reflected in this table are based on our estimates and assumptions about these obligations. Because these estimates and assumptions are necessarily subjective, the actual cash outflows in future periods will vary, possibly materially, from those presented in the table.

($ in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations
Purchase obligations(1)	$1,367.3	$1,367.3	$—	$—	$—
Reserves for insurance obligations(2)	135,343.8	14,305.3	21,890.4	19,608.0	79,540.1
Pension obligations(3)	986.1	91.1	185.2	191.8	518.0
Short-term and long-term debt obligations(4)(5)(6)(7)	3,960.4	1,115.3	271.5	144.0	2,429.6
Operating leases(8)	182.3	46.6	64.4	38.8	32.5
Securities lending and repurchase agreements(9)	1,024.1	1,024.1	—	—	—

Total	$142,864.0	$17,949.7	$22,411.5	$19,982.6	$82,520.2

(1)

Purchase obligations consist primarily of outstanding commitments under alternative investments that may occur any time within the terms of the partnership, private loans and mortgages. The exact timing, however, of funding these commitments cannot be estimated. Therefore, the total amount of the commitments is included in the category “Less than 1 Year.”

(2)

Reserves for insurance obligations consist of amounts required to meet our future obligations for future policy benefits and contract owner account balances. Amounts presented in the table represent estimated cash payments under such contracts, including significant assumptions related to the receipt of future premiums, mortality, morbidity, lapse, renewal, retirement, disability and annuitization comparable with actual experience. These assumptions also include market growth and interest crediting consistent with assumptions used in amortizing DAC. All estimated cash payments are undiscounted for the time value of money. Accordingly, the sum of cash flows presented for all years of $135.3 billion significantly exceeds the sum of Future policy benefits and Contract owner account balances of $88.4 billion recorded on the Company’s Consolidated Balance Sheets as of December 31, 2011. Estimated cash payments are also presented gross of reinsurance. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results.

(3)	Pension obligations consist of contribution matching obligations and other supplemental retirement and insurance obligations, under various benefit plans.
(4)

The estimated payments due by period for long-term debt reflects the contractual maturities of principal, as disclosed in Financing Agreements in our Consolidated Financial Statements, as well as estimated future interest payments. The payment of principal and estimated future interest for short-term debt are reflected in estimated payments due in less than one year. See Financing Agreements in our Consolidated Financial Statements for additional information concerning the short-term and long-term debt.

(5)

On April 12, 2012, the maturity for ING U.S., Inc.’s $500.0 million floating rate loan agreement with ING V was extended until 2016. As a result, amounts included in short-term and long-term debt obligations less than 1 year have decreased by $500.0 million and amounts included in 3-5 years will increase by $500.0 million, after the date as of which this table is presented.

(6)

On April 20, 2012, ING U.S., Inc. borrowed a total of $2.0 billion under its Senior Unsecured Credit Facility. In July 2012, we repaid a total of $75.0 million of these borrowings, as a result amounts included in short-term and long-term debt obligations less than 1 year and 1-3 years have increased by $225.0 million and $1.7 billion, respectively, after the date as of which this table is presented.

(7)

On July 13, 2012, we issued $850.0 million of 2022 Notes, which increased short-term and long-term debt obligations more than 5 years. As a result, $500.0 million was used to repay the Revolving Credit Agreement under the Senior Unsecured Credit Facility which was included in short-term and long-term debt obligations of 1-3 years. The remaining $350.0 million, less discounts and offering expenses, is expected to be used to reduce short-term and long-term debt obligations less than 1 year, after the date as of which this table is presented.
(8)	Operating leases consist primarily of outstanding commitments for office space, equipment and automobiles.
(9)

Payables under securities loan agreements including collateral held represents the liability to return collateral received from counterparties under securities lending agreements. Securities lending agreements include provisions which permit the Company to call back securities with minimal notice and accordingly, the payable is classified as having a term of less than 1 year.

Critical Accounting Judgments and Estimates

General

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical estimates and assumptions are evaluated on an on-going basis based on historical developments, market conditions, industry trends, and other information that is reasonable under the circumstances. There can be no assurance that actual results will conform to estimates and assumptions and that reported results of operations will not be materially affected by the need to make future accounting adjustments to reflect changes in these estimates and assumptions from time to time.

We have identified the following accounting policies, judgments and estimates as critical in that they involve a higher degree of judgment and are subject to a significant degree of variability:

Reserves for future policy benefits, DAC/VOBA and other intangibles and related amortization (including unlocking), valuation of investments and derivatives, impairments, income taxes, contingencies and employee benefit plans.

In developing these accounting estimates and policies, we make subjective and complex judgments that are inherently uncertain and subject to material changes as facts and circumstances develop. Although variability is inherent in these estimates, we believe the amounts provided are appropriate based upon the facts available upon preparation of the Consolidated Financial Statements.

The above critical accounting estimates are described in the Business, Basis of Presentation and Significant Accounting Policies note to the Consolidated Financial Statements.

Reserves for Future Policy Benefits

The determination of future policy benefit reserves is dependent on actuarial assumptions. The principal assumptions used to establish liabilities for future policy benefits are based on our experience and periodically reviewed against industry standards. These assumptions include mortality, morbidity, policy lapse, contract renewal, payment of subsequent premiums or deposits by the contract owner, retirement, investment returns, inflation, benefit utilization and expenses. The assumptions used require considerable judgments. Changes in, or deviations from, the assumptions used can significantly affect our reserve levels and related results of operations.

Mortality is the incidence of death amongst policyholders triggering the payment of underlying insurance coverage by the insurer. In addition, mortality also refers to the ceasing of payments on life-contingent annuities due to the death of the annuitant. We utilize a combination of actual and industry experience when setting our mortality assumptions. A lapse rate is the percentage of in-force policies surrendered by the policyholder or canceled by us due to non-payment of premiums. For certain of our variable products, the lapse rate assumption varies according to the current account value relative to guarantees associated with the product and applicable surrender charges. In general, policies with guarantees that are considered “in the money,” or where the benefit is in excess of the account value, are assumed to be less likely to lapse or surrender. Conversely, “out of the money” guarantees may be assumed to be more likely to lapse or surrender as the policyholder has less incentive to retain the policy.

See the Notes for Reserves for Future Policy Benefits and Contract Owner Account Balances and Guaranteed Benefit Features in our Consolidated Financial Statements for further information on our reserves for future policy benefits and product guarantees.

Insurance and Other Reserves

Reserves for traditional life insurance contracts (mainly term insurance, participating and non-participating whole life insurance, traditional group life insurance) and accident and health insurance represent the present value of future benefits to be paid to or on behalf of contract owners and related expenses, less the present value of future net premiums. Assumptions as to interest rates, mortality, expenses and persistency are based upon our estimates of anticipated experience at the period the policy is sold or acquired, including a provision for adverse deviation. Interest rates used to calculate the present value of these reserves ranged from 2.5% to 7.7%.

Reserves for individual and group traditional fixed annuities after annuitization and individual immediate annuities with life contingent payout benefits are equal to the present value of expected future payments. Assumptions as to interest rates, mortality, and expenses are based upon our estimates of anticipated experience at the period the policy is sold or acquired, including a provision for adverse deviation. Such assumptions generally vary by annuity type plan, year of issue, and policy duration. Interest rates used to calculate the present values of future benefits ranged from 3.0% to 7.5%.

Although assumptions are “locked-in” upon the issuance of traditional life insurance, traditional fixed annuities after annuitization, immediate annuities with life contingent payout benefits, and certain accident and health insurance, significant changes in experience or assumptions may require us to provide for expected future losses on a product by establishing premium deficiency reserves. Premium deficiency reserves are determined based on best estimate assumptions that exist at the time the premium deficiency reserve is established and do not include a margin for adverse deviations.

See “—Valuation and Amortization of Deferred Policy Acquisition Costs, Value of Business Acquired, and Other Intangibles and Related Amortization” for further discussion of our URR.

Product Guarantees

The assumptions used to establish the liabilities for our product guarantees require considerable judgment and are established as management’s best estimate of future outcomes. We periodically review these assumptions and, if necessary, update them based on additional information that becomes available. Changes in, or deviation from, the assumptions used can significantly affect our reserve levels, and related results of operations.

Reserves for annuity GMDB and GMIB are determined by estimating the value of expected benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. Expected experience is based on a range of scenarios. Assumptions used, such as the long-term equity market return, lapse rate, and mortality, are consistent with assumptions used in estimating gross revenues for the purpose of amortizing DAC. In addition, the reserve for the GMIB guarantee incorporates assumptions for the likelihood and timing of the potential annuitizations that may be elected by the contract owner. In general, we assume that GMIB annuitization rates will be higher for policies with more valuable (more “in the money”) guarantees.

We also issue certain products which contain embedded derivatives and are measured at estimated fair value separately from the host contract. These embedded derivatives include annuity GMAB, GMWB, GMWBL, FIAs, and Stabilizer. The managed custody guarantee product (“MCG”) is a standalone derivative and is measured in its entirety at estimated fair value. Changes in estimated fair value of these derivatives are reported in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

At inception of the GMAB, GMWB, and GMWBL contracts, we project a fee to be attributed to the embedded derivative portion of the guarantee equal to the present value of projected future guaranteed benefits. The estimated fair value of the GMAB, GMWB, and GMWBL contracts is determined based on the present value of projected future guaranteed benefits, minus the present value of projected attributed fees. A risk neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk free rates. The projection of future guaranteed benefits and future attributed fees require the use of assumptions for capital markets (e.g. implied volatilities, correlation among indices, risk-free swap curve, etc.) and policyholder behavior (e.g. lapse, benefit utilization, mortality, etc.).

We have only minimal experience on policyholder behavior for our GMIB and GMWBL products and, as a result, future experience could lead to significant changes in our assumptions. Our GMIB contracts have a ten-year waiting period before annuitization is available, with most of these GMIB contracts issued during the period 2004 to 2006. These contracts first become eligible to annuitize during the period 2014 to 2016, but contain significant incentives to delay annuitization beyond the first eligibility date. As a result, to date we have only a statistically small sample of experience used to set annuitization rates. Therefore, we anticipate that observable experience data will become statistically credible later this decade, when a large volume of GMIB benefits begin to reach their maximum benefit over the four-year period from 2019 to 2022. It is possible, however, that policyholders may choose to annuitize soon after the first annuitization date, rather than delay annuitization to receive increased guarantee benefits, in which case we may have statistically credible experience as early as in the period from 2014 to 2016.

Similarly, most of our GMWBL contracts are still in the first three to five policy years, so our assumptions for withdrawal from contracts with GMWBL benefits may change as experience emerges over the next five to seven years. In addition, like our GMIB contracts, many of our GMWBL contracts contain significant incentives to delay withdrawal. We expect customer decisions on annuitization and withdrawal will be influenced by customers’ financial plans and needs as well as by interest rate and market conditions over time and by the availability and features of competing products. If emerging experience deviates from our assumptions on either GMIB annuitization or GMWBL withdrawal, such could have a significant effect on our reserve levels and related results of operation.

We also make estimates of expected lapse of these products, which is the probability that a policy will not remain in force from one period to the next. Lapse rates of our annuity products may be significantly impacted by the value of guaranteed minimum benefits relative to the value of the underlying separate accounts (account value or account balance). In general, policies with guarantees that are “in the money” (i.e., where the notional benefit amount is in excess of the account value) are assumed to be less likely to lapse. Conversely, “out of the money” guarantees are assumed to be more likely to lapse as the policyholder has less incentive to retain the policy.

Our lapse rate experience of these products has varied significantly over the period from 2006 to the present, reflecting among other factors, both pre- and post-financial crisis experience. During the early years of this period, our lapse rate experience was higher than our current best estimate of policyholder lapse behavior would have indicated; in the later part of this period, after mid-2009, it was lower. Management’s best estimate of lapse behavior incorporates actual experience over the entire period, as we believe that, over the duration of the policies, we will experience the full range of policyholder behavior and market conditions.

We review overall policyholder experience at least annually (including lapse, annuitization, withdrawal and mortality), and update these assumptions when deemed necessary based on additional information that becomes available. If actual lapse rates are significantly different from those assumed, such could have a significant effect on our reserve levels and related results of operation. We increased reserves in the fourth quarter of 2011 after a comprehensive review of our assumptions relating to lapses, mortality, annuitization of income benefits and utilization of withdrawal benefits. The review in 2011 included an analysis of a larger body of actual experience than was previously available, including a longer period with low equity markets and interest rates, which we believe provided greater insight into anticipated policyholder behavior for contracts that are in the money. This resulted in an increase of GAAP reserves of $741 million and gross U.S. statutory reserves of $2,776 million in the fourth quarter of 2011.

Reserves for universal and variable life secondary guarantees and paid-up guarantees are calculated by estimating the expected value of death benefits payable and recognizing those benefits ratably over the accumulation period based on total expected assessments. The reserve for such products recognizes the portion of contract assessments received in early years used to compensate us for benefits provided in later years. Assumptions used, such as the interest rate, lapse rate and mortality, are consistent with assumptions used in estimating gross profits for purposes of amortizing DAC.

The estimated fair value of the FIA contracts is based on the present value of the excess of interest payments to the contract holders over the minimum guaranteed interest rate (“MGIR”). The excess interest payments are determined as the excess of projected index driven benefits over the projected guaranteed benefits. The projection horizon is over the anticipated life of the related contracts which takes into account best estimate actuarial assumptions, such as partial withdrawals, full surrenders, deaths, annuitizations and maturities.

The estimated fair value of the Stabilizer and MCG contracts is determined based on the present value of projected future claims minus the present value of future guaranteed premiums. At inception of the contract, we project a guaranteed premium to be equal to the present value of the projected future claims. The income associated with the contracts is projected using actuarial and capital market assumptions, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are projected under multiple capital market scenarios using observable risk-free rates and other best estimate assumptions.

The GMAB, GMWB, GMWBL, FIA, and Stabilizer embedded derivative liabilities and the standalone derivative for MCG include a risk margin to capture uncertainties related to policyholder behavior assumptions. The margin represents additional compensation a market participant would require to assume these risks.

The discount rate used to determine the fair value of our GMAB, GMWB, GMWBL, FIA, and Stabilizer embedded derivative liabilities and the standalone derivative for MCG includes an adjustment to reflect the risk that these obligations will not be fulfilled (“nonperformance risk”). As of September 30, 2012, the adjustment for nonperformance risk resulted in a $1,401.1 million decrease to the fair value of the embedded derivatives and standalone derivative associated with our product guarantees. Through the second quarter of 2012, our nonperformance risk adjustment was based on the CDS spreads of ING V, the indirect parent of ING U.S., and applied to the risk-free swap curve in our valuation models. As a result of the availability of our own market observable data following our issuance of the 2022 Notes in the third quarter of 2012, we changed the estimate of nonperformance risk as of the beginning of the third quarter of 2012 to incorporate a blend of observable, similarly rated peer holding company CDS spreads, adjusted to reflect the credit quality of our individual insurance subsidiary that issued the guarantee as well as an adjustment to reflect the priority of policyholder claims.

See “—Qualitative and Quantitative Disclosure About Market Risk” for additional information regarding the specific hedging strategies and reinsurance we utilize to mitigate risk for the product guarantees. Sensitivities of the GMAB, GMWB, GMWBL, FIA, and Stabilizer embedded derivative liabilities and the standalone derivative for MCG to changes in certain capital markets assumptions is also discussed.

Valuation and Amortization of Deferred Policy Acquisition Costs, Value of Business Acquired, and Other Intangibles and Related Amortization

DAC represents policy acquisition costs that have been capitalized and are subject to amortization and interest. Capitalized costs are incremental, direct costs of contract acquisition, as well as certain costs that are directly related to successful acquisition activities. Such costs consist principally of commissions, underwriting, sales, and contract issuance and processing expenses directly related to the successful acquisition of new and renewal business. DAC recoverability testing is performed for current issue year products to determine if premiums are sufficient to cover estimated benefits and expenses. Indirect or unsuccessful acquisition costs, maintenance, product development, and overhead expenses are charged to expense as incurred. VOBA represents the outstanding value of in force business acquired and is subject to amortization and interest. The value is based on the present value of estimated net cash flows embedded in the insurance contracts at the time of the acquisition and increased for subsequent deferrable expenses on purchased policies.

DSI represents benefits paid to contract owners for a specified period that are incremental to the amounts we credit on similar contracts without sales inducements and are higher than the contract’s expected ongoing crediting rates for periods after the inducement. URR relates to universal and variable universal life products and represents policy charges for benefits or services to be provided in future periods.

Collectively, we refer to DAC, VOBA, DSI and URR as “DAC/VOBA and other intangibles.” See the Note for Deferred Policy Acquisition Costs and Value of Business Acquired in our Consolidated Financial statements for additional information on the DAC/VOBA and other intangibles balances.

Amortization Methodologies

We amortize DAC and VOBA related to traditional contracts (term insurance, participating and non-participating whole life insurance, and traditional group life insurance) and certain accident and health insurance over the premium payment period in proportion to the present value of expected gross premiums. Assumptions as to mortality, morbidity, persistency, and interest rates, which include provisions for adverse deviation, are consistent with the assumptions used to calculate reserves for future policy benefits. These assumptions are “locked-in” at issue and not revised unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. DAC recoverability testing is performed for current issue year products to determine if net premiums are sufficient to cover estimated benefits and expenses. In subsequent periods, the recoverability of the DAC or VOBA balances are determined by assessing whether future gross profits are sufficient to amortize the DAC or VOBA balances as well as provide for expected future benefits and maintenance costs. If a premium deficiency is deemed to be present, charges will be applied against the DAC and VOBA balances before an additional reserve is established. Absent such a premium deficiency, variability in amortization after policy issuance or acquisition relates only to variability in premium volumes.

We amortize DAC and VOBA related to fixed and variable universal life contracts and fixed and variable deferred annuity contracts over the estimated lives of the contracts in relation to the emergence of estimated gross profits. Assumptions as to mortality, persistency, interest crediting rates, fee income, returns associated with separate account performance, impact of hedge performance, expenses to administer the business, and certain economic variables, such as inflation, are based on our experience and overall capital markets. At each valuation date, the most recent quarter’s estimated gross profits are updated with actual gross profits and the assumptions underlying future estimated gross profits are evaluated for continued reasonableness. Adjustments to estimated gross profits require that amortization rates be revised retroactively to the date of the contract issuance (“unlocking”). If the update of assumptions causes estimated gross profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes estimated gross profits to decrease.

For variable deferred annuity contracts within Closed Block Variable Annuity, the Company amortizes DAC and VOBA in relation to the emergence of estimated gross revenue. For GICs and Employee Benefit stop-loss and certain life, disability, and voluntary employee paid products, acquisition costs are expensed as incurred.

We defer sales inducements and amortize the DSI over the life of the policy using the same methodology and assumptions used to amortize DAC. The amortization of sales inducements is included in Interest credited to contract owner account balances in the Consolidated Statements of Operations.

URR is amortized over the expected life of the contract in proportion to the estimated gross profits in a manner consistent with DAC for these products. The amortization of URR is included in Fee income in the Consolidated Statements of Operations.

Each year, or more frequently if circumstances indicate a potential loss recognition issue exists, we perform testing to assess the recoverability of DAC/VOBA and other intangibles. If DAC/VOBA and other intangibles are not deemed recoverable from future expected profits, changes will be applied against the DAC/VOBA and other intangibles before an additional reserve is established.

Assumptions and Periodic Review

Changes in assumptions can have a significant impact on DAC/VOBA and other intangibles balances, amortization rates and results of operations. Assumptions are management’s best estimate of future outcome. Several assumptions are considered significant and require significant judgment in the estimation of gross profits associated with our variable products. We periodically review these assumptions against actual experience and, based on additional information that becomes available, update our assumptions.

•

One significant assumption is the assumed return associated with the variable account performance, which has historically had a greater impact on variable annuity than variable universal life products. To reflect the volatility in the equity markets, this assumption involves a combination of near-term expectations and long-term assumptions regarding market performance. The overall return on the variable account is dependent on multiple factors, including the relative mix of the underlying sub-accounts among bond funds and equity funds, as well as equity sector weightings. Our practice assumes that near-term and long-term increases or decreases in equity markets revert to the long-term appreciation in equity markets. We monitor market events and only change the assumption when sustained deviations are expected. This methodology incorporates a 9% long-term equity return assumption, a 14% cap and a five-year look-forward period. We implemented this reversion to the mean methodology on January 1, 2011.

•

Another significant assumption used in the estimation of future gross profits for fixed and variable universal life products is mortality. We utilize a combination of actual and industry experience when setting our mortality assumptions, and are consistent with the assumptions used to calculate reserves for future policy benefits.

•

Assumptions related to interest rate spreads and credit losses also impact estimated gross profits for all applicable products with credited rates. These assumptions are based on the current investment portfolio yields and credit quality, estimated future crediting rates, capital markets, and estimates of future interest rates and defaults.

•

Other significant assumptions include estimated policyholder behavior assumptions, such as surrender, lapse, and annuitization rates. We use a combination of actual and industry experience when setting and updating our policyholder behavior assumptions and such assumptions require considerable judgment. Estimated gross profits of our variable annuity contracts are particularly sensitive to these assumptions.

•

We include the impact of the change in value of the embedded derivative associated with the FIA contracts in gross profits for purposes of determining DAC amortization. When performing loss recognition testing on the GMAB, GMWB, GMWBL contracts, we include the change in value of the associated embedded derivatives in gross profits. In addition, we utilize a hedging program to mitigate the exposure of our Closed Block Variable Annuity segment to adverse capital market results, economic downturns and seek to ensure that the required assets are available to satisfy future death and living benefit guarantees. In general, our variable annuity hedge program generates gains and losses that mitigate our exposure to these guarantees. As our hedging program does not explicitly hedge the GAAP liability, we typically experience “breakage”, or a difference between the change in the GAAP liability and the change in the corresponding derivative instrument. We include the impact of our hedging activities supporting our death and living benefit guarantees in gross profits when performing loss recognition testing.

Sensitivity

We perform sensitivity analyses to assess the impact that certain assumptions have on DAC/VOBA and other intangibles. The following table presents the estimated instantaneous net impact to income before income taxes of various assumption changes on our DAC/VOBA and other intangibles and the impact on related reserves for future policy benefits and reinsurance. The effects presented are not representative of the aggregate impacts that could result if a combination of such changes to equity markets, interest rates and other assumptions occurred.

        Immediate One-time Impact to Income Before Income Taxes

($ millions)	As of December 31, 2011
Decrease long-term rate of return assumption by 100 basis points	$(246.4)
Decrease long-term interest rate assumption by 50 basis points	(117.5)
Increase long-term interest rate assumption by 50 basis points	110.6
Increase future mortality assumption by 1%	(32.4)
A 10% decrease in equity market values	(317.5)

Assumptions regarding shifts in market factors may be overly simplistic and not indicative of actual market behavior in stress scenarios.

Lower assumed equity rates of return, lower assumed interest rates, increased assumed future mortality and decreases in equity market values all tend to decrease the balances of DAC/VOBA and other intangibles and to increase future policy benefit reserves, thus decreasing income before income taxes.

Higher assumed interest rates tend to increase the balances of DAC/VOBA and other intangibles and to decrease future policy benefit reserves, thus increasing income before income taxes.

Valuation of Investments and Derivatives

Our investment portfolio consists of public and private fixed maturity securities, commercial mortgage and other loans, equity securities, short-term investments, other invested assets, and derivative financial instruments. Fixed maturity and equity securities are primarily classified as available-for-sale and are carried at fair value on the Consolidated Balance Sheets with the difference from amortized cost included in Shareholder’s equity as a component of AOCI. We use derivatives mainly to provide an economic hedge of our exposure to variability of cash flows, interest rate risk, credit risk, exchange rate risk and market risk of assets and liabilities. See the Notes for Investments and Derivative Financial Instruments in our Consolidated Financial Statements for further information. We also issue certain products which contain embedded derivatives. See “—Critical Accounting Judgments and Estimates—Reserves for Future Policy Benefits” for further information.

Investments

We measure the fair value of our financial assets and liabilities based on assumptions used by market participants, which may include inherent risk, restrictions on the sale or use of an asset, or nonperformance risk, including our own credit risk. The estimate of fair value is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability. We use a number of valuation sources to determine the fair values of our financial assets and liabilities, including quoted market prices, third-party commercial pricing services, third-party brokers, and industry-standard, vendor-provided software that models the value based on market observable inputs, and other internal modeling techniques based on projected cash flows.

We categorize our financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

When available, the estimated fair value of securities is based on quoted prices in active markets that are readily and regularly obtainable. When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, including discounted cash flows, matrix pricing, or other similar techniques. Inputs to these methodologies include, but are not limited to, market observable inputs such as benchmark yields, credit quality, issuer spreads, bids, offers, and cash flow characteristics of the security. For privately placed bonds, we also consider such factors as the net worth of the borrower, value of the collateral, the capital structure of the borrower, the presence of guarantees and the borrower’s ability to compete in its relevant market. Valuations are reviewed and validated monthly by an internal valuation committee using price variance reports, comparisons to internal pricing models, back testing of recent trades, and monitoring of trading volumes, as appropriate.

The valuation of financial assets and liabilities involves considerable judgment, is subject to considerable variability, is established using management’s best estimate and is revised as additional information becomes available. As such, changes in, or deviations from the assumptions used in such valuations can significantly affect our results of operations. Financial markets are subject to significant movements in valuation and liquidity which can impact our ability to liquidate and the selling price which can be realized for our securities.

Derivatives

Derivatives are carried at fair value, which is determined by using observable key financial data, such as yield curves, exchange rates, Standard & Poor’s 500 Index (“S&P 500”) prices, London Interbank Offered Rates (“LIBOR”), and Overnight Index Swap rates through values established by third-party sources, such as third-party brokers. Valuations for our futures contracts are based on unadjusted quoted prices from an active exchange. Counterparty credit risk is considered and incorporated in our valuation process through counterparty credit rating requirements and monitoring of overall exposure. Our own credit risk is also considered and incorporated in our valuation process.

We have certain CDS and options that are priced using models that primarily use market observable inputs, but contain inputs that are not observable to market participants.

We also have investments in certain fixed maturities, and have issued certain annuity products, that contain embedded derivatives whose fair value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short-term or long-term), exchange rates, prepayment rates, equity markets, or credit ratings/spreads. The fair values of these embedded derivatives are determined using prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. For additional information regarding the valuation of and significant assumptions associated with derivatives and embedded derivatives related to guaranteed benefits contained within certain product offerings, see “—Critical Accounting Judgments and Estimates—Reserves for Future Policy Benefits.”

In addition, we have entered into a coinsurance with funds withheld reinsurance arrangement that contains an embedded derivative with the fair value of the derivative based on the change in the fair value of the underlying assets held in the trust using the valuation methods and assumptions described for our investments held.

The valuation of derivatives involves considerable judgment, is subject to considerable variability, is established using management’s best estimate and is revised as additional information becomes available. As such, changes in, or deviations from these assumptions used in such valuations can have a significant effect on the results of operations. For additional information regarding the fair value of our investments and derivatives, see the Note for Fair Value Measurements in our Consolidated Financial Statements.

Impairments

We evaluate our available-for-sale general account investments quarterly to determine whether there has been an other-than-temporary decline in fair value below the amortized cost basis. This evaluation process entails considerable judgment and estimation. Factors considered in this analysis include, but are not limited to, the length of time and the extent to which the fair value has been less than amortized cost, the issuer’s financial condition and near-term prospects, future economic conditions and market forecasts, interest rate changes, and changes in ratings of the security. An extended and severe unrealized loss position on a fixed maturity may not have any impact on: (a) the ability of the issuer to service all scheduled interest and principal payments, and (b) the evaluation of recoverability of all contractual cash flows or the ability to recover an amount at least equal to its amortized cost based on the present value of the expected future cash flows to be collected. In contrast, for certain equity securities, we give greater weight and consideration to a decline in market value and the likelihood such market value decline will recover.

When assessing our intent to sell a security or if it is more likely than not we will be required to sell a security before recovery of its amortized cost basis, we evaluate facts and circumstances such as, but not limited to, decisions to rebalance the investment portfolio and sales of investments to meet cash flow or capital needs.

We use the following methodology and significant inputs to determine the amount of the OTTI credit loss:

•

We perform a discounted cash flow analysis comparing the current amortized cost of a security to the present value of future cash flows expected to be received, including estimated defaults and prepayments.

•

When determining collectability and the period over which the value is expected to recover for U.S. and foreign corporate securities, foreign government securities and state and political subdivision securities, we apply the same considerations utilized in our overall impairment evaluation process, which incorporates information regarding the specific security, the industry and geographic area in which the issuer operates, and overall macroeconomic conditions. Projected future cash flows are estimated using assumptions derived from our best estimates of likely scenario-based outcomes, after giving consideration to a variety of variables that include, but are not limited to: general payment terms of the security; the likelihood that the issuer can service the scheduled interest and principal payments; the quality and amount of any credit enhancements; the security’s position within the capital structure of the issuer; possible corporate restructurings or asset sales by the issuer; and changes to the rating of the security or the issuer by rating agencies.

•

Additional considerations are made when assessing the unique features that apply to certain structured securities, such as subprime, Alt-A, non-agency, RMBS, CMBS and ABS. These additional factors for structured securities include, but are not limited to: the quality of underlying collateral; expected prepayment speeds; loan-to-value ratio; debt service coverage ratios; current and forecasted loss severity; consideration of the payment terms of the underlying assets backing a particular security; and the payment priority within the tranche structure of the security.

Mortgage loans on real estate are all commercial mortgage loans. If a mortgage loan is determined to be impaired (i.e., when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to the lower of either the present value of expected cash flows from the loan, based on the original purchase yield or the fair value of the collateral. For those mortgages that are determined to require foreclosure, the carrying value is reduced to the fair value of the underlying collateral, net of estimated costs to obtain and sell at the point of foreclosure.

Impairment analysis of the investment portfolio involves considerable judgment, is subject to considerable variability, is established using management’s best estimate and is revised as additional information becomes available. As such, changes in, or deviations from the assumptions used in such analysis can have a significant effect on the results of operations. For additional information regarding the evaluation process for impairments, see the Note for Investments in our Consolidated Financial Statements for further information regarding the evaluation process for impairments.

Income Taxes

Valuation Allowances

We use certain assumptions and estimates in determining the income taxes payable or refundable for the current year, the deferred income tax liabilities and assets for items recognized differently in our financial statements from amounts shown on our income tax returns, and the federal income tax expense. Determining these amounts requires analysis and interpretation of current tax laws and regulations, including the loss limitation rules associated with change in control. We exercise considerable judgment in evaluating the amount and timing of recognition of the resulting income tax liabilities and assets. These judgments and estimates are reevaluated on a periodic basis as regulatory and business factors change.

We evaluate and test the recoverability of deferred tax assets. Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, we consider many factors, including:

•	The nature and character of the deferred tax assets and liabilities;

•	The nature and character of income by life and non-life subgroups;

•	Income in non-U.S. companies;

•	Taxable income in prior carryback years;

•	Projected future taxable income, exclusive of reversing temporary differences and carryforwards;

•	Projected future reversals of existing temporary differences;

•	The length of time carryforwards can be utilized;

•	Any prudent and feasible tax planning strategies we would employ to avoid a tax benefit from expiring unused;

•	The nature, frequency and severity of cumulative GAAP losses in recent years; and

•	Any unique tax rules that would impact the utilization of the deferred tax assets.

We have assessed whether it is more likely than not that the deferred tax assets will be realized in the future. In making this assessment, we considered the available sources of income and positive and negative evidence regarding our ability to generate sufficient taxable income to realize our deferred tax assets, which include net operating loss carryforwards (“NOLs”), capital loss carryforwards and tax credit carryforwards.

We have considered these sources of income: future reversals of existing taxable temporary differences, future taxable income, taxable income in prior carry back years, and tax planning strategies.

Positive evidence includes a recent history of earnings, projected earnings attributable to our ongoing insurance and investment businesses, plans or the ability to sell certain assets and streams of revenues, plans to reduce future projected losses by reduction of sales of certain products, and predictable patterns of loss and income recognition. Negative evidence includes a history of operating losses in certain life businesses, large losses in the non-life business, and the potential unpredictability of certain components of future projected taxable income.

We use judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists (a) the more positive evidence is necessary and

(b) the more difficult it is to support a conclusion that a valuation allowance is not needed for some portion or all of the deferred tax asset. We concluded that the cumulative losses in recent years were significant negative evidence requiring the establishment of a valuation allowance.

We have determined that we need a valuation allowance of $2,807.0 million as of September 30, 2012. Pursuant to ASC Topic 740, we do not specifically identify the valuation allowance with individual categories. However, we have estimated that $1,341.0 million and $150.0 million of the September 30, 2012 valuation allowance are related to federal net operating losses and non life realized capital losses, respectively. The remaining balance of the valuation allowance is attributable to various items including losses in SLDI, our Cayman Islands insurance subsidiary, state taxes, and other deferred tax assets.

As of September 30, 2012, we have recognized $744.0 million deferred tax assets based on tax planning related to unrealized gains on investment assets. This tax planning strategy supports recognition of deferred tax assets which have been provided on loss carryforwards and deductible temporary differences. Included in this amount is a tax benefit of $99.0 million related to a $283.8 million life capital loss carryforward. Future changes, such as interest rate movements or an ownership change under Section 382 of the Internal Revenue Code (discussed below), can adversely impact this tax planning strategy. To the extent unrealized gains decrease or to the extent loss utilization is limited, the tax benefit will be reduced by increasing the tax valuation allowance.

As of September 30, 2012, we had approximately $3.8 billion of federal NOLs and $0.7 billion of capital loss carryforwards, which expire as follows (the deferred tax asset and offsetting valuation allowances, if any, are also presented):

($ in millions)
Expiration	Life Ordinary Losses	Non Life Ordinary Losses	Life Capital Losses	Non Life Capital Losses	Total Carryforward
2013	$—	$—	$—	$(19.1)	$(19.1)
2014	—	—	(125.3)	(41.0)	(166.3)
2015	—	—	—	(7.6)	(7.6)
2016	—	—	(133.1)	(328.4)	(461.5)
2017	—	(3.2)	(25.4)	(33.5)	(62.1)
2018	—	(5.3)	—	—	(5.3)
2019	—	(8.2)	—	—	(8.2)
2020	—	(24.9)	—	—	(24.9)
2021	—	(59.0)	—	—	(59.0)
2022	—	(7.2)	—	—	(7.2)
2023	(1,059.3)	(89.4)	—	—	(1,148.7)
2024	—	—	—	—	—
2025	(180.2)	(510.2)	—	—	(690.4)
2026	(66.3)	(355.0)	—	—	(421.3)
2027	(91.9)	(168.4)	—	—	(260.3)
2028	—	(214.2)	—	—	(214.2)
2029	—	(411.5)	—	—	(411.5)
2030	—	(379.2)	—	—	(379.2)
2031	—	(63.1)	—	—	(63.1)
2032	—	(137.0)	—	—	(137.0)

Total losses	$(1,397.7)	$(2,435.8)	$(283.8)	$(429.6)	$(4,546.9)

Gross deferred tax asset	$489.0	$852.0	$99.0	$150.0	$1,590.0
Valuation allowance	(489.0)	(852.0)	—	(150.0)	(1,491.0)

Deferred tax asset on losses	$—	$—	$99.0	$—	$99.0

The table above provides ordinary and capital losses which may be re-classified based on our ongoing IRS audit. As of September 30, 2012, the most significant of these amounts are: (i) $328.0 million of non life capital losses related to interest rate swap terminations which occurred in 2011 and (ii) $491.0 million of life capital hedge losses which occurred in 2011 and 2012. The non life capital loss may ultimately be resolved to be a non life ordinary loss. The capital hedge loss may ultimately be resolved to be a life ordinary loss. These potential reclassifications would not be expected to have a material impact to the valuation allowance.

The current level of and assumptions related to the valuation allowances have implications for our future tax provisions. First, to the extent we have future book pre-tax losses, additional valuation allowances will most likely be provided to offset the majority of the deferred tax assets created. Second, to the extent we have future book pre-tax income, valuation allowances will most likely be released in the near term to offset the majority of the deferred tax liabilities created. Third, to the extent income is sustained for a period of time in the future, we may be able to consider future taxable income to support deferred tax assets. This may result in a release of significant valuation allowances. These changes in the valuation allowance could have a significant impact on earnings in the future.

Section 382 imposes limitations on a corporation’s ability to use its NOLs when the company undergoes an ownership change (See “Risk Factors—Risks Related to Our Business—General—We expect that our ability to use beneficial U.S. tax attributes will be subject to limitations”). As of September 30, 2012, we have not recorded a valuation allowance giving specific consideration to a Section 382 ownership change event because the ultimate divestiture by ING Group of its interest in ING U.S., Inc. has not occurred. If ING Group were to divest its interest in ING U.S., Inc. in a manner such that Section 382 does apply, additional valuation allowances may be required. Although we are uncertain as to the ultimate financial impact of a reduction of the deferred tax asset resulting from an ownership change, the deferred tax asset that would potentially be subject to an additional valuation allowance is approximately $850.0 million as of September 30, 2012 as follows:

($ in millions)	Valuation Allowance on Deferred Tax Assets
On capital losses supported by planning	$744.0
On unrealized losses subject to built in loss rules	106.0

Subject to valuation allowance at Section 382 event	$850.0

The $744.0 million of capital losses, supported by tax planning, relates to the deferred tax assets as described above. The $106.0 million represents a valuation allowance on the deferred tax asset on unrealized capital losses which we estimate will be realized during the first five years immediately following the ownership change and be subject to a Section 382 limitation. The actual impact on the valuation allowance is dependent mainly on the level of unrealized capital gains and losses at the time of the ownership change, the calculated Section 382 limitation, the estimated reversal pattern of the capital losses supported by tax planning strategies, the estimated reversal pattern of the unrealized capital gains comprising the tax planning strategies, and the estimated reversal pattern of the unrealized capital losses subject to the built in loss rules. The actual impact may be materially different from this estimate. The amounts described above are based solely on data and assumptions as of September 30, 2012.

Tax Contingencies

In establishing unrecognized tax benefits, we determine whether a tax position is more likely than not to be sustained under examination by the appropriate taxing authority. We also consider positions which have been reviewed and agreed to as part of an examination by the appropriate taxing authority. Tax positions that do not meet the more likely than not standard are not recognized. Tax positions that meet this standard are recognized in our Consolidated Financial Statements. We measure the tax position as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with a taxing authority that has full knowledge of all relevant information.

Changes in Law

Certain changes or future events, such as changes in tax legislation, geographic mix of earnings and completion of tax audits, planning opportunities, and expectations about future outcomes could have an impact on our estimates of valuation allowances, deferred taxes, tax provisions, and effective tax rates.

For example, a reduction in the corporate tax rate would most likely result in a tax benefit based on the fact that, as of September 30, 2012, we have a deferred tax liability. Conversely, an increase in the corporate tax rate would most likely result in an additional tax expense.

Contingencies

A loss contingency is an existing condition, situation, or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future events occur or fail to occur. Examples of loss contingencies include pending or threatened adverse litigation, threat of expropriation of assets, and actual or possible claims and assessments. Amounts related to loss contingencies involve considerable judgments and are accrued if it is probable that a loss has been incurred and the amount can be reasonably estimated. Reserves are established reflecting management’s best estimate, reviewed on a quarterly basis and revised as additional information becomes available. When a loss contingency is reasonably possible, but not probable, disclosure is made of management’s best estimate of possible loss, or the range of possible loss, or a statement is made that such an estimate cannot be made.

We are involved in threatened or pending lawsuits/arbitrations arising from the normal conduct of business. Due to the climate in insurance and business litigation/arbitration, suits against us sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. Moreover, certain claims are asserted as class actions, purporting to represent a group of similarly situated individuals. It is not always possible to accurately estimate the outcome of such lawsuits/arbitrations. Therefore, changes to such estimates could be material. As facts and circumstances change, our estimates are revised accordingly. Our reserves reflect management’s best estimate of the ultimate resolution.

Employee Benefit Plans

We sponsor defined benefit pension and other postretirement benefit plans covering eligible employees, sales representatives, and other individuals. The net periodic benefit cost and projected benefit obligations are calculated based on assumptions such as the discount rate, rate of return on plan assets, rates of future compensation increases, and health care cost trend rates. These assumptions require considerable judgment, are subject to considerable variability and are established using management’s best estimate. Actual results could vary significantly from assumptions based on changes such as economic and market conditions, demographics of participants in the plans, and amendments to benefits provided under the plans. Differences between the expected return and the actual return on plan assets and all other actuarial changes, which could be significant, are immediately recognized in the Consolidated Statements of Operations.

Beginning January 1, 2012, the ING Americas Retirement Plan (the “Retirement Plan”) began using a cash balance pension formula instead of a final average pay (“FAP”) formula, allowing all eligible employees to participate in the Retirement Plan. Participants will earn an annual credit equal to 4% of eligible compensation. The accrued vested cash balance benefit is portable; participants can take it when they leave the Company’s employ. For participants in the Retirement Plan as of December 31, 2011, there will be a two-year transition period from the Retirement Plan’s current FAP formula to the cash balance pension formula. Under ASC Topic 715 requirements, the impact of the change in the Retirement Plan was recognized upon Board approval on November 10, 2011, resulting in an $83.6 million decrease to the benefit obligation.

The discount rate and expected rate of return assumptions relating to our defined benefit pension and other postretirement benefit plans have historically had the most significant effect on our net periodic benefit costs and the projected and accumulated projected benefit obligations associated with these plans.

Sensitivity

The discount rate and expected rate of return assumptions relating to our defined benefit pension and other postretirement benefit plans have historically had the most significant effect on our net periodic benefit costs and the projected and accumulated projected benefit obligations associated with these plans.

The discount rate is based upon current market information provided by plan actuaries. The discount rate modeling process involves selecting a portfolio of high quality, non-callable bonds that will match the cash flows of the Retirement Plan. The discount rate in 2011 for the net periodic benefit cost was 5.5%. The discount rate for determining the projected benefit obligation and accumulated projected benefit obligation as of December 31, 2011 was 4.75%. Due to the curtailment of the Retirement Plan as a result of the Cognizant transaction (see “Business—Employees” for a description of the Cognizant transaction), we remeasured the Retirement Plan’s assets and liabilities using a discount rate of 4.25% on August 16, 2012. See the Note for Employee Benefit Arrangements in our Consolidated Financial Statements for details regarding the Cognizant transaction and the related Retirement Plan remeasurement.

After the Cognizant transaction, the sensitivities of the effect of an increase or decrease in the discount rate are as presented below:

($ in millions)	Increase (Decrease) in Net Periodic Benefit Cost—Pension Plans	Increase (Decrease) in Net Periodic Benefit Cost—Other Postretirement Benefits
Increase in discount rate by 100 basis points	$(280.6)	$(2.5)
Decrease in discount rate by 100 basis points	357.4	2.9

($ in millions)	Increase (Decrease) in Pension Benefit Obligation	Increase (Decrease) in Accumulated Postretirement Benefit Obligation
Increase in discount rate by 100 basis points	$(277.2)	$(2.7)
Decrease in discount rate by 100 basis points	353.3	3.1

The expected rate of return considers the asset allocation, historical returns on the types of assets held, and the current economic environment. Based on these factors, we expect that the assets will earn an average percentage per year over the long term. This estimation is based on an active return on a compound basis, with a reduction for administrative expenses and non-ING investment manager fees paid from the assets. For estimation purposes, we assume the long-term asset mix will be consistent with the current mix. Changes on the asset mix could impact the amount of recorded pension income or expense, the funded status of the Retirement Plan, and the need for future cash contributions.

The expected rate of return for 2011 was 7.5% (net of expenses) for the Retirement Plan. The expected rate of return assumption is only applicable to this plan as assets are not held by any of the other pension and other postretirement plans.

After the Cognizant transaction, the effect of an increase or decrease in the actual rate of return on the net periodic benefit cost is presented in the table below:

($ in millions)	Increase (Decrease) in Net Periodic Benefit Cost—Pension Plans
Increase in actual rate of return by 100 basis points	$(13.0)
Decrease in actual rate of return by 100 basis points	13.0

For more information related to our employee benefit plans, see the Note for Employee Benefit Arrangements in our Consolidated Financial Statements.

Impact of New Accounting Pronouncements

For information regarding the impact of new accounting pronouncements, see the Note for Business, Basis of Presentation and Significant Accounting Policies in our Consolidated Financial Statements, included elsewhere in this prospectus.

Qualitative and Quantitative Disclosure About Market Risk

Market risk is the risk that our consolidated financial position and results of operations will be affected by fluctuations in the value of financial instruments. We have significant holdings in financial instruments and are naturally exposed to a variety of market risks. The main market risks we are exposed to include credit risk, interest rate risk and equity market price risk. We do not have material market risk exposure to “trading” activities in our Consolidated Financial Statements.

Risk Management

As a financial services company active in Retirement, Investment Management and Insurance, taking measured risks is part of our business. As part of our efforts to ensure measured risk taking, we have integrated risk management in our daily business activities and strategic planning.

We place a high priority to risk management and risk control. We have comprehensive risk management and control procedures in place at all levels and have established a dedicated risk management function with responsibility for the formulation of our risk appetite, strategies, policies and limits. The risk management function is also responsible for monitoring our overall market risk exposures and provides review, oversight and support functions across the Company on risk-related issues.

Our risk appetite is aligned with how our businesses are managed and anticipates future regulatory developments. In particular, our risk appetite is aligned with regulatory capital requirements applicable to other regulated insurance subsidiaries as well as metrics that are aligned with various ratings agency models.

Our risk governance and control systems enable us to identify, control, monitor and aggregate risks and provide assurance that risks are being measured, monitored and reported adequately and effectively. To promote measured risk taking, we have integrated risk management with our business activities and strategic planning through a strategy to manage risk in accordance with the following three principles:

1.	Management of the businesses has primary responsibility for the day-to-day management of risk and forms the first line of defense.

2.	The risk management function, both at the corporate and the business level, as the second line of defense, has the primary responsibility to align risk taking with strategic planning through risk tolerance and limit setting. Risk managers in the businesses have direct reporting lines to the Chief Risk Officer (“CRO”).

3.	The internal audit function provides an ongoing independent (i.e. outside of the risk organization) and objective assessment of the effectiveness of internal controls, including financial and operational risk management and forms the third line of defense.

Our risk management is organized along a functional line comprising two levels within the organization: the corporate and business levels. The CRO heads the functional line, and each of the businesses has a similar function that reports to the CRO. This layered, functional approach is designed to promote consistent application of guidelines and procedures, regular reporting and appropriate communication vertically through the risk management function, as well as to provide ongoing support for the business. The scope, roles, responsibilities and authorities of the risk management function at different levels are described in an Insurance Risk Management Governance Framework to which all businesses must adhere.

Our Risk Committee discusses and approves risk policies and reviews and approves risks associated with our activities. This includes volatility (affecting earnings and value), exposure (required capital and market risk) and insurance risks. Each business has an Asset-Liability Committee that reviews business specific risks and is governed by the Risk Committee.

We have implemented several limit structures to manage risk. Examples include, but are not limited to, the following:

•

At-risk limits on sensitivities of earnings and regulatory capital to the capital markets provide the fundamental framework to manage capital markets risks including the risk of asset / liability mismatch;

•	Duration and convexity mismatch limits;

•	Credit risk concentration limits;

•	Mortality concentration limits;

•	Catastrophe and mortality exposure retention limits for our insurance risk; and

•	Investment and derivative guidelines.

We manage our risk appetite based on two key risk metrics:

•

Regulatory and Rating Agency Capital Sensitivities: the potential reduction, under a moderate capital markets stress scenario, of the excess of available statutory capital above the minimum required under the NAIC regulatory RBC methodology and of our targeted rating agency capital position; and

•

Earnings Sensitivities: the potential reduction in results of operations under a moderate capital markets stress scenario. Maintaining a consistent level of earnings helps us to finance our operations, support our capital requirements and provide funds to pay dividends to stockholders.

Our risk metrics cover the most important aspects in terms of performance measures where risk can materialize and are representative of the regulatory constraints to which our business is subject. The sensitivities for earnings and statutory capital are important metrics since they provide insight into the level of risk we take under ‘moderate stress’ scenarios. They also are the basis for internal risk management.

We are also subject to cash flow stress testing pursuant to regulatory requirements. This analysis measures the effect of changes in interest rate assumptions on asset and liability cash flows. The analysis includes the effects of:

•	the timing and amount of redemptions and prepayments in our asset portfolio;

•	our derivative portfolio;

•	death benefits and other claims payable under the terms of our insurance products;

•	lapses and surrenders of our insurance products;

•	minimum interest guarantees of our insurance products; and

•	book value guarantees in our insurance products.

We evaluate any shortfalls that our cash flow testing reveals and if needed increase statutory reserves or adjust portfolio management strategies.

Derivatives are financial instruments whose values are derived from interest rates, foreign currency exchange rates, financial indices, or other prices of securities or commodities. Derivatives include swaps, futures, options and forward contracts. Under U.S. insurance statutes, our insurance subsidiaries may use derivatives to hedge market values or cash flows of assets or liabilities; to replicate cash market instruments; and for certain limited income generating activities. Our insurance subsidiaries are generally prohibited from using derivatives for speculative purposes. References below to hedging and hedge programs refer to our process of reducing exposure to various risks. This does not mean that the process necessarily results in hedge accounting treatment for the respective derivative instruments. To qualify for hedge accounting treatment, a derivative must be highly effective in mitigating the designated risk of the hedged item and meet other specific requirements. Effectiveness of the hedge is assessed at inception and throughout the life of the hedging relationship. Even if a derivative qualifies for hedge accounting treatment, there may be an element of ineffectiveness of the hedge. The ineffective portion of a hedging relationship subject to hedge accounting is recognized in Net realized capital gains (losses) in the Consolidated Statements of Operations.

Market Risk Related to Interest Rates

We define interest rate risk as the risk of an economic loss due to adverse changes in interest rates. This risk arises from our holdings in interest sensitive assets and liabilities, primarily as a result of investing life insurance premiums, fixed annuity and guaranteed investment contract deposits received in interest-sensitive assets and carrying these funds as interest-sensitive liabilities. We are also subject to interest rate risk on our variable annuity business, as a sustained decline in interest rates may subject us to higher cost of guaranteed benefits and increased hedging costs.

We use product design, pricing and ALM strategies to reduce the adverse effects of interest rate movement. Product design and pricing strategies can include the use of surrender charges, withdrawal restrictions and the ability to reset credited interest rates. ALM strategies can include the use of derivatives and duration and convexity mismatch limits. See “Risk Factors—Risks Related to Our Business—General—Interest rate volatility may adversely affect our profitability.”

Derivatives strategies include the following:

•

Minimum Interest Rate Guarantees: For certain liability contracts, we provide the contract holder a guaranteed minimum interest rate. These contracts include certain fixed annuities and other insurance liabilities. We purchase interest rate floors, swaps and swaptions to reduce risk associated with these liability guarantees.

•

Book Value Guarantees in Stable Value Contracts: For certain stable value contracts, the contract holder and participants may surrender the contract for the account value even if the market value of the asset portfolio is in an unrealized loss position. We purchase derivatives including interest rate caps, swaps and swaptions to reduce the risk associated with this type of guarantee.

•

Interest Risk Related to Variable Annuity Guaranteed Living Benefits: For Variable Annuity contracts with Guaranteed Living benefits, the contract holder may elect to receive income benefits over the remainder of their lifetime. We use derivatives such as interest rate swaps to hedge a portion of the interest rate risk associated with this type of guarantee.

•

Other Market Value and Cash Flow Hedges: We also use derivatives in general to hedge present or future changes in cash flows or market value changes in our assets and liabilities. We use derivatives such as interest rate swaps to specifically hedge interest rate risks associated with our CMO-B portfolio, see “Investments—CMO-B Portfolio.”

We assess interest rate exposures for financial assets, liabilities and derivatives using hypothetical test scenarios that assume either increasing or decreasing 100 basis point parallel shifts in the yield curve, reflecting changes in either credit spreads or risk-free rates. The following tables present the net estimated potential change in fair value from hypothetical 100 basis point upward and downward shifts in interest rates as of both September 30, 2012 and December 31, 2011. While the test scenarios are for illustrative purposes only and do not reflect our expectations regarding future interest rates or the performance of fixed-income markets, they are a near-term, reasonably possible hypothetical change that illustrates the potential impact of such events. These tests do not measure the change in value that could result from non-parallel shifts in the yield curve. As a result, the actual change in fair value from a 100 basis point change in interest rates could be different from that indicated by these calculations.

	As of September 30, 2012
	Notional	Fair Value(1)	Hypothetical Change in Fair Value(2)
($ in millions)			+100 Basis Points Yield Curve Shift	-100 Basis Points Yield Curve Shift
Financial assets with interest rate risk:
Fixed maturity securities, including securities pledged	$—	$75,375.7	$(4,662.7)	$4,592.3
Equity securities, available for sale	—	328.9	(7.6)	6.8
Commercial mortgage and other loans	—	9,029.5	(320.9)	245.6
Loan-Dutch State obligation	—	1,495.3	(15.2)	9.5
Derivatives:
Interest rate swaps, caps, forwards	65,669.4	745.5	(1,024.5)	1,377.0

Financial liabilities with interest rate risk:
Investment contracts:
Funding agreements without fixed maturities and deferred annuities(3)	—	55,488.6	(4,215.0)	5,281.8
Funding agreements with fixed maturities and GICs	—	4,257.5	(167.3)	178.3
Supplementary contracts and immediate annuities	—	3,492.9	(188.6)	218.6
Long-term debt	—	3,839.7	(136.2)	151.4
Embedded derivatives on reinsurance	—	176.4	(82.6)	80.7
Guaranteed benefit derivatives(3):
FIA	—	1,442.5	(86.6)	84.9
GMAB / GMWB / GMWBL	—	1,978.1	(797.8)	994.2
Stabilizer and MCGs	—	113.0	(90.0)	125.0

(1)	Separate account assets and liabilities which are interest sensitive are not included herein as any interest rate risk is borne by the holder of the separate account.
(2)	(Decreases) in assets or (decreases) in liabilities are presented in parentheses. Increases in assets or increases in liabilities are presented without parentheses.
(3)	Certain amounts included in Deferred annuities section are also reflected within the Guaranteed benefit derivatives section of the tables above.

	As of December 31, 2011
	Notional	Fair Value(1)	Hypothetical Change in Fair Value(2)
($ in millions)			+100 Basis Points Yield Curve Shift	-100 Basis Points Yield Curve Shift
Financial assets with interest rate risk:
Fixed maturity securities, including securities pledged	$—	$72,669.4	$(4,334.6)	$4,326.1
Equity securities, available for sale	—	353.8	(7.6)	8.0
Commercial mortgage and other loans	—	8,943.7	(293.0)	235.8
Loan-Dutch State obligation	—	1,806.4	(19.0)	9.3
Derivatives:
Interest rate swaps, caps, forwards	65,352.0	839.9	(1,090.6)	1,367.2

Financial liabilities with interest rate risk:
Investment contracts:
Funding agreements without fixed maturities and deferred annuities(3)	—	55,014.7	(3,677.6)	4,592.1
Funding agreements with fixed maturities and GICs	—	5,261.0	(184.5)	197.4
Supplementary contracts and immediate annuities	—	3,311.9	(173.2)	198.3
Long-term debt	—	1,448.5	(52.2)	59.5
Embedded derivatives on reinsurance	—	137.2	(86.4)	85.7
Guaranteed benefit derivatives(3):
FIA	—	1,304.9	(81.9)	88.8
GMAB / GMWB / GMWBL	—	2,272.2	(837.9)	1,065.6
Stabilizer and MCGs	—	221.0	(137.1)	192.1

(1)	Separate account assets and liabilities which are interest sensitive are not included herein as any interest rate risk is borne by the holder of the separate account.
(2)	(Decreases) in assets or (decreases) in liabilities are presented in parentheses. Increases in assets or increases in liabilities are presented without parentheses.
(3)	Certain amounts included in Deferred annuities section are also reflected within the Guaranteed benefit derivatives section of the tables above.

Market Risk Related to Equity Market Prices

Our variable products, FIA products and general account equity securities are significantly influenced by global equity markets. Increases or decreases in equity markets impact certain assets and liabilities related to our variable products and our earnings derived from those products. Our variable products include variable annuity contracts and variable life insurance.

Hedging of Variable Annuity Guaranteed Benefits

We primarily mitigate variable annuity market risk exposures through hedging. Market risk arises primarily from the minimum guarantees within the variable annuity products, whose economic costs are primarily dependent on future equity market returns, interest rate levels, equity volatility levels and policyholder behavior. The variable annuity hedging program is used to mitigate our exposure to equity market and interest rate changes and seeks to ensure that the required assets are available to satisfy future death benefit and living benefit obligations. While the variable annuity guarantee hedge program does not explicitly hedge statutory or GAAP reserves, as markets move up or down, in aggregate the returns generated by the variable annuity hedge program will significantly offset the statutory and GAAP reserve changes due to market movements.

The objective of the guarantee hedging program is to offset changes in equity market returns for most minimum guaranteed death benefits and all guaranteed living benefits, while also providing interest rate protection for certain minimum guaranteed living benefits. We hedge the equity market exposure using a hedge target set using market consistent valuation techniques for all guaranteed living benefits and most death benefits. We also hedge the interest rate risk in our GMWB/GMAB/GMWBL blocks using a market consistent valuation hedge target. We do not hedge interest rate risks for our GMIB or GMDB primarily because doing so would result in volatility in our regulatory reserves and rating agency capital that exceeds our tolerances and, secondarily, because doing so would produce additional volatility in our GAAP financial statements.

Variable Annuity Capital Hedge Overlay Program

Variable annuity guaranteed benefits are hedged based on their economic or fair value; however, the statutory reserves are not based on a market value. When equity markets decrease, the statutory reserve and rating agency required assets for the variable annuity guaranteed benefits can increase more quickly than the value of the derivatives held under the guarantee hedging program. This causes regulatory reserves to increase and rating agency capital to decrease. To protect the residual risk to regulatory reserves and rating agency capital in a decreasing equity market, we implemented the use of a static capital hedge in 2008. In 2010, we shifted to a dynamic CHO program. The current CHO strategy is intended to actively mitigate equity risk to the regulatory reserves and rating agency capital of the Company. The hedge is executed through the purchase and sale of equity index futures and is designed to limit the uncovered reserve increase in an immediate down equity market scenario to an amount we believe prudent for a company of our size and scale. This amount will change over time with market movements, changes in regulatory and rating agency capital and our risk tolerances.

Hedging of Fixed Indexed Annuity Benefits

We mitigate FIA market risk exposures through a combination of capital market hedging, product design and capital management. For the FIA book of business, these risks stem from the MGIR offered and the additional interest credits (Equity Participation or Interest Rate Participation) based on exposure to various stock market indices or the 3-month LIBOR. The minimum guarantees and stock market exposures are strongly dependent on capital markets and, to a lesser degree, policyholder behavior.

We mitigate this exposure in two ways. The primary way we hedge FIA equity exposure is to purchase OTC equity index call options from broker-dealer derivative counterparties who generally have a minimum credit rating of A3 from Moody’s and A- from S&P. The second way to hedge FIA equity exposure is by purchasing exchange traded equity index futures contracts.

Additionally, the credited rate mechanism for certain FIA contracts exposes us to changes in interest rate benchmarks. We mitigate this exposure by purchasing OTC interest rate swaptions from broker-dealer derivative counterparties who generally have a minimum credit rate of A3 from Moody’s and A- from S&P. For each broker-dealer counterparty, our derivative exposure to that counterparty is aggregated with any fixed income exposure to the same counterparty and is maintained within applicable limits.

These hedge programs are limited to the current policy term of the liabilities, based on current participation rates. Future returns, which may be reflected in FIA credited rates beyond the current policy term, are not hedged.

While the FIA hedging program does not explicitly hedge statutory or GAAP income volatility, the FIA hedging program tends to mitigate the statutory and GAAP reserve changes associated with movements in the equity market and 3-month LIBOR. This is due to the fact that a key component in the calculation of statutory and GAAP reserves is the market valuation of the current term embedded derivative. The risk management of the current term embedded derivative is the goal of the FIA hedging program. Due to the alignment of the embedded derivative reserve component with hedging of this same embedded derivative, there should be a match between changes in this component of the reserve and changes in the assets backing this component of the reserve. However, there may be an interim mismatch due to the fact that the hedges which are put in place are only intended to cover exposures expected to remain until the end of an indexing term (e.g. account value decrements during an indexing term associated with expected lapses and mortality are not hedged).

Call options are used to hedge against an increase in various equity indices. An increase in various equity indices may result in increased payments to contract holders of FIA contracts. The call options offset this increased expense.

Futures contracts are also used to hedge against an increase in certain equity indices. An increase in certain equity indices may result in increased payments to contract holders of fixed indexed annuity contracts. The futures contracts offset this increased expense.

Interest rate swaptions are used to hedge against an increase in the interest rate benchmark (currently the 3-month LIBOR). An increase in the interest rate benchmark may result in increased payments to contract holders of FIA contracts. The interest rate swaptions offset this increased expense.

We assess equity risk exposures for financial assets, liabilities and derivatives using hypothetical test scenarios that assume either an increase or decrease of 10% in all equity market benchmark levels. The following tables present the net estimated potential change in fair value from an instantaneous increase and decrease in all equity market benchmark levels of 10% as of both September 30, 2012 and December 31, 2011. In calculating these amounts, we exclude separate account equity securities related to products for which the investment risk is borne primarily by the separate account contract holder rather than by us. While the test scenarios are for illustrative purposes only and do not reflect our expectations regarding future the performance of equity markets, they are near-term, reasonably possible hypothetical changes that illustrate the potential impact of such events. These scenarios consider only the direct effect on fair value of declines in equity benchmark market levels and not changes in asset-based fees recognized as revenue, changes in our estimates of total gross profits used as a basis for amortizing DAC and other costs, or changes in any other assumptions such as market volatility or mortality, utilization or persistency rates in variable contracts that could also impact the fair value of our living benefits features. In addition, these scenarios do not reflect the effect of basis risk, such as potential differences in the performance of the investment funds underlying the variable annuity products relative to the equity market benchmark we use as a basis for developing our hedging strategy. The impact of basis risk could result in larger differences between the change in fair value of the equity-based derivatives and the related living benefit features, in comparison to the hypothetical test scenarios.

	As of September 30, 2012
			Hypothetical Change in Fair Value(1)
($ in millions)	Notional	Fair Value	+ 10% Equity Shock	- 10% Equity Shock(1)
Financial assets with equity market risk:
Equity securities, available for sale	$—	$328.9	$31.9	$(31.9)
Limited liability partnerships/corporations	—	514.8	31.3	(31.3)
Derivatives:
Equity futures and total return swaps	12,423.2	34.9	(1,242.1)	1,242.1
Equity options	3,127.8	102.5	61.1	(54.5)
Financial liabilities with equity market risk:
Investment contracts:
Funding agreements without fixed maturities and deferred annuities(2)	—	55,488.6	(179.4)	282.4
Guaranteed benefit derivatives(2):
FIA	—	1,442.5	127.4	(127.4)
GMAB / GMWB/ GMWBL	—	1.978.1	(269.3)	345.5

(1)	(Decreases) in assets or (decreases) in liabilities are presented in parentheses. Increases in assets or increases in liabilities are presented without parentheses.
(2)	Certain amounts included in Deferred annuities section are also reflected within the Guaranteed benefit derivatives section of the tables above.

	As of December 31, 2011
			Hypothetical Change in Fair Value(1)
($ in millions)	Notional	Fair Value	+ 10% Equity Shock	- 10% Equity Shock
Financial assets with equity market risk:
Equity securities, available for sale	$—	$353.8	$33.9	$(33.9)
Limited liability partnerships/corporations	—	599.6	25.5	(25.5)
Derivatives:
Equity futures and total return swaps	12,737.7	6.5	(1,274.7)	1,274.7
Equity options	3,059.7	34.3	29.3	(27.6)
Financial liabilities with equity market risk:
Investment contracts:
Funding agreements without fixed maturities and deferred annuities(2)	—	55,014.7	(194.0)	267.1
Guaranteed benefit derivatives(2):
FIA	—	1,304.9	222.0	(222.0)
GMAB / GMWB/ GMWBL	—	2,272.2	(270.1)	328.1

(1)	(Decreases) in assets or (decreases) in liabilities are presented in parentheses. Increases in assets or increases in liabilities are presented without parentheses.
(2)	Certain amounts included in Deferred annuities section are also reflected within the Guaranteed benefit derivatives section of the tables above.

Market Risk Related to Credit Risk

Credit risk is primarily embedded in the general account portfolio. The carrying value of our fixed maturity and equity portfolio totaled $75.7 billion, $73.0 billion and $69.4 billion at September 30, 2012, December 31, 2011 and December 31, 2010, respectively. Our credit risk materializes primarily as impairment losses. We are exposed to occasional cyclical economic downturns, during which impairment losses may be significantly higher than the long-term historical average. This is offset by years where we expect the actual impairment losses to be substantially lower than the long-term average.

Credit risk in the portfolio can also materialize as increased capital requirements as assets migrate into lower credit qualities over time. The effect of rating migration on our capital requirements is also dependent on the economic cycle and increased asset impairment levels may go hand in hand with increased asset related capital requirements.

We manage the risk of default and rating migration by applying disciplined credit evaluation and underwriting standards and prudently limiting allocations to lower quality, higher risk investments. In addition, we diversify our exposure by issuer and country, using rating based issuer and country limits. We also set investment constraints that limit our exposure by industry segment. To limit the impact that credit risk can have on earnings and capital adequacy levels, we have portfolio-level credit risk constraints in place. Limit compliance is monitored on a daily or, in some cases, monthly basis. Limit violations are reported to senior management.

We also have credit risk related to the ability of our derivatives and reinsurance counterparties to honor their obligations to pay the contract amounts under various agreements. In order to minimize the risk of credit loss on such contracts, we diversify our exposures among several counterparties and limit the amount of exposure to each based on credit rating. For most counterparties, including the largest reinsurance counterparties, we have collateral agreements in place that would substantially limit our credit losses in case of a counterparty default. We also generally limit our selection of counterparties that we do new transactions with to those with an “A-”

credit rating or above. When exceptions are made to that principle, we generally obtain collateral to mitigate our risk of loss. For derivatives counterparty risk exposures (which includes reverse repurchase and securities lending transactions), we measure and monitor our risks on a market value basis daily.

We use credit derivatives to reduce our exposure to credit-related events as well as taking credit risk. For every subsidiary or internal portfolio, notional amount of credit risk taken using credit derivatives is limited to the amount of U.S. Treasury security investments in the same portfolio. We also place a limit on the amount of earnings volatility that these instruments can cause.

INVESTMENTS

Investments for our general account are managed by our wholly owned asset manager, ING Investment Management LLC, pursuant to investment advisory agreements with affiliates. In addition, our internal treasury group manages our holding company liquidity investments, primarily money market funds.

Investment Strategy

Our investment strategy seeks to achieve sustainable risk-adjusted returns by focusing on principal preservation, disciplined matching of asset characteristics with liability requirements and the diversification of risks. Investment activities are undertaken according to investment policy statements that contain internally established guidelines and risk tolerances and in all cases are required to comply with applicable laws and insurance regulations. Risk tolerances are established for credit risk, credit spread risk, market risk, liquidity risk and concentration risk across issuers, sectors and asset types that seek to mitigate the impact of cash flow variability arising from these risks.

Segmented portfolios are established for groups of products with similar liability characteristics. Our investment portfolio consists largely of high quality fixed maturities and short-term investments, investments in commercial mortgage loans, alternative investments and other instruments, including a small amount of equity holdings. Fixed maturities include publicly issued corporate bonds, government bonds, privately placed notes and bonds, ABS, traditional MBS and various CMO tranches managed in combination with financial derivatives as part of a proprietary strategy known as “CMO-B.”

We use derivatives for hedging purposes to reduce our exposure to the cash flow variability of assets and liabilities, interest rate risk, credit risk and market risk. In addition, we use credit derivatives to replicate exposure to individual securities or pools of securities as a means of achieving credit exposure similar to bonds of the underlying issuer(s) more efficiently.

Since the height of the financial crisis in 2008, we have pursued a substantial repositioning of the investment portfolio aimed at reducing risk, increasing the stability and predictability of returns and pursuing intentional investment risks that are reliant on our core strengths. In the initial stages of the portfolio transition during the financial crisis, sizeable shifts in asset allocation occurred over short periods of time including greater than $1.0 billion of reduction in exposure to hedge funds. The repositioning has resulted in a significant decrease in exposure to structured assets, an improvement in the NAIC designation profile of our remaining structured assets and an increase in exposure to public and private investment grade corporate bonds and U.S. Treasury securities.

Over the 2009-2011 period, we significantly reduced our exposure to Non-Agency RMBS and CMBS securities. The most substantial reduction occurred in the Alt-A Back-Up Facility, in which a full credit risk transfer to the Dutch State was realized on 80% of the approximately $4.5 billion par Alt-A RMBS portfolio. See “Certain Relationships and Related Party Transactions—Alt-A Back-up Facility.” Over the same period, our exposure to Subprime RMBS and CMBS securities was reduced approximately $2.4 billion and $4.0 billion, respectively, through sales and impairments. The remaining Subprime and CMBS exposure carries a significantly improved NAIC designation profile. Over the same period, we have reduced exposure to financial institutions by approximately $2.0 billion, primarily out of a desire to reduce exposure to risk in the portfolio that is highly correlated with our own business model.

Each of these significant reductions in exposure and the repositioning overall represents our attempt at reducing risk, improving the stability and predictability of our investment returns and leveraging our core strengths.

See the Note for Investments (excluding Consolidated Investment Entities) in our Consolidated Financial Statements.

Portfolio Composition

The following table presents the investment portfolio as of the dates indicated:

($ in millions)	As of September 30, 2012		As of December 31, 2011		As of December 31, 2010
	Carrying Value	%	Carrying Value	%	Carrying Value	%
Fixed maturities available-for-sale, excluding securities pledged	$71,038.4	74.7%	$67,405.6	72.7%	$62,446.8	71.9%
Fixed maturities, at fair value using the FVO	2,875.1	3.1%	3,010.3	3.3%	2,685.3	3.1%
Equity securities, available-for-sale	328.9	0.3%	353.8	0.4%	525.6	0.6%
Short-term investments(1)	3,637.4	3.8%	3,572.7	3.8%	2,809.2	3.2%
Mortgage loans on real estate	8,682.6	9.1%	8,691.1	9.4%	8,181.7	9.4%
Loan—Dutch State obligation(2)	1,503.6	1.6%	1,792.7	1.9%	2,314.2	2.7%
Policy loans	2,212.9	2.3%	2,263.9	2.4%	2,391.8	2.8%
Limited partnerships/corporations	514.8	0.5%	599.6	0.6%	757.2	0.8%
Derivatives	2,733.7	2.9%	2,660.9	2.9%	783.9	0.9%
Other investments	205.1	0.2%	215.1	0.2%	200.3	0.2%
Securities pledged(3)	1,462.2	1.5%	2,253.5	2.4%	3,790.1	4.4%

Total investments	$95,194.7	100.0%	$92,819.2	100.0%	$86,886.1	100.0%

(1)	Short-term investments include investments with remaining maturities of one year or less, but greater than 3 months, at the time of purchase.
(2)

The reported value of the Dutch State loan obligation (see “Certain Relationships and Related Party Transactions—Alt-A Backup Facility”) is based on the outstanding loan balance plus any unamortized premium.

(3)	See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources” for information regarding securities pledged.

Fixed Maturities

Total fixed maturities by market sector, including securities pledged, were as presented below as of the dates indicated:

($ in millions)	As of September 30, 2012
	Amortized Cost	% of Total	Fair Value	% of Total
Fixed maturities:
U.S. Treasuries	$5,288.7	7.9%	$6,037.8	7.9%
U.S. government agencies and authorities	645.4	1.0%	732.1	1.0%
State, municipalities and political subdivisions	321.5	0.5%	350.9	0.5%
U.S. corporate securities	31,808.8	47.2%	36,054.7	47.8%
Foreign securities(1)	14,119.2	21.0%	15,679.6	20.9%
RMBS	7,660.0	11.4%	8,694.1	11.5%
CMBS	4,759.5	7.1%	5,217.0	6.9%
Other ABS	2,636.7	3.9%	2,609.5	3.5%

Total fixed maturities, including securities pledged	$67,239.8	100.0%	$75,375.7	100.0%

(1)	Primarily U.S. dollar denominated.

($ in millions)	As of December 31, 2011
	Amortized Cost	% of Total	Fair Value	% of Total
Fixed maturities:
U.S. Treasuries	$5,283.8	7.9%	$5,972.5	8.2%
U.S. government agencies and authorities	643.1	1.0%	727.8	1.0%
State, municipalities and political subdivisions	375.1	0.6%	393.9	0.5%
U.S. corporate securities	30,486.5	45.5%	33,473.1	46.2%
Foreign securities(1)	14,041.9	21.0%	15,067.4	20.7%
RMBS	7,935.0	11.8%	9,048.1	12.5%
CMBS	5,387.1	8.1%	5,485.4	7.5%
Other ABS	2,727.0	4.1%	2,501.2	3.4%

Total fixed maturities, including securities pledged	$66,879.5	100.0%	$72,669.4	100.0%

(1)	Primarily U.S. dollar denominated.

($ in millions)	As of December 31, 2010
	Amortized Cost	% of Total	Fair Value	% of Total
Fixed maturities:
U.S. Treasuries	$5,063.2	7.8%	$5,062.4	7.3%
U.S. government agencies and authorities	943.7	1.4%	999.5	1.4%
State, municipalities and political subdivisions	489.9	0.7%	463.0	0.7%
U.S. corporate securities	27,218.9	41.4%	28,722.5	41.7%
Foreign securities(1)	13,726.0	20.8%	14,445.7	21.0%
RMBS	8,154.5	12.4%	9,273.8	13.5%
CMBS	6,094.0	9.3%	6,220.4	9.0%
Other ABS	4,080.7	6.2%	3,734.9	5.4%

Total fixed maturities, including securities pledged to creditors	$65,770.9	100.0%	$68,922.2	100.0%

(1)	Primarily U.S. dollar denominated.

As of September 30, 2012, December 31, 2011 and December 31, 2010, the average duration of our fixed maturities portfolio, including securities pledged, is between 5.5 and 6.5 years.

Fixed Maturities Credit Quality—Ratings

The Securities Valuation Office (“SVO”) of the NAIC evaluates the fixed maturity security investments of insurers for regulatory reporting and capital assessment purposes and assigns securities to one of six credit quality categories called “NAIC designations.” An internally developed rating is used as permitted by the NAIC if no rating is available. These designations are generally similar to the credit quality designations of the NAIC acceptable rating organizations (“ARO”) for marketable fixed maturity securities, called “ARO ratings,” except for certain structured securities as described below. NAIC designations of “1,” highest quality and “2,” high quality, include fixed maturity securities generally considered investment grade. NAIC designations “3” through “6” include fixed maturity securities generally considered below investment grade (“BIG”) by such rating organizations.

The NAIC adopted revised designation methodologies for non-agency RMBS, including RMBS backed by subprime mortgage loans reported within ABS, that became effective December 31, 2009 and for CMBS that became effective December 31, 2010. The NAIC’s objective with the revised designation methodologies for these structured securities was to increase the accuracy in assessing expected losses and to use the improved assessment to determine a more appropriate capital requirement for such structured securities. The NAIC designations for structured securities, including subprime and Alt-A RMBS, are based upon a comparison of the bond’s amortized cost to the NAIC’s loss expectation for each security. Securities where modeling results in no expected loss in all scenarios are considered to have the highest designation of NAIC 1. A large percentage of the Company’s RMBS securities carry a NAIC 1 designation while the ARO rating indicates below investment grade. This is primarily due to the credit and intent impairments recorded by the Company which reduced the amortized cost on these securities to a level resulting in no expected loss in all scenarios, which corresponds to a NAIC 1 designation. The revised methodologies reduce regulatory reliance on rating agencies and allow for greater regulatory input into the assumptions used to estimate expected losses from such structured securities. In the tables below, we present the rating of structured securities based on ratings from the revised NAIC rating methodologies described above (which may not correspond to rating agency designations). All NAIC designations (e.g., NAIC 1-6) are based on the revised NAIC methodologies.

As a result of time lags between the funding of investments, the finalization of legal documents and the completion of the SVO filing process, the fixed maturity portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date, such as private placements. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

Information about our fixed maturity securities holdings, including securities pledged, by NAIC designations is presented in the following tables. Corresponding rating agency designations do not directly translate into NAIC designations, but represent our best estimate of comparable ratings from rating agencies, including Moody’s, S&P and Fitch. If no rating is available from a rating agency, then an internally developed rating is used on a basis believed to be similar to that used by the rating agencies.

The fixed maturities in our portfolio are generally rated by external rating agencies and, if not externally rated, are rated by us. Ratings are derived from three ARO ratings and are applied as follows based on the number of agency rating received:

•	when three ratings are received then the middle rating is applied;

•	when two ratings are received then the lower rating is applied;

•	when a single rating is received, the ARO rating is applied; and

•	when ratings are unavailable then an internal rating is applied.

The following tables present credit quality of fixed maturities, including securities pledged, using NAIC designations as of the dates indicated:

($ in millions)	As of September 30, 2012
NAIC Quality Designation	1	2	3	4	5	6	Total Fair Value
U.S. Treasuries	$6,037.8	$—	$—	$—	$—	$—	$6,037.8
U.S. government agencies and authorities	732.1	—	—	—	—	—	732.1
State, municipalities and political subdivisions	345.4	4.5	1.0	—	—	—	350.9
U.S. corporate securities	16,627.5	17,625.5	1,411.5	324.6	51.3	14.3	36,054.7
Foreign securities(1)	4,231.8	10,502.1	804.4	38.1	103.2	—	15,679.6
RMBS	7,835.0	225.6	210.9	117.4	92.9	212.3	8,694.1
CMBS	4,830.7	141.3	223.8	21.2	—	—	5,217.0
Other ABS	2,323.8	72.7	143.2	32.8	3.7	33.3	2,609.5

Total fixed maturities	$42,964.1	$28,571.7	$2,794.8	$534.1	$251.1	$259.9	$75,375.7

% of Fair Value	57.0%	37.9%	3.7%	0.7%	0.3%	0.4%	100.0%

(1)	Primarily U.S. dollar denominated.

($ in millions)	As of December 31, 2011
NAIC Quality Designation	1	2	3	4	5	6	Total Fair Value
U.S. Treasuries	$5,972.5	$—	$—	$—	$—	$—	$5,972.5
U.S. government agencies and authorities	727.8	—	—	—	—	—	727.8
State, municipalities and political subdivisions	333.6	4.7	0.9	54.7	—	—	393.9
U.S. corporate securities	15,680.3	15,978.0	1,449.2	320.4	45.2	—	33,473.1
Foreign securities(1)	4,185.6	9,754.3	968.9	63.0	95.5	0.1	15,067.4
RMBS	8,060.8	197.8	300.6	125.8	223.0	140.1	9,048.1
CMBS	5,090.8	140.3	195.9	36.3	—	22.1	5,485.4
Other ABS	2,228.3	80.8	130.2	29.5	26.3	6.1	2,501.2

Total fixed maturities	$42,279.7	$26,155.9	$3,045.7	$629.7	$390.0	$168.4	$72,669.4

% of Fair Value	58.2%	36.0%	4.2%	0.9%	0.5%	0.2%	100.0%

(1)	Primarily U.S. dollar denominated.

($ in millions)	As of December 31, 2010
NAIC Quality Designation	1	2	3	4	5	6	Total Fair Value
U.S. Treasuries	$5,062.4	$—	$—	$—	$—	$—	$5,062.4
U.S. government agencies and authorities	998.3	1.2	—	—	—	—	999.5
State, municipalities and political subdivisions	336.6	61.3	65.1	—	—	—	463.0
U.S. corporate securities	14,315.9	12,516.8	1,432.1	358.5	43.7	55.5	28,722.5
Foreign securities(1)	5,004.0	8,274.6	939.7	150.7	61.8	14.9	14,445.7
RMBS	8,719.4	153.2	189.8	168.6	40.3	2.5	9,273.8
CMBS	5,051.0	515.2	458.9	97.3	56.8	41.2	6,220.4
Other ABS	3,058.3	271.4	154.3	168.8	39.5	42.6	3,734.9

Total fixed maturities	$42,545.9	$21,793.7	$3,239.9	$943.9	$242.1	$156.7	$68,922.2

% of Fair Value	61.7%	31.6%	4.7%	1.4%	0.4%	0.2%	100.0%

(1)	Primarily U.S. dollar denominated.

As of September 30, 2012, the weighted average quality rating of our fixed maturities portfolio was A. The following tables present credit quality of fixed maturities, including securities pledged, using ARO ratings as of the dates indicated:

($ in millions)	As of September 30, 2012
ARO Quality Ratings	AAA	AA	A	BBB	BB	B and Below	Total Fair Value
U.S. Treasuries	$6,037.8	$—	$—	$—	$—	$—	$6,037.8
U.S. government agencies and authorities	726.1	2.9	3.1	—	—	—	732.1
State, municipalities and political subdivisions	107.7	203.6	34.1	4.5	1.0	—	350.9
U.S. corporate securities	700.1	1,908.5	14,365.1	17,293.3	1,421.7	366.0	36,054.7
Foreign securities(1)	57.7	991.0	3,513.7	10,438.0	619.2	60.0	15,679.6
RMBS	6,918.5	78.2	194.2	88.8	96.7	1,317.7	8,694.1
CMBS	1,891.0	561.6	890.0	1,120.8	615.0	138.6	5,217.0
Other ABS	1,525.0	31.5	133.6	88.6	122.8	708.0	2,609.5

Total fixed maturities	$17,963.9	$3,777.3	$19,133.8	$29,034.0	$2,876.4	$2,590.3	$75,375.7

% of Fair Value	23.8%	5.0%	25.4%	38.5%	3.8%	3.5%	100.0%

(1)	Primarily U.S. dollar denominated.

($ in millions)	As of December 31, 2011
ARO Quality Ratings	AAA	AA	A	BBB	BB	B and Below	Total Fair Value
U.S. Treasuries	$5,972.5	$—	$—	$—	$—	$—	$5,972.5
U.S. government agencies and authorities	722.4	2.9	2.5	—	—	—	727.8
State, municipalities and political subdivisions	106.4	195.6	31.6	4.7	0.9	54.7	393.9
U.S. corporate securities	714.6	2,045.1	13,268.3	15,653.3	1,464.8	327.0	33,473.1
Foreign securities(1)	43.4	1,021.9	3,479.9	9,690.9	727.9	103.4	15,067.4
RMBS	7,118.8	68.3	290.7	70.4	83.0	1,416.9	9,048.1
CMBS	2,591.5	553.1	907.1	740.3	577.1	116.3	5,485.4
Other ABS	1,361.2	59.4	118.0	144.1	144.9	673.6	2,501.2

Total fixed maturities	$18,630.8	$3,946.3	$18,098.1	$26,303.7	$2,998.6	$2,691.9	$72,669.4

% of Fair Value	25.6%	5.4%	24.9%	36.2%	4.1%	3.8%	100.0%

(1)	Primarily U.S. dollar denominated.

($ in millions)	As of December 31, 2010
ARO Quality Rating:	AAA	AA	A	BBB	BB	B and Below	Total Fair Value
U.S. Treasuries	$5,062.4	$—	$—	$—	$—	$—	$5,062.4
U.S. government agencies and authorities	995.7	2.6	—	1.2	—	—	999.5
State, municipalities and political subdivisions	129.3	169.7	37.6	61.4	65.0	—	463.0
U.S. corporate securities	518.0	2,413.7	11,556.2	12,377.5	1,488.7	368.4	28,722.5
Foreign securities(1)	47.7	1,119.0	4,043.9	8,368.3	640.8	226.0	14,445.7
RMBS	7,363.8	94.8	128.7	95.9	46.2	1,544.4	9,273.8
CMBS	2,992.4	774.0	999.2	846.6	489.7	118.5	6,220.4
Other ABS	1,367.2	288.1	142.5	286.5	189.9	1,460.7	3,734.9

Total fixed maturities	$18,476.5	$4,861.9	$16,908.1	$22,037.4	$2,920.3	$3,718.0	$68,922.2

% of Fair Value	26.8%	7.1%	24.5%	32.0%	4.2%	5.4%	100.0%

(1)	Primarily U.S. dollar denominated.

The amortized cost and fair value of fixed maturities, including securities pledged, as of September 30, 2012 and December 31, 2011, are presented below by contractual maturity. Actual maturities may differ from contractual maturities as securities may be restructured, called, or prepaid. MBS and Other ABS are presented separately because they are not due at a single maturity date.

($ in millions)	As of September 30, 2012		As of December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due to mature:
One year or less	$2,866.5	$2,980.3	$2,815.1	$2,885.5
After one year through five years	14,086.4	15,013.6	13,850.8	14,543.9
After five years through ten years	16,690.9	18,554.3	16,512.4	17,753.2
After ten years	18,539.8	22,306.9	17,652.1	20,452.1
Mortgage-backed securities	12,419.5	13,911.1	13,322.1	14,533.5
Other ABS	2,636.7	2,609.5	2,727.0	2,501.2

Fixed maturities, including securities pledged	$67,239.8	$75,375.7	$66,879.5	$72,669.4

As of September 30, 2012 and December 31, 2011, we did not have any investments in a single issuer, other than obligations of the U.S. government and government agencies and the Dutch State loan obligation (see “Certain Relationships and Related Party Transactions—Alt-A Backup Facility”), with a carrying value in excess of 10% of our shareholder’s equity.

Unrealized Capital Losses

Unrealized capital losses (including noncredit impairments), along with the fair value of fixed maturities, including securities pledged, by market sector and duration were as presented below as of the dates indicated:

($ in millions)	As of September 30, 2012
	Six Months or Less Below Amortized Cost		More Than Six Months and Twelve Months or Less Below Amortized Cost		More Than Twelve Months Below Amortized Cost		Total
	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses
U.S. Treasuries	$—	$—	$—	$—	$—	$—	$—	$—
U.S. corporate, state and municipalities	501.5	5.1	176.9	13.1	258.2	39.7	936.6	57.9
Foreign	240.4	15.5	62.8	7.2	341.7	48.5	644.9	71.2
RMBS	175.8	2.8	76.7	4.0	672.2	97.5	924.7	104.3
CMBS	42.2	1.5	1.3	0.5	333.7	13.7	377.2	15.7
Other ABS	40.9	1.3	—	—	708.3	122.8	749.2	124.1

Total	$1,000.8	$26.2	$317.7	$24.8	$2,314.1	$322.2	$3,632.6	$373.2

($ in millions)	As of December 31, 2011
	Six Months or Less Below Amortized Cost		More Than Six Months and Twelve Months or Less Below Amortized Cost		More Than Twelve Months Below Amortized Cost		Total
	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses
U.S. Treasuries	$—	$—	$—	$—	$—	$—	$—	$—
U.S. corporate, state and municipalities	1,812.9	55.7	173.2	10.4	393.4	45.3	2,379.5	111.4
Foreign	1,177.6	66.2	80.2	7.3	655.8	71.9	1,913.6	145.4
RMBS	426.6	5.1	388.3	16.1	865.1	219.6	1,680.0	240.8
CMBS	338.3	6.4	1,131.6	87.6	241.4	55.2	1,711.3	149.2
Other ABS	306.9	5.3	165.8	42.7	668.5	222.7	1,141.2	270.7

Total	$4,062.3	$138.7	$1,939.1	$164.1	$2,824.2	$614.7	$8,825.6	$917.5

($ in millions)	As of December 31, 2010
	Six Months or Less Below Amortized Cost		More Than Six Months and Twelve Months or Less Below Amortized Cost		More Than Twelve Months Below Amortized Cost		Total
	Fair Value	Unrealized Capital Loss	Fair Value	Unrealized Capital Loss	Fair Value	Unrealized Capital Loss	Fair Value	Unrealized Capital Loss
U.S. Treasuries	$1,702.4	$55.9	$—	$—	$—	$—	$1,702.4	$55.9
U.S. government agencies and authorities	38.0	1.3	—	—	—	—	38.0	1.3
U.S. corporate, state and municipalities	4,665.2	152.3	68.1	2.8	750.4	65.6	5,483.7	220.7
Foreign	2,440.8	94.8	63.1	1.7	431.5	42.6	2,935.4	139.1
RMBS	1,244.5	22.6	20.4	1.9	1,082.9	244.1	2,347.8	268.6
CMBS	122.4	1.4	—	—	1,584.9	160.1	1,707.3	161.5
Other ABS	307.5	3.9	16.9	0.1	1,408.1	405.2	1,732.5	409.2

Total	$10,520.8	$332.2	$168.5	$6.5	$5,257.8	$917.6	$15,947.1	$1,256.3

Of the unrealized capital losses aged more than twelve months, the average market value of the related fixed maturities was 87.8%, 82.1% and 85.3% of the average book value as of September 30, 2012, December 31, 2011 and 2010, respectively.

Gross unrealized losses on fixed maturities, including securities pledged, decreased $544.3 million for the nine months ended September 30, 2012, and $338.8 million and $3.1 billion for the years ended December 31, 2011 and 2010, respectively. The decrease in gross unrealized losses was primarily due to recognition of OTTI on RMBS and the declining yields and tightening spreads.

CMO-B Portfolio

As part of our broadly diversified investment portfolio, we have a core holding in a proprietary mortgage derivatives strategy known as CMO-B, which invests in a variety of CMO securities in combination with interest rate derivatives in targeting a specific type of exposure to the U.S. residential mortgage market. Because of their relative complexity and generally small natural buyer base, we believe certain types of CMO securities are consistently priced below their intrinsic value, thereby providing a source of potential return for investors in this strategy.

The CMO securities that are part of our CMO-B portfolio are either notional or principal securities, backed by the interest and principal components, respectively, of mortgages secured by single-family residential real estate. There are many variations of these two types of securities including interest only and principal only securities, as well as inverse-floating rate (principal) securities and inverse interest only securities, all of which are part of our CMO-B portfolio. This strategy has been in place for nearly two decades and thus far has been a significant source of investment income while exhibiting relatively low volatility and correlation compared to the other asset types in the investment portfolio, although we cannot predict whether favorable returns will continue in future periods.

To protect against the potential for credit loss associated with financially troubled borrowers, investments in our CMO-B portfolio are primarily in CMO securities backed by one of the government sponsored entities: the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or Government National Mortgage Association.

Because the timing of the receipt of the underlying cash flow is highly dependent on the level and direction of interest rates, our CMO-B portfolio also has exposure to both interest rate and convexity risk. The exposure to interest rate risk—the potential for changes in value that results from changes in the general level of interest rates—is managed to a defined target duration using interest rate swaps. The exposure to convexity risk—the potential for changes in value that result from changes in duration caused by changes in interest rates—is dynamically hedged using interest rate swaps and at times, interest rate swaptions.

Changes in the prepayment behavior of homeowners represent both a risk and potential source of return for our CMO-B portfolio. As a result, we seek to invest in securities that are broadly diversified by collateral type to take advantage of the uncorrelated prepayment experiences of homeowners with unique characteristics that influence their ability or desire to prepay their mortgage. We choose collateral type and individual security based on an in-depth quantitative analysis of prepayment incentives across all available borrower types.

The following table presents fixed maturities balances held in the CMO-B portfolio by NAIC rating as of the dates indicated:

($ in millions)	As of September 30, 2012			As of December 31, 2011			As of December 31, 2010
NAIC Designation	Amortized Cost	Fair Value	% Fair Value	Amortized Cost	Fair Value	% Fair Value	Amortized Cost	Fair Value	% Fair Value
1	$2,724.1	$3,555.3	91.2%	$3,157.4	$4,214.1	91.6%	$3,373.0	$4,630.0	98.1%
2	8.2	15.5	0.4%	6.6	12.0	0.3%	11.7	12.6	0.3%
3	15.3	20.5	0.5%	8.2	12.9	0.3%	12.5	16.6	0.4%
4	23.9	31.4	0.8%	36.5	46.2	1.0%	28.1	37.5	0.8%
5	44.8	69.4	1.8%	121.2	174.6	3.8%	9.7	19.6	0.4%
6	119.9	208.5	5.3%	42.0	140.7	3.0%	0.8	1.5	0.0%

	$2,936.2	$3,900.6	100.0%	$3,371.9	$4,600.5	100.0%	$3,435.8	$4,717.8	100.0%

For CMO securities where we elected the FVO, amortized cost represents the market values. For details on the NAIC designation methodology, please see “ —Fixed Maturities Credit Quality—Ratings” above.

The following table presents the notional amounts and fair values of interest rate derivatives used in our CMO-B portfolio as of the dates indicated:

($ in millions)	As of September 30, 2012			As of December 31, 2011			As of December 31, 2010
	Notional Amount	Assets Fair Value	Liability Fair Value	Notional Amount	Assets Fair Value	Liability Fair Value	Notional Amount	Assets Fair Value	Liability Fair Value
Derivatives non-qualifying for hedge accounting:
Interest Rate Contracts	$34,006.4	$856.5	$1,111.0	$33,204.1	$770.2	$1,024.3	$30,981.7	$438.1	$688.6

The recent financial crisis resulted in tighter lending standards which has led to higher involuntary and lower voluntary prepayments, greater variations in prepayments based on borrower traits, lower correlation between interest rates and prepayments and elevated sensitivity to government policy changes for prepayments and valuations. We believe our CMO-B portfolio was positioned for such a landscape, as the interest only and inverse interest only, or notional, exposure in the portfolio generally benefited from slowing prepayments in 2009. At the same time, the diversified nature of the mortgage collateral underlying the securities in our CMO-B portfolio benefited from the renewed importance of differentiation by borrower classification. Our CMO-B portfolio also benefitted in 2009 from the fact that, consistent with the market, generally, valuations of some of the CMO-B securities had fallen significantly in late 2008 despite a lack of significant changes in the expectations for underlying cash flows. The decrease in valuations in 2008 created an opportunity for increases in valuations in 2009 when investors recognized the attractiveness of the sector.

The following table presents our CMO-B fixed maturity securities balances and tranche type as of the dates indicated:

($ in millions)	As of September 30, 2012			As of December 31, 2011			As of December 31, 2010
Tranche Type	Amortized Cost	Fair Value	% Fair Value	Amortized Cost	Fair Value	% Fair Value	Amortized Cost	Fair Value	% Fair Value
Inverse Floater	$1,124.0	$1,654.4	42.4%	$1,386.5	$2,001.2	43.5%	$1,706.5	$2,331.8	49.4%
Interest Only (IO)	203.1	233.7	6.0%	259.7	290.6	6.3%	287.3	322.3	6.8%
Inverse Interest Only	1,285.7	1,680.4	43.1%	1,339.6	1,913.3	41.6%	1,164.3	1,779.3	37.7%
Principal Only (PO)	222.1	226.6	5.8%	246.9	252.6	5.5%	195.2	200.4	4.2%
Floater	88.1	89.9	2.3%	120.6	120.7	2.6%	53.9	52.1	1.1%
Other	13.2	15.6	0.4%	18.6	22.1	0.5%	28.6	31.9	0.8%

Total	$2,936.2	$3,900.6	100.0%	$3,371.9	$4,600.5	100.0%	$3,435.8	$4,717.8	100.0%

For the nine months ended September 30, 2012, we sold approximately $509.0 million of IO and Inverse IO securities within the CMO-B strategy primarily to release required capital and improve the capital efficiency of the strategy going forward for certain portfolios and recognized a pre-tax gain of $129.3 million.

Generally, a continued increase in valuations, as well as muted prepayments despite low interest rates, led to a strong performance of our CMO-B portfolio in 2010. Based on fundamental prepayment analysis, we were able to increase the allocation to notional securities in a manner that was diversified by borrower and mortgage characteristics without unduly increasing portfolio risk because of the new mortgage financing environment and the belief that an increase in prepayments would be muted by the tight credit environment.

While the market in the second half of 2011 was volatile as a result of the European debt crisis and concerns regarding the implications of Home Affordable Refinance Program 2.0, our CMO-B portfolio performed well due to persistently low levels of prepayments and a diversified selection of underlying collateral types. Lower valuations and prepayments due to tight housing-related credit continued in the nine months ended September 30, 2012; however, to the extent these conditions change, we expect that the results of our CMO-B portfolio will likely underperform those of recent periods.

The following table presents returns for our CMO-B portfolio for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Net investment income (loss)	$834.4	$867.4	$1,158.5	$1,261.4	$1,286.0
Net realized capital gains (losses)(1)	(68.3)	(177.4)	(294.9)	(243.3)	(177.1)

Total income (pre-tax)	$766.1	$690.0	$863.6	$1,018.1	$1,108.9

(1)

Net realized capital gains (losses) also include derivatives interest settlements, fair value adjustments and realized gains (losses) on standalone derivatives contracts that are in the CMO-B portfolio.

In defining operating income before income taxes and non-operating income for our CMO-B portfolio, certain recharacterizations are recognized. As indicated in footnote (1) above, derivatives activity including net coupon settlement on interest rate swaps is included as Net realized capital gains (losses). Since these swaps are hedging securities whose coupon payments are reflected as net investment income (loss) (operating income), it is appropriate to represent the net swap coupons as operating income before income taxes rather than non-operating income. Also included in Net realized capital gains (losses) is the premium amortization and the change in fair value for securities designated under the FVO, whereas the coupon for these securities is included in net investment income (loss). In order to present the economics of these fair value securities in a similar manner to those of an available for sale security, the premium amortization is reclassified from Net realized capital gains (losses) (or non-operating income) to operating income.

After adjusting for the two items referenced immediately above, the following table presents operating income before income taxes and non-operating income for our CMO-B portfolio for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Operating income before income taxes	$398.9	$383.6	$517.7	$566.8	$610.9

Realized gains (losses) including OTTI	$157.9	$20.1	$19.4	$19.6	$188.7
Fair value adjustments	209.3	286.3	326.5	431.7	309.3

Non-operating income	$367.2	$306.4	$345.9	$451.3	$498.0

Income before income taxes	$766.1	$690.0	$863.6	$1,018.1	$1,108.9

Subprime and Alt-A Mortgage Exposure

The performance of underlying subprime and Alt-A mortgage collateral, originated prior to 2008, has continued to reflect the problems associated with a housing market that has since seen substantial price declines and an employment market that has declined significantly and remains under stress. Credit spreads have widened meaningfully from issuance and rating agency downgrades have been widespread and severe within the sector. Over the course of 2010 and 2011, market prices and liquidity within the sector exhibited volatility, driven by various factors, both domestically and globally. During the nine months ended September 30, 2012, market prices and sector liquidity have exhibited some improvements, driven by an improved technical picture and positive sentiment regarding the potential for improvements within the sector. In managing our risk exposure to subprime and Alt-A mortgages, we take into account collateral performance and structural characteristics associated with its various positions.

We do not originate or purchase subprime or Alt-A whole-loan mortgages. Subprime lending is the origination of loans to customers with weaker credit profiles. We define Alt-A mortgages to include the following: residential mortgage loans to customers who have strong credit profiles but lack some element(s), such as documentation to substantiate income; residential mortgage loans to borrowers that would otherwise be classified as prime but whose loan structure provides repayment options to the borrower that increase the risk of default; and any securities backed by residential mortgage collateral not clearly identifiable as prime or subprime.

We have exposure to RMBS, CMBS and ABS. Our exposure to subprime mortgage-backed securities is primarily in the form of ABS structures collateralized by subprime residential mortgages and the majority of these holdings were included in Other ABS under “Fixed Maturities” above. As of September 30, 2012, the fair value and gross unrealized losses related to our exposure to subprime mortgage-backed securities were $949.5 million and $123.6 million, representing 1.3% of total fixed maturities, including securities pledged, respectively. As of December 31, 2011, the fair value and gross unrealized losses related to our exposure to subprime mortgage-backed securities were $974.2 million and $272.1 million, representing 1.3% of total fixed maturities, including securities pledged, respectively. As of December 31, 2010, the fair value and gross unrealized losses related to our exposure to subprime mortgage backed securities were $2.1 billion and $384.8 million, representing 3.0% of total fixed maturities, including securities pledged, respectively.

The NAIC adopted revised designation methodologies for non-agency RMBS, including RMBS backed by subprime mortgage loans reported within ABS, that became effective December 31, 2009 and for CMBS that became effective December 31, 2010. The NAIC’s objective with the revised designation methodologies for these structured securities was to increase the accuracy in assessing expected losses and to use the improved assessment to determine a more appropriate capital requirement for such structured securities. The NAIC designations for structured securities, including subprime and Alt-A RMBS, are based upon a comparison of the bond’s amortized cost to the NAIC’s loss expectation for each security. Securities where modeling results in no expected loss in all scenarios are considered to have the highest designation of NAIC 1. A large percentage of the Company’s RMBS securities carry a NAIC 1 designation while the ARO rating indicates below investment grade. This is primarily due to the credit and intent impairments recorded by the Company which reduced the amortized cost on these securities to a level resulting in no expected loss in all scenarios, which corresponds to a NAIC 1 designation.

The following tables present our exposure to subprime mortgage-backed securities by credit quality using NAIC designations, ARO ratings and vintage year as of the dates indicated:

	% of Total Subprime Mortgage-backed Securities
	NAIC Designation		ARO Ratings		Vintage
As of September 30, 2012
	1	75.5%	AAA	1.4%	2007	29.6%
	2	4.9%	AA	0.8%	2006	36.9%
	3	15.0%	A	5.8%	2005 and prior	33.5%

	4	3.5%	BBB	6.5%		100.0%

	5	0.4%	BB and below	85.5%

	6	0.7%		100.0%

		100.0%

As of December 31, 2011
	1	78.1%	AAA	2.9%	2007	26.9%
	2	4.7%	AA	1.2%	2006	41.2%
	3	13.4%	A	4.5%	2005 and prior	31.9%

	4	2.7%	BBB	8.8%		100.0%

	5	0.5%	BB and below	82.6%

	6	0.6%		100.0%

		100.0%

As of December 31, 2010
	1	79.4%	AAA	7.1%	2007	33.9%
	2	4.0%	AA	7.0%	2006	40.0%
	3	6.2%	A	3.8%	2005 and prior	26.1%

	4	7.8%	BBB	5.1%		100.0%

	5	1.3%	BB and below	77.0%

	6	1.3%		100.0%

		100.0%

Our exposure to Alt-A mortgages is included in the “RMBS” line item in the “Fixed Maturities” table under “Fixed Maturities” above. As of September 30, 2012, the fair value and gross unrealized losses related to our exposure to Alt-A RMBS aggregated to $415.2 million and $61.7 million, respectively, representing 0.6% of total fixed maturities, including securities pledged. As of December 31, 2011, the fair value and gross unrealized losses related to our exposure to Alt-A RMBS aggregated to $410.8 million and $117.6 million, respectively, representing 0.6% of total fixed maturities, including securities pledged. As of December 31, 2010, the fair value and gross unrealized losses related to our exposure to Alt-A RMBS aggregated to $504.3 million and $118.5 million, respectively representing 0.7% of total fixed maturities, including securities pledged.

The following tables present our exposure to Alt-A RMBS by credit quality using NAIC designations, ARO ratings and vintage year as of the dates indicated:

	% of Total Alt-A Mortgage-backed Securities
	NAIC Designation		ARO Ratings		Vintage
As of September 30, 2012
	1	40.0%	AAA	0.7%	2007	19.9%
	2	12.3%	AA	1.3%	2006	26.0%
	3	17.5%	A	5.1%	2005 and prior	54.1%

	4	19.0%	BBB	3.9%		100.0%

	5	9.1%	BB and below	89.0%

	6	2.1%		100.0%

		100.0%

As of December 31, 2011
	1	38.7%	AAA	1.0%	2007	18.8%
	2	11.0%	AA	2.3%	2006	25.3%
	3	16.4%	A	7.5%	2005 and prior	55.9%

	4	24.0%	BBB	3.9%		100.0%

	5	9.0%	BB and below	85.3%

	6	0.9%		100.0%

		100.0%

As of December 31, 2010
	1	43.3%	AAA	8.9%	2007	19.0%
	2	10.8%	AA	4.4%	2006	26.4%
	3	13.6%	A	2.2%	2005 and prior	54.6%

	4	25.3%	BBB	2.4%		100.0%

	5	6.6%	BB and below	82.1%

	6	0.4%		100.0%

		100.0%

Commercial Mortgage-Backed and Other Asset-Backed Securities

CMBS investments represent pools of commercial mortgages that are broadly diversified across property types and geographical areas. Delinquency rates on commercial mortgages have remained elevated. However, the steep pace of increases observed in the months following the credit crisis has slowed and some recent months have posted month over month declines in mortgage delinquencies. In addition, other performance metrics like vacancies, property values and rent levels have shown improvements. These metrics may provide early signals of a recovery in commercial real estate. In addition, the primary market for CMBS continued its recovery from the credit crisis with higher total new issuances in 2011, which was the third straight year of higher new issuances. Higher new issuances resulted in increased credit availability within the commercial real estate market.

For consumer ABS, delinquency and loss rates have continued to decline after the credit crisis. Improvements in various credit metrics across multiple types of asset-backed loans have been observed on a sustained basis.

As of September 30, 2012 and December 31, 2011 and 2010, the fair value of our CMBS totaled $5.2 billion, $5.5 billion and $6.2 billion, respectively, and Other ABS, excluding subprime exposure, totaled $1.7 billion, $1.5 billion and $1.7 billion, respectively.

As of September 30, 2012 and December 31, 2011 and 2010, the gross unrealized losses related to CMBS totaled $15.7 million, $149.2 million and $161.5 million, respectively, and gross unrealized losses related to Other ABS, excluding subprime exposure, totaled $1.9 million, $1.3 million and $29.5 million, respectively.

The following tables present our exposure to CMBS holdings by credit quality using NAIC designations, ARO ratings and vintage year as of the dates indicated:

	% of Total CMBS
	NAIC Designation		ARO Ratings		Vintage
As of September 30, 2012
	1	92.6%	AAA	36.3%	2008	0.3%
	2	2.7%	AA	10.7%	2007	38.7%
	3	4.3%	A	17.1%	2006	28.6%
	4	0.4%	BBB	21.4%	2005 and prior	32.4%

	5	—%	BB and below	14.5%		100.0%

	6	—%		100.0%

		100.0%

As of December 31, 2011
	1	92.7%	AAA	47.3%	2008	0.3%
	2	2.6%	AA	10.1%	2007	33.4%
	3	3.6%	A	16.5%	2006	26.5%
	4	0.7%	BBB	13.5%	2005 and prior	39.8%

	5	—%	BB and below	12.6%		100.0%

	6	0.4%		100.0%

		100.0%

As of December 31, 2010
	1	81.2%	AAA	48.1%	2008	0.2%
	2	8.3%	AA	12.4%	2007	31.6%
	3	7.4%	A	16.1%	2006	25.8%
	4	1.6%	BBB	13.6%	2005 and prior	42.4%

	5	0.8%	BB and below	9.8%		100.0%

	6	0.7%		100.0%

		100.0%

As of September 30, 2012, Other ABS was also broadly diversified both by type and issuer with credit card receivables, non-consolidated collateralized loan obligations (“CLO”) and automobile receivables, comprising 40.2%, 4.9% and 34.3%, respectively, of total Other ABS, excluding subprime exposure. As of December 31, 2011, Other ABS was also broadly diversified both by type and issuer with credit card receivables, non-consolidated CLO and automobile receivables, comprising 43.1%, 4.6% and 27.9%, respectively, of total Other ABS, excluding subprime exposure. As of December 31, 2010, Other ABS, excluding subprime mortgage exposure, were securitized by credit card receivables, CLO and automobile receivables comprising 47.0%, 13.2% and 18.3%, respectively, of total Other ABS, excluding subprime exposure.

The following tables present the Company’s exposure to Other ABS holdings, excluding subprime exposure, by credit quality using NAIC designations, ARO ratings and vintage year as of September 30, 2012 and December 31, 2011 and 2010:

	% of Total Other ABS
	NAIC Designation		ARO Ratings		Vintage
As of September 30, 2012
	1	96.7%	AAA	90.5%	2012	19.2%
	2	1.6%	AA	1.4%	2011	17.2%
	3	0.1%	A	4.8%	2010	6.3%
	4	—%	BBB	1.6%	2009	2.7%
	5	—%	BB and below	1.7%	2008	6.1%

	6	1.6%		100.0%	2007	18.9%

		100.0%			2006	9.4%

					2005 and prior	20.2%

						100.0%

As of December 31, 2011
	1	96.1%	AAA	86.6%	2011	18.0%
	2	2.3%	AA	3.1%	2010	9.6%
	3	—%	A	4.9%	2009	6.4%
	4	0.2%	BBB	3.8%	2008	7.0%
	5	1.4%	BB and below	1.6%	2007	24.8%

	6	—%		100.0%	2006	9.5%

		100.0%			2005 and prior	24.7%

						100.0%

As of December 31, 2010
	1	85.5%	AAA	73.0%	2010	10.9%
	2	11.0%	AA	8.9%	2009	8.4%
	3	1.5%	A	4.0%	2008	7.4%
	4	0.3%	BBB	10.5%	2007	28.0%
	5	0.8%	BB and below	3.6%	2006	13.0%

	6	0.9%		100.0%	2005 and prior	32.3%

		100.0%				100.0%

Troubled Debt Restructuring

We seek to invest in high quality, well performing portfolios of commercial mortgage loans and private placements. Under certain circumstances, modifications to these contracts are granted. Each modification is evaluated as to whether a troubled debt restructuring has occurred. A modification is a troubled debt restructuring when the borrower is in financial difficulty and the creditor makes concessions. Generally, the types of concessions may include reducing the face amount or maturity amount of the debt as originally stated, reducing the contractual interest rate, extending the maturity date at an interest rate lower than current market interest rates and/or reducing accrued interest. We consider the amount, timing and extent of the concession granted in determining any impairment or changes in the specific valuation allowance recorded in connection with the troubled debt restructuring. A valuation allowance may have been recorded prior to the quarter when the loan is modified in a troubled debt restructuring. Accordingly, the carrying value (net of the specific valuation allowance) before and after modification through a troubled debt restructuring may not change significantly, or may increase if the expected recovery is higher than the pre-modification recovery assessment. For the year ended December 31, 2011, we had two commercial mortgage loans and one private placement troubled debt restructuring with pre-modification and post modification carrying values of $55.1 million and $52.2 million, respectively. As of September 30, 2012, the Company had one private placement troubled debt restructuring with a pre-modification carrying value of $1.2 million, which was written down to zero in the third quarter.

During the nine months ended September 30, 2012, we did not have any commercial mortgage loans or private placements modified in a troubled debt restructuring with a subsequent payment default.

Mortgage Loans on Real Estate

Our mortgage loans on real estate are all commercial mortgage loans, which totaled $8.7 billion, $8.7 billion and $8.2 billion as of September 30, 2012, December 31, 2011 and 2010, respectively. The carrying value of these loans is reported at amortized cost, less impairment write-downs and allowance for losses.

We diversify our commercial mortgage loan portfolio by geographic region and property type to manage concentration risk. We manage risk when originating commercial mortgage loans by generally lending only up to 75% of the estimated fair value of the underlying real estate. Subsequently, we continuously evaluate all mortgage loans based on relevant current information including a review of loan-specific credit, property characteristics and market trends. Loan performance is continuously monitored on a loan-specific basis throughout the year. The Company’s review includes submitted appraisals, operating statements, rent revenues and annual inspection reports, among other items. This review evaluates whether the properties are performing at a consistent and acceptable level to secure the debt.

We rate all commercial mortgages to quantify the level of risk. We place those loans with higher risk on a watch list and closely monitor these loans for collateral deficiency or other credit events that may lead to a potential loss of principal and/or interest. If we determine the value of any mortgage loan to be OTTI (i.e., when it is probable that we will be unable to collect on all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to either the present value of expected cash flows from the loan, discounted at the loan’s effective interest rate, or fair value of the collateral. For those mortgages that are determined to require foreclosure, the carrying value is reduced to the fair value of the underlying collateral, net of estimated costs to obtain and sell at the point of foreclosure. The carrying value of the impaired loans is reduced by establishing an other-than-temporary write-down recorded in Net realized capital gains (losses) in the Consolidated Statements of Operations.

The following tables present our investment in commercial mortgage loans, the related valuation allowance and changes in the valuation allowance as of the dates indicated:

($ in millions)	As of September 30, 2012	As of December 31, 2011	As of December 31, 2010
Commercial mortgage loans	$8,687.1	$8,695.5	$8,188.7
Collective valuation allowance	(4.5)	(4.4)	(7.0)

Total net commercial mortgage loans	$8,682.6	$8,691.1	$8,181.7

Collective valuation allowance for losses, beginning of period	$4.4	$7.0	$9.9
Addition to (decrease of) allowance for losses	0.1	(2.6)	(2.9)

Collective valuation allowance for losses, end of period	$4.5	$4.4	$7.0

There were no impairments taken on the mortgage loan portfolio for the nine months ended September 30, 2012. Impairments taken on the mortgage loan portfolio were $9.3 million and $13.5 million for the years ended December 31, 2011 and 2010, respectively.

Our policy is to recognize interest income until a loan becomes 90 days delinquent or foreclosure proceedings are commenced, at which point interest accrual is discontinued. Interest accrual is not resumed until the loan is brought current.

Mortgage loan impairments recorded were primarily attributable to losses recognized on vacant land intended to be developed and properties located in the state of Michigan, which was severely impacted by the economic downturn.

The following table presents the aging of past due mortgage loans at carrying value as of the dates indicated:

($ in millions)	30 days or less past due	31 to 90 days past due	91 to 180 days past due	181 days or more past due	Total
As of September 30, 2012	$—	$—	$—	$16.7	$16.7
As of December 31, 2011	1.6	—	—	16.7	18.3
As of December 31, 2010	9.6	2.2	0.5	11.6	23.9

Loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios are measures commonly used to assess the risk and quality of commercial mortgage loans. The LTV ratio, calculated at time of origination, is expressed as a percentage of the amount of the loan relative to the value of the underlying property. An LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the value of the underlying collateral. The DSC ratio, based upon the most recently received financial statements, is expressed as a percentage of the amount of a property’s net income (loss) to its debt service payments. A DSC ratio of less than 1.0 indicates that property’s operations do not generate sufficient income to cover debt payments. These ratios are utilized as part of the review process described above. The LTV and DSC ratios as of the dates indicated are as presented below:

($ in millions)	As of September 30, 2012(1)	As of December 31, 2011(1)	As of December 31, 2010(1)
Loan-to-Value Ratio:
0%—50%	$2,232.5	$2,535.2	$2,834.9
50%—60%	2,480.1	2,479.4	2,181.2
60%—70%	3,363.9	2,991.9	2,470.9
70%—80%	566.7	621.2	649.3
80% and above	43.9	67.8	52.4

Total Commercial Mortgage Loans	$8,687.1	$8,695.5	$8,188.7

(1)	Balances do not include allowance for mortgage loan credit losses.

($ in millions)	As of September 30, 2012(1)	As of December 31, 2011(1)	As of December 31, 2010(1)
Debt Service Coverage Ratio:
Greater than 1.5x	$5,887.4	$5,710.3	$5,577.6
1.25x—1.5x	1,279.2	1,547.2	1,147.6
1.0x—1.25x	1,111.2	1,082.2	770.3
Less than 1.0x	392.6	339.1	449.0
Commercial mortgage loans secured by land or construction deals	16.7	16.7	244.2

Total Commercial Mortgage Loans	$8,687.1	$8,695.5	$8,188.7

(1)	Balances do not include allowance for mortgage loan credit losses.

Other-Than-Temporary Impairments

We evaluate available-for-sale fixed maturities and equity securities for impairment on a regular basis. The assessment of whether impairments have occurred is based on a case-by-case evaluation of the underlying reasons for the decline in estimated fair value. See the Note for Business, Basis of Presentation and Significant Accounting Policies in our Consolidated Financial Statements for a policy used to evaluate whether the investments are other-than-temporarily impaired.

The following table presents our credit-related and intent-related impairments included in the Consolidated Statements of Operations, excluding impairments included in AOCI, by type for the nine months ended September 30, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
U.S. Treasuries	$—	$—	$—	$1.8	$542.5
U.S. corporate	5.1	26.3	55.2	30.7	177.2
Foreign(1)	2.2	46.2	71.3	121.5	137.1
RMBS	13.6	22.2	37.7	73.4	166.8
CMBS	1.7	105.5	133.7	59.5	258.4
Other ABS	1.8	190.5	195.5	589.9	255.7
Equity	—	—	—	0.5	34.9
Mortgage loans on real estate	—	8.7	9.3	13.5	46.0
Other assets(2)	1.4	—	—	—	—

Total	$25.8	$399.4	$502.7	$890.8	$1,618.6

(1)	Primarily U.S. dollar denominated.
(2)	Includes loss on real estate owned that is classified as Other assets on the Consolidated Balance Sheets.

The above table includes $21.4 million of write-downs related to credit impairments for the nine months ended September 30, 2012, in OTTI, which were recognized in the Consolidated Statements of Operations. The remaining $4.4 million in write-downs for the nine months ended September 30, 2012 were related to intent impairments.

The above table includes $53.9 million of write-downs related to credit impairments for the nine months ended September 30, 2011, in OTTI, which were recognized in the Consolidated Statements of Operations. The remaining $345.5 million in write-downs for the nine months ended September 30, 2011 were related to intent impairments.

As part of our investment strategy, we may sell securities during the period in which fair value has declined below amortized cost for fixed maturities or cost for equity securities. In certain situations, new factors, including changes in the business environment, can change our previous intent to continue holding a security. Accordingly, these factors may lead us to record additional intent-related capital losses.

The fair value of the fixed maturities with OTTI as of September 30, 2012, December 31, 2011 and 2010 was $8.8 billion, $9.3 billion and $8.5 billion, respectively.

During the nine months ended September 30, 2012, the primary source of credit-related OTTI was write-downs recorded in the RMBS sector on securities collateralized by subprime residential mortgages.

Net Investment Income

The following table presents Net investment income for the nine months ended September 30, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Fixed maturities	$3,179.2	$3,288.3	$4,402.1	$4,374.3	$4,787.4
Equity securities, available-for-sale	14.5	24.2	27.3	30.1	58.7
Mortgage loans on real estate	376.8	369.3	500.0	496.7	578.3
Policy loans	91.5	94.6	125.6	135.5	143.8
Short-term investments and cash equivalents	3.9	6.5	6.7	(3.5)	30.6
Other	(17.2)	(17.5)	(80.8)	(25.4)	1.6

Gross investment income	3,648.7	3,765.4	4,980.9	5,007.7	5,600.4
Less: investment expenses	(6.2)	(9.0)	(12.1)	(20.7)	(31.8)

Net investment income	$3,642.5	$3,756.4	$4,968.8	$4,987.0	$5,568.6

Net investment income decreased $113.9 million from $3,756.4 million to $3,642.5 million, primarily due to a $91.9 million loss related to an agreement to sell certain private equity limited partnership investments interest holdings (“sale of certain alternative investments”) (see table below). The transaction is discussed below under “Investments—Sale of Certain Alternative Investments.” Further decreases were due to a decline in average assets in our Closed Block Institutional Spread Products segment and due to lapses in MYGAs. Certain MYGAs, mostly sold in 2002, will reach the end of their current guarantee period in 2012. Most of these MYGAs have high crediting rates and the supporting assets generate returns below the targets set when the contracts were issued, negatively impacting returns in our Annuities segment. During the current year, approximately $2.7 billion of the MYGAs reached the end of their current guarantee period, and approximately 67% of those policies up for renewal lapsed. The high lapse rate was expected as renewal crediting rates offered are lower than the credited rates during the initial term. The run-off of these MYGA contracts is expected to enhance the margin of our Annuities segment in future periods. These decreases were partially offset by an increase in assets in our Retirement segment driven by positive net flows, including customer transfers from variable separate accounts.

The net decrease in investment income for the year ended December 31, 2011 was primarily due to a decline in the value of alternative investments and LIHTC partially offset by reduced investment expense. Within the fixed maturities investments, investment income increased in corporate securities and declined in CMBS as positions were reduced and reinvested into investment grade corporate securities. In addition, the increased income earned on corporate securities was also offset by a decline in earnings on certain CMO securities.

The decrease in net investment income for the year ended December 31, 2010 was generally due to reduction in average investment yields due to portfolio restructuring and declining interest rates. The decline in net investment income primarily related to fixed maturities as a portion of MBS and ABS securities have paid down or have been sold without reinvestment. The decline in net investment income was partially offset by an increase in corporate securities as this was the asset class where reinvestment has occurred. The decrease was also partially offset by the increase in other investment income which was primarily the result of increased investment income of alternative investments due to improved market conditions.

Net Realized Capital Gains (Losses)

Net realized capital gains (losses) are comprised of the difference between the amortized cost of investments and proceeds from sale and redemption, as well as losses incurred due to the credit-related and intent-related other-than-temporary impairment of investments. Realized investment gains and losses are also generated from changes in fair value of embedded derivatives within product guarantees and fixed maturities, changes in fair value of fixed maturity securities recorded at FVO and changes in fair value including accruals on derivative instruments, except for effective cash flow hedges. The cost of the investments on disposal is generally determined based on first-in-first-out methodology.

Net realized capital gains (losses) were as presented below for the periods indicated:

($ in millions)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Fixed maturities, available-for-sale, including securities pledged	$367.2	$51.2	$56.4	$(340.4)	$(416.0)
Fixed maturities, at FVO	(168.4)	(14.7)	(92.0)	(63.6)	219.7
Equity securities, available-for-sale	1.8	14.7	18.6	9.6	29.5
Derivatives	(1,439.6)	1,344.2	418.6	(1,243.5)	(3,058.3)
Embedded derivatives—fixed maturities	(11.8)	34.1	16.1	48.3	(278.9)
Embedded derivatives—product guarantees	349.4	(1,117.1)	(1,945.1)	(72.7)	1,376.2
Other investments	4.8	(4.4)	(4.0)	(15.7)	(50.9)

Net realized capital gains (losses)	$(896.6)	$308.0	$(1,531.4)	$(1,678.0)	$(2,178.7)

Net realized capital losses changed $1,204.6 million from a gain of $308.0 million to a loss of $896.6 million, primarily due to changes in fair value of guaranteed benefit derivatives due to nonperformance risk, changes in gains/losses on derivatives from the Closed Block Variable Annuity segment liability hedges, and losses on the CHO program. Changes in the fair value of guaranteed benefit derivatives in the Retirement, Annuities and Closed Block Variable Annuity segments due to nonperformance risk resulted in a decrease in income of $816.0 million. The changes in derivative gains (losses) from the Closed Block Variable Annuity segment liability hedges reduced income by $3,067.7 million. This decrease was driven by significant gains in 2011 due to equity market and interest rate decreases during that period compared to significant losses in 2012 due to the equity market increase during that period. In addition, the CHO program resulted in a decrease to income of $411.3 million due to losses in 2012 as a result of the equity market increase in 2012 and higher notional amounts for hedging the associated underlying risk, compared to a gain in 2011 due to the equity market decrease in 2011. The hedge program in the Closed Block Variable Annuity segment focuses on protecting regulatory reserves and rating agency capital rather than mitigating earnings volatility and, as a result, the losses in 2012 are only partially offset by a $2,092.7 million increase in income from changes in the gain/loss on guaranteed benefit derivatives, excluding nonperformance risk. The higher net realized capital losses were partially offset by a $373.6 million reduction in OTTI and $484.7 million in higher gains on guaranteed benefit derivatives, excluding nonperformance risk, primarily related to certain Stabilizer contracts in our Retirement segment. The gains in 2012 on guaranteed benefit derivatives in Retirement, primarily due to a reduction in expected future guaranteed interest rates on certain Stabilizer contracts, compared to losses in 2011 due to declining interest rates.

The favorable change in fixed maturities, available for sale, including securities pledged Net realized capital gains (losses) for the year ended December 31, 2011 was primarily due to lower credit and intent related impairments on fixed maturities driven by improved economic and interest rate environment. The decrease in Total net realized capital gains (losses) for the year ended December 31, 2010 was primarily due to lower credit and intent related impairments on fixed maturities driven by the improved economic and interest rate environment. In addition, we experienced lower realized losses on derivatives, driven by the unwinding of futures contracts at the end of 2009 which were used in the capital hedge related to variable annuity products. Realized gains (losses) declined on fixed maturities, classified as available-for-sale, including securities pledged across most asset classes in 2009 primarily due to the adoption OTTI guidance and improved economic and interest rate environment.

Derivatives

We use derivatives for a variety of hedging purposes as further described below. We also have embedded derivatives within fixed maturities instruments and certain annuity products with guarantees. See Note for Business, Basis of Presentation and Significant Accounting Policies in the accompanying Consolidated Financial Statements for further information.

Closed Block Variable Annuity Hedging

Variable Annuity Guarantee Hedging

We primarily mitigate variable annuity market risk exposures through hedging. Market risk arises primarily from the minimum guarantees within the variable annuity products, whose economic costs are primarily dependent on future equity market returns, interest rate levels, equity volatility levels, and policyholder behavior. The variable annuity hedging program is used to mitigate our exposure to equity market and interest rate changes and seeks to ensure that the required assets are available to satisfy future death benefit and living benefit obligations. While the variable annuity guarantee hedging program does not explicitly hedge statutory or GAAP reserves, as markets move up or down, in aggregate the returns generated by the variable annuity hedge program will significantly offset the statutory and GAAP reserve changes due to market movements.

The objective of the guarantee hedging program is to offset changes in equity market returns for most minimum guaranteed death benefits and all guaranteed living benefits, while also providing interest rate protection for certain minimum guaranteed living benefits. We hedge the equity market exposure using a hedge target set using market consistent valuation techniques for all guaranteed living benefits and most death benefits. We also hedge the interest rate risk in our GMWB/GMAB/GMWBL blocks using a market consistent valuation hedge target. We do not hedge interest rate risks for our GMIB or GMDB primarily because doing so would result in volatility in our regulatory reserves and rating agency capital that exceeds our tolerances and, secondarily, because doing so would produce additional volatility in GAAP financial statements.

Equity index futures on various equity indices are used to mitigate the risk of the change in value of the policyholder-directed separate account funds underlying the variable annuity contracts with minimum guarantees. A dynamic trading program is utilized to seek replication of the performance of targeted fund groups (i.e., the fund groups that can be covered by indices where liquid futures markets exist).

Total return swaps are also used to mitigate the risk of the change in value of certain policyholder directed separate account funds. These include fund classes such as emerging markets and real estate. They may also be used instead of futures of more liquid indices where it may be deemed advantageous. This hedging strategy is employed at our discretion based on current risk exposures and related transaction costs.

Interest rate swaps are used to mitigate the impact of interest rates changes on the economic liabilities associated with certain minimum guaranteed living benefits.

Variance swaps and equity options are used to mitigate the impact of changes in equity volatility on the economic liabilities associated with certain minimum guaranteed living benefits. This program began in the second quarter of 2012.

Foreign exchange forwards are used to mitigate the impact of policyholder-directed investments in international funds with exposure to fluctuations in exchange rates of certain foreign currencies. Rebalancing is performed based on pre-determined notional exposures to the specific currencies.

Variable Annuity Capital Hedge Overlay Program

Variable annuity guaranteed benefits are hedged based on their economic or fair value; however, the statutory reserves are not based on a market value. When equity markets decrease, the statutory reserve and rating agency required assets for the variable annuity guaranteed benefits can increase more quickly than the value of the derivatives held under the guarantee hedging program. This causes regulatory reserves to increase and rating agency capital to decrease. To protect the residual risk to regulatory reserves and rating agency capital in a decreasing equity market, we implemented the use of a static capital hedge in 2008. In 2010, we shifted to a dynamic CHO program. The current CHO strategy is intended to actively mitigate equity risk to the regulatory reserves and rating agency capital of the Company. The hedge is executed through the purchase and sale of equity index futures and is designed to limit the uncovered reserve increase in an immediate down equity market scenario to an amount we believe prudent for a company of our size and scale. This amount will change over time with market movements, changes in regulatory and rating agency capital and management actions.

For additional information regarding these strategies, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Qualitative and Quantitative Disclosure About Market Risk.”

Fixed Indexed Annuity Hedging

We mitigate FIA market risk exposures through a combination of capital market hedging, product design and capital management. For the FIA book of business these risks stem from the MGIR offered and the additional interest credits (Equity Participation or Interest Rate Participation) based on exposure to various stock market indices or the 3-month LIBOR. The minimum guarantees and stock market exposures are strongly dependent on capital markets and, to a lesser degree, policyholder behavior.

The primary way we hedge FIA equity exposure is to purchase OTC equity index call options from broker-dealer derivative counterparties who generally have a minimum credit rating of A3 from Moody’s and A- from S&P. For each broker-dealer counterparty, our derivative exposure to that counterparty is aggregated with any fixed income exposure to the same counterparty and is maintained within applicable limits. The second way to hedge FIA equity exposure is by purchasing exchange traded equity index futures contracts.

Additionally, the credited rate mechanism for certain FIA contracts exposes us to changes in interest rate benchmarks. We mitigate this exposure by purchasing OTC interest rate swaptions from broker-dealer derivative counterparties who generally have a minimum credit rate of A3 from Moody’s and A- from S&P.

These hedge programs are limited to the current policy term of the liabilities, based on current participation rates. Future returns, which may be reflected in FIA credited rates beyond the current policy term, are not hedged.

While the FIA hedging program does not explicitly hedge statutory or GAAP income volatility, the FIA hedging program tends to mitigate the statutory and GAAP reserve changes associated with movements in the equity market and 3-month LIBOR. This is due to the fact that a key component in the calculation of statutory and GAAP reserves is the market valuation of the current term embedded derivative. The risk management of the current term embedded derivative is the goal of the FIA hedging program. Due to the alignment of the embedded derivative reserve component with hedging of this same embedded derivative, there should be a match between changes in this component of the reserve and changes in the assets backing this component of the reserve. However, there may be an interim mismatch due to the fact that the hedges which are put in place are only intended to cover exposures expected to remain until the end of an indexing term (e.g. account value decrements during an indexing term, associated with expected lapses and mortality, are not hedged).

Call options are used to hedge against an increase in various equity indices. An increase in various equity indices may result in increased payments to contract holders of FIA contracts. The call options offset this increased expense.

Futures contracts are also used to hedge against an increase in certain equity indices. An increase in certain equity indices may result in increased payments to contractholders of fixed indexed annuity contracts. The futures contracts offset this increased expense.

Interest rate swaptions are used to hedge against an increase in the interest rate benchmark (currently the 3-month LIBOR). An increase in the interest rate benchmark may result in increased payments to contract holders of FIA contracts. The interest rate swaptions offset this increased expense.

Invested Asset and Credit Hedging

Interest rate caps and interest rate swaps are used to manage the interest rate risk in our fixed maturities portfolio. Interest rate swaps include forward starting swaps which are used for anticipated purchases of fixed maturities. They represent contracts that require the exchange of cash flows at regular interim periods, typically monthly or quarterly.

Foreign exchange swaps are used to reduce the risk of a change in the value, yield, or cash flow with respect to invested assets. Foreign exchange swaps represent contracts that require the exchange of foreign currency cash flows for U.S. dollar cash flows at regular interim periods, typically quarterly or semiannually.

Certain forwards are acquired to hedge certain CMO assets held by us against movements in interest rates, particularly mortgage rates. On the settlement date, we will either receive a payment (interest rate decreases on purchased forwards or interest rate rises on sold forwards) or will be required to make a payment (interest rate rises on purchased forwards or interest rate decreases on sold forwards).

CDS are used to reduce the credit loss exposure with respect to certain assets that we own, or to assume credit exposure on certain assets that we do not own. Payments are made to or received from the counterparty at specified intervals and amounts for the purchase or sale of credit protection. In the event of a default on the underlying credit exposure, we will either receive an additional payment (purchased credit protection) or will be required to make an additional payment (sold credit protection) equal to par minus recovery value of the swap contract.

Sale of Certain Alternative Investments

On June 4, 2012, certain of our insurance company subsidiaries entered into an agreement to sell certain general account private equity limited partnership investment interest holdings (“sale of certain alternative investments”) with a carrying value of $812.2 million as of March 31, 2012 included in Assets related to consolidated investment entities. These assets were sold to a group of private equity funds that are managed by Pomona Management LLC, also a subsidiary of ours. The transaction resulted in a net pre-tax loss of $91.9 million in the second quarter of 2012. The transaction closed in two tranches, with the first tranche having closed on June 29, 2012 and the second tranche having closed on October 29, 2012. Consideration received included $50.0 million of promissory notes due in two equal installments at December 31, 2013 and 2014. No additional loss was incurred on the second tranche since the fair value of the alternative investments was reduced to the agreed upon sale price as of June 30, 2012.

We sold these assets in order to reduce our exposure to alternative investments as part of our ordinary course portfolio management. We anticipate that the transaction will reduce required capital levels in the selling insurance companies, in light of the high capital charge associated with the asset class and improve liquidity and reduce earnings volatility.

European Exposures

We closely monitor our exposures to European sovereign debt in general, with a primary focus on our exposure to the sovereign debt of Greece, Ireland, Italy, Portugal and Spain (which we refer to as “peripheral Europe”), as these countries have applied for support from the European Financial Stability Facility or received support from the European Central Bank via government bond purchases in the secondary market.

The financial turmoil in Europe continues to be a threat to global capital markets and remains a challenge to global financial stability. Additionally, the possibility of capital market volatility spreading through a highly integrated and interdependent banking system remains elevated. Furthermore, it is our view that the risk among European sovereigns and financial institutions warrants specific scrutiny, in addition to our customary surveillance and risk monitoring, given how highly correlated these sectors of the region have become.

We quantify and allocate our exposure to the region, as described in the table below, by attempting to identify all aspects of the region or country risk to which we are exposed. Among the factors we consider are the nationality of the issuer, the nationality of the issuer’s ultimate parent, the corporate and economic relationship between the issuer and its parent, as well as the political, legal and economic environment in which each functions. By undertaking this assessment, we believe that we develop a more accurate assessment of the actual geographic risk, with a more integrated understanding of all contributing factors to the full risk profile of the issuer.

In the normal course of our ongoing risk and portfolio management process, we closely monitor compliance with a credit limit hierarchy designed to minimize overly concentrated risk exposures by geography, sector and issuer. This framework takes into account various factors such as internal and external ratings, capital efficiency and liquidity and is overseen by a combination of Investment and Corporate Risk Management, as well as insurance portfolio managers focused specifically on managing the investment risk embedded in our portfolio.

As of September 30, 2012, we had $1.0 billion of exposure to peripheral Europe, which consisted of a broadly diversified portfolio of credit-related investments solely in the industrial and utility sectors. We had no fixed maturities or equity securities exposure to peripheral European sovereigns or to financial institutions based in peripheral Europe. Peripheral European exposure included non-sovereign exposure in Italy of $411.6 million, Ireland of $369.2 million, Spain of $225.1 million and Portugal of $9.1 million and no exposure to Greece. As of September 30, 2012, we had no derivative assets exposure to financial institutions based in peripheral Europe. For purposes of calculating the derivative assets exposure, we have aggregated exposure to single name and portfolio product CDS, as well as all non-CDS derivative exposure for which it either has counterparty or direct credit exposure to a company whose country of risk is in scope.

Among the remaining $8.9 billion of total non-peripheral European exposure, we had a portfolio of credit-related assets similarly diversified by country and sector across developed and developing Europe. As of September 30, 2012, our sovereign exposure was $1.8 billion, which consisted of fixed maturities and equity securities of $307.0 million and loans and receivables of $1.5 billion, comprised entirely of the Dutch State loan obligation to us under the Alt-A Back-up Facility. On November 14, 2012 the Alt-A Back-up Facility was terminated. See “Certain Relationships and Related Party Transactions—Alt-A Back-up Facility.” We also had $889.4 million in net exposure to non-peripheral financial institutions with a concentration in the United Kingdom of $324.6 million and Switzerland of $206.9 million. The balance of $6.2 billion was invested across non-peripheral, non-financial institutions.

In addition to aggregate concentration to the Netherlands of $2.7 billion (which included the $1.5 billion Dutch State loan obligation) and the United Kingdom of $2.8 billion as of September 30, 2012, we had significant non-peripheral European total country exposures in Switzerland of $783.2 million, Germany of $636.4 million, France of $502.6 million and Belgium of $423.5 million. We place additional scrutiny on our financial exposure in the United Kingdom, France and Switzerland given our concern for the potential for volatility to spread through the European banking system. We believe the primary risk results from market value fluctuations resulting from spread volatility and the secondary risk is default risk, should the European crisis worsen or fail to be resolved.

The following table presents our European exposures at fair value and amortized cost as of September 30, 2012:

($ in millions)	Fixed Maturities and Equity Securities					Loan and Receivables Sovereign (Amortized Cost)(3)	Derivative Assets
Country(1)	Sovereign	Financial Institutions	Non- Financial Institutions	Total (Fair Value)	Total (Amortized Cost)		Sovereign	Financial Institutions	Non- Financial Institutions	Less: Margin & Collateral	Total (Fair Value)	Net Non-US Funded at September 30, 2012(2)
Greece	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Ireland	—	—	369.2	369.2	347.6	—	—	—	—	—	—	369.2
Italy	—	—	411.6	411.6	373.3	—	—	—	—	—	—	411.6
Portugal	—	—	9.1	9.1	7.4	—	—	—	—	—	—	9.1
Spain	—	—	225.1	225.1	230.0	—	—	—	—	—	—	225.1

Total Peripheral Europe	$—	$—	$1,015.0	$1,015.0	$958.3	$—	$—	$—	$—	$—	$—	$1,015.0

Austria	—	—	78.0	78.0	74.9	—	—	—	—	—	—	78.0
Belgium	36.9	—	386.6	423.5	356.2	—	—	—	—	—	—	423.5
Bulgaria	6.1	—	—	6.1	6.0	—	—	—	—	—	—	6.1
Croatia	28.7	—	—	28.7	25.5	—	—	—	—	—	—	28.7
Czech Republic	—	—	10.6	10.6	10.1	—	—	—	—	—	—	10.6
Denmark	—	9.9	85.7	95.6	83.5	—	—	—	—	—	—	95.6
Finland	—	—	43.2	43.2	39.5	—	—	—	—	—	—	43.2
France	—	90.6	406.4	497.0	463.8	—	—	323.5	—	317.9	5.6	502.6
Germany	—	51.6	582.6	634.2	566.2	—	—	13.6	—	11.4	2.2	636.4
Hungary	6.0	—	—	6.0	5.8	—	—	—	—	—	—	6.0
Kazakhstan	57.9	—	4.7	62.6	53.5	—	—	—	—	—	—	62.6
Latvia	4.9	—	—	4.9	4.6	—	—	—	—	—	—	4.9
Lithuania	35.2	—	—	35.2	30.7	—	—	—	—	—	—	35.2
Luxembourg	—	—	140.8	140.8	144.0	—	—	—	—	—	—	140.8
Netherlands	—	176.3	1,000.6	1,176.9	1,049.6	1,503.6	—	22.6	—	22.6	—	2,680.5
Norway	—	2.5	187.0	189.5	168.9	—	—	—	—	—	—	189.5
Russian Federation	96.7	—	96.1	192.8	169.1	—	—	—	—	—	—	192.8
Slovakia	5.3	—	—	5.3	5.0	—	—	—	—	—	—	5.3
Sweden	23.7	19.2	129.4	172.3	156.3	—	—	—	—	—	—	172.3
Switzerland	—	153.6	576.3	729.9	652.8	—	—	67.6	—	14.3	53.3	783.2
Turkey	5.6	—	—	5.6	5.5	—	—	—	—	—	—	5.6
United Kingdom	—	294.1	2,426.6	2,720.7	2,436.8	—	—	115.4	—	84.9	30.5	2,751.2

Total Non-Peripheral Europe	307.0	797.8	6,154.6	7,259.4	6,508.3	1,503.6	—	542.7	—	451.1	91.6	8,854.6

Total	$307.0	$797.8	$7,169.6	$8,274.4	$7,466.6	$1,503.6	$—	$542.7	$—	$451.1	$91.6	$9,869.6

(1)	Exposures are classified according to the country of risk.
(2)	Represents: (i) fixed maturities and equity securities at fair value; (ii) loan and receivables sovereign at amortized cost; and (iii) derivative assets at fair value.
(3)	See “Certain Relationships and Related Party Transactions—Alt-A Back-up Facility” for discussion of termination of the Alt-A Back-up Facility.

Consolidated Investment Entities

We provide investment management services to, and have transactions with, various collateralized debt structures and securitizations (primarily consolidated investment entities (“CLO entities”)), private equity funds and single strategy hedge funds, insurance entities and other investment entities in the normal course of business. In certain instances, we serve as the investment manager, making day-to-day investment decisions concerning the assets of these entities. These entities are considered to be either variable interest entities (“VIEs”) or voting interest entities (“VOEs”) and we evaluate our involvement with each entity to determine whether consolidation is required.

Certain investment entities are consolidated under consolidation guidance. We consolidate entities under the VIE guidance when it is determined that we are the primary beneficiary. We consolidate certain entities under the VOE guidance when we act as the controlling general partner and the limited partners have no substantive rights to impact ongoing governance and operating activities.

With the exception of guarantees we issued in relation to collateral support for reinsurance contracts, we have no right to the benefits from, nor do we bear the risks associated with, these investments beyond our direct equity and debt investments in and management fees generated from these investment products. Such direct investments amounted to approximately $1.0 billion, $1.2 billion and $1.0 billion as of September 30, 2012 and December 31, 2011 and 2010, respectively. If we were to liquidate, the assets held by consolidated investment entities would not be available to our general creditors.

Consolidated Investments

CLO Entities

Certain of our subsidiaries structure and manage CLO entities created for the sole purpose of offering investors various maturity and risk characteristics by issuing multiple tranches of collateralized debt. The notes issued by the CLO entities are backed by diversified portfolios consisting primarily of senior secured floating rate leveraged loans.

We provide collateral management services to the CLO entities and earn investment management fees and contingent performance fees. We have invested in certain of these entities, generally taking an ownership position in the unrated junior subordinated tranches. Theses CLO entities are structured and managed similarly, but have differing fee structures and we make different levels of initial capital investments in them. Our ownership interests and management and contingent performance fees were assessed to determine if we are the primary beneficiary of these entities.

In August 2012, we sponsored a new CLO entity and determined we were its primary beneficiary and therefore were required to consolidate it. The fair value of the assets and liabilities consolidated was $361.8 million and $361.8 million, respectively, as of September 30, 2012.

As of September 30, 2012 and December 31, 2011, we consolidated 7 CLOs and 5 CLOs, respectively.

The collateral assets of consolidated CLO entities are held solely to satisfy the obligations of the CLO entities and the investors in the consolidated CLO entities have no recourse to the general credit of the Company for any losses sustained in the CLO entities.

Private Equity Funds and Single Strategy Hedge Funds (Partnerships)

We invest in and manage various alternative investments, including private equity funds and single strategy hedge funds. We, as a general partner or managing member of certain sponsored investment funds, are generally presumed to control these alternative investments unless the limited partners have the substantive ability to remove us, as the general partner without cause based upon a simple majority vote, or can otherwise dissolve the partnership, or have substantive participating rights over decision-making of the partnerships. As of September 30, 2012 and December 31, 2011, we consolidated 33 funds and 27 funds, respectively. See “Investments—Sale of Certain Alternative Investments” for a discussion of the sale of certain general account private equity limited partnership investment interest holdings.

Fair Value Measurement

Upon consolidation of CLO entities, we elected to apply the FVO for financial assets and financial liabilities held by these entities to measure these assets (primarily corporate loans) and liabilities (debt obligations issued by CLO entities) at fair value. We have elected the FVO to more closely align the accounting with the economics of the transactions and allow us to more effectively reflect changes in the fair value of CLO assets with a commensurate change in the fair value of CLO liabilities.

Investments held by consolidated private equity funds and single strategy hedge funds are reported in our Consolidated Financial Statements. Changes in the fair value of consolidated investment entities are recorded as a separate line item within Income related to Consolidated Investment Entities in our Consolidated Financial Statements.

The methodology for measuring the fair value and fair value hierarchy classification of financial assets and liabilities of consolidated investment entities is consistent with the methodology and fair value hierarchy rules that we apply to our investment portfolio. See the Fair Value Measurement section of the Note for Business, Basis of Presentation and Significant Policies in our Consolidated Financial Statements.

Nonconsolidated VIEs

CLO Entities

In addition to the consolidated CLO entities discussed above, we also hold variable interest in certain CLO entities that we do not consolidate because we have determined that we are not the primary beneficiary. With these CLO entities, we serve as the investment manager and receive investment management fees and contingent performance fees. Generally, we do not hold any interest in those nonconsolidated CLO entities. We have not provided and are not obligated to provide any financial or other support to these entities.

Although we have the power to direct the activities that significantly impact the economic performance for CLO entities, we do not hold a significant variable interest in any of these CLO entities and, as such, do not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Based on this analysis, we are not considered the primary beneficiary of any of these CLO entities, and have not consolidated. On a periodic basis we review the facts and circumstances regarding the CLO entities to determine whether our consolidation considerations remain appropriate. As of September 30, 2012 and December 31, 2011 and 2010, we did not hold any ownership interest in these unconsolidated CLOs and our maximum exposure was equal to zero.

Investment Funds

We manage or hold investments in certain private equity funds and single strategy hedge funds. These funds are managed as a portfolio of investments that use advanced investment strategies such as leverage, long, short and derivative positions in both domestic and international markets with the goal of generating high returns. With these entities, we serve as the investment manager and are entitled to receive investment management fees and contingent performance fees that are generally expected to be insignificant. We do not hold any equity interest in these fund VIEs and have not provided and are not obligated to provide any financial or other support to these funds.

Although we have the power to direct the activities that significantly impact the economic performance of the funds, we do not hold a significant variable interest in any of these funds and, as such, do not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Accordingly, we are not considered the primary beneficiary of and do not consolidate, any of these investment funds.

In addition, we do not consolidate funds, in which our involvement takes a form of a limited partner interest and is restricted to a role of a passive investor, as a limited partner interest does not provide us with any substantive kick-out or participating rights, which would overcome the presumption of control by the general partner.

Securitizations

We invest in various tranches of securitization entities, including RMBS, CMBS and ABS. Certain RMBS investments represent agency pass-through securities and close-to-the-index tranches issued by Fannie Mae, Freddie Mac, or a similar government sponsored entity. Investments that we hold in non-agency RMBS and CMBS also include interest-only, principal-only, and inverse floating securities. We are not obligated to provide any financial or other support to these entities. The RMBS, CMBS and ABS entities are thinly capitalized by design and considered VIEs. Our involvement with these entities is limited to that of a passive investor. We have no unilateral right to appoint or remove the servicer, special servicer, or investment manager of these entities, which are generally viewed to have the power to direct the activities that most significantly impact the securitization entities’ economic performance, in any of these entities, nor do we function in any of these roles. Through our investments or other arrangements, we do not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Therefore, we are not the primary beneficiary and do not consolidate any of the RMBS, CMBS and ABS entities in which we hold investments. These investments are accounted for as investments available-for-sale as described in the Fair Value Measurements note to our Consolidated Financial Statements and unrealized capital gains (losses) on these securities are recorded directly in AOCI, except for certain RMBS which are accounted for under the FVO, whose change in fair value is reflected in Other net realized gains (losses) in the Consolidated Statements of Operations. Our maximum exposure to loss on these structured investments is limited to the amount of our investment. See the Note for Investments in our Consolidated Financial Statements for details regarding the carrying amounts and classifications of these assets.

ORGANIZATIONAL HISTORY AND STRUCTURE

Our History

Prior to this offering, we are a wholly owned subsidiary of ING Group, a global financial institution of Dutch origin, with operations in more than 40 countries and more than 95,000 employees.

ING Group entered the United States life insurance market in 1975 through the acquisition of Wisconsin National Life Insurance Company, followed in 1976 with its acquisition of Midwestern United Life Insurance Company and Security Life of Denver Insurance Company in 1977. ING Group significantly expanded its presence in the United States in the late 1990s and 2000s with the acquisitions of Equitable Life Insurance Company of Iowa (1997), Furman Selz, an investment advisory company (1997), ReliaStar Life Insurance Company (including Pilgrim Capital Corporation) (2000), Aetna Life Insurance and Annuity Company (including Aeltus Investment Management) (2000) and CitiStreet (2008).

The following chart presents the ownership structure through which ING Group currently holds its interest in us. ING Insurance International B.V. is the record holder of our outstanding shares, which it holds for the economic benefit of ING Verzekeringen N.V.

Anticipated Divestment from ING Group

Prior to this offering, we are a wholly owned subsidiary of ING Group. In October 2009, ING Group submitted a restructuring plan to the EC in order to receive approval for state aid granted to ING Group by the Dutch State in November 2008 and March 2009. To receive approval for this state aid, ING Group was required to divest its insurance and investment management businesses, including the Company. On November 19, 2012 ING Group and the EC announced that the EC approved the 2012 Amended Restructuring Plan. The 2012 Amended Restructuring Plan requires ING Group to divest at least 25% of the Company by December 31, 2013, more than 50% of the Company by December 31, 2014, and 100% of the Company by December 31, 2016. The divestment of 50% of the Company is measured in terms of a divestment of over 50% of the shares of ING U.S., Inc., the loss of ING Group’s majority of directors on ING U.S., Inc.’s board of directors and the accounting deconsolidation of the Company (in line with IFRS accounting rules). In case ING Group does not satisfy its commitment to divest the Company as agreed with the EC, the Dutch State will renotify the recapitalization measure to the EC. In such a case, the EC may require additional restructuring measures or take enforcement actions against ING Group, or, at the request of ING Group and the Dutch State, could allow ING Group more time to complete the divestment. In the event ING Group is no longer required or is allowed more time to divest the Company, ING Group may delay its divestiture. For additional information on the separation from ING Group, see “Risk Factors—Risks Related to Our Separation from, and Continuing Relationship with, ING Group.

Our Organizational Structure

We are a holding company incorporated in Delaware in April 1999. We operate our businesses through a number of direct and indirect subsidiaries. The following organizational chart presents the ownership and jurisdiction of incorporation of our principal subsidiaries:

The chart above presents:

•	ING U.S., Inc.

•	Our principal intermediate holding company, Lion Holdings, which is the direct parent of a number of our insurance and non-insurance operating entities.

•

Our principal operating entities that will be the primary sources of cash distributions to ING U.S., Inc. Specifically, these entities are our principal insurance operating companies (ILIAC, ING USA, SLD and RLI) and ING Investment Management LLC, the holding company for entities that operate our Investment Management business.

•	SLDI, our insurance subsidiary domiciled in the Cayman Islands.

Other ING Operations in the United States

ING Group has certain operations in the United States that do not form part of the Company, including ING Group’s wholesale banking operations and certain limited operations of its European and Asian investment management business.

BUSINESS

We are a premier retirement, investment and insurance company serving the financial needs of approximately 13 million individual and institutional customers in the United States as of December 31, 2011. Our vision is to be America’s Retirement Company™. Our approximately 7,150 employees are focused on executing our mission to make a secure financial future possible—one person, one family and one institution at a time. Through our retirement, investment management and insurance businesses, we help our customers save, grow, protect and enjoy their wealth to and through retirement. We offer our products and services through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists throughout the United States.

Our extensive scale and breadth of product offerings are designed to help Americans achieve their retirement savings, investment income and protection goals. Our strategy is centered on preparing customers for “Retirement Readiness”—being emotionally and economically secure and ready for their retirement. We believe that the rapid aging of the U.S. population, weakening of traditional social safety nets, shifting of responsibility for retirement planning from institutions to individuals and growth in total retirement account assets will drive significant demand for our products and services going forward. We believe that we are well positioned to deliver on this Retirement Readiness need.

We believe that we help our customers achieve four essential financial goals, as they prepare for, enter and enjoy their retirement years.

•	Save. Our products enable our customers to save for retirement by establishing investment accounts through their employers or individually.

•	Grow. We provide advisory programs, IRAs, fixed annuities, brokerage accounts, mutual funds and accumulation insurance products to help our customers achieve their financial objectives.

•

Protect. Our specialized retirement and insurance products, such as universal life, indexed universal life, term life and stable value products, allow our customers to protect against unforeseen life events and mitigate market risk.

•

Enjoy. Our retirement income products such as target date funds, guaranteed income funds, fixed annuities, IRAs, mutual funds and accumulation insurance products enable our customers to meet income needs through “post primary working years” and achieve wealth transfer objectives.

We tailor our products to meet the unique needs of our individual and institutional customers. Our individual businesses are primarily focused on the middle and mass affluent markets; however we serve customers across the full income spectrum, especially in our Institutional Retirement Plans business, Retail and Alternative Fund businesses, and Employee Benefits segment. Similarly, our institutional businesses serve a broad range of customers, with customized offerings to the small-mid, large and mega market segments.

We believe that with our leading market positions, investment expertise, and distribution reach we are well positioned to generate attractive risk-adjusted returns and earnings growth for our shareholders over time.

We operate our principal businesses through three business lines: Retirement Solutions, Investment Management and Insurance Solutions. We refer to these business lines as our “ongoing business.” In addition, we also have Closed Blocks and Corporate reporting segments. Closed Blocks consists of three businesses where we have placed our portfolios in run-off—Closed Block Variable Annuity, Closed Block Institutional Spread Products and Closed Block Other. Our Corporate segment includes our corporate activities and corporate-level assets and financial obligations.

The following table presents a summary of our key individual and institutional markets, how we define those markets, and the key products sold in such markets.

Individual Markets

Market	Household Income Range	Investable Asset Range	Customer Products
Middle Market	$50,000-$100,000	<$100,000	Term Life Insurance Mutual Funds Rollover IRAs Annuities

Mass Affluent	$100,000-$250,000	$100,000- $1,000,000	Term Life Insurance Universal Life Insurance Mutual Funds Rollover IRAs Financial Advisory Annuities

Affluent	$250,000-$500,000	$1,000,000- $10,000,000	Term Life Insurance Universal Life Insurance Mutual Funds Separately Managed Accounts Alternatives Funds Rollover IRAs Financial Advisory Annuities

Institutional Markets
Market	Employee Size	Asset Range	Customer Products
Small-Mid	26-3,000	$5 million- $150 million	Full Service Retirement Plans Retirement Recordkeeping Employee Benefits Investment Management Stable Value

Large	3,000-5,000	$150 million- $500 million	Full Service Retirement Plans Retirement Recordkeeping Employee Benefits Investment Management Stable Value

Mega	>5,000	>$500 million	Retirement Recordkeeping Employee Benefits Investment Management Stable Value

We operate our ongoing business through three business lines which encompass five reporting segments:

Retirement Solutions. We are a leading provider of retirement services and products in the United States, with approximately $107.2 billion in AUM and $208.2 billion of AUA as of December 31, 2011. We provide an extensive product range addressing both the accumulation and income distribution needs of customers, through a broad distribution footprint of nearly 2,500 affiliated representatives and thousands of non-affiliated agents and TPAs. Our Retirement Solutions business comprises two financial reporting segments: Retirement and Annuities.

•

Retirement provides tax-deferred, employer-sponsored retirement savings plans and administrative services to more than 49,000 plan sponsors covering approximately 5.3 million plan participants in corporate, education, healthcare and government markets. Retirement also provides rollover IRAs, and other retail financial products as well as comprehensive financial advisory services to individual customers. We serve a broad spectrum of employers ranging from small companies to the very largest of corporations and government entities. We rank second in the U.S. defined contribution plan market by number of record kept plan sponsors and number of plan participants served, and fourth by assets under management and administration at December 31, 2011. We also rank second in the K-12 education market and fourth in the higher education market by assets at December 31, 2011. Retirement had $287.7 billion of AUM and AUA at December 31, 2011, of which $71.8 billion was full service business, $213.8 billion was recordkeeping and stable value business and $2.1 billion was Individual Markets business.

•

Annuities provides fixed and indexed annuities, tax-qualified mutual fund custodial products and payout annuities for pre-retirement wealth accumulation and post-retirement income management sold through multiple channels, and had $27.7 billion of AUM at December 31, 2011.

Investment Management. We are a prominent full-service asset manager with $166.1 billion of AUM and $59.0 billion of AUA as of December 31, 2011, delivering client-oriented investment solutions and advisory services. We serve both individual and institutional customers, offering them domestic and international fixed income, equity, multi-asset and alternative investment products and solutions across a range of geographies, investment styles and capitalization spectrums.

•

As of December 31, 2011, we managed $87.2 billion in our commercial business (comprised of $55.7 billion for third-party institutions and individual investors, and $31.5 billion in separate account assets for our Retirement Solutions, Insurance Solutions and Closed Block businesses) and $78.9 billion in general account assets. We are particularly focused on growing our commercial business, in which we achieved 7.0% organic AUM growth in 2011.

•

We have a highly scalable business model and are among the twenty largest managers of institutional tax-exempt assets in the U.S. and ranked number one among defined contribution investment managers in client loyalty and favorability in 2011.

•

As of December 31, 2011, our retail mutual fund portfolio assets totaled $18.6 billion. On a five-year asset-weighted basis, 77% of our mutual funds beat their Morningstar category average and 80% had lower volatility than their Morningstar competitor average as of December 31, 2011.

Insurance Solutions. We are one of the top providers of life insurance in the United States. In our focus individual products, term and universal life, we currently rank fourth and eleventh, respectively, based on premiums sold. We are also the fifth ranked provider of medical stop loss coverage in the United States based on in-force premiums. Our Insurance Solutions business comprises two financial reporting segments: Individual Life and Employee Benefits.

•

Individual Life provides wealth protection and transfer opportunities through universal, variable, and term products, distributed through independent channels to meet the needs of a broad range of customers from the middle-market through affluent market segments. The Individual Life distribution model is supported by independent life sales agents (over 2,200 independent general agents with access to over 91,000 producers), strategic distribution (over 30 independent managing directors supporting approximately 6,800 additional producers) and specialty markets (approximately 75 general agents with access to over 7,400 producers).

•

Employee Benefits provides stop loss, group life, voluntary employee-paid and disability products to mid-sized and large businesses. The Company has 58 employee benefits sales representatives, across 19 sales offices, with average industry experience of 16 years. Approximately 62.5%, 16.3% and 12.4% of 2011 Employee Benefit sales were attributed to stop loss, life and voluntary products, respectively.

Closed Blocks. We separated our Closed Block Variable Annuity and Closed Block Institutional Spread Products segments from our other operations, placing them in run-off, and made a strategic decision to stop actively writing new retail variable annuity products with substantial guarantee features and to run-off the institutional spread products portfolio over time. Accordingly, these segments have been classified as closed blocks and are managed separately from our ongoing business.

•

Closed Block Variable Annuity. In 2009, we decided to cease sales of retail variable annuity products with substantial guarantee features (the last policies were issued in early 2010 and we placed this portfolio in run-off). Subsequently, we refined our hedging program to dynamically protect regulatory reserves and rating agency capital of the variable annuities block for adverse equity market movements. In addition, since 2010, we have increased statutory reserves considerably, added significant interest rate risk protection and have more closely aligned our policyholder behavior assumptions with experience. Our focus in managing our Closed Block Variable Annuity segment is on protecting regulatory reserves and rating agency capital from equity market movements via hedging and judiciously looking for opportunities to accelerate the run-off of the block, where possible. We believe that our hedging program combined with our Statutory reserves of $7.7 billion at September 30, 2012, related to the variable annuity block, provides adequate resources to fund a wide range of, but not all, possible market scenarios as well as a margin for adverse policyholder behavior.

•

Closed Block Institutional Spread Products. In 2009, we also placed the institutional spread products portfolio in run-off. As of September 30, 2012, remaining assets in the institutional spread products portfolio had an amortized cost of $4.8 billion, down from a peak of $14.3 billion in 2008.

As of December 31, 2011, we had $437.9 billion in total AUM and AUA and total shareholder’s equity, excluding AOCI and noncontrolling interests, of $9.8 billion. In 2011, we generated $277.8 million of income before income taxes, ($88.1) million in net loss available to ING U.S., Inc.’s common shareholder and $1.1 billion of operating income before income taxes. As of September 30, 2012 we had $456.8 billion in total AUM and AUA. In the nine months ended September 30, 2012, we generated $714.1 million of income before income taxes, $495.7 million in net income available to ING U.S., Inc.’s common shareholder and $709.2 million of operating income before income taxes. Operating income before income taxes is a non-GAAP financial measure. For a reconciliation of operating income before income taxes to income (loss) before income taxes, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Company Consolidated.”

Market Environment and Opportunities

The current macroeconomic backdrop and financial market uncertainty, as well as the weakening of historical safety nets provided by governments and employers, such as Social Security and defined benefit plans, are increasing the need for Americans to plan for their own long-term financial security. Our products and services are designed to help individuals achieve their retirement savings, investment income and protection goals. We believe that we are uniquely positioned to benefit from a number of significant demographic and market trends, including the following:

•

Rapid growth in aging U.S. population. The U.S. Census Bureau estimates that the number of Americans aged 65 and older will more than double over the next 40 years, increasing from 40.2 million in 2010 to 88.5 million in 2050. By 2050, it is estimated that over 20% of the U.S. population will be aged 65 or older, as compared to 13.0% in 2010.

•

Fraying of traditional social safety nets. The U.S. Government Accountability Office has indicated that increasing life expectancy has created a risk that many retirees will outlive their retirement assets.

Additionally, employer-sponsored private sector pension plans face severe funding deficits. According to a recent report by Mercer Consulting, a consulting and research firm, the aggregate funding deficit for pension plans sponsored by companies included on the S&P 1500 was $484 billion as of December 31, 2011. Americans realize that funding deficits in government and employer-sponsored pension plans leave them exposed to retirement income shortfalls. According to a LIMRA study, more than 62% of individuals aged 55 to 70 do not expect to receive enough income from Social Security and employer pensions to cover their basic living expenses through their retirement years.

•

Growth in the retirement savings market. The U.S. Bureau of Labor Statistics estimates that private sector participation in defined benefit plans declined from 80% of full time employees in 1985 to 22% in 2011, while employee participation in defined contribution plans increased from 41% to 50% over the same period. Between 2000 and 2011, total assets held in defined contribution plans grew from $3.1 trillion to $5.0 trillion and total assets held in IRAs grew from $2.6 trillion in 2000 to $4.8 trillion in 2011, while total private sector defined benefit plan assets only grew from $2.0 trillion to $2.3 trillion. According to Cerulli Associates, a financial services research firm, total U.S. retirement account assets are expected to grow 38% from $16 trillion in 2011 to $22 trillion by 2016. The paradigm shift in savings responsibilities from institutions to individuals will drive much of this growth into the defined contribution and IRA markets, with defined contribution plan assets expected to grow from $4.8 trillion to $5.8 trillion and IRA assets expected to grow from $5.2 trillion to $7.6 trillion between 2011 and 2016. In addition, the anticipated growth of the rollover market presents a considerable long-term opportunity: according to LIMRA, assets rolled into IRAs exceeded $400 billion per year in 2011 (up 118% from 10 years ago) and are expected to reach approximately $600 billion per year by 2015.

•

Insufficient life insurance coverage. According to the most recent study available by LIMRA, 58 million or approximately half of all U.S. households do not believe they have sufficient life insurance coverage. The average U.S. household with life insurance coverage only owns enough to replace 3.6 years of income, as compared to the 7- to 12- year average recommended range as sourced by LIMRA.

We believe these market trends will drive increasing demand for our Retirement Solutions, Investment Management and Insurance Solutions businesses, and highlight the value of our holistic investment advisory approach as a means to help customers realize their retirement savings and income goals.

Our Competitive Strengths

We believe that we have a number of competitive strengths which will allow us to capitalize on attractive market opportunities as we develop and grow our business in a consistent and prudent manner.

•

Leadership positions in our ongoing business with a broad range of product offerings capable of meeting the evolving financial needs of customers throughout their lives. We have leading positions in our Retirement Solutions and Insurance Solutions businesses and a prominent Investment Management business with top-tier investment performance across an array of asset classes. Few of our competitors have the breadth and scale across savings and financial protection products that customers will need throughout their lives.

•

Our Retirement Solutions business ranks as the number two provider of defined contribution retirement plans in the U.S., as measured by the number of plan sponsors and number of plan participants for which we provide recordkeeping services. We are one of the few retirement services providers in the U.S. capable of using our industry presence and scale to efficiently support small, mid, large and mega-sized employers in the 401(k), 403(b) and 457 market segments.

•

Our Investment Management business is a leading U.S. based asset manager, with 77% of our mutual funds beating their Morningstar category average and 80% having lower volatility than their Morningstar competitor average on a five-year asset-weighted basis as of December 31, 2011.

•

Our Insurance Solutions business provides a full range of product capabilities and is the fourth largest writer of term life, the eleventh largest writer of universal life based on premiums sold in the United States, and the fifth largest provider of medical stop loss coverage based on premiums in force.

•

Relationships with over 13 million customers as of December 31, 2011. We believe the size, scope and long-standing market presence of our businesses provide us with access to millions of individual customers, relationships with and relevance to distributors across the financial services landscape, economies of scale, and an understanding of and ability to leverage best practices across our organization. We can offer customers with whom we have built a relationship, either through their employer or directly, a suite of products that can meet most of their lifetime protection and accumulation needs.

•

Our institutional businesses provide us with the ability to access millions of individual customers in a cost-effective manner, and our comprehensive product suite gives us the opportunity to convert these touch points into long-term customer relationships.

•

Our access to individuals at critical points in their lives and our ability to offer tailored protection, retirement, investment and savings products enables us to cultivate deep, long-lasting and profitable customer relationships. Our product suite includes roll-over IRAs, mutual funds and annuities which enables us to maintain a relationship with individuals entering retirement or exiting their current plan for any other reason. According to LIMRA, approximately 75% of roll-over assets are captured by an institution with which the customer had a prior relationship.

•

Extensive, multi-channel distribution network with strong producer relationships. We offer customers access to our products and services through a national, multi-channel distribution network that includes approximately 200,000 individual points of contact associated with both affiliated and unaffiliated distributors.

•	We cultivate long-standing, loyal relationships with our distributors by providing innovative products, highly responsive service and efficient technology solutions.

•	Each of our businesses maintains its own distribution base, tailored by the nature of its products and preferences of its customers.

•	We have established extensive, multi-channel distribution networks in each of our ongoing businesses and believe these strong relationships are a key aspect of achieving our long term goals.

•

Scalable operating platform. We have developed a highly scalable business model which positions us well to future growth opportunities. Our operating platform supports both current and significantly higher volumes of business, positioning us favorably for margin expansion in the future.

•

Our Retirement Solutions business has operational centers of excellence that are leveraged across the Institutional Retirement Plans (full service recordkeeping) and Individual Markets businesses to efficiently and cost effectively provide high quality services to all clients.

•	Our Investment Management business has developed product manufacturing capabilities that would enable the business to manage a significant amount of additional assets with limited increase in costs.

•

Our Insurance Solutions business has scalable operational models that provide us the capability to add new business at attractive marginal costs and to quickly increase capacity to take advantage of attractive market conditions.

•

Renewed financial strength. We have taken decisive actions to strengthen our balance sheet over the last four years by repositioning and reducing the risk of our investment portfolio, hedging our closed block against market-related volatility, deleveraging our capital structure and bolstering our holding company liquidity position.

•	Our U.S. insurance subsidiaries have maintained an estimated combined RBC ratio at or above 425% as of the end of each quarter during 2011 and 2012.

•

Our investment portfolio of $92.8 billion as of December 31, 2011, is comprised of approximately 78.4% fixed maturity securities, of which 94.2% have been assigned credit quality ratings of 1 or 2 by the NAIC.

•

Between December 31, 2008 and December 31, 2011, we reduced our Alt-A exposure 89.6% from $4.5 billion to $470.8 million, our subprime holdings 66.7% from $3.6 billion to $1.2 billion and our CMBS exposure 42.6% from $9.4 billion to $5.4 billion based on amortized cost. As of September 30, 2012, we had no direct sovereign exposure to Greece, Ireland, Portugal, Spain or Italy and no direct exposure to financial institutions based in those countries.

•

We decided to cease sales of retail variable annuity products with substantial guarantee features (last policies were issued in 2010) and placed this portfolio and the institutional spread products portfolio in run-off. Subsequently, we refined our hedging program to dynamically protect regulatory reserves and rating agency capital of the variable annuities block for adverse equity market movements. In addition, since 2010, we have increased statutory reserves considerably, added significant interest rate risk protection and have more closely aligned our policyholder behavior assumptions with experience.

•	We enhanced our capital structure and significantly reduced financial leverage.

•

Stringent risk management approach. Over the past few years, we have become increasingly focused on risk management and risk control. We have established an independent risk management function with responsibility for all risk management across the organization enabling clear separation of duties between risk, finance and investment functions.

•

We have comprehensive risk management and control procedures at all levels of our organization that support business strategies, formulate risk appetite, implement risk related policies and monitor limits.

•	We adhere to a strong policy and reporting framework that guides a multi-tiered risk governance structure in the assessment and management of risk and includes a daily feedback mechanism.

•

We follow disciplined processes to assess, measure, report and manage risks, including product development and pricing, ALM, capital management and risk mitigating activities such as hedging and reinsurance.

•	We maintain a dynamic hedging program that protects against select equity market and interest rate risks as illustrated by the recent extension of our Retirement stable value hedge to 80% coverage.

•

Highly experienced management team, supported by deep bench of talent. Our senior management team has extensive experience in the retirement, investment management and insurance sectors and is supported by a diverse group of talented executives throughout the Company.

•	Our 10 executive officers average over 25 years of financial services experience and are actively instilling a performance-driven, execution-oriented culture across our organization.

•

6 of our 10 executive officers have joined the Company since the financial crisis and have successfully put in place a set of strategies that are helping to define our Company today, including risk management initiatives, balance sheet discipline, and product portfolio improvements.

Our Business Strategy

Building on our core strengths, we intend to pursue strategies to deliver consistent earnings growth with attractive risk-adjusted returns while maintaining a strong balance sheet. The immediate focus of our strategy is to improve the operating ROC of our ongoing business. We have identified more than thirty ROC-enhancing projects across our businesses and functions intended to improve operating ROC of our ongoing business from     % in 2011, to     % in 2012, to a goal in the range of     % to     % by 2016. Operating ROC is a non-GAAP financial measure. For additional detail on our ROC expansion goal and the calculation of operating ROC and reconciliations, see “—Operating Return on Capital Goal.” The cornerstones of our prudent ROC-expansion strategy are the following strategies:

•

Improve the profitability of our existing franchises. We have identified and are actively pursuing several initiatives to improve profitability across our businesses. These initiatives include maintaining strict pricing discipline for new sales, re-pricing existing blocks of business that do not meet our return hurdles, allowing the run-off of unprofitable books that cannot be re-priced and adjusting policyholder crediting rates. For instance, we recently instituted price increases across certain term and universal life products, positioning them to earn double-digit returns. We are working to reduce our operating and information technology overhead by leveraging our procurement capabilities to reduce expenses, increasing our use of business process outsourcing services and employing “Six Sigma” statistical management techniques. We believe these initiatives will enhance our margins and support improved earnings and increased cash flow distributions from our operating subsidiaries to ING U.S., Inc. going forward.

•

Focus on capital management across all businesses. We are highly focused on effectively managing the demands for capital across our businesses. We have prioritized growth in our higher return, less capital intensive Retirement Solutions and Investment Management businesses. Our Insurance Solutions business is focused on selling capital-efficient products such as indexed products in Individual Life and Employee Benefits products. The overall objective of these policies is to realign our businesses in a manner that will maximize free cash flow generation.

•

Leverage leading market positions, investment performance, and distribution strength to drive profitable growth in select markets. Within Retirement Solutions, we are focused on growing in the small-mid corporate and higher education retirement plan markets, which offer stronger growth and return potential than other sectors of the market. We are also seeking to cross-sell multiple products and services to our large recordkeeping-only clients. Within Investment Management, we are focused on leveraging our strong investment track record and historical performance to attract new institutional and individual customers in our third party business and to increase the share of proprietary assets under the management of Retirement Solutions. Given our scalable operating platform we believe our growth will produce margin expansion in these segments. Also, although we are deemphasizing parts of our Insurance Solutions business, it provides key capabilities, broad distribution and seasoned underwriting that complement Retirement Solutions and Investment Management in helping customers attain their financial goals.

•

Transcend boundaries between workplace benefits and personal financial products. We aim to deliver comprehensive solutions across our customer base by combining the capabilities of our three ongoing businesses. This combination of capabilities differentiates us from other financial services firms and allows us to capitalize on favorable demographic and social trends. For individuals, we intend to provide value-added services and increase the number of our products they consume. In Retirement Solutions, we have been seeking greater access to employees in employer-sponsored plans. We believe that such direct access will allow us to convert institutional relationships into individual ones and enable us to offer individuals entering retirement or exiting their current employer-sponsored plan for any other reason suitable products in which they can invest their retirement plan assets. In Insurance Solutions, we have been working with employer clients to offer a broader array of voluntary products to address the needs of their employees. Ultimately, we aspire to bridge the gap between workplace benefits and personal financial products in order to benefit our customers.

•

Protect our balance sheet by prudently managing risks. Risk management is pervasive in everything we do as a Company. The coordination of our strategic, financial and risk functions have been critical to helping us focus on risk reduction initiatives as well as determining where to invest for the future. We have substantially reduced the risk of our investment portfolio since 2008 and intend to continue managing it conservatively. On the liability side, we have significantly deleveraged our capital structure, are keenly focused on managing tail risks and have implemented a hedging program designed to substantially mitigate the effect of market shocks on our regulatory and rating agency capital adequacy, especially as it relates to the Closed Block Variable Annuity segment. Our hedging program is constantly evaluated and revised in light of changing market conditions and to manage the trade-offs between capital preservation, cash flow, earnings and underlying economics.

Our Brand

Our company’s leadership and reputation in the financial services industry is built from the strong heritage of our brand. Through a history of acquisitions, including the Aetna, ReliaStar, Equitable of Iowa, Security Life of Denver brands, we have consistently integrated and branded our operations to achieve outstanding customer awareness, brand attributes, and brand affiliation. Since 2001, we largely consolidated our operations under the globally recognized ING brand. According to industry branding surveys, brand awareness for ING in the U.S. has grown dramatically, increasing from 11% in 2001 to 79% in 2012.

The ING U.S. brand is associated with retirement, investment and insurance products and solutions that deliver financial security, and as we become a standalone company, we plan to leverage our high brand awareness and brand strength to create a new brand that supports our mission of making a secure financial future possible for all of our customers.

We plan to invest substantial resources to develop and build awareness of our new brand, based on our vision to be America’s Retirement Company™. We believe that strong brand recognition is the first step in reestablishing ourselves with all of our stakeholders as a standalone company.

We have developed detailed plans for executing both the operational and legal entity rebranding efforts. Beginning shortly after the consummation of this offering, we intend to begin operational and legal work to rebrand to “            ”. Although this work will begin shortly after the consummation of this offering, we do not expect to formally shift the majority of our advertising and marketing to our new brand name until 8 to 15 months following this offering. The process of changing all marketing materials, operating materials and legal entity names containing the word “ING” or “Lion” to our new brand name will take approximately 24 months and, together with our anticipated advertising campaigns will cost between $             and $            .

Operating Return on Capital Goal

Our goal is to operate our ongoing business to deliver an attractive operating return on capital, or “operating ROC.” We view this metric as a key financial measure of our operating performance and have established the goals described below for our performance over time as measured by this metric. We believe that the presentation of operating ROC of our ongoing business enhances the understanding of its results of operations by highlighting its underlying profitability relative to its capital. We believe that delivering an attractive operating ROC should increase our enterprise valuation, improve our access to the capital markets, lower our cost of capital and attract and retain talent.

Operating ROC is a non-GAAP financial measure. Other companies may use a similar non-GAAP financial measure that is calculated differently from the way we calculate it. Accordingly, our operating ROC may not be comparable to a similar measure used by other companies. We calculate operating ROC by dividing operating income (loss) before interest and after income taxes, by average capital. When we calculate operating ROC of our ongoing business, we use the following methodology:

•

Operating income (loss) before interest and after income taxes for our ongoing business is calculated by aggregating the operating income (loss) before income taxes for each segment included within our ongoing business, in each case tax-effected based on an assumed effective tax rate of 35%. Because interest expense related to financial leverage is recorded in our Corporate segment, no adjustment for interest expense is required with respect to operating income (loss) before income taxes for our ongoing business.

•

Average capital for our ongoing business is calculated by determining total Company average capital, allocating that average capital to each of our segments, and then aggregating segment average capital for each of the segments included within our ongoing business.

•

Total Company average capital is equal to the average ING U.S., Inc. shareholder’s equity, excluding AOCI, plus total Company average financial leverage (with the average in each case calculated as the simple average of such amounts as of the beginning and end of the relevant period).

•

Total Company financial leverage is calculated as the sum of consolidated short-term debt and long-term debt, plus loans from certain subsidiaries, and excluding operating leverage. We define operating leverage as self-liquidating forms of financing, such as securities lending, reverse repurchase and captive reinsurance reserve financing arrangements. For a reconciliation of financial leverage to total long-term and short-term debt, see “—Calculations and Reconciliations.”

Total Company average capital is allocated to each of our segments in proportion to each segment’s target statutory capital, plus an allocation of the differences between statutory capital and Total ING U.S., Inc. shareholder’s equity on a GAAP basis (excluding AOCI), based on each segment’s portion of these differences.

For purposes of measuring our progress towards our operating ROC goal, when calculating operating ROC of our ongoing business for 2011 and the nine months ended September 30, 2012, we applied certain adjustments to our operating income (loss) before interest and after income taxes for those periods to exclude the following items that we believe are not reflective of the performance of our ongoing business:

•	net earnings effects associated with investment portfolio restructurings implemented in 2012 to establish an appropriate standalone company capital structure and

•	DAC/VOBA and other intangibles unlocking, which is an item that typically recurs but can be volatile from period to period.

We believe that excluding these items provides the most meaningful baseline for assessing our business performance against our long-term operating ROC goal for our ongoing business. We refer to our operating income (loss) before interest and after income taxes for 2011 and the nine months ended September 30, 2012, as adjusted for these items, as “baseline operating income before interest and after income taxes.” For a reconciliation of baseline operating income before interest and after income taxes to operating income (loss) before income taxes, see “—Calculations and Reconciliations.” Other significant items and intangibles unlocking may occur in the future which could impact the comparability of our reported operating ROC for future periods to our long term objectives described below.

Our goal is to increase the operating ROC of our ongoing business from a baseline of     % in 2011 to     % in 2012 and, thereafter, to a range of     % to     % by 2016. During this period, our plan is to improve operating ROC by between              basis points and              basis points each year. These long-term goals are premised on a number of significant assumptions and are, by their nature, subject to significant uncertainties and contingencies, many of which are outside of our control and further described below.

As part of our efforts to reach our operating ROC goal for our ongoing business, for four of the segments included in our ongoing business we have set segment-level operating ROC goals that we seek to achieve by 2016. For our Investment Management segment, which is also included in our ongoing business, we have set an operating margin goal that we seek to achieve by 2016. We calculate operating margin in our Investment Management segment by dividing operating income (loss) before interest and income taxes by total operating revenues. These goals are:

•	Retirement: operating ROC goal in the range of % to %;

•	Annuities: operating ROC goal in the range of % to %;

•	Investment Management: operating margin goal in the range of % to %;

•	Individual Life: operating ROC goal in the range of % to %; and

•	Employee Benefits: operating ROC goal in the range of % to %.

In late 2011, we established a process to identify and track over thirty strategic initiatives across all our businesses and functions to help us reach our operating ROC goal for our ongoing business. For management purposes, we categorize each such initiative as a margin, growth or capital initiative. Within margin initiatives, we further specify the planned attributions from cost savings, re-pricing actions and the run-off of unprofitable blocks of business. Concurrently with our cost rationalization efforts, we plan to continue to make necessary investments in our businesses to help facilitate our ability to best serve our customers, including our planned efforts to rebrand our company following the consummation of this offering, the anticipated cost of which is not included in the calculation of our operating ROC goal. See “—Our Brand.”

Our plan calls for margin initiatives to be the greatest contributor to the operating ROC goal for our ongoing business, generating              basis points to              basis points improvement over the period from 2011 to 2016. The largest initiatives include: (a) enterprise-wide cost rationalization efforts where our goal is to reduce annual operating expenses by approximately $             to $             by 2016, as compared to 2011; (b) crediting rate reductions in our Retirement and Individual Life segments; (c) product repricing and single pay limit reductions on no-lapse guarantee and guaranteed death benefit products in our Individual Life segment; (d) cost rationalization efforts in our Retirement segment (separate from the enterprise-wide efforts described above) which include cost reductions in discretionary expenditures and measures to increase efficiencies in staffing; (e) run-off of the MYGA business in our Annuities segment; (f) margin and pricing improvement efforts in our Retirement segment, through improved assumption setting and risk management and growth of the return on capital of its large/mega recordkeeping and full service plans; and (g) loss ratio improvement efforts for stop loss policies written by our Employee Benefits segment, driven by improving underwriting, claims processing and product features.

Our plan calls for growth initiatives to generate              basis points to              basis points improvement to the operating ROC of our ongoing business over the period from 2011 to 2016. The largest initiatives include: (a) the strategy of our Retirement segment to capitalize on our deep institutional relationships to enhance the presence of our Individual Markets business (particularly in the rollover market); (b) efforts by our Investment Management business to capture defined contribution investment only business, given our competitive investment performance in attractive asset classes; (c) the focus by our Investment Management business on improving sales force productivity to drive third-party AUM growth; and (d) efforts by our Annuities segment to increase sales of our Select Advantage mutual fund given its low capital requirements.

Capital initiatives are anticipated to make additional incremental contributions to the operating ROC of our ongoing business over the period from 2011 to 2016. Capital optimization efforts are being implemented across our ongoing business that we believe will add incremental improvement to the operating ROC of our ongoing business. Many of our margin initiatives are intended to enhance both margin and capital efficiencies, such as the focused run-off of our unprofitable businesses and emphasis on less capital-intensive product categories, and have been described above. Capital-specific initiatives include various reinsurance transactions and new hedging strategies and programs. Our operating ROC goal for our ongoing business assumes we operate at our target capitalization level, which is currently a 425% RBC ratio for our U.S. insurance company subsidiaries on a combined basis.

In setting the operating ROC goal described above, we have made significant assumptions with respect to, among other things:

•	general conditions of the markets in which our businesses operate;

•	movements of interest rates, particularly given the current sustained low interest rate environment;

•	movements of equity markets;

•	investment yields;

•	the effectiveness of our enterprise-wide and segment-specific cost rationalization efforts;

•	mortality rates, morbidity rates, persistency rates and other underwriting assumptions;

•	our ability to maintain financial leverage commensurate with our current credit ratings and a long-term financial leverage to capital ratio of 25%;

•	the absence of any change in our credit ratings due to our proposed strategic actions;

•	benefit costs, particularly in healthcare; and

•	the continuation of current compensation practices.

While these long-term goals are presented with numerical specificity and we believe such goals to be reasonable as of the date of this prospectus, given the significance of the assumptions used and the uncertainties surrounding such assumptions, there are significant risks that these assumptions may not be realized and thus the goals may not be achieved. Accordingly, our actual results are likely to differ from these goals and the differences may be material and adverse, particularly if actual events differ from one or more of our key assumptions. The goals and their underlying assumptions are forward-looking statements. We strongly caution investors not to place undue reliance on any of these assumptions or goals. Except as may be required by applicable securities laws, we are not under any obligation (and expressly disclaim any obligation) to update or alter any assumptions, goals, projections or other related statements that we may make. See “Note Regarding Forward-Looking Statements” and “Risk Factors” for additional information regarding these forward-looking statements.

Calculations and Reconciliations

The table below presents operating ROC for each of our segments, for our ongoing business and for the total Company, for the periods indicated.

	Nine Months Ended September 30, 2012
($ in millions, unless otherwise indicated)	Retirement Solutions				Investment Management		Insurance Solutions				Total Ongoing Business		Closed Block Variable Annuity		Corporate & Other Closed Blocks		Total Company
	Retirement		Annuities				Individual Life		Employee Benefits
Average Capital(1)	$		$		$		$		$		$		$		$		$13,951.2
Baseline operating income before interest and after income taxes(2)		232.0		96.8		65.7		83.2		52.5		530.2		—		27.0	557.2
Operating Return on Capital		%		%		%		%		%		%		—		%	5.3%

	Year Ended December 31, 2011
	Retirement Solutions				Investment Management		Insurance Solutions				Total Ongoing Business		Closed Block Variable Annuity		Corporate & Other Closed Blocks		Total Company
	Retirement		Annuities				Individual Life		Employee Benefits
Average Capital(1)	$		$		$		$		$		$		$		$		$13,588.7
Baseline operating income before interest and after income taxes(2)		258.5		79.0		56.9		185.7		54.1		634.3		—		61.5	695.8
Operating Return on Capital		%		%		%		%		%		%		—		%	5.1%

(1)	For segment average capital amounts, we allocate total Company average capital to each of our segments in proportion to each segment’s target statutory capital, plus an allocation of the differences between statutory capital and Total ING U.S., Inc. shareholder’s equity on a GAAP basis (excluding AOCI), based on each segment’s portion of these differences. Total Company average capital is calculated as follows:

	As of September 30,	As of December 31,
($ in millions, unless otherwise indicated)	2012	2011	2010
ING U.S., Inc. Shareholder’s Equity	$13,910.5	$12,353.9	$6,830.8
AOCI	3,701.5	2,595.0	973.3

ING U.S., Inc. Shareholder’s Equity, excluding AOCI	10,209.0	9,758.9	5,857.5
Financial Leverage(a)	3,893.2	4,041.3	7,519.5

Total Capital	$14,102.2	$13,800.2	$13,377.0

Financial Leverage to Total Capital	27.6%	29.3%	56.2%
Average Capital (average for period)	$13,951.2	$13,588.7

(a)	Financial leverage is defined as short-term debt, long-term debt and loans from certain subsidiaries, excluding operating leverage. We define operating leverage as self-liquidating forms of financing, including securities lending, reverse repurchase and captive reinsurance reserve financing arrangements. The following table presents a reconciliation of financial leverage to total debt:

	As of September 30,	As of December 31,
($ in millions, unless otherwise indicated)	2012	2011	2010
Short-term Debt	$774.9	$1,054.6	$5,464.6
Long-term Debt	3,642.7	1,343.1	2,784.0

Total Debt	4,417.6	2,397.7	8,248.6
Less operating leverage	(688.4)	(688.4)	(2,676.4)
Plus loans from subsidiaries	164.0	2,332.0	1,947.3

Financial Leverage	$3,893.2	$4,041.3	$7,519.5

(2)	Baseline operating income before interest and after income taxes is calculated as follows:

	Nine Months Ended September 30, 2012
($ in millions)	Retirement Solutions		Investment Management	Insurance Solutions		Total Ongoing Business	Closed Block Variable Annuity	Corporate & Other Closed Blocks	Total Company
	Retirement	Annuities		Individual Life	Employee Benefits
Operating income (loss) before income taxes	$340.4	$95.9	$103.3	$141.6	$80.8	$762.0	—	$(52.8)	$709.2
Less:
Interest Expense	—	—	—	—	—	—	—	(88.6)	(88.6)
DAC/VOBA and other intangibles unlocking	14.7	(41.8)	—	(1.2)	—	(28.3)	—	—	(28.3)
Impact of investment portfolio restructuring(a)	(31.2)	(11.2)	2.2	14.8	0.1	(25.3)	—	(5.8)	(31.1)

Baseline operating income before interest	356.9	148.9	101.1	128.0	80.7	815.6	—	41.6	857.2
Income tax expense(b)	124.9	52.1	35.4	44.8	28.2	285.4	—	14.6	300.0

Baseline operating income before interest and after income taxes	$232.0	$96.8	$65.7	$83.2	$52.5	$530.2	—	$27.0	$557.2

	Year Ended December 31, 2011
	Retirement Solutions		Investment Management	Insurance Solutions		Total Ongoing Business	Closed Block Variable Annuity	Corporate & Other Closed Blocks	Total Company
	Retirement	Annuities		Individual Life	Employee Benefits
Operating income (loss) before income taxes	$441.9	$387.6	$87.5	$279.3	$83.3	$1,279.6	—	$(160.0)	$1,119.6
Less:
Interest Expense	—	—	—	—	—	—	—	(185.7)	(185.7)
DAC/VOBA and other intangibles unlocking	44.2	266.0	—	(6.4)	—	303.8	—	—	303.8
Reserve increase related to use of SSDMF(c)	—	—	—	—	—	—	—	(68.9)	(68.9)

Baseline operating income before interest	397.7	121.6	87.5	285.7	83.3	975.8	—	94.6	1,070.4
Income tax expense(b)	139.2	42.5	30.6	100.0	29.2	341.5	—	33.1	374.6

Baseline operating income before interest and after income taxes	$258.5	$79.1	$56.9	$185.7	$54.1	$634.3	—	$61.5	$695.8

(a)	Includes the net loss included in operating income from the sale of certain alternative investments and investment income associated with assets disposed of during the portfolio restructuring effected during 2012.

(b)	Based on an assumed effective tax rate of 35%.

(c)	Adjustment to exclude an item that we believe is not reflective of performance in the period. See the Note for Commitments and Contingencies in our Consolidated Financial Statements.

Operating Return on Equity

As we achieve our operating ROC goal for our ongoing business, we expect our total Company operating return on equity (“operating ROE”) to correspondingly improve. We define total Company operating ROE as our total Company operating income (loss) after income taxes, which includes the results of our Closed Block segments and Corporate segment, divided by average ING U.S., Inc. shareholder’s equity, excluding AOCI.

If we achieve our operating ROC goal for our ongoing business, we would expect our total Company operating ROE to be between                 % and                 % by 2016. We continue to focus on the controlled run-off of our Closed Block segments and believe the segments’ impact to total Company operating ROE will diminish over time. However, our estimates relating to our Closed Block Variable Annuity segment assume only modest declines in its equity, and therefore such segment’s impact dampens the positive effects of our operating ROC improvement plan on total Company operating ROE. Over the same period, if we achieve our operating ROC goal for our ongoing business, we would expect operating ROE for our ongoing business to reach     % to     %.

When calculating expected total Company operating ROE and ongoing business operating ROE, we assume:

•	a financial leverage-to-capital ratio of 25%, which is consistent with our long-term financial leverage-to-capital goal;

•	annual total Company interest expense of approximately $ , based on the assumed amount of financial leverage; and

•

that we generate more than $         million of excess capital by 2016 through earnings and capital initiatives, net of new business and capital investment strain during the period, which our calculations assume would be returned to shareholders.

Retirement Solutions

Our Retirement Solutions business provides its products and services through two financial reporting segments: Retirement and Annuities. Retirement is focused on meeting the needs of individuals in preparing for and sustaining a secure retirement through employer-sponsored plans and services, as well as through individual account rollover plans and comprehensive financial product offerings and advisory services. Our Annuities segment provides fixed, indexed and payout annuities and mutual fund custodial accounts for pre-retirement wealth accumulation and post-retirement income management, sold through multiple channels.

Retirement

Our Retirement segment is well positioned in the marketplace, with our industry-leading Institutional Retirement Plans business and our growing Individual Markets business. The two businesses combined had $287.7 billion of AUM and AUA as of December 31, 2011, of which $58.8 billion were in proprietary assets.

Our Institutional Retirement Plans business offers tax-deferred employer-sponsored retirement savings plan and administrative services to small-mid corporations, large corporations, public and private school systems, higher education institutions, state and local governments, hospitals and healthcare facilities and not-for-profit organizations. This broad-based institutional business crosses many sectors of the economy, which provides diversification that helps insulate us from downturns in particular industries. In the defined contribution market, we rank second in the United States by number of plan sponsors, with more than 49,000, second by number of plan participants with approximately 5.3 million, and fourth by assets under management and administration, with $285.6 billion at December 31, 2011.

Our Individual Markets business, which focuses on the rapidly expanding retiree market as well as on individuals and plan participants, offers retail financial products and comprehensive advice services to help individuals manage their retirement savings and income needs. While AUM and AUA for our Individual Markets business were $2.1 billion at December 31, 2011, it is a key area of future growth for our Retirement segment.

Our Retirement segment earns revenue principally from asset and participant-based advisory and record-keeping fees. Retirement generated operating income before income taxes of $441.9 million for the year ended December 31, 2011 and $340.4 million for the nine months ended September 30, 2012. Our Investment Management business also earns arm’s-length market-based fees from the management of the general account and mutual fund assets supporting Institutional Retirement Plans and Individual Markets rollover products. Distribution of Investment Management products and services using the Retirement segment continues to present a growth opportunity for our Retirement and Investment Management segments that we are actively pursuing.

We will continue to focus on growing our retirement platform by driving increases in our full-service Institutional Retirement Plans business, particularly in the small-mid corporate and higher education markets, and by further developing our Individual Markets business with a particular focus on aggressively cross-selling products and services to our Institutional Retirement Plan participants. We will also continue to place a strong emphasis on capital and cost management, with a focus on optimizing our distribution platform and achieving a diversified retirement product mix. In addition, we continue to promote targeted plan monitoring and relationship building to further improve client retention. We believe these initiatives will increase segment revenues and profitability.

An important element of our Retirement strategy is to leverage the extensive customer base to which we have access through our Institutional Retirement Plans business in order to grow our Individual Markets and Investment Management businesses. This opportunity is especially attractive in light of the significant portion of our Institutional Retirement Plans business for which we provide recordkeeping-only services, with such plans encompassing approximately 3 million plan participants as of September 30, 2012. We are therefore focused on building long-term relationships with our plan participants, especially when initiated through service touch points such as plan enrollments and rollovers, which will go beyond their participation in our Institutional Retirement Plans and enable us to offer them individual retirement and investment management solutions both during and after the term of their plan participation.

Institutional Retirement Plans

Products and Services. We offer tax-deferred Institutional Retirement Plans (across all U.S. tax sectors for tax-advantaged retirement savings) to employers of all sizes, principally focusing on for-profit businesses, public and private K-12 education entities and higher education institutions. Within these markets, we offer two distinct product sets: full service and recordkeeping only.

Full-service retirement products provide recordkeeping, plan administration, tailored participant education and communication services, trustee services and institutional and retail investments. These include a wide variety of investment and administrative products for defined contribution plans across all U.S. tax sectors for tax-advantaged retirement savings, as well as defined benefit pension plans, nonqualified executive benefit plans and employer stock option plans. Plan sponsors may select from a variety of investment structures and products, such as general account, separate account, mutual funds, stable value or collective investment trusts and a variety of underlying asset types (including their own employer stock) to best meet the needs of their employees. A broad selection of funds is available for our products in all asset categories from over 100 fund companies, including the ING family of mutual funds managed by our Investment Management business. Our full-service retirement plan offerings are also supported by award-winning participant communications and education programs, as well as investment advisory services offered through our Individual Markets business or through third parties (e.g., Morningstar) to help prepare individuals for retirement through customer-focused personalized and objective investment advice.

Recordkeeping service products provide administration support for plan sponsors seeking integrated record-keeping services for defined contribution, defined benefit and non-qualified plans. Our plan sponsor base spans the entire range of corporate plan sponsors as well as state and local governments. Our recordkeeping retirement plan offerings are also supported by award-winning participant communications and education programs, as well as investment advisory services offered through our Individual Markets business.

Our stable value products are offered with a particular focus on cross-selling products utilizing proprietary investment management to our largest institutional recordkeeping plans. Our product offering includes both separate account GICs and synthetic GICs managed by either proprietary or outside investment managers.

As a top four provider by assets under management and administration in the United States, our defined contribution leadership position comes from decades of experience, organic growth and strategic acquisitions that have allowed us to increase our size, scale and reputation. We are one of only a few defined contribution providers that offer products, services and support to the full spectrum of businesses, ranging from small to mega-sized plans.

The following chart presents our Institutional Retirement Plans product/service models and corresponding AUM and AUA, key markets in which we compete, primary defined contribution plan tax codes and core products offered for each market segment.

Product/Service Model	AUM/AUA (as of December 31, 2011)	Key Market Segments/Product Lines	Primary Defined Contribution Plan Tax Code		Core Products**

Full Service Plans	$71.8 Billion	Small-Mid Corporate K-12 Education Higher Education Healthcare Non-Profits Government (local and state)	401 403 403 403 403 457	(k) (b) (b) (b) (b)	ING MAP Select, INGFramewor(k) ING Custom Choice II Retirement Choice II Retirement Plus II Retirement Master II Custom Choice II Custom Choice Blend

Recordkeeping and Stable Value Plans	$213.8 Billion	Small-Mid Corporate Large Corporate Government (local and state)	401 401 457	(k) (k)	* * *

		Stable Value (Sold across all market segments with a strong focus on Large Corporate)	401 403 457	(k) (b)	Separate Account and Synthetic GICs

*	Offerings include administration services and investment options such as mutual funds, commingled trusts and separate accounts.
**	Core products actively being sold today.

For plans in the full service small-mid corporate segment, our core products are:

•

ING MAP Select, a group funding agreement/group annuity contract offered to fund qualified retirement plans. The product contains over 300 funds from well-known fund families (larger plans are offered a selection of approximately 2,000 funds) as well as our general account and various stable value options.

•

ING Framewor(k), a mutual fund program offered to fund qualified retirement plans. The product contains over 300 funds from well-known fund families (larger plans are offered the ability to offer most funds that are traded through the National Securities Clearing Corporation) as well as our general account and various stable value options.

For plans in the full service education, healthcare, non-profits and government segments, we offer a variety of customized products, including the following:

•

Retirement Choice II, a retail mutual fund product which provides flexible funding vehicles and is designed to provide a diversified menu of mutual funds in addition to a guaranteed option (available through a group fixed annuity contract or stable value product).

•

Retirement Plus II, Retirement Master II and Custom Choice II, registered group annuity products featuring variable investment options held in a variable annuity separate account and a fixed investment option held in the general account.

•

Custom Choice Blend, a combination product that can be used to support retail mutual funds through our subsidiary, ING National Trust, and/or an unregistered group annuity product featuring variable investment options held in a variable annuity separate account and a fixed investment option held in a general account.

Markets and Distribution

Our Institutional Retirement Plans business can be categorized into two markets: Corporate and Tax Exempt. A brief description of each, including sub segments and strengths are as follows:

Corporate Markets:

•

Small-Mid Corporate Market. In this growth market we offer both full service and recordkeeping only solutions to defined contribution plans of small-mid corporate segment (e.g., typically less than 3,000 employees). Our comprehensive product offering (including flexible investment choices), highly competitive fiduciary solutions, dedicated and proactive service teams and product and service innovations leveraged from our expertise in the Large Corporate market make us one of a small group of providers who can service small-mid corporate plans as they continue to grow. Our industry leadership in this market is evidenced by our sales results in the nine months ended September 30, 2012 for plans with less than 500 participants, which places us as the number three provider among other leading life insurance company competitors in the United States.

•

Large Corporate Market. In this market we offer recordkeeping services to defined contribution plans of large to mega-sized corporations. Our solutions and capabilities support the most complex retirement plans with a special focus on strategic relationship management and participant retirement readiness. We are dedicated to providing engaging education, technology-based tools and award winning print materials to help plan participants achieve a secure and dignified retirement.

Tax Exempt Markets:

•

Education Market. We offer comprehensive full service offerings to both public and private K-12 educational entities as well as public and private higher education institutions, which we believe is an attractive growth segment. In the United States, we rank third in the K-12 education market and fourth in higher education by assets as of September 30, 2012. Our innovative solutions to reduce administrative burden, deep technical and regulatory expertise and strong on-site service teams continue to support our position as one of the top providers in this market.

•

Healthcare Market. In this market we service hospitals and healthcare organizations by offering full service solutions for a variety of plan tax codes. Like the education market, we have strong administrative solutions for healthcare plan sponsors as well as award-winning participant communications and retirement tools in order to better prepare plan participants for retirement.

•

Government Market. We provide both full service and recordkeeping only offerings to small and large governmental entities (e.g., state and local government). For large governmental sponsors, we offer highly complex recordkeeping solutions that are tailored for each client. We also offer a broad range of proprietary, non-proprietary and stable value investments with open architecture. Our flexibility and expertise help make us the third ranked provider in this market in the United States based on assets under management and administration as of September 30, 2012.

Products for Institutional Retirement Plans are distributed nationally through multiple unaffiliated channels or via affiliated distribution including direct sales teams. We offer localized support to these groups and their clients during and after the sales process, a broad selection of investment options and flexibility of choice and top-tier fiduciary solutions to help their clients meet or exceed plan guidelines and responsibilities.

Unaffiliated Distribution:

•

Independent Representatives. We are working with over 6,800 sales agents who primarily sell fixed annuity products from multiple vendors in the education market. Activities by these representatives are centered on increasing participant enrollments and deferral amounts in our existing plans.

•

Independent Producers. Over 13,200 wirehouse and independent producers are the primary distributors of our small-mid corporate market products (full service and recordkeeping only), but they also distribute products to the education, healthcare and government markets. These producers typically present their clients (i.e., employers seeking a defined contribution plan for their employees) with plan options from multiple vendors for comparison.

•

Third-party Administrators (TPAs). Approximately 1,300 TPAs are selling and/or service partners for our small-mid corporate markets business (full service only), working with a variety of vendors. While TPAs typically focus on providing plan services only (such as administration and compliance testing), some also initiate and complete the sales process. TPAs also play a vital role as the connecting point between our wholesale team and unaffiliated producers who seek references for determining which providers they should recommend to their clients.

Affiliated Distribution:

•

Affiliated Representatives. ING Financial Partners, our retail broker-dealer, is one of the top ten broker-dealers in the United States as determined by total number of licensed representatives. As of September 30, 2012, we had nearly 2,500 affiliated representatives. These representatives support sales of products for the Retirement segment as well as other segments, with a subset that are primarily focused on driving new and existing sales in education, healthcare and government market plans (full service) through increasing enrollments for existing plans, educating existing participants and selling new plans.

•

Direct Sold by Field Force. While we typically rely on third-party distribution partners for the majority of sales for our Institutional Retirement Plans business, our wholesale team also interacts directly with plan sponsors in the education, healthcare and government markets. Typically, our field force interacts with a consultant hired by the plan sponsor. In order to present our offerings to these large clients, we work with numerous consultants at over 50 different consulting firms.

•

Direct Sold by Large Corporate Market or Stable Value Sales Teams. We have dedicated sales teams that work directly with large plan corporate market and stable value clients. The stable value investment only business can occur in either recordkeeping only plans or within other vendors’ plans. In the large corporate market and for our stable value products, our direct interaction typically occurs with numerous consultants among 21 different consulting firms.

Competition. Our Institutional Retirement Plans business competes with other large, well-established insurance companies, asset managers, record keepers and diversified financial institutions. Competition varies in all market segments as very few institutions are able to compete across all markets as we do. The following chart presents the current competitive landscape in the markets where we offer our Institutional Retirement Plans and stable value products:

Market Segment	Competitive Landscape	Select Competitors
Small-Mid Corporate	Dominated by insurance based providers, primarily with third-party administration relationships	John Hancock Principal

K-12 Education	Dominated by a small number of insurance based providers	AXA VALIC

Higher Education	403(b) providers, asset managers and some insurance-based providers	TIAA-CREF Fidelity

Healthcare /Other Non-Profits	403(b) providers, asset managers and some insurance-based providers	TIAA-CREF Fidelity

Government	Primarily insurance-based providers but also asset managers and 457 providers	Nationwide Great West

Recordkeeping	Asset managers, business consulting services, payroll firms and insurance based providers	Fidelity AON Hewitt

Product Offering	Competitive Landscape	Select Competitors
Stable Value	Insurance companies and banks	Prudential MetLife

Our full-service Institutional Retirement Plans business competes primarily based on pricing, the breadth of our service and investment offerings, technical/regulatory expertise, industry experience, local enrollment and financial planning support, investment performance and our ability to offer industry tailored product features to meet the retirement income needs of our clients. Regarding the large plan recordkeeping only business, we have seen consolidation among industry providers in recent years seeking to increase scale, improve cost efficiencies and enter new market segments. However, the market remains competitive with few dominant players. As a result, we emphasize our strong sponsor relationships, flexible value-added services, technical and regulatory expertise, and participant retirement readiness suite of products and services to compete in this segment of the institutional market. Finally, we have seen new insurance company competitors enter the stable value space because demand from participant and plan sponsors remains strong for these products. Our long standing experience in the retirement market underscored by strong stable value expertise allows us to effectively compete against existing and new providers.

Individual Markets

Products and Services

Our Individual Markets business offers simple, easy-to-understand products, along with holistic advice and guidance delivered through affiliated brokers and by online capabilities. Our current investment solutions include advisory programs, mutual fund custodial IRAs, fixed annuities and brokerage accounts.

The primary focus of our Retirement segment is to serve over five million defined contribution plan participants. We also seek to capitalize on our access to these individuals through our Institutional Retirement Plans business by developing long-term relationships and providing individual retail solutions. We believe that our ability to offer a seamless and integrated approach to an individual customer’s entire financial picture, while saving for or living in retirement, presents a compelling reason for our Institutional Retirement Plans participants to use us as their principal investment and retirement plan provider. Through our broad range of advisory programs, our financial advisers have access to a wide set of solutions for our customers for building investment portfolios, including stocks, bonds and mutual funds, as well as managed accounts. These experienced advisers work with customers to select a program to meet their financial needs that takes into consideration each individual’s time horizon, goals and attitudes towards risk.

Markets and Distribution

Individual Markets products are primarily sold through affiliated representatives and online via the designated RetireWithING.com website. The affiliated representatives help provide cohesiveness between our Institutional Retirement Plans and Individual Markets businesses and they are grouped into two primary categories: affiliated field-based representatives and home office phone-based representatives. Affiliated field-based representatives are registered sales and investment advisory representatives in our retail broker dealer that drive both fee-based and commissioned sales. They provide face-to-face interaction with individuals who either participate within or are external to our Institutional Retirement Plans business and who seek retail investment products (e.g., rollover products) as well as financial advice and financial planning solutions. Home office phone-based representatives primarily focus on our unique growth opportunity of assisting participants in our large recordkeeping plans. They offer the same broad suite of products and services as the affiliated field-based representatives, but are highly trained in providing financial advice that helps customers transition through life stage and job-related changes.

In an effort to develop a path for either of these categories of affiliated representatives to offer holistic retirement planning solutions to participants in our Institutional Retirement Plans, we partner with our institutional clients to engage participants and offer comprehensive, personalized financial planning and appropriate solutions to their employees. Our program is designed to make employees better educated, more engaged and feel ready to take concrete action to prepare for retirement.

Competition

Our Individual Markets products and services compete for rollover opportunities against asset managers, banks, wirehouses and other broker-dealers who also offer individual retirement products, all of which currently have more market share than insurance based providers in this space. Primary competitors to our Individual Markets business are Fidelity, Vanguard, Morgan Stanley Smith Barney, Bank of America Merrill Lynch, TIAA-CREF and Ameriprise.

Our Individual Markets products compete based on simplicity of design and a fund selection that includes proprietary and non-proprietary investment options. The products are primarily targeted towards existing participants, which allows us to benefit from the existing relationship.

Underwriting and Pricing

We price our institutional and individual retirement products based on long-term assumptions that include investment returns, mortality, persistency and operating costs. We establish target returns for each product based upon these factors and the expected amount of regulatory and rating agency capital that we must hold to support these contracts over their projected lifetime. We monitor and manage pricing and sales mix to achieve target returns. It may take new business several years before it is profitable, depending on the nature and life of the product, and is subject to variability as actual results may differ from pricing assumptions. We seek to mitigate investment risk by actively managing market and credit risks associated with investments and through asset/liability matching portfolio management.

Annuities

The Annuities segment provides fixed and indexed annuities, tax-qualified mutual fund custodial products and payout annuities for pre-retirement wealth accumulation and post retirement income management, sold through multiple channels. Revenues are generated from fees and from margins based on the difference between income earned on the investments supporting the liability and interest credited to customers. Our Annuities segment generated operating income before income taxes of $387.6 million for the year ended December 31, 2011 and $95.9 million for the nine months ended September 30, 2012. We were ranked fifth in AUM of FIAs according to LIMRA as of December 31, 2011.

We intend to achieve our risk-adjusted return objectives in Annuities through a disciplined approach, balancing profitability with growth, with a focus on preserving margins and the avoidance of expansion in low interest rate environments. As a result, we expect to opportunistically grow our FIA business when margins are attractive and to reduce growth but maintain distribution access when margins are less attractive. Our mutual fund custodial products business is not sensitive to interest rate conditions and, as such, is focused on growth. While we still offer traditional fixed annuities, we are prepared to allow the business to decline in volume due to low margins and less attractive returns. We intend to meet our risk management objectives by continuing to hedge market risks associated with the crediting strategies selected by clients on many of our FIA contracts. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Qualitative and Quantitative Disclosure About Market Risk—Risk Management.”

Products and Services

Our Annuities segment product offerings include immediate and deferred fixed annuities designed to address customer needs for tax-advantaged savings and retirement income and their wealth-protection concerns. New sales comprise primarily FIAs and tax-qualified mutual fund custodial accounts.

Fixed Indexed Annuities (FIA). FIAs are marketed principally based on underlying interest-crediting guarantee features coupled with the potential for increased returns based on the performance of market indices. For an FIA, the principal amount of the annuity is guaranteed to be no less than a minimum value based on non-forfeiture regulations that vary by state. Interest on FIAs is credited based on allocations selected by a customer in one or more of the strategies we offer and upon policy parameters that we set. The strategies include a fixed interest rate option, as well as several options based upon performance of various external financial market indices. Such indices may include equity indices, such as the S&P 500, or an interest rate benchmark, such as the change in LIBOR. The parameters (such as “caps,” “participation rates,” and “spreads”) are periodically declared by us for both initial and following periods. Our existing FIAs contain death benefits as required by non-forfeiture regulations. Some FIAs allow the purchase of optional living benefit riders at an additional cost. These living benefits guarantee a minimum annual withdrawal amount for life. The amount of the guaranteed annual withdrawal may vary by age at first withdrawal. We have used multiple designs with varying parameters over time and all form designs and parameters make up the existing block of in-force policies.

Multi-Year Guarantee Annuities (MYGA). Our in-force block includes MYGA products, which provide guaranteed minimum rates of up to 4.0% and with terms up to 10 years. A certain block of MYGAs ($3.0 billion as of December 31, 2011), mostly sold in 2002, will reach the end of their current guarantee period in 2012. Most of these MYGAs have high crediting rates and the supporting assets generate returns below the target set when the contracts were issued, negatively impacting returns in our Annuities segment. During the nine months ended September 30, 2012, approximately $2.7 billion of the MYGAs reached the end of their current guarantee period, and approximately 67% of those policies up for renewal lapsed. The high lapse rate was expected as renewal crediting rates offered are lower than the crediting rates during the initial term. The run-off of these MYGA contracts is expected to enhance the margin of our Annuities segment in future periods.

Although not currently a significant portion of new sales, we also offer other fixed annuities with a guaranteed interest rate or a periodic annuity payment schedule suitable for clients seeking a stable return.

Mutual Fund Custodial Products. Our Annuities segment also offers tax-qualified mutual fund custodial products, which provide flexible investment options across mutual fund families on a no-load basis. We charge a recordkeeping fee based on the amount of assets invested in the account, and we are paid asset-based fees by the managers of the mutual funds within the account. This product is designed to be a streamlined, simple rollover solution providing continued tax deferral on retirement assets. No minimum guarantees are offered for this product.

The following chart presents the key in-force annuity and mutual fund custodial products within this segment, along with data on AUM for each product, excluding payout annuities:

Annuity Product	AUM (as of December 31, 2011) ($ in billions)
Fixed Indexed Annuities (FIA)	$12.1
Multi-Year Guarantee Annuities (MYGA) & other Fixed Annuities	$10.6
Mutual Funds Custodial Products	$1.8

Markets and Distribution

Our target markets for annuities include individual retirees and pre-retirees seeking to accumulate or receive distributions of assets for retirement. Annuity products are primarily distributed by independent marketing organizations, independent broker-dealers, banks, independent insurance agents, pension professionals and affiliated broker-dealers. The following chart presents our Annuities distribution, by channel.

Channel	Sales (Nine Months Ended September 30, 2012) ($ in millions)	% of Sales
Independent Insurance Agents / Independent Marketing Organizations	$591.6	37%
Independent Broker-Dealers	$535.5	34%
Affiliated Broker-Dealers	$248.8	16%
Banks and Other Financial Institutions	$218.6	13%

Our mutual fund custodial products are distributed nationally, primarily through relationships with independent brokers, financial planners and agents. New sales are obtained from a “rollover” from an existing retirement account. The resulting custodial account is established as an IRA to maintain tax-deferred status for our customer.

Competition

Our Annuities segment faces competition from traditional insurance carriers, as well as banks, mutual fund companies and other investment managers such as Allianz, Aviva, American Equity, AXA, Lincoln and Great American. Principal competitive factors for fixed annuities are initial crediting rates, reputation for renewal crediting action, product features, brand recognition, customer service, cost, distribution capabilities and financial strength ratings of the provider. Competition may affect, among other matters, both business growth and the pricing of our products and services.

Mutual fund custodial products compete with brokerage accounts and other financial service and asset allocation offerings.

Underwriting and Pricing

We generally do not underwrite individual lives in our Annuities segment. Instead, we price our products based upon our expected investment returns and our expectations for mortality, longevity and persistency for the group of our contract holders as a whole, taking into account our historical experience. We price annuities by analyzing longevity and persistency risk, volatility of expected earnings on our AUM and the expected time to retirement. Our product pricing models take into account many additional factors as applicable, including, among other things capital requirements, hedging costs and operating expenses.

Our custodial mutual fund account is a fee-based, recordkeeping product, for which the recordkeeping fees, combined with estimated mutual fund revenue sharing, are priced to cover acquisition and operating costs over the life of the account. These custodial mutual fund products do not generate investment margins, do not expose us to significant mortality risk and no hedging is required.

Investment Management

We offer domestic and international fixed income, equity, multi-asset and alternatives products and solutions across market sectors, investment styles and capitalization spectrums through our actively managed, full-service investment management business. Multiple investment platforms are backed by a fully integrated business support infrastructure that lowers expense and creates operating efficiencies and business leverage and scalability at low marginal cost. As of December 31, 2011, our Investment Management business managed $55.7 billion for third-party institutions and individual investors, $31.5 billion in separate account assets for our Retirement Solutions and Insurance Solutions businesses and our Closed Block segments and $78.9 billion in general account assets.

We are committed to investing responsibly and delivering research-driven, risk-adjusted, client-oriented investment strategies and solutions and advisory services across asset classes, geographies and investment styles. We serve a variety of institutional clients, including public, corporate and Taft-Hartley defined-benefit and defined-contribution retirement plans, endowments and foundations, and insurance companies through our institutional distribution channel and through affiliates. We also serve individual investors by offering our mutual funds and separately managed accounts through an intermediary-focused distribution platform or through affiliate and third-party retirement platforms.

Investment Management’s primary source of revenue is management fees collected on the assets we manage. These fees typically are based upon a percentage of AUM. In certain investment management fee arrangements, we may also receive performance-based incentive fees when the return on AUM exceeds certain benchmark returns or other performance targets. In addition, and to a lesser extent, Investment Management collects administrative fees on outside managed assets that are administered by our mutual fund platform, and distributed primarily by our Retirement Solutions business. Investment Management also receives fees as the exclusive investment manager of our general account, which is managed on an arm’s-length pricing basis. Investment Management generated operating income before income taxes of $87.5 million for the year ended December 31, 2011 and $103.3 million for the nine months ended September 30, 2012.

We are driving Investment Management profitability by leveraging continued strong investment performance across all asset classes to accelerate growth in AUM (through both greater sales and lower redemptions) and taking advantage of a rebuilt sales force to increase productivity levels. We are also increasing scale in our primary capabilities and our share of proprietary funds in affiliate products, principally through leveraging our access to over 49,000 defined contribution plan sponsors and approximately 5.3 million plan participants through our Retirement Solutions business. Historically our proprietary share of AUM has been materially less than the industry average; in addition, we have lacked access to the majority of our retirement plan customers due to sponsor restrictions. We are focused on improving coordination between our Investment Management and Retirement Solutions businesses to capitalize on Retirement Solutions’ leading market position and Investment Management’s broad investment capabilities and strong investment track records. To that end we have established dedicated retirement resources within our Investment Management intermediary-focused distribution team to work with Retirement Solutions and have enhanced our Multi-Asset Strategies and Solutions investment platform (described below) to increase focus on retirement products such as our target date and target risk portfolios, which we believe will capture an increased proportion of retirement flows going forward.

We are also growing our third-party affiliated and non-affiliated investment management business through continued strength of investment performance as well as a number of key strategic initiatives, including: improved distribution productivity; increased focus on client “solutions” and income and outcome oriented products such as target date funds; pursuit of investment only mandates on non-affiliate retirement platforms; takeovers of sub-advised ING Mutual Funds where Investment Management now offers stronger investment performance; sub-advisory mandates for Investment Management investment capabilities on others platforms; leveraging partnerships with financial intermediaries and consultants; long-term expansion of our international investment capabilities, and opportunistic launching of capital markets products such as CLOs and Closed End Mutual Funds.

Products and Services

Investment Management delivers products and services that are manufactured by traditional and specialty investment platforms. The traditional platforms are fixed income, equities and multi-asset strategies and solutions (“MASS”). The specialty investment platforms are senior bank loans and alternatives.

Fixed Income. Investment Management’s fixed income platform manages assets for our general account, as well as for domestic and international institutional and retail investors. As of December 31, 2011, there were $110.3 billion in AUM on the entire platform, of which $78.9 billion were general account assets. Through the fixed income platform clients have access to money market funds, investment-grade corporate debt, government bonds, RMBS, CMBS, ABS, high yield bonds, private and syndicated debt instruments, commercial mortgages and preferred securities. Each sector within the platform is managed by seasoned investment professionals supported by significant credit, quantitative and macro research and risk management capabilities.

Equities. The equities platform is a multi-cap and multi-style research-driven platform comprising both fundamental and quantitative equity strategies for institutional and retail investors. As of December 31, 2011 there were $39.9 billion in AUM on the platform covering both domestic and international markets. Our fundamental equity capabilities are bottom-up, research driven and cover growth, value and core strategies in the large, mid and small cap spaces. Our quantitative equity capabilities are used to create quantitative and enhanced indexed strategies, support other fundamental equity analysis and create extension products.

MASS. Investment Management’s MASS platform offers a variety of investment products and strategies that combine multiple asset classes with asset allocation techniques. The objective of the MASS platform is to develop customized solutions that meet the specific, and often unique, goals of investors with products that change dynamically over time in response to changing markets and client needs. Utilizing core capabilities in asset allocation, manager selection, asset/liability modeling, risk management and financial engineering, the MASS team has developed a suite of target date and target risk funds that are distributed through our Retirement Solutions business and to institutional and retail investors. These funds can incorporate multi-manager funds. The MASS team also provides pension risk management, strategic and tactical asset allocation, liability-driven investing solutions and investment strategies that hedge out specific market exposures (e.g., portable alpha) for clients.

Senior Bank Loans. Investment Management’s senior bank loan group is a large experienced manager of below-investment grade floating-rate loans, actively managing diversified portfolios of loans made by major banks around the world to non-investment grade corporate borrowers. Senior in the capital structure, these loans have a first lien on the borrower’s assets, typically giving them stronger credit fundamentals than unsecured corporate bonds. The platform offers institutional, retail and structured products (e.g., CLOs), including on-shore and off-shore vehicles with assets of $9.5 billion as of December 31, 2011.

Alternatives. Investment Management’s primary alternatives platform is Pomona Capital. Pomona Capital specializes in investing in private equity funds in three ways: by purchasing secondary interests in existing partnerships; by investing in new partnerships; and by co-investing alongside buyout funds in individual companies. As of December 31, 2011, Pomona Capital managed assets totaling $6.2 billion. See “Investments—Sale of Certain Alternative Investments.” In addition, Investment Management offers select alternative and hedge funds leveraging our core debt and equity investment capabilities.

The following chart presents the products we offer through the various markets in our Investment Management business, along with relevant data on AUM and net flows:

	AUM (as of December 31, 2011) ($ in billions)	Net Flows (Year ended December 31, 2011) ($ in millions)
Investment Platform
Fixed Income	$110.3	$3,051.7
Equities	39.9	1,807.0
Senior Bank Loans	9.5	554.4
Alternatives	6.4	289.2

Total	$166.1	$5,702.3

MASS(1)	$19.4	$(10.0)

Client Segment
Retail	$47.1	$(1,710.9)
Institutional	40.1	4,258.0
General Account	78.9	N/A
Mutual Fund Manager Re-assignments(2)	N/A	3,155.2

Total	$166.1	$5,702.3

ING U.S. affiliate sourced(3)	$37.9	$3,303.5

(1)

$11.9 billion of MASS AUM are included in the fixed income and equity platforms presented above. The balance of MASS, $7.5 billion, are managed by third parties and we retain only a modest fee and therefore report these as AUA.

(2)	Represents the re-assignment of mutual fund management contracts to ING Investment Management from external managers. The AUM related to the re-assignments are included in the retail segment above.
(3)	Assets sourced from affiliates of ING U.S. include $14.2 billion for Closed Block Variable Annuity and net outflows from Closed Block Variable Annuity of $(1,524.2) million.

Markets and Distribution

We serve our institutional clients through a dedicated sales and service platform consisting of direct- and consultant-focused sales professionals. We serve individual investors through an intermediary-focused distribution platform, consisting of business development and wholesale forces which partner with banks, broker-dealers and independent financial advisers, as well as our affiliate and third-party retirement platforms.

With the exception of Pomona Capital, the different products and strategies associated with our investment platforms are distributed and serviced by these Retail and Institutional client-focused segments as follows:

•

Retail segment: Open- and closed-end funds through affiliate and third-party distribution platforms, including wirehouses, brokerage firms, and independent and regional broker-dealers. As of December 31, 2011, total AUM from these channels was $47.1 billion.

•

Institutional segment: Individual and pooled accounts, targeting defined benefit, defined contribution recordkeeping and retirement plans, Taft Hartley and endowments and foundations. As of December 31, 2011, Investment Management had more than 200 institutional clients, representing $40.1 billion of AUM primarily in separately managed accounts, collective investment trusts and structured vehicles.

Investment Management manages a variety of variable portfolios and mutual funds which are sold through our Retirement Solutions and Insurance Solutions businesses. As of December 31, 2011, total AUM from these channels was nearly $38.0 billion with the majority of the assets gathered through our Retirement segment.

Competition

Investment Management competes with a wide array of asset managers and institutions in the highly fragmented U.S. investment management industry. In our key market segments, Investment Management competes on, among other things, the basis of investment performance, investment philosophy and process, product features and structure and client service. Our principal competitors in the Investment Management business include insurance-owned asset managers such as Principal Global Investors (Principal Financial Group), Prudential and Ameriprise, bank-owned asset managers such as J.P. Morgan Asset Management, as well as “pure-play” asset managers including PIMCO, Invesco, Wellington, Legg Mason, T. Rowe Price, Franklin Templeton and Fidelity.

Insurance Solutions

Our Insurance Solutions business comprises two financial reporting segments: Individual Life and Employee Benefits. Our strategy is based on a broad and effective distribution model, fueled by a manufacturing capability that provides a stream of competitive product solutions, all supported by an efficient operations and underwriting model.

Individual Life

Our Individual Life segment has a broad independent distribution footprint and manufactures a wide range of competitive products, from low-cost term life insurance designed to serve the middle market to fixed, indexed and variable universal life insurance products targeted to more affluent markets. We are re-pricing the core Individual Life products for profitability with a focus on expanding share in Indexed and Accumulation markets in an effort to use capital efficiently. Over the past six to seven years we have grown substantially, and in the third quarter of 2012, we were the fourth largest writer of term life in the United States. We are also the eleventh largest writer of universal life in the United States based on premiums sold or written. Our strong market positions have allowed us to properly scale our business to achieve greater profitability. Our larger term operation is a crucial part of achieving this scale and can be adjusted through pricing changes as necessary. As of December 31, 2011, Individual Life’s in-force book comprised over 1.3 million policies and gross premiums of over $2.1 billion.

The Individual Life segment generates revenue on its products from premiums, investment income, expense load, mortality charges and other policy charges, along with some asset-based fees. Profits are driven by the spread between investment income earned and interest credited to policyholders, plus the difference between premiums and mortality charges collected and benefits and expenses paid. Our Individual Life segment generated operating income before income taxes of $279.3 million for the year ended December 31, 2011 and $141.6 million for the nine months ended September 30, 2012.

We intend to achieve our earnings growth in our Individual Life segment by focusing on growing our earnings drivers. Our earnings drivers include growing our in-force block of business by adding new businesses and entering new markets that meet our profit and capital requirements, combined with effectively managing our in-force block to meet our profitability objectives. This also includes focusing on improving our investment margins, growing our mortality profits and fully exploiting our technological capability in order to continue to reduce the new business unit costs and underwriting expense. In addition, we will further our financial objectives by continuing to utilize reinsurance to actively manage our risk and capital profile with the goal of controlling exposure to losses, reducing volatility and protecting capital. We aim to maximize earnings and capital efficiency in part by relieving the reserve strain for certain of our term and universal life products by means of reinsurance arrangements and other financing transactions. In addition, we are completing the introduction of re-priced offerings for term and universal life products, both of which are high capital consuming products. We expect these actions to slow the sale of the high-capital products while we simultaneously grow sales in the low capital, cash accumulation and current assumption type products.

Products and Services

Our Individual Life segment currently offers products that include term life, universal life (“UL”), indexed universal life (“IUL”) and variable universal life insurance. These offerings are designed to address customer needs for death benefit protection, tax-advantaged wealth transfer and accumulation, premium financing, business planning, executive benefits and supplemental retirement income. We believe that our combination of product solutions is well-suited for the middle-market through the mass-affluent and makes us a full service provider to our independent distribution partners.

Term Life. Term life insurance provides basic, economical life insurance for consumers and we market term life insurance primarily on competitive pricing and service models. Our most basic term product offers coverage for periods spanning ten to thirty years, as well as a return-of-premium term product that provides consumers with the ability to receive back all of their premiums at the end of a policy’s term. Our term model provides us with added scale for expense coverage and opportunity for mortality profit. However, due to the low interest rate environment we announced in July 2012 that sales of 25-30 year TermSmart will be suspended and that existing applications need to be completed by the end of 2012.

UL. Accumulation-focused universal life products feature the opportunity to build tax-deferred cash value that can be accessed by consumers via loans and withdrawals for future needs. This money grows income tax-deferred, meaning no federal or state income taxes apply while it accumulates. The compounding tax-deferred interest can be an attractive feature to policyholders . These products help policyholders meet longer-range goals like college funding, supplemental retirement income and leaving a legacy for heirs. Other features include flexible premium payments that can change to meet policyholders’ evolving financial needs.

No-Lapse Guarantee UL. No-lapse guarantee universal life products utilize a secondary guarantee to continue to offer a lifetime death benefit guarantee even if the account value has turned negative. Cash accumulation is minimized in these products. These have been popular in the protection market for individuals looking for a lifetime death benefit guarantee at the lowest cost, and has been the most popular UL product line at ING. However, given the capital intensiveness of no-lapse guarantee ULs, in October 2012, we announced our plans to suspend the sales of this product line and to process all existing applications by the end of 2012.

IUL. For customers looking for an opportunity for a higher return in a low rate environment, we offer IUL products, which, along with death benefit protection, provide customers the opportunity for growth through potentially stronger surrender values than traditional UL products. These IUL products link to both fixed and indexed crediting strategies and offer protection from downside risk through a minimum interest guarantee, helping customers who seek solutions that would be advantageous for providing supplemental retirement income, payment of college costs or executive benefits. One of the IUL products we offer provides up to a lifetime death benefit guarantee coupled with significant long term surrender value potential through the ability to earn an index credit linked, in part, to any increases in the S&P 500. As discussed above, in October 2012, we announced the suspension of sales of this product for No-Lapse Guarantee UL products. We also have a unique global IUL product that links to multiple international indices, such as the S&P 500, Hang Seng Index or Euro Stoxx 50. Indexed products are the fastest growing new product segment and are a major focus of our product and distribution effort as they are less capital intensive and provide attractive returns.

Variable Universal Life. For customers seeking greater growth potential and more control over their investments, we offer an individual variable universal life insurance product designed to provide long-term cash accumulation potential with the ability to add optional riders that provide guarantees and more flexibility. We offer customers the ability to choose from individual variable investment options, which range from conservative to aggressive stock and bond investments managed by respected investment management firms in the industry or from diverse asset allocation solutions designed to match a customer’s risk tolerance.

The following chart presents data on our in-force face amount and total gross premiums and deposits received for the key life insurance products that we offer:

	In-Force Face Amount	Total gross premiums and deposits
Individual Life Product	(as of December 31, 2011) ($ in millions)	(year ended December 31, 2011) ($ in millions)
Term Life	$455,400	$825.9
Universal Life	$76,800	$1,026.7
Indexed Universal Life	$2,900	$76.8
Variable Universal Life	$32,600	$211.3

Markets and Distribution

Our Individual Life segment has a broad, multi-channel independent distribution reach that is designed to allow us to penetrate markets that range from the middle-market through affluent market. Our distribution organization boasts a comprehensive sales support, sales technology, marketing support and illustration system. We also offer an Internet-based sales solution that is based on educational selling at INGForLife.com. We offer service solutions to meet the diverse and changing requirements of our customers and distribution partners. The success of our customer service programs is measured through our employee, customer and distributor satisfaction scores, which rank at the top among our benchmark competitors based on the 2011 Life Producer Net Promoter rankings.

We primarily use three different channels to market and sell our Individual Life products. Our largest channel works through over 2,200 independent general agents and has the breadth to engage with the vast majority of licensed independent life insurance agents in the United States. Through this channel, we have access to over 91,000 independent producers. We also use a strategic distribution channel, with over 30 independent managing directors supporting approximately 6,800 producers who engage with our broker-dealer. These producers, while independent, use our brand and sell a wide range of our products, including life, annuity and mutual funds. Finally, we employ a specialty markets channel to focus on alternative distribution. This includes life insurance quote agencies, internet direct marketers, and other forms of non-traditional distribution. The specialty markets channel has been a significant growth engine in new markets, especially the middle market, producing an average of almost $40 million of new sales annually from its inception in 2008.

The following table presents a breakdown of Individual Life sales by distribution channel.

Channel	2011 Sales ($ in millions)	% of Sales
Independent Life Sales	$221.6	75.6%
Strategic Distribution	$31.3	10.7%
Specialty Markets	$40.0	13.7%

The goal of our Individual Life distribution model is to be a full-service provider of life insurance products with a broad footprint, offering customers multiple ways to purchase products from our diverse portfolio. Achieving this goal has allowed us to penetrate affluent markets with our non-term portfolio, while building scale through policy count with sales of term and lower face non-term products in the middle market.

Competition

The Individual Life segment competes with large, well-established life insurance companies in a mature market, where price and service are key drivers. Primary competitors include Lincoln, MetLife, Prudential, American General, Principal Financial Group, John Hancock, Transamerica and Pacific Life. Individual Life primarily competes based on service and distribution channel relationships, price, brand recognition, financial strength ratings of our insurance subsidiaries and financial stability. We have strong capabilities to monitor competition and we utilize advanced models to benchmark our product offerings against others in the industry.

Factors that could influence our ability to competitively price products while achieving targeted returns include the cost and availability of statutory reserve financing required for certain term and universal life insurance policies, internal capital funding requirements and an extended low interest rate environment.

Underwriting and Pricing

We set prices for many of our insurance products based upon expected mortality over the life of the product. We base the pricing of our life insurance products in part upon expected persistency of these products, which is the probability that a policy will remain in force from one period to the next. We base premiums and policy charges for individual life insurance on expected death benefits, surrender benefits, expenses and required reserves. We use assumptions for mortality, interest, expenses, policy persistency and premium payment pattern in pricing policies. In addition, certain of our insurance products that include guaranteed returns or crediting rates underwrite equity market or interest rate risks. We seek to maintain a spread between the return on our general account invested assets and the interest we credit on our policyholder accounts. Our underwriting and risk management functions adhere to prescribed underwriting guidelines, while maintaining a competitive suite of products priced consistent with our mortality assessment. We generally manage mortality risks by enforcing strict underwriting standards and maintaining sufficient scale so that the incidence of risk occurrence is likely to match statistical modeling.

With respect to our universal life secondary guarantee business, we seek to mitigate risk by pricing conservatively to recognize the interest rate risk and are willing to forgo sales in order to maintain our profit and risk profile.

Reinsurance

In general, our reinsurance strategy is designed to limit our mortality risk and volatility. We partner with highly-rated, well-regarded reinsurers and set up pools to share our excess mortality risk.

For term business, we keep the first $3 million of risk and the excess risk is shared among a pool of reinsurers. For most of our universal life product portfolio, we keep the first $5 million of risk and then reinsure a portion of the excess over $5 million into the pool until we reach our limit of $10 million of risk. 100% of the excess over $10 million then goes into the pool. Our maximum overall retained risk on any one life is $10 million. The following table presents our top five exposures:

Reinsurer	Exposure (shown as a percentage of Total Reinsurance)(1)
Swiss Re	30%
Reinsurance Group of America	22%
SCOR	13%
Generali	9%
Gen Re	9%

1)	“Total Reinsurance” equals net amount at risk (“NAR”) proportions of policies that have been placed with reinsurers (as of September 30, 2012).

Currently, reinsurance for new business is on a monthly renewable term basis, which only transfers mortality risk and limits our counterparty risk exposure. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Qualitative and Quantitative Disclosure About Market Risk—Risk Management.”

Employee Benefits

Our Employee Benefits segment provides group insurance products to mid-size and large corporate employers and professional associations. In addition, our Employee Benefits segment serves the voluntary worksite market by providing individual and payroll-deduction products to employees of our clients. Our

Employee Benefits segment is among the largest writers of medical stop loss coverage in the United States, currently ranking fifth on a premium basis with over $500.0 million of in-force premiums. We also hold top-20 positions in the group life and Voluntary Benefits (“VB”) markets on a premium basis. As of December 31, 2011, Employee Benefits total in-force premiums were $1.3 billion.

The Employee Benefits segment generates revenue from premiums, investment income, mortality and morbidity income and policy and other charges. Profits are driven by the spread between investment income and credited rates to policyholders on voluntary universal life and whole life products, along with the difference between premiums and mortality charges collected and benefits and expenses paid for group life, stop loss and voluntary health benefits. Our Employee Benefits segment generated operating income before income taxes of $83.3 million for the year ended December 31, 2011 and $80.8 million for the nine months ended September 30, 2012.

The Employee Benefits segment offers attractive growth opportunities with much less capital strain. For example, we believe there are significant opportunities through expansion in the VB market as employers shift benefits costs to their employees. We have a number of new products and initiatives that we believe will help us drive growth in this market. In addition to the VB marketplace, we believe similar growth exists in the affinity marketplace. While expanding these lines, we also intend to continue to focus on profitability in our well established group life and stop loss product lines, by adding profitable new business to our in-force block, improving our persistency by retaining more of our best performing groups, and managing our loss ratios to below 80%, particularly on stop loss policies.

Products and Services

Our Employee Benefits segment offers group life, group disability, stop loss insurance and VB products. These offerings are designed to meet the financial needs of both employers and employees by helping employers attract and retain employees and control costs, as well as provide ease of administration and valuable protection for employees.

Stop Loss. Our stop loss insurance provides coverage for mid-sized to large employers that self-insure their medical claims. These employers provide a health plan to their employees and generally pay all plan-related claims and administrative expenses. Our stop loss product helps these employers contain their health expenses by reimbursing specified claim amounts above certain deductibles and by reimbursing claims that exceed a specified limit. We offer this product via two types of protection—individual stop loss insurance and aggregate stop loss insurance. The primary difference between these two types is a varying deductible; both coverages are re-priced and renewable annually.

Group Life. Group life products span basic and supplemental term life insurance as well as accidental death and dismemberment for mid-sized to large employers and affinity groups. These products offer employees guaranteed issue coverage, convenient payroll deduction, affordable rates and conversion options.

Voluntary Benefits. Our voluntary benefits business involves the sale of universal life insurance, whole life insurance, critical illness, accident insurance and short-term disability income through the workplace. This product lineup is 100% employee-paid through payroll deduction. New products to be introduced will focus on group-like structures that address the cost-shifting trend.

Group Disability. Group disability includes group long term disability, short term disability, telephonic short term disability, voluntary long term disability and voluntary short term disability products for mid-sized to large employers. This product offering is typically packaged for sale with group life products, especially in the middle-market.

The following chart presents the key employee benefits products we offer, along with data on annual premiums for each product:

Annualized In- Force Premiums
Employee Benefits Products	(Year ended December 31, 2011) ($ in millions)
Medical Stop Loss	$533.9
Group Life	$484.8
Voluntary Benefits	$152.6
Disability	$88.2

Markets and Distribution

Our Employee Benefits segment works primarily with national and regional benefits consultants, brokers, TPAs, enrollment firms and technology partners. Our tenured distribution organization provides local sales and account management support to offer customized solutions to mid-sized to large employers backed by a national accounts team. We offer innovative and flexible solutions to meet the varying and changing needs of our customers and distribution partners. We have many years of experience providing unique stop loss solutions and products for our customers. In addition, we are an experienced multi-line employee benefits insurance carrier (group life, disability, stop loss and elective benefits).

We primarily use three distribution channels to market and sell our employee benefits products. Our largest channel works through hundreds of brokers and consultant firms nationwide and markets our entire product portfolio. Our Voluntary sales team focuses on marketing elective benefits to complement an employer’s overall benefit package. Our Affinity sales team specializes in working with TPAs to market to members of association and affinity groups. ING Employee Benefits breadth of distribution gives us access to and the products to meet the needs of employers and their employees.

Our Employee Benefits segment primarily targets mid-sized and large corporate employers and professional associations. In addition, we market medical stop loss coverage to employer sponsors of self-funded employee health benefits plans.

Employee Benefits products are marketed to employers and professional associations through major brokerage operations, benefits consulting firms and direct sales. In the VB market, policies are marketed to employees at the worksite through enrollment firms, technology partners and brokers. When combined with distribution channels used by our Individual Life segment, we are able to provide complete access to our products through worksite-based sales.

The following chart presents our Employee Benefits distribution, by channel.

Channel	2011 Sales ($ in millions)	% of Sales
Brokerage (Commissions Paid)	$120.2	53%
Benefits Consulting Firms (Fee Based Consulting)	$77.2	34%
Worksite Sales	$28.1	13%

Competition

The group insurance market is mature and, due to the large number of participants in this segment, price and service are key competitive drivers. Our principal competitors include MetLife, Prudential and Minnesota Life in Group Life, Houston Casualty, Symetra and Sun Life in Stop Loss, and Unum, Allstate and Transamerica in VB.

For group life insurance products, rate guarantees have become the industry norm, with rate guarantee duration periods trending upward in general. Technology is also a competitive driver, as employers and employees expect technology solutions to streamline their administrative costs.

Underwriting and Pricing

Group insurance and disability pricing reflects the employer group’s claims experience and the risk characteristics of each employer group. The employer’s group claims experience is reviewed at time of policy issuance and periodically thereafter, resulting in ongoing pricing adjustments. The key pricing and underwriting criteria are morbidity and mortality assumptions, the employer group’s demographic composition, the industry, geographic location, regional and national economic trends, plan design and prior claims experience.

Medical stop loss insurance pricing reflects the risk characteristics and claims experience for each employer group. The product is annually renewable and the underwriting information is reviewed annually as a result. The key pricing and underwriting criteria are medical cost trends, morbidity assumptions, the employer group’s demographic composition, the industry, geographic location, plan design and prior claims experience. Pricing in the medical stop loss insurance market is generally cyclical.

Reinsurance

Our Employee Benefits reinsurance strategy seeks to limit our exposure to any one individual which will help limit and control risk.

Group Life, which includes Accidental Death and Dismemberment, cedes the excess over $750,000 of each coverage to a pool of reinsurers. Group Long Term Disability cedes substantially all of the risk including the claims servicing, to a TPA and reinsurer. Excess Medical Stop Loss has a reinsurance program in place that limits our exposure to any one specific claim to $1.25 million and there is an aggregate stop loss unit that limits our exposure to $2.0 million over the Policyholders Aggregate Excess Retention. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Qualitative and Quantitative Disclosure About Market Risk—Risk Management.”

Closed Blocks

We separated our Closed Block Variable Annuity and Closed Block Institutional Spread Products segments from our other operations, placing them in run-off, and made a strategic decision to stop actively writing new retail variable annuity products with substantial guarantee features and to run-off the institutional spread products portfolio over time. Accordingly, these segments have been classified as closed blocks and are managed separately from our ongoing business.

Our Closed Blocks unit also includes Closed Block Other, which comprises various other lines of business that have been exited through reinsurance agreements or which have also been placed in run-off and separated from our other operations.

We continue to focus on the controlled run-off of our Closed Block segments and look for opportunities to accelerate this run-off, where possible.

Closed Block Variable Annuity

Our Closed Block Variable Annuity segment consists of retail variable annuity insurance policies with substantial guarantee features sold primarily from 2001 to early 2010, when the block entered run-off. These policies are long-term savings vehicles in which customers (policyholders) made deposits that are primarily maintained in separate accounts established by the Company and registered with the SEC as unit investment trusts. The deposits were invested, largely at the customer’s direction, in a variety of U.S. and international equity, fixed income, real estate and other investment options.

Many of these policies include living benefit riders, including GMWBL, GMIB, GMAB and GMWB. All deferred variable annuity contracts included GMDB.

The recent financial crisis resulted in substantial market volatility, low interest rates and depressed equity market levels. Our variable annuity profitability declined markedly in 2009 and 2010 under these adverse market conditions, as customer account values fell below guaranteed levels and therefore our liabilities with respect to the underlying guarantees increased. Moreover, significant reduction in earnings from reduced mutual fund fees and increased hedging costs exacerbated the decline in profitability.

We have taken numerous actions since the financial crisis to strengthen our balance sheet, increase transparency and improve the risk profile of the block, including the following:

•

in 2009, we decided to cease sales of retail variable annuity products with substantial guarantee features. The products were fully closed to new sales in early 2010 and the management of the block shifted to run-off;

•	in 2010, we also refined our CHO strategy to dynamically protect regulatory reserves and rating agency capital levels in down equity market scenarios;

•	in early 2011, we began hedging the interest rate risk of our GMWBL book of business; and

•

in late 2011, we refined our policyholder behavior assumptions to more closely align with experience resulting in GAAP and gross U.S. statutory reserve increases of $741 million and $2,776 million in the fourth quarter of 2011, respectively.

GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures. Therefore our hedge programs may create material earnings volatility for GAAP financial statements.

Our risk management program is focused on balancing key factors including regulatory reserves, rating agency capital, RBC, liquidity, earnings, and economic value. There is significant operational scale (over 490,000 variable policy holders and $43.8 billion in AUM in our Closed Block Variable Annuity Segment as of September 30, 2012) which ensures ongoing hedging, financial reporting and information technology (“IT”) maintenance expense efficiencies.

The block continues to generate revenue from asset-based fees. On a GAAP basis, we continue to amortize capitalized acquisition costs over gross revenues and we incur operating costs and benefit expenses in support of the segment.

Our focus in managing our Closed Block Variable Annuity segment is on protecting regulatory reserves and rating agency capital from equity market movements via hedging and judiciously looking for opportunities to accelerate the run-off of the block, where possible.

Nature of Liabilities

Substantially all of our Closed Block Variable Annuity segment products were issued by one of our operating subsidiaries, ING USA.

Each of our Closed Block Variable Annuity segment deferred variable annuity products include some combination of the following features which the customer elected when purchasing the product:

Guaranteed Minimum Death Benefits.

•	Standard. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the premiums paid by the customer, net of any withdrawals.

•

Ratchet. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the greater of (1) Standard or (2) the maximum policy anniversary (or quarterly) value of the variable annuity, adjusted for withdrawals.

•

Rollup. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the aggregate premiums paid by the contract owner, with interest at the contractual rate per annum, adjusted for withdrawals. The Rollup may be subject to a maximum cap on the total benefit.

•	Combo. Guarantees that, upon the death of the individual specified in the policy, the death benefit will be no less than the greater of (1) Ratchet or (2) Rollup.

Guaranteed Minimum Living Benefits

•

Guaranteed Minimum Income Benefit (GMIB). Guarantees a minimum income payout, exercisable only on a contract anniversary on or after a specified date, in most cases 10 years after purchase of the GMIB rider. The income payout is determined based on contractually established annuity factors multiplied by the benefit base. The benefit base equals the premium paid at the time of product issue and may increase over time based on a number of factors, including a rollup percentage (mainly 7% or 6% depending on the version of the benefit) and ratchet frequency subject to maximum caps which vary by product version (200%, 250% or 300% of initial premium).

•

Guaranteed Minimum Withdrawal Benefit and Guaranteed Minimum Withdrawal Benefit for Life (GMWB/GMWBL) Guarantees an annual withdrawal amount for a specified period of time (GMWB) or life (GMWBL) that is calculated as a percentage of the benefit base that equals premium paid at the time of product issue and may increase over time based on a number of factors, including a rollup percentage (mainly 7%, 6% or 0%, depending on versions of the benefit) and ratchet frequency (primarily annual or quarterly, depending on versions). The percentage used to determine the guaranteed annual withdrawal amount may vary by age at first withdrawal and depends on versions of the benefit. A joint life-time withdrawal benefit option was available to include coverage for spouses. Most versions of the withdrawal benefit included reset and/or step-up features that may increase the guaranteed withdrawal amount in certain conditions. Earlier versions of the withdrawal benefit guarantee that annual withdrawals of up to 7.0% of eligible premiums may be made until eligible premiums previously paid by the contract owner are returned, regardless of account value performance. Asset allocation requirements apply at all times where withdrawals are guaranteed for life.

•

Guaranteed Minimum Accumulation Benefit (GMAB). Guarantees that the account value will be at least 100% of the eligible premiums paid by the customer after 10 years, net of any withdrawals. We offered an alternative design that guaranteed the account value to be at least 200% of the eligible premiums paid by contract owners after 20 years.

Reserves for Future Policy Benefits

We establish and carry actuarially-determined reserves that are calculated to meet our future obligations. The principal assumptions used to establish liabilities for future policy benefits are based on our experience and periodically reviewed against industry standards. These assumptions include mortality, policy lapse, investment returns, inflation, benefit utilization and expenses. Changes in, or deviations from, the assumptions used can significantly affect our reserve levels and related future operations.

The determination of future policy benefit reserves is dependent on actuarial assumptions set by us in determining policyholder behavior, as described above.

Reserves for variable annuity GMDB and GMIB are determined by estimating the value of expected benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. Expected assessments are based on a range of scenarios. The reserve for the GMIB guarantee incorporates an assumption for the percentage of the contracts that will annuitize. In general, we assume that GMIB annuitization rates will be higher for policies with more valuable (more “in the money”) guarantees. We periodically evaluate estimates used and adjust the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. Changes in reserves for GMDB and GMIB are reported in Policyholder benefits in the Consolidated Statements of Operations.

Variable annuity GMAB, GMWB, and GMWBL are considered embedded derivatives, which are measured at estimated fair value separately from the host annuity contract, along with attributed fees collected or payments made, reported in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

At inception of the GMAB, GMWB, and GMWBL contracts, we project fees to be attributed to the embedded derivative portion of the guarantee equal to the present value of projected future guaranteed benefits. Any excess or deficient fee is attributed to the host contract and reported in Fee income in the Consolidated Statements of Operations.

The estimated fair value of the GMAB, GMWB, and GMWBL contracts is determined based on the present value of projected future guaranteed benefits, minus the present value of projected attributed fees. A risk neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk free rates. The projection of future guaranteed benefits and future attributed fees require the use of assumptions for capital markets (e.g. implied volatilities, correlation among indices, risk-free swap curve, etc.) and policyholder behavior (e.g. lapse, benefit utilization, mortality, etc.). The projection also includes adjustments for nonperformance risk and margins for non-capital market risks, or policyholder behavior assumptions. Risk margins are established to capture uncertainties related to policyholder behavior assumptions. The margin represents additional compensation a market participant would require in order to assume these risks.

The table below presents the policy count, account value and GAAP reserve amount by type of deferred variable annuity benefits.

($ in millions, unless otherwise specified)	As of September 30, 2012
	Policy Count	Account Value(1)		GAAP Reserve Amount
		$	%
Guaranteed Minimum Death Benefits:	492,255	$43,230		$490
Standard	215,913	20,122	46%	7
Ratchet	112,733	8,220	19%	41
Rollup	34,173	2,395	6%	74
Combo	129,436	12,493	29%	368

Guaranteed Living Benefits:	492,255	43,230		3,175
GMIB	179,111	15,113	35%	1,197
GMWBL	132,682	15,746	36%	1,886
GMAB/GMWB	13,495	1,119	3%	92
No Living Benefit	166,967	11,252	26%	N/A

(1)	Account value excludes $603 million of Payout, Policy Loan and Life Insurance business which is included in consolidated account values.

Capital Management Considerations

The focus of the management of the Closed Block Variable Annuity segment is on regulatory reserve and capital requirements. As of September 30, 2012 we held regulatory reserves, net of third party reinsurance, of $7.7 billion supporting variable annuity guarantees, of which $6.5 billion supported living benefit guarantees.

Both market movements and changes in actuarial assumptions (including policyholder behavior and mortality) can result in significant changes to the regulatory reserve and rating agency capital requirements of this segment. The section below on “Variable Annuity Hedge Program and Reinsurance” describes the Variable

Annuity CHO program, which is designed to mitigate the effect of adverse equity market movements on our regulatory reserves, RBC ratio levels, and rating agency capital position. Additionally, the section on “Variable Annuity Risks and Risk Management” discusses the risk of adverse developments in policyholder behavior and its potential impact on the regulatory reserves and rating agency capital position.

We believe that our hedging program combined with our statutory reserves related to the variable annuity block, provides adequate resources to fund a wide range of, but not all, possible market scenarios as well as a margin for adverse policyholder behavior.

NAR

The NAR for the GMDB, GMAB and GMWB benefits is equal to the guaranteed value of these benefits in excess of the account values in each case as of the date indicated. The NAR assumes utilization of benefits by all customers as of the date indicated.

The NAR for the GMIB and GMWBL benefits is equal to the excess of the present value of the minimum guaranteed annuity payments available to the contract owner over the current account value. It assumes that all policyholders exercise their benefit immediately, even if they have not yet attained the first exercise date shown in their contracts, and that there are no future lapses. The NAR assumes utilization of benefits by all customers as of the date indicated. This hypothetical immediate exercise of the benefit means that the customers give up any future increase in the guaranteed benefit that might accrue if they were to delay exercise to a later date. The discount rates used in the GMIB NAR methodology grade from current U.S. Treasury rates to long-term best estimates over ten years. The GMWBL NAR methodology uses current swap rates. The discounting for GMWBL and GMIB NAR was developed to be consistent with the methodology for the establishment of GAAP reserves.

The account values and NAR, both gross and net of reinsurance (“retained NAR”), of contract owners by type of minimum guaranteed benefit for retail variable annuity contracts were presented below as of September 30, 2012:

($ in millions)	As of September 30, 2012
	Account Value(1)	Gross NAR	Retained NAR		% Contracts NAR In-the-Money(2)	% NAR In-the-Money(3)
GMDB	$43,230	$7,967	$7,026		61%	24%
Living Benefit
GMIB	15,113	3,531	3,531	(4)	86%	22%
GMWBL	15,746	1,837	1,837		59%	18%
GMAB/GMWB	1,119	44	44		27%	16%

Living Benefit Total	31,978	5,412	5,412

(1)	Account value excludes $603 million of Payout, Policy Loan and Life Insurance business which is included in consolidated account values.
(2)	Percentage of contracts that have a NAR greater than zero.
(3)	For contracts with a NAR greater than zero, % NAR In-the-Money is defined as NAR/(NAR + Account Value).
(4)	An alternate discounting approach using the currently applicable U.S. statutory reserve valuation rate for immediate annuities of 4.25% produces a result with a value of $2.3 billion.

As of the date indicated above, compared to $5.4 billion of NAR, we held gross statutory reserves before reinsurance of $6.5 billion for living benefit guarantees; of this amount, $6.4 billion was ceded to SLDI, supported by LOC in the amount of $1.7 billion and by assets in trust of $4.7 billion. However, NAR and statutory reserves are not directly comparable measures. Our GAAP reserves for living benefit guarantees was $3.2 billion at September 30, 2012. For a discussion of our GAAP reserves calculation methodology, see the Note for Business and Basis of Presentation and Significant Accounting Policies—Future Policy Benefits and Contract Owner Accounts in our Consolidated Financial Statements.

For GMIB products, in general, the policyholder has the right to elect income payment, beginning (for certain products) on the tenth anniversary year of product commencement, receive lump sum payment of the then current cash value, or remain in the variable sub-account. For GMIB products, if the policyholder makes the election to annuitize, the policyholder is entitled to receive the guaranteed benefit amount over an annuitization period. A small percentage of the products were first eligible to elect annuitizations beginning in 2010 and 2011. The remainder of the products will first become eligible to elect annuitization from 2012 to 2020, with the majority of first eligibility dates in 2014-2016. Many of these contracts contain significant incentives to delay annuitization past first eligibility.

Because policyholders have various contractual rights and significant incentives to defer their annuitization election, the period over which annuitization election will take place is subject to policyholder behavior and therefore indeterminate. In addition, upon annuitization the contract holder surrenders access to the account value and the account value is transferred to the Company’s general account where it is invested and the additional investment proceeds are used towards payment of the guaranteed benefit payment.

Variable Annuity Hedge Program and Reinsurance

Variable Annuity Guarantee Hedging Program. We primarily mitigate variable annuity market risk exposures through hedging. Market risk arises primarily from the minimum guarantees within the variable annuity products, whose economic costs are primarily dependent on future equity market returns, interest rate levels, equity volatility levels and policyholder behavior. The variable annuity hedging program is used to mitigate our exposure to equity market and interest rate changes and seeks to ensure that the required assets are available to satisfy future death benefit and living benefit obligations. While the variable annuity guarantee hedging program does not explicitly hedge statutory or GAAP reserves, as markets move up or down, in aggregate the returns generated by the variable annuity hedging program will significantly offset the statutory and GAAP reserve changes due to market movements.

The objective of the guarantee hedging program is to offset changes in equity market returns for most minimum guaranteed death benefits and all guaranteed living benefits, while also providing interest rate protection for certain minimum guaranteed living benefits. We hedge the equity market exposure using a hedge target set using market consistent valuation techniques for all guaranteed living benefits and most death benefits. We also hedge the interest rate risk in our GMWB/GMAB/GMWBL blocks using a market consistent valuation hedge target. We do not hedge interest rate risks for our GMIB or GMDB primarily because doing so would result in volatility in our regulatory reserves and rating agency capital that exceeds our tolerances and, secondarily, because doing so would produce additional volatility in GAAP financial statements.

Equity index futures on various equity indices are used to mitigate the risk of the change in value of the policyholder-directed separate account funds underlying the variable annuity contracts with minimum guarantees. A dynamic trading program is utilized to seek replication of the performance of targeted fund groups (i.e., the fund groups that can be covered by indices where liquid futures markets exist).

Total return swaps are also used to mitigate the risk of the change in value of certain policyholder-directed separate account funds. These include fund classes such as emerging markets and real estate. They may also be used instead of futures of more liquid indices where it may be deemed advantageous. This hedging strategy is employed at our discretion based on current risk exposures and related transaction costs.

Interest rate swaps are used to mitigate the impact of interest rates changes on the economic liabilities associated with certain minimum guaranteed living benefits.

Variance swaps and equity options are used to mitigate the impact of changes in equity volatility on the economic liabilities associated with certain minimum guaranteed living benefits. This program began in the second quarter of 2012.

Foreign exchange forwards are used to mitigate the impact of policyholder-directed investments in international funds with exposure to fluctuations in exchange rates of certain foreign currencies. Rebalancing is performed based on pre-determined notional exposures to the specific currencies.

Variable Annuity Capital Hedge Overlay Program. Variable annuity guaranteed benefits are hedged based on their economic or fair value; however, the statutory reserves are not based on a market value. When equity markets decrease, the statutory reserve and rating agency required assets for the variable annuity guaranteed benefits can increase more quickly than the value of the derivatives held under the guarantee hedging program. This causes regulatory reserves to increase and rating agency capital to decrease. To protect the residual risk to regulatory reserves and rating agency capital in a decreasing equity market, we implemented the use of a static capital hedge in 2008. In 2010, we shifted to the dynamic CHO program. The current CHO strategy is intended to actively mitigate equity risk to the regulatory reserves and rating agency capital of the Company. The hedge is executed through the purchase and sale of equity index futures and is designed to limit the uncovered reserve increase in an immediate down equity market scenario to an amount we believe prudent for a company of our size and scale. This amount will change over time with market movements, changes in regulatory and rating agency capital, available collateral and our risk tolerance.

The following table presents the estimated net impacts to funding our regulatory reserves to our Closed Block Variable Annuity segment, after giving effect to our CHO program and the Variable Annuity guarantee hedge program for various shocks in equity markets and interest rates. This reflects the hedging we had in place as well as any collateral (in the form of LOC) or change in underlying asset values that would be used to achieve credit for reinsurance for the segment of liabilities reinsured to our Cayman Islands subsidiary at the close of business on September 30, 2012 in light of our determination of risk tolerance and available collateral at that time, which, as noted above, may change from time to time.

	As of September 30, 2012						As of September 30, 2012
($ in millions)	Equity Market (S&P 500)						Interest Rates
	-25%	-15%	-5%	+5%	+15%	+25%	-1%	+1%
Decrease/(increase) in regulatory reserves	$(4,050)	$(2,550)	$(850)	$750	$2,100	$3,150	$(2,000)	$1,300
Hedge gain/(loss), immediate impact	3,600	2,050	650	(550)	(1,500)	(2,200)	1,450	(1,100)
Increase / (decrease) in Market Value of Assets.	—	—	—	—	—	—	250	(250)
Increase/(decrease) in LOCs	450	500	200	(150)	(150)	(150)	350	—
Net impact	—	—	—	50	450	800	50	(50)

The foregoing sensitivities illustrate the estimated impact of the indicated shocks beginning on the first market trading day following September 30, 2012 and give effect to dynamic rebalancing over the course of the shock event. The estimates of equity market shocks reflect a shock to all equity markets, domestic and global, of the same magnitude. The estimates of interest rate shocks reflect a shock to rates at all durations (a “parallel” shift in the yield curve). Decrease/(increase) in regulatory reserves includes statutory reserves for policyholder account balances, AG43 reserves and additional cash flow testing reserves related to the Closed Block Variable Annuity segment. Hedge Gain / (Loss) includes both the Variable Annuity guarantee hedge program and the CHO and assumes that hedge positions can be rebalanced during the market shock and that the performance of the derivative contracts closely matches the performance of the contract owner’s variable fund returns. Increase / (decrease) in LOCs indicates the change in the amount of LOCs used to provide credit for reinsurance at those times when the assets backing the reinsurance liabilities may be less than the statutory reserve requirement. As of September 30, 2012 the amount of LOCs required for this purpose, excluding the contingent capital facility, was $160.0 million and the actual amount of the available LOCs outstanding was $1.0 billion. Increase / (decrease) in Market Value of Assets is the estimated potential change in market value of assets supporting the segment of liabilities reinsured to our Cayman Island subsidiary from 100 basis point upward and downward shifts in interest rates. Results of an actual shock to equity markets or interest rates would likely differ from the above illustration due to issues such as ‘basis risk’ (differences in the performance of the derivative contracts versus the contract owner variable fund returns), equity shocks not occurring uniformly across all equity markets, variance in market volatility versus what is assumed, combined effects of interest rates and equities, additional impacts from rebalancing of hedges, the effects of time and changes in assumptions or methodology that affect reserves or hedge targets. Additionally, estimated net impact sensitivities vary over time as the market and closed book of business evolve or if assumptions or methodologies that affect reserves or hedge targets are refined.

We have engaged Milliman, Inc. (“Milliman”) to review the effectiveness of our Closed Block Variable Annuity equity hedge programs (the “Hedge Programs”) at protecting regulatory reserves under various equity market scenarios, as illustrated above including the regulatory capital requirement, delta hedge program gains and losses, and Capital Hedge Overlay. In conducting its review, Milliman:

(i)	created independent models, intended to be close approximations of our actual production models, to validate our statutory reserves and hedging calculations for guarantees in ING USA and SLDI. The review covered calculations from our internally developed systems. Milliman reviewed calculations for a range of policies, product types and capital market scenarios;

(ii)	validated aggregate sensitivities of the Variable Annuity Guarantee Hedging Program, including capital market sensitivities, underlying ‘greeks’ (representing rates of change of an underlying liability to movements in market variables such as equity market levels, interest rates, and volatility), and funding capital requirement by legal entity;

(iii)	reviewed our methodology to estimate the hedge gains/losses for the Variable Annuity Guarantee Hedging Program and Capital Hedge Overlay; and

(iv)	reviewed the consistency of our historical hedge rebalancing transactions to the Variable Annuity Guarantee Hedging Program’s stated ‘2% asset / liability delta’ threshold (where delta is the ‘greek’ representing the movement due to equity market level changes) and the Capital Hedge Overlay’s stated regulatory reserve threshold of trading in 25 million notional increments. The historical review covered daily equity futures trading activity during the second quarter of 2012.

Following its review, Milliman concluded that the Hedge Programs are effective based on the data and information (including internal assumptions) that we provided them as compared to their stated objectives for the components of calculating the net impact on regulatory reserves. Based on independent calculations, Milliman further concluded that hedge gain/losses comparable to the ones indicated in the table above would be expected to be realized based on the specific market movements that were assumed in the review. Milliman’s review did not include an audit or assessment of such data, information or assumptions, nor did Milliman perform a complete review of day-to-day operations of the hedge program.

For the three months ended September 30, 2012, our guarantee and overlay equity hedges resulted in a loss of approximately $800 million for ING USA, which was more than offset by a decrease in AG43 reserves in excess of reserves for cash surrender value of approximately $1,050 million for ING USA, due to increases in the equity markets. Change in statutory reserves due to equity and equity hedges for ING USA reflects non-affiliated reinsurance for variable annuity policies, but not the affiliated reinsurance transaction associated with the GMIB and GMWBL riders. ING USA accounts for substantially all of the Closed Block Variable Annuity business. In addition to equity hedge results and change in reserves due to the impact of equity market movements, statutory income includes fee income, investment income and other income offset by benefit payments, operating expenses and other costs as well as impacts to reserves and hedges due to effects of time and other market factors.

With respect to change in interest rates, regulatory reserves generally increase with decreasing rates and decrease with increasing rates, which is significantly offset by the change in value of the Variable Annuity Guarantee Hedging Program interest rate swaps.

As GAAP accounting differs from the methods used to determine regulatory reserves and rating agency capital requirements, our hedge programs may result in immediate impacts that may be lower or higher than the regulatory impacts illustrated above. The following table presents the estimated net impacts to GAAP earnings pre-tax in our Closed Bank Variable Annuity segment, which is the sum of the increase or decrease in U.S. GAAP reserves and the hedge gain or loss from our CHO program and the Variable Annuity Guarantee Hedge program for various shocks in both equity markets and interest rates. This reflects the hedging we had in place at the close of business on September 30, 2012 in light of our determination of risk tolerance at that time, which, as noted above, we adjust from time to time.

	As of September 30, 2012						As of September 30 2012
($ in millions)	Equity Market (S&P 500)						Interest Rates
	-25%	-15%	-5%	+5%	+15%	+25%	-1%	+1%
Total estimated earnings sensitivity	$1,600	$1,000	$300	$(300)	$(750)	$(1,100)	$500	$(400)

The foregoing sensitivities illustrate the impact of the indicated shocks on the first market trading day following September 30, 2012 and give effect to dynamic rebalancing over the course of the shock events. The estimates of equity market shocks reflect a shock to all equity markets, domestic and global, of the same magnitude. The estimates of interest rate shocks reflect a shock to rates at all durations (a “parallel” shift in the yield curve). Liabilities are based on GAAP reserves and embedded derivatives, with the latter including an adjustment for nonperformance risk. DAC is amortized on gross revenues which will not be volatile, however, volatility could be driven by loss recognition. Hedge Gain / (Loss) impacting the above estimated earnings sensitivity includes both the Variable Annuity Guarantee Hedge Program and the Capital Hedge Overlay Program and assumes that hedge positions can be rebalanced during the market shock and that the performance of the derivative contracts closely matches the performance of the contract owner’s variable fund returns. Actual results will differ from the estimates above due to issues such as ‘basis risk’ (differences in the performance of the derivative contracts versus the contract owner variable fund returns), changes in non-performance spreads, equity shocks not occurring uniformly across all equity markets, variance in market volatility versus what is assumed, combined effects of interest rates and equities, additional impacts from rebalancing of hedges, the effects of time, and changes in assumptions or methodology that affect reserves or hedge targets. Additionally, estimated net impact sensitivities vary over time as the market and closed book of business evolves, or if changes in assumptions or methodologies that affect reserves or hedge targets are refined. As the closed book of business evolves, actual net impacts are realized, or if changes are made to the target of the hedge program, the sensitivities may vary over time. Additionally, actual results will differ from the above due to issues such as basis risk, market volatility, changes in implied volatility, combined effects of interest rates and equities, rebalancing of hedges in the future, or the effects of time and other variations from the assumptions in the above table.

The balance of DAC, VOBA and other intangibles (net of adjustments for unrealized gains and losses) was $600.6 million as of September 30, 2012.

In addition to equity market and interest rate changes, movements in other market variables that are not explicitly hedged can also cause GAAP earnings volatility. This includes changes in implied equity market volatility (implied from the market prices of equity options) that affects the valuation of our fair value liabilities. We do not fully hedge for equity implied volatility given that such hedging introduces volatility in our regulatory reserves and rating agency capital which are not as sensitive to this market variable. As of September 30, 2012, the GAAP sensitivity (inclusive of our non-performance spread) of the GMAB / GMWB and GMWBL liabilities to a 1 percentage point move in implied volatility was approximately $54 million.

Hedging instruments

•

Guarantee Hedge. In order to mitigate equity risk associated with non-reinsured GMDBs and non-reinsured guaranteed living benefits, we enter into futures positions and total return swaps on various public market equity indices chosen to closely replicate contract owner variable fund returns. We also mitigate most of the foreign currency risk arising from its international fund exposure using forward contracts. We use market consistent valuation techniques to establish our derivative positions and to rebalance the derivative positions in response to market fluctuations. We also administer a hedging program that mitigates not only equity risk, but also the interest rate risk associated with our GMWB, GMWBL and GMAB riders. This component of the hedge primarily involves entering into interest rate swaps. In the second quarter of 2012, we entered into equity variance swaps and equity options to cover the volatility risks associated with the GMWB and GMAB riders.

•

Capital Hedge Overlay. The Variable Annuity CHO program is an overlay to the Variable Annuity Guarantee Hedge Program that mitigates the impact of potential declines in equity markets and their impact on regulatory reserves and rating agency capital. The program’s hedge strategy primarily involves using equity futures contracts.

The following table presents notional and fair value for hedging instruments:

($ in millions)	Notional Amount			Fair Value
	As of September 30, 2012	As of December 31, 2011	As of December 31, 2010	As of September 30, 2012	As of December 31, 2011	As of December 31, 2010
Guarantee Hedge Program:
Equity Futures(3)(4)	$8,673.6	$8,526.8	$5,529.8	$50.5	$17.0	$12.6
Total Return Swaps	835.2	773.6	186.2	(17.0)	(16.9)	(6.3)
Variance Swaps	1.8	—	—	(6.1)	—	—
Currency Forwards(1)	1,157.3	1,032.3	659.7	11.4	2.4	(4.8)
Interest Rate Swaps(1)(2)	17,111.0	19,352.0	9,534.0	1,111.0	1,154.7	(81.0)
Put Options(1)	351.3	63.7	44.1	29.2	—	—

Total	$28,130.2	$29,748.4	$15,953.8	$1,179.0	$1,157.2	$(79.5)

CHO Program:
Equity Futures(3)(4)	$2,231.5	$2,541.6	—	$(11.0)	$9.8	—

(1)	Offsetting contracts have not been netted, therefore total notional of all outstanding contracts is shown.
(2)	Total notional shown is a combination of pay-fix and pay-float contracts.
(3)	Fair Value equals last day’s cash settlement.
(4)	Futures notional is based on the current trade price of each contract.

Reinsurance. For contracts issued prior to January 1, 2000, most contracts with enhanced death benefit guarantees were reinsured to third-party reinsurers to mitigate the risk produced by such guaranteed death benefits. For contracts issued on or after January 1, 2000, the Company instituted a variable annuity guarantee hedging program in lieu of reinsurance. We utilized indemnity reinsurance agreements prior to January 1, 2000 to reduce our exposure to large losses from GMDBs in our Closed Block Variable Annuity segment. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge our primary liability as direct insurer of the risks. We evaluate the financial strength of potential reinsurers and continually monitor the financial strength and credit ratings of our reinsurers.

Variable Annuity Risks and Risk Management

The amounts ultimately due to policyholders under GMDB and guaranteed minimum living benefits, and the reserves required to support these liabilities, are driven by a variety of factors, including equity market performance, interest rate conditions, policyholder behavior, including exercise of various contract options, and policyholder mortality. We actively monitor each of these factors and implement a variety of risk management and financial management techniques to optimize the value of the block. Such techniques include hedging, use of offshore affiliate reinsurance, external reinsurance, and experience studies. See the Consolidated Financial Statements for more information on the reinsurance arrangements.

Market Risk Related to Equity Market Price and Interest Rates. Our variable annuity products are significantly influenced by the United States and other global equity markets. Increases or decreases in equity markets impact certain assets and liabilities related to our variable annuity products and our earnings derived from those products. A decrease in the equity markets may cause a decrease in the account values, thereby increasing the possibility that we may be required to pay amounts to contract owners due to guaranteed death and living benefits. An increase in the value of the equity markets may increase account values for these contracts, thereby decreasing our risk associated with guaranteed death and living benefits.

We are also subject to interest rate risk in our Closed Block Variable Annuity segment, as a sustained decline in interest rates may subject us to higher cost of guaranteed benefits and increased hedging costs.

In addition, in scenarios of equity market declines, sustained periods of low interest rates, rapidly rising interest rates or credit spread widening, the amount of additional statutory reserves that an insurance subsidiary is required to hold for variable annuity guarantees may increase. This increase in reserves would decrease the statutory surplus available for use in calculating its RBC ratios. In addition, collateral posting requirements for the hedge program could also pressure liquidity.

Periods of significant and sustained downturns in equity markets, increased equity volatility or reduced interest rates could result in an increase in the valuation of the future policy benefit or account balance liabilities associated with such products, resulting in a reduction to net income (loss). Although a certain portion of our guaranteed benefits are reinsured or covered under our variable annuity guarantee hedging program, for those guarantees not covered by these programs, we are exposed to the risk of increased costs and/or liabilities for benefits guaranteed in excess of account values during periods of adverse economic market conditions. Our risk management program is constantly re-evaluated to respond to changing market conditions and achieve the optimal balance and trade-offs among several important factors, including regulatory reserves, rating agency capital, RBC, earnings and other factors. A certain portion of these strategies could focus our emphasis on the protection of regulatory reserves and rating agency capital, RBC, liquidity, earnings and other factors and less on the earnings impact of guarantees, resulting in materially lower or more volatile GAAP earnings in periods of changing equity market levels. While we believe that our risk management program is effective in balancing numerous critical metrics, we are subject to the risk that our strategies and other management procedures prove ineffective or that unexpected policyholder behavior, combined with unfavorable market events, produces losses beyond the scope of the risk management strategies employed, which may have a material adverse effect on our results of operations, financial condition and cash flows. We are also subject to the risk that the cost of hedging these guaranteed minimum benefits increases as implied volatilities increase and/or interest rates decrease, resulting in adverse impact to net income (loss).

Risk Related to Hedging. Our risk management program attempts to balance a number of important factors including regulatory reserves, rating agency capital, RBC, underlying economics, earnings and other factors. As discussed above, to reduce the risk associated with guaranteed living benefits, non-reinsured GMDB and fees related to these benefits, we enter derivative contracts on various public market indices chosen to closely replicate contract owner variable fund returns.

The Company’s risk management program is constantly re-evaluated to respond to changing market conditions and manage trade-offs among capital preservation, earnings and underlying economics.

Hedging instruments we use to manage risks might not perform as intended or expected, which could result in higher realized losses and unanticipated cash needs to collateralize or settle such transactions. Adverse market conditions can limit the availability and increase the costs of hedging instruments, and such costs may not be recovered in the pricing of the underlying products being hedged. In addition, hedging counterparties may fail to perform their obligations resulting in unhedged exposures and losses on positions that are not collateralized.

Risk Related to Policyholder Behavior Assumptions. Our Closed Block Variable Annuity segment is subject to risks associated with the future behavior of policyholders and future claims payment patterns, using assumptions for mortality experience, lapse rates, GMIB annuitization rates, and GMWB/GMWBL withdrawal rates. We are required to make assumptions about these behaviors and patterns, which may not reflect the actual behaviors and patterns we experience in the future.

In particular, we have only minimal experience on policyholder behavior for our GMIB and GMWBL products, and, as a result, future experience could lead to significant changes in our assumptions. Our GMIB contracts have a ten-year waiting period before annuitization is available, with most of these GMIB contracts issued during the period 2004 to 2006. Those contracts first become eligible to annuitize during the period 2014 to 2016, but contain significant incentives to delay annuitization beyond the first eligibility date. As a result, to date we have only a statistically small sample of experience used to set annuitization rates. Therefore, we anticipate that observable experience data will become statistically credible later this decade, when a large volume of GMIB benefits begin to reach their maximum benefit over a four-year period from 2019 to 2022. It is possible, however, that more policyholders than we anticipate will choose to annuitize soon after the first eligibility date, rather than delay annuitization to receive increased guarantee benefits, in which case we may have statistically credible experience as early as in the period from 2014 to 2016.

Similarly, most of our GMWBL contracts are still in the first three to five policy years, so our assumptions for withdrawal from contracts with GMWBL benefits may change as experience emerges over the next five to seven years. In addition, like our GMIB contracts, many of our GMWBL contracts contain significant incentives to delay withdrawal. We expect customer decisions on annuitization and withdrawal will be influenced by customers’ financial plans and needs as well as by interest rate and market conditions over time and by the availability and features of competing products. If emerging experience deviates from our assumptions on either GMIB annuitization or GMWBL withdrawal, we could experience losses and a significant increase to reserve and capital requirements.

We also make estimates of expected lapse of these products, which is the probability that a policy will not remain in force from one period to the next. Lapse rates of our annuity products may be significantly impacted by the value of guaranteed minimum benefits relative to the value of the underlying separate accounts (account value or account balance). In general, policies with guarantees that are “in the money” (i.e., where the notional benefit amount is in excess of the account value) are assumed to be less likely to lapse. Conversely, “out of the money” guarantees are assumed to be more likely to lapse as the policyholder has less incentive to retain the policy. Lapse rates could also be adversely affected generally by developments that affect customer perception of us.

We make estimates of expected election rates of living benefits for these products and of the rate of election of certain optional benefits that may be exercised. The profitability of our deferred annuity products depends upon actual contract owner decisions to elect or delay the utilization of such benefits. The development of a secondary market for third-party investor strategies in the annuities business could also adversely affect the profitability of existing business by reducing lapse rates of in-the-money contracts in excess of current expectations or by causing living benefits to be elected at points in time that are more unfavorable than our current expectations. Actual lapse rates that are lower than our lapse rate assumptions could have an adverse effect on profitability in the later years of a block of business because the anticipated claims experience may be higher than expected in these later years. If actual lapse rates are significantly different from that assumed in our current reserving assumptions, our reserves for future policy benefits may prove to be inadequate.

Our variable annuity lapse rate experience has varied significantly over the period from 2006 to the present, reflecting among other factors, both pre- and post-financial crisis experience. During the early years of this period, our variable annuity policyholder lapse rate experience was higher than our current best estimate of policyholder lapse behavior would have indicated; in the later part of this period, after mid-2009, it was lower. Management’s current best estimate of variable annuity policyholder lapse behavior incorporates actual experience over the entire period, as we believe that over the duration of the Closed Block Variable Annuity policies we will experience the full range of policyholder behavior and market conditions. If our future experience were to approximate our lapse experience from either earlier in the period or later in the period, we would likely need to either reduce reserves (if actual experience were to approximate experience earlier in the period) or increase reserves (if actual experience were to approximate experience later in the period), by an amount that could be material.

We review overall policyholder experience annually (including lapse, annuitization, withdrawal and mortality), or more frequently if necessary. As customer experience continues to materialize, we may adjust our assumptions. The magnitude of any required changes could be material and adverse to the results of operations or financial condition of the Company. We increased reserves in the fourth quarter of 2011 after a comprehensive review of our assumptions relating to lapses, mortality, annuitization of income benefits and utilization of withdrawal benefits. The review in 2011 included an analysis of a larger body of actual experience than was previously available, including a longer period with low equity markets and interest rates, which we believe provided greater insight into anticipated policyholder behavior for contracts that are in the money. This resulted in an increase of GAAP reserves of $741 million and gross U.S. statutory reserves of $2,776 million in the fourth quarter of 2011. It is possible that future assumption changes could produce reserve changes of this magnitude or even greater. Any such increase to reserves could require us to make material additional capital contributions to one or more of our insurance company subsidiaries or could otherwise be material and adverse to the results of operations or financial condition of the Company.

During the third quarter of 2012 we conducted a periodic review of actuarial assumptions, including policyholder behavior assumptions. As a result of this review, we increased GAAP reserves by $114.6 million as of September 30, 2012, driven primarily by an update to lapse rates on variable annuity contracts with lifetime living benefit guarantees. The same update to lapse rates, implemented in isolation, would have increased U.S. Statutory reserves by approximately $150 million. However, the net change for U.S. Statutory reserves was not material due to offsetting revisions to projection model inputs. This change in lapse assumptions, taken together with the update to lapse assumptions we made in late 2011, moved our assumptions to be in line with lapse experience over the study period of 2006 to present. Although we believe it is appropriate to consider actual experience over that entire period in setting our assumptions, this recent change also causes our assumption to move considerably closer to our actual lapse experience for the period from mid-2009 to present. However, as described in the previous paragraph, future reserve increases in connection with experience updates could be material and adverse to the results of operations or financial condition of the Company. Any such increase to reserves could require us to make material additional capital contributions to one or more of our insurance company subsidiaries or could otherwise be material and adverse to the results of operations or financial condition of the Company. We will continue to monitor the emergence of experience. We review our assumptions at least annually, and, if necessary, update our assumptions more frequently as additional information becomes available. If adjustments to assumptions are necessary, which is ordinary course for interest-sensitive long dated liabilities, we anticipate that the financial impact of such a change will likely be in a range, either up or down, that is generally consistent with the impact experienced in the third quarter of 2012.

Other Risks. Despite the closure of new product sales, some new policy amounts continue to be deposited as additional premium to existing contracts. Benefit designs do limit the attractiveness of additional premium, but in some cases these additional premiums may increase the guarantee available to the policyholder. The volume of additional premiums has diminished since we ceased new product sales in 2010.

Closed Block Institutional Spread Products

Prior to 2009, we operated a spread lending businesses, which we call Closed Block Institutional Spread Products. However, following the recent financial crisis, investor appetite for uncollateralized liabilities not rated “AAA” collapsed and collateralized funding was constrained. As a result of these strained market conditions, Closed Block Institutional Spread Products issued $6.3 billion of new liabilities at widened funding spreads in 2009. In addition, our Closed Block Institutional Spread Products segment wrote super senior CDS contracts of which approximately $1 billion of notional amount remains outstanding. We shifted the focus of the business strategy from growing assets and earnings to running off the business over time. Total assets have declined from a peak of $14.3 billion in 2008 to approximately $4.8 billion as of September 30, 2012. We continue to reduce the block by searching for and finding opportunities to sell assets at prices that reflect the intrinsic value of the assets. Closed Block Institutional Spread Products remains an overhang on returns as it requires high capital relative to its earnings and elevated levels of liquidity in our investment portfolios. As these assets run off, capital invested in the business will be released and our portfolios will be properly adjusted.

Closed Block Other

The third financial reporting segment making up our Closed Block business is Closed Block Other, which includes continuing obligations and assets connected with the group reinsurance and individual reinsurance businesses we sold between 2004 and 2009. Effective January 2009, we sold our group reinsurance business, ING Reinsurance U.S., to RGA. The transaction was accounted for as a reinsurance transaction. To effect this sale, we entered into coinsurance agreements with various subsidiaries of RGA. See the Note for Reinsurance in our Consolidated Financial Statements for more information on these reinsurance arrangements. Between 2004 and 2009, we entered into several reinsurance transactions with Scottish Re and Hannover Re pursuant to which we ceded all liabilities related to our individual life reinsurance block. The reinsurance arrangements with respect to both the group and life individual reinsurance businesses are described more fully in “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Reinsurance” above.

Employees

As of September 30, 2012, we had approximately 7,150 employees, with most working in one of our 10 major sites in 9 states. On June 14, 2012, we announced that we entered into a seven-year agreement with Cognizant pursuant to which Cognizant will provide business processing and operations services related to our retirement, life insurance and annuities businesses (the “Cognizant transaction”). Under the terms of the agreement with Cognizant, on August 16, 2012, more than 1,000 of our employees became Cognizant employees and Cognizant gave such individuals comparable responsibilities to their former roles with us. Cognizant also purchased and subleased some of our existing facilities to provide business and workplace continuity for our customers and former employees.

Properties

As of September 30, 2012, we owned or leased 89 locations totaling approximately 2.5 million square feet, of which approximately 0.9 million square feet was owned properties and approximately 1.6 million square feet was leased properties throughout the United States. As discussed above, we sold and subleased some of our facilities (including the sale of our Minot, North Dakota facility, representing approximately 123,000 square feet) to Cognizant in the second quarter of 2012.

Litigation and Regulatory Matters

See the Note for Commitments and Contingencies in our Consolidated Financial Statements for additional information regarding our assessment of contingencies related to litigation and regulatory matters.

REGULATION

Our operations and businesses are subject to a significant number of Federal and state laws, regulations, administrative determinations and similar legal constraints. Such laws and regulations are generally designed to protect our policyholders and contract owners and not our stockholders or holders of our other securities. Many of the laws and regulations to which we are subject are regularly re-examined and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations. The recent financial market disruptions have produced, and are likely to continue to produce, extensive changes in existing laws and regulations applicable to our businesses, including the Dodd-Frank Act discussed below.

Following is a description of certain legal and regulatory frameworks to which we or our subsidiaries are or may be subject.

Legislative and Regulatory Initiatives

Legislative proposals, which have been or may again be considered by Congress, include changing the taxation of annuity benefits, changing the tax treatment of insurance products relative to other financial products and changing life insurance company taxation. Some of these proposals, if enacted, could have a material adverse effect on life insurance, annuity and other retirement savings product sales, while others could have a material beneficial effect. Administrative budget proposals to disallow insurance companies a portion of the dividends received deduction in connection with variable product separate accounts could increase the cost of such products to policyholders. In addition to the assessments imposed on certain financial companies by the Dodd-Frank Act, it is possible that Congress may adopt a form of “financial crisis responsibility” fee or tax on banks and other financial firms to mitigate costs to taxpayers of various government programs established to address the recent financial crisis and offset costs of potential future crises.

In the third quarter of 2010, the SEC proposed rescinding Rule 12b-1 under the Investment Company Act and adopting a new Rule 12b-2. If adopted, the proposal would impose new limitations on the levels of distribution-related charges that could be paid by mutual funds, including funds available under the Company’s variable annuity products. At this time, it is unclear when or if further action will be taken on this proposal.

Dutch State Transactions and Restructuring Plan

In November 2009, the 2009 Restructuring Plan received formal EC approval and the separation of insurance and banking operations and other components of the 2009 Restructuring Plan were approved by ING Group’s shareholders. On January 28, 2010, ING announced the filing of its appeal with the General Court of the European Union against specific elements of the EC’s decision regarding the 2009 Restructuring Plan.

On March 2, 2012, the General Court handed down its judgment in relation to ING Group’s appeal and annulled part of the EC’s state aid decision. Subsequently, the EC filed an appeal against the General Court’s judgment before the Court of Justice of the European Union. In parallel, the EC adopted a decision on May 11, 2012 that re-approved the state aid granted to ING Group as compatible with the internal market on the basis of ING Group’s 2009 Restructuring Plan. On the same date, the EC adopted an interim decision which opened an investigation concerning certain amendments and elements of the 2009 Restructuring Plan (the “Investigation”). On November 19, 2012, ING Group and the EC announced that the EC approved the 2012 Amended Restructuring Plan. The deadline as agreed with the EC in the 2012 Amended Restructuring Plan requires ING Group to divest at least 25% of the Company by December 31, 2013, more than 50% of the Company by December 31, 2014, and 100% of the Company by December 31, 2016. The divestment of 50% of the Company is measured in terms of a divestment of over 50% of the shares of ING U.S., Inc., the loss of ING Group’s majority of directors on ING U.S., Inc.’s board of directors and the accounting deconsolidation of the Company (in line with IFRS accounting rules). The Investigation has been finalized by the EC and ING Group’s appeal against the EC’s May 11, 2012 decision has been withdrawn. In case ING Group does not satisfy its commitment to divest the Company as agreed with the EC, the Dutch State will renotify the recapitalization measure to the EC. In such a case the EC may require additional restructuring measures or take enforcement actions against ING Group, or, at the request of ING Group and the Dutch State, could allow ING Group more time to complete the divestment.

Regulation Affecting ING U.S., Inc.

We are a holding company for all of our business operations, which we conduct through our subsidiaries. We, as an insurance holding company, are not licensed as an insurer, investment advisor, broker-dealer, or other regulated entity. However, because we own regulated insurers, we are subject to regulation as an insurance holding company.

Insurance Regulation

United States

Our U.S. insurance subsidiaries are subject to comprehensive regulation and supervision under U.S. state and federal laws. Each U.S. state, the District of Columbia and U.S. territories and possessions have insurance laws that apply to companies licensed to carry on an insurance business in the jurisdiction. The primary regulator of an insurance company, however, is located in its state of domicile. Each of our U.S. insurance subsidiaries is licensed and regulated in each state where it conducts insurance business.

State insurance regulators have broad administrative powers with respect to all aspects of the insurance business including: licensing to transact business, licensing agents, admittance of assets to statutory surplus, regulating premium rates for certain insurance products, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, establishing credit for reinsurance requirements, fixing maximum interest rates on life insurance policy loans and minimum accumulation or surrender values and other matters. State insurance laws and regulations include numerous provisions governing the marketplace conduct of insurers, including provisions governing the form and content of disclosures to consumers, product illustrations, advertising, product replacement, suitability, sales and underwriting practices, complaint handling and claims handling. State regulators enforce these provisions through periodic market conduct examinations. State insurance laws and regulations regulating inter-party transactions, the payment of dividends, the types, amounts and valuations of permitted investments and change of control transactions are discussed in greater detail below.

Our principal insurance subsidiaries are domiciled in Colorado, Connecticut, Iowa and Minnesota. Our other U.S. insurance subsidiaries are domiciled in Indiana and New York. Our insurance subsidiaries domiciled in Colorado, Connecticut, Indiana, Iowa, Minnesota and New York are collectively referred to as “our insurance subsidiaries” in this prospectus for purposes of discussions of U.S. insurance regulatory matters. In addition, we have special purpose financial captive insurance company subsidiaries domiciled in Missouri and South Carolina that provide reinsurance to our U.S. insurance subsidiaries in order to facilitate the financing of excess reserve requirements associated with Regulation XXX or AG38. For more information on our use of captive reinsurance structures, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Letter of Credit Facilities and Subsidiary Credit Support Arrangements.” We also have a subsidiary in the Cayman Islands that primarily provides reinsurance to our insurance subsidiaries.

State insurance laws and regulations require our insurance subsidiaries to file financial statements with state insurance regulators everywhere they are licensed and the operations of our insurance subsidiaries and accounts are subject to examination by those regulators at any time. Our insurance subsidiaries prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these regulators. The NAIC has approved a series of uniform statutory accounting principles, or SAP, that have been adopted, in some cases with minor modifications, by all state insurance regulators.

As a basis of accounting, SAP was developed to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with assuring an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary state. The values for assets, liabilities and equity reflected in financial statements prepared in accordance with GAAP are usually different from those reflected in financial statements prepared under SAP.

Effective with the annual reporting period ended December 31, 2010, the NAIC adopted revisions to the Annual Financial Reporting Model Regulation, or the Model Audit Rule, related to auditor independence, corporate governance and internal control over financial reporting. The adopted revisions require that we file reports with state insurance regulators regarding our assessment of internal control over financial reporting.

State insurance laws and regulations governing our special purpose financial captive insurance company subsidiaries domiciled in South Carolina and Missouri require such entities to file financial statements with their respective domiciliary state insurance regulators, including statutory financial statements.

State insurance regulators conduct periodic financial examinations of the books, records, accounts and business practices of insurers domiciled in their states, generally every three to five years. Financial examinations are generally carried out in cooperation with the insurance regulators of other states under guidelines promulgated by the NAIC. State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general also from time to time make inquiries and conduct examinations or investigations regarding the compliance by our company, as well as other companies in our industry, with, among other things, insurance laws and securities laws.

Our special purpose financial captive insurance company subsidiaries domiciled in South Carolina and Missouri are subject to periodic financial examinations by their respective domiciliary state insurance regulators.

Insurance Holding Company Regulation

ING U.S., Inc. and our insurance subsidiaries are subject to the insurance holding companies laws of the states in which such insurance subsidiaries are domiciled. These laws generally require each insurance company directly or indirectly owned by the holding company to register with the insurance regulator in the insurance company’s state of domicile and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions affecting the insurers in the holding company system must be fair and reasonable and, if material, require prior notice and approval or non-disapproval by the state’s insurance regulator. Our special purpose financial captive insurance company subsidiaries are not subject to insurance holding company laws.

Change of Control. State insurance holding company regulations generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each of the domiciliary states of our insurance subsidiaries, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company. This statutory presumption of control may be rebutted by a showing that control does not exist in fact. The state insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of voting securities.

To obtain approval of any change in control, the proposed acquirer must file with the applicable insurance regulator an application disclosing, among other information, its background, financial condition, the financial condition of its affiliates, the source and amount of funds by which it will effect the acquisition, the criteria used in determining the nature and amount of consideration to be paid for the acquisition, proposed changes in the management and operations of the insurance company and other related matters. In considering an application to acquire control of an insurer, the insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s Board of Directors and executive officers, the acquirer’s plans for the management and operation of the insurer and any anti-competitive results that may arise from the acquisition.

In addition, many state insurance laws require prior notification of state insurance regulators of a change in control of a non-domiciliary insurance company doing business in that state. While these pre-notification statutes do not authorize the state insurance regulators to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of our insurance subsidiaries may require prior notification in those states that have adopted pre-acquisition notification laws.

Any purchaser of shares of common stock representing 10% or more of the voting power of our capital stock will be presumed to have acquired control of our insurance subsidiaries unless, following application by that purchaser in each insurance subsidiary’s state of domicile, the relevant insurance commissioner determines otherwise.

The licensing orders governing our special purpose financial captive insurance company subsidiaries domiciled in South Carolina and Missouri provide that any change of control requires the approval of such insurance company’s domiciliary state insurance regulator. Although our special purpose financial captive insurance company subsidiaries are not subject to insurance holding company laws, such domiciliary state insurance regulator may use all or a part of the holding company law framework described above in determining whether to approve a proposed change of control.

The laws and regulations regarding change of control transactions may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through unsolicited transactions that some of our stockholders might consider to be desirable.

Recent Actions by the NAIC. The NAIC recently adopted significant changes to the insurance holding company act and regulations (the “NAIC Amendments”). The NAIC Amendments are designed to respond to perceived gaps in the regulation of insurance holding company systems in the United States. One of the major changes is a requirement that an insurance holding company system’s ultimate controlling person submit annually to its lead state insurance regulator an “enterprise risk report” that identifies activities, circumstances or events involving one or more affiliates of an insurer that, if not remedied properly, are likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole. Other changes include requiring a controlling person to submit prior notice to its domiciliary insurance regulator of a divestiture of control, detailed minimum requirements for cost sharing and management agreements between an insurer and its affiliates and expansion of the agreements between an insurer and its affiliates to be filed with its domiciliary insurance regulator. The NAIC Amendments must be adopted by the individual state legislatures and insurance regulators in order to be effective. Each of Indiana and Connecticut adopted its version of the NAIC Amendments, which became effective July 1, 2012 and October 1, 2012 respectively. We cannot predict whether the NAIC Amendments will be adopted in whole or in part by other states or the impact, if any, these changes will have on our business, financial condition or results of operations.

In addition, the NAIC has proposed a “Solvency Modernization Initiative.” The Solvency Modernization Initiative focuses on the entire U.S. financial regulatory system and all aspects of financial regulation affecting insurance companies. Though broad in scope, the NAIC has stated that the Solvency Modernization Initiative will focus on: (1) capital requirements; (2) corporate governance and risk management; (3) group supervision; (4) statutory accounting and financial reporting; and (5) reinsurance. We cannot predict the effect of these initiatives on us at this time.

Dividend Payment Restrictions. As a holding company with no significant business operations of our own, we will depend on dividends and other distributions from our subsidiaries as the principal source of cash to meet our obligations, including the payment of interest on, and repayment of, principal of any debt obligations. The states in which our insurance subsidiaries are domiciled impose certain restrictions on the subsidiaries’ ability to pay dividends to us. These restrictions are based in part on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts, or extraordinary dividends, are subject to approval by the insurance commissioner of the state of domicile of the insurance subsidiary proposing to pay the dividend.

Under the insurance laws applicable to our insurance subsidiaries domiciled in Colorado, Connecticut, Indiana, Iowa and Minnesota, an extraordinary dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding twelve months, exceeds the greater of (1) 10% of the insurer’s policyholder surplus as of the preceding December 31, or (2) the insurer’s net gain from operations for the twelve-month period ended the preceding December 31, in each case determined in accordance with statutory accounting principles. New York has similar restrictions, except that New York’s statutory definition of extraordinary dividend or distribution is an aggregate amount in any calendar year that exceeds the lesser of (1) 10% of policyholder’s surplus for the twelve-month period ended the preceding December 31, or (2) the insurer’s net gain from operations for the twelve-month period ended the preceding December 31, not including realized capital gains. In addition, under the insurance laws of the states of domicile of our principal insurance subsidiaries, no dividend or other distribution exceeding an amount equal to an insurance company’s earned surplus may be paid without the domiciliary insurance regulator’s prior approval.

Indiana law also requires the Indiana Department of Insurance to, at least one (1) time each year, review the ordinary shareholder dividends paid by each domestic insurer to determine whether dividends paid by the insurer meet certain standards, including whether the dividends paid by the insurer are reasonable in relation to the adequacy of the level of policyholder surplus of the insurer remaining after the payment of dividends. The Indiana Department of Insurance is also required to follow a practice under which the Department issues an order to a domestic insurer to limit the payment of ordinary shareholder dividends by the insurer if the Department determines that the policyholder surplus of the insurer does not meet certain standards, including that such surplus is not reasonable in relation to the outstanding liabilities of the insurer.

Our special purpose financial captive insurance company subsidiaries domiciled in South Carolina and Missouri may not declare or pay dividends in any form to us other than in accordance with their respective insurance securitization transaction agreements and their respective governing licensing orders, and in no event may the dividends decrease the capital of the captive below the minimum capital requirement applicable to it, and, after giving effect to the dividends, the assets of the captive paying the dividend must be sufficient to satisfy its domiciliary insurance regulator that it can meet its obligations. Approval by a captive’s domiciliary insurance regulator of an ongoing plan for the payment of dividends or other distribution is conditioned upon the retention, at the time of each payment, of capital or surplus equal to or in excess of amounts specified by, or determined in accordance with formulas approved for the captive by its domiciliary insurance regulator.

In the second quarter of 2012, our principal insurance subsidiaries domiciled in Colorado, Connecticut, Iowa and Minnesota received regulatory approvals or notices of non-objection, as the case may be, from their respective domiciliary state insurance regulators to make extraordinary distributions to ING U.S., Inc. or Lion Holdings in the aggregate amount of $800.0 million in response to 2012 extraordinary dividend requests. As of December 31, 2011, each of our insurance subsidiaries domiciled in Colorado, Iowa and Minnesota had negative earned surplus and did not have capacity to make ordinary dividend payments to ING U.S., Inc. or Lion Holdings without regulatory approval. Our Connecticut domiciled insurance company, ILIAC, had positive earned surplus as of December 31, 2011 and could have paid a maximum amount of $190.0 million of ordinary dividends to Lion Holdings without regulatory approval at March 31, 2012, but ILIAC’s 2012 distribution request exceeded its year-end 2011 earned surplus and therefore required domiciliary regulatory approval. The approved extraordinary distributions of $800.0 million (including the $190.0 million ordinary dividend capacity of ILIAC), were made on June 26, 2012.

Following payment of such distributions set out in the table below, our principal insurance subsidiaries domiciled in Colorado, Iowa and Minnesota each had negative earned surplus accounts and therefore at the date of this prospectus have no current ordinary dividend capacity. ILIAC’s 2012 extraordinary distribution exceeded its year end 2011 earned surplus and therefore at the date of this prospectus it has no current ordinary dividend capacity. Any further dividends or distributions paid by any of these insurance subsidiaries will be on an extraordinary basis (and, therefore, subject to prior regulatory approval or notice of non-objection, as they case may be) until ordinary dividend capacity is developed. The ability to pay ordinary dividends will require the development by each insurance company of a positive earned surplus and will be limited to a distribution amount that does not exceed the insurance company’s prior year-end positive earned surplus and its applicable state insurance ordinary dividend threshold, after taking into account dividends and distributions made within the preceding twelve months. The following table presents the extraordinary distributions paid by our principal insurance subsidiaries in 2012:

($ in millions) Insurance Subsidiary	State of Domicile	Extraordinary Distributions Paid in 2012 (through September 30, 2012)
ING USA Annuity and Life Insurance Company	Iowa	$250.0
Security Life of Denver Insurance Company	Colorado	$80.0
ReliaStar Life Insurance Company	Minnesota	$130.0
ING Life Insurance and Annuity Company	Connecticut	$340.0	(1)

(1)	Included $190 million of ordinary dividend capacity that ILIAC could have paid without regulatory approval in 2012.

As of the date of this prospectus, we expect the primary future sources of funds available to meet ongoing cash needs of ING U.S., Inc., will be extraordinary dividends and distributions from our insurance company subsidiaries (for which the prior approval or notice of non-objection, as the case may be, of our state insurance regulators is required), and dividends and distributions from our non-insurance company subsidiaries. We also expect that, in the near term, ILIAC, one of our principal insurance company subsidiaries, will have some limited ordinary dividend capacity (for which prior regulatory approval is not required). We are in the process of engaging with the state insurance regulators of our principal insurance subsidiaries to seek approval for additional extraordinary distributions to be paid to ING U.S., Inc. or Lion Holdings, as the case may be, immediately prior to the time of our anticipated initial public offering. In addition, we are engaging with such regulators to seek approval for enhanced ordinary dividend and distribution paying capacity from our principal insurance company subsidiaries following such offering. There can be no assurance that we will obtain either of such approvals.

See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Restrictions on Dividends and Returns of Capital from Subsidiaries” for a discussion of dividends and distributions from our insurance subsidiaries.

Financial Regulation

Policy and Contract Reserve Sufficiency Analysis. Under the laws and regulations of their states of domicile, our insurance subsidiaries are required to conduct annual analyses of the sufficiency of their life and annuity statutory reserves. Other jurisdictions in which these subsidiaries are licensed may have certain reserve requirements that differ from those of their domiciliary jurisdictions. In each case, a qualified actuary must submit an opinion that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, are sufficient to meet the insurer’s contractual obligations and related expenses. If such an opinion cannot be rendered, the affected insurer must set up additional statutory reserves by moving funds from available statutory surplus. Our insurance subsidiaries submit these opinions annually to applicable insurance regulatory authorities.

Recent actions by the NAIC. The NAIC has begun a process of redefining the reserve methodology for certain of our insurance liabilities under a framework known as Principles-Based Reserving (“PBR”). Under PBR, an insurer’s reserves are still required to be conservative, since a primary focus of SAP is the protection of policyholders, however, greater credence is given to the insurer’s realized past experience and anticipated future experience as well as to current economic conditions. An important part of the PBR framework was the adoption of AG43 as of December 31, 2009 for variable annuity guaranteed benefits. Another significant development is the recent adoption of VM, which defines PBR for life insurance policies. The full NAIC membership adopted the VM in December 2012. The model law that enables VM will become effective on the January 1st after it has been adopted by at least 42 of the 55 jurisdictions that make up the NAIC, with the further proviso that the 42 adopting jurisdictions must also account for 75% of the premium by U.S. life insurance companies (measured as of 2008). VM is expected to become effective no earlier than January 1, 2015, and we anticipate that its provisions will require us to make changes to certain of our term and universal life insurance policies, in particular, those policies with guaranteed features and may result in more volatility on our financial results given the greater weight it places on current economic conditions.

The NAIC adopted revisions to AG38, specifically regarding reserving for certain universal life secondary guarantee products. Reserves on in-force business as of December 31, 2012 are now subject to a floor calculation based on assumptions consistent with a new PBR framework developed by the NAIC. Reserves on business written after December 31, 2012 will be calculated using a modified formulaic approach. We have not yet completed our analysis of the impact of these revisions on our reserves, and the revisions may require us to increase our statutory reserves for universal life policies with secondary guarantees. Further, changes in the method of calculating reserves may also impact the future profitability and sales of our universal life policies with secondary guarantees.

Surplus and Capital Requirements. Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our insurance subsidiaries, to limit or prohibit the ability of an insurer to issue new policies if, in the regulators’ judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Insurance regulators may also limit the ability of an insurer to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year. We do not currently believe that the current or anticipated levels of statutory surplus of our insurance subsidiaries present a material risk that any such regulator would limit the amount of new policies that our principal insurance subsidiaries may issue.

Risk-Based Capital. The NAIC has adopted risk based capital, or RBC, requirements for life, health and property and casualty insurance companies. The requirements provide a method for analyzing the minimum amount of adjusted capital (statutory capital and surplus plus other adjustments) appropriate for an insurance company to support its overall business operations, taking into account the risk characteristics of the company’s assets, liabilities and certain off-balance sheet items. State insurance regulators use the RBC requirements as an early warning tool to identify possibly inadequately capitalized insurers. An insurance company found to have insufficient statutory capital based on its RBC ratio may be subject to varying levels of additional regulatory oversight depending on the level of capital inadequacy. As of December 31, 2011, the RBC of each of our insurance subsidiaries exceeded statutory minimum RBC levels that would require any regulatory or corrective action.

IRIS Tests. The NAIC has developed a set of financial relationships or tests known as the Insurance Regulatory Information System, or IRIS, to assist state regulators in monitoring the financial condition of U.S. insurance companies and identifying companies requiring special attention or action. For IRIS ratio purposes, our principal insurance subsidiaries submit data to the NAIC on an annual basis. The NAIC analyzes this data using prescribed financial data ratios. A ratio falling outside the prescribed “usual range” is not considered a failing result. Rather, unusual values are viewed as part of the regulatory early monitoring system. In many cases, it is not unusual for financially sound companies to have one or more ratios that fall outside the usual range.

Regulators typically investigate or monitor an insurance company if its IRIS ratios fall outside the prescribed usual range for four or more of the ratios, but each states has the right to inquire about any ratios falling outside the usual range. The inquiries made by state insurance regulators into an insurance company’s IRIS ratios can take various forms. In some instances, regulators may require the insurance company to provide a written explanation as to: the causes of the particular ratios being outside the usual range; management’s actions to produce results that will be within the usual range in future years; and what, if any, actions the insurance company’s domiciliary state insurance regulators have taken. Regulators are not required to take action if an IRIS ratio is outside the usual range, but depending upon the nature and scope of the particular insurance company’s exception, regulators may request additional information to monitor going forward and as a consequence thereof, may take additional regulatory action.

IRIS consists of a statistical phase and an analytical phase whereby financial examiners review insurers’ annual statements and financial ratios. The statistical phase consists of 12 key financial ratios based on year-end data that are generated from the NAIC database annually; each ratio has a “usual range” of results. As of December 31, 2011, ReliaStar Life Insurance Company of New York had five ratios outside the usual range, RLI had four ratios outside the usual range, SLD had two ratios outside the usual range, and ING USA had one ratio outside the usual range. There were six different IRIS ratios as to which our subsidiaries fell outside the usual range, including: change in premium, change in product mix, change in reserving ratio, net income (loss) to total income (including realized gains and losses), gross change in capital and surplus, net change in capital and surplus.

Management does not anticipate regulatory action as a result of the 2011 IRIS ratio results. In all instances in prior years, regulators have been satisfied upon follow-up that no regulatory action was required. It is possible that similar results may not occur in the future.

Insurance Guaranty Associations. Each state has insurance guaranty association laws that require insurance companies doing business in the state to participate in various types of guaranty associations or other similar arrangements. The laws are designed to protect policyholders from losses under insurance policies issued by insurance companies that become impaired or insolvent. Typically, these associations levy assessments, up to prescribed limits, on member insurers on the basis of the member insurer’s proportionate share of the business in the relevant jurisdiction in the lines of business in which the impaired or insolvent insurer is engaged. Some jurisdictions permit member insurers to recover assessments that they paid through full or partial premium tax offsets, usually over a period of years.

Privacy Regulation

In conducting our business, we collect and maintain personal data from our customers including personally identifiable non-public financial and health information. As a result, we are subject to regulation under federal and state privacy laws that require us to institute policies and procedures to protect against the improper use or disclosure of this information.

Marketing and Sales

State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of fixed, indexed and variable annuities. In particular, the NAIC has adopted a revised SAT, which will, if enacted by the states, place new responsibilities upon issuing insurance companies with respect to the suitability of annuity sales, including responsibilities for training agents. Several states have already enacted laws based on the SAT.

Securities Regulation Affecting Insurance Operations

Certain of our principal insurance subsidiaries sell variable life insurance and variable annuities that are registered with and regulated by the SEC as securities under the Securities Act. These products are issued through separate accounts that are registered as investment companies under the Investment Company Act, and are regulated by state law. Each separate account is generally divided into sub-accounts, each of which invests in an underlying mutual fund which is itself a registered investment company under the Investment Company Act. Our mutual funds, and in certain states, our variable life insurance and variable annuity products, are subject to filing and other requirements under state securities laws. Federal and state securities laws and regulations are primarily intended to protect investors and generally grant broad rulemaking and enforcement powers to regulatory agencies.

Federal Initiatives Affecting Insurance Operations

The U.S. federal government generally does not directly regulate the insurance business. However, the Dodd-Frank Act established the FSOC, which is authorized to subject non-bank financial companies deemed systemically significant to stricter prudential standards and other requirements and to subject such companies to a special orderly liquidation process outside the federal Bankruptcy Code, administered by the Federal Deposit Insurance Corporation. Insurance company subsidiaries would remain subject to liquidation and rehabilitation proceedings under state law, although the FSOC is authorized to direct that such a proceeding be commenced against the insurer under state law. In addition, the Dodd-Frank Act established a Federal Insurance Office within the Treasury Department. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office performs various functions with respect to insurance, including serving as a non-voting member of the FSOC, making recommendations to the FSOC regarding insurers to be designated for more stringent regulation and representing the U.S. in the negotiation of international insurance agreements with foreign insurance regulators. The director is also required to conduct a study on how to modernize and improve the system of insurance regulation in the United States, including by increasing national uniformity through either a federal charter or effective action by the states.

Federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include federal health care regulation, pension regulation, financial services regulation, federal tax laws relating to insurance and annuity product taxation and the USA PATRIOT Act of 2001 (the “Patriot Act”) requiring, among other things, the establishment of anti-money laundering monitoring programs.

In addition, from time to time, federal measures are proposed which may significantly affect the insurance business, including limitations on antitrust immunity, tax incentives for lifetime annuity payouts, simplification bills affecting tax-advantaged or tax-exempt savings and retirement vehicles, proposals related to an optional federal charter for insurance companies and proposals to modify or eliminate the estate tax. In addition, various forms of direct federal regulation of insurance have been proposed in recent years.

Cayman Islands

As noted above, we have an insurance subsidiary in the Cayman Islands that primarily provides reinsurance to our U.S. insurance subsidiaries. Our Cayman Islands insurance subsidiary holds an unrestricted Class B insurance license issued by the Cayman Islands Monetary Authority, or “CIMA”. Our Cayman Islands insurance subsidiary is subject to regulation and supervision by the CIMA under applicable Cayman Islands insurance law.

CIMA has broad powers to examine the affairs of insurance companies, with full access to business and other records of these companies and power to call on the appointed insurance manager to provide any information or explanation. Cayman Islands insurance law requires every insurer which does not have its own staffed office in the Cayman Islands to appoint an insurance manager resident in the Cayman Islands which our Cayman Islands insurance subsidiary has duly done. Cayman Islands insurance law also requires every insurer to maintain full and proper business records at a designated principal office in the Cayman Islands to ensure that CIMA has ready access to same. The insurance manager has a statutory duty to notify the Cayman Islands authorities if it has any cause for concern. CIMA also conducts periodic financial examinations of the books, records, accounts and business practices of insurers in the Cayman Islands.

Our Cayman Islands insurance subsidiary, as a holder of an unrestricted Class B insurance license, was required to submit a business plan to CIMA containing, among other items, (1) a description of its ownership structure; (2) an overview of its capitalization, accounting and reserving methodologies; (3) a summary of its key reinsurance transactions; (4) a listing of its key financial information; and (5) a description of certain of its affiliated transactions. Our Cayman Islands insurance subsidiary is only permitted to conduct the insurance business detailed within the business plan and must seek prior approval from CIMA of any material changes in the information supplied to them and file an annual certificate of compliance.

There are minimum capital or net worth requirements for a licensee prescribed by Cayman Island insurance law. These minimum requirements vary depending on the scale and nature of the business to be carried on. Every licensee must demonstrate appropriate underwriting expertise which can be supplied by the insurance manager.

Every licensee, including our Cayman Islands insurance subsidiary, is required to prepare its financial statements in accordance with any internationally recognized set of generally accepted accounting principles approved by CIMA. Our Cayman Islands insurance subsidiary prepares its financial statements in accordance with IFRS, except for certain CIMA approved modifications related to effecting capital contributions with retroactive effect; accounting for U.S. statutory reserves by recording on the balance sheet the excess reserve against an offsetting “sundry asset” on the balance sheet; and the method for calculating reserves related to certain classes of reinsured business. Under recently adopted provisions of the Cayman Islands insurance law, for which implementing regulations have not been promulgated as of the date of this prospectus, licensees carrying on long term business, in addition to preparing financial statements in accordance with generally accepted accounting principles, will be required to prepare on an annual basis an actuarial valuation of their respective assets and liabilities, certified by an approved actuary, so as to enable CIMA to be satisfied as to the licensee’s solvency.

Change of Control. Shares of a licensee totaling more than 5% of its issued share capital cannot be transferred or disposed of in any manner without the prior approval of CIMA. To obtain approval of any transfer or disposition, a licensee must file an application setting out any proposed changes to the management and operation of the licensee, any changes to the business plan and provide information establishing the fitness and propriety of any new owner or manager, among other matters. In addition, any indirect change in the ownership of a licensee that would result in a change to its approved business plan will require the approval of CIMA.

Dividend Payment Restrictions. There are no specific dividend payment restrictions under Cayman Islands insurance law. Dividends may be paid out of a licensee’s share premium account or out of a licensee’s profits. However, licensees are subject to the minimum net worth and solvency requirements set out above. Licensees must also pay dividends in accordance with the requirements set out in their respective constituent documents and the Companies Law of the Cayman Islands, which requires that no dividends may be paid to members out of the share premium account unless, immediately following the date on which the dividend is proposed to be paid, the company shall be able to pay its debts as they fall due in the ordinary course of business. In addition, a Cayman Islands company can re-purchase or redeem its shares out of capital pursuant to the terms of its constituent documents and the Cayman Islands Companies Law as long as the company is able to pay its debts as they fall due in the ordinary course of business. Our Cayman Islands insurance subsidiary is a party to a financing arrangement that restricts the payment of dividends and other distributions above a certain annual maximum amount while the financing arrangement is in place.

Regulation of Investment and Retirement Products and Services

Our investment, asset management and retirement products and services are subject to federal and state tax, securities, fiduciary (including ERISA), insurance and other laws and regulations. The SEC, FINRA, the CFTC, state securities commissions, state banking and insurance departments and the DOL and the Treasury Department are the principal regulators that regulate these products and services. The Dodd-Frank Act may also impact our investment, asset management, retirement and securities operations. See “—Financial Reform Legislation and Initiatives—Dodd-Frank Wall Street Reform and Consumer Protection Act” below.

Federal and state securities laws and regulations are primarily intended to protect investors in the securities markets and generally grant regulatory agencies broad enforcement and rulemaking powers, including the power to limit or restrict the conduct of business in the event of non-compliance with such laws and regulations. Federal and state securities regulatory authorities and FINRA from time to time make inquiries and conduct examinations regarding compliance by us and our subsidiaries with securities and other laws and regulations.

Securities Regulation with Respect to Certain Insurance and Investment Products and Services

Our variable life insurance, variable annuity and mutual fund products are generally “securities” within the meaning of, and registered under, the federal securities laws, and are subject to regulation by the SEC and FINRA. Our mutual funds, and in certain states our variable life insurance and variable annuity products, are also “securities” within the meaning of state securities laws. As securities, these products are subject to filing and certain other requirements. Sales activities with respect to these products are generally subject to state securities regulation, which may affect investment advice, sales and related activities for these products.

Some of our subsidiaries issue certain fixed and indexed annuities supported by the company’s general account and/or variable annuity contracts and variable life insurance policies through the company’s separate accounts. These subsidiaries and their activities in offering and selling variable insurance and annuity products are subject to extensive regulation under the federal securities laws administered by the SEC. Some of our separate accounts, as well as mutual funds that we sponsor, are registered as investment companies under the Investment Company Act, and the units or shares, as applicable, of certain of these investment companies are qualified for sale in some or all states, the District of Columbia and Puerto Rico. Each registered separate account is generally divided into sub-accounts, each of which invests in an underlying mutual fund, which is itself a registered investment company under the Investment Company Act. In addition, the variable annuity contracts and variable life insurance policies issued by the separate accounts and certain fixed and indexed annuities supported by some of our subsidiaries’ general accounts, as well as mutual funds we sponsor, are registered with the SEC under the Securities Act. Certain variable contract separate accounts sponsored by our subsidiaries are exempt from registration, but may be subject to other provisions of the federal securities laws.

Broker-Dealers and Investment Advisers

Our securities operations, principally conducted by a number of SEC-registered broker-dealers, are subject to federal and state securities, commodities and related laws, and are regulated principally by the SEC, the CFTC, state securities authorities, FINRA, the Municipal Securities Rulemaking Board and similar authorities. Agents and employees registered or associated with any of our broker-dealer subsidiaries are subject to the Exchange Act and to regulation and examination by the SEC, FINRA and state securities commissioners. The SEC and other governmental agencies and self-regulatory organizations, as well as state securities commissions in the United States, have the power to conduct administrative proceedings that can result in censure, fines, cease-and-desist orders or suspension, termination or limitation of the activities of the regulated entity or its employees.

Broker-dealers are subject to regulations that cover many aspects of the securities business, including, among other things, sales methods and trading practices, the suitability of investments for individual customers, the use and safekeeping of customers’ funds and securities, capital adequacy, recordkeeping, financial reporting and the conduct of directors, officers and employees. The federal securities laws may also require, upon a change in control, re-approval by shareholders in registered investment companies of the investment advisory contracts governing management of those investment companies, including mutual funds included in annuity products. Investment advisory clients may also need to approve, or consent to, investment advisory agreements upon a change in control. In addition, broker-dealers are required to make certain monthly and annual filings with FINRA, including monthly FOCUS reports (which include, among other things, financial results and net capital calculations) and annual audited financial statements prepared in accordance with GAAP.

Pursuant to the Dodd-Frank Act, the SEC is authorized to establish a standard of conduct applicable to brokers and dealers whereby they would be required to act in the best interest of the customer without regard to the financial or other interest of the broker or dealer when providing personalized investment advice to retail and other customers. A January 2011 SEC study acknowledges that the offering of proprietary products would not be a per se violation of any such standard of care and that broker-dealers selling proprietary or a limited range of products could be permitted to make certain disclosures about their limited product offerings and obtain customer consents or acknowledgements. See “—Financial Reform Legislation and Initiatives—Dodd-Frank Wall Street Reform and Consumer Protection Act” below for more information on the Dodd-Frank Act.

As registered broker-dealers and members of various self-regulatory organizations, our registered broker-dealer subsidiaries are subject to the SEC’s Uniform Net Capital Rule, which specifies the minimum level of net capital a broker-dealer is required to maintain and requires a minimum part of its assets to be kept in relatively liquid form. These net capital requirements are designed to measure the financial soundness and liquidity of broker-dealers. The uniform net capital rule imposes certain requirements that may have the effect of preventing a broker-dealer from distributing or withdrawing capital and may require that prior notice to the regulators be provided prior to making capital withdrawals. Certain of our broker-dealers are also subject to the net capital requirements of the CFTC and the various securities and commodities exchanges of which they are members. Compliance with net capital requirements could limit operations that require the intensive use of capital, such as trading activities and underwriting, and may limit the ability of our broker-dealer subsidiaries to pay dividends to us.

Some of our subsidiaries are registered as investment advisers under the Investment Advisers Act and provide advice to registered investment companies, including mutual funds used in our annuity products, as well as an array of other institutional and retail clients. The Investment Advisers Act and Investment Company Act may require that fund shareholders be asked to approve new investment advisory contracts with respect to those registered investment companies upon a change in control of a fund’s adviser. Likewise, the Investment Advisers Act may require that other clients consent to the continuance of the advisory contract upon a change in control of the adviser. Further, proposals have been made that the SEC establish a self-regulatory organization with respect to registered investment advisers, which could increase the level of regulatory oversight over such investment advisers.

The commodity futures and commodity options industry in the United States is subject to regulation under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The CFTC is charged with the administration of the Commodity Exchange Act and the regulations adopted under that Act. Some of our subsidiaries are registered with the CFTC as commodity pool operators and commodity trading advisors. Our futures business is also regulated by the National Futures Association.

Employee Retirement Income Security Act Considerations

ERISA is a comprehensive federal statute that applies to U.S. employee benefit plans sponsored by private employers and labor unions. Plans subject to ERISA include pension and profit sharing plans and welfare plans, including health, life and disability plans. Among other things, ERISA imposes reporting and disclosure obligations, prescribes standards of conduct that apply to plan fiduciaries and prohibits transactions known as “prohibited transactions,” such as conflict-of-interest transactions, self-dealing and certain transactions between a benefit plan and a party in interest. ERISA also provides for a scheme of civil and criminal penalties and enforcement. Our insurance, investment management and retirement businesses provide services to employee benefit plans subject to ERISA, including limited services under specific contract where we may act as an ERISA fiduciary. We are also subject to ERISA’s prohibited transaction rules for transactions with ERISA plans, which may affect our ability to, or the terms upon which we may, enter transactions with those plans, even in businesses unrelated to those giving rise to party in interest status. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the DOL, the IRS and the PBGC.

In October 2010, the DOL issued a proposed regulation that would, if finalized, have substantially expanded the range of activities that would be considered to be fiduciary investment advice under ERISA and the Internal Revenue Code. If finalized as proposed, the regulation could have substantially limited the investment-related information and support that our advisors and employees could provide under current law to plan sponsors, participants and IRA holders on a non-fiduciary basis. This would have had a material impact on the level and type of services we could provide as well as to the nature and amount of compensation and fees we and our advisors could have received for investment-related services. The proposed regulation was withdrawn by the DOL on September 19, 2011. The DOL has indicated that it expects to issue a new proposed regulation in modified form. We cannot predict with any certainty what will be contained in the re-proposed regulations.

The DOL has also issued final regulations concerning the fee disclosure obligations under ERISA for service providers to ERISA employee benefit plans as well as final regulations addressing fee disclosure obligations to plan participants. The effective date of the service provider disclosure regulations was July 1, 2012, and the deadline for providing annual plan participant disclosures was August 30, 2012. These fee disclosure developments could potentially generate pressure on the pricing of our defined contribution retirement products and services.

Trust Activities Regulation

ING National Trust, our wholly owned subsidiary, is a national banking association chartered exclusively with trust powers by the OCC. ING National Trust is not permitted to, and does not, accept deposits (other than incidental to its trust activities). ING National Trust is subject to regulation, supervision and examination by the OCC and its exercise of fiduciary powers must comply with Part 9 of the OCC’s regulations, which governs the fiduciary activities of federally-chartered banks and trust companies and, among other things, imposes certain review and recordkeeping obligations and certain restrictions on self-dealing and conflict of interest transactions.

ING Investment Trust Co., our wholly owned subsidiary, is a limited purpose trust company chartered with the Connecticut Department of Banking. ING Investment Trust Co. is not permitted to, and does not, accept deposits (other than incidental to its trust activities). ING Investment Trust Co.’s activities are primarily to serve as trustee for and manage various collective and common trust funds. ING Investment Trust Co. is subject to regulation, supervision and examination by the Connecticut Banking Commissioner and is subject to state fiduciary duty laws. In addition, the collective trust funds managed by ING Investment Trust Co. are generally subject to ERISA.

Financial Reform Legislation and Initiatives

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which effects comprehensive changes to the regulation of financial services in the United States. The Dodd-Frank Act directs existing and newly-created government agencies and bodies to conduct certain studies and promulgate a multitude of regulations implementing the law, a process that is underway and is expected to continue over the next few years. While some studies have already been completed and the rule-making process is well underway, there continues to be significant uncertainty regarding the results of ongoing studies and the ultimate requirements of those regulations that have not yet been adopted. We cannot predict with certainty how the Dodd-Frank Act and such regulations will affect the financial markets generally, or impact our business, ratings, results of operations, cash flows or financial condition.

The Dodd-Frank Act created a new agency, the FSOC, which is authorized to subject nonbank financial companies to the supervision of the Federal Reserve if the FSOC determines that material financial distress at the company or the scope of the company’s activities could pose risks to the financial stability of the United States. If we were designated by the FSOC as a systemically significant nonbank financial company subject to supervision by the Federal Reserve, we would become subject to a comprehensive system of prudential regulation, including, among other matters, minimum capital requirements, liquidity standards, credit exposure requirements, maintenance of resolution plans, stress testing, management interlock prohibitions, additional fees and assessments and restrictions on proprietary trading and other investments (including restrictions similar to the so-called “Volcker Rule” on our proprietary trading activity or our ability to sponsor or invest in certain types of investment funds). The exact scope and consequences of these standards and requirements are subject to ongoing rulemaking activity by various federal banking regulators and therefore are currently unclear. However, this comprehensive system of prudential regulation, if applied to the Company, would significantly impact the manner in which we operate and could materially and adversely impact the profitability of one or more of our business lines or the level of capital required to support our activities. As long as the Company continues to be controlled by ING Group, the FSOC may consider the Company together with ING Group’s other operations in the United States for purposes of making this determination. Therefore, while we believe it is unlikely that the Company, either on a standalone basis or together with ING Group’s other operations in the United States, will ultimately receive this designation, there is a greater likelihood of such a designation being made for as long as we are controlled by ING Group.

In addition, the Dodd-Frank Act contains numerous other provisions, some of which may have an impact on us. These include:

•

The FSOC may recommend that state insurance regulators or other regulators apply new or heightened standards and safeguards for activities or practices we and other insurers or other financial services companies engage in if the FSOC determines that those activities or practices could create or increase the risk that significant liquidity, credit or other problems spread among financial companies. We cannot predict whether any such recommendations will be made or their effect on our business, results of operations, cash flows or financial condition.

•

The Dodd-Frank Act creates a new framework for regulating OTC derivatives, which may increase the costs of hedging and other permitted derivatives trading activity undertaken by us. Under the new regulatory regime and subject to certain exceptions, certain standardized OTC derivatives will be cleared through a centralized clearinghouse and executed on a centralized exchange. It establishes new regulatory authority for the SEC and the CFTC over derivatives and “swap dealers,” “security-based swap dealers,” “major swap participants,” and “major security-based swap participants.” Based on final rules jointly developed by the CFTC and the SEC which became effective July 23, 2012, we do not believe we should be considered a “swap dealer,” “security-based swap dealer,” “major swap participant,” or “major security-based swap participant” as defined in the regulation. However, if it is determined that we meet one of these definitions, it could substantially increase the amount of regulatory requirements for us and the cost of hedging and other permitted derivatives trading activity undertaken by us. The CFTC and SEC also jointly adopted final rules, which (subject to certain exceptions) became effective on October 12, 2012, to further define the terms “swap” and “security-based swap,” and to clarify that certain products (i) issued by entities subject to supervision by the insurance commissioner (or similar official or agency) of any state or by the United States or an agency or instrumentality thereof (the “Provider Test”) and (ii) regulated as insurance or otherwise enumerated by rule are excluded from the definition of a “swap” and “security-based swap.” Thus, companies would not be considered “swap dealers,” “security-based swap dealers,” “major swap participants” or “major security-based participants” as a result of issuing such insurance products.

In addition, any insurance contracts which might otherwise be included within the definition of “swap” or “security-based swap” which were issued on or before the effective date of the rules will be grandfathered and thereby excluded from the definitions, as long as the issuer satisfies the Provider Test. However, the rulemaking does not extend the exemption to certain products issued by insurance companies including GICs, synthetic GICs, funding agreements, structured settlements and deposit administration contracts which the CFTC and SEC determined should be considered in a facts and circumstances analysis. As a result, there remains some uncertainty regarding the applicability of the definitions of “swap” and “security-based swap” to some products offered by us. We do not believe our products come within the definition of “swap” or “security-based swap.” However, if any products issued by us meet the criteria for either definition they would be subject to regulation under the Dodd-Frank Act, including clearing of certain standardized transactions through a centralized clearinghouse, execution of certain standardized trades on a centralized exchange and related reporting requirements. The legislation also requires the SEC and CFTC to conduct a study to determine whether stable value contracts fall within the definition of swap contracts, and if so, to determine whether an exemption to their regulation is appropriate. The SEC and CFTC are considering the study in light of the adoption of the rules described above. Stable value contracts are exempt from the legislation’s swap provisions, pending the effective date of any such regulatory action.

•

The Dodd-Frank Act established a Federal Insurance Office within the Treasury Department to be headed by a director appointed by the Secretary of the Treasury. See “—Insurance Regulation—Federal Initiatives Affecting Insurance Operations” above.

•

The Dodd-Frank Act established the Consumer Financial Protection Bureau (the “CFPB”) as an independent agency within the Federal Reserve to regulate consumer financial products and services offered primarily for personal, family or household purposes, with rule-making and enforcement authority over unfair, deceptive or abusive acts and practices. However, the legislation does not give the CFPB jurisdiction over insurance products or services, or over persons regulated by a state insurance regulator, subject to exceptions for certain non-insurance consumer financial products or services. In addition, broker-dealers and investment advisers are not subject to the CFPB’s jurisdiction when acting in their registered capacity. Employee benefit plans and other retirement products are generally excluded from the CFPB’s jurisdiction; however, certain types of employee benefit plans and retirement products may become subject to the CFPB’s jurisdiction upon a joint written request by the DOL and the Treasury Department. We believe we offer a very limited number of products subject to regulation by the CFPB, although it is possible that the CFPB will assert jurisdiction more expansively than anticipated.

•

The Dodd-Frank Act includes various securities law reforms that may affect our business practices and the liabilities and/or exposures associated therewith. See “—Broker-Dealers and Investment Advisers” above.

Until final regulations are promulgated pursuant to the Dodd-Frank Act, the full impact of the Dodd-Frank Act on our businesses, products, results of operation and financial condition will remain unclear.

International and National Regulatory Initiatives that May Affect Us as a Consequence of our Affiliation with ING Group

The causes of the recent financial crisis are being actively reviewed by lawmakers around the world, who are exploring steps to avoid similar problems in the future. In many respects, this work is being led by the Financial Stability Board (“FSB”), which consists of representatives of national financial authorities of the Group of Twenty (“G20”) nations. The FSB, along with the G20, have issued a series of papers and recommendations intended to produce significant changes in how financial companies, particularly companies that are members of large and complex financial groups, should be regulated. These proposals address such issues as financial group supervision, capital and solvency standards, systemic risk, corporate governance including executive compensation, and a host of related issues associated with responses to the financial crisis. The FSB, for example, has proposed to designate certain companies as systemically significant, similar to the approach the FSOC may take in connection with systemically significant banks and non-bank financial companies under the Dodd-Frank Act. Legislators and regulatory authorities in a number of jurisdictions in which ING Group operates have already begun introducing legislative and regulatory changes consistent with G20 and FSB recommendations as well as their own initiatives in a number of policy areas. In addition, the prudential regulation of insurance and reinsurance companies across the European Economic Area is due for significant change under the Solvency II Directive, which was adopted on November 25, 2009 and is expected to come into force in January 2014. The Solvency II Directive will effect a full revision of the European insurance industry’s solvency framework and prudential regime (in particular minimum capital and solvency requirements, governance requirements, risk management and public reporting standards) and will impose, among other things, group level supervision mechanisms.

Regulation by Dutch Authorities

The DNB is the supervisor of the Company’s current ultimate parent, ING Group. DNB supervises and assesses the financial situation of ING Group as a whole and thus includes the operations of the Company and its subsidiaries. The divestment of the Company is subject to the approval of the DNB. This supervision of compliance with regulatory requirements includes the topics of capital adequacy, risk concentration and intra group contracts and positions as well as rules regarding the operations of ING Group. Furthermore DNB also plans and coordinates supervisory activities with the relevant supervisory authorities of ING Group subsidiaries. It is expected that on March 1, 2014 the European Central Bank will take over certain tasks of DNB, ING Group’s lead supervisor. The European Central Bank would assume responsibility for part of the prudential supervision of ING Bank and ING Group. The proposals to set up this new ‘Single Supervisory Mechanism’ are not yet final and at this point in time, it is uncertain if and how the new supervisory structure may impact ING Group or the Company.

In addition to the various US and international regulatory initiatives the Dutch authorities have launched a number of Dutch regulatory initiatives, including but not limited to the Dutch Intervention Act and legislation with regard to variable remuneration at financial institutions that have received state support.

The Intervention Act grants new powers to the DNB and the Minister of Finance to intervene in situations where an institution, including a financial group such as ING Group, faces financial difficulties or where there is a serious and immediate risk to the stability of the financial system caused by an institution in difficulty. The Act has entered into force with retroactive effect on January 20, 2012.

For information on certain requirements established by the European Union with respect to compensation disclosures and practices in financial services companies that may affect the Company, please see “Compensation of Executive Officers and Directors—Critical Compensation and Other Policies—Capital Requirements Directive III”.

We are unable to predict how any regulations resulting from such initiatives and proposals could affect the way ING Group conducts its business and manages capital, or to what extent any changes in the way ING Group conducts its business as a result thereof could affect us, as a consolidated subsidiary of ING Group, our relationship with ING Group or our results of operations, financial condition and liquidity. The possibility of inconsistent and conflicting regulation of ING Group and the Company also exists as lawmakers and regulators in multiple jurisdictions simultaneously pursue these initiatives.

Other Laws and Regulations

USA Patriot Act

The Patriot Act contains anti-money laundering and financial transparency laws applicable to broker-dealers and other financial services companies, including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the United States contain provisions that may be different, conflicting or more rigorous. Internal practices, procedures and controls are required to meet the increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies and share information with other financial institutions.

We are also required to follow certain economic and trade sanctions programs administered by the Office of Foreign Asset Control that prohibit or restrict transactions with suspected countries, their governments and, in certain circumstances, their nationals. We are also subject to regulations governing bribery and other anti-corruption measures.

Privacy Laws and Regulation

U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of personal information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and the protection of the security and confidentiality of that information. The disclosure and security of protected health information is also governed by federal and state laws. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others (including life insurers), the physical and procedural safeguards employed to protect the security of that information and the electronic transmission of such information. Federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including social security numbers, and require holders of certain personal information to protect the security of the data. Federal regulations require financial institutions to implement effective programs to detect, prevent and mitigate identity theft. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited e-mail or fax messages to consumers and customers. Federal laws and regulations also regulate the permissible uses of certain types of personal information, including consumer report information. Federal and state governments and regulatory bodies may consider additional or more detailed regulation regarding these subjects.

Environmental Considerations

Our ownership and operation of real property and properties within our commercial mortgage loan portfolio is subject to federal, state and local environmental laws and regulations. Risks of hidden environmental liabilities and the costs of any required clean-up are inherent in owning and operating real property. Under the laws of certain states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of clean-up, which could adversely affect the valuation of, and increase the liabilities associated with, the commercial mortgage loans we hold. In several states, this lien has priority over the lien of an existing mortgage against such property. In addition, we may be liable, in certain circumstances, as an “owner” or “operator,” for costs of cleaning-up releases or threatened releases of hazardous substances at a property mortgaged to us under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the laws of certain states. Application of various other federal and state environmental laws could also result in the imposition of liability on us for costs associated with environmental hazards.

We routinely conduct environmental assessments prior to closing any new commercial mortgage loans or to taking title to real estate. Although unexpected environmental liabilities can always arise, we seek to minimize this risk by undertaking these environmental assessments and complying with our internal environmental policies and procedures.

Health Care Reform Legislation

The Patient Protection and Affordable Care Act, signed into law on March 23, 2010, and The Health Care and Education Reconciliation Act of 2010, signed into law on March 30, 2010 (together, the “Health Care Act”), may lead to fundamental changes in the way that employers, including us, provide health care benefits, other benefits and other forms of compensation to their employees and former employees. Among other changes, and subject to various effective dates, the Health Care Act generally restricts certain limits on benefits, mandates coverage for certain kinds of care, extends the required coverage of dependent children through age 26, eliminates pre-existing condition exclusions or limitations, requires cost reporting and, in some cases, requires premium rebates to participants under certain circumstances, limits coverage waiting periods, establishes penalties on employers who fail to offer sufficient coverage to their full-time employees and requires employers under certain circumstances to provide employees with vouchers to purchase their own health care coverage. We cannot predict the impact of the Health Care Act, and any regulations or guidance related to the Health Care Act, on us as an employer and on the benefit plans we sponsor for employees or retirees and their dependents, or whether those benefits will remain competitive or effective in meeting their business objectives. Our costs to provide such benefits and our tax liabilities in connection with benefits or compensation cannot be predicted.

MANAGEMENT

Management of the Company is led by the Office of the CEO (the “OCEO”) and the Executive Committee. The OCEO, our highest management body, is composed of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer and is responsible for setting the leadership tone and providing overall strategic and financial guidelines for the Company. The Executive Committee, composed of the members of the OCEO as well as the remainder of our executive officers, set forth below, is tasked with setting corporate strategy, managing overall operating performance, building a cohesive culture and establishing our organizational structure.

Our Executive Officers

The following table presents information regarding our executive officers.

Name	Age	Position
Rodney O. Martin, Jr*.	60	Chief Executive Officer
Alain M. Karaoglan*	50	Executive Vice President and Chief Operating Officer
Ewout L. Steenbergen*	43	Executive Vice President and Chief Financial Officer
Mary E. (“Maliz”) Beams	56	Chief Executive Officer, Retirement Solutions
Jeffrey T. Becker	47	Chief Executive Officer, Investment Management
Donald W. (“Butch”) Britton	64	Chief Executive Officer, Insurance Solutions
Bridget M. Healy	57	Executive Vice President and Chief Legal Officer
Paul L. Mistretta	58	Executive Vice President and Head of Operations
Kevin D. Silva	59	Executive Vice President and Chief Human Resources Officer
Michael S. Smith	49	Executive Vice President and Chief Risk Officer

*	Designates a member of the OCEO.

Set forth below is biographical information about each of the executive officers named in the table above.

Rodney O. Martin, Jr. has served as chief executive officer and a member of the Board of Directors of ING U.S., Inc. since April 2011. Mr. Martin will assume the role of chairman of the Board of Directors upon completion of the offering. Mr. Martin is responsible for the overall strategy and performance of ING U.S., Inc. Mr. Martin began his insurance career as an agent with Connecticut Mutual Life Insurance Company, where, from February 1975 to August 1995, he served in various marketing and management positions. Mr. Martin ultimately advanced to become president of Connecticut Mutual Insurance Services. In 1995, Mr. Martin joined the American General Life Companies as president and chief executive officer where he ran the U.S. life insurance businesses until they were acquired by American International Group, Inc. (“AIG”), in 2001. At AIG, Mr. Martin held positions of increasing responsibility, from chief operating officer of AIG Worldwide Life Insurance, chairman and chief executive officer of American Life Insurance Company, chairman of American International Assurance, and most recently, chairman of AIG’s International Life and Retirement Services businesses until November 2010. Mr. Martin received his bachelor’s degree in business administration from Alfred University in Alfred, N.Y., and is also a Life Underwriter Training Council Fellow. Mr. Martin serves on the Board of Directors of ACLI and has served on the Board of Directors of LIMRA.

Alain M. Karaoglan has served as executive vice president and chief operating officer since September 2012, and from April 2011 to September 2012 served as executive vice president, finance and strategy. Mr. Karaoglan provides oversight to our Investment Management business, plus Strategy and Corporate Development, Investor Relations, Brand Marketing, Operations, and Information Technology. Mr. Karaoglan has also served as a member of the Board of Directors since April 2011. Prior to joining us, Mr. Karaoglan was senior vice president, Divestiture, for AIG from June of 2009 to April 2011. Prior to AIG, from September 2007 to April 2009, Mr. Karaoglan was managing director, Equity Research, for Banc of America Securities LLC. From October of 2000 to June 2007, he was managing director, North American Equity Research, at Deutsche Bank Securities Inc. Previously, from August 1997 to October 2000, he was an equity research analyst at

Donaldson Lufkin & Jenrette after being in investment banking for approximately 10 years (1988-1997) at First Boston Corporation and, as a managing director at Bear Stearns, where he advised companies in corporate finance and merger and acquisitions transactions. Mr. Karaoglan received bachelor’s degrees, both magna cum laude, in business administration and economics from Pepperdine University and received his M.B.A. from Dartmouth College’s Tuck School of Business.

Ewout L. Steenbergen has served as executive vice president and chief financial officer of the Company and a member of the Board of Directors since January 2010. Mr. Steenbergen is responsible for strategic finance, capital management, treasury, actuarial, tax, insurance investments, controller functions, financial reporting, procurement and expense management for the Company. Mr. Steenbergen has been employed by ING Group since 1993. Immediately prior to his current position, he served as chief financial officer and chief risk officer for ING Asia Pacific. Mr. Steenbergen has held a number of management roles for ING Group including serving as regional general manager in Hong Kong, China, and as chief executive officer of RVS, an ING Group company based in the Netherlands that provides a broad range of life insurance, property and casualty insurance, and pension products. He has also served as head of corporate strategy for ING Group, chief executive officer of ING Insurance Czech Republic and Slovakia, and director of Retirement and Employee Benefits at Nationale-Nederlanden, ING Group’s life insurance company in the Netherlands. Prior to joining ING Group, Mr. Steenbergen was a consultant at the actuarial firm, Ten Pas (now part of Mercer) from 1990 to 1993. He holds a master’s degree in actuarial science from the University of Amsterdam (Netherlands) and a master’s degree in business administration from the University of Rochester.

Mary E. (“Maliz”) Beams has served as chief executive officer of our Retirement segment since June 2011, with responsibility broadened to cover the entire Retirement Solutions business since August 2012. Ms. Beams joined ING in 2011 with 30 years of experience in the financial services industry, spanning institutional, high net-worth and retail markets across asset management, retirement and banking sectors and has run both international and domestic businesses. Prior to joining the Company, Ms. Beams served as president and chief executive officer of TIAA-CREF’s Individual and Institutional Services LLC (2004-2010). In addition to TIAA-CREF, Ms. Beams was a partner at Zurich Scudder Investments heading the offshore and U.S. mutual fund direct businesses (1997-2003). She was also a managing director of Fleet Financial (1993-1997), American Express (1988-1993) and Citibank (1984-1988). Ms. Beams received a B.A. in English from Boston College and an M.B.A. in finance and marketing from Columbia University. Ms. Beams is currently a board member of the Employee Benefits Research Institute (EBRI), The Insured Retirement Institute (IRI) and is a member of the CEO Task Force for Retirement Services, ACLI.

Jeffrey T. Becker has served as chief executive officer of our Investment Management business since October 2009. Mr. Becker has been employed by the Company and its predecessor since 1998, serving in increasingly responsible positions, including vice chairman, chief operating officer and chief financial officer of the Investment Management business. Prior to joining the Company, Mr. Becker was chief credit officer for Aetna’s Real Estate Investment Group. Prior to joining Aetna in 1994, Mr. Becker was a senior manager in Arthur Andersen’s financial consulting practice. Mr. Becker earned a B.A. in economics from Colgate University and an M.B.A. in finance from New York University’s Stern School of Business.

Donald W. (“Butch”) Britton has served since January 2009 as chief executive officer of our Insurance Solutions business, which includes the Individual Life and Employee Benefits segments. Prior to assuming this role, Mr. Britton led the Company’s Life Business Group. Prior to joining the Company in 2004, he was employed by American General Financial Group from 1999 to 2002, serving as president of that company’s Life Division. Before this, he was employed by First Colony Life from 1981 to 1999, rising to president as well as commensurately senior positions with its affiliate GE Financial Assurance. Mr. Britton holds undergraduate and graduate degrees in mathematics from East Carolina University, Greenville, N.C. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He served as chairman of the LIMRA Brokerage Committee and served a term on its Board of Directors. He also served as a director of its parent, LL Global, and one of its legacy organizations.

Bridget M. Healy has served as executive vice president and chief legal officer of the Company since July 2007 and prior to 2012, also served in the same capacity for ING Group’s non-banking operations in the Americas. In this role, Ms. Healy is responsible for the law, government affairs, compliance and corporate responsibility functions for the Company. Ms. Healy joined ING U.S., Inc. from The Travelers Companies, Inc., where she was senior vice president and group general counsel from 2005 to 2007. Prior to Travelers, from 1995 to 2003 she served in positions of increasing responsibility at Becton Dickinson and Company, ultimately serving as its general counsel and corporate secretary from 2000-2003. In addition, she previously was a partner in the law firm of Stroock & Stroock & Lavan from 1992 to 1995 and practiced law in the United States and in Europe with Davis Polk & Wardwell LLP from 1982 to 1991. Ms. Healy received her J.D., magna cum laude, from the Georgetown University Law Center and is a graduate of Brown University, with an honors degree in International Relations and French Studies. Ms. Healy is Chairman-Elect of the Life Insurance Council of New York (LICONY).

Paul L. Mistretta has served as executive vice president and head of operations since May 2010. In this role, Mr. Mistretta is responsible for the operations functions supporting the Company’s businesses as well as shared service areas and Lean/Six Sigma deployment. Prior to his current position, Mr. Mistretta served as the head of operations for the Company’s Individual Life segment. Prior to joining the Company, Mr. Mistretta was employed by the American General Life Companies, as executive vice president from 1999 to 2005, where he was responsible for various functions, including product development, project management, business development, insurance services and business process outsourcing. Prior to that position, from 1986 to 1999, he was at First Colony Life Insurance, rising to senior vice president and chief operations officer. From 1976 to 1986, he held various positions with Prudential and Bankers National Life. Mr. Mistretta earned a bachelor’s degree in management science from Kean College in Union, N.J. He is a Fellow at the Life Management Institute, with a specialization in information systems. He has served on various industry committees and as a board member of the Insurance Marketplace Services Association.

Kevin D. Silva has served as executive vice president and chief human resources officer of the Company since February 2012. Prior to his current position, from 2009 to 2012, he served as chief human resources officer at Argo Group International, a global, publicly traded specialty insurance company. Prior to joining Argo, Mr. Silva spent more than 13 years (1996-2009) at MBIA Insurance Corporation where he served as chief administrative officer responsible for the human resources, corporate administration, information resources, facilities and telecommunications, and records-management functions. Mr. Silva has also served in senior human resources leadership roles with Merrill Lynch (1993-1995), MasterCard International (1989-1993), and Pepsi Cola Company (1979-1989). Mr. Silva earned a bachelor’s degree in Communications from St. John’s University and a master’s degree in Psychology from New York University.

Michael S. Smith has served as the executive vice president and chief risk officer of the Company since May 2012. In this role, Mr. Smith is responsible for overseeing the enterprise-wide and business-level risk monitoring and management program for the Company. In addition to his risk management role, he provides management oversight of our Closed Block Variable Annuity segment. Mr. Smith joined the Company in May 2009 first as chief financial officer and chief insurance risk officer of the annuity business and subsequently as chief executive officer of Annuity Manufacturing. Prior to joining the Company, from 1988 to 2009, Mr. Smith was employed by Lincoln Financial Group (“LNC”) where he held several positions, including head of Profitability and Risk Management for Retirement Solutions at LNC, chief actuarial officer for Lincoln National Life, chief administrative officer and chief financial officer for Lincoln Financial Distributors, Inc., chief financial officer and chief risk officer for LNC’s Life and Annuity division and head of customer support for LNC’s Employer Markets division. Mr. Smith holds bachelor’s degrees in Economics and Russian Studies from the University of Michigan. He attained Fellowship in the Society of Actuaries in 1990 and is also a Member of the American Academy of Actuaries. He also attained his CFA Charter holder designation in 2003.

Our Directors

The Board of Directors is responsible for the oversight of management of the Company. The following table presents information regarding the current members of our Board of Directors. We expect that the composition of our Board of Directors will change at or prior to the offering.

Name	Age	Position
Jan H.M. Hommen	69	Chairman of the Board of Directors
Rodney O. Martin, Jr.	60	Director
Patrick G. Flynn	52	Director
Frederick S. Hubbell	61	Director
Alain M. Karaoglan	50	Director
Wilfred F. Nagel	56	Director
Ewout L. Steenbergen	43	Director

Set forth below is biographical information about each of the directors named in the table above, to the extent not provided above under “—Our Executive Officers.”

Jan H.M. Hommen is currently the chairman of the Board of Directors of ING U.S., Inc. and has served as a director in this role since 2011. He was appointed to the Supervisory Board of ING Group in June 2005 and became chairman of the Supervisory Board in January 2008 and has served as chairman of ING Group’s Executive Board since April 2009. Mr. Hommen is also chairman of the Management Boards of ING Bank, ING V. and ING Eurasia N.V. Prior to joining ING Group, Mr. Hommen was vice-chairman and chief financial officer of Koninklijke Philips Electronics. From 1975 to 1997, he worked for Alcoa Inc. rising to the office of chief financial officer at Alcoa’s U.S. head office in 1991. From 1970 to 1974 he was employed by Lips Aluminum, a Dutch company, first as controller and then as financial director. Mr. Hommen holds a master’s degree in Business Economics from Catholic University of Brabant (The Netherlands).

Patrick G. Flynn was appointed a director of ING U.S., Inc. in 2011. He has been a member of the Executive Board and chief financial officer of ING Group since April 2009. He also serves on the Management Boards of ING Bank, ING V. and ING Eurasia N.V. Prior to joining ING Group, he was employed by HSBC from 1989 to 2009 serving as chief financial officer for HSBC’s banking and insurance operations in South America from 2002 to 2006 and rising to chief financial officer of HSBC’s global Insurance business based in London. From 1984 to 1989 he was employed by KPMG in Dublin, Ireland. Mr. Flynn holds a bachelor’s degree in Business Studies from Trinity College Dublin. Mr. Flynn is a fellow of the Institute of Chartered Accountants, Ireland, and a member of the Association of Corporate Treasurers (UK).

Frederick S. Hubbell was appointed a director of ING U.S., Inc. in 2012. He served as a member of the Executive Board of ING Group from 2000 to 2006 and was Chairman of Insurance and Asset Management Americas for ING Group from 2004 to 2006. Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group from 1999 to 2000 and served as President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group from 1997 to 1999. He became President and Chief Executive Officer of Equitable Life Insurance Company of Iowa in 1989 and Chairman in 1993, and served in both roles until ING Group’s acquisition of Equitable in 1997. Mr. Hubbell was Chairman of Younkers, a retail department store business from 1985 to 1992. He was head of strategic planning of Equitable Life Insurance Company of Iowa from 1983 to 1985. Mr. Hubbell began his career as a lawyer in the United States at Dewey, Ballantine, Bushby, Palmer & Wood LLP from 1976 to 1978 and also practiced at Hughes Hubbard and Reed LLP from 1978 to 1981, and was a partner at Mumford, Schrage, Merriman and Zurek from 1981 to 1983. Mr. Hubbell received his B.A. from University of North Carolina, Chapel Hill in 1973 and his J.D. from University of Iowa in 1976. He serves on the Board of Directors of The Macerich Company, the Board of Visitors of the University of Iowa College of Business, the Board of Directors of the Community Foundation of Greater Des Moines, and as Chair of the Board of Trustees of Simpson College.

Wilfred F. Nagel was appointed a director of ING U.S., Inc. in 2011. He has been a member of the Executive Board and chief risk officer of ING Group since May 2012. He also serves as chief risk officer on the Management Boards of ING Bank, ING V. and ING Eurasia N.V. He has been employed by ING Group since 1991 in various positions, most recently as chief executive officer of ING Bank Turkey since January 2010 and CEO of ING Wholesale Bank Asia from 2005 to January 2010. From 1981 to 1991, he was employed by ABN Amro Bank, most recently as head of Aerospace and Structured Finance. Mr. Nagel holds a master’s degree in Economics from VU University Amsterdam.

Committees of our Board of Directors

Prior to this offering, the Company’s Board of Directors consists of seven members and has a single standing committee, the audit committee. Following this offering, our Board will consist of nine members and will have the following standing committees: Audit, Compensation and Benefits, Nominating and Governance, and Executive Committees.

Our Board of Directors has determined that                 ,                  and                 , each of whom will be a director upon the closing of this offering, will be independent under the NYSE listing rules.

Audit Committee

Pursuant to the phase-in provisions of the NYSE listing requirements and Rule 10A-3 promulgated by the SEC under the Exchange Act, our audit committee will initially be composed of at least three directors, all of whom will be “independent” under the NYSE listing rules and Rule 10A-3, except that until one year following the date of this prospectus, so long as the Audit Committee is composed of at least four members, one such member need not be “independent”.

The members of the Audit Committee will initially be             ,              and             , each of whom our Board of Directors has determined meets the qualifications for audit committee members set forth in the NYSE listing rules. Our Board of Directors has also determined that              is an “audit committee financial expert”, as defined by the SEC.

The Audit Committee’s primary function will be to assist the Board of Directors in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC or provided by us to regulators; our risk and capital profile and policies; our independent auditors’ qualifications and independence; and the performance our independent auditors and our internal audit function.

Prior to the offering, the audit committee has consisted of a single member, Mr. Hubbell.

Compensation and Benefits Committee

The members of the Compensation and Benefits Committee will initially be                     ,                      and                 . At such time as ING Group ceases to own more than 50% of our shares, the Compensation and Benefits Committee will consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing requirements.

The Compensation and Benefits Committee will be responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans.

Nominating and Governance Committee

The members of the Nominating and Governance Committee will initially be                      and                     . At such time as ING Group ceases to own more than 50% of our shares, the Nominating and Governance Committee will consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing requirements.

The Nominating and Governance Committee will be responsible for identifying and recommending candidates for election to our Board of Directors and each committee of our Board of Directors, reviewing and reporting to the Board of Directors on compensation of directors and Board committee members, developing, recommending and monitoring corporate governance principles applicable to the Board of Directors and the Company as a whole.

Executive Committee of the Board

The Executive Committee of the Board will be composed of Mr. Martin,                      and                     . The Executive Committee of the Board will be responsible for taking action on behalf of the entire Board with respect to certain exigent matters in between regularly scheduled meetings of our Board of Directors.

Codes of Ethics and Conduct

Prior to or concurrently with the completion of this offering, our Board of Directors will adopt a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and the NYSE listing rules.

“Controlled Company” Exemption

Because ING Group will continue to own indirectly a majority of our stock following this offering, we will be a “controlled company” for purposes of the NYSE listing rules. Accordingly, our Board of Directors will not be required to have a majority of independent directors and our compensation and nominating and governance committees will not be required to meet the director independence requirements to which we would otherwise be subject until such time as we cease to be a “controlled company.”

Compensation Committee Interlocks and Insider Participation

We do not anticipate any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides a review of the compensation arrangements of our named executive officers. The following individuals were serving as our named executive officers as of December 31, 2012:

Name	Position
Rodney O. Martin, Jr.	Chief Executive Officer
Alain M. Karaoglan	Executive Vice President and Chief Operating Officer
Ewout L. Steenbergen	Executive Vice President and Chief Financial Officer
Maliz E. Beams	Chief Executive Officer, Retirement
Jeffrey T. Becker	Chief Executive Officer, Investment Management

Former Executive
Robert G. Leary	Former President and Chief Operating Officer

The compensation information presented in this CD&A reflects some differences among the compensation packages of the named executive officers. These differences, which are described in more detail below, were generally designed to reflect specific circumstances for Mr. Steenbergen, who is an expatriate, and, for Mr. Becker, who is part of our Investment Management business, which has historically maintained compensation programs that differ in many respects from the programs used in our other businesses. This CD&A also provides a review of the compensation paid to Mr. Leary, who served as our Chief Executive Officer from January 1, 2010 through April 3, 2011 and as our President and Chief Operating Officer from April 4, 2011 through September 10, 2012, when he went on leave, pending his departure from the Company, which occurred on December 6, 2012. Throughout this CD&A, we refer to the six executives above as our “named executive officers” or “NEOs,” and to Mr. Martin as our “Chief Executive Officer” or “CEO.”

Compensation Philosophy and Objectives

As a wholly owned subsidiary of ING Group prior to the offering, the compensation packages of our named executive officers were governed by the compensation philosophy and objectives of ING Group and were ultimately approved by ING Group and comply with all applicable laws and regulations, including those of the European Union and of the Netherlands. Accordingly, 2012 compensation for our NEOs was determined in accordance with ING Group’s compensation philosophy and objectives. ING Group follows compensation policies that support the establishment of compensation packages aligned with the business strategy, company values and risk appetite of ING Group. ING Group designs compensation programs to support the long-term interests of ING Group as a whole and the interests of ING Group’s customers and stockholders. ING Group works to create compensation packages that attract, motivate and retain capable and effective executives while effectively managing risk.

A summary of ING Group’s executive compensation principles that applied to our NEOs for 2012 are set forth below:

•	Compensation programs should attract, retain and motivate executive talent in a manner that ensures that our investors receive an appropriate return on their investment in the Company.

•

The NEOs’ target levels for each element of compensation and for overall total direct compensation (base salary, annual cash and deferred equity-based incentives and long-term equity-based incentives) should be competitive with the compensation packages provided to similarly situated executives with comparable responsibilities at companies that compete with the Company for executive talent.

•

Compensation packages should facilitate long-term equity growth by aligning the interests of executives with the interests of our investors through emphasizing long-term equity-based compensation and by encouraging executive stock ownership.

•

Performance-based compensation should be a meaningful portion of total compensation and actual amounts earned should reward corporate, business unit and / or individual performance, within the boundaries of prudent risk management and all applicable regulatory considerations.

•	Perquisites should be provided on a limited basis only when necessary to serve an important business objective.

In anticipation of our becoming a standalone company, and building on the way that ING Group has historically determined compensation, we have been working to develop our compensation philosophy, objectives and procedures for the period following the completion of the offering. We anticipate that our compensation philosophy and objectives will be similar to the principles currently followed by ING Group with respect to our management team. Our compensation and benefits committee, which we anticipate forming upon the completion of the offering, will review the impact of the offering, will review all aspects of compensation and make appropriate adjustments, if any, and, along with the Board of Directors, will be responsible for determining our compensation philosophy consistent with all applicable laws and regulations, including CRD III for as long as ING Group owns more than 50% of the Company and consolidates the Company for financial reporting purposes. See “—Post-Offering Compensation Philosophy and Objectives” below for more details concerning our post-offering compensation practices.

Elements of Compensation

The following table presents the principal elements of the compensation programs that applied to our named executive officers for 2012 and the objective each element was designed to achieve. The elements of compensation (described below) were designed to provide a variety of fixed and at-risk compensation related to the achievement of the Company’s short-term and long-term objectives, although no specific formula or weightings were used to determine the proportion of total compensation each component contributed to 2012 NEO compensation. Beginning on January 1, 2011, however, ING Group was required by the DNB to comply with compensation guidelines, including some variable-to-fixed compensation ratios that may not be exceeded, that were implemented in response to a Capital Requirements Directive published by the European Union (the “EU”). These requirements were extended to ING U.S. effective January 1, 2012. See “—Critical Compensation and Other Policies—Capital Requirements Directive III” for more information regarding the Capital Requirements Directive and its applicability to the Company.

Compensation Elements

Compensation Element	Objective/Purpose
Base salary	Compensates NEOs for the day-to-day services performed for the Company. Attracts and retains talented executives with competitive compensation levels.

Annual cash and deferred equity-based incentive compensation

Motivates executives to achieve Company-wide and / or business unit-related performance goals selected for their potential to increase long-term stockholder value.

Promotes differentiation of pay based on corporate, business unit and / or individual performance and rewards executives for attaining annual objectives.

Long-term equity-based incentive compensation	Motivates executives to achieve long-term Company-wide and / or business unit-related performance goals. Emphasizes equity-based compensation and creates a culture focused on long-term value creation.

Retirement, deferral and health and welfare programs	Addresses retirement needs of executives with competitive retirement programs. Aligns with philosophy of attracting and retaining talented individuals.

Limited perquisites and other benefits	Addresses specific business needs by providing limited perquisites and other benefits.

2012 Compensation

Base Salary

Base salary is an essential element of each NEO’s compensation package. Mr. Martin’s, Mr. Karaoglan’s, Ms. Beams’ and Mr. Leary’s base salaries were determined in accordance with the terms of their respective employment agreements and offer letter. The NEOs’ base salaries for 2012 were prepared by us and approved by the Supervisory Board after considering several factors, including the NEO’s experience, the NEO’s 2011 performance, the NEO’s 2011 base salary and the competitiveness of that base salary as compared to internal peers and similarly situated executives at companies that compete with us for executive talent. As described throughout this CD&A, the Company and ING Group review compensation data provided by a number of surveys and sources to determine the relative competitiveness of compensation programs as well as competitive levels of pay. For 2012, the surveys that were reviewed when determining appropriate base salaries included a survey prepared by Hewitt of total compensation measurements for executives in the financial services industry, a diversified insurance study of executive compensation prepared by Towers Watson and an investment management survey prepared by McLagan. The salary of Mr. Steenbergen, a citizen of the Netherlands, who has been on a long-term international assignment with the Company in the U.S. since January 1, 2010, is described below under “—Expatriate Arrangements of Mr. Steenbergen.”

The base salaries earned by the NEOs in 2012 were as follows: Mr. Martin—$1,000,000; Mr. Karaoglan—$650,000; Mr. Steenbergen—$497,552 ; Ms. Beams—$600,000; Mr. Becker—$391,667; and Mr. Leary—$836,250. Mr. Steenbergen’s base salary increased from $438,139 to $498,861, effective as of January 1, 2012, in connection with adjusting the components of his compensation to be consistent with ING Group’s obligations under CRD III, which adjustments included a decrease to his target annual incentive compensation award and an increase to his long-term incentive compensation opportunity. See “—Capital Requirements Directive III” below for more information relating to CRD III and its applicability to the Company. Mr. Becker’s base salary was increased from $350,000 to $400,000 beginning on March 1, 2012, in recognition of his superior 2011 performance and to keep his base salary competitive on a relative basis with those provided by companies for which the Company competes for talent. The other NEOs’ base salaries were not increased from their 2011 base salaries.

Annual Cash and Deferred Equity-Based Incentive Compensation

The 2012 compensation packages of our NEOs included an annual incentive opportunity designed to reward the achievement of business and individual performance goals for 2012. The annual incentive compensation payment with respect to 2012 is expected to be paid in March 2013, subject to mandatory CRD III requirements, as described below under “—Capital Requirements Directive III”. In this CD&A, references to 2012 annual incentive compensation awards are to the annual incentive compensation amounts that are expected to be paid to NEOs in March 2013, which were designed to recognize individual, Company and business unit performance during 2012. As described in more detail below, an individual’s target annual incentive award opportunity is adjusted in a non-formulaic manner after taking into account the funding of the relative bonus pools and individual annual incentive awards are determined based on the qualitative assessment of individual performance and the requirements of CRD III, if necessary.

Annual incentive awards were made to each of our NEOs. Mr. Becker’s annual incentive grant was awarded under the Investment Management business’s Annual Incentive Plan; other NEO’s incentive awards were made under the Company’s Incentive Compensation Plan (“ICP”).

Establishment of Annual Incentive Compensation Opportunity and Maximum Award

Mr. Martin’s, Mr. Karaoglan’s, Ms. Beams’ and Mr. Leary’s 2012 target and maximum annual incentive opportunities were determined under the terms of their respective employment agreements and offer letters. The 2012 target and maximum annual incentive opportunities for each of the other NEOs were proposed by

Mr. Martin and reviewed and approved by the Supervisory Board of ING Group. Mr. Steenbergen’s target incentive award opportunity decreased from 55% to 40% of the base salary he would have received had he been employed in the Netherlands in combination with an increase in his base salary and long-term incentive award opportunity. The other NEOs’ target incentive award opportunities remained unchanged from their 2011 target annual incentive award opportunities. The NEOs’ 2012 target and maximum annual incentive opportunities were reviewed in conjunction with reviewing compensation surveys of financial services organizations published by Hewitt, Towers Watson and McLagan. These surveys were used to compare the target and maximum of each NEO to similarly situated executives at other companies that compete within the same talent market. Historically, we have sought to set total direct target compensation at or below median total direct target compensation reflected in these surveys. Following the establishment of the compensation committee of our Board of Directors, which we anticipate will take place concurrently with the closing of this offering, the compensation committee will be responsible for reviewing and approving the annual target and maximum incentive opportunity for each of our NEOs, subject to compliance with applicable laws and regulations.

Target incentive award opportunities for the NEOs in 2012, as a percentage of base salary (and, in the case of Mr. Steenbergen, as a percentage of the base salary he would have received had he been employed in the Netherlands in 2012), were as follows: Mr. Martin—100%; Mr. Karaoglan—100%; Mr. Steenbergen—40%; Ms. Beams—125%; Mr. Becker—200%; and Mr. Leary—150%. The maximum 2012 incentive opportunity was capped at 200% of the target incentive amount for all NEOs, except for Messrs. Becker and Leary. Mr. Becker’s maximum incentive opportunity was capped at 300% of the target incentive amount, reflecting market practice in the investment management industry to set relatively lower base salaries and place greater emphasis on pay-for-performance incentive compensation opportunities as a component of overall compensation. Mr. Leary’s maximum incentive opportunity was capped at 300% based on his employment agreement.

Mandatory Deferral of 2012 Annual Incentive Compensation. In 2012, our NEOs were subject to an ING Group mandatory annual incentive award deferral plan under which portions of 2012 annual incentive amounts in excess of $129,368 will be automatically deferred as follows: (a) awards under $258,737—10% of the total incentive award, (b) awards under $388,105—$25,874 plus 20% of the amount above $258,737, (c) awards under $517,474—$51,747 plus 30% of the amount above $388,105, (d) awards under $646,842—$90,558 plus 40% of the amount above $517,474 and (e) awards over $646,842—$142,305 plus 50% of the amount above $646,842. Amounts that will be deferred will be converted into ING Group deferred shares granted under, and subject to the payment and other terms and conditions of, the ING Group Long-Term Sustainable Performance Plan (the “LSPP”). The deferred shares will vest over four years from the date of grant, with 50% vesting on the second anniversary, 25% vesting on the third anniversary and 25% vesting on the fourth anniversary of the date of grant. The automatic deferral mechanism was designed to further align the interests of our NEOs with ING Group’s stockholders by linking a portion of the executive’s annual incentive compensation to the longer-term performance of ING Group.

Establishment and Funding of Annual Incentive Compensation Pools. Company employees who receive 2012 annual incentive awards, including our NEOs, will participate in one or more incentive compensation funding pools. Each pool generally represents the total dollar amount of all 2012 incentive opportunities available to be awarded to individuals who participate in the pool. These pools include a corporate pool, designed to compensate participants for the financial performance of the entire Company, and business unit pools, designed to compensate participants for the financial performance of our individual business units, subject to any further discretionary adjustments by ING Group based on qualitative factors discussed below.

The table below shows the relative notional weighting each incentive pool will carry in determining the annual incentive award for each NEO other than Mr. Becker. While Mr. Becker participates 100% in the Investment Management funding pool, his individual annual incentive award is determined 75% based on the results of the Investment Management business and 25% based on overall ING U.S. results, and is therefore presented accordingly in the below table.

Name	Corporate Weighting	Business Unit Weighting
Rodney O. Martin, Jr.	100%	0%
Alain M. Karaoglan	100%	0%
Ewout L. Steenbergen	100%	0%
Maliz E. Beams	25%	Retirement – 75%
Jeffrey T. Becker	25%	Investment Management – 75%

Former Executive
Robert G. Leary	100%	0%

At the beginning of 2012, we identified performance criteria for each pool, which will be factors considered when we establish the final amount of the pool in early 2013. These factors will be considered generally, but not used in a formulaic or automatic way, to determine pool funding amounts. For the 2012 corporate pool, these factors include operating result before tax (both including and excluding our Closed Block Variable Annuity segment), distributable earnings, administrative cost ratio, and underlying net result (both including and excluding our Closed Block Variable Annuity segment). For the 2012 Retirement pool, performance goals include operating result before tax, distributable earnings, administrative cost ratio, rollover capture rate, sales, net flows and retention and access rate. For the 2012 Investment Management pool, performance goals include external client total investment return compared to benchmarks and peer rankings, U.S. general account total investment return, sales, net flows (excluding general account and Closed Block Variable Annuity) and overall ING U.S. financial results. A number of the financial performance targets we have historically used in funding these pools, including in 2012, were based on international financial reporting standards (the accounting standards used by ING Group in its external reporting) and in some cases represent measures defined by ING Group and not used in this prospectus.

Historically, following the completion of each year, we have funded each pool after taking into consideration our actual performance during the year and, on a discretionary basis, applying various adjustments by ING Group based on consideration of other qualitative factors, such as ING Group’s overall performance, divestment strategy and an evaluation of the manner in which financial results were achieved. Following the establishment of the compensation committee of our Board of Directors, which we anticipate will take place concurrently with the closing of the offering, the compensation committee will be responsible for considering performance and establishing the funding level of each pool on an annual basis.

At the time of this filing, the final funding levels of these pools had not yet been established, pending determination of the final performance results.

Determination of Individual 2012 Annual Incentive Awards. Once an incentive pool has been funded as described above, individual participant performance is qualitatively assessed and an award recommendation is determined.

The following table presents target annual incentive compensation for 2012. The target annual incentive opportunities will be adjusted after the funding of the relative pools is determined and the resulting annual incentive award payout, in both cash and deferred equity, for 2012 will be determined based on individual performance. The cash component of 2012 incentive compensation awards will be paid in early 2013.

Name	2012 Target Annual Incentive	2012 Adjusted Target Based on Pool Funding		2012 Actual Incentive Award
				Cash Payment		Deferred Equity(1)		Total Annual Incentive Payment
Rodney O. Martin, Jr.	$1,000,000	$	TBD	$	TBD	$	TBD	$	TBD
Alain M. Karaoglan	$650,000	$	TBD	$	TBD	$	TBD	$	TBD
Ewout L. Steenbergen	$184,362	$	TBD	$	TBD	$	TBD	$	TBD
Maliz E. Beams	$750,000	$	TBD	$	TBD	$	TBD	$	TBD
Jeffrey T. Becker(2)	$800,000	$	TBD	$	TBD	$	TBD	$	TBD

Former Executive
Robert G. Leary	$1,350,000	$	TBD	$	TBD	$	TBD	$	TBD

(1)

The portion of the annual incentive award that will be automatically deferred and converted into grants of equity (deferred shares) under the LSPP will vest over four years from the date of grant, with 50% vesting on the second anniversary, 25% vesting on the third anniversary and 25% vesting on the fourth anniversary of the date of grant.

(2)	Mr. Becker’s target opportunity for 2012 was based on his annual base salary of $400,000.

Long-Term Equity-Based Incentive Compensation

The compensation philosophy of rewarding the achievement of long-term Company objectives was, prior to the offering, accomplished by providing the NEOs with the opportunity to earn ING Group equity awards that vested over time and, in some cases, upon the achievement of performance conditions. Prior to the offering, all long-term equity-based awards granted to our NEOs and other U.S. employees were granted in plan shares of ING Group. In addition to recent grants that were made under the LSPP, we have previously granted long-term equity-based awards under two other ING Group plans: options were granted under the ING Group Standard Share Option Plan (the “GSOP”) and performance shares and options were granted under the ING Group Long-Term Equity Ownership Plan (the “LEO Plan”). Beginning in March 2011, we granted equity-based awards under the LSPP. Performance shares and deferred shares may be granted under the LSPP. The Company also granted restricted American Depositary Share (“ADS”) units and restricted performance units under the ING Americas Insurance Holdings, Inc. Equity Compensation Plan (the “Equity Plan”). Some of the NEOs have outstanding awards under the GSOP, the LEO Plan, the LSPP and the Equity Plan, as set forth in the table entitled “—Outstanding Equity Awards Table at 2012 Year End.”

The Company is developing its approach to long-term incentive compensation granted after the offering. We intend to continue to use equity-based awards to align the interests of our executives with the interests of our stockholders, accelerate the achievement of long-term objectives and promote sustainable Company growth. After the offering, we intend to make equity-based awards to the Company’s NEOs and other employees in Company common stock.

We have historically granted equity-based awards each year in March. To the extent additional grants were necessary (e.g., for new hires), we have also historically made follow-up grants in September. We granted the equity-based awards relating to 2011 performance in March 2012 under the LSPP. Unless otherwise set forth in an individual agreement, long-term incentive award targets (as a percentage of base salary) were determined by us and approved by the Supervisory Board, based on reviews of market competitiveness and on individual performance. Market competitiveness is reviewed on an annual basis and any necessary adjustments to the long-term incentive award targets are made. The aggregate of the long-term incentive award targets was then reviewed, and ultimately approved, by the Supervisory Board. Final long-term incentive award determinations, based on the pre-established targets, were made after the end of the applicable year. Equity awards for 2012 were adjusted from 2011 levels only if an NEO’s 2011 awards were found to be uncompetitive and the NEO’s individual performance in 2011 was considered to be at a high level. Mr. Martin, Mr. Karaoglan, Mr. Steenbergen, Ms. Beams and Mr. Leary received annual long-term incentive awards in the beginning of 2012 in the following amounts, which were granted in the form of performance shares under the LSPP and which vest ratably over three years from the first anniversary of the date of grant: Mr. Martin—$780,000 (with a grant date fair value of $738,904); Mr. Karaoglan—$780,000 (with a grant date fair value of $738,904); Mr. Steenbergen—$300,000 (with a grant date fair value of $284,196); Ms. Beams—$750,000 (with a grant date fair value of $710,489); and Mr. Leary—$900,000 (with a grant date fair value of $852,588). Mr. Becker received an annual long-term incentive award in the beginning of 2012 of $600,000 (with a grant date fair value of $568,006), a portion of which was granted in the form of performance shares under the LSPP that vest ratably over three years from the first anniversary of the date of grant, and a portion of which was granted in the form of restricted ADS units under the Equity Plan that will vest on January 1, 2015. Our equity-based awards granted under the LSPP and the Equity Plan are calculated and communicated to our NEOs based on various internal factors and qualifications, and are similar to award measurements used by companies that compete with us for executive talent. These internally communicated amounts do not necessarily reflect the “grant date fair value” of these awards (computed in accordance with FASB ASC Topic 718) which are required to be, and which are, included in the “—Summary Compensation Table” below.

Health and Insurance Plans

In 2012, our NEOs, other than Mr. Steenbergen, were eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Basic health, life insurance, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. The NEOs also have access to a supplemental long-term disability program, facilitated by the Company, generally available to a broad group of highly paid Company employees on an elective basis. The cost of participating in the supplemental disability program is borne entirely by each NEO. See “—Expatriate Arrangements of Mr. Steenbergen” for more information relating to Mr. Steenbergen’s health and welfare benefits.

Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans

Our NEOs, other than Mr. Steenbergen, generally are eligible for the same retirement benefits as full-time and part-time employees under the Company’s broad-based, tax-qualified retirement plans. As described further in the narrative description preceding the table entitled “—Pension Benefits in 2012,” the Company sponsors the Retirement Plan, a tax-qualified, noncontributory defined benefit pension plan for eligible employees.

The Company also sponsors the ING Americas Savings Plan and ESOP (the “401(k) Plan”), a tax-qualified defined contribution plan with a frozen employee stock ownership plan feature. Under the 401(k) Plan, the Company will match 100% of a participant’s contribution up to six percent.

In addition to the tax-qualified retirement benefits described above, the Company also maintains the ING Americas Supplemental Executive Retirement Plan (the “SERP”) and the ING Insurance Americas 409A Deferred Compensation Savings Plan (the “DCSP”). The SERP and the DCSP permit our NEOs (other than Mr. Steenbergen) and certain other employees whose participation in our tax-qualified plans is limited due to compensation and contribution limits imposed under the Internal Revenue Code (the “Code”), to receive the benefits on a non-qualified basis that they otherwise would have been eligible to receive under the Retirement Plan and the 401(k) Plan if it were not for the compensation and contribution limits set under the Internal Revenue Code. For purposes of determining benefits under the SERP and the DCSP, eligible compensation is limited to three times the Internal Revenue Code compensation limit, which was $250,000 for 2012.

See the narrative description preceding the table entitled “—Pension Benefits in 2012” for more detail of the Retirement Plan and the SERP. See the narrative description preceding the table entitled “—Nonqualified Deferred Compensation Plans Table for 2012” for more detail of the DCSP.

Also, see “—Expatriate Arrangements of Mr. Steenbergen” for more information relating to Mr. Steenbergen’s retirement benefits.

Limited Perquisites and Other Benefits

While we do not offer a broad range of perquisites to our NEOs, we provided the named executive officers with Company-selected independent advisors to assist them with financial planning, tax and legal issues. The Company’s cost of these services are imputed as income to participating named executive officers and the applicable income taxes are paid by the named executive officer. See “—Expatriate Arrangements of Mr. Steenbergen” for more information relating to Mr. Steenbergen’s perquisites.

Transaction Incentive Bonuses

Certain one-time incentive award opportunities (“Transaction Incentive Bonuses”) were granted in 2011 to the NEOs and certain other executives to encourage the executives to achieve ING Group’s and the Company’s goal of successfully executing an initial public offering of the Company’s common stock. The terms and conditions of the Transaction Incentive Bonuses were either set forth in award letters (the “Deal Incentive Awards”) or, in the case of Messrs. Martin and Karaoglan and Ms. Beams, set forth in each NEO’s employment agreement (the “Offering Incentive Awards”). Both the Deal Incentive Awards and the Offering Incentive Awards provide for the grant of restricted stock, a portion of which will be eligible to vest upon the completion of this offering, subject to fulfillment of relevant vesting conditions. The Offering Incentive Awards also include a cash component, which will be paid upon the completion of this offering, subject to continued employment through the date of the offering. See the narrative descriptions under “—Compensation of Named Executive Officers—Grants of Plan-Based Awards—Deal Incentive Awards” and “—Employment Agreements” for a description of the material terms of the Transaction Incentive Bonuses.

Retention Award

ING Group made Mr. Becker a cash retention award under the ING Investment Management Retention Participation Plan in March 2010 with a value of $600,000. The award amount was notionally invested in ING managed funds. One-third of the award vested in September 2010, one-third vested in September 2011 and one-third vested in September 2012.

Expatriate Arrangements of Mr. Steenbergen

Mr. Steenbergen is a citizen of the Netherlands who has served in the United States since January 1, 2010 pursuant to a long-term international assignment from ING Group. The Company currently follows the ING Group International Assignments Long-Term Assignment Policy (the “LTAP”), which provides executives on long-term international assignments with additional benefits to ensure that those on international assignment have approximately the same relative spending power in the host country as they would have had in their home country. Under the LTAP, the Company operates a ‘net pay policy’, to which tax equalization applies. This is designed to ensure that assignees pay no more or less tax than would have been payable if they had remained solely in their home country. Also under the LTAP, Mr. Steenbergen receives benefits to compensate him for certain expenses and cost differentials attributable to his expatriate status, as well as amounts to cover the taxes on those benefits. The value of his net market value allowance is included in Mr. Steenbergen’s base salary, as a salary adjustment, while other benefits are considered to be perquisites, and are provided in the form of reimbursements or direct payments of specific expenses, as described in more detail in the footnotes to the “—Summary Compensation Table.” In 2012, Mr. Steenbergen’s expatriate benefits included a housing allowance of $180,000, which represents an adjustment in respect of the cost of living differential between Amsterdam, the Netherlands, and New York City. Some other expatriate benefits, include tuition and other educational and related expenses for his children with an actual cost of $146,835 with a related tax payment of $119,688, and a home leave allowance of $16,913 with a related tax payment of $12,678. These benefits are considered perquisites and are reflected in the “All Other Compensation” column of the Summary Compensation Table below. In 2012, Mr. Steenbergen participated in ING Group health care and insurance programs that are generally available to all expatriates on assignment with ING U.S. He also participated in the ING Directors’ Pension Scheme, the Dutch tax-qualified, contributory defined benefit pension plan in which similarly situated employees of ING Group are eligible to participate.

Relationship of Compensation Policies and Practices to Risk Management

The Company and ING Group adhere to compensation policies and practices that are designed to support a strong risk management culture. We have reviewed the Company’s compensation programs, policies and practices for employees and have determined that those programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Critical Compensation and Other Policies

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer). Until the expiration of the post-offering transition period provided by the rules and regulations of the Internal Revenue Code, or until the LSPP is materially amended, if earlier, awards granted under the plan will be exempt from the deduction limits of Section 162(m). Generally, in order for awards granted after the expiration of the transition period to be exempt, the plan must be amended to comply with the exemption conditions and be submitted for approval of our stockholders. Following the offering, the compensation committee will continue to emphasize performance-based compensation for our named executive officers and will seek to minimize the impact of Section 162(m). Under Section 162(m)(6) of the Internal Revenue Code, certain health insurance providers cannot deduct compensation for any employees in excess of $500,000. The Company has determined that it is not subject to Section 162(m)(6) for calendar years 2010 through 2012. Additional guidance is expected to be issued by the Treasury Department with respect to the application of this section for 2013 and later years. The Company is continuing to monitor this issue and will determine whether the Section 162(m)(6) limitations will apply in the future based on that guidance. To the extent that the Company is subject to any of these limits on deductibility of compensation, the Company reserves the right to approve non-deductible compensation.

Compensation Recoupment Policies

Certain elements of our NEOs’ compensation packages are subject to recoupment or being “clawed back” under certain circumstances. Under both the CRD III policies described below (which became applicable to the Company on January 1, 2012) and the LSPP, ING Group has the right to claw back previously settled or paid awards if an NEO engages in fraud or malfeasance or if specific conduct of the NEO, either alone or in concert with others, led to the material restatement of ING Group’s or the Company’s annual accounts or resulted in significant reputational harm to ING Group or any of its subsidiaries or affiliates.

Capital Requirements Directive III

The EU published a Capital Requirements Directive (“CRD III”) with respect to compensation disclosures and practices in financial services companies, which all EU member states are required to implement and enforce. One objective of CRD III is to ensure that the total compensation and mix of fixed to variable compensation paid to key “Identified Staff” are consistent with CRD III, as implemented by each EU nation and in alignment with the companies’ risk management practices and policies. Another objective of CRD III is to ensure that compensation plans incorporate recoupment or “clawback” provisions, which are included in the compensation programs in which our NEOs participate. Another objective of CRD III is to ensure that the Company maintains an adequate capital base. These policies provide for the Company to make adjustments to reduce current or prior year variable compensation based on significant changes in the Company’s risk profile. In the Netherlands, the DNB oversees the implementation of and compliance with CRD III.

CRD III has already been widely implemented across ING Group’s Europe-based financial services businesses. Under ING Group’s agreement with the DNB, since January 1, 2012 the CRD III requirements have applied to certain Company employees, referred to as “Control Function” employees and “Identified Staff.” Control Function employees include the heads of the corporate audit services, finance, human resources, compliance, risk management and legal departments and individuals they supervise, in each case, who may have a material impact on the Company’s risk profile. Identified Staff, who may also be Control Function employees, include employees who may have a material impact on the Company’s risk profile. Performance metrics for Control Function employees generally may not be directly linked to financial objectives related to their departments and variable-to-fixed pay may not exceed certain ratios.

Under CRD III, the compensation packages of Identified Staff relating to 2012 are subject to specified parameters, as follows:

•	Variable-to-fixed pay may not exceed certain ratios, and

•

Long-term incentives must be composed of at least 50% of variable pay for Identified Staff (other than those in Investment Management) and must be composed of at least 25% for those Identified Staff in Investment Management.

For 2012, there are approximately 40 “Identified Staff” from ING U.S., including all of the NEOs, whose total compensation packages must conform with CRD III. We are currently working with the DNB to determine at what point following the offering the guidelines and remuneration framework will cease to apply to the Company.

Post-Offering Compensation Philosophy and Objectives

The Company intends to implement a comprehensive executive compensation program following the offering based on four clear principles. Compensation programs will:

•	Align our executives with stockholder interests.

•	Drive business performance and results.

•	Support our business culture and business structure.

•	Deliver competitive pay to our teams.

Following the offering, we expect to continue to:

•	Ensure that competitive levels of compensation are paid when business targets are met.

•	Establish focused performance metrics that will reward executives for the most critical business objectives that drive long-term sustainable growth.

•	Simplify incentive programs and focus long-term compensation on the long-term results of the Company.

•	Encourage long-term share ownership at all levels of the organization.

•	Establish an appropriate approach to governance that balances the needs of stakeholders and will include the Company’s right to claw back compensation in certain circumstances.

Compensation of Named Executive Officers

Summary Compensation

The following table presents the cash and other compensation for our NEOs for 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)		Bonus(2)		Stock Awards(3)		Non-Equity Incentive Plan Compensation(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)		All Other Compensation(6)		Total
Rodney O. Martin, Jr., CEO	2012 2011	$ $	1,000,000 746,212	$ $	— —	$ $	923,129 —	$ $	TBD 585,536	$ $	30,209 —	$ $	59,080 84,231	$ $	TBD 1,415,979
Alain M. Karaoglan, COO	2012 2011	$ $	650,000 452,292	$ $	— —	$ $	923,129 381,980	$ $	TBD 585,536	$ $	28,809 —	$ $	59,829 28,188	$ $	TBD 1,447,996
Ewout L. Steenbergen, CFO	2012 2011	$ $	498,861 438,139	$ $	— 164,128	$ $	314,575 235,236	$ $	TBD 267,933	$ $	820,688 172,514	$ $	675,689 796,113	$ $	TBD 2,074,063
Maliz E. Beams, CEO, Retirement	2012		$600,000		$—		$772,227	$	TBD		$29,628		$57,723	$	TBD
Jeffrey T. Becker, CEO Investment Management	2012 2011	$ $	391,667 350,000	$ $	216,690 198,367	$ $	856,429 959,285	$ $	TBD 695,536	$ $	293,510 235,762	$ $	59,109 51,975	$ $	TBD 2,490,925

Former Executive
Robert G. Leary, President and COO	2012 2011	$ $	836,250 798,485	$ $	— 90,000	$ $	1,093,651 1,925,375	$ $	TBD 645,536	$ $	147,369 118,080	$ $	1,682,186 93,785	$ $	TBD 3,671,261

(1)

Amounts in this column represent salary that was actually paid to each NEO in 2012. Mr. Steenbergen’s salary is comprised of two elements: (i) his net pay under the LTAP of $335,074 (see “—Expatriate Arrangements of Mr. Steenbergen”) and (ii) $163,787 in tax equalization payments. Mr. Steenbergen’s home country base salary, prior to any expatriate adjustments, was €330,000 ($427,218). These amounts were converted into U.S. dollars for reporting purposes using a conversion rate from Euro to USD of 1.2946 (as of January 1, 2012). Mr. Becker’s salary is based on his receiving an annualized base salary of $350,000 from January 1, 2012 through February 29, 2012 and an annualized base salary of $400,000 from March 1, 2012 through December 31, 2012.

(2)

Amounts in this column reflect the portions of the cash retention award that became vested and was paid in September 2012 to Mr. Becker. For a more detailed description of the terms of Mr. Becker’s cash retention award, see “—2012 Compensation—Retention Award” above.

(3)

Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of the performance shares and restricted stock granted to the NEOs under the LSPP and the Equity Plan in 2012 and of the deferred shares granted to the NEOs under the LSPP in 2012 as the portion of each NEO’s 2011 annual incentive award that was automatically deferred.

(4)

The annual incentive awards allocated to each NEO for performance during 2012 have not yet been determined. We anticipate that such determinations will be made in March 2013. Mr. Leary’s 2012 annual incentive award will be pro-rated to reflect his departure date of December 6, 2013, in accordance with the terms of his employment agreement, as amended.

(5)

Amounts in this column represent the net changes in actuarial present value in 2012 under the Retirement Plan, the SERP and the Directors’ Pension Plan. See the “—Pension Benefits in 2012” table below for more detail. Approximately 82% ($693,405) of the change in the present value of the accumulated pension benefit of Mr. Steenbergen from December 31, 2011 to December 31, 2012 is due solely to the change in the discount rate from 5.50% to 3.70%. The amount in this column for Mr. Leary reflects the change in pension value and nonqualified deferred compensation earnings as of December 6, 2012, his departure date.

(6)

Amounts in this column include the employer contributions made under the 401(k) Plan and the DCSP as well as other perquisites as described in more detail in the table below entitled “—All Other Compensation Table for 2012.”

All Other Compensation Table for 2012

Name	401(k) Employer Match(1)	DCSP Employer Match(2)	Financial Tax Services(3)	Gross- Ups(4)	Other(5)	Total
Rodney O. Martin, Jr.	$15,000	$30,300	$13,780	$—	$—	$59,080
Alain M. Karaoglan	$15,000	$30,300	$14,529	$—	$—	$59,829
Ewout L. Steenbergen	$—	$—	$—	$320,786	$354,903	$675,689
Maliz E. Beams	$7,500	$36,295	$13,928	$—	$—	$57,723
Jeffrey T. Becker	$15,000	$30,300	$13,809	$—	$—	$58,809

Former Executive
Robert G. Leary	$11,000	$34,000	$13,809	$—	$1,623,377	$1,682,186

(1)	See the narrative under “—Retirement and Other Deferred Compensation Plans” for a description of the material terms of the 401(k) Plan.
(2)	See the narrative under “—Retirement and Other Deferred Compensation Plans” for a description of the material terms of the DCSP.
(3)	Amounts in this column represent the amounts actually paid by the Company, on behalf of each NEO, to the Company-selected financial advisor in 2012.
(4)

The Company provided tax gross-ups to Mr. Steenbergen in accordance with the LTAP. These include reimbursements for taxes associated with his housing allowance ($137,492); his home leave allowance ($12,678); the tuition and other educational expenses for his children ($119,688); relocation costs and tax preparation and settlement costs ($38,775); and long-term incentive vesting ($12,153).

(5)

The amount in this column for Mr. Steenbergen represents the sum of the expatriate benefits provided to Mr. Steenbergen in 2012 under the LTAP. These include a housing allowance ($180,000), a home leave allowance covering the cost of travel for Mr. Steenbergen and his family to travel to the Netherlands ($16,913), tuition and other educational and related expenses for his children ($147,510), tax preparation costs ($5,200) and relocation costs ($5,280). For more detail, see the narrative description under “—2012 Compensation—Expatriate Arrangements of Mr. Steenbergen,” above. The amount in this column for Mr. Leary represents the amounts paid or payable to Mr. Leary in connection with his departure from the Company on December 6, 2012 under his employment agreement, as amended. These include a severance benefit of one year’s annual base salary ($900,000) and the payment of Mr. Leary’s balance under the IM deferred compensation plan ($723, 377). Mr. Leary also received $83,077, the value of his accrued but unused vacation.

Grants of Plan-Based Awards

The table below presents individual grants of awards made to each NEO during 2012.

Grants of Plan-Based Awards Table for 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares	Number of Other Stock Awards	Grant Date Fair Value of Stock Awards(1)
Rodney O. Martin, Jr.	LSPP Perf Shares	3/28/2012				—	84,593	126,890		$738,904
	LSPP Deferred Shares	3/28/2012				—	21,091	21,091		$184,226
Alain M. Karaoglan	LSPP Perf Shared	3/28/2012				—	84,593	126,890		$738,904
	LSPP Deferred Shares	3/28/2012				—	21,091	21,091		$184,226
Ewout L. Steenbergen	LSPP Perf Shares	3/28/2012				—	32,536	48,804		$284,196
	LSPP Deferred Shares	3/28/2012				—	3,478	3,478		$30,379
Maliz E. Beams	LSPP Perf Shares	3/28/2012				—	81,340	122,010		$710,489
	LSPP Deferred Shares	3/28/2012				—	7,068	7,068		$61,738
Jeffrey T. Becker	LSPP Perf Shares	3/28/2012				—	32,536	48,804		$284,196
	LSPP Deferred Shares	3/28/2012				—	33,020	33,020		$288,423
	Restricted Stock[2]	3/28/2012				—			32,380	$283,811
Former Executive
Robert G. Leary	LSPP Perf Shares	3/28/2012				—	97,608	146,412		$852,588
	LSPP Deferred Shares	3/28/2012				—	27,598	27,598		$241,063

(1)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(2)	Fifty percent of Mr. Becker’s long-term incentive is comprised of awards granted under the LSPP and the remaining 50% is granted in the form of restricted ADS units granted under the Equity Plan.

Deal Incentive Awards

The Company granted Deal Incentive Awards to certain employees in 2011. These awards were granted to encourage award recipients to achieve the successful execution of an IPO of the Company. Awards are stated in a U.S. dollar value that will be converted into shares of restricted common stock of the Company on the closing date of the offering. Fifty percent of the restricted shares granted to the recipient upon this offering will fully vest at the end of the -day lock-up period described under “Underwriting.” The remaining 50% will fully vest at the earlier of (i) the end of the lock-up period specified in the underwriting agreement related to the first secondary share offering of Company common stock by ING Group (a “Secondary Offering”) following this offering or (ii) the date of closing of any post-offering merger or acquisition of the Company.

If an award recipient’s employment terminates prior to the date of the offering, the award will be forfeited and no amount will be paid to the recipient. If, however, the recipient’s employment is terminated without cause after the date of the offering but prior to the expiration of the -day lock-up period, then 50% of the restricted Company common stock will vest on termination of employment, and only the second 50% of the restricted stock would be forfeited. If the award recipient’s employment terminates after the date of the offering but prior to the vesting of the second 50% of the restricted Company common stock pursuant to either a Secondary Offering or a merger or sale of the Company, the second 50% of restricted Company stock will generally not vest and will be forfeited. If the recipient’s employment is terminated without cause either (i) after the date of a Secondary Offering but prior to the expiration of the associated lock-up period, or (ii) after the date of execution of the merger or acquisition agreement related to an acquisition of the Company, as applicable, then the remaining 50% of the restricted Company common stock will vest on the termination of employment. Upon the death of an award recipient at any time following the offering, all stock that would have been awarded will vest immediately with sales of such shares being subject to applicable lock-up periods. Certain restrictive covenants apply to the awards, and breach of any of those restrictive covenants would cause the award and any payments of restricted stock to be rescinded.

The terms of the Deal Incentive Awards of Mr. Steenbergen and Mr. Becker are set forth in award agreements and are as described in this section.

Outstanding Equity Awards at Year End

The table below provides information concerning unexercised options and stock and stock-based awards that have not vested for each NEO outstanding as of December 31, 2012.

Outstanding Equity Awards Table at 2012 Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Rodney O. Martin, Jr.
										84,593	(3)	$789,253
							21,091	(5)	$196,779
Alain M. Karaoglan
										36,076	(12)	$336,589
										84,593	(3)	$789,253
							21,091	(5)	$196,779
Ewout L. Steenbergen
	2,051				€14.37	3/15/2014
	5,730				€17.88	3/30/2015
	4,860				€25.16	3/23/2016
	8,339				€24.72	3/22/2017
	11,447				€16.66	3/13/2018
	15,289				€2.90	3/19/2019
		13,918	(2)		€7.35	3/17/2020				5,459	(11)	$50,932
										11,462	(8)	$106,940
							15,239	(4)	$142,180
							972	(9)	$9,069
										32,536	(3)	$303,561
							3,478	(5)	$32,450
Maliz E. Beams
										41,626	(9)	$388,371
										81,340	(3)	$758,902
							7,068	(5)	$65,944
Jeffrey T. Becker
	7,814				€14.37	3/15/2014
	10,816				€17.88	3/30/2015
	8,479				€25.16	3/23/2016
	7,124				€24.72	3/22/2017
	13,829				€16.66	3/13/2018
	9,996				€2.90	3/19/2019
		26,374	(2)		€7.35	3/17/2020				10,343	(11)	$96,500
										13,876	(8)	$129,463
							33,716	(10)	$314,570
							27,479	(6)	$256,379
							21,635	(4)	$201,855
							18,134	(9)	$169,190
										32,536	(3)	$303,561
							33,020	(5)	$308,077
							32,380	(7)	$302,105

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Former Executive
Robert Leary
	79,028				€16.66	3/13/2018
	56,570				€2.90	3/19/2019
		100,521	(2)		€7.35	3/17/2020

(1)	The market value was determined by multiplying $9.33, the closing price of a share of ING Group common stock on December 31, 2012, by the number of shares or units.
(2)	These options are scheduled to vest on March 17, 2013.
(3)

These performance shares are scheduled to vest, in equal annual installments on March 28, 2013, March 28, 2014 and March 28, 2015 based on the achievement of performance metrics that are determined prior to each vesting cycle.

(4)	These deferred shares are scheduled to vest on March 31, 2013.
(5)	These deferred shares are scheduled to vest, in equal annual installments on March 28, 2013, March 28, 2014 and March 28, 2015.
(6)	This restricted stock is scheduled to vest on January 1, 2014.
(7)	This restricted stock is scheduled to vest on January 1, 2015.
(8)

These performance shares are scheduled to vest, in equal annual installments on March 30, 2013 and March 30, 2014 based on the achievement of performance metrics that are determined prior to each vesting cycle.

(9)	These deferred shares are scheduled to vest, in equal annual installments on March 30, 2013 and March , 2014.
(10)	This restricted stock is scheduled to vest on January 1, 2013.
(11)	These performance shares are scheduled to vest on March 17, 2013 based on the achievement of pre-established performance criteria.
(12)

These performance shares are scheduled to vest, in equal annual installments on September 7, 2013 and September 7, 2014 based on the achievement of performance metrics that are determined prior to each vesting cycle.

The equity-based awards made in 2012 and 2011 were under the LSPP and the Equity Plan and awards made in years before 2011 were made under the GSOP, the LEO Plan and the Equity Plan. All equity-based awards set forth on the table above were awards in respect of ING Group ordinary shares.

Option Exercises and Stock Vested in 2012

The following table provides information regarding all of the restricted units and performance shares held by the NEOs that vested during 2012 on an aggregated basis. None of the NEOs exercised any options in 2012.

Option Exercises and Stock Vested Table for 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alain M. Karaoglan			14,430	$117,709

Ewout L. Steenbergen			6,479	$61,477
			4,584	$39,119
			485	$4,139

Maliz E. Beams			16,650	$135,818

Jeffrey T. Becker			4,236	$40,194
			5,550	$47,363
			9,066	$77,368
			17,922	$128,590
			24,892	$205,351

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Former Executive
Robert G. Leary(1)			23,971	$227,454
			35,914	$306,486
			5,986	$51,084
			101,426	$762,216
			99,564	$821,403
			39,420	$95,471
			66,568	$623,224
			39,570	$370,463
			124,448	$1,146,788

(1)

The following stock awards of Mr. Leary vested and were paid out in connection with his departure, in accordance with the terms of his employment agreement, as amended: (1) 39,420 performance shares granted under the LEO Plan were paid based on the TSR results as of June 30, 2012, as determined by ING Group, multiplied by the ING Group closing share price on December 7, 2012 ($95,471 was paid to Mr. Leary and $275,093 was forfeited by Mr. Leary in connection with the amendment of his employment agreement); (2) 66,568 restricted shares granted under the Equity Plan were paid based on the ING Group opening share price on December 6, 2012 ($623,224); (3) 39,570 deferred shares granted under the LSPP were paid based on the ING Group opening share price on December 6, 2012 ($370,463); and (4) 124,448 restricted shares granted under the Equity Plan were paid based on the average of the high and low price of ING American Depository Receipts on December 28, 2012 ($9.21  1/2) ($1,146,788). The following stock awards of Mr. Leary vested and would have been paid out in connection with his departure; however, he forfeited the right to receive these amounts in connection with the amendment of his employment agreement: (a) 44,893 performance shares granted under the LSPP, representing the 2012 portion of the 2011 performance shares ($420,298); (b) 32,536 performance shares granted under the LSPP, representing the 2012 portion of the 2012 performance shares ($304,609) and (c) 29,383 performance shares granted under the LEO Plan ($275,093).

Pension Benefits

As described above under “—2012 Compensation—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans,” the Company maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. During 2012 regular full-time and part-time employees of the Company who were hired before January 1, 2009 and completed one year of service were covered by the Retirement Plan. Certain highly compensated employees who participate in the Retirement Plan whose benefits cannot be paid from the Retirement Plan as a result of tax limitations and who are designated by the Company are also eligible to participate in the SERP.

The benefit under the Retirement Plan for employees who participated prior to January 1, 2009 is currently calculated using a final average pay pension formula based on the employee’s average compensation for the highest five consecutive whole calendar years of benefit service earned during a period ranging from 10 to 20 years preceding the date of retirement. Eligible compensation generally includes base salary, annual incentive award and commissions, if applicable. The SERP benefit is equal to the difference between (a) the participant’s retirement benefit before taking into account the tax limitations on eligible compensation and other compensation deferrals and (b) the participant’s actual retirement benefit paid from the Retirement Plan. Pension benefits under the Retirement Plan and SERP are generally payable in the form of a monthly annuity, though certain benefits under the Retirement Plan may be received as a lump-sum or partial lump-sum payment.

A participant’s retirement benefits under the Retirement Plan and the SERP vest in full upon completion of five years of vesting service, when the participant reaches age 65 or if the participant dies while in active service with the Company. Participants may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age with a minimum of five years of vesting service. As of December 31, 2012, none of the NEOs were eligible for early retirement under the Retirement Plan. Benefits under the SERP may be forfeited at the discretion of the Company if the participant engages in unauthorized competition with the Company, is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company. The Retirement Plan and the SERP were closed to new participants effective January 1, 2009.

Beginning January 1, 2012, all ING U.S. employees transitioned to a new cash balance pension formula under the Retirement Plan. A similar change to the SERP was also made. The cash balance pension formula credits 4% of eligible compensation to a hypothetical account in the Retirement Plan and SERP, as applicable, each month. Account balances receive a monthly interest credit based on a 30-year Treasury bond rate published by the IRS in the preceding August of each year (for 2012 that rate was 3.65%). Participants in the Retirement Plan and SERP prior to January 1, 2012 will transition to the new cash balance pension formula over a two-year period, ending December 31, 2013. Benefits that accrue during the transition period will be determined based on the prior final average pay pension formula or the new cash balance pension formula, whichever is greater. As participants in the Retirement Plan and the SERP prior to January 1, 2012, pension benefits for Messrs. Becker and Leary that accrue from January 1, 2012 through the transition period will be determined based on the greater of the prior final average pay pension formula or the new cash balance pension formula. Pension benefits that accrue after the transition period will be solely based on the new cash balance pension formula. Pension benefits for NEOs hired after December 31, 2008, including Messrs. Martin and Karaoglan and Ms. Beams, will be determined based solely on the new cash balance pension formula beginning January 1, 2012.

During 2012, Mr. Steenbergen participated in the ING Directors’ Pension Scheme (the “Directors’ Pension Plan”), to which a percentage of his base salary was automatically contributed. The benefit under the Directors’ Pension Plan is calculated based on the participant’s years of service and fixed annual salary (adjusted annually). Members of the Directors’ Pension Plan may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age.

The following table presents the accumulated benefits under the pension plans in which each NEO participates.

Pension Benefits in 2012(1)

Name	Plan Name	Number Years Credit Service	Present Value of Accumulated Benefit	Payments During 2012
Rodney O. Martin, Jr.	Retirement Plan	1	$10,090	$0
	SERP	1	$20,119	$0
Alain M. Karaoglan	Retirement Plan	1	$9,616	$0
	SERP	1	$19,193	$0
Ewout L. Steenbergen	Directors’ Pension Plan	18.5	$1,579,110	$0
Maliz E. Beams	Retirement Plan	1	$9,900	$0
	SERP	1	$19,728	$0
Jeffrey T. Becker	Retirement Plan	18	$350,479	$0
	SERP	18	$703,070	$—

Former Executive
Robert G. Leary	Retirement Plan	5	$143,453	$—
	SERP	5	$284,998	$—

(1)	Assumptions for the “—Pension Benefits in 2012” table include:

The present value of accumulated benefits under the Retirement Plan and SERP shown in the “—Pension Benefits in 2012” table is calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, and assuming benefits commence as of age 65 under both plans. Those assumptions are:

•	The discount rate is 4.05%.

•	The RP-2000 Mortality Table with generational projection using Scale AA for males and females after commencement at age 65. No mortality assumed before age 65.

•	The interest crediting rate on cash balance accounts is 3.5%, except AFS cash balance benefits have a minimum of 5.0%.

•	The cost of living adjustment under prior AFS benefits is 2.2%.

Assumptions for the 2012 ING Group Director’s Pension Plan include:

•	The discount rate is 3.70%, long-term rate of return on plan assets is 3.40%, and general inflation is 2.00%.

•	No general salary increase is assumed; promotional/seniority increase is assumed to be 10% between age 15 and 44.

•	Social Security increase is 2.00%; there is no cost-of-living indexation during 2013 or 2014 and for 2015 indexation is 2.00%.

•	Mortality is based on the AG Generational Table 2012-2062 with mortality rates from the Banking Sector.

•

Retirement age is equal to the normal pension age, 65. In lieu of deferment, Mr. Steenbergen has the option to commence his benefits immediately and would receive a monthly life annuity of approximately € 2,138.

•	Payment is assumed to be in the form of a life-long annuity, and in the event of disability, a temporary annuity payable until the age of 65.

•	The conversion rate from Euro to USD is 1.2946 (as of January 1, 2012).

Nonqualified Deferred Compensation Plans

The Company maintains the DCSP, a nonqualified deferred compensation plan that allows employees to contribute to deferred compensation accounts amounts above the 401(k) annual limit and provides certain company matching contributions on the deferred amounts.

ING Insurance Americas 409A Deferred Compensation Savings Plan

Eligible employees who meet certain compensation thresholds may elect to participate in the DCSP. Participating employees may elect to defer up to 50% of their salary, up to 50% of their sales-based commission compensation, up to 100% of their short-term variable compensation (excluding sales-based commissions) and up to 100% of their long-term variable compensation and may also elect to defer compensation they would have contributed to their 401(k) Plan accounts were it not for the compensation and contribution limits under the Internal Revenue Code. The Company provides a 6% matching contribution on amounts deferred under the DCSP, provided that an executive’s aggregate Company match under the 401(k) Plan and DCSP for 2012 was limited to $45,000.

The table below presents, for each NEO, 2012 information with respect to the DCSP.

Nonqualified Deferred Compensation Plans Table for 2012

Name	Executive Contributions in 2012(1)	Registrant Contributions in 2012(1)	Aggregate Earnings in 2012(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2012 End
Rodney O. Martin, Jr.	$80,132	$30,300	$12,810	$0	$198,380
Alain M. Karaoglan	$59,132	$30,300	$8,653	$0	$146,033
Ewout L. Steenbergen	$0	$0	$0	$0	$0
Maliz E. Beams	$36,295	$36,295	$1,586	$0	$74,176
Jeffrey T. Becker	$63,643	$30,300	$101,597	$0	$2,267,894

Former Executive
Robert G. Leary	$821,633	$34,000	$332,815	$0	$6,126,270

(1)

Amounts reported in this column that are reported in the “Summary Compensation Table” are: Mr. Martin—$80,132 base salary; Mr. Karaoglan—$59,132 base salary; Ms. Beams—$36,295 base salary; Mr. Becker—$63,643 base salary; and Mr. Leary—$81,482 base salary and $740,651 stock awards.

(2)

Amounts in this column reflect the interest earned on notional investments, which investments are elected by the participant. The participant has the ability to change his or her investment election only during the annual open enrollment period.

Potential Payments upon a Termination or Change in Control

ING Americas Severance Pay Plan

The ING Americas Severance Pay Plan (the “Severance Plan”) provides for the payment of severance benefits to eligible employees in the event of a qualifying termination of employment. Examples of qualifying termination events include an employee’s job elimination as a result of a reduction in workforce, an acquisition, a merger, divestiture or restructuring, outsourcing or position elimination. Other examples of qualifying termination events are significant pay reductions due to an employer-requested job change, the transfer of an employee’s job function more than 50 miles from the employee’s current work location, an employee’s job being filled while the employee is on an approved leave and the expiration of an employee’s expatriation assignment. Employees whose employment terminates for reasons other than a qualifying termination, including those who resign or are terminated for unsatisfactory performance, violation of laws or Company policies or similar reasons are not eligible for payments under the Severance Plan. Under the Severance Plan, eligible employees who do not sign a waiver and release agreement in connection with their employment termination receive two weeks of eligible pay. Employees who sign a waiver and release receive a benefit equal to the greatest of six weeks of eligible pay, two weeks of eligible pay per year of service (up to 52 weeks of eligible pay), or two weeks of eligible pay per $10,000 of eligible pay (up to 52 weeks of eligible pay). Outplacement and support services may be provided to eligible employees at the discretion of the Company. Messrs. Martin and Leary have employment agreements that provide for a lump-sum severance payment equal to annual salary in the event of an involuntary separation without “Cause” or for “Good Reason,” in either case as defined in the employment agreements. Ms. Beams’ offer letter provides for a lump sum severance payment equal to $600,000 in the event her employment is terminated without “Cause,” as defined in the offer letter, prior to the first vesting of 50% of her Deal Incentive Award. See the description of individual agreements in “—Employment Agreements” below for additional information regarding these arrangements. Currently, there are no other employment agreements that provide payments due to termination of employment. Mr. Karaoglan, Ms. Beams and Mr. Becker are eligible to participate in the ING U.S. Severance Plan that is generally available to all full-time and part-time employees. For 2012, Mr. Steenbergen was eligible for severance benefits in accordance with Dutch legal requirements.

Employment Agreements

Employment Agreement of Mr. Martin

The Company has an employment agreement with Mr. Martin, who serves as Chief Executive Officer of the Company and a member of its Board of Directors. The agreement provides that in the event of an IPO of the Company, and conditioned upon Mr. Martin’s continued employment thereafter, Mr. Martin will assume the role of Chairman of the Board of the Company in addition to his current roles. The term of the employment agreement is April 4, 2011 to December 31, 2014 and can be extended by mutual agreement.

Under the terms of his employment agreement, Mr. Martin receives an annual base salary of $1 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the ICP, under which he may receive an award subject to his achievement of pre-established performance goals during each year ending during his employment. The amounts awarded under the ICP are determined by the Supervisory Board and have a target of 100% of base salary with an opportunity to earn up to 200% of his base salary, a certain portion of which is subject to deferral.

In addition to his base salary and ICP opportunity, Mr. Martin is eligible to receive an Offering Incentive Award in the amount of $6 million, contingent upon successful completion of an IPO of the Company, provided that he remains employed by the Company upon the completion of the IPO and each applicable payment and settlement date. Upon the completion of an IPO, Mr. Martin’s Offering Incentive Award will be payable as $2 million in cash and $4 million in Company restricted stock (based on the IPO price). The cash component of the award will be payable in a lump sum no later than 10 business days after the completion of the IPO. The restricted shares will vest as follows, provided that Mr. Martin is still employed by the Company on the applicable vesting date: (i) prior to December 31, 2014, if the Company completes one or more additional public offerings, a number of shares underlying the restricted share award shall vest equal to (I) the total number of shares underlying the original restricted share award multiplied by (II) the percentage of Company shares held by ING Group after the IPO that are sold in an additional public offering, and (ii) on December 31, 2014, if all of the shares underlying the original restricted stock award have not yet vested, and ING Group owns less than 50% of the amount of Company shares that it held prior to the IPO (the “Pre-IPO Shares”), then 50% of the unvested restricted shares shall vest (but no shares will vest if ING Group continues to own 50% or more of the Pre-IPO Shares). If the number of shares underlying the restricted stock award that have vested pursuant to the above is less than the “Minimum RSA Shares,” determined as (I) the number of shares underlying the restricted stock award multiplied by (II) a fraction, the numerator of which is the amount by which the percentage of the Pre-IPO Shares no longer owned by ING Group as of December 31, 2014 exceeds 33.33% and the denominator of which is 66.67%, then an additional number of shares underlying the restricted stock award shall vest such that the total number of shares that have vested is not less than the Minimum RSA Shares. All unvested shares underlying the restricted share award that have not vested as of December 31, 2014 shall be forfeited. In the event of Mr. Martin’s termination without cause, termination for good reason, death or disability following an IPO but prior to a relevant payment or vesting date, any unpaid portion of the Offering Incentive Award will immediately vest and be paid, unless applicable law or regulation requires payment in a different form or at a different time. Except as provided in his employment agreement, Mr. Martin’s restricted shares will be subject to the terms of the equity plan for executive officers of the Company in effect at the time of the IPO and to the terms of his award agreement under it.

During his employment, Mr. Martin is eligible to receive long-term equity-based incentive awards. With respect to the 2011 and 2012 performance years, he is eligible, in ING Group’s sole discretion, to receive up to a maximum aggregate amount of $2,000,000 in long-term incentive awards (his “Long-Term Incentive”). Beginning for fiscal year 2013 performance, Mr. Martin will be eligible to receive an annual long-term incentive award, as determined in its discretion by the Compensation Committee of the Board of Directors of the Company, under one or more compensation plans to be established by the Company in its discretion. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company.

Mr. Martin’s employment agreement contains various provisions governing termination. If the Company terminates Mr. Martin’s employment for cause (which includes willful failure to perform substantially under the agreement, after demand for substantial performance has been given by the Board of Directors of the Company that specifically identifies how he has not substantially performed his responsibilities, engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to either ING Group or the Company and material breach of non-compete, non-solicitation and other restrictive covenants in the employment agreement) or if Mr. Martin terminates his employment other than for good reason (which includes a reduction in salary or incentive award opportunities, failure to pay compensation or other amounts due under the agreement, failure to elect and maintain Mr. Martin in the positions contemplated by the employment agreement, any material reduction or other materially adverse action related to his authority, responsibilities or duties, or relocation of his principal office more than 50 miles from the New York City metropolitan area) the Company will pay his unpaid salary through the end of his employment, his salary for any accrued but unused paid time off, any accrued expense reimbursements and other cash entitlements and any unpaid but vested ICP award for a year ending before the end of his employment (collectively, his “Accrued Compensation”). In addition, the Company will pay any benefits to which he is entitled under any plan, contract or arrangement other than those described in the employment agreement, (including any unpaid deferred compensation and other cash compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).

If the Company terminates Mr. Martin’s employment without cause or if he terminates his employment for good reason, the Company will pay his Accrued Compensation, the Other Benefits, a pro rata ICP award (based on actual performance through the termination date, multiplied by the number of days of employment before termination divided by 365), and a lump-sum severance payment equal to his salary and any unpaid portion of the Offering Incentive Award if his termination occurs on or after the date of an IPO. The Company’s obligation to make the specified payments and benefits in the event of a termination by the Company without cause or by Mr. Martin for good reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing ING Group from all other liability.

Employment Agreement of Mr. Karaoglan

Mr. Karaoglan serves as the Executive Vice President and Chief Operating Officer of the Company, reporting to the CEO. Certain terms and conditions of his employment are set forth in an offer letter dated April 5, 2011. Mr. Karaoglan is employed at will, and the Company may change the terms of or terminate his employment at any time.

Under the terms of his offer letter, Mr. Karaoglan receives an annual base salary of $650,000 and has the opportunity for certain incentive payments. Mr. Karaoglan is eligible to receive an annual incentive award with a target bonus opportunity of 100% of his base salary with the opportunity to earn up to 200% of his base salary, a certain portion of which is subject to deferral. Mr. Karaoglan is also eligible to participate in the LSPP, under which he may receive a long-term incentive award of ING Group restricted stock and/ or performance shares with a target value of 100% of his salary.

In addition to his base salary, annual incentive award opportunity and long-term incentive award opportunity, Mr. Karaoglan is eligible to receive an Offering Incentive Award in the amount of $2 million, contingent upon successful completion of an IPO of the Company, provided that he remains employed by the Company upon the completion of the IPO and the vesting date. Upon the completion of an IPO, Mr. Karaoglan will be awarded $666,667 in cash and $1,333,333 in restricted Company shares based on the IPO price. The cash component of the award will be payable in a lump sum no later than 30 business days after the completion of the IPO. The restricted shares would vest pursuant to the same terms and conditions as those described above for the vesting of the Offering Incentive Award of Mr. Martin, under “—Employment Agreement of Mr. Martin.” All unvested shares underlying the restricted share award that have not vested as of December 31, 2014 shall be forfeited. If Mr. Karaoglan’s employment is terminated without cause (which includes willful failure to perform substantially under the agreement, after demand for substantial performance has been given by the Company that specifically identifies how he has not substantially performed his responsibilities, and engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company) or for good reason (which includes a reduction in salary or ICP award opportunity, more than 50% of his responsibilities change and are not replaced with other responsibilities of generally similar significance or relocation of his principal office more than 50 miles from the New York City metropolitan area), death or disability following an IPO but prior to a relevant vesting or payment date, the Offering Incentive Award will immediately vest and be paid, unless applicable law or regulation requires payment in a different form or at a different time. Except as provided in his offer letter, Mr. Karaoglan’s restricted stock award will be subject to the terms of the equity plan for executive officers of the Company in effect at the time of the IPO and to the terms of his award agreement under it.

Employment Agreement of Mr. Steenbergen

Mr. Steenbergen serves as Executive Vice President and Chief Financial Officer of the Company. On May 19, 2004, ING Group entered into an employment agreement with Mr. Steenbergen, as Director of the Retail Division of ING Nederland. This agreement was amended effective January 1, 2006. Mr. Steenbergen’s employment agreement is governed by Dutch law and is of an indefinite term, with ING Group able to terminate the agreement with six months’ notice and Mr. Steenbergen able to terminate the agreement with three months’ notice. The contract will terminate automatically when Mr. Steenbergen reaches 65 years of age.

Under the terms of his employment agreement, Mr. Steenbergen may be eligible for awards of ING Group options, shares and performance shares under the LEO. Mr. Steenbergen has or will also receive a long-term bonus upon 10, 25 and 40 years of employment, in the amount of 25% of his net monthly salary and, 100% and 200%, of his gross monthly salary, respectively.

Mr. Steenbergen is entitled to lease a vehicle and is also eligible for reimbursement of certain expenses, including representation fees and telephone fees as well as relocation expenses. If Mr. Steenbergen takes out a mortgage on a residence from an ING Group company, he is entitled to a 25% discount on a maximum of €500,000 of the mortgage interest payable.

Mr. Steenbergen is eligible to participate in the ING Group Directors’ Pension Plan and, if employed in the Netherlands in 2012 would have been eligible for the ING Group Company Savings Scheme. For a description of the ING Group Directors’ Pension Plan, see “—Pension Benefits” above. If Mr. Steenbergen becomes unable to work due to disability, he will receive 100% of his fixed annual salary for one year. In the second year of disability, Mr. Steenbergen will be paid 100% of his salary in respect of any hours worked and, in respect of any hours not worked, he will receive a payment based on 70% of his annual income. Unless not possible due to the nature of the disease or disability, Mr. Steenbergen will be reintegrated to work according to a mutually agreed-upon written reintegration plan. He would be eligible for a discretionary bonus of 20% of his annual income after one year of disability, subject to sufficient cooperation with a written reintegration plan and 10% of his annual income after two years of disability, subject to a determination that he has reached the maximum attainable reintegration from a medial and labor perspective.

If Mr. Steenbergen’s employment terminates due to occupational disability, retrenchment or retirement, he will receive a payment of three times his fixed monthly salary. If Mr. Steenbergen dies prior to his retirement date, his spouse would receive a payment of four times his fixed monthly salary, any children under 21 years old would be entitled to a payment of one-fourth of his monthly salary and any children between the ages of 21 and 27 years old would receive a payment of half of his monthly salary.

Mr. Steenbergen is party to a letter agreement making him eligible to receive a Deal Incentive Award of $650,000, subject to the terms and conditions described above under “—Compensation of Named Executive Officers—Grants of Plan Based Awards—Deal Incentive Awards.”

Employment Agreement of Ms. Beams

Ms. Beams serves as the Chief Executive Officer, Retirement, of the Company, reporting to the CEO. Certain terms and conditions of her employment are set forth in an offer letter dated May 27, 2011. Ms. Beams is employed at will, and the Company may change the terms of or terminate her employment at any time.

Under the terms of her offer letter, Ms. Beams receives an annual base salary of $600,000 and has the opportunity for certain incentive payments. Ms. Beams is eligible to receive an annual incentive award with a target bonus opportunity of 125% of her base salary, a certain portion of which is subject to deferral. Ms. Beams is also eligible to participate in the LSPP, under which she may receive a long-term incentive award of ING Group restricted stock and / or performance shares with a target value of 125% of her base salary.

In addition to her base salary, annual incentive award opportunity and long-term incentive award opportunity, Ms. Beams is eligible to receive an Offering Incentive Award an aggregate value of $1.5 million, contingent upon a successful completion of an IPO of the Company, provided that she remains employed by the Company upon the completion of the IPO and the vesting date. The award amount will be converted into shares of restricted common stock of the Company on the closing date of the offering. Fifty percent of the restricted shares granted upon this offering will fully vest at the end of the -day lock-up period described under “Underwriting.” The remaining 50% will fully vest at the earlier of (i) the end of the lock-up period specified in the underwriting agreement related to the Secondary Offering following this offering or (ii) the date of closing of any post-offering merger or acquisition of the Company.

If Ms. Beams’ employment terminates prior to the expiration of the -day lock-up period, the award will be forfeited and no amount will be paid, other than a lump-sum severance payment as described below. If her employment is terminated after the expiration of the -day lock-up period, then only the second 50% of the restricted stock would be forfeited. If her employment is terminated either (i) by the Company for any reason after the date of a Secondary Offering but prior to the expiration of the associated lock-up period, or (ii) by an acquirer for any reason after the date of execution of the merger or acquisition agreement related to an acquisition of the Company, as applicable, then the remaining 50% of the restricted Company common stock will be forfeited.

The terms of Ms. Beams’ offer letter provide that upon a termination without cause prior to the earlier of (i) the first vesting of 50% of her Offering Incentive Award or (ii) the closing date of a trade sale of the Company, the Company will pay her a lump-sum payment of $600,000. Ms. Beams’ severance benefit equal to 52 weeks of base salary continuation under the Severance Plan is also guaranteed if a qualifying termination occurs within two years from her date of hire.

Employment Agreement of Mr. Becker

Mr. Becker serves as the Chief Executive Officer of Investment Management. Certain terms and conditions of his employment are set forth in an offer letter from Aetna Life & Casualty, dated July 25, 1994. Under the terms of his offer letter, Mr. Becker is entitled to an annual base salary of $82,500, which may be reviewed and adjusted. Mr. Becker’s current annual base salary, as described above under “—2012 Compensation—Base Salary” was $350,000 from January 1, 2012 through February 29, 2012 and $400,000 from March 1, 2012 through December 31, 2012. Mr. Becker is employed at will, and the Company may change the terms of or terminate his employment at any time.

Mr. Becker is party to a letter agreement making him eligible to receive a Deal Incentive Award of $800,000, subject to the terms and conditions described above under “—Compensation of Named Executive Officers—Grants of Plan Based Awards—Deal Incentive Awards.”

Employment Agreement of Mr. Leary

On March 26, 2011, we entered into an employment agreement with Mr. Leary, who served as the President and Chief Operating Officer of the Company, reporting to the CEO. Mr. Leary’s employment agreement was amended in December 2012 in conjunction with the termination of his employment. Mr. Leary went on leave in September 2012 pending his departure from the Company, which occurred on December 6, 2012.

Under the terms of his employment agreement, as amended, Mr. Leary received an annual base salary of $900,000 and had the opportunity for certain incentive payments. Mr. Leary was eligible to participate in the ICP, under which he was eligible to receive an award subject to his achievement of pre-established performance goals during each year ending during his employment. The amounts awarded under the ICP were determined by the Supervisory Board and had a target of 150% of base salary with an opportunity to earn up to 300% of his base salary, a certain portion of which was subject to deferral. Mr. Leary was also eligible to receive an annual long-term incentive award for each year ending during the term of his employment agreement equal to 150% of his salary. Had Mr. Leary been employed upon the successful completion of the IPO of the Company, he would have been eligible to receive an Offering Incentive Award. Due to the cessation of his employment prior to the offering, Mr. Leary is no longer eligible for that award.

During his employment, Mr. Leary was entitled to participate in each of ING Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that was at least as favorable as that provided to other senior executives of the Company.

The terms of Mr. Leary’s employment agreement provided that upon a termination without cause, the Company would pay his Accrued Compensation, the Other Benefits (including awards under the long-term incentive plans), a pro rata ICP award (based on actual performance through the termination date, multiplied by the number of days of employment since the year ending before termination divided by 365), and a lump-sum severance payment equal to his salary. Pursuant to the amendment to Mr. Leary’s employment agreement, Mr. Leary agreed to forfeit his right to receive the vesting and payment of certain equity awards, in an aggregate amount of $1,000,000 in consideration for a reduction from 12 months to 6 months to the length of time during which he agreed not to compete with the Company. The Company’s obligation to make the specified payments and benefits in the event of a termination by the Company without cause was conditioned upon Mr. Leary’s execution and delivery, without subsequent revocation, of an agreement releasing ING Group from all other liability, which Mr. Leary executed on December 20, 2012.

Potential Payments upon Termination or Change of Control Table(1)

The following table sets forth, for each NEO who was employed as of December 31, 2012, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances enumerated below on December 31, 2012.

Name	Termination Trigger	Severance(2)	Continued Benefits Health and Welfare Continuation		Equity Vesting(3)	Other Benefits(4)	Total
Rodney O. Martin, Jr.	Involuntary termination without cause / for good reason(5)	$1,000,000	$		$459,857	$8,500	$1,468,357
	Voluntary Termination(6)	$—		$—	$—	$—	$—
	Retirement(6)	$—		$—	$—	$—	$—
	Death(6)	$—		$—	$986,032	$—	$986,032
	Disability(6)	$—		$—	$—	$—	$—
	Involuntary termination following Change in Control(5)	$1,000,000		$—	$459,857	$8,500	$1,468,357
Alain M. Karaoglan	Involuntary termination without cause / for good reason(5)	$650,000		$8,274	$628,152	$8,500	$1,294,926
	Voluntary Termination(6)	$—		$—	$—	$—	$—
	Retirement(6)	$—		$—	$—	$—	$—
	Death(6)	$—		$—	$1,322,621	$—	$1,322,621
	Disability(6)	$—		$—	$—	$—	$—
	Involuntary termination following Change in Control(5)	$650,000		$8,274	$628,152	$8,500	$1,294,926
Ewout L. Steenbergen(7)	Involuntary termination without cause / for good reason(5)	$741,265		$—	$473,328	$—	$1,214,593
	Voluntary Termination(6)	$—		$—	$—	$—	$—
	Retirement(6)	$—		$—	$—	$—	$—
	Death(6)	$142,406		$—	$729,184	$—	$871,590
	Disability(6)	$106,805		$—	$84,052	$—	$190,857
	Involuntary termination following Change in Control(5)	$741,265		$—	$473,328	$—	$1,241,593
Maliz E. Beams	Involuntary termination without cause / for good reason(5)	$600,000		$8,219	$513,094	$608,500	$1,729,813
	Voluntary Termination(6)	$—		$—	$—	$—	$—
	Retirement(6)	$—		$—	$—	$—	$—
	Death(6)	$—		$—	$1,213,217	$—	$1,213,217
	Disability(6)	$—		$—	$—	$—	$—
	Involuntary termination following Change in Control(5)	$600,000		$8,219	$513,094	$608,500	$1,729,813
Jeffrey T. Becker	Involuntary termination without cause / for good reason(5)	$684,945		$8,274	$1,869,536	$8,500	$2,571,255
	Voluntary Termination(6)	$—		$—	$—	$—	$—
	Retirement(6)	$—		$—	$—	$—	$—
	Death(6)	$284,945		$—	$2,136,654	$—	$2,421,599
	Disability(6)	$284,945		$—	$928,008	$—	$1,212,953
	Involuntary termination following Change in Control(5)	$684,945		$8,274	$1,869,536	$8,500	$2,571,255

(1)

All amounts assume that the triggering event took place on December 31, 2012 and the price per share of ING Group ordinary share was €7.06; US $9.33 on December 31, 2012. No pro-rata bonus for the year of termination is included in the table because termination is assumed to be as of December 31, 2012 and full bonus would have been deemed earned as of that date. As of December 31, 2012, none of the named executive officers were retirement eligible, therefore retirement benefits are not reported. There are no change in control provisions that would affect the level of benefits payable from the pension plans. The ING U.S. Severance Plan determines benefits under a formula that takes into account service and salary. The Plan’s maximum severance benefit is equal to 52 weeks of eligible pay.
(2)

Under the terms of his employment agreement, cash severance payments to Mr. Martin would be made in a lump sum by the Company. Under the terms of her offer letter, Ms. Beams’ $600,000 cash payment would be made in a lump sum by the Company. Under the terms of the Severance Plan and subject to the executive’s execution of a release, cash severance payments to Mr. Karaoglan, Ms. Beams and Mr. Becker would be made by the Company in substantially equal, semi-monthly payments as the same time as the regular payroll, for the duration of the severance period. The amount for Mr. Becker also includes the value as of December 31, 2012 of a deferred bonus granted on May 7, 2010, which is scheduled to vest on April 1, 2013 ($284,954). The deferred bonus were notionally invested in ING managed funds.

(3)

The equity valuations were determined using the ING Group closing share price on December 31, 2012 and the interim payout percentages for performance shares as of this same date. These totals exclude the values of the Transaction Incentive Bonuses. The following table details the equity valuations determined using the ING Group closing share price on December 31, 2012.

		Performance Shares
Name	Stock Options	Total Value	Prorated Value	Deferred Shares	Restricted Stock
Rodney O. Martin, Jr.	$0	$789,253	$263,078	$196,779	$0
Alain M. Karaoglan	$0	$1,125,842	$431,373	$196,779	$0
Ewout L. Steenbergen	$84,052	$461,434	$205,577	$183,698	$0
Maliz E. Beams	$0	$1,147,273	$447,150	$65,944	$0
Jeffrey T. Becker	$54,954	$529,524	$262,406	$679,121	$873,055

(4)

The executive outplacement services program for executives with a salary of $275,000 or more provides services for up to 12 months at a fixed cost of $8,500 per participant. All NEOs would be eligible, except Mr. Steenbergen.

(5)

Treatment and valuation of various equity awards upon involuntary termination are as follows: (1) options under the LEO Plan vest and may be exercised within 12 months of the official termination date; (2) performance shares under the LEO Plan are cashed out on a pro-rated basis based on ING Group’s most recent “relative TSR ranking” at the time of termination (2009-2011 Cycle: 133%; 2010-2012 Cycle: 183%), the number of months completed in each performance cycle and the ING Group stock price of the day following termination (12/31/12 Closing Price: €7.06; US $9.33); (3) performance shares granted under the LSPP are cashed out on a pro-rated basis based on ING Group’s most recent performance factor at the time of termination (100% for 2012 performance year), the number of months completed in current performance cycle (12 of 12), the forfeiture of all shares of future performance periods and the ING Group stock price on the termination date (12/31/12 Closing Price: €7.06; US $9.33); (4) deferred shares under the LSPP vest fully upon termination and (5) restricted stock is treated in accordance with individual restricted stock agreements. The relative TSR ranking is a relative total shareholder return measure, which captures the return received by stockholders and is measured against a group of 19 competitors’ TSRs.

(6)

Treatment and valuation of various equity awards upon termination due to retirement, death or disability is as follows: (1) options under the LEO Plan vest and may be exercised during the remainder of the option term; (2) performance shares under the LEO Plan continue to vest in accordance with their terms, with the full award payable based on ING Group’s relative TSR ranking at the end of the performance cycle and the ING group stock price on the date of vesting and paid out in cash only; (3) performance shares under the LSPP will be paid in cash, with the number of performance shares vesting multiplied by a performance factor and based on target payout; in the event of retirement or disability, awards will continue to vest upon original vesting dates, and in the event of death, awards will be deemed to have vested on the day of death; (4) deferred shares under the LSPP – in the event of retirement or disability, awards will continue to vest upon original vesting dates, and, in the event of death, shares vest fully; and (5) restricted stock is treated in accordance with individual restricted stock agreements.

(7)

Severance benefits for Mr. Steenbergen under the ING Group policy are determined under a formula that takes into account age-weighted service, eligible compensation and variable “C-factor” which is determined by management. For this estimate, the C-factor is equal to 1 but may be higher or lower. In the event of retirement or disability a payment of three times monthly salary will be made and in the event of death a payment of four times monthly salary will be made. No internal policy changes or change in legislation after December 31, 2012 have been taken into account for this calculation. The Euro conversion rate to USD is 1.2946 (as of January 1, 2012). In the event of termination, we would assume the actual costs of Mr. Steenbergen’s repatriation.

We have not included Mr. Leary in the table because he was no longer employed by us on December 31, 2012 and the amounts paid or payable in 2012 to Mr. Leary in connection with his departure, in addition to the $314,809 value of the acceleration of his stock options that were unvested as of December 6, 2012 (based on the ING Group share price on December 6, 2012), are set forth above in the “Summary Compensation Table” and the “Option Exercises and Stock Vested Table for 2012” and the related discussions above.

Compensation of Directors

ING U.S. has not yet paid any compensation to our directors in their capacity as members of the Board of Directors of ING U.S., except for Mr. Hubbell, who received director’s fees of $40,000 for 2012. We anticipate that directors who are not employees of ING U.S. or of any of our affiliated companies (including ING Group) will receive an annual fee of for service on the Board of Directors. All members of the Board of Directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship With ING Group Following the Offering

Prior to the completion of the offering, we are an indirect wholly owned subsidiary of ING Group, and have been part of ING Group’s consolidated business operations. Following the offering, we expect that ING Group will continue to hold a majority of our outstanding common stock, and as a result ING Group will continue to have significant control of our business, including pursuant to the agreements described below. See “Risk Factors—Risks Related to Our Separation from, and Continuing Relationship with, ING Group.” In addition, we expect that ING Group will continue to consolidate our financial results in its financial statements.

Shareholder Agreement

Prior to or concurrently with the completion of this offering, we will enter into a shareholder agreement with ING Group that will govern certain aspects of our continuing relationship (the “Shareholder Agreement”). Specifically, the Shareholder Agreement will address the composition of our Board of Directors and its committees, the rights of ING Group to nominate or approve the nomination of certain of our directors, other corporate governance matters, ING Group approval and consent rights with respect to certain corporate and business activities we may undertake, rights of ING Group with respect to our financial and business information and records, legal and regulatory compliance, public disclosures and financial accounting matters; and ING Group rights with respect to subsequent sales of our common stock. The Shareholder Agreement will be further described in, and the form of such agreement will be filed as an exhibit to, an amendment to the registration statement of which this prospectus forms a part.

Transitional Intellectual Property Agreement

Prior to or concurrently with the completion of this offering, we will enter into a transitional intellectual property agreement (the “IP Agreement”) with ING Group pursuant to which we will be granted a transitional license to use the ING name, logo and certain other ING Group trademarks for a limited period of time following the offering, and which will also govern certain other matters with respect to the use by us and ING Group of certain branding and campaign marks and devices and other intellectual property related to our business and that of ING Group. The IP Agreement will be further described in, and the form of such agreement will be filed as an exhibit to, an amendment to the registration statement of which this prospectus forms a part.

Master Claim Agreement

In 2012, we entered into an agreement with ING Group and ING Insurance Eurasia N.V. to allocate responsibility among the parties with respect to any litigation against a party (or its subsidiaries) when the party that is named as a defendant in the litigation contends that the litigation in question should be the responsibility of one or more of the other parties.

Additional Agreements

In addition to the foregoing, we expect to enter into additional agreements governing our relationship with ING Group following the offering. Such agreements will be further described in an amendment to the registration statement of which this prospectus forms a part.

Historical Related Party Transactions

Financing Arrangements

We have entered into a number of intercompany lending and guarantee arrangements with ING Group, ING V, a wholly owned subsidiary of ING Group and our indirect parent, and with ING Bank, a wholly owned subsidiary of ING Group. While we have recently taken steps to replace certain of these arrangements with standalone financing in contemplation of this offering, we expect to retain direct financing and guarantee arrangements with ING Group, ING V and ING Bank for some period of time following this offering.

Guarantees

ING V or ING Group has guaranteed the obligations of the Company and its subsidiaries under various debt instruments, other financing facilities, and derivative contracts. Additionally, in some circumstances, ING Bank, ING Group, or another subsidiary of ING Group has provided a guarantee of another party’s obligation to the Company. Certain of these guarantees are described below. Unless otherwise stated, figures are presented as of September 30, 2012.

•

ING Group guarantees approximately $645.0 million par amount of various debentures of Lion Holdings that are due between 2013 and 2036 that were assumed by Lion Holdings in connection with the Company’s acquisition of Aetna’s life insurance and related businesses in 2000.

•

ING V is the guarantor for the Company’s $3.0 billion commercial paper facility. In connection with this guarantee, the Company pays ING V 10 basis points on the outstanding balance of the commercial paper program, or $0.4 million in the nine months ended September 30, 2012, $1.1 million in 2011, $1.6 million in 2010 and $1.8 million in 2009. ING Capital Markets LLC, a wholly owned subsidiary of ING Bank, acts as a dealer on the facility.

•

ING V provided a guarantee to Deutsche Bank AG of the Company’s obligations under a $350.0 million LOC facility issued by Deutsche Bank AG used to support the reinsurance obligation of Whisperingwind I, a captive reinsurer of the Company. As a result of a third-party transaction that closed on September 6, 2012, this LOC facility, and thus the ING V guarantee, were terminated. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Reinsurance Subsidiaries—ING U.S., Inc. Credit Support.”

•

ING V provided a guarantee to ING Bank of the Company’s obligations with respect to the $533.2 million in LOCs outstanding as of September 30, 2012 under a bi-lateral credit facility between the Company and ING Bank. LOCs outstanding were subsequently reduced by $500.0 million to $33.2 million based on decreased Closed Block Variable Annuity LOC requirements as of September 30, 2012. ING V’s guarantee obligations were accordingly reduced to $33.2 million. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Reinsurance Subsidiaries—ING U.S., Inc. Credit Support.” The guarantee obligations of ING V will expire on the latest maturity date of the outstanding LOCs. All but $30.0 million of these LOCs will expire by February 2013 with the remainder outstanding until 2026. No fees are paid by the Company to ING V with respect to this guarantee.

•

ING V is the guarantor of the obligations of Lion Custom Investments LLC, a wholly owned subsidiary of the Company, under its ISDA master agreements with various unaffiliated counterparties. No fees are paid with respect to these guarantees. The net exposure to the Company, and thus ING V as guarantor, with respect to these obligations, based on market value as of September 30, 2012, was approximately $42.9 million.

•

ING V guaranteed the obligations of ING Financial Products Company, Inc. (“ING FPC”), a wholly owned subsidiary of the Company, under certain credit derivative transactions that ING FPC entered into in 2008 with several unaffiliated counterparties. All such transactions, and the associated guarantees, have terminated except for two. Both of the remaining transactions, and the associated guarantees are scheduled to terminate in 2018. No fees have been or are paid with respect to these guarantees.

Letter of Credit Facilities

From time to time, we have entered into LOC facilities with ING Bank to provide for statutorily required reserves at our captive reinsurance subsidiaries. The terms of these LOC facilities, including fee provisions, are consistent with terms that would be entered into between arm’s-length unaffiliated parties.

On April 20, 2012, the Company entered into the Senior Unsecured Credit Facility with a syndicate of banks, including ING Bank, which replaces financing that was either internally funded or guaranteed by ING V.

ING Bank has committed up to $250.0 million in financing as a member of the syndicate which entered into the Senior Unsecured Credit Facility. ING Bank acted as Joint Lead Arranger, Joint Book Manager, and Documentation Agent for these transactions. For these services, ING Bank received various fees totaling $3.3 million. On April 20, 2012 the Company replaced $1.4 billion of LOCs issued under the $2.5 billion Syndicated LOC Facility entered into on May 4, 2010 (described below), with LOCs issued under the Revolving Credit Agreement. LOCs issued by ING Bank under the Senior Unsecured Credit Facility amounted to $101.4 million. As of September 30, 2012, LOCs issued by ING Bank under the Senior Unsecured Credit Facility were $124.1 million.

In 2008 and 2009, we entered into two bi-lateral LOC facilities with ING Bank in the aggregate amount of approximately $1.1 billion. In June 2010, we consolidated and expanded these two facilities into a single bi-lateral LOC facility with ING Bank in an amount of approximately $2.3 billion. In May and December of 2011, this facility was amended to reduce the available credit to $1.6 billion and permit the issuance or increase of new LOCs until February 28, 2012. Accordingly, no additional LOCs can be issued under this facility. As of September 30, 2012, $533.2 million of LOCs issued under this facility remained outstanding. LOCs outstanding were subsequently reduced by $500.0 million to $33.2 million based on decreased Closed Block Variable Annuity LOC requirements as of September 30, 2012. All but $30.0 million of these LOCs will expire no later than February 2013. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Reinsurance Subsidiaries—ING U.S., Inc. Credit Support.”

In July 2011, we entered into a bi-lateral LOC facility with ING Bank in the amount of $625.0 million, in connection with a reinsurance transaction entered into by SLDI, our subsidiary, and subsequently retroceded to Hannover Life Reassurance (Ireland) Limited. As part of this transaction, SLDI also assigned all cash flows related to the underlying business to ING Bank. This facility was amended October 4, 2012 to reduce the facility amount to $300.0 million and extend the expiration date to June 30, 2013 such that all then-outstanding LOCs will expire by June 30, 2014.

In October 2009, we entered into a bi-lateral LOC facility of approximately $2.5 billion with ING Bank. In 2010, this bilateral LOC facility was replaced with a syndicated Letter of Credit facility of approximately $2.5 billion. Subsequently, in April 2012, this facility was replaced with the Revolving Credit Agreement described above, in an aggregate principal amount of $5.0 billion. ING Bank was the lead or co-lead arranger for both the May 2010 and April 2012 syndicated facilities.

In September of 2008, SLDI entered into a bi-lateral LOC facility with ING Bank in the amount of $825.0 million. This LOC facility was used to support the borrowing of securities from ING Bank that were used by the Master Trust as collateral for the reinsurance of business written by SLD. The Company provides a limited guarantee in favor of ING Bank on the return of securities to the extent that SLD draws on the collateral while receiving reinsurance payments when contractually due. This facility expires on December 31, 2013.

In December 2011, SLDI entered into a contingent capital LOC with ING Bank in the amount of $1.5 billion. The contingent capital LOC is used to support the reinsurance obligations of SLDI to another of our wholly owned subsidiaries, ING USA, related to variable annuity cessions from ING USA to SLDI. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Liquidity and Capital Resources—Contingent Capital Letter of Credit.”

Intercompany Loans

In 2007, the Company entered into a $500.0 million par floating rate loan agreement with ING V under which the Company pays a variable rate of interest based on the three month LIBOR. Effective April 13, 2012, the term of the loan was extended until April 29, 2016. The Company had debt of $500.0 million as of September 30, 2012, December 31, 2011, December 31, 2010 and December 31, 2009, related to this loan agreement.

As part of its participation in the Senior Unsecured Credit Facility described above, ING Bank funded $35.7 million of the total $500.0 million direct borrowings drawn at the inception of the facility. In July 2012, all direct borrowing under the facility were repaid and as of September 30, 2012, there were no direct borrowings thereunder.

ING Financial Markets LLC, a non-subsidiary affiliate of ING U.S., Inc., served as a Joint Book Running Manager in the 2022 Notes offering and received $0.3 million for its services. See “Management’s Discussion of Results of Operations and Financial Condition—Liquidity and Capital Resources—Debt Securities.”

The Company in the past borrowed funds from time to time from ING V under a facility loan agreement. The Company had debt of $6.7 billion as of December 31, 2009 and $3.7 billion as of December 31, 2010 related to this agreement. During 2011, the Company borrowed an additional $263.0 million under this facility, and ING V subsequently contributed all borrowings under the facility to the Company. The contributed debt, which had a book value and fair value of $4.0 billion, was immediately extinguished as a result of this contribution.

Between 2006 and 2008, the Company borrowed an aggregate of $3.0 billion from ING V under various fixed rate loan agreements. In January 2010, ING V contributed these loans to the Company and the debt was immediately extinguished as a result. The loans contributed had a book value of $3.0 billion and a fair market value of $3.1 billion. The transaction was recorded at fair market value and a loss on extinguishment of $108.3 million was recorded as interest expense.

On April 9, 2009, the Company sold a funding agreement in the amount of $600.0 million to the Columbine Funding Trust (“CFT”), a special purpose Delaware business trust. CFT, in turn, issued a trust note to ING Bank, which was collateralized by all of the cash flows from the funding agreement and otherwise matched the terms of the funding agreement. The Company was not a party to the trust note. The funding agreement was scheduled to mature in April 2012; however it was terminated in May 2011 with an early termination fee of $8.6 million paid to ING Bank.

Derivative and Swap Agreements

The Company is or has been party to several derivative contracts with ING V and ING Bank and one or more of ING Bank’s subsidiaries. Each of the transactions entered into pursuant to these contracts was entered into as a result of a competitive bid, which included unaffiliated counterparties. The Company is exposed to various risks relating to its ongoing business operations, including but not limited to interest rate risk, foreign currency risk, and equity market risk. To manage these risks, the Company uses various strategies, including derivatives contracts, certain of which are with related parties, including interest rate swaps, equity options and currency forwards.

As of September 30, 2012, December 31, 2011, 2010 and 2009, the outstanding notional amounts of derivative contracts with ING V, ING Bank and one or more of ING Bank’s subsidiaries were $2.3 billion (consisting of interest rate swaps of $1.6 billion, equity options of $354.2 million and foreign exchange contracts of $346.2 million), $1.4 billion (consisting of interest rate swaps of $1.0 billion and equity options of $384.6 million), $8.1 billion (consisting of interest rate swaps of $7.4 billion, equity options of $382.6 million and currency forwards of $343.1 million) and $5.5 billion (consisting of interest rate swaps of $5.0 billion, equity options of $260.0 million and currency forwards of $306.8 million, respectively).

As of September 30, 2012, December 31, 2011, 2010 and 2009, the market values for these contracts were $26.3 million, $7.9 million, ($342.1) million and ($391.8) million, respectively. For the nine months ended September 30, 2012 and the years ended December 31, 2011, 2010 and 2009, the Company recorded Net realized capital gains (losses) of $25.9 million, $376.4 million, ($144.4) million and ($17.2) million, respectively, in respect of derivative contracts with ING Bank and ING V.

Master Repurchase Agreements

As another aspect of our financing and in order to preserve liquidity options, our subsidiaries SLD, SLDI, RLI and ING USA have all entered into master repurchase agreements with ING Financial Markets LLC, a subsidiary of ING Bank, which establishes the terms for any repurchase agreements or reverse repurchase agreements between the parties. There have been no transactions pursuant to the Master Purchase Agreements since 2009.

ING Bank Deposits

Certain of our subsidiaries previously invested funds in wholesale interest-bearing deposits with ING Bank of varying amounts that earned market rates of interest. During 2009, the amounts on deposit did not exceed $200.0 million. All such investments were redeemed in 2009.

Alt-A Back-up Facility

On January 26, 2009, ING Group, for itself and on behalf of certain subsidiaries, including the Company, reached an agreement with the Dutch State on an Illiquid Asset Back Up Facility (the “Alt-A Back-up Facility”) regarding Alt-A RMBS owned by subsidiaries, including the Company. Pursuant to this transaction, the Company transferred all risks and rewards on 80% of a $4.5 billion par Alt-A RMBS portfolio to ING Support Holding, a wholly owned subsidiary of ING Group by means of the granting of a participation interest to ING Support Holding. ING Group and ING Support Holding entered into a back-to-back arrangement with the Dutch State on this 80%. As a result of this first transaction, the Company retained 20% of the exposure for any results on the $4.5 billion Alt-A RMBS portfolio.

The purchase price for the participation payable by the Dutch State was set at 90% of the par value of the 80% interest in the securities as of that date. This purchase price was payable in installments, was recognized as a loan granted to the Dutch State with a value of $3.3 billion, and is recorded as Loan-Dutch State Obligation on the Consolidated Balance Sheets (the “Dutch State Obligation”). Under the transaction, other fees were payable by both the Company and the Dutch State. The Company incurred net fees of $8.3 million, $9.4 million and $10.8 million in the years ended December 31, 2011, 2010 and 2009, respectively.

The Company executed a second transaction effective January 26, 2009, in which an additional $445.9 million par Alt-A RMBS portfolio owned by the Company was sold to ING Direct Bancorp. ING Direct Bancorp paid cash in the amount of $321.0 million for 80% of the Company’s additional $445.9 million par Alt-A RMBS and included those purchased securities as part of its Alt-A RMBS portfolio sale to the Dutch State. ING Direct Bancorp paid cash in the amount of $54.3 million and retained the remaining 20% of this Alt-A RMBS portfolio.

Upon the closing of the $4.5 billion par and the $445.9 million par transactions on March 31, 2009, the Company recognized a gain of $844.0 million, as the securities were impaired and written down to fair value in 2008.

On November 13, 2012, ING Group, ING Support Holding, ING Bank and the Company entered into restructuring arrangements with the Dutch State, which closed the following day (the “Termination Agreement”). Pursuant to these restructurings, the Company sold the Dutch State Obligation, with a carrying value of approximately $1.5 billion as of September 30, 2012, to ING Support Holding at fair value and transferred legal title to 80% of the securities subject to the Alt-A Back-up Facility to ING Bank. The restructuring resulted in an immaterial pre-tax loss. Following the restructuring transaction, the Company continues to own 20% of the Alt-A RMBS from the first transaction. The Company has the right to sell these securities, subject to a right of first refusal granted to ING Bank.

Asset Management Arrangements

Prior to the Termination Agreement, our Investment Management business managed the underlying assets and provided services related to the Company’s securities subject to the Alt-A Back-up Facility pursuant to services agreements with each of the participating subsidiaries. We did not include these underlying assets whose beneficial ownership had been transferred (as described herein) in our calculation of AUM or AUA.

As part of ING Group’s divestiture of ING Direct, ING Group, ING Bank and ING Direct entered into an agreement with the Dutch State similar to the Termination Agreement with respect to the Alt-A RMBS owned by ING Direct (the “ING Direct Restructuring”). As part of the ING Direct Restructuring, in February 2012 our Investment Management business entered into an agreement (the “Alt-A Asset Management Agreement”) with ING Bank pursuant to which it manages the assets transferred to ING Bank from ING Direct. In November 2012, in connection with the Termination Agreement, this Alt-A Asset Management Agreement was amended to provide that our Investment Management business would also manage the assets transferred to ING Bank as part of the Termination Agreement. As of September 30, 2012, ING Bank had paid us approximately $6.9 million in fees related to the Alt-A Asset Management Agreement.

Transition Services Agreements

In 2009, ING Group announced that it would begin the process of separating its insurance and banking businesses and divesting certain businesses (See “Organizational History and Structure—Anticipated Divestment from ING Group”). As part of this process, we have entered into a number of transition services agreements with our non-U.S. affiliates to continue to provide or receive services for certain periods. Pursuant to these arrangements, we benefit from certain services from such affiliates related to risk management, capital planning and corporate governance. We also provide certain administration and consulting services to ING V related to ING Group’s recently divested Latin American businesses see below “—Latin America Service Arrangements”. In addition, we previously provided investment advisory and client solicitation services to ING Bank pursuant to a transition services agreement. With the exception of certain Latin America-related services, these arrangements all have expired or will expire on or before December 31, 2012.

Agreements related to ING Group Divestitures

In recent years, ING Group has divested several businesses and has agreed in certain cases with the buyers of the divested businesses to observe certain non-competition and other restrictions. We are subject to certain of those restrictions, the material aspects of which are indicated below:

Sale of ING Direct (Online US Retail Banking)

Until the earlier of February 17, 2017 and the date ING Group ceases to own 50% or more of the Company’s voting power or ceases to have the power to appoint the majority of the Company’s Board, we may not, within the United States, accept retail bank deposits or operate an online securities brokerage or mortgage or consumer lending business. There are a number of exceptions to these restrictions. For instance, we may continue to carry on any businesses in which we were actively engaged or were actively contemplating on June 16, 2011, even if they would otherwise violate the restrictions. Similarly, we may acquire a business as long as a significant portion of such business’ revenues does not come from competing operations or we divest the competing operations. We also may hold minority, passive investment positions in competing businesses.

Also, until February 17, 2017, we may not adopt, use or attempt to register any trademark, service mark or domain name in the United States, its territories or possessions that consists of or contains (i) an orange sphere, orange ball or similar orange object, or (ii) the word “orange” in connection with promoting retail banking products, although there are no restrictions on our use of the color orange. There are also certain restrictions on the use of certain domain names, trademarks, and other intellectual property rights.

Sale of Clarion (US Real Estate Investment Manager)

Until the earlier of June 9, 2013 and the date we either cease to be a subsidiary of ING Group or our securities are publicly listed, we may not advise, manage, sponsor or take other similar action with respect to real estate investment funds or vehicles that (i) were formed after February 15, 2011; (ii) have a mandate to invest more than 50% or $500.0 million or more of their AUM, directly or indirectly, in direct investments in real property located in the United States (excluding mortgage loans (or related products) or securities) and (iii) are not managed by third parties. These restrictions do not apply to businesses in existence as of February 15, 2011 or those that fall below specified ownership or investment thresholds.

Sale of Lion Structured Finance Shares

On April 19, 2007, in an arms-length transaction, our wholly owned indirect subsidiary, Lion II Custom Investments LLC (“Lion II”), purchased 100% of the preferred shares and 20% of the common shares of Lion Structured Finance Corporation (“LSF”), a wholly owned subsidiary of ING Bank, for $249.5 million and $0.375 million, respectively. On December 9, 2010, LSF redeemed the preferred shares and common shares from Lion II for $249.5 million and $0.157 million, respectively.

Sale of ING Antai Taiwan

On February 11, 2009, ILICA Inc., our wholly owned indirect subsidiary (“ILICA”), sold its Taiwan-based subsidiary, ING Life Insurance Company Limited (“ING Taiwan”), to Fubon Financial Holding Co., Ltd (“Fubon”) and received cash (the “Cash Consideration”) as well as certain shares of Fubon (the “Fubon Shares”) as consideration. On March 30, 2009, pursuant to a participation agreement between ILICA and ING Bank, ILICA sold 100% of the beneficial interests in the Fubon Shares (the “Beneficial Interests”) to ING Bank for consideration of $240.0 million (the “Participation Agreement Consideration”). In December 2010, as part of its sale of the Beneficial Interests to unaffiliated third parties (the “Buyers”), ING Bank caused ILICA to transfer the legal title to all of the Fubon Shares to the Buyers. Both the Cash Consideration and the Participation Agreement Consideration were ultimately transferred to ING U.S., Inc.

Advisory Transactions

Several of our asset management subsidiaries have served as investment managers or sub-managers, investment advisors or sub-advisors, and portfolio managers or sub-managers for various funds pertaining to the asset management subsidiaries of ING Group or the general and separate accounts of non-U.S. insurance company subsidiaries of ING Group. The amount of fees we receive depends, in part, on the performance of the funds or the returns earned on the accounts which our subsidiaries are advising.

Fee and Revenue Sharing

Some of our asset management subsidiaries serve as co-managers or co-advisors for funds alongside other non-U.S. asset management subsidiaries of ING Group. For the services rendered as co-managers, we have agreed to share fees or revenues with our related party co-manager or co-advisor. Similarly, when asset management subsidiaries of ING Group serve as sub-advisors for our funds, we have entered into revenue sharing agreements, in which we receive a portion of the fees earned by the sub-advisor in return for hiring them as sub-advisor.

Non-Advisory Services

Several of our asset management subsidiaries have also provided and continue to provide non-advisory services to funds and asset management subsidiaries of ING Group. These services generally include, but are not limited to, providing research materials and recommendations, trading services, legal and tax advice, sales support services, compliance support and back office and administrative services.

Distribution and Solicitation Agreements

Several of our asset management subsidiaries are parties to distribution and/or solicitation agreements with non-U.S. asset management subsidiaries of ING Group through which these non-U.S. asset management subsidiaries of ING Group may distribute or sell our asset management products or strategies outside of the United States. Likewise, our U.S. asset management subsidiaries may distribute or sell products or strategies of ING Group’s non-U.S. asset management subsidiaries to U.S.-based clients and investors.

Allocated Expenses

With respect to these asset management arrangements, we receive allocations of expenses from affiliates located outside of U.S. for staff and projects costs. For the nine months ended September 30, 2012, the Company did not pay our non-U.S. affiliates under those arrangements. For the years ended December 31, 2011, 2010 and 2009, we paid our non-U.S. affiliates $2.9 million, $9.1 million and $1.1 million, respectively, under these arrangements.

Reinsurance Agreements

Three of our insurance subsidiaries, RLI, ReliaStar Life Insurance Company of New York, and SLD, are parties to life reinsurance treaties with ING Re (Netherlands) N.V. (“ING Re”), a wholly owned reinsurance subsidiary of ING Group. These reinsurance treaties are all either yearly or monthly renewable term reinsurance treaties, and all of these treaties were closed for new business as of December 31, 2010. Although there are no new additional risks ceded under these agreements, the reinsurance of the risks already ceded will continue until the underlying policies lapse. In connection with these reinsurance treaties, our subsidiaries together have paid premiums to ING Re of $7.4 million, $9.3 million, $8.3 million and $7.4 million, through the first nine months of 2012 and for the years ended December 31, 2011, 2010 and 2009, respectively.

In 2000, SLDI entered into four standby assumption reinsurance agreements with ING Re related to certain Regulation XXX, AG38 and high net worth business written by SLDI. Three of those agreements remain in place but no liabilities have been ceded or are expected to be ceded under any of the agreements.

Transfer Pricing Agreements

We are a party to a transfer pricing agreement between the Company and ING Group, pursuant to which ING Group has charged us certain specified amounts for various services provided by the ING Group head office. These services include tax services, financial controls, acquisitions and divestments, vendor management, capital management general administrative services, human resources, corporate communications, and audit services among others. The total charges for the services provided pursuant to the transfer pricing agreement are a part of the administrative overhead allocation described below.

Compensation and Other Arrangements Concerning Employees

We maintain, or have maintained, human resources-related arrangements with ING Group in three primary areas: (i) long-term compensation for our employees, (ii) expatriate relationships and (iii) provision of services to employees of our former affiliates in Latin America (discussed below).

Incentive Compensation

Our employees participate in certain of ING Group’s long-term incentive compensation programs. On a semi-annual basis we are responsible for paying ING Group a recharge expense amount, which is an interest charge on a percentage of our outstanding stock options. This payment to ING Group was approximately $1.6 million, $3.1 million, $6.7 million and $5.4 million for the nine months ended September 30, 2012 and the years ended December 31, 2011, 2010 and 2009, respectively.

When our employees or retirees receive payments through any of the long-term incentive plans managed by ING Group, ING Group reimburses the Company for amounts paid to employees. This reimbursement was approximately $29.0 million, $10.9 million, $7.6 million and $1.6 million for the nine months ended September 30, 2012 and the years ended December 31, 2011, 2010 and 2009, respectively.

Expatriate Relationships

There are a number of employees originally hired by the Company that currently work at other affiliates within ING Group. Similarly, we currently host several employees originally hired elsewhere within ING Group. Any salary, tax and other expenses related to these expatriate arrangements are reimbursed to the entity incurring the cost. For the nine months ended September 30, 2012, we received approximately $4.6 million in reimbursements for such expenses while paying out $3.4 million. For the year ended December 31, 2011, we received $12.6 million, while paying out $10.7 million; for the year ended December 31, 2010, we received $10.9 million while paying out $11.6 million; and for the year ended December 31, 2009, we received $15.3 million while paying out $14.3 million.

Affiliate Loan Transaction with Named Executive Officer

One of our named executive officers has entered into an unsecured loan arrangement with a banking subsidiary of ING Group. Such loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates, as those prevailing at the time for comparable loans made by the banking subsidiary with persons unrelated to it, and did not involve more than the normal risk of collectibility or present other unfavorable features. We disclaim any participation in the transaction.

Latin America Service Arrangements

In 2009, the Company entered into an agreement with a Latin American subsidiary of ING Group, pursuant to which the Company agreed to provide a variety of services to its Latin American affiliates, including personnel, legal, compliance, IT, finance and accounting and other services. This agreement was terminated upon the divestiture of ING Group’s Latin American businesses in December 2011, at which time the Company entered into a transition services agreement with a subsidiary of ING Group to continue providing these services. We will continue to provide a limited number of these services during 2013. As part of this agreement, the Company was reimbursed $28.9 million for expenses incurred during the nine months ended September 30, 2012. In addition, as a result of a separate understanding between the Company and ING Group, the Company was also reimbursed an additional $22.0 million for expenses incurred by the Company during 2011.

Sourcing/Procurement

We contract directly for most of our strategic sourcing and procurement needs. In several instances, we have entered into consolidated global agreements with ING Bank as the contracting entity to achieve greater leverage. In some cases, we pay directly to vendors based on pricing negotiated by ING Group. In other cases, we pay fees to ING Bank in consideration for our participation in these global arrangements. These global arrangements cover a variety of sourcing needs, including software licenses, information technology service and support, audit services and market data services. We reimbursed ING Bank approximately $3.1 million, $7.1 million, $8.1 million and $8.3 million for the nine months ended September 30, 2012 and the years ended December 31, 2011, 2010 and 2009, respectively. In many cases, we have existing relationships with these vendors and have begun to contract directly with them.

Insurance Coverage

The Risk Management Program (“RMP”) of ING Group is a self-insured retention program that encompasses professional liability, fidelity/crime and employment practices liability exposures. The RMP insurance policies are issued directly to the Company, which pays premiums directly to a non-affiliated broker which, in turn, remits such premiums directly to the insurer. The insurer, in turn, cedes 100% of the RMP risks, along with 100% of the remitted premiums, to ING Re. The annual premium charges due by the Company include taxes, fees and premiums. In addition, the Company has taken out an additional stand-alone insurance policy insuring professional liability, fidelity/crime and employment practices liability exposures.

The Company maintains a separate, standalone Directors’ and Officers’ Liability insurance policy and a separate, standalone Fiduciary Liability insurance policy, each of which is issued by non-affiliated providers. In addition, the directors and officers of the Company are eligible for excess coverage under the Side A Directors’ and Officers’ Liability insurance policy issued to ING Group by non-ING Group affiliate providers.

Intellectual Property

We frequently make use of trademarks and other intellectual property owned by ING Group. While there are no formal, written license agreements in place between the Company and ING Group, and we have not historically paid license fees for the use of such intellectual property, we do follow brand guidelines as specified in the Trademark License Agreement concluded between ING Group and ING V. Following this offering, our use of trademarks and intellectual property owned by ING Group will be governed by the terms of the IP Agreement described under “—Relationships with ING Group Following the Offering.”

ING Global Network

Our Employee Benefits business, through our subsidiary, RLI, participates in a worldwide insurance network offering multinational pooling arrangements to global corporate clients. This network, called ING Global Network, is co-owned in equal portions by RLI, Nationale-Nederlanden Nederlanden B.V. (a subsidiary of ING Group) and an unaffiliated insurance company, and profits and losses of the network are split accordingly.

Administrative Overhead Allocations

As a subsidiary of ING Group, we make use of various other administrative and corporate services provided by non-U.S. affiliates of ING Group. We do not reimburse our affiliate service providers pursuant to formal written agreements but through accounting allocations. The total net allocations were approximately $5.2 million, $25.6 million, $21.7 million and $30.5 million for the nine months ended September 30, 2012 and years ended December 31, 2011, 2010 and 2009, respectively.

Revenues and Expenses Associated with Related Party Transactions

The approximate net fees and costs received or (paid), or intercompany charges, for our various arrangements with ING Group and its affiliates, including ING V, are presented in the table below.

($ in millions)	Nine Months Ended September 30, 2012	Year ended December 31,
		2011		2010	2009
Types of Related Party Transactions
Financing arrangements	$(88.7)	$(98.6)		$(197.8)	$(303.3)
Fees related to Alt-A Back-up Facility	(5.5)	(8.3)		(9.4)	(10.8)
Revenues related to the Alt-A Back-up Facility	6.9	—		—	—
Transition services arrangements with affiliates (excluding Latin America human resources-related services set forth below)	(3.4)	(5.4)		—	—
Advisory, sub-advisory, distribution solicitation and portfolio management agreements fees	12.2	2.8		(3.0)	5.0
Reinsurance Transactions	(7.4)	(9.3)		(8.3)	(7.4)
Human resources services and compensation arrangements (not including Latin America Services Arrangements)	(1.6)	(3.1)		(6.7)	(5.4)
Latin America human resources services arrangements	22.0 (1)	(24.6	)(1)	(18.0)	(20.0)
Sourcing/procurement services	(3.1)	(7.1)		(8.1)	(8.3)
Real estate	—	(0.1)		(0.1)	—
Insurance policies	(4.4)	(4.5)		(5.8)	(5.2)
Other administrative services, overhead allocations	(5.2)	(25.6)		(21.7)	(30.5)

Total	$(78.2)	$(183.8)		$(278.9)	$(385.9)

(1)	Based on agreements reached with ING Group (see “—Latin America Service Arrangements”) during 2012, the Company was reimbursed for expenses incurred in 2011 and 2012.

Related Party Transaction Approval Policy

Our Board of Directors will adopt, prior to completion of this offering, a related party transaction approval policy. This policy will be described in an amendment to the registration statement of which this prospectus forms a part.

BENEFICIAL OWNERSHIP OF COMMON STOCK AND SELLING STOCKHOLDER

Prior to the completion of this offering, all the shares of our common stock have been owned by ING Insurance International B.V., a Netherlands private company that is an indirect, wholly owned subsidiary of ING Group. Immediately following the offering, ING Insurance International B.V. will own approximately     percent of our outstanding common stock, assuming no exercise by the underwriters of their option to purchase additional shares, and approximately     percent of our common stock if the underwriters exercise their option to purchase additional shares in full.

ING Insurance International B.V. is selling approximately             shares of our common stock in this offering.

The following table presents information as of             , 2013 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers and directors (including those who we expect will be our executive officers and directors upon completion of the offering); and

•	all executive officers and directors as a group.

For purposes of the following table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which includes in a person’s beneficial ownership any shares of common stock subject to options held by that person that are currently exercisable or are exercisable within 60 days of             , 2013 but does not deem such shares to be outstanding for purposes of calculating any other person’s percentage ownership of common stock.

Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o ING U.S., Inc., 230 Park Avenue, New York, New York 10169.

	Shares of Common Stock Beneficially Owned Before the Completion of the Offering		Shares Being Sold by Stockholder in the Offering	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name and Address of Beneficial Owners and Selling Stockholders	Number of Shares	Percentage of Class	Number of Shares	Number of Shares	Percentage of Class
ING Insurance International B.V.(1)
Executive officers and directors (14 persons)
Rodney O. Martin, Jr.
Alain M. Karaoglan
Ewout L. Steenbergen
Mary E. Beams
Jeffrey T. Becker
Donald W. Britton
Bridget M. Healy
Paul L. Mistretta
Kevin D. Silva
Michael S. Smith
Jan H.M. Hommen
Patrick G. Flynn
Frederick S. Hubbell
Wilfred F. Nagel
All executive officers and directors as a group (14 persons)

(1)

ING Insurance International B.V.’s principal business address is Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. ING Insurance International B.V. is the record holder of our outstanding shares, which it holds for the economic benefit of ING Verzekeringen N.V.

DESCRIPTION OF CAPITAL STOCK

Prior to the completion of this offering, we will file our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and our Board of Directors will adopt our amended and restated bylaws. We will file the forms of our amended and restated certificate of incorporation and our Amended and Restated bylaws as exhibits to the registration statement of which this prospectus is a part. The provisions of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of the offering and relevant sections of the DGCL are summarized below. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are only summaries of such provisions and instruments and in each case are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws that will be filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock will consist of              shares, including: (i)              shares of our common stock, $0.01 par value per share, and (ii)              shares of preferred stock, $0.01 par value per share. As of                     , 2013, we had outstanding              shares of our common stock, held of record by one stockholder, and no shares of preferred stock outstanding; and as of                     , 2013, but giving effect to the completion of the offering as if it had happened on such date, we had outstanding              shares of our common stock and no shares of preferred stock outstanding (assuming no exercise of the underwriters’ option to purchase additional shares).

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our common stockholders will not be entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock will be entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor if our Board of Directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board of Directors may determine. Upon the liquidation, dissolution or winding-up of our Company, the holders of our common stock will be entitled to receive their ratable share of the net assets of our Company available after payment of all debts and other liabilities, subject to the prior preferential rights and payment of liquidation preferences, if any, of any outstanding shares of preferred stock. Holders of our common stock will have no preemptive, subscription or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our Board of Directors will have the authority, subject to the limitations imposed by Delaware law, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and rights of the shares of each series, including:

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption and liquidation preferences; and

•	the number of shares constituting each series.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

There are no current agreements or understandings with respect to the issuance of preferred stock and our Board of Directors has no present intentions to issue any shares of preferred stock.

Certain Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Applicable Law

Certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws, Delaware law and insurance regulations applicable to our business may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

For example, our amended and restated certificate of incorporation and by-laws will prohibit stockholders from calling special meetings of our stockholders and, from and after such time as ING Group ceases to hold at least      % of our outstanding common stock, from taking action by written consent.

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, we will be subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and officers; or

•

at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We will not elect to “opt out” of Section 203.

Insurance Regulations

The insurance laws and regulations of the various states in which the Company’s insurance subsidiaries are organized may delay or impede a business combination involving the Company. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our Company, even if our Board of Directors decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will include provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duties as directors, except, to the extent required by the DGCL, for (i) any breach of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our amended and restated certificate of incorporation and bylaws will provide for indemnification, to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was a director of a subsidiary of the Company, or, at the request of the Company, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. In addition, we intend to enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such executive officer and director to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Ownership Limitations

Certain transfers of our securities could result in an “ownership change” for purposes of Section 382, which would materially limit the use of certain of the Company’s tax attributes, including certain NOLs and capital loss carryforwards. Although we expect that the contemplated continued divestment by ING Group of our common stock will ultimately result in an “ownership change”, our amended and restated certificate of incorporation will include provisions (the “Ownership Limitations”) designed to prevent such an event from occurring prior to the time that such divestment would otherwise trigger the Section 382 limitation.

These provisions of our amended and restated certificate of incorporation generally will restrict any direct or indirect transfer of a direct or indirect interest (including a securities entitlement) in our common stock or certain other classes of stock then outstanding, and including the warrants, rights or options discussed below (collectively “Company Securities”) (such as transfers of our securities that result from the transfer of interests in other entities that own our common stock) if the effect would be to:

•

increase the direct, indirect or constructive ownership by any Person (as defined below) to 4.99% or more of our common stock then outstanding or certain other classes of stock then outstanding (a “Five Percent Shareholder”); or

•	increase the percentage of our stock owned directly, indirectly or constructively by a Five Percent Shareholder.

“Person” means any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of U.S. Treasury Regulation §1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity. Restricted transfers include sales to Persons whose resulting percentage ownership (direct, indirect or constructive) of Company Securities would equal or exceed the 4.99% threshold discussed above, or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to equal or exceed such threshold. Complicated stock ownership rules prescribed by the U.S. Internal Revenue Code (and U.S. Treasury Regulations promulgated thereunder) apply in determining whether a Person is a Five Percent Shareholder for purposes of the Ownership Limitations.

These transfer restrictions may result in the delay or refusal of certain requested transfers of our common stock, or prohibit ownership (thus requiring dispositions) of our common stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity that, directly or indirectly, owns our common stock. The transfer restrictions will also apply to proscribe the creation, transfer or exercise of certain warrants, rights or options (which are broadly defined by Section 382) with respect to our securities to the extent that, in certain circumstances, the creation, transfer or exercise of the warrant, right or option would result in a proscribed level of ownership.

Any direct or indirect transfer attempted in violation of the Ownership Limitations will be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the direct owner of our securities will be deemed to have disposed of, and required to dispose of, the excess stock (as defined below), with such disposition being deemed to occur simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) will not be recognized as the owner of the securities owned in violation of the Ownership Limitations for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of our Company Securities, or in the case of options, receiving our securities in respect of their exercise. We refer to the Company Securities purportedly acquired in violation of the Ownership Limitations as “excess stock.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Ownership Limitations. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or, in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the prohibited transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to the transferor in the prohibited transfer, or to a charitable beneficiary if the transferor cannot be readily identified. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of our agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount, not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares for an amount equal to the proceeds of such sale (taking into account the actual costs incurred by our agent)).

The transfer restrictions in the Ownership Limitations do not apply to (i) any transfer for which, prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transfer is consummated), our Board of Directors has granted its approval; (ii) a transfer pursuant to any transaction, including, but not limited to, a merger, consolidation, mandatory share exchange or other business combination in which all holders of our stock and other specified securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Company Securities, and upon the consummation of which the acquiror owns at least a majority of the outstanding shares of our common stock, (iii) a transfer to any employee stock ownership or other employee benefit plan of the Company (or any entity or trustee holding shares of our common stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for our employees), (iv) a transfer by ING Group or any of its subsidiaries to ING Group or any of its subsidiaries or (v) a transfer to any underwriter, dealer or initial purchaser from ING Group. Transfers by underwriters, dealers or purchasers following any transfer referred to in clause (v) remain subject to the Ownership Limitations.

The Ownership Limitations expire on the earliest of (i) the date of the occurrence of an ownership change resulting from the sale of our common stock by ING Group, (ii) the date on which our Board of Directors receives, at its request, a report from our advisors that the Ownership Limitations are no longer necessary for the preservation of our tax attributes described above because of the amendment or repeal of Section 382 or any other change in law, (iii) the first day of a taxable year to which our Board of Directors receives a report, at its request, from our advisors that the tax attributes described above may no longer be carried forward, and (iv) such other date as our Board of Directors determines.

Listing

We intend to apply to list our common stock on the NYSE under the symbol “          ”.

Transfer Agent and Registrar

Upon the consummation of this offering, the transfer agent and registrar for our common stock will be                     . The transfer agent’s address is              .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have              shares of common stock outstanding, excluding shares awarded pursuant to certain equity award arrangements we have entered into with certain of our executive officers. Of the shares of common stock outstanding following this offering, the              shares of common stock (             shares of common stock if the underwriters exercise in full their option to purchase additional shares in full) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares of common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below under “—Rule 144.” The remaining              shares of common stock that will be outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. As a result of the contractual lock-up period described below under and the provisions of Rule 144 these shares will be available for sale in the public market as presented below:

Shares of Common Stock	Shares are Available for Public Sale
The date of this prospectus

days following the date of this prospectus, subject to volume and manner of sale limitations

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, our affiliates who have owned privately-purchased shares for at least six months or who own shares purchased in the open market are entitled to sell these shares as follows. Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately              shares immediately after this offering, or the average weekly trading volume of our common stock on                      during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would, beginning 90 days after this offering, also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

Registration Statement on Form S-8

We intend to file with the SEC, as soon as practicable following the completion of the offering, a Registration Statement on Form S-8 registering an aggregate of              shares of common stock underlying equity awards we have made and will make to our employees and certain other qualifying individuals, and the resale of those shares of common stock. The Form S-8 will become effective upon filing and shares of common stock so registered will become freely tradable upon such effectiveness, subject to any restrictions imposed on such resale pursuant to the lock-up agreements entered into with the underwriters for the offering.

Lock-Up Agreements

We expect that we, ING Group and our directors and executive officers will enter into lock-up arrangements under which we and they will agree that we and they will not sell, directly or indirectly, any common stock for a period of          days from the date of this prospectus (subject to certain exceptions) without the prior written consent of Morgan Stanley & Co. LLC and Goldman, Sachs & Co. See “Underwriting.”

Registration Rights Agreement

Concurrently with the closing of this offering, we expect to enter into a registration rights agreement with ING Group, pursuant to which ING Group will be able to require us, beginning          days after the date of this prospectus, to file one or more registration statements with the SEC covering the public resale of the shares of our common stock beneficially owned by ING Group. In addition, ING Group will have certain “piggyback” registration rights, pursuant to which it will be entitled to register the resale of its shares alongside any offering of common stock that we may undertake, and the amount of shares of common stock we may offer may be subject to “cutback” in certain such cases.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

This section summarizes material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. You are a “non-U.S. holder” if you are, for U.S. federal income tax purposes, a beneficial owner of our common stock that is:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

This section applies to you only if you acquire our common stock in this offering and you hold our common stock as a capital asset for U.S. federal income tax purposes.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction and does not address the potential application of the Medicare contribution tax. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the U.S. federal tax consequences of acquiring, owning and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Distributions on our common stock will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined by U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your tax basis in our common stock and then as gain on the disposition of our common stock. Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Regulations.

If you are eligible for a reduced rate of U.S. federal withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States,

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and, either (i) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs, or (ii) you held (directly or indirectly) more than 5% of our common stock at any time during the five-year period preceding the disposition.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

A 30% withholding tax will be imposed on certain payments that are made to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. equityholders and/or U.S. accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Under administrative guidance and proposed regulations, withholding would not apply to payments of dividends before January 1, 2014, and to payments of gross proceeds from a sale or other disposition of common stock before January 1, 2017.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are generally exempt from backup withholding and information reporting on IRS Form 1099 with respect to:

•	payment of dividends on our common stock and

•	payment of proceeds from the sale of our common stock effected at a U.S. office of a broker,

in each case, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury Regulations, or

•	you otherwise establish an exemption.

Payment of proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, a sale of our common stock that is effected at a foreign office of a broker will be subject to backup withholding and information reporting if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common stock that is effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	the foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund (or a credit) of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we and the Selling Stockholder have agreed to sell to them, severally, the number of shares indicated below.

Underwriters	Number of Shares
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the Selling Stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

                 have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table presents the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the Selling Stockholder. These amounts are presented assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The Selling Stockholder	$	$	$
Proceeds, before expenses to us	$	$	$
Proceeds, before expenses, to the Selling Stockholder	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We intend to apply to list our common stock on the NYSE under the symbol “          ”.

We expect that we and all of our directors and officers and the Selling Stockholder will agree, subject to certain exceptions, that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman, Sachs & Co. on behalf of the underwriters, we and they will not, during the period ending          days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman, Sachs & Co. on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or a material news event relating to us occurs, or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to Morgan Stanley & Co. LLC and Goldman, Sachs & Co. of any earnings release or material news or material event that may give rise to an extension of the initial         -day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Morgan Stanley & Co. LLC and Goldman, Sachs & Co., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Morgan Stanley & Co. LLC and Goldman, Sachs & Co. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the Selling Stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us, the Selling Stockholder and the representatives of the underwriters. Among the factors expected to be considered in determining the initial public offering price are our future prospects and those of our industry in general, our revenues, earnings and certain other financial and operating information in recent periods, certain financial ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or persons or entities with a relationship with us. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates have a lending relationship with us under our Revolving Credit Agreement and Term Loan Agreement and act as agents thereunder.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China (“China”) and the shares of common stock may not be offered or sold, and will not be offered or sold, to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan or the special administrative regions of Hong Kong and Macau.

Egypt

The shares of common stock may not be offered or sold in any form of general solicitation or general advertising or in a public offering in Egypt, unless the pre-approval of the Egyptian Financial Supervisory Authority has been obtained. Shares of common stock offered and sold in the offering may only be offered or sold in Egypt through a private placement to Egyptian QIBs or Professional High Net Worth Investors (each as defined below) whose ordinary activities involve them in acquiring, holding, managing or disposing of investments for the purposes of their business and only in accordance with applicable Egyptian law and regulations including the applicable provisions of the Capital Market Law (“CMA”) and the provisions of the CMA’s Directives No. 31 for the year 2002 concerning private placements.

Each purchaser of the shares of common stock offered in the private placement in Egypt will be deemed to have represented that it is either an Egyptian QIB or a Professional High Net Worth Investor within the meaning of the CMA and the CMA’s Directives No. 31 of the year 2002 concerning private placements.

An “Egyptian QIB” is an institutional investor having (i) a minimum asset book value of 20.0 million Egyptian Pounds (“EGP”); (ii) a minimum equity book value of EGP 10.0 million; (iii) a minimum investment in securities (excluding securities related to the offering) of EGP 5.0 million as of date of the placement; or (iv) a license to operate in the field of securities and permitted to acquire securities within its objects. In addition, an Egyptian QIB should also have at least five years experience in capital markets and stock exchanges locally and internationally.

A “Professional High Net Worth Investor” is an individual investor: (i) who owns assets with a minimum value of EGP 2.0 million; (ii) with a minimum annual income of EGP 500,000; (iii) with a minimum bank savings account balance of EGP 500,000; (iv) who, as of the placement date, holds securities in two joint stock companies (excluding the offering) with a minimum value of EGP 2.0 million; or (v) who has at least five years experience in capital markets and stock exchanges locally or internationally.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

WARNING

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Jordan

The shares of common stock have not been presented to, or approved by, the Jordanian Securities Commission or the Board for Regulating Transactions in Foreign Exchanges. The underwriters have confirmed that they will not offer the shares of common stock to potential investors in Jordan except (i) pursuant to a prospectus that is filed and approved by the Jordanian Securities Commission and (ii) by persons licensed to do so pursuant to the Jordanian Securities Law and the Law Regulating Trading in Foreign Exchanges, or exemptions from such filing and licenses apply or have been obtained.

Kuwait

The shares of common stock have not been licensed for offering in Kuwait by the Ministry of Commerce and Industry or the Central Bank of Kuwait or any other relevant Kuwaiti government agency. The offering of the shares of common stock in Kuwait on any basis is, therefore, subject to restrictions in accordance with Decree Law No. 31 of 1990, as amended, and Ministerial Order No. 113 of 1992, as amended.

Qatar

In the State of Qatar, the offer of the shares of common stock is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and will not be provided, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar to any other person. This offer shall in no way be construed as a general public offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the shares of common stock have not been registered with, approved or licensed by the Qatar Central Bank or the Qatar Financial Markets Authority or any other regulator in the State of Qatar and may not be publicly distributed. The information contained in this prospectus is for the recipient only and may not be shared with any third-party in Qatar. They are not for general circulation in the State of Qatar, and any distribution or reproduction of this prospectus by the recipient to third parties in Qatar is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Taiwan

Shares of common stock cannot be offered, distributed, sold or resold to the public in Taiwan unless prior approval from, or effective registration with, the Republic of China government authorities has been obtained pursuant to the applicable laws or a private placement exemption is available under the applicable securities laws.

United Arab Emirates

The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), the Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). This offering does not constitute a public offer of shares in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones. The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Dubai International Financial Centre. This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The Consolidated Financial Statements and schedules of ING U.S., Inc. as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The review of our Closed Block Variable Annuity equity hedge programs referred to, and described in, this prospectus and registration statement was prepared by Milliman, Inc. and such references and descriptions are included on the authority of such firm as experts in actuarial and related services.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Upon completion of this offering, we will be subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website at ing.us as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

GLOSSARY

2022 Notes	$850.0 million principal amount of 5.5% Senior Notes due 2022 that we issued on July 13, 2012 in a private placement

ABS	Asset-backed securities

AG38	NAIC Actuarial Guideline XXXVIII, The Application of the Valuation of Life Insurance Policies Model Regulation (“Model”), which clarifies the application of XXX with respect to certain universal life insurance policies with secondary guarantees

AG43	NAIC Actuarial Guideline XLIII, Commissioners’ Annuity Reserve Valuation Method for Variable Annuities, which clarifies the approach to determining additional reserves required for variable annuities and the guaranteed benefits embedded in them

ALM	Asset/liability management

AOCI	Accumulated other comprehensive income (loss)

ARO	NAIC acceptable rating organization providing credit quality and financial strength rating designations

ASC	FASB Accounting Standards Codification

ASU	FASB Accounting Standards Update

AUA	Assets under administration. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Operating Measures—Assets Under Management and Assets Under Administration.”

AUM	Assets under management. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Operating Measures—Assets Under Management and Assets Under Administration.”

CAL	Company action level risk-based capital, as defined by the NAIC

CDS	Credit default swaps

CFTC	U.S. Commodity Futures Trading Commission

Capital Hedge Overlay program	See “Business—Closed Blocks—Variable Annuity Hedge Program and Reinsurance—Variable Annuity Capital Hedge Overlay Program.”

CMBS	Commercial mortgage-backed securities

CMO	Collateralized mortgage obligation

CMO-B	A proprietary strategy to manage a portfolio of various CMO tranches in combination with financial derivatives. See “Investments—CMO-B Portfolio.”

CRO	The Chief Risk Officer of ING U.S., Inc. or one of its businesses or segments

DAC	Deferred acquisition cost, representing the incremental costs related directly to the successful acquisition of new and renewal insurance and annuity contracts

DAC/VOBA and other intangibles	DAC, VOBA, DSI, and URR

Divestment Transaction	Any sale or other divestment of all or a portion of ING U.S., Inc. common stock by ING Group, including this offering

DNB	Dutch Central Bank (De Nederlandsche Bank)

DOL	U.S. Department of Labor

DSI	Deferred sales inducements, representing amounts that are credited to a policyholder’s account balance that are higher than the expected credited rates on similar contracts without such an inducement and that are an incentive to purchase a contract

Dutch State loan obligation	The assignment by ING Support Holding of certain rights pursuant to participation agreements that certain subsidiaries of the Company entered into with ING Support Holding on January 26, 2009. See “Certain Relationships and Related Party Transactions—Alt-A Back-up Facility.”

Dutch State Transactions	The state aid granted to ING Group by the Kingdom of the Netherlands in November 2008 and March 2009. See “Regulation—Dutch State Transactions and Restructuring Plan.”

EC	European Commission

Exit price	The price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants

Favorable unlocking	See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Segment by Segment—Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles.”

FIAs	Fixed indexed annuities

FSB	Financial Stability Board

FSOC	Financial Stability Oversight Council

FVO	Fair value option

GAAP	Accounting principles generally accepted in the United States

GICs	Guaranteed investment contracts

GLWB	Guaranteed lifetime withdrawal benefits

GMAB	Guaranteed minimum accumulation benefits

GMDB	Guaranteed minimum death benefits

GMIB	Guaranteed minimum income benefits

GMWB	Guaranteed minimum withdrawal benefits

GMWBL	Guaranteed minimum withdrawal benefits for life

GRIP	Guaranteed retirement income portfolio

Guaranteed benefit derivatives	Embedded derivatives and derivatives related to product guarantees

Hannover Re	Hannover Life Reassurance Company of America and Hannover Life Reassurance (Ireland) Limited, collectively

ILIAC	ING Life Insurance and Annuity Company, a principal insurance subsidiary of ING U.S., Inc.

ING Bank	ING Bank N.V., a wholly owned subsidiary of ING Group

ING Group	ING Groep N.V.

ING Re	ING Re (Netherlands) N.V., a wholly owned subsidiary of ING Group

ING Support Holding	ING Support Holding, B.V., a wholly owned subsidiary of ING Group

ING USA	ING USA Annuity and Life Insurance Company, a principal insurance subsidiary of ING U.S., Inc.

ING V	ING Verzekeringen N.V., a wholly owned subsidiary of ING Group

IRAs	Individual Retirement Accounts

IRS	U.S. Internal Revenue Service

LIHTC	Low Income Housing Tax Credits

Lion Holdings	Lion Connecticut Holdings Inc., our principal intermediate holding company, which is the parent of a number of our insurance and non-insurance operating entities

LOCs	Letters of credit

MAP-21	Moving Ahead for Progress in the 21st Century Act

MCG	Managed custody guarantee product

MGIR	Minimum Guaranteed Interest Rates

MPA	A master asset purchase agreement that the Company entered into, effective January 1, 2009, with Scottish Re and Hannover Re

MYGAs	Multi-Year Guarantee Annuities

NAIC	National Association of Insurance Commissioners

NAR	Net amount at risk

NAV	Net asset value

NOLs	Net operating loss carryforwards

Nonperformance risk	Risk that our obligations or the obligations of one of our subsidiaries will not be fulfilled

OCC	Office of the Comptroller of the Currency

OTTI	Other-than-temporary impairment

PBGC	U.S. Pension Benefit Guaranty Corporation

PBR	A Principles-Based Reserving framework under which the NAIC has begun a process of redefining the U.S. statutory reserve methodology for certain of our insurance liabilities

RBC	Risk-based capital as defined by the NAIC

RBC ratio	Company action level risk-based capital ratio

Regulation XXX (XXX)

NAIC Model Regulation entitled “Valuation of Life Insurance Policies”, which requires insurers to establish additional statutory reserves for certain term life insurance policies with long-term premium guarantees and for certain universal life policies with secondary guarantees

Restructuring Plan	A restructuring plan that ING Group submitted in October 2009 to the EC in order to receive approval for state aid granted to ING Group by the Dutch State in November 2008 and March 2009

Revolving Credit Agreement	A three-year committed revolving credit agreement, which provides for issuance of up to $3.5 billion of letters of credit with a $1.5 billion sublimit for cash borrowings (reduced, as required by the terms of the Revolving Credit Agreement, to $1.075 billion in connection with the 2022 Notes), that we entered into on April 20, 2012 as part of the Senior Unsecured Credit Facility

RGA	Various subsidiaries of Reinsurance Group of America Incorporated, collectively

RLI	ReliaStar Life Insurance Company, a principal insurance subsidiary of ING U.S., Inc.

RMBS	Residential mortgage-backed securities

RMP	Risk Management Program

SAT	NAIC Suitability in Annuity Transactions Model Regulation

Scottish Re	Scottish Re Group Limited, Scottish Holdings, Inc., Scottish Re (U.S.), Inc., Scottish Re Life (Bermuda) Limited and Scottish Re (Dublin) Limited, collectively

Section 382	Section 382 of the U.S. Internal Revenue Code of 1986, as amended

Selling Stockholder	ING Insurance International B.V., a wholly owned subsidiary of ING Group

Senior Unsecured Credit Facility

A $5.0 billion senior unsecured credit facility that we entered into on April 20, 2012 with a syndicate of banks, which replaced financing that was either internally funded or guaranteed by ING V. See “Glossary—Revolving Credit Agreement” and “—Term Loan Agreement.”

SLD	Security Life of Denver Insurance Company, a principal insurance subsidiary of ING U.S., Inc.

SLDI	Security Life of Denver International Limited, our insurance subsidiary domiciled in the Cayman Islands

SSDMF	U.S. Social Security Death Master File

Supervisory Board	Supervisory Board of ING Group

SVO	Securities Valuation Office of the NAIC

TAC	Total adjusted capital

Term Loan Agreement	A $1.5 billion two-year syndicated term loan agreement that we entered into on April 20, 2012 as part of the Senior Unsecured Credit Facility

TPAs	Third-party administrators

Unfavorable unlocking	See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Segment by Segment—Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles.”

Unlocking event	See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Segment by Segment—Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles.”

URR	Unearned revenue reserve, representing expense loads that are deducted from contract owner account balances and that are greater than the corresponding loads in subsequent contract years; the excess over the corresponding load in subsequent contract years is established as a liability when it is deducted and is amortized into revenue over the life of the associated contracts.

Variable Annuity Guarantee Hedging Program	See “Business—Closed Blocks—Variable Annuity Hedge Program and Reinsurance—Variable Annuity Guarantee Hedging Program.”

VB	Voluntary Benefits

VIEs	Variable interest entities

VM	A new Valuation Manual for life insurance adopted by the NAIC in December 2012

VMCR	Value of management contract rights

VOBA	Value of business acquired, representing the present value of estimated cash flows embedded in acquired business, plus renewal commissions and certain other costs on such acquired business

VOCRA	Value of customer relationships acquired

VOEs	Voting interest entities

XXX	See “—Regulation XXX (XXX).”

ING U.S., Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors

ING U.S., Inc.

We have audited the accompanying consolidated balance sheets of ING U.S., Inc. (name changed from ING America Insurance Holdings, Inc.) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedules listed in the Index at Item 16b. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ING U.S., Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in response to new accounting standards, the Company changed its methods of accounting for variable interest entities effective January 1, 2010 and for the recognition and presentation of other-than-temporary impairments effective April 1, 2009.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 9, 2012

ING U.S., Inc.

Consolidated Balance Sheets

(In millions, except share data)

	As of December 31,
	2011	2010
Assets
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost of $61,800.5 at 2011 and $59,450.0 at 2010)	$67,405.6	$62,446.8
Fixed maturities, at fair value using the fair value option	3,010.3	2,685.3
Equity securities, available-for-sale, at fair value (cost of $320.6 at 2011 and $450.0 at 2010)	353.8	525.6
Short-term investments	3,572.7	2,809.2
Mortgage loans on real estate, net of valuation allowance of $4.4 at 2011 and $7.0 at 2010	8,691.1	8,181.7
Loan – Dutch State obligation	1,792.7	2,314.2
Policy loans	2,263.9	2,391.8
Limited partnerships/corporations	599.6	757.2
Derivatives	2,660.9	783.9
Other investments	215.1	200.3
Securities pledged (amortized cost of $2,068.7 at 2011 and $3,635.6 at 2010)	2,253.5	3,790.1

Total investments	92,819.2	86,886.1
Cash and cash equivalents	638.0	615.3
Short-term investments under securities loan agreements, including collateral delivered	1,075.9	1,216.5
Accrued investment income	881.7	845.8
Reinsurance recoverable	7,723.4	7,758.4
Deferred policy acquisition costs, Value of business acquired	4,352.3	5,038.3
Sales inducements to contract holders	307.3	266.3
Current income taxes	26.0	—
Goodwill and other intangible assets	382.5	436.5
Other assets	1,476.3	1,498.1
Assets related to consolidated investment entities:
Limited partnerships/corporations, at fair value	2,860.3	2,255.3
Cash and cash equivalents	137.0	194.7
Corporate loans, at fair value using the fair value option	2,162.9	1,765.6
Other assets	15.5	11.5
Assets held in separate accounts	88,714.5	95,588.1

Total assets	$203,572.8	$204,376.5

The accompanying notes are an integral part of these Consolidated Financial Statements.

ING U.S., Inc.

Consolidated Balance Sheets (Continued)

(In millions, except share data)

	As of December 31,
	2011	2010
Liabilities and Shareholder’s Equity
Future policy benefits	$26,312.6	$24,567.1
Contract owner account balances	62,045.8	59,075.7
Payables under securities loan agreements, including collateral held	1,781.8	1,165.7
Short-term debt	1,054.6	5,464.6
Long-term debt	1,343.1	2,784.0
Funds held under reinsurance agreements	1,307.6	1,260.5
Derivatives	1,955.8	1,885.3
Pension and other post-employment provisions	797.7	849.9
Current income taxes	—	37.0
Deferred income taxes	513.0	26.0
Other liabilities	1,563.6	1,793.8
Liabilities related to consolidated investment entities:
Collateralized loan obligations notes, at fair value using the fair value option	2,057.1	1,627.6
Other liabilities	199.5	183.4
Liabilities related to separate accounts	88,714.5	95,588.1

Total liabilities	189,646.7	196,308.7

Shareholder’s equity:
Common stock (200,000 shares authorized, 100,207 issued and outstanding; $0.01 par value per share)	—	—
Additional paid-in capital	22,867.5	18,827.3
Accumulated other comprehensive income	2,595.0	973.3
Retained earnings (deficit):
Appropriated-consolidated investment entities	126.5	177.2
Unappropriated	(13,235.1)	(13,147.0)

Total ING U.S., Inc. shareholder’s equity	12,353.9	6,830.8
Noncontrolling interest	1,572.2	1,237.0

Total shareholder’s equity	13,926.1	8,067.8

Total liabilities and shareholder’s equity	$203,572.8	$204,376.5

The accompanying notes are an integral part of these Consolidated Financial Statements.

ING U.S., Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Net investment income	$4,968.8	$4,987.0	$5,568.6
Fee income	3,603.6	3,516.5	3,325.1
Premiums	1,770.0	1,707.5	1,985.5
Net realized gains (losses):
Total other-than-temporary impairment losses	(550.6)	(1,383.4)	(2,027.0)
Portion of other-than-temporary impairment losses recognized in Other comprehensive income (loss)	47.9	492.6	408.4

Net other-than-temporary impairments recognized in earnings	(502.7)	(890.8)	(1,618.6)
Other net realized capital gains (losses)	(1,028.7)	(787.2)	(560.1)

Total net realized capital gains (losses)	(1,531.4)	(1,678.0)	(2,178.7)
Other revenue	428.2	547.0	947.8
Income (loss) related to consolidated investment entities:
Net investment income (loss)	528.4	316.0	(284.1)
Changes in fair value related to collateralized loan obligations	(48.8)	(121.8)	—

Total revenues	9,718.8	9,274.2	9,364.2

Benefits and expenses:
Policyholder benefits	3,286.5	2,466.7	2,881.2
Interest credited to contract owner account balances	2,455.5	2,560.6	2,748.7
Operating expenses	3,030.8	3,033.5	3,352.2
Net amortization of deferred policy acquisition costs and value of business acquired	387.0	746.6	1,052.3
Interest expense	139.3	332.5	385.5
Operating expenses related to consolidated investment entities:
Interest expense	68.4	49.8	—
Other expense	73.5	46.7	52.9

Total benefits and expenses	9,441.0	9,236.4	10,472.8

Income (loss) before income taxes	277.8	37.8	(1,108.6)
Income tax expense (benefit)	175.0	171.0	(298.0)

Net income (loss)	102.8	(133.2)	(810.6)
Less: Net income (loss) attributable to noncontrolling interest	190.9	(10.3)	(207.4)

Net loss available to
ING U.S., Inc.’s common shareholder	$(88.1)	$(122.9)	$(603.2)

Net loss available to ING U.S., Inc.’s common shareholder per common share	$(879.18)	$(1,226.46)	$(6,019.54)

The accompanying notes are an integral part of these Consolidated Financial Statements.

ING U.S., Inc.

Consolidated Statements of Comprehensive Income

(In millions)

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$102.8	$(133.2)	$(810.6)
Other comprehensive income, before tax:
Change in unrealized gains on securities	1,655.4	3,377.3	5,452.9
Change in other-than-temporary impairment losses	165.4	(44.7)	(346.8)
Pension and other post-employment benefit liability	78.9	(3.9)	39.1

Other comprehensive income, before tax	1,899.7	3,328.7	5,145.2
Income tax expense related to items of other comprehensive income	(278.0)	(1,012.5)	(2,085.2)

Other comprehensive income, after tax	1,621.7	2,316.2	3,060.0

Comprehensive income	1,724.5	2,183.0	2,249.4
Less: Comprehensive income (loss) attributable to the noncontrolling interest	190.9	(10.3)	(207.4)

Comprehensive income attributable to ING U.S., Inc.’s common shareholder	$1,533.6	$2,193.3	$2,456.8

The accompanying notes are an integral part of these Consolidated Financial Statements.

ING U.S., Inc.

Consolidated Statements of Changes in Shareholder’s Equity

(In millions)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)			Total ING U.S., Inc. Shareholder’s Equity	Noncontrolling Interest	Total Shareholder’s Equity
				Retained Earnings
				Appropriated	Unappropriated
Balance at January 1, 2009	$—	$13,691.4	$(3,890.0)	$—	$(13,318.8)	$(3,517.4)	$1,580.6	$(1,936.8)
Cumulative effect of change in accounting principle, net of deferred policy acquisition costs and tax	—	—	(512.9)	—	897.9	385.0	—	385.0
Comprehensive income (loss):
Net income (loss)	—	—	—	—	(603.2)	(603.2)	(207.4)	(810.6)
Other comprehensive income, after tax	—	—	3,060.0	—	—	3,060.0	—	3,060.0

Total comprehensive income						2,456.8	(207.4)	2,249.4
Contribution of capital	—	1,617.0	—	—	—	1,617.0	—	1,617.0
Employee share-based payments	—	25.6	—	—	—	25.6	—	25.6
Contribution from noncontrolling interest, net	—	—	—	—	—	—	103.4	103.4
Deconsolidation of consolidated investment entities	—	—	—	—	—	—	(282.4)	(282.4)

Balance at December 31, 2009	—	15,334.0	(1,342.9)	—	(13,024.1)	967.0	1,194.2	2,161.2
Cumulative effect of change in accounting principle	—	—	—	297.2	—	297.2	—	297.2
Comprehensive income (loss):
Net income (loss)	—	—	—	—	(122.9)	(122.9)	(10.3)	(133.2)
Other comprehensive income, after tax	—	—	2,316.2	—	—	2,316.2	—	2,316.2

Total comprehensive income (loss)						2,193.3	(10.3)	2,183.0
Reclassification of noncontrolling interest	—	—	—	(120.0)	—	(120.0)	120.0	—
Contribution of capital	—	3,482.8	—	—	—	3,482.8	—	3,482.8
Employee share-based payments	—	10.5	—	—	—	10.5	—	10.5
Distribution to noncontrolling interest, net	—	—	—	—	—	—	(66.9)	(66.9)

Balance at December 31, 2010	—	18,827.3	973.3	177.2	(13,147.0)	6,830.8	1,237.0	8,067.8
Comprehensive income (loss):
Net income (loss)	—	—	—	—	(88.1)	(88.1)	190.9	102.8
Other comprehensive income, after tax	—	—	1,621.7	—	—	1,621.7	—	1,621.7

Total comprehensive income (loss)						1,533.6	190.9	1,724.5
Reclassification of noncontrolling interest	—	—	—	(50.7)	—	(50.7)	50.7	—
Contribution of capital	—	3,979.7	—	—	—	3,979.7	—	3,979.7
Employee share-based payments	—	60.5	—	—	—	60.5	—	60.5
Contribution from noncontrolling interest, net	—	—	—	—	—	—	93.6	93.6

Balance at December 31, 2011	$—	$22,867.5	$2,595.0	$126.5	$(13,235.1)	$12,353.9	$1,572.2	$13,926.1

The accompanying notes are an integral part of these Consolidated Financial Statements.

ING U.S., Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$102.8	$(133.2)	$(810.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Capitalization of deferred policy acquisition costs, value of business acquired, and sales inducements	(692.2)	(713.9)	(916.6)
Net amortization of deferred policy acquisition costs, value of business acquired, and sales inducements	401.0	848.7	1,315.9
Net accretion/amortization of discount/premium	133.4	144.6	(9.5)
Future policy benefits, claims reserves, and interest credited	2,946.0	644.6	1,962.6
Provision for deferred income taxes	236.6	600.1	(357.7)
Net realized capital losses	1,531.4	1,678.0	2,178.7
Depreciation and amortization	96.0	98.7	104.0
Loss on conversion of debt to equity	—	108.3	—
(Gains) losses on consolidated investment entities	(315.3)	(80.4)	337.0
Losses on limited partnerships/corporations	42.6	31.6	79.0
Loss on divestment of businesses	—	16.7	29.5
Change in:
Accrued investment income	(35.9)	(71.4)	39.9
Reinsurance recoverable	35.0	(171.9)	144.7
Other receivable and assets accruals	12.1	7.8	(818.6)
Other payables and accruals	(293.2)	(548.0)	1,423.7
Funds held under reinsurance agreements	47.1	143.9	104.4
Decrease (increase) in cash held by consolidated investment entities	57.7	(123.8)	34.3
Other, net	51.9	69.3	26.1

Net cash provided by operating activities	4,357.0	2,549.7	4,866.8

Cash Flows from Investing Activities:
Proceeds from the sale, maturity, disposal or redemption of:
Fixed maturities	17,312.4	20,554.6	23,328.5
Equity securities, available-for-sale	206.9	459.6	311.2
Mortgage loans on real estate	1,542.5	1,677.7	1,430.9
Loan – Dutch State obligation	505.6	519.9	454.5
Limited partnerships/corporations	121.3	173.9	194.7
Acquisition of:
Fixed maturities	(18,598.9)	(24,788.4)	(18,382.7)
Equity securities, available-for-sale	(52.7)	(149.0)	(101.2)
Mortgage loans on real estate	(2,057.9)	(627.2)	(234.5)
Limited partnerships/corporations	(156.4)	(182.0)	(84.9)
Short-term investments, net	(763.2)	2,525.8	(3,493.4)
Policy loans, net	127.9	47.7	133.9
Derivatives, net	(1,216.7)	(1,713.7)	(4,422.7)

The accompanying notes are an integral part of these Consolidated Financial Statements.

ING U.S., Inc.

Consolidated Statements of Cash Flows (Continued)

(In millions)

	Year Ended December 31,
	2011	2010	2009
Other investments	(8.4)	(33.7)	62.6
Sales from consolidated investment entities	2,422.8	1,063.2	266.5
Purchase of consolidated investment entities	(3,044.6)	(1,095.5)	(229.4)
Collateral received (delivered)	756.7	(16.1)	627.2
Divestment sale of businesses, net of cash disposed of $57.5 in 2010 and $115.0 in 2009	—	17.5	465.9
Purchases of fixed assets, net	(32.9)	(34.7)	(43.3)
Other	(16.1)	(55.8)	(2.9)

Net cash (used in) provided by investment activities	(2,951.7)	(1,656.2)	280.9

Cash Flows from Financing Activities:
Deposits received for investment contracts	16,571.1	11,731.3	13,397.1
Maturities and withdrawals from investment contracts	(16,746.6)	(13,207.8)	(21,215.9)
Proceeds from issuance of long-term debt	606.5	265.1	1,544.1
Repayment of long-term debt	(573.8)	(1,538.2)	(1,745.6)
Short-term debt, net	(1,905.0)	707.7	299.6
Borrowings of consolidated investment entities	138.9	168.3	178.5
Repayments of debt of consolidated investment entities	(121.4)	(40.0)	(189.9)
Contributions from (distributions to) partners in consolidated investment entities	647.7	(8.5)	21.2
Contribution of capital	—	374.5	1,617.0

Net cash used in financing activities	(1,382.6)	(1,547.6)	(6,093.9)

Net increase (decrease) in cash and cash equivalents	22.7	(654.1)	(946.2)
Cash and cash equivalents, beginning of year	615.3	1,269.4	2,215.6

Cash and cash equivalents, end of year	$638.0	$615.3	$1,269.4

Supplemental cash flow information:
Income taxes paid, net	$17.6	$42.3	$70.6
Interest paid	191.4	585.0	695.0
Non-cash investment and financing activities:
Debt extinguishment	$3,979.7	$3,000.0	$—
Capital contribution	3,979.7	3,108.3	—
Non-cash transfer Alt-A	—	—	3,713.5

The accompanying notes are an integral part of these Consolidated Financial Statements.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

1.	Business, Basis of Presentation and Significant Accounting Policies

Business

ING U.S., Inc. (name changed from ING America Insurance Holdings, Inc.) is a wholly owned subsidiary of ING Insurance International B.V., which is a wholly owned subsidiary of ING Verzekeringen N.V. (“ING Insurance”), which is a wholly owned subsidiary of ING Insurance Topholding N.V., which is a wholly owned subsidiary of ING Groep N.V. (“ING Group” or “ING”), the ultimate parent company. ING is a global financial services holding company based in The Netherlands, with American Depository Shares listed on the New York Stock Exchange under the symbol “ING”.

ING U.S., Inc. and its subsidiaries (collectively “the Company”) is a financial services organization in the United States that offers a broad range of retirement services, life insurance, annuities, mutual funds, group insurance and supplemental health products, guaranteed investment contracts, funding agreements, and investment management services.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Consolidated Financial Statements include the accounts of ING U.S., Inc. and its subsidiaries, as well as partnerships in which the Company has control and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. See the “Consolidation” section below and the Consolidated Investment Entities note to these Consolidated Financial Statements.

Intercompany transactions and balances have been eliminated.

Significant Accounting Policies

Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Those estimates are inherently subject to change and actual results could differ from those estimates.

The Company has identified the following accounts and policies as significant in that they involve a higher degree of judgment, are subject to a significant degree of variability, and contain accounting estimates:

Reserves for future policy benefits, valuation and amortization of deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”), valuation of investments and derivatives, impairments, income taxes, contingencies, and employee benefit plans.

Consolidation

The Company consolidates entities in which it, directly or indirectly, is determined to have a controlling financial interest.

VIEs: The Company consolidates VIEs for which it is the primary beneficiary. An entity is a VIE if it has equity investors who lack the characteristics of a controlling financial interest or it does not have sufficient equity at risk to finance its expected activities without additional subordinated financial support from other

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

parties. The primary beneficiary (i) has the power to direct the activities of the entity that most significantly impact the entity’s economic performance, and (ii) has the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity.

VOEs: For entities determined not to be VIEs, the Company consolidates entities in which it has an equity investment of greater than 50% and has control over significant operating, financial and investing decisions of the entity. Additionally, the Company consolidates entities in which the Company is a substantive, controlling general partner, and the limited partners have no substantive rights to impact ongoing governance and operating activities of the partnership.

The Company provides investment management services to, and has transactions with, various collateralized loan obligations (“CLO” or “CLO entities”), private equity funds, real estate funds, fund-of-hedge funds, single strategy hedge funds, insurance entities, securitizations, and other investment entities in the normal course of business. In certain instances, the Company serves as the investment manager, making day-to-day investment decisions concerning the assets of these entities. These entities are considered to be either VIEs or VOEs, and the Company evaluates its involvement with each entity to determine whether consolidation is required. The Company consolidates entities that are considered to be VIEs, and for which the Company is considered to be the primary beneficiary.

For certain investment funds after January 1, 2010, and all entities prior to January 1, 2010, the determination is based on previous consolidation guidelines, which require an analysis to determine whether (a) an entity in which the Company holds a variable interest is a VIE, and (b) the Company’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management fees), would be expected to absorb a majority of the entity’s expected losses or receive a majority of residual returns in the entity, or both.

The determination of whether an entity in which the Company holds a variable interest is a VIE requires judgments, which include determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, determining whether two or more parties’ equity interests should be aggregated, and determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE. Consolidation conclusions are reviewed quarterly to identify whether any reconsideration events have occurred, which would require detailed reassessment of the VIE status.

The Company has elected to apply the fair value option (“FVO”) for financial assets and financial liabilities held by consolidated CLO entities and continues to measure these assets (primarily senior bank and corporate loans) and liabilities (debt obligations issued by CLO entities) at fair value in subsequent periods. The Company has elected the FVO to more closely align its accounting with the economics of its transactions. This election allows the Company to more effectively align changes in the fair value of CLO assets with a commensurate change in the fair value of CLO liabilities.

See the “Adoption of New Pronouncements” section below and the Consolidated Investment Entities note to these Consolidated Financial Statements for more information on the Company’s consolidated variable interests.

Fair Value Measurement

The Company measures the fair value of its financial assets and liabilities based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

asset, or non-performance risk, including the Company’s own credit risk. The estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability. The Company utilizes a number of valuation sources to determine the fair values of its financial assets and liabilities, including quoted market prices, third-party commercial pricing services, third-party brokers, and industry-standard, vendor-provided software that models the value based on market observable inputs, and other internal modeling techniques based on projected cash flows.

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument. Financial assets and liabilities recorded at fair value on the Consolidated Balance Sheets are categorized as follows:

•

Level 1 – Unadjusted quoted prices for identical assets or liabilities in an active market. The Company defines an active market as a market in which transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 – Quoted prices in markets that are not active or valuation techniques that require inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in non-active markets;

•	Inputs other than quoted market prices that are observable; and

•	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

•

Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These valuations, whether derived internally or obtained from a third-party, use critical assumptions that are not widely available to estimate market participant expectations in valuing the asset or liability.

When available, the estimated fair value of financial instruments is based on quoted prices in active markets that are readily and regularly obtainable. When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, including discounted cash flow methodologies, matrix pricing, or other similar techniques. See the Fair Value Measurements note to these Consolidated Financial Statements for additional information regarding the fair value of specific financial assets and liabilities.

Investments

The accounting policies for the Company’s principal investments are as follows:

Fixed Maturities and Equity Securities: The Company’s fixed maturities and equity securities are currently designated as available-for-sale, except those accounted for using the FVO. Available-for-sale securities are reported at fair value and unrealized capital gains (losses) on these securities are recorded directly in

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Accumulated other comprehensive income (loss) (“AOCI”), and presented net of related changes in DAC, VOBA, and deferred income taxes. In addition, certain fixed maturities have embedded derivatives, which are reported with the host contract on the Consolidated Balance Sheets.

The Company has elected the FVO for certain of its fixed maturities to better match measurement of assets and liabilities in the Consolidated Statements of Operations. Certain collateralized mortgage obligations (“CMOs”), primarily interest-only and principal-only strips, are accounted for as hybrid instruments and valued at fair value with changes in the fair value recorded in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

Purchases and sales of fixed maturities and equity securities, excluding private placements, are recorded on the trade date. Purchases and sales of private placements and mortgage loans are recorded on the closing date. Investment gains and losses on sales of securities are generally determined on a first-in-first-out (“FIFO”) basis.

Interest income on fixed maturities is recorded when earned using an effective yield method, giving effect to amortization of premiums and accretion of discounts. Dividends on equity securities are recorded when declared. Such dividends and interest income are recorded in Net investment income in the Consolidated Statements of Operations.

Included within fixed maturities are loan-backed securities, including residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”), and asset-backed securities (“ABS”). Amortization of the premium or discount from the purchase of these securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for single class and multi-class mortgage-backed securities (“MBS”) and ABS are estimated by management using inputs obtained from third-party specialists, including broker-dealers, and based on management’s knowledge of the current market. For credit-sensitive MBS and ABS, and certain prepayment-sensitive securities, the effective yield is recalculated on a prospective basis.

For all other MBS and ABS, the effective yield is recalculated on a retrospective basis.

Short-term Investments: Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of purchase. These investments are stated at fair value.

Assets Held in Separate Accounts: Assets held in separate accounts are reported at the fair values of the underlying investments in the separate accounts. The underlying investments include mutual funds, short-term investments, cash, and fixed maturities.

Mortgage Loans on Real Estate: The Company’s mortgage loans on real estate are all commercial mortgage loans, which are reported at amortized cost, less impairment write-downs and allowance for losses. If a mortgage loan is determined to be impaired (i.e., when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to the lower of either the present value of expected cash flows from the loan discounted at the loan’s original purchase yield or fair value of the collateral. For those mortgages that are determined to require foreclosure, the carrying value is reduced to the fair value of the underlying collateral, net of estimated costs to obtain and sell at the point of foreclosure. The carrying value of the impaired loans is reduced by establishing a permanent write-

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

down recorded in Other net realized capital gains (losses) in the Consolidated Statements of Operations. Property obtained from foreclosed mortgage loans is recorded in Other investments on the Consolidated Balance Sheets.

Mortgage loans are evaluated by the Company’s investment professionals, including an appraisal of loan-specific credit quality, property characteristics, and market trends. Loan performance is continuously monitored on a loan-specific basis throughout the year. The Company’s review includes submitted appraisals, operating statements, rent revenues, and annual inspection reports, among other items. This review evaluates whether the properties are performing at a consistent and acceptable level to secure the debt.

Mortgages are rated for the purpose of quantifying the level of risk. Those loans with higher risk are placed on a watch list and are closely monitored for collateral deficiency or other credit events that may lead to a potential loss of principal or interest. The Company defines delinquent mortgage loans consistent with industry practice as 60 days past due.

The Company’s policy is to recognize interest income until a loan becomes 90 days delinquent or foreclosure proceedings are commenced, at which point interest accrual is discontinued. Interest accrual is not resumed until the loan is brought current.

As of December 31, 2011 and 2010, mortgage loans are held-for-investment. The Company diversifies its mortgage loan portfolio by geographic region and property type to reduce concentration risk. The Company manages risk when originating mortgage loans by generally lending only up to 75% of the estimated fair value of the underlying real estate.

The Company records an allowance for probable incurred, but not specifically identified losses.

Loan – Dutch State Obligation: The reported value of The State of the Netherlands (the “Dutch State”) loan obligation is based on the outstanding loan balance, plus any unamortized premium.

Policy Loans: The reported value of policy loans is equal to the carrying value of the loans. Interest income on such loans is recorded as earned in Net investment income using the contractually agreed upon interest rate. Generally, interest is capitalized on the policy’s anniversary date. Valuation allowances are not established for policy loans, as these loans are collateralized by the cash surrender value of the associated insurance contracts. Any unpaid principal or interest on the loan is deducted from the account value or the death benefit prior to settlement of the policy.

Limited Partnerships/Corporations: The Company uses the equity method of accounting for investments in limited partnership interests that are not consolidated. This asset group consists primarily of private equities, hedge funds, and VIEs. The Company records its share of earnings using a lag methodology, relying upon the most recent financial information available, generally not to exceed three months, where the contractual right exists to receive such financial information on a timely basis. The Company’s equity in earnings from limited partnership interests accounted for under the equity method is recorded in Net investment income.

Other Investments: Other investments are comprised primarily of Federal Home Loan Bank (“FHLB”) stock and property obtained from foreclosed mortgage loans, as well as other miscellaneous investments. The Company is a member of the FHLB system and is required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Cash dividends are

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

reported as Net investment income. The carrying value of the stock was $172.9 and $158.4 as of December 31, 2011 and 2010, respectively.

Securities Lending: The Company engages in securities lending whereby certain domestic securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of the loaned securities. For portions of the program, the lending agent retains 5% of the collateral deposited by the borrower and transfers the remaining 95% to the Company. For other portions of the program, the lending agent retains the cash collateral. Collateral retained by the agent is invested in liquid assets on behalf of the Company. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

As of December 31, 2011 and 2010, the fair value of loaned securities was $1.0 billion and $2.2 billion, respectively, and is included in Securities pledged on the Consolidated Balance Sheets. Cash collateral received by the Company is included in Cash and cash equivalents or Invested assets to the extent it is reinvested. Collateral retained by the lending agent and invested in liquid assets on behalf of the Company is recorded in Short-term investments under securities loan agreement, including collateral delivered. As of December 31, 2011 and 2010, liabilities to return collateral of $1.0 billion and $2.3 billion, respectively are included in Short-term debt and Payables under securities loan agreement, including collateral held on the Consolidated Balance Sheets.

Corporate Loans: Corporate loans held by consolidated CLO entities are reported in Corporate loans, at fair value using the FVO, on the Consolidated Balance Sheets. Changes in the fair value of the loans are recorded in Changes in fair value related to collateralized loan obligations in the Consolidated Statements of Operations. The fair values for corporate loans are determined using independent commercial pricing services. In the event that the third-party pricing source is unable to price an investment (which occurs in less than 2% of the loans), other relevant factors are considered including:

i.	Information relating to the market for the asset, including price quotations for and trading in the asset or in similar investments and the market environment and investor attitudes towards the asset and interests in similar investments;

ii.	The characteristics of and fundamental analytical data relating to the investment, including the cost, current interest rate, period until next interest rate reset, maturity and base lending rate, the terms and conditions of the corporate loan and any related agreements, and the position of the corporate loan in the borrower’s debt structure;

iii.	The nature, adequacy, and value of the corporate loan’s collateral, including the CLO’s rights, remedies, and interests with respect to the collateral;

iv.	The creditworthiness of the borrower, based on an evaluation of its financial condition, financial statements, and information about the business, cash flows, capital structure, and future prospects;

v.	The reputation and financial condition of the agent and any intermediate participants in the corporate loan; and

vi.	General economic and market conditions affecting the fair value of the corporate loan.

Other-than-temporary Impairments

The Company periodically evaluates its available-for-sale general account investments to determine whether there has been an other-than-temporary decline in fair value below the amortized cost basis. Factors considered in this analysis include, but are not limited to, the length of time and the extent to which the fair value has been

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

less than amortized cost, the issuer’s financial condition and near-term prospects, future economic conditions and market forecasts, interest rate changes, and changes in ratings of the security. An extended and severe unrealized loss position on a fixed maturity may not have any impact on: (a) the ability of the issuer to service all scheduled interest and principal payments, and (b) the evaluation of recoverability of all contractual cash flows or the ability to recover an amount at least equal to its amortized cost based on the present value of the expected future cash flows to be collected. In contrast, for certain equity securities, the Company gives greater weight and consideration to a decline in market value and the likelihood such market value decline will recover.

Prior to April 1, 2009, the Company recognized in earnings an other-than-temporary impairment (“OTTI”) for a fixed maturity in an unrealized loss position, unless it could assert that it had both the intent and ability to hold the fixed maturity for a period of time sufficient to allow for a recovery of estimated fair value to the security’s amortized cost. The entire difference between the fixed maturity’s amortized cost basis and its estimated fair value was recognized in earnings if the security was determined to have an OTTI.

There was no change in guidance for equity securities which, when an OTTI has occurred, continue to be impaired for the entire difference between the equity security’s cost and its estimated fair value.

Effective April 1, 2009, the Company prospectively adopted guidance on the recognition and presentation of an OTTI losses (see the “Adoption of New Pronouncements” section below). When assessing the Company’s intent to sell a security or if it is more likely than not it will be required to sell a security before recovery of its amortized cost basis, management evaluates facts and circumstances such as, but not limited to, decisions to rebalance the investment portfolio and sales of investments to meet cash flow or capital needs.

When the Company has determined it has the intent to sell or if it is more likely than not that the Company will be required to sell a security before recovery of its amortized cost basis and the fair value has declined below amortized cost (“intent impairment”), the individual security is written down from amortized cost to fair value, and a corresponding charge is recorded in Net realized capital gains (losses) in the Consolidated Statements of Operations as an OTTI. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, but the Company has determined that there has been an other-than-temporary decline in fair value below the amortized cost basis, the OTTI is bifurcated into the amount representing the present value of the decrease in cash flows expected to be collected (“credit impairment”) and the amount related to other factors (“noncredit impairment”). The credit impairment is recorded in Net realized capital gains (losses) in the Consolidated Statements of Operations. The noncredit impairment is recorded in Other comprehensive income (loss) on the Consolidated Balance Sheets.

The Company uses the following methodology and significant inputs to determine the amount of the OTTI credit loss:

•

The Company calculates the recovery value by performing a discounted cash flow analysis based on the present value of future cash flows expected to be received. The discount rate is generally the effective interest rate of the fixed maturity prior to impairment.

•

When determining collectability and the period over which the value is expected to recover, the Company applies the same considerations utilized in its overall impairment evaluation process, which incorporates information regarding the specific security, the industry and geographic area in which the issuer operates, and overall macroeconomic conditions. Projected future cash flows are estimated using assumptions derived from the Company’s best estimates of likely scenario-based outcomes, after giving consideration to a variety of variables that includes, but is not limited to: general payment terms of the security; the likelihood that the issuer can service the scheduled interest and principal payments;

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

the quality and amount of any credit enhancements; the security’s position within the capital structure of the issuer; possible corporate restructurings or asset sales by the issuer; and changes to the rating of the security or the issuer by rating agencies.

•

Additional considerations are made when assessing the unique features that apply to certain structured securities such as RMBS, CMBS, and ABS. These additional factors for structured securities include, but are not limited to: the quality of underlying collateral; expected prepayment speeds; current and forecasted loss severity; and the payment priority within the tranche structure of the security.

•

When determining the amount of the credit loss for U.S. and foreign corporate securities, foreign government securities, and state and political subdivision securities, the Company considers the estimated fair value as the recovery value when available information does not indicate that another value is more appropriate. When information is identified that indicates a recovery value other than estimated fair value, the Company considers in the determination of recovery value the same considerations utilized in its overall impairment evaluation process, which incorporates available information and the Company’s best estimate of scenarios-based outcomes regarding the specific security and issuer; possible corporate restructurings or asset sales by the issuer; the quality and amount of any credit enhancements; the security’s position within the capital structure of the issuer; fundamentals of the industry and geographic area in which the security issuer operates, and the overall macroeconomic conditions.

In periods subsequent to the recognition of the credit related impairment components of OTTI on a fixed maturity through Net realized capital gains (losses) in the Consolidated Statements of Operations, the Company accounts for the impaired security as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income over the remaining term of the fixed maturity in a prospective manner based on the amount and timing of estimated future cash flows.

Derivatives

The Company’s use of derivatives is limited mainly to economic hedging to reduce the Company’s exposure to cash flow variability of assets and liabilities, interest rate risk, credit risk, exchange rate risk, and market risk. It is the Company’s policy not to offset fair value amounts recognized for derivative instruments and fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral arising from derivative instruments recognized at fair value executed with the same counterparty under a master netting arrangement.

The Company enters into interest rate, equity market, credit default, and currency contracts, including swaps, futures, forwards, caps, floors, and options, to reduce and manage various risks associated with changes in value, yield, price, cash flow, or exchange rates of assets or liabilities held or intended to be held, or to assume or reduce credit exposure associated with a referenced asset, index, or pool. The Company also utilizes options and futures on equity indices to reduce and manage risks associated with its annuity products. Open derivative contracts are reported as Derivatives assets or liabilities on the Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives are recorded in Net realized capital gains (losses) in the Consolidated Statements of Operations.

To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge as either (i) a hedge of the exposure to changes in the estimated fair value of a recognized asset or

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

liability (“fair value hedge”); or (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”). In this documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship.

•

Fair Value Hedge Relationship: For derivative instruments that are designated and qualify as a fair value hedge (e.g., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument, as well as the hedged item, to the extent of the risk being hedged, are recognized in Other net realized capital gains (losses).

•

Cash Flow Hedge Relationship: For derivative instruments that are designated and qualify as a cash flow hedge (e.g., hedging the exposure to the variability in expected future cash flows that is attributable to interest rate risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction impacts earnings in the same line item associated with the forecasted transaction. The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in Other net realized capital gains (losses).

When hedge accounting is discontinued because it is determined that the derivative is no longer expected to be highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item, the derivative continues to be carried on the Consolidated Balance Sheets at its estimated fair value, with subsequent changes in estimated fair value recognized immediately in Other net realized capital gains (losses). The carrying value of the hedged asset or liability under a fair value hedge is no longer adjusted for changes in its estimated fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in estimated fair value of derivatives recorded in Other comprehensive income (loss) related to discontinued cash flow hedges are released into the Consolidated Statements of Operations when the Company’s earnings are affected by the variability in cash flows of the hedged item.

When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur on the anticipated date or within two months of that date, the derivative continues to be carried on the Consolidated Balance Sheets at its estimated fair value, with changes in estimated fair value recognized currently in Other net realized capital gains (losses). Derivative gains and losses recorded in Other comprehensive income (loss) pursuant to the discontinued cash flow hedge of a forecasted transaction that is no longer probable are recognized immediately in Other net realized capital gains (losses).

If the Company’s current debt and claims paying ratings were downgraded in the future, the terms in the Company’s derivative agreements may be triggered, which could negatively impact overall liquidity. For the majority of the Company’s counterparties, there is a termination event should the Company’s long-term debt ratings drop below BBB+/Baal.

The carrying amounts for these financial instruments, which can be assets or liabilities, reflect the fair value of the assets and liabilities.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The Company also has investments in certain fixed maturities, and has issued certain annuity products, that contain embedded derivatives whose fair value is at least partially determined by levels of or changes in domestic and/or foreign interest rates (short-term or long-term), exchange rates, prepayment rates, equity markets, or credit ratings/spreads. Embedded derivatives within fixed maturities are included with the host contract on the Consolidated Balance Sheets and changes in fair value of the embedded derivatives are recorded in Other net realized capital gains (losses) in the Consolidated Statements of Operations. Embedded derivatives within annuity products are included in Future policy benefits on the Consolidated Balance Sheets, and changes in the fair value of the embedded derivatives are recorded in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

In addition, the Company has entered into a coinsurance with funds withheld arrangement that contains an embedded derivative whose fair value is based on the change in the fair value of the underlying assets held in trust. The embedded derivative within the coinsurance arrangement is included in Funds held under reinsurance arrangements on the Consolidated Balance Sheets, and changes in the fair value of the embedded derivative are recorded in Policyholder benefits in the Consolidated Statements of Operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, and other highly liquid investments, such as money market instruments and debt instruments with maturities of three months or less at the time of purchase. Cash and cash equivalents are stated at fair value. Cash and cash equivalents of VIEs and VOEs are not available for general use by the Company.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and included in Other assets on the Consolidated Balance Sheets. Expenditures for replacements and major improvements are capitalized; maintenance and repair expenditures are expensed as incurred. As of December 31, 2011 and 2010, total cost basis was $501.7 and $499.8, respectively. As of December 31, 2011 and 2010, total accumulated depreciation was $316.1 and $304.5, respectively. Related depreciation expense was $36.2, $34.2, and $34.3 for the years ended December 31, 2011, 2010 and 2009, respectively, and included in Operating expenses in the Consolidated Statements of Operations. Depreciation on property and equipment is provided on a straight-line basis over the estimated useful lives of the assets with the exception of land and artwork, which are not depreciated.

The Company’s property and equipment are depreciated using the following estimated useful lives:

Estimated Useful Lives
Buildings	40 years
Furniture and fixtures	5 years
Leasehold improvements	10 years, or the life of the lease, whichever is shorter
Equipment	3 years

Deferred Policy Acquisition Costs and Value of Business Acquired

DAC represents policy acquisition costs that have been capitalized and are subject to amortization and interest. Capitalized costs are incremental, direct costs of contract acquisition, as well as certain costs related directly to successful acquisition activities. Such costs consist principally of certain commissions, underwriting, sales, and contract issuance and processing expenses directly related to the successful acquisition of new and renewal

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

business. Indirect or unsuccessful acquisition costs, maintenance, product development and overhead expenses are charged to expense as incurred. VOBA represents the outstanding value of in force business acquired and is subject to amortization and interest. The value is based on the present value of estimated net cash flows embedded in the insurance contracts at the time of the acquisition and increased for subsequent deferrable expenses on purchased policies.

Amortization Methodologies

Generally, the Company amortizes DAC and VOBA related to traditional contracts (term insurance, non-participating whole life insurance, and traditional group life insurance) and certain accident and health insurance over the entire premium payment period in proportion to the present value of expected gross premiums. Assumptions as to mortality, morbidity, persistency, and interest rates, which include provisions for adverse deviation, are consistent with the assumptions used to calculate reserves for future policy benefits. These assumptions are “locked-in” at issue and not revised unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. Absent such a premium deficiency, variability in amortization after policy issuance or acquisition relates only to variability in premium volumes. If a premium deficiency, or loss recognition, is deemed to be present, charges will be applied against the DAC and VOBA balances before an additional reserve is established. DAC recoverability testing is performed for current issue year products to determine if net premiums are sufficient to cover estimated benefits and expenses.

Generally, the Company amortizes DAC and VOBA related to fixed and variable universal life contracts, variable deferred annuity contracts, and fixed deferred annuity contracts over the estimated lives of the contracts in relation to the emergence of estimated gross profits. Assumptions as to mortality, persistency, interest crediting rates, fee income, returns associated with separate account performance, impact of hedge performance, expenses to administer the business, and certain economic variables, such as inflation, are based on the Company’s experience and overall capital markets. At each valuation date, estimated gross profits are updated with actual gross profits and the assumptions underlying future estimated gross profits are evaluated for continued reasonableness. Adjustments to estimated gross profits require that amortization rates be revised retroactively to the date of the contract issuance (“unlocking”).

For variable deferred annuity contracts within Closed Block Variable Annuity, the Company amortizes DAC and VOBA in relation to the emergence of estimated gross revenue.

The Company also reviews the estimated gross profits for each block of business to determine the recoverability of DAC and VOBA balances each period. DAC and VOBA are deemed to be recoverable if the estimated gross profits exceed these balances.

Assumptions

Changes in assumptions can have a significant impact on DAC and VOBA balances and amortization rates. Amortization of deferred sales inducements and recognition of unearned revenue (“URR”) on these products (see respective sections below) are also impacted by changes in assumptions.

Several assumptions are considered significant in the estimation of future gross profits associated with the Company’s variable products. One significant assumption is the assumed return associated with the variable account performance. To reflect the volatility in the equity markets, this assumption involves a combination of near-term expectations and long-term assumptions regarding market performance. The overall return on the variable account is dependent on multiple factors, including the relative mix of the underlying sub-accounts

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

among bond funds and equity funds, as well as equity sector weightings. The Company practice assumes that intermediate-term appreciation in equity markets reverts to the long-term appreciation in equity markets (“reversion to the mean”). The Company monitors market events and only changes the assumption when sustained deviations are expected. This methodology incorporates a 9% long-term equity return assumption, a 14% cap, and a five-year lookforward period. The reversion to the mean methodology was implemented prospectively on January 1, 2011.

Prior to January 1, 2011, the Company utilized a static long-term equity return assumption for projecting account balance growth in all future years. This return assumption was reviewed annually or more frequently, if deemed necessary. Actual returns that were higher than long-term expectations produced higher contract owner account balances, which increased future fee expectations and decreased future benefit payment expectations on minimum death and living benefit guarantees, resulting in higher expected gross revenues and gross profits. The opposite result occurred when returns were lower than long-term expectations.

Other significant assumptions include estimated policyholder behavior assumptions, such as surrender, lapse, and annuitization rates. Estimated gross revenues and gross profits of variable annuity contracts are sensitive to these assumptions.

Contract owners may periodically exchange one contract for another, or make modifications to an existing contract. These transactions are identified as internal replacements. Internal replacements that are determined to result in substantially unchanged contracts are accounted for as continuations of the replaced contracts. Any costs associated with the issuance of the new contracts are considered maintenance costs and expensed as incurred. Unamortized DAC and VOBA related to the replaced contracts continue to be deferred and amortized in connection with the new contracts. Internal replacements that are determined to result in contracts that are substantially changed are accounted for as extinguishments of the replaced contracts, and any unamortized DAC and VOBA related to the replaced contracts are written off to Net amortization of deferred policy acquisition costs and value of business acquired in the Consolidated Statements of Operations.

Sales Inducements

Sales inducements represent benefits paid to contract owners for a specified period that are incremental to the amounts the Company credits on similar contracts and are higher than the contract’s expected ongoing crediting rates for periods after the inducement. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC. The amortization of sales inducements is included in Interest credited to contract owners’ account balances in the Consolidated Statements of Operations. Each year, or more frequently if circumstances indicate a potentially significant recoverability issue exists, the Company reviews the deferred sales inducements to determine the recoverability of these balances.

During the years ended December 31, 2011, 2010 and 2009, the Company capitalized $39.9, $55.0, and $76.3, respectively, of sales inducements. During the years ended December 31, 2011, 2010 and 2009, the Company amortized $14.0, $102.1, and $263.6, respectively, of sales inducements.

Future Policy Benefits and Contract Owner Accounts

Reserves

The Company establishes and carries actuarially-determined reserves that are calculated to meet its future obligations under insurance policies, including traditional life insurance, traditional annuities, and certain

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

accident and health insurance. Reserves also include estimates of unpaid claims as well as claims that the Company believes have been incurred but have not yet been reported as of the balance sheet date. The principal assumptions used to establish liabilities for future policy benefits are based on Company experience and periodically reviewed against industry standards. These assumptions include mortality, morbidity, policy lapse, renewal, retirement, investment returns, inflation, benefit utilization and expenses. Changes in, or deviations from, the assumptions used can significantly affect the Company’s reserve levels and related future operations.

•

Reserves for traditional life insurance contracts (mainly term insurance, non-participating whole life insurance, and traditional group life insurance) and accident and health insurance represent the present value of future benefits to be paid to or on behalf of contract owners and related expenses, less the present value of future net premiums. Assumptions as to interest rates, mortality, expenses, and persistency are based upon the Company’s experience at the period the policy is sold, including a margin for adverse deviation. Interest rates used to calculate the present value of these reserves ranged from 2.5% to 7.7%.

•

Reserves for individual and group traditional fixed annuities after annuitization and individual immediate annuities with life contingent payout benefits are equal to the present value of expected future payments. Assumptions as to interest rates, mortality, and expenses are based upon the Company’s experience at the period the policy is sold, including a margin for adverse deviation. Such assumptions generally vary by annuity plan type, year of issue, and policy duration. Interest rates used to calculate the present value of future benefits ranged from 3.0% to 7.5%.

Although assumptions are “locked-in” upon the issuance of traditional life insurance, immediate annuities with life contingent payout benefits, certain accident and health insurance, and for traditional fixed annuities after annuitization, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves. Premium deficiency reserves are determined based on best estimate assumptions that exist at the time the premium deficiency reserve is established and do not include a margin for adverse deviation. Reserves are recorded in Future policy benefits on the Consolidated Balance Sheets.

Contract Owner Accounts

Contract owner account balances relate to investment-type contracts, such as guaranteed investment contracts and funding agreements, universal life-type contracts, and certain fixed-indexed annuity (“FIA”) contracts.

•

Reserves for guaranteed investment contracts and funding agreements are calculated using the amount deposited with the Company, less withdrawals, plus interest accrued to the ending valuation date. Interest on these contracts is accrued by a predetermined index, plus a spread or a fixed rate, established at the issue date of the contract.

•

Account balances for individual and group deferred annuity investment contracts and individual immediate annuities without life contingent payouts, are equal to cumulative deposits, less charges and withdrawals, plus credited interest thereon. Credited interest rates vary by product and ranged up to 8.0% for the years 2011, 2010, and 2009. Reserves for group immediate annuities without life contingent payouts are equal to the discounted value of the payment at the implied break-even rate.

•

For FIAs, the aggregate initial liability is equal to the deposit received, plus a bonus, if applicable, and is split into a host component and an embedded derivative component. Thereafter, the host liability accumulates at a set interest rate, and the embedded derivative liability is recognized at fair value.

•

Account balances for universal life policies, including variable universal life and indexed universal life products, are equal to cumulative deposits, less charges and withdrawals and account values released upon death, plus credited interest theron.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Additional Reserves

The Company calculates additional reserve liabilities for universal life products with secondary and paid-up guarantees and for certain variable annuity guaranteed benefits. The additional reserve for such products recognizes the portion of contract assessments received in early years used to compensate the Company for benefits provided in later years.

The Company calculates a benefit ratio for each block of business that meets the requirements for additional reserves and calculates an additional reserve by accumulating amounts equal to the benefit ratio multiplied by the assessments for each period, reduced by excess benefits during the period. The additional reserve is accumulated at interest rates consistent with the DAC model for the period. The calculated reserve includes a provision for universal life contracts with patterns of cost of insurance charges that produce expected gains from the insurance benefit function followed by losses from that function in later years.

The Company’s URR relates to variable universal life and universal life products and represents policy charges for services to be provided in future periods. The charges are deferred as unearned revenue and amortized over the expected life of that contract in proportion to the estimated gross profits in a manner consistent with DAC for these products. Additional reserves are recorded in Future policy benefits on the Consolidated Balance Sheets.

Guarantees

Reserves for universal and variable life secondary guarantees and paid-up guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. Expected experience is based on a range of scenarios. Assumptions used, such as the interest rate, lapse rate, and mortality, are consistent with assumptions used in estimating gross profits for purposes of amortizing DAC, and are thus subject to the same variability and risk. The Company periodically evaluates estimates used and adjusts the additional liability balances if actual experience or other evidence suggests that earlier assumptions should be revised.

Reserves for guaranteed minimum death benefits (“GMDB”) and guaranteed minimum income benefits (“GMIB”) are determined by estimating the value of expected benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. Expected experience is based on a range of scenarios. Assumptions used, such as near-term and long-term equity market return, lapse rate, and mortality, are consistent with assumptions used in estimating gross profits for purposes of amortizing DAC, and thus, are subject to the same variability and risk. The assumptions of investment performance and volatility are consistent with the historical experience of the appropriate underlying equity index, such as the Standard & Poor’s (“S&P”) 500 Index. In addition, the reserve for the GMIB guarantee incorporates an assumption for the percentage of the potential annuitizations that may be elected by the contract owner. In general, the Company assumes that GMIB annuitization rates will be higher for policies with more valuable (more “in the money”) guarantees. The Company periodically evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. Changes in reserves for GMDB and GMIB are reported in Policyholder benefits in the Consolidated Statements of Operations.

Most contracts issued on or before December 31, 1999 with enhanced death benefit guarantees were reinsured to third-party reinsurers to mitigate the risk associated with such guarantees. For contracts issued after December 31, 1999, the Company instituted a variable annuity guarantee hedging program to mitigate the risks

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

associated with these guarantees, for which the Company did not seek hedge accounting. The variable annuity guarantee hedging program is based on the Company entering into derivative positions to offset such exposures to GMDB due to adverse changes in the equity markets. A hedging program is also utilized to mitigate certain risks associated with GMIB contracts.

Guaranteed minimum accumulation benefits (“GMAB”), guaranteed minimum withdrawal benefits (“GMWB”), guaranteed minimum withdrawal benefits with life payouts (“GMWBL”), and FIAs are considered embedded derivatives, which are measured at estimated fair value separately from the host annuity contract, with changes in estimated fair value, along with attributed fees collected or payments made, reported in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

At inception of the GMAB, GMWB, and GMWBL contracts, the Company calculates projected attributed fees for the embedded derivative portion of the projected future guarantee equal to the present value of projected future guaranteed benefits.

The estimated fair value of the GMAB, GMWB, and GMWBL contracts is determined based on the present value of projected future guaranteed benefits, minus the present value of projected attributed fees. A risk neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk free rates. The projection of future guaranteed benefits and future attributed fees require the use of assumptions for capital markets (e.g., implied volatilities, correlation among indices, risk-free swap curve, etc.) and policyholder behavior (e.g., lapse, benefit utilization, mortality, etc.). The projection also includes adjustments for the Company’s credit risk, or risk of nonperformance, and risk margins for non-capital market, or policyholder behavior assumptions. Risk margins are established to capture uncertainties related to policyholder behavior assumptions. The margin represents additional compensation a market participant would require to assume these risks.

The estimated fair value of the FIA embedded derivatives is based on the present value of the excess of interest payments to the contract holders over the minimum guaranteed interest rate. The excess interest payments are determined as the excess of projected index driven benefits over the projected guaranteed benefits. The projection horizon is over the anticipated life of the related contracts which takes into account best estimate actuarial assumptions, such as, partial withdrawals, full surrenders, deaths, annuitizations, maturities, etc. These projections also include adjustments for own credit risk, or risk of nonperformance and risk margins for non-capital market, or policyholder behavior, assumptions.

Products with guaranteed credited rates treat the guarantee as an embedded derivative for Stabilizer products and a stand-alone derivative for Managed custody guarantee (“MCG”) products. These derivatives are measured at estimated fair value with changes in estimated fair value, along with attributed fees collected, reported in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

The estimated fair value of the Stabilizer and MCG contracts is determined based on the present value of projected future claims, minus the present value of future guaranteed premiums. At inception of the contract the Company projects a guaranteed premium to be equal to the present value of the projected future claims. The income associated with the contracts is projected using actuarial and capital market assumptions, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by using stochastic techniques under a variety of risk neutral scenarios and other best estimate assumptions. Explicit risk margins are included, as well as an explicit adjustment for nonperformance risks.

Nonperformance risk for product guarantees, products with guaranteed credited rates, and FIA contain adjustments to the fair value of these contracts based on the credit default swap spreads of ING Insurance with

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

similar term to maturity and priority of payment. The ING Insurance credit default spread is applied to the risk-free swap curve in the Company’s valuation models for these products and guarantees.

See the Reserves for Future Policy Benefits and the Guaranteed Benefit Features notes to these Consolidated Financial Statements for more information.

Separate Accounts

Separate account assets and liabilities generally represent funds maintained to meet specific investment objectives of contract owners who bear the investment risk, subject, in limited cases, to certain minimum guarantees. Investment income and investment gains and losses generally accrue directly to such contract owners. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

Separate account assets supporting variable options under variable annuity contracts are invested, as designated by the contract owner or participant (who bears the investment risk subject, in limited cases, to minimum guaranteed rates) under a contract, in shares of mutual funds that are managed by the Company, or in other selected mutual funds not managed by the Company.

The Company reports separately, as assets and liabilities, investments held in the separate accounts and liabilities of separate accounts if:

•	Such separate accounts are legally recognized;

•	Assets supporting the contract liabilities are legally insulated from the Company’s general account liabilities;

•	Investments are directed by the contract holder; and

•	All investment performance, net of contract fees and assessments, is passed through to the contract holder.

The Company reports separate account assets that meet the above criteria at fair value on the Consolidated Balance Sheets based on the fair value of the underlying investments. Separate account liabilities equal separate account assets. Investment income and net realized and unrealized capital gains (losses) of the separate accounts, however, are not reflected in the Consolidated Statements of Operations. The Consolidated Statements of Cash Flows do not reflect investment activity of the separate accounts.

Short-term and Long-term Debt

Short-term and long-term debt are carried at an amount equal to unpaid principal balance, net of any remaining unamortized discount or premium attributable to issuance. Discount or premium of debt-issuance costs are recognized as a component of Interest expense over the period the debt is expected to be outstanding, using the effective interest method of amortization.

CLO Notes

CLO notes issued by consolidated CLO entities are recorded as Collateralized loan obligations notes, at fair value using the FVO, on the Consolidated Balance Sheets. Changes in the fair value of the notes are recorded in Changes in fair value related to collateralized loan obligations in the Company’s Consolidated Statements of Operations.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Repurchase Agreements

The Company engages in dollar repurchase agreements with MBS (“dollar rolls”) and repurchase agreements with other collateral types to increase its return on investments and improve liquidity. Such arrangements meet the requirements to be accounted for as financing arrangements. The Company enters into dollar roll transactions by selling existing MBS and concurrently entering into an agreement to repurchase similar securities within a short time frame at a lower price. Under repurchase agreements, the Company borrows cash from a counterparty at an agreed upon interest rate for an agreed upon time frame and pledges collateral in the form of securities. At the end of the agreement, the counterparty returns the collateral to the Company, and the Company, in turn, repays the loan amount along with the additional agreed upon interest. Company policy requires that at all times during the term of the dollar roll and repurchase agreements that cash or other collateral types obtained is sufficient to allow the Company to fund substantially all of the cost of purchasing replacement assets. Cash received is invested in short-term investments, with the offsetting obligation to repay the loan included as a liability on the Consolidated Balance Sheets.

The carrying value of the securities pledged in dollar rolls and repurchase agreement transactions and the related repurchase obligation are included in Securities pledged and Short-term debt, respectively, on the Consolidated Balance Sheets. As of December 31, 2011 and 2010, the carrying value of the securities pledged in dollar rolls and repurchase agreement transactions, the related repurchase obligation, including accrued interest, and the collateral posted by the counterparty in connection with the change in the value of pledged securities that will be released upon settlement, were as follows:

	2011	2010
Securities pledged	$—	$437.2
Repurchase obligation	—	425.8

The Company also enters into reverse repurchase agreements. These transactions involve a purchase of securities and an agreement to sell substantially the same securities as those purchased. Company policy requires that, at all times during the term of the reverse repurchase agreements, cash or other collateral types provided is sufficient to allow the counterparty to fund substantially all of the cost of purchasing replacement assets. As of December 31, 2011 and 2010, the Company did not have any securities pledged under reverse repurchase agreements.

The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. The Company’s exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments. The Company believes the counterparties to the dollar rolls, repurchase, and reverse repurchase agreements are financially responsible and that the counterparty risk is minimal.

Recognition of Insurance Revenue and Related Benefits

Premiums related to traditional life and annuity policies with life contingencies are recognized as revenue when due from the contract owners. When premiums are due over a significantly shorter period than the period over which benefits are provided, any gross premium in excess of the net premium (i.e., the portion of the gross premium required to provide for all expected future benefits and expenses) is deferred and recognized into revenue in a constant relationship to insurance in force. Benefits are recorded as expense when incurred.

Amounts received as payment for investment-type and universal life-type contracts are reported as deposits to contract owner account balances. Revenues from these contracts consist primarily of fees assessed against the contract owner account balance for mortality and policy administration and are reported in Fee income. In

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

addition, the Company earns investment income from the investment of contract deposits in the Company’s general account portfolio. Fees assessed that represent compensation to the Company for services to be provided in future periods and certain other fees are deferred and amortized into revenue over the life of the related contracts in proportion to estimated gross profits. Benefits and expenses for these products include claims in excess of related account balances, expenses of contract administration, and interest credited to contract owner account balances.

Income Taxes

The Company files a consolidated federal income tax return, which includes many of its subsidiaries, in accordance with the Internal Revenue Code of 1986, as amended.

The Company’s deferred tax assets and liabilities resulting from temporary differences between financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

The Company evaluates and tests the recoverability of its deferred tax assets. Deferred tax assets represent the tax benefit of future deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, the Company considers many factors, including:

•	The nature and character of the deferred tax assets and liabilities;

•	The nature and character of income by life and non-life subgroups;

•	Income in non-U.S. companies;

•	Taxable income in prior carryback years;

•	Projected future taxable income, exclusive of reversing temporary differences;

•	Projected future reversals of existing temporary differences;

•	The length of time carryforwards can be utilized;

•	Carryforwards; and

•	Any prudent and feasible tax planning strategies the Company would employ to avoid a tax benefit from expiring unused.

The Company uses certain assumptions and estimates in determining the income taxes payable or refundable for the current year, the deferred income tax liabilities and assets for items recognized differently in its financial statements from amounts shown on its income tax returns, and the federal income tax expense. Determining these amounts requires analysis and interpretation of current tax laws and regulations, including the loss limitation rules associated with change in control. Management exercises considerable judgment in evaluating the amount and timing of recognition of the resulting income tax liabilities and assets. These judgments and estimates are reevaluated as regulatory and business factors change.

The Company determines whether a tax position is more likely than not to be sustained under examination by the appropriate taxing authority before any part of the benefit can be recognized in the financial statements. Tax

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

positions that do not meet the more likely than not standard are not recognized. Tax positions that meet this standard are recognized in the Consolidated Financial Statements. The Company measures the tax position as the largest amount that is greater than 50% likely of being realized upon ultimate resolution with the tax authority that has full knowledge of all relevant information.

Reinsurance

The Company utilizes reinsurance agreements in most aspects of its insurance business to reduce its exposure to large losses. Such reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Company as direct insurer of the risks reinsured.

For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability relating to insurance risk. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

For reinsurance of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid and benefits received related to the underlying contracts is included in the net cost of reinsurance. The expected net cost of reinsurance is recorded as a component of the reinsurance asset or liability. Any difference between actual and expected net cost of reinsurance is recognized in the current period and included as a component of profits used to amortize DAC.

For prospective reinsurance of short-duration contracts that meet the criteria for reinsurance accounting, amounts paid are recorded as ceded premiums and ceded unearned premiums and are reflected as a component of Premiums in the Consolidated Statements of Operations and Other assets on the Consolidated Balance Sheets. Such amounts are amortized through premiums over the remaining contract period in proportion to the amount of protection provided. For retroactive reinsurance of short-duration contracts that meet the criteria for reinsurance accounting, amounts paid in excess of the related insurance liabilities ceded are recognized immediately as a loss. Any gains on such retroactive agreements are deferred and recorded in Other liabilities. The gains are amortized over the remaining life of the underlying contracts.

The assumptions used to account for both long and short-duration reinsurance agreements are consistent with those used for the underlying contracts. Ceded contract owner liabilities are reported gross on the Consolidated Balance Sheets.

Amounts currently recoverable under reinsurance agreements are included in Reinsurance recoverable and amounts currently payable are included in Other liabilities. Such assets and liabilities relating to reinsurance agreements with the same reinsurer are recorded net on the Consolidated Balance Sheets if a right of offset exists within the reinsurance agreement. In the event that reinsurers do not meet their obligations to the Company under the terms of the reinsurance agreements, reinsurance balances recoverable could become uncollectible. In such instances, reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance.

Premiums, Fee income, and Policyholder benefits are net of reinsurance ceded. Amounts received from reinsurers for policy administration are reported in Other revenue.

Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance. The Company also evaluates the financial strength of

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

potential reinsurers and continually monitors the financial condition of reinsurers. The S&P ratings for the Company’s reinsurers with the largest reinsurance recoverable balances are all A- rated or better. These reinsurers are: Lincoln National Corporation (“Lincoln”), Hannover Life Reassurance Company of America and Hannover Life Reassurance (Ireland) Limited (collectively, “Hannover Re”), and various subsidiaries of Reinsurance Group of America Incorporated (collectively, “RGA”). Only those reinsurance recoverable balances deemed probable of recovery are recognized as assets on the Company’s Consolidated Balance Sheets. See the Reinsurance note to these Consolidated Financial Statements for more information.

Employee Benefits Plans

Certain subsidiaries of the Company sponsor and/or administer various plans that provide defined benefit pension and other postretirement benefits covering eligible employees, sales representatives, and other individuals. The plans are generally funded through payments, determined by periodic actuarial calculations, to trustee-administered funds.

A defined benefit plan is a pension plan that defines an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service, and compensation. The liability recognized in respect of defined benefit pension plans is the present value of the projected pension benefit obligation (“PBO”) at the balance sheet date, less the fair value of plan assets, together with adjustments for unrecognized past service costs. This liability is included in Pension and other post-employment provisions on the Consolidated Balance Sheets. The projected PBO is defined as the actuarially calculated present value of vested and non-vested pension benefits accrued based on future salary levels. The Company recognizes the funded status of the PBO for pension plans and the accumulated postretirement benefit obligation (“APBO”) for other postretirement plans on the Consolidated Balance Sheets.

Net periodic benefit cost is determined using management estimates and actuarial assumptions to derive service cost, interest cost, and expected return on plan assets for a particular year. The obligations and expenses associated with these plans require use of assumptions, such as the discount rate, expected rate of return on plan assets, rate of future compensation increases, healthcare cost trend rates, as well as assumptions regarding participant demographics such as age of retirements, withdrawal rates, and mortality. Management determines these assumptions based upon a variety of factors such as historical performance of the plan and its assets, currently available market and industry data, and expected benefit payout streams. The assumptions used may differ materially from actual results due to, among other factors, changing market and economic conditions and changes in participant demographics. These differences may have a significant effect on the Company’s Consolidated Financial Statements and liquidity. Differences between the expected return and the actual return on these plan assets and actuarial gain/loss changes are immediately recognized in Operating expenses in the Consolidated Statements of Operations.

For post-retirement healthcare and other benefits to retirees, the entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued in Other liabilities over the period of employment using an accounting methodology similar to that for defined benefit pension plans.

Share Based Compensation

Employees of the Company participate in various ING share-based compensation plans. The Company records compensation expense associated with stock options and other forms of equity compensation based on their fair values over the vesting period. Share-based compensation expense includes costs of employees who are directly associated with the operations of the Company.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Business Combinations

The Company recognizes the fair values of assets acquired, liabilities assumed, and any noncontrolling interests acquired in a business combination. The Company has not had any business combinations for the years ended December 31, 2011, 2010 and 2009.

Noncontrolling interest represents the interests of shareholders, other than the Company, in consolidated entities. In the Consolidated Statements of Operations, net earnings and losses attributable to noncontrolling interest represents such shareholders’ interest in the earnings and losses of those entities, or the attribution of results from consolidated VIEs or VOEs to which the Company is economically entitled.

Contingencies

A loss contingency is an existing condition, situation, or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future events occur or fail to occur. Examples of loss contingencies include pending or threatened adverse litigation, threat of expropriation of assets, and actual or possible claims and assessments. Amounts related to loss contingencies are accrued if it is probable that a loss has been incurred and the amount can be reasonably estimated, based on the Company’s best estimate of the ultimate outcome. If determined to meet the criteria for a reserve, the Company also evaluates whether there are external legal or other costs directly associated with the resolution of the matter and accrues such costs if estimable.

Adoption of New Pronouncements

Financial Instruments

A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02, “Receivables (Accounting Standards Codification™ (“ASC”) Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring” (“ASU 2011-02”), which clarifies the guidance on a creditor’s evaluation of whether it has granted a concession and whether the debtor is experiencing financial difficulties, as follows:

•	If a debtor does not have access to funds at a market rate for similar debt, the restructuring would be considered to be at a below-market rate;

•	An increase in the contractual interest rate does not preclude the restricting from being considered a concession, as the new rate could still be below the market interest rate;

•	A restructuring that results in a delay in payment that is insignificant is not a concession;

•

A creditor should evaluate whether it is probable that the debtor would be in payment default on any of its debt without the modification to determine if the debtor is experiencing financial difficulties; and

•	A creditor is precluded from using the effective interest rate test.

Also, ASU 2011-02 requires disclosure of certain information about troubled debt restructuring, which was previously deferred by ASU 2011-01.

The provisions of ASU 2011-02 were adopted by the Company on July 1, 2011, and applied retrospectively to January 1, 2011. The Company determined, however, that there was no effect on the Company’s financial

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

position, results of operations or cash flows upon adoption, as there were no troubled debt restructurings between January 1, 2011 and July 1, 2011. Additional disclosures are included in the Investments note to these Consolidated Financial Statements.

Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses

In July 2010, the FASB issued ASU 2010-20, “Receivables (ASC Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU 2010-20”), which requires certain existing disclosures to be disaggregated by class of financing receivable, including the rollforward of the allowance for credit losses, with the ending balance further disaggregated on the basis of impairment method. For each disaggregated ending balance, an entity also is required to disclose the related recorded investment in financing receivables, the nonaccrual status of financing receivables, and impaired financing receivables.

ASU 2010-20 also requires new disclosures by class of financing receivable, including credit quality indicators, aging of past due amounts, the nature and extent of troubled debt restructurings and related defaults, and significant purchases and sales of financing receivables disaggregated by portfolio segment.

In January 2011, the FASB issued ASU 2011-01, which temporarily delayed the effective date of the disclosures about troubled debt restructurings in ASU 2010-20.

The provisions of ASU 2010-20 were adopted by the Company on December 31, 2010, and are included in the Investments note to these Consolidated Financial Statements, as well as the “Reinsurance” section above, except for the disclosures about troubled debt restructurings included in ASU 2011-02, which was adopted by the Company on July 1, 2011 (see above). The disclosures that include information for activity that occurs during a reporting period were adopted by the Company on January 1, 2011 and are included in the Investment note to these Consolidated Financial Statements. As this pronouncement only pertains to additional disclosure, the adoption had no effect on the Company’s financial condition, results of operations, or cash flows.

Scope Exception Related to Embedded Credit Derivatives

In March 2010, the FASB issued ASU 2010-11, “Derivatives and Hedging (ASC Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”), which clarifies that the only type of embedded credit derivatives that are exempt from bifurcation requirements are those that relate to the subordination of one financial instrument to another.

The provisions of ASU 2010-11 were adopted by the Company on July 1, 2010. The Company determined, however, that there was no effect on the Company’s financial condition, results of operations, or cash flows upon adoption, as the guidance is consistent with that previously applied by the Company.

Improvements to Financial Reporting by Enterprises Involved in Variable Interest Entities

In December 2009, the FASB issued ASU 2009-17, “Consolidations (ASC Topic 810): Improvements to Financial Reporting by Enterprises Involved in Variable Interest Entities” (“ASU 2009-17”), which amends the consolidation guidance for VIEs, as follows:

•

Eliminates the quantitative-based assessment for consolidation of VIEs and, instead, requires a qualitative assessment of whether an entity has the power to direct the VIEs activities, and whether the entity has the obligation to absorb losses or the right to receive benefits that could be significant to the VIE;

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

•	Requires an ongoing reassessment of whether an entity is the primary beneficiary of a VIE; and

•

Requires enhanced disclosures, including (i) presentation on the balance sheet of assets and liabilities of consolidated VIEs that meet the separate presentation criteria and disclosure of assets and liabilities recognized on the balance sheet and (ii) the maximum exposure to loss for those VIEs in which a reporting entity is determined to not be the primary beneficiary but in which it has a variable interest.

In addition, in February 2010, the FASB issued ASU 2010-10, “Consolidations (ASC Topic 810): Amendments for Certain Investment Funds” (“ASU 2010-10”), which defers to ASU 2009-17 for a reporting entity’s interests in certain investment funds that have attributes of investment companies, for which the reporting entity does not have an obligation to fund losses, and that are not structured as securitization entities. The Company has determined that all of its managed funds, with the exception of certain CLOs, qualify for the deferral.

The provisions of ASU 2009-17 and ASU 2010-10 were adopted by the Company on January 1, 2010. As a result of adoption, the Company consolidated certain CLO investment entities managed by the Company on January 1, 2010, which increased total assets and total liabilities on the Consolidated Balance Sheets by $1.7 billion and $1.4 billion, respectively, although the assets cannot be used by the Company, nor is the Company obligated for the debt. The difference in the fair value of assets and liabilities on January 1, 2010 of $297.2 was recorded in Appropriated Retained Earnings, which reflects elimination of the fair value of interests held by the Company. See the Consolidated Investment Entities note for the impact of the consolidation to these Consolidated Financial Statements.

The Company applied the provisions of this guidance prospectively. As such, 2009 results and balances are not comparative to later periods. Additional disclosures relating to the Company’s involvement with VIEs are presented in the Consolidated Investment Entities note to these Consolidated Financial Statements.

Recognition and Presentation of Other-than-temporary Impairments

In April 2009, the FASB issued new guidance on recognition and presentation of OTTIs, included in ASC Topic 320, “Investments-Debt and Equity Securities”, which requires:

•

Noncredit related impairments to be recognized in Other comprehensive income (loss), if management asserts that it does not have the intent to sell the security and that it is not more likely than not that the entity will have to sell the security before recovery of the amortized cost basis;

•	Total OTTIs to be presented in the Consolidated Statements of Operations with an offset recognized in AOCI for the noncredit related impairments;

•	A cumulative effect adjustment as of the beginning of the period of adoption to reclassify the noncredit component of a previously recognized OTTI from Retained earnings (deficit) to AOCI; and

•	Additional interim disclosures for debt and equity securities regarding types of securities held, unrealized losses, and OTTIs.

These provisions, as included in ASC Topic 320, were adopted by the Company on April 1, 2009. As a result of implementation, the Company recognized a cumulative effect of change in accounting principle, resulting in an increase to Retained earnings of $897.9, net of DAC and income taxes, and decrease to Other comprehensive income of $512.9, net of DAC and income taxes, as of April 1, 2009. The net increase to total equity of $385.0 reflects the release of a tax valuation allowance upon adoption of this accounting policy standard. See the Investments note to these Consolidated Financial Statements for further information on the Company’s OTTIs, including additional required disclosures.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued new guidance on disclosures about derivative instruments and hedging activities, included in ASC Topic 815, “Derivatives and Hedging”, which requires enhanced disclosures about objectives and strategies for using derivatives, fair value amounts of, and gains and losses on, derivative instruments, and credit-risk-related contingent features in derivative agreements, including:

•	How and why derivative instruments are used;

•	How derivative instruments and related hedged items are accounted for; and

•	How derivative instruments and related hedged items affect an entity’s financial statements.

These provisions, as included in ASC Topic 815, were adopted by the Company on January 1, 2009, and are included in the “Derivative Financial Instruments” section above and the Fair Value Measurements note to these Consolidated Financial Statements. As the pronouncement only pertains to additional disclosure, the adoption had no effect on the Company’s financial condition, results of operations, or cash flows.

Accounting for Transfers of Financial Assets

In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (ASC Topic 860): Accounting for Transfers of Financial Assets” (“ASU 2009-16”), which eliminates the qualifying special purpose entity (“QSPE”) concept and requires a transferor of financial assets to:

•

Consider the transferor’s continuing involvement in assets, limiting the circumstances in which a financial asset should be derecognized when the transferor has not transferred the entire asset to an entity that is not consolidated;

•	Account for the transfer as a sale only if an entity transfers an entire financial asset and surrenders control, unless the transfer meets the conditions for a participating interest; and

•	Recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer of financial assets accounted for as a sale.

The provisions of ASU 2009-16 were adopted on January 1, 2010. The Company determined, however, that there was no effect on the Company’s financial condition, results of operations, or cash flows upon adoption, as the Company did not have any QSPEs previously, and the requirements for sale accounting treatment are consistent with those previously applied by the Company.

Business Combinations and Noncontrolling Interests

Disclosure of Supplementary Pro Forma Information for Business Combinations

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (ASC Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”), which clarifies that if an entity presents comparative financial statements, it should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. Also, ASU 2010-29 expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the pro forma revenue and earnings.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The provisions of ASU 2010-29 were adopted by the Company on January 1, 2011 for business combinations occurring on or after that date. The Company determined, however, that there was no effect on the Company’s financial condition, results of operations, cash flows, or disclosures for the year ended December 31, 2011, as there were no business combinations during the period.

Accounting and Reporting for Decreases in Ownership of a Subsidiary

In January 2010, the FASB issued ASU 2010-02, “Consolidations (ASC Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification” (“ASU 2010-02”), which clarifies that the scope of the decrease in ownership provisions applies to the following:

•	A subsidiary or group of assets that is a business or nonprofit activity;

•	A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and

•	An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).

ASU 2010-02 also notes that the decrease in ownership guidance does not apply to sales of in substance real estate and expands disclosure requirements.

The provisions of ASU 2010-02 were adopted, retrospectively, by the Company on January 1, 2010. The Company determined, however, that there was no effect on the Company’s financial condition, results of operations, or cash flows for the years ended December 31, 2011, 2010 or 2009, as there were no decreases in ownership of a subsidiary during those periods.

Goodwill and Intangibles

When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts

In December 2010, the FASB issued ASU 2010-28, “Intangibles-Goodwill and Other (ASC Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”), which modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the test if qualitative factors indicate that it is more likely than not that a goodwill impairment exists.

The provisions of ASU 2010-28 were adopted by the Company on January 1, 2011; however, they did not have an impact on its financial condition or results of operations, as the goodwill reporting unit did not have a zero or negative carrying amount at the October 1 testing date.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued new guidance on the determination of the useful life of intangible assets, included in ASC Topic 350, “Intangibles-Goodwill and Other”, which requires an entity to consider its own historical experience in renewing or extending similar contracts when developing assumptions about renewal or extension used to determine the useful life of a recognized intangible asset. In the absence of such experience, an entity shall consider the assumptions that market participants would use about renewal or extension.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

These provisions, as included in ASC Topic 350, were adopted prospectively by the Company on January 1, 2009. The Company determined, however, that there was no effect on the Company’s financial condition, results of operations, or cash flows for the years ended December 31, 2011, 2010 or 2009, as there were no acquisitions of intangible assets during those periods.

Fair Value

Improving Disclosures about Fair Value Measurements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosure (ASC Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”), which requires several new disclosures, as well as clarification to existing disclosures, as follows:

•	Significant transfers in and out of Level 1 and Level 2 fair value measurements and the reason for the transfers;

•	Purchases, sales, issuances, and settlement, in the Level 3 fair value measurements reconciliation on a gross basis;

•	Fair value measurement disclosures for each class of assets and liabilities (i.e., disaggregated); and

•	Valuation techniques and inputs for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3 fair value measurements.

The provisions of ASU 2010-06 were adopted by the Company on January 1, 2010, except for the disclosures related to the Level 3 reconciliation, which were adopted by the Company on January 1, 2011. The adoption had no effect on the Company’s financial condition, results of operations, or cash flows as the pronouncement only pertains to additional disclosure. The disclosures required by ASU 2010-06 are included in the Financial Instruments note to those Consolidated Financial Statements.

Measuring the Fair Value of Certain Alternative Investments

In September 2009, the FASB issued ASU 2009-12, “Fair Value Measurements and Disclosures (ASC Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” (“ASU 2009-12”), which allows the use of net asset value to estimate the fair value of certain alternative investments, such as interests in hedge funds, private equity funds, real estate funds, venture capital funds, offshore fund vehicles, and funds of funds. In addition, ASU 2009-12 requires disclosures about the attributes of such investments.

The provisions of ASU 2009-12 were adopted by the Company on December 31, 2009. The Company determined, however, that there was no effect on the Company’s financial condition, results of operations, or cash flows upon adoption, as its guidance is consistent with that previously applied by the Company. The disclosure provisions required by ASU 2009-12 are presented in the Investments note to these Consolidated Financial Statements.

Deferred Acquisition Costs

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (ASC Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts” (“ASU 2010-26”), which provides new guidance related to acquisition costs of new or renewal insurance contracts that qualify for deferral. Costs that should be capitalized include (1) incremental direct costs of successful contract acquisition and (2) certain costs related directly to successful acquisition activities (underwriting, policy issuance and processing, medical and inspection, and sales force contract selling) performed by the insurer for the contract.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Advertising costs should be included in deferred acquisition costs only if the capitalization criteria direct-response advertising guidance is met. All other acquisition-related costs should be charged to expense as incurred.

The Company early adopted the provisions of ASU 2010-26 on January 1, 2011, and applied the provisions retrospectively. If financial statements had been previously issued, the impact to the Company’s retained earnings, as a result of implementation, would have been a decrease of $1.2 billion, net of income taxes of $300.8 as of January 1, 2011.

Other Pronouncements

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which states that an entity has the option to present total comprehensive income and the components of net income and other comprehensive income either in a single, continuous statement of comprehensive income or in two separate, consecutive statements.

In December 2011, the FASB issued ASU 2011-12, which defers the ASU 2011-05 requirements to present, on the face of the financial statements, the effects of reclassification out of AOCI on the components of net income and Other comprehensive income.

The Company early adopted provisions of ASU 2011-05 and ASU 2010-12 as of December 31, 2011, and applied the provisions retrospectively. The Consolidated Statement of Comprehensive Income, with corresponding revisions to the Consolidated Statements of Changes in Shareholder’s Equity, is included in the Consolidated Financial Statements. In addition, the required disclosures are included in the AOCI note to these Consolidated Financial Statements.

Consolidation Analysis of Investments Held through Separate Accounts

In April 2010, the FASB issued ASU 2010-15, “Financial Services-Insurance (ASC Topic 944): How Investments Held through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments” (“ASU 2010-15”), which clarifies that an insurance entity generally should not consider any separate account interests in an investment held for the benefit of policy holders to be the insurer’s interests, and should not combine those separate account interests with its general account interest in the same investment when assessing the investment for consolidation.

The provisions of ASU 2010-15 were adopted by the Company on January 1, 2011; however, the Company determined that there was no effect on its financial condition, results of operations, or cash flows upon adoption, as the guidance is consistent with that previously applied by the Company.

Subsequent Events

In May 2009, the FASB issued new guidance on subsequent events, included in ASC Topic 855, “Subsequent Events”, which establishes:

•	The period after the balance sheet date during which an entity should evaluate events or transactions for potential recognition or disclosure in the financial statements;

•	The circumstances under which an entity should recognize such events or transactions in its financial statements; and

•	Disclosures regarding such events or transactions and the date through which an entity has evaluated subsequent events.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

These provisions, as included in ASC Topic 855, were adopted by the Company on June 30, 2009. In addition, in February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements”, which clarifies that a Securities and Exchange Commission (“SEC”) filer should evaluate subsequent events through the date the financial statements are issued and eliminates the requirement for an SEC filer to disclose that date, effective upon issuance. The Company determined that there was no effect on the Company’s financial condition, results of operations, or cash flows upon adoption, as the guidance is consistent with that previously applied by the Company.

Future Adoption of Accounting Pronouncements

Disclosures about Offsetting Assets and Liabilities

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (ASC Topic 210): Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”), which requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements.

The provisions of ASU 2011-11 are effective, retrospectively, for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual reporting periods. The Company is currently in the process of determining the disclosure impact of adoption of the provisions of ASU 2011-11.

Testing Goodwill for Impairment

In September 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other (ASC Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that it is not more likely than not that the reporting unit is impaired, then performing the two-step impairment test is unnecessary. If, however, an entity concludes otherwise, it is required to perform the two-step impairment test.

The provisions of ASU 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. As such, this standard will be applied to the Company’s process for impairment tests that occur after January 1, 2012.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (ASC Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), which includes the following amendments:

•	The concepts of highest and best use and valuation premise are relevant only when measuring the fair value of nonfinancial assets;

•	The requirements for measuring the fair value of equity instruments are consistent with those for measuring liabilities;

•	An entity is permitted to measure the fair value of financial instruments managed within a portfolio at the price that would be received to sell or transfer a net position for a particular risk; and

•	The application of premiums and discounts in a fair value measurement is related to the unit of account for the asset or liability.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

ASU 2011-04 also requires additional disclosures, including use of a nonfinancial asset in a way that differs from its highest and best use, categorization by level for items in which fair value is required to be disclosed, and further information regarding Level 3 fair value measurements.

The provisions of ASU 2011-04 are effective during interim or annual periods beginning after December 15, 2011, and should be applied prospectively. The Company is currently in the process of determining the impact of adoption of the provisions of ASU 2011-04.

Reconsideration of Effective Control for Repurchase Agreements

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (ASC Topic 860): Reconsideration of Effective Control for Repurchase Agreements” (“ASU 2011-03”), which removes from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, and (2) the collateral maintenance implementation guidance related to that criterion.

The provisions of ASU 2011-03 are effective for the first interim or annual period beginning on or after December 15, 2011, and should be applied prospectively. The Company is currently in the process of determining the impact of adoption of the provisions of ASU 2011-03.

2.	Divestments

In October 2008, ING announced that the Company had reached an agreement with Fubon Financial Holding Co. Ltd. (“Fubon”) to sell 100% of its ownership interest in ING Life Insurance Co. Ltd. (“ING Life Taiwan”) for approximately $600.0. As of December 31, 2008, ING Life Taiwan was classified as a disposal group held for sale, and assets and liabilities were recorded at lower of book or fair value, resulting in an after-tax loss of approximately $199.4. The sale of ING Life Taiwan closed in February 2009, and the Company received as consideration cash of $338.6, and the remainder in shares of Fubon. In March 2009, the Company transferred the beneficial ownership of the Fubon shares to ING Bank N.V. (“ING Bank”) for $240.0 and recognized an additional loss of $21.3.

In October 2009, the Company disposed of several blocks of primarily group reinsurance business under coinsurance agreements with various subsidiaries of Reinsurance Group of America Incorporated (collectively, “RGA”) (the “RGA Transaction”). Pursuant to the RGA Transaction, RGA paid a ceding commission of $129.8 and undertook to novate the underlying reinsurance agreements . The RGA transaction was effective as of January 1, 2010. The Company retained a reinsurance portfolio that was previously managed within the same business unit and has been in run-off since 2002.

In November 2009, the Company reached an agreement to sell three of its independent retail broker-dealers, Financial Network Investment Corporation, Multi-Financial Securities Corporation and PrimeVest Financial Services, Inc., and certain other affiliates, to Lightyear Capital LLC for approximately $145.0. The transaction closed on January 31, 2010 and resulted in a pre-tax loss of approximately $44.4.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

3.	Investments (excluding Consolidated Investment Entities)

Fixed Maturities and Equity Securities

Available-for-sale and FVO fixed maturities and equity securities were as follows as of December 31, 2011:

	Amortized Cost	Gross Unrealized Capital Gains	Gross Unrealized Capital Losses	Embedded Derivatives(3)	Fair Value	OTTI(2)
Fixed maturities:
U.S. Treasuries	$5,283.8	$688.7	$—	$—	$5,972.5	$—
U.S. government agencies and authorities	643.1	84.7	—	—	727.8	—
State, municipalities, and political subdivisions	375.1	21.2	2.4	—	393.9	—
U.S. corporate securities	30,486.5	3,095.6	109.0	—	33,473.1	—
Foreign securities(1):
Government	834.9	92.9	9.9	—	917.9	—
Other	13,207.0	1,078.0	135.5	—	14,149.5	0.1

Total foreign securities	14,041.9	1,170.9	145.4	—	15,067.4	0.1
Residential mortgage-backed securities:
Agency	5,754.8	865.4	11.9	182.2	6,790.5	1.7
Non-Agency	2,180.2	228.2	228.9	78.1	2,257.6	197.6

Total Residential mortgage-backed securities	7,935.0	1,093.6	240.8	260.3	9,048.1	199.3
Commercial mortgage-backed securities	5,387.1	247.5	149.2	—	5,485.4	6.3
Other asset-backed securities	2,727.0	62.1	270.7	(17.2)	2,501.2	20.4

Total fixed maturities, including securities pledged	66,879.5	6,464.3	917.5	243.1	72,669.4	226.1
Less: securities pledged	2,068.7	189.4	4.6	—	2,253.5	—

Total fixed maturities	64,810.8	6,274.9	912.9	243.1	70,415.9	226.1
Equity securities:
Common stock	222.1	14.7	5.6	—	231.2	—
Preferred stock	98.5	24.1	—	—	122.6	—

Total equity securities	320.6	38.8	5.6	—	353.8	—

Total fixed maturity and equity security investments	$65,131.4	$6,313.7	$918.5	$243.1	$70,769.7	$226.1

(1)	Primarily U.S. dollar denominated.
(2)	Represents OTTIs reported as a component of Other comprehensive income.
(3)

Embedded derivatives within fixed maturity securities are reported with the host investment. The changes in fair value of embedded derivatives are reported in Net realized capital gains (losses) in the Consolidated Statements of Operations unless the FVO has been elected for the carrying value of the fixed maturity investment.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Available-for-sale and FVO fixed maturities and equity securities were as follows as of December 31, 2010:

	Amortized Cost	Gross Unrealized Capital Gains	Gross Unrealized Capital Losses	Embedded Derivatives(3)	Fair Value	OTTI(2)
Fixed maturities:
U.S. Treasuries	$5,063.2	$55.1	$55.9	$—	$5,062.4	$—
U.S. government agencies and authorities	943.7	57.1	1.3	—	999.5	—
State, municipalities, and political subdivisions	489.9	11.4	38.3	—	463.0	—
U.S. corporate securities	27,218.9	1,686.0	182.4	—	28,722.5	0.7
Foreign securities(1):
Government	1,283.4	110.9	10.3	—	1,384.0	—
Other	12,442.6	747.9	128.8	—	13,061.7	0.3

Total foreign securities	13,726.0	858.8	139.1	—	14,445.7	0.3
Residential mortgage-backed securities:
Agency	5,303.2	925.7	24.8	163.0	6,367.1	1.7
Non-Agency	2,851.3	223.0	243.8	76.2	2,906.7	189.4

Total Residential mortgage-backed securities	8,154.5	1,148.7	268.6	239.2	9,273.8	191.1
Commercial mortgage-backed securities	6,094.0	287.9	161.5	—	6,220.4	22.1
Other asset-backed securities	4,080.7	75.5	409.2	(12.1)	3,734.9	177.3

Total fixed maturities, including securities pledged	65,770.9	4,180.5	1,256.3	227.1	68,922.2	391.5
Less: securities pledged	3,635.6	202.0	47.5	—	3,790.1	—

Total fixed maturities	62,135.3	3,978.5	1,208.8	227.1	65,132.1	391.5
Equity securities:
Common stock	357.1	48.6	0.2	—	405.5	—
Preferred stock	92.9	27.2	—	—	120.1	—

Total equity securities	450.0	75.8	0.2	—	525.6	—

Total fixed maturity and equity investments	$62,585.3	$4,054.3	$1,209.0	$227.1	$65,657.7	$391.5

(1)	Primarily U.S. dollar denominated.
(2)	Represents OTTIs reported as a component of Other comprehensive income.
(3)

Embedded derivatives within fixed maturity securities are reported with the host investment. The changes in fair value of embedded derivatives are reported in Net realized capital gains (losses) in the Consolidated Statements of Operations unless the FVO has been elected for the carrying value of the fixed maturity investment.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The amortized cost and fair value of fixed maturities, including securities pledged, as of December 31, 2011, are shown below by contractual maturity. Actual maturities may differ from contractual maturities as securities may be restructured, called, or prepaid. MBS and Other ABS are shown separately because they are not due at a single maturity date.

	2011
	Amortized Cost	Fair Value
Due to mature:
One year or less	$2,815.1	$2,885.5
After one year through five years	13,850.8	14,543.9
After five years through ten years	16,512.4	17,753.2
After ten years	17,652.1	20,452.1
Mortgage-backed securities	13,322.1	14,533.5
Other asset-backed securities	2,727.0	2,501.2

Fixed maturities, including securities pledged	$66,879.5	$72,669.4

The investment portfolio is monitored to maintain a diversified portfolio on an ongoing basis. Credit risk is mitigated by monitoring concentrations by issuer, sector and geographic stratification and limiting exposure to any one issuer.

The Company did not have any investments in a single issuer, other than obligations of the U.S. government and government agencies and the Dutch State loan obligation, with a carrying value in excess of 10% of the Company’s consolidated Shareholder’s equity at December 31, 2011 and 2010.

The following tables set forth the composition of the U.S. and foreign corporate securities within the fixed maturity portfolio by industry category at December 31, 2011 and 2010:

	Amortized Cost	Gross Unrealized Capital Gains	Gross Unrealized Capital Losses	Fair Value
2011
Communications	$3,561.5	$395.4	$12.5	$3,944.4
Financial	6,309.6	450.5	133.9	6,626.2
Industrial and other companies	24,071.1	2,252.6	67.2	26,256.5
Utilities	8,535.8	948.7	26.2	9,458.3
Transportation	1,215.5	126.4	4.7	1,337.2

Total	$43,693.5	$4,173.6	$244.5	$47,622.6

2010
Communications	$1,849.3	$158.2	$0.9	$2,006.6
Financial	7,678.8	622.6	107.2	8,194.2
Industrial and other companies	22,191.6	1,219.1	129.8	23,280.9
Utilities	7,119.6	380.0	71.6	7,428.0
Transportation	822.2	54.0	1.7	874.5

Total	$39,661.5	$2,433.9	$311.2	$41,784.2

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The Company invests in various categories of CMOs, including CMOs that are not agency-backed, that are subject to different degrees of risk from changes in interest rates and defaults. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates resulting in the prepayment of principal from the underlying mortgages, either earlier or later than originally anticipated. At December 31, 2011 and 2010, approximately 32.8% and 28.5%, respectively, of the Company’s CMO holdings, such as interest-only or principal-only strips, were invested in those types of CMOs which are subject to more prepayment and extension risk than traditional CMOs.

Certain CMOs, primarily interest-only and principal-only strips, are accounted for as hybrid instruments and valued using the FVO with changes in the fair value recorded in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

Fixed Maturity Securities Credit Quality – Ratings

The Securities Valuation Office (“SVO”) of the National Association of Insurance Commissioners (“NAIC”) evaluates the fixed maturity security investments of insurers for regulatory reporting and capital assessment purposes and assigns securities to one of six credit quality categories called “NAIC designations.” An internally developed rating is used as permitted by the NAIC if no rating is available. These designations are generally similar to the credit quality designations of the NAIC acceptable rating organizations (“ARO”) for marketable fixed maturity securities, called “ARO ratings,” except for certain structured securities as described below. NAIC designations of “1,” highest quality, and “2,” high quality, include fixed maturity securities generally considered investment grade (“IG”) by such rating organizations. NAIC designations 3 through 6 include fixed maturity securities generally considered below investment grade (“BIG”) by such rating organizations.

The NAIC adopted revised designation methodologies for non – agency RMBS, including RMBS backed by subprime mortgage loans reported within ABS, that became effective December 31, 2009 and for CMBS that became effective December 31, 2010. The NAIC’s objective with the revised designation methodologies for these structured securities was to increase the accuracy in assessing expected losses, and to use the improved assessment to determine a more appropriate capital requirement for such structured securities. The revised methodologies reduce regulatory reliance on rating agencies and allow for greater regulatory input into the assumptions used to estimate expected losses from such structured securities.

As a result of time lags between the funding of investments, the finalization of legal documents and the completion of the SVO filing process, the fixed maturity portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date, such as private placements. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

Information about the Company’s fixed maturity securities holdings, including securities pledged, by NAIC designations is set forth in the following tables. Corresponding rating agency designation does not directly translate into NAIC designation, but represents the Company’s best estimate of comparable ratings from rating agencies, including Moody’s Investors Service (“Moody’s”), Standard & Poor’s (“S&P”), and Fitch Ratings Ltd. (“Fitch”). If no rating is available from a rating agency, then an internally developed rating is used.

It is the Company’s objective that the portfolio of fixed maturities be of high quality and be well diversified by market sector. The fixed maturities in the Company’s portfolio are generally rated by external rating agencies

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

and, if not externally rated, are rated by the Company on a basis believed to be similar to that used by the rating agencies. Ratings are derived from three ARO ratings and are applied as follows based on the number of agency ratings received:

•	when three ratings are received then the middle rating is applied;

•	when two ratings are received then the lower rating is applied;

•	when a single rating is received, the ARO rating is applied;

•	and, when ratings are unavailable then an internal rating is applied.

Unrealized Capital Losses

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged, for IG and BIG securities by duration based on NAIC designations, were as follows at December 31, 2011 and 2010:

	2011				2010
	IG	% of IG and BIG	BIG	% of IG and BIG	IG	% of IG and BIG	BIG	% of IG and BIG
Six months or less below amortized cost	$112.5	12.3%	$26.2	2.9%	$287.5	22.9%	$44.7	3.6%
More than six months and twelve months or less below amortized cost	125.4	13.7%	38.7	4.2%	4.6	0.4%	1.9	0.1%
More than twelve months below amortized cost	395.0	43.0%	219.7	23.9%	521.4	41.5%	396.2	31.5%

Total unrealized capital losses	$632.9	69.0%	$284.6	31.0%	$813.5	64.8%	$442.8	35.2%

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged for securities rated BBB and above (Investment Grade (“IG”)) and securities rated BB and below (Below Investment Grade (“BIG”)) by duration, based on ARO ratings, were as follows at December 31, 2011 and 2010:

	2011				2010
	IG	% of IG and BIG	BIG	% of IG and BIG	IG	% of IG and BIG	BIG	% of IG and BIG
Six months or less below amortized cost	$108.4	11.8%	$30.3	3.3%	$286.0	22.8%	$46.2	3.7%
More than six months and twelve months or less below amortized cost	66.4	7.2%	97.7	10.6%	4.3	0.3%	2.2	0.2%
More than twelve months below amortized cost	188.2	20.6%	426.5	46.5%	305.0	24.3%	612.6	48.7%

Total unrealized capital losses	$363.0	39.6%	$554.5	60.4%	$595.3	47.4%	$661.0	52.6%

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Unrealized capital losses (including noncredit impairments), along with the fair value of fixed maturity securities, including securities pledged, by market sector and duration were as follows as of December 31, 2011 and 2010:

	Six Months or Less Below Amortized Cost		More Than Six Months and Twelve Months or Less Below Amortized Cost		More Than Twelve Months Below Amortized Cost		Total
	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses
2011
U.S. Treasuries	$—	$—	$—	$—	$—	$—	$—	$—
U.S. government agencies and authorities	—	—	—	—	—	—	—	—
U.S. corporate, state, and municipalities	1,812.9	55.7	173.2	10.4	393.4	45.3	2,379.5	111.4
Foreign	1,177.6	66.2	80.2	7.3	655.8	71.9	1,913.6	145.4
Residential mortgage-backed	426.6	5.1	388.3	16.1	865.1	219.6	1,680.0	240.8
Commercial mortgage-backed	338.3	6.4	1,131.6	87.6	241.4	55.2	1,711.3	149.2
Other asset-backed	306.9	5.3	165.8	42.7	668.5	222.7	1,141.2	270.7

Total	$4,062.3	$138.7	$1,939.1	$164.1	$2,824.2	$614.7	$8,825.6	$917.5

	Six Months or Less Below Amortized Cost		More Than Six Months and Twelve Months or Less Below Amortized Cost		More Than Twelve Months Below Amortized Cost		Total
	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses
2010
U.S. Treasuries	$1,702.4	$55.9	$—	$—	$—	$—	$1,702.4	$55.9
U.S. government agencies and authorities	38.0	1.3	—	—	—	—	38.0	1.3
U.S. corporate, state, and municipalities	4,665.2	152.3	68.1	2.8	750.4	65.6	5,483.7	220.7
Foreign	2,440.8	94.8	63.1	1.7	431.5	42.6	2,935.4	139.1
Residential mortgage-backed	1,244.5	22.6	20.4	1.9	1,082.9	244.1	2,347.8	268.6
Commercial mortgage-backed	122.4	1.4	—	—	1,584.9	160.1	1,707.3	161.5
Other asset-backed	307.5	3.9	16.9	0.1	1,408.1	405.2	1,732.5	409.2

Total	$10,520.8	$332.2	$168.5	$6.5	$5,257.8	$917.6	$15,947.1	$1,256.3

Of the unrealized capital losses aged more than twelve months, the average market value of the related fixed maturities was 82.1% and 85.3% of the average book value as of December 31, 2011 and 2010, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged to creditors, for instances in which fair value declined below amortized cost by greater than or less than 20% for consecutive months as indicated in the tables below, were as follows as of December 31, 2011 and 2010:

	Amortized Cost		Unrealized Capital Losses		Number of Securities
	< 20%	> 20%	< 20%	> 20%	< 20%	> 20%
2011
Six months or less below amortized cost	$4,560.5	$616.9	$184.5	$166.1	474	105
More than six months and twelve months or less below amortized cost	1,805.8	197.9	103.8	61.0	114	46
More than twelve months below amortized cost	1,935.4	626.6	159.1	243.0	269	145

Total	$8,301.7	$1,441.4	$447.4	$470.1	857	296

2010
Six months or less below amortized cost	$12,486.3	$207.4	$469.2	$61.9	818	32
More than six months and twelve months or less below amortized cost	1,094.7	54.4	71.6	14.5	136	10
More than twelve months below amortized cost	1,834.0	1,526.6	106.6	532.5	221	261

Total	$15,415.0	$1,788.4	$647.4	$608.9	1,175	303

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged, by market sector for instances in which fair value declined below amortized cost by greater than or less than 20% for consecutive months as indicated in the tables below, were as follows as of December 31, 2011 and 2010:

	Amortized Cost		Unrealized Capital Losses		Number of Securities
	< 20%	> 20%	< 20%	> 20%	< 20%	> 20%
2011
U.S. Treasuries	$—	$—	$—	$—	—	—
U.S. government agencies and authorities	—	—	—	—	—	—
U.S. corporate, state and municipalities	2,402.2	88.7	85.5	25.9	185	7
Foreign	1,912.4	146.6	96.8	48.6	153	16
Residential mortgage-backed	1,475.5	445.3	87.2	153.6	323	178
Commercial mortgage-backed	1,723.5	137.0	114.2	35.0	48	7
Other asset-backed	788.1	623.8	63.7	207.0	148	88

Total	$8,301.7	$1,441.4	$447.4	$470.1	857	296

2010
U.S. Treasuries	$1,758.3	$—	$55.9	$—	24	—
U.S. government agencies and authorities	39.3	—	1.3	—	2	—
U.S. corporate, state and municipalities	5,526.8	177.6	167.4	53.3	334	11
Foreign	3,027.8	46.7	126.9	12.2	168	8
Residential mortgage-backed	2,053.4	563.0	98.1	170.5	367	160
Commercial mortgage-backed	1,710.6	158.2	100.7	60.8	56	17
Other asset-backed	1,298.8	842.9	97.1	312.1	224	107

Total	$15,415.0	$1,788.4	$647.4	$608.9	1,175	303

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

All investments with fair values less than amortized cost are included in the Company’s OTTI analysis, and impairments were recognized as disclosed in the “Other-than-temporary Impairments” section. After detailed impairment analysis was completed, management determined that the remaining investments in an unrealized loss position were not other-than-temporarily impaired, and therefore no further OTTI was necessary.

Subprime and Alt-A Mortgage Exposure

The Company does not originate or purchase subprime or Alt-A whole-loan mortgages. The Company has exposure to RMBS, CMBS and ABS. Subprime lending is the origination of loans to customers with weaker credit profiles. The Company defines Alt-A Loans to include the following: residential mortgage loans to customers who have strong credit profiles but lack some element(s), such as documentation to substantiate income; residential mortgage loans to borrowers that would otherwise be classified as prime but whose loan structure provides repayment options to the borrower that increase the risk of default; and any securities backed by residential mortgage collateral not clearly identifiable as prime or subprime.

The Company’s exposure to subprime mortgage-backed securities is primarily in the form of ABS structures collateralized by subprime residential mortgages, and the majority of these holdings are included in Other ABS in the “Fixed Maturities and Equity Securities” section above. As of December 31, 2011, the fair value and gross unrealized losses related to the Company’s exposure to subprime mortgage-backed securities was $974.2, representing 1.3% of total fixed maturities, including securities pledged, and $272.1, respectively. As of December 31, 2010, the fair value and gross unrealized losses related to the Company’s exposure to subprime mortgage-backed securities was $2.1 billion, representing 3.0% of total fixed maturities, including securities pledged, and $384.8, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to subprime mortgage-backed securities by credit quality using NAIC designations, ARO ratings and vintage year as of December 31, 2011 and 2010:

	% of Total Subprime Mortgage-backed Securities
	NAIC Designation		ARO Ratings		Vintage
2011
	1	78.1%	AAA	2.9%	2007	26.9%

	2	4.7%	AA	1.2%	2006	41.2%

	3	13.4%	A	4.5%	2005 and prior	31.9%

	4	2.7%	BBB	8.8%		100.0%

	5	0.5%	BB and below	82.6%

	6	0.6%		100.0%

		100.0%

2010
	1	79.4%	AAA	7.1%	2007	33.9%

	2	4.0%	AA	7.0%	2006	40.0%

	3	6.2%	A	3.8%	2005 and prior	26.1%

	4	7.8%	BBB	5.1%		100.0%

	5	1.3%	BB and below	77.0%

	6	1.3%		100.0%

		100.0%

The Company’s exposure to Alt-A mortgages is included in Residential mortgaged-backed in the “Fixed Maturities and Equity Securities” section above. As of December 31, 2011, the fair value and gross unrealized losses aggregated to $410.8, representing 0.6% of total fixed maturities, including securities pledged, and $117.6, respectively. As of December 31, 2010, the fair value and gross unrealized losses aggregated to $504.3, representing 0.7% of total fixed maturities, including securities pledged, and $118.5, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to Alt-A residential mortgage-backed securities by credit quality using NAIC designations, ARO ratings and vintage year as of December 31, 2011 and 2010:

	% of Total Alt-A Mortgage-backed Securities
	NAIC Designation		ARO Ratings		Vintage
2011
	1	38.7%	AAA	1.0%	2007	18.8%

	2	11.0%	AA	2.3%	2006	25.3%

	3	16.4%	A	7.5%	2005 and prior	55.9%

	4	24.0%	BBB	3.9%		100.0%

	5	9.0%	BB and below	85.3%

	6	0.9%		100.0%

		100.0%

2010
	1	43.3%	AAA	8.9%	2007	19.0%

	2	10.8%	AA	4.4%	2006	26.4%

	3	13.6%	A	2.2%	2005 and prior	54.6%

	4	25.3%	BBB	2.4%		100.0%

	5	6.6%	BB and below	82.1%

	6	0.4%		100.0%

		100.0%

Transfer of Alt-A RMBS Participation Interest and Related Loans to Dutch State

On January 26, 2009, ING announced it reached an agreement, for itself and on behalf of certain ING affiliates including the Company, with the Dutch State on an Illiquid Assets Back-Up Facility covering 80% of ING’s Alt-A RMBS. Refer to the Related Party Transaction note to these Consolidated Financial Statements for additional information regarding this transaction.

Commercial Mortgage-backed and Other Asset-backed Securities

As of December 31, 2011 and 2010, the fair value of the Company’s CMBS totaled $5.5 billion and $6.2 billion, respectively, and Other ABS, excluding subprime exposure, totaled $1.5 billion and $1.7 billion, respectively. As of December 31, 2011 and 2010, the gross unrealized losses related to CMBS totaled $149.2 and $161.5, respectively, and gross unrealized losses related to Other ABS, excluding subprime exposure, totaled $1.3 and $29.5, respectively. CMBS investments represent pools of commercial mortgages that are broadly diversified across property types and geographical areas.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to CMBS holdings by credit quality using NAIC designations, ARO ratings and vintage year as of December 31, 2011 and 2010:

	% of Total CMBS
	NAIC Designation		ARO Ratings		Vintage
2011
	1	92.7%	AAA	47.3%	2008	0.3%

	2	2.6%	AA	10.1%	2007	33.4%

	3	3.6%	A	16.5%	2006	26.5%

	4	0.7%	BBB	13.5%	2005 and prior	39.8%

	5	— %	BB and below	12.6%		100.0%

	6	0.4%		100.0%

		100.0%

2010
	1	81.2%	AAA	48.1%	2008	0.2%

	2	8.3%	AA	12.4%	2007	31.6%

	3	7.4%	A	16.1%	2006	25.8%

	4	1.6%	BBB	13.6%	2005 and prior	42.4%

	5	0.8%	BB and below	9.8%		100.0%

	6	0.7%		100.0%

		100.0%

As of December 31, 2011, Other ABS was also broadly diversified both by type and issuer with credit card receivables, non-consolidated CLOs, and automobile receivables, comprising 43.1%, 4.6%, and 27.9%, respectively, of total Other ABS, excluding subprime exposure.

As of December 31, 2010, Other ABS was also broadly diversified both by type and issuer with credit card receivables, non-consolidated CLOs, and automobile receivables, comprising 47.0%, 13.2%, and 18.3%, respectively, of total Other ABS, excluding subprime exposure.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to Other ABS holdings, excluding subprime exposure, by credit quality using NAIC designations, ARO ratings and vintage year as of December 31, 2011 and 2010:

	% of Total Other ABS
	NAIC Designation		ARO Ratings		Vintage
2011
	1	96.1%	AAA	86.6%	2011	18.0%

	2	2.3%	AA	3.1%	2010	9.6%

	3	— %	A	4.9%	2009	6.4%

	4	0.2%	BBB	3.8%	2008	7.0%

	5	1.4%	BB and below	1.6%	2007	24.8%

	6	— %		100.0%	2006	9.5%

		100.0%			2005 and prior	24.7%

						100.0%

2010
	1	85.5%	AAA	73.0%	2010	10.9%

	2	11.0%	AA	8.9%	2009	8.4%

	3	1.5%	A	4.0%	2008	7.4%

	4	0.3%	BBB	10.5%	2007	28.0%

	5	0.8%	BB and below	3.6%	2006	13.0%

	6	0.9%		100.0%	2005 and prior	32.3%

		100.0%				100.0%

Mortgage Loans on Real Estate

The Company’s mortgage loans on real estate are all commercial mortgage loans, which are reported at amortized cost, less impairment write-downs and allowance for losses. The Company has high quality, well performing, portfolios of commercial mortgage loans and private placements. Under certain circumstances, modifications to these contracts are granted. Each modification is evaluated as to whether a troubled debt restructuring has occurred. A modification is a troubled debt restructuring when the borrower is in financial difficulty and the creditor makes concessions. Generally, the types of concessions may include: reduction of the face amount or maturity amount of the debt as originally stated, reduction of the contractual interest rate, extension of the maturity date at an interest rate lower than current market interest rate and/or reduction of accrued interest. The Company considers the amount, timing and extent of the concession granted in determining any impairment or changes in the specific valuation allowance recorded in connection with the troubled debt restructuring. A valuation allowance may have been recorded prior to the quarter when the loan is modified in a troubled debt restructuring. Accordingly, the carrying value (net of the specific valuation allowance) before and after modification through a troubled debt restructuring may not change significantly, or may increase if the expected recovery is higher than the pre-modification recovery assessment. For the year ended December 31, 2011, the Company had two commercial mortgage loans and one private placement troubled debt restructuring with pre-modification and post-modification carrying values of $55.1 and $52.2, respectively.

During the twelve months ended December 31, 2011, the Company had one loan modified in a troubled debt restructuring with a subsequent payment default.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes the Company’s investment in mortgage loans as of December 31, 2011 and 2010:

	2011	2010
Commercial mortgage loans	$8,695.5	$8,188.7
Collective valuation allowance	(4.4)	(7.0)

Total commercial mortgage loans	$8,691.1	$8,181.7

Impairments taken on the mortgage loan portfolio were $9.3, $13.5 and $46.0 for the years ended December 31, 2011, 2010 and 2009, respectively. The following table summarizes the activity in the allowance for losses for all commercial mortgage loans for years December 31, 2011 and 2010:

	2011	2010
Collective valuation allowance for losses, beginning of period	$7.0	$9.9
Addition to/(release of) allowance for losses	(2.6)	(2.9)

Collective valuation allowance for losses, end of period	$4.4	$7.0

The carrying values and unpaid principal balances of impaired mortgage loans were as follows for the years ended December 31, 2011 and 2010:

	2011	2010
Impaired loans with allowances for losses	$—	$—
Impaired loans without allowances for losses	48.7	38.6

Subtotal	48.7	38.6
Less: Allowances for losses on impaired loans	—	—

Impaired loans, net	$48.7	$38.6

Unpaid principal balance of impaired loans	$63.8	$48.3

The following tables present information on impaired loans, troubled debt, restructured loans, loans 90 days or more past due, and loans in foreclosure for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Impaired loans, average investment during the period	$43.7	$72.5	$62.7
Interest income recognized on impaired loans, on an accrual basis	1.8	3.7	4.1
Interest income recognized on impaired loans, on a cash basis	1.8	4.2	3.3

	2011	2010	2009
Troubled debt restructured loans(1)	$15.7	$—	$—
Interest income recognized on restructured loans, on an accrual basis	0.3	—	—
Loans 90 days or more past due, interest no longer accruing, at amortized cost(1)	16.6	2.7	—
Loans in foreclosure, at amortized cost(1)	—	—	36.9
Unpaid principal balance of loans 90 days or more past due, interest no longer accruing	21.6	4.9	—

(1)

Amounts included in Troubled debt restructuring loans, Loans 90 days or more past due, and Loans in foreclosure, which were also impaired, are included in Impaired loans, on average investment during the period.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios are measures commonly used to assess the risk and quality of mortgage loans. The LTV ratio, calculated at time of origination, is expressed as a percentage of the amount of the loan relative to the value of the underlying property. A LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the underlying collateral. The DSC ratio, based upon the most recently received financial statements, is expressed as a percentage of the amount of a property’s net income to its debt service payments. A DSC ratio of less than 1.0 indicates that property’s operations do not generate sufficient income to cover debt payments. These ratios are utilized as part of the review process described above.

The following tables present the LTV ratios as of December 31, 2011 and 2010:

	2011(1)	2010(1)
Loan to Value Ratio:
0% – 50%	$2,535.2	$2,834.9
50% – 60%	2,479.4	2,181.2
60% – 70%	2,991.9	2,470.9
70% – 80%	621.2	649.3
80% and above	67.8	52.4

Total Commercial Mortgage Loans	$8,695.5	$8,188.7

(1)	Balances do not include allowance for mortgage loan credit losses.

The following tables present the DSC ratios as of December 31, 2011 and 2010:

	2011(1)	2010(1)
Debt Service Coverage Ratio:
Greater than 1.5x	$5,710.3	$5,577.6
1.25x – 1.5x	1,547.2	1,147.6
1.0x – 1.25x	1,082.2	770.3
Less than 1.0x	339.1	449.0
Mortgage loans secured by land or construction deals	16.7	244.2

Total Commercial Mortgage Loans	$8,695.5	$8,188.7

(1)	Balances do not include allowance for mortgage loan credit losses.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Properties collateralizing mortgage loans are geographically dispersed throughout the United States, as well as diversified by property type, as reflected in the following tables as of December 31, 2011 and 2010:

	2011(1)		2010(1)
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
Commercial Mortgage Loans by U.S. Region:
Pacific	$2,140.2	24.6%	$2,113.7	25.8%
South Atlantic	1,555.4	17.9%	1,437.2	17.6%
Middle Atlantic	1,124.0	12.9%	1,215.1	14.8%
East North Central	1,010.4	11.6%	751.9	9.2%
West South Central	1,100.3	12.7%	999.2	12.2%
Mountain	776.9	8.9%	765.3	9.3%
West North Central	415.4	4.8%	368.1	4.5%
New England	320.0	3.7%	319.3	3.9%
East South Central	252.9	2.9%	218.9	2.7%

Total Commercial Mortgage Loans	$8,695.5	100.0%	$8,188.7	100.0%

(1)	Balances do not include allowance for mortgage loan credit losses.

	2011(1)		2010(1)
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
Commercial Mortgage Loans by Property Type:
Industrial	$3,457.0	39.8%	$3,022.1	37.0%
Retail	2,104.2	24.2%	1,838.2	22.4%
Office	1,384.5	15.9%	1,368.6	16.7%
Apartments	972.8	11.2%	1,058.0	12.9%
Hotel/Motel	468.4	5.4%	551.6	6.7%
Other	280.0	3.2%	323.8	4.0%
Mixed Use	28.6	0.3%	26.4	0.3%

Total Commercial Mortgage Loans	$8,695.5	100.0%	$8,188.7	100.0%

(1)	Balances do not include allowance for mortgage loan credit losses.

The following table sets forth the breakdown of mortgages by year of origination as of December 31, 2011 and 2010:

	2011(1)	2010(1)
Year of Origination:
2011	$1,998.0	$—
2010	598.5	507.8
2009	226.3	248.0
2008	1,026.8	1,126.5
2007	1,141.6	1,315.3
2006	964.9	1,247.9
2005 and prior	2,739.4	3,743.2

Total Commercial Mortgage Loans	$8,695.5	$8,188.7

(1)	Balances do not include allowance for mortgage loan credit losses.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Evaluating Securities for Other-than-temporary Impairment

The Company performs a regular evaluation, on a security-by-security basis, of its available-for-sale securities holdings, including fixed maturity securities, and equity securities in accordance with its impairment policy in order to evaluate whether such investments are other-than-temporarily impaired.

The following table identifies the Company’s credit-related and intent-related impairments included in the Consolidated Statements of Operations, excluding impairments included in Other comprehensive income (loss) by type for the years ended December 31, 2011, 2010 and 2009:

	2011		2010		2009
	Impairment	No. of Securities	Impairment	No. of Securities	Impairment	No. of Securities
U.S. Treasuries	$—	—	$1.8	1	$542.5	21
U.S. corporate	55.2	41	30.7	32	177.2	81
Foreign(1)	71.3	61	121.5	31	137.1	51
Residential mortgage-backed	37.7	134	73.4	128	166.8	200
Commercial mortgage-backed	133.7	26	59.5	15	258.4	26
Other asset-backed	195.5	122	589.9	107	255.7	70
Equity	—	—	0.5	4	34.9	9
Mortgage loans on real estate	9.3	7	13.5	11	46.0	13

Total	$502.7	391	$890.8	329	$1,618.6	471

(1)	Primarily U.S. dollar denominated.

The above table includes $72.5, $339.7, and $404.5, for the years ended December 31, 2011, 2010 and 2009, respectively, in Other-than-temporary write-downs related to credit impairments, which are recognized in the Consolidated Statements of Operations. The remaining $430.2, $551.1, and $1.2 billion, in write-downs for the years ended December 31, 2011, 2010 and 2009, respectively, are related to intent impairments.

The following table summarizes these intent impairments, which are also recognized in earnings, by type for the years ended December 31, 2011, 2010 and 2009:

	2011		2010		2009
	Impairment	No. of Securities	Impairment	No. of Securities	Impairment	No. of Securities
U.S. Treasuries	$—	—	$1.8	1	$542.5	21
U.S. corporate	55.2	40	28.2	31	138.3	61
Foreign(1)	59.0	56	75.0	26	124.6	46
Residential mortgage-backed	7.9	27	20.6	23	40.6	82
Commercial mortgage-backed	124.3	26	31.7	9	257.3	25
Other asset-backed	183.8	118	393.8	64	110.8	17

Total	$430.2	267	$551.1	154	$1,214.1	252

(1)	Primarily U.S. dollar denominated.

The Company may sell securities during the period in which fair value has declined below amortized cost for fixed maturities or cost for equity securities. In certain situations new factors, including changes in the business environment, can change the Company’s previous intent to continue holding a security. Accordingly, these factors may lead the Company to record additional intent related capital losses.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The fair value of fixed maturities with OTTI at December 31, 2011 and 2010 was $9.3 billion and $8.5 billion, respectively.

The following table identifies the amount of credit impairments on fixed maturities for which a portion of the OTTI loss was recognized in Other comprehensive income (loss), and the corresponding changes in such amounts:

	2011	2010	2009
Balance at January 1	$304.6	$287.8	$—
Implementation of OTTI guidance included in ASC Topic 320(1)	—	—	195.5
Additional credit impairments:
On securities not previously impaired	10.3	115.4	70.2
On securities previously impaired	17.0	22.3	30.5
Reductions:
Securities intent impaired	(38.2)	(72.5)	—
Securities sold, matured, prepaid or paid down	(159.8)	(48.4)	(8.4)

Balance at December 31	$133.9	$304.6	$287.8

(1)	Represents credit losses remaining in Retained earnings related to the adoption of new guidance on OTTI, included in ASC Topic 320 on April 1, 2009.

Net Investment Income

Sources of Net investment income were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Fixed maturities	$4,402.1	$4,374.3	$4,787.4
Equity securities, available-for-sale	27.3	30.1	58.7
Mortgage loans on real estate	500.0	496.7	578.3
Policy loans	125.6	135.5	143.8
Short-term investments and cash equivalents	6.7	(3.5)	30.6
Other	(80.8)	(25.4)	1.6

Gross investment income	4,980.9	5,007.7	5,600.4
Less: investment expenses	(12.1)	(20.7)	(31.8)

Net investment income	$4,968.8	$4,987.0	$5,568.6

At December 31, 2011 and 2010, the Company had $0.2 and $3.9, respectively, of investments in fixed maturities which produced no net investment income. Fixed maturities are moved to a non-accrual status immediately when the investment defaults.

Net Realized Capital Gains (Losses)

Net realized capital gains (losses) are comprised of the difference between the amortized cost of investments and proceeds from sale and redemption, as well as losses incurred due to the credit-related and intent-related other-than-temporary impairment of investments. Realized investment gains and losses are also generated from changes in fair value of embedded derivatives within product guarantees and fixed maturities, changes in fair

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

value of fixed maturities recorded at FVO and fair value changes including accruals on derivative instruments, except for effective cash flow hedges. The cost of the investments on disposal is generally determined based on FIFO methodology.

Net realized capital gains (losses) were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Fixed maturities, available-for-sale, including securities pledged	$56.4	$(340.4)	$(416.0)
Fixed maturities, at fair value option	(92.0)	(63.6)	219.7
Equity securities, available-for-sale	18.6	9.6	29.5
Derivatives	418.6	(1,243.5)	(3,058.3)
Embedded derivative – fixed maturities	16.1	48.3	(278.9)
Embedded derivative – product guarantees	(1,945.1)	(72.7)	1,376.2
Other investments	(4.0)	(15.7)	(50.9)

Net realized capital losses	$(1,531.4)	$(1,678.0)	$(2,178.7)

After-tax net realized capital losses	$(1,017.4)	$(1,184.7)	$(1,416.2)

Proceeds from the sale of fixed maturities and equity securities, available-for-sale, and the related gross realized gains and losses, before tax, were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Proceeds on sales	$12,850.7	$15,637.1	$17,411.5	(1)
Gross gains	648.5	644.2	800.9
Gross losses	(181.9)	(101.3)	(357.7)

(1)	Includes proceeds from sale of Alt-A securities to the Dutch State in the first quarter of 2009.

4.	Derivative Financial Instruments

See Business, Basis of Presentation and Significant Accounting Policies note to these Consolidated Financial Statements, for information regarding the Company’s purpose for entering into derivatives and the policies on valuation and classification of derivatives. See Collateral in the Commitments and Contingencies note to these Consolidated Financial Statements for information regarding the amount of cash and securities received and delivered for derivative positions. The Company enters into the following derivatives:

Interest rate caps: Interest rate caps are used to manage the interest rate risk in the Company’s fixed maturity portfolio. Interest rate caps are purchased contracts that are used by the Company to hedge annuity products against rising interest rates.

Interest rate swaps: Interest rate swaps are used to manage the interest rate risk in the Company’s fixed maturity portfolio, as well as the Company’s liabilities. Interest rate swaps represent contracts that require the exchange of cash flows at regular interim periods, typically monthly or quarterly.

Foreign exchange swaps: Foreign exchange swaps are used to reduce the risk of a change in the value, yield, or cash flow with respect to invested assets. Foreign exchange swaps represent contracts that require the exchange of foreign currency cash flows for U.S. dollar cash flows at regular interim periods, typically quarterly or semi-annually.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Credit default swaps: Credit default swaps are used to reduce the credit loss exposure with respect to certain assets that the Company owns, or to assume credit exposure on certain assets that the Company does not own. Payments are made to or received from the counterparty at specified intervals and amounts for the purchase or sale of credit protection. In the event of a default on the underlying credit exposure, the Company will either receive an additional payment (purchased credit protection) or will be required to make an additional payment (sold credit protection) equal to par minus recovery value of the swap contract.

Total return swaps: Total return swaps are used to hedge against a decrease in variable annuity account values, which are invested in certain funds. The difference between floating-rate interest amounts calculated by reference to an agreed upon notional principal amount is exchanged with other parties at specified intervals.

Forwards: Certain forwards are acquired to hedge certain CMO assets held by the Company against movements in interest rates, particularly mortgage rates. On the settlement date, the Company will either receive a payment (interest rate drops on purchased forwards or interest rate rises on sold forwards) or will be required to make a payment (interest rate rises on purchased forwards or interest rate drops on sold forwards). The Company also uses currency forward contracts to hedge policyholder liabilities in variable annuity contracts which are linked to foreign indexes. The currency fluctuations may result in a decrease in variable annuity account values, which would increase the possibility of the Company incurring an expense for guaranteed benefits in excess of account values.

Futures: Futures contracts are used to hedge against a decrease in certain equity indices. Such decreases may result in a decrease in variable annuity account values, which would increase the possibility of the Company incurring an expense for guaranteed benefits in excess of account values. Futures contracts are also used to hedge against an increase in certain equity indices. Such increases may result in increased payments to contract holders of FIA contracts, and the futures income would serve to offset this increased expense.

Interest rate swaptions: Interest swaptions are used to hedge against an increase in the interest rate benchmarked crediting strategies within FIA contracts. Such increase may result in increased payments to contract holders of FIA contracts, and the interest rate swaptions offset this increased expense.

Options: Call options are used to hedge against an increase in the various equity indices. Such increase may result in increased payments to contract holders of FIA contracts, and the options offset this increased expense.

Managed Custody Guarantees: The Company issued certain credited rate guarantees on externally managed variable bond funds that represent stand alone derivatives. The market value is partially determined by, among other things, levels of or changes in interest rates, prepayment rates, and credit ratings/spreads.

Embedded derivatives: The Company also has investments in certain fixed maturity instruments, and has issued certain annuity products, that contain embedded derivatives whose market value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short-term or long-term), exchange rates, prepayment rates, equity rates, or credit ratings/spreads. In addition, the Company has entered into a coinsurance with a funds withheld arrangement which contains an embedded derivative whose fair value is based on the change in the fair value of the underlying assets held in trust. The embedded derivatives for certain fixed maturity instruments, certain annuity products and coinsurance with funds withheld arrangements are reported with the host contract in investments, in Future policy benefits or Funds held under reinsurance agreements, respectively, on the Consolidated Balance Sheets.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The notional amounts and fair values of derivatives were as follows as of December 31, 2011 and 2010:

	2011			2010
	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Derivatives: Qualifying for hedge accounting
Cash flow hedges:
Interest rate contracts	$1,000.0	$174.0	$—	$21.0	$1.7	$—
Foreign exchange contracts	—	—	—	32.5	—	0.2
Fair value hedges:
Interest rate contracts	358.2	—	13.1	82.0	—	8.0
Derivatives: Non-qualifying for hedge accounting
Interest rate contracts(1)	63,993.8	2,227.6	1,548.7	56,892.3	560.4	1,601.9
Foreign exchange contracts	1,880.6	12.2	134.4	1,580.1	7.7	151.2
Equity contracts	15,797.4	69.1	28.3	9,518.1	118.6	16.8
Credit contracts	3,368.8	178.0	231.3	5,643.5	95.5	107.2
Managed custody guarantees	N/A	—	1.0	N/A	—	2.0
Embedded derivatives
Within fixed maturity investments	N/A	243.1	N/A	N/A	227.1	N/A
Within annuity products	N/A	—	3,797.1	N/A	—	1,679.4
Within reinsurance agreements	N/A	—	137.2	N/A	—	69.1

Total		$2,904.0	$5,891.1		$1,011.0	$3,635.8

(1)

As of December 31, 2011, includes a notional amount, asset fair value and liability fair value for interest rate caps of $8.8 billion, $40.0 and $3.5, respectively. As of December 31, 2010, includes a notional amount, asset fair value and liability fair value for interest rate caps of $8.1 billion, $45.2 and $8.8, respectively.

N/A – Not Applicable.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Net realized gains (losses) on derivatives were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Derivatives: Qualifying for hedge accounting(1)
Cash flow hedges:
Interest rate contracts	$—	$(0.3)	$(6.6)
Fair value hedges:
Interest rate contracts	(57.2)	(4.8)	1.0
Derivatives: Non-qualifying for hedge accounting(2)
Interest rate contracts	1,041.8	(443.9)	(477.7)
Foreign exchange contracts	(2.4)	33.2	(133.1)
Equity contracts	(559.0)	(867.1)	(2,643.4)
Credit contracts	(4.6)	39.4	201.5
Managed custody guarantees	1.1	4.1	34.0
Embedded derivatives
Within fixed maturity investments(2)	16.1	48.3	(278.9)
Within annuity products(2)	(1,946.2)	(76.7)	1,342.3
Within reinsurance agreements(3)	(68.1)	(42.6)	(110.6)

Total	$(1,578.5)	$(1,310.4)	$(2,071.5)

(1)

Changes in value for effective fair value hedges are recorded in Other net realized capital gains (losses). Changes in fair value upon disposal for effective cash flow hedges are recorded in Other net realized capital gains (losses) in the Consolidated Statements of Operations.

(2)	Changes in value are included in Other net realized capital gains (losses) in the Consolidated Statements of Operations.
(3)	Changes in value are included in Policyholder benefits in the Consolidated Statements of Operations.

Credit Default Swaps

The Company has entered into various credit default swaps. When credit default swaps are sold, the Company assumes credit exposure to certain assets that it does not own. Credit default swaps may also be purchased to reduce credit exposure in the Company’s portfolio. Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. These instruments are typically written for a maturity period of five years and do not contain recourse provisions, which would enable the seller to recover from third parties. The Company has International Swaps and Derivatives Association, Inc. (“ISDA”) agreements with each counterparty with which it conducts business and tracks the collateral positions for each counterparty. To the extent cash collateral is received, it is included in Payables under securities loan agreement, including collateral held, on the Consolidated Balance Sheets and is reinvested in short-term investments. Collateral held is used in accordance with the Credit Support Annex (“CSA”) to satisfy any obligations. IG bonds owned by the Company are the source of noncash collateral posted, which is reported in Securities pledged on the Consolidated Balance Sheets. In the event of a default on the underlying credit exposure, the Company will either receive an additional payment (purchased credit protection) or will be required to make an additional payment (sold credit protection) equal to par value minus recovery value of the swap contract. As of December 31, 2011, the fair value of credit default swaps of $178.0 and $231.3 was included in Derivatives assets and Derivatives liabilities, respectively, in the Consolidated Balance Sheets. As of December 31, 2010, the fair value of credit default swaps of $95.5 and $107.2 was included in Derivatives assets and Derivatives liabilities, respectively, in the Consolidated Balance

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Sheets. As of December 31, 2011 and 2010, the maximum potential future exposure to the Company on credit default swaps, net of purchased protection of $1.0 billion in each year, was $1.3 billion and $3.6 billion, respectively.

5.	Fair Value Measurements (excluding Consolidated Investment Entities)

The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

	2011
	Level 1	Level 2	Level 3(2)	Total
Assets
Fixed maturities including securities pledged:
U.S. Treasuries	$5,342.1	$630.4	$—	$5,972.5
U.S. government agencies and authorities	—	727.8	—	727.8
U.S. corporate, state and municipalities	—	33,346.4	520.6	33,867.0
Foreign(1)	—	14,906.8	160.6	15,067.4
Residential mortgage-backed securities	—	8,861.5	186.6	9,048.1
Commercial mortgage-backed securities	—	5,485.4	—	5,485.4
Other asset-backed securities	—	2,396.7	104.5	2,501.2

Total fixed maturities, including securities pledged	5,342.1	66,355.0	972.3	72,669.4
Equity securities, available-for-sale	274.6	11.6	67.6	353.8
Derivatives:
Interest rate contracts	18.1	2,383.5	—	2,401.6
Foreign exchange contracts	—	12.2	—	12.2
Equity contracts	26.8	—	42.3	69.1
Credit contracts	—	6.0	172.0	178.0
Cash and cash equivalents, short-term investments, and short-term investments under securities loan agreement	5,125.4	161.2	—	5,286.6
Assets held in separate accounts	83,976.1	4,722.3	16.1	88,714.5

Total assets	$94,763.1	$73,651.8	$1,270.3	$169,685.2

Liabilities
Derivatives:
Annuity product guarantees:
FIA	$—	$—	$1,304.9	$1,304.9
GMAB / GMWB / GMWBL	—	—	2,272.2	2,272.2
Stabilizers and MCGs	—	—	221.0	221.0
Other derivatives:
Interest rate contracts	—	1,561.8	—	1,561.8
Foreign exchange contracts	—	134.4	—	134.4
Equity contracts	3.3	—	25.0	28.3
Credit contracts	—	17.2	214.1	231.3
Embedded derivative on reinsurance	—	137.2	—	137.2

Total liabilities	$3.3	$1,850.6	$4,037.2	$5,891.1

(1)	Primarily U.S. dollar denominated.
(2)

Level 3 net assets and liabilities accounted for (2%) of total net assets and liabilities measured at fair value on a recurring basis. Excluding separate accounts assets for which the policyholder bears the risk, the Level 3 net assets and liabilities in relation to total net assets and liabilities measured at fair value on a recurring basis totaled (4%).

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	2010
	Level 1	Level 2	Level 3(2)	Total
Assets
Fixed maturities including securities pledged:
U.S. Treasuries	$4,506.7	$555.7	$—	$5,062.4
U.S. government agencies and authorities	—	999.5	—	999.5
U.S. corporate, state and municipalities	—	29,106.1	79.4	29,185.5
Foreign(1)	—	14,389.7	56.0	14,445.7
Residential mortgage-backed securities	—	8,359.8	914.0	9,273.8
Commercial mortgage-backed securities	—	6,220.3	0.1	6,220.4
Other asset-backed securities	—	1,408.6	2,326.3	3,734.9

Total fixed maturities, including securities pledged	4,506.7	61,039.7	3,375.8	68,922.2
Equity securities, available-for-sale	429.9	12.8	82.9	525.6
Derivatives:
Interest rate contracts	11.6	538.5	12.0	562.1
Foreign exchange contracts	—	7.7	—	7.7
Equity contracts	12.6	—	106.0	118.6
Credit contracts	—	15.9	79.6	95.5
Cash and cash equivalents, short-term investments, and short-term investments under securities loan agreement	4,164.9	476.1	—	4,641.0
Assets held in separate accounts	91,436.4	4,129.4	22.3	95,588.1

Total assets	$100,562.1	$66,220.1	$3,678.6	$170,460.8

Liabilities
Derivatives:
Annuity product guarantees:
FIA	$—	$—	$1,178.2	$1,178.2
GMAB / GMWB / GMWBL	—	—	500.2	500.2
Stabilizers and MCGs	—	—	3.0	3.0
Other derivatives:
Interest rate contracts	0.2	1,609.3	0.4	1,609.9
Foreign exchange contracts	—	151.4	—	151.4
Equity contracts	0.8	—	16.0	16.8
Credit contracts	—	1.5	105.7	107.2
Embedded derivative on reinsurance	—	69.1	—	69.1

Total liabilities	$1.0	$1,831.3	$1,803.5	$3,635.8

(1)	Primarily U.S. dollar denominated.
(2)

Level 3 net assets and liabilities accounted for 1% of total net assets and liabilities measured at fair value on a recurring basis. Excluding separate accounts assets for which the policyholder bears the risk, the Level 3 net assets and liabilities in relation to total net assets and liabilities measured at fair value on a recurring basis totaled 3%.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Valuation of Financial Assets and Liabilities

Certain assets and liabilities are measured at estimated fair value on the Company’s Consolidated Balance Sheets. In addition, further disclosure of estimated fair values is included in the Investments note to these Consolidated Financial Statements. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The exit price and the transaction (or entry) price will be the same at initial recognition in many circumstances.

However, in certain cases, the transaction price may not represent fair value. The fair value of a liability is based on the amount that would be paid to transfer a liability to a third-party with an equal credit standing. Fair value is required to be a market-based measurement which is determined based on a hypothetical transaction at the measurement date, from a market participant’s perspective. The Company considers three broad valuation techniques when a quoted price is unavailable: (i) the market approach, (ii) the income approach, and (iii) the cost approach. The Company determines the most appropriate valuation technique to use, given the instrument being measured and the availability of sufficient inputs. The Company prioritizes the inputs to fair valuation techniques and allows for the use of unobservable inputs to the extent that observable inputs are not available.

The Company utilizes a number of valuation methodologies to determine the fair values of its financial assets and liabilities in conformity with the concepts of “exit price” and the fair value hierarchy as prescribed in ASC Topic 820. Valuations are obtained from third-party commercial pricing services, brokers, and industry-standard, vendor-provided software that models the value based on market observable inputs. The valuations obtained from third-party commercial pricing services are non-binding. The Company reviews the assumptions and inputs used by third party commercial pricing services for each reporting period in order to determine an appropriate fair value hierarchy level. The documentation and analysis obtained from the third party commercial pricing services are reviewed by the Company, including in-depth validation procedures confirming the observability of inputs. The valuations are reviewed and validated monthly through the internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or monitoring of trading volumes.

All valuation methods and assumptions are validated at least quarterly to ensure the accuracy and relevance of the fair values. There were no material changes to the valuation methods or assumptions used to determine fair values during 2011 and 2010, except for the Company’s use of commercial pricing services to value certain CMO assets which commenced in the first quarter of 2010. Certain CMO assets were previously valued using an average of broker quotes when more than one broker quote is provided.

The following valuation methods and assumptions were used by the Company in estimating the reported values for the investments and derivatives described below:

Fixed maturities: The fair values for the actively traded marketable bonds are determined based upon the quoted market prices and are classified as Level 1 assets. Assets in this category would primarily include certain U.S. Treasury securities. The fair values for marketable bonds without an active market are obtained through several commercial pricing services, which provide the estimated fair values, and are classified as Level 2 assets. These services incorporate a variety of market observable information in their valuation techniques, including benchmark yields, broker-dealer quotes, credit quality, issuer spreads, bids, offers and other reference data. This category includes U.S. and foreign corporate bonds, ABS, U.S. agency and government guaranteed securities, CMBS, and RMBS, including certain CMO assets. During the first quarter of 2011, the market for subprime RMBS was determined to be active and, as such, these securities are included in Level 2 of the valuation hierarchy at December 31, 2011.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Generally, the Company does not obtain more than one vendor price from pricing services per instrument. The Company uses a hierarchy process in which prices are obtained from a primary vendor, and, if that vendor is unable to provide the price, the next vendor in the hierarchy is contacted until a price is obtained or it is determined that a price cannot be obtained from a commercial pricing service. When a price cannot be obtained from a commercial pricing service, independent broker quotes are solicited. Securities priced using independent broker quotes are classified as Level 3.

Broker quotes and prices obtained from pricing services are reviewed and validated through an internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or monitoring of trading volumes. At December 31, 2011, $557.7 and $58.3 billion of a total fair value of $72.7 billion in fixed maturities, including securities pledged, were valued using unadjusted broker quotes and unadjusted prices obtained from pricing services, respectively, and verified through the review process. If pricing from a vendor is not available, the fair values for certain CMO assets are determined by taking the average of broker quotes when more than one broker quote is provided and classified as Level 3. The remaining balance in fixed maturities consisted primarily of privately placed bonds valued using a matrix-based pricing.

All prices and broker quotes obtained go through the review process described above including valuations for which only one broker quote is obtained. After review, for those instruments where the price is determined to be appropriate, the unadjusted price provided is used for financial statement valuation. If it is determined that the price is questionable, another price may be requested from a different vendor. The internal valuation committee then reviews all prices for the instrument again, along with information from the review, to determine which price best represents “exit price” for the instrument.

Fair values of privately placed bonds are determined primarily using a matrix-based pricing model and are generally classified as Level 2 assets. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer, and cash flow characteristics of the security. Also considered are factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees, and the Company’s evaluation of the borrower’s ability to compete in its relevant market. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond.

Equity securities, available-for-sale: Fair values of publicly traded equity securities are based upon quoted market price and are classified as Level 1 assets. Other equity securities, typically private equities or equity securities not traded on an exchange, are valued by other sources such as analytics or brokers and are classified as Level 2 or Level 3 assets.

Cash and cash equivalents, Short-term investments, and Short-term investments under securities loan agreement: The carrying amounts for cash reflect the assets’ fair values. The fair values for cash equivalents and most short-term investments are determined based on quoted market prices. These assets are classified as Level 1. Other short-term investments are valued and classified in the fair value hierarchy consistent with the policies described herein, depending on investment type.

Derivatives: Derivatives are carried at fair value, which is determined using the Company’s derivative accounting system in conjunction with observable key financial data from third-party sources, such as yield curves, exchange rates, S&P 500 Index prices, and London Interbank Offered Rates (“LIBOR”), which are obtained from third-party sources and uploaded into the system. For those derivatives that are unable to be valued by the accounting system, the Company typically utilizes values established by third-party brokers. Counterparty credit risk is considered and incorporated in the Company’s valuation process through counterparty credit rating

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

requirements and monitoring of overall exposure. It is the Company’s policy to transact only with IG counterparties with a credit rating of A- or better. Valuations for the Company’s futures and interest rate forward contracts are based on unadjusted quoted prices from an active exchange and, therefore, are classified as Level 1. The Company also has certain credit default swaps and options that are priced using models that primarily use market observable inputs, but contain inputs that are not observable to market participants, which have been classified as Level 3. However, all other derivative instruments are valued based on market observable inputs and are classified as Level 2. The Company’s own credit risk is also considered and incorporated in the Company’s valuation process.

Annuity product guarantees: The Company records reserves for annuity contracts containing GMAB, GMWB, and GMWBL riders. The guarantee is treated as an embedded derivative and is required to be reported separately from the host variable annuity contract. The fair value of the obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by using stochastic techniques under a variety of market return scenarios and other best estimate assumptions. These derivatives are classified as Level 3 liabilities in the fair value hierarchy.

The Company records a liability for its FIA contracts for interest payments to contract holders above the minimum guaranteed interest rate. The guarantee is treated as an embedded derivative and is required to be reported separately from the host contract. The fair value of the obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by best estimate assumptions. These derivatives are classified as Level 3 liabilities in the fair value hierarchy.

The Company records reserves for annuity contracts containing guaranteed credited rates (Stabilizer and MCG contracts) for derivative instruments and hedging activities. The guarantee is treated as an embedded derivative or a stand-alone derivative (depending on the underlying product) and is required to be reported at fair value. The fair value of the obligation is calculated based on the income approach as described in ASC 820. The income associated with the contracts is projected using relevant actuarial and capital market assumptions, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by using stochastic techniques under a variety of risk neutral scenarios and other best estimate assumptions. These derivatives are classified as Level 3 assets.

Nonperformance risk for product guarantees, products with guaranteed credited rates, and FIA contain adjustments to the fair value of these contracts based on the credit default swap spreads of ING Insurance with similar term to maturity and priority of payment. The ING Insurance credit default spread is applied to the risk-free swap curve in the Company’s valuation models for these products and guarantees. The credit spreads of ING Insurance decreased by approximately 90 basis points from December 31, 2010 to December 31, 2011, which contributed to changes in the valuation of the reserves for all annuity product guarantees. Explicit risk margins in the actuarial assumptions underlying valuations are also included, as well as an explicit recognition of all nonperformance risks.

Embedded derivative on reinsurance: The carrying value of the embedded derivative is estimated based upon the change in the fair value of the assets supporting the funds withheld payable under the combined coinsurance and coinsurance funds withheld reinsurance agreement between the Company and Hannover Life Reassurance Company of America. As the fair value of the assets held in trust is based on a quoted market price (Level 1), the fair value of the embedded derivative is based on market observable inputs and is classified as Level 2.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Assets held in separate accounts: Assets held in separate accounts are reported at the quoted fair values of the underlying investments in the separate accounts. The underlying investments include mutual funds, short-term investments and cash, the valuations of which are based upon a quoted market price and are included in Level 1. Fixed maturity valuations are obtained from third-party commercial pricing services and brokers and are classified in the fair value hierarchy consistent with the policy described above for fixed maturities.

Transfers in and out of Level 1 and 2

There were no securities transferred between levels 1 and 2 for the year ended December 31, 2011.

Certain U.S. Treasury securities valued by commercial pricing services where prices are derived using market observable inputs have been transferred from Level 1 to Level 2. These securities for the year ended December 31, 2010, were U.S. Treasury strips of $292.6 in which prices are modeled incorporating a variety of market observable information in their valuation techniques, including benchmark, yields, broker-dealer quotes, credit quality, issuer spreads, bids, offers and other reference data. The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.

Level 3 Financial Instruments

The fair values of certain assets and liabilities are determined using prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (i.e., Level 3 as defined by ASC 820), including but not limited to liquidity spreads for investments within markets deemed not currently active. These valuations, whether derived internally or obtained from a third-party, use critical assumptions that are not widely available to estimate market participant expectations in valuing the asset or liability. In addition, the Company has determined, for certain financial instruments, an active market is such a significant input to determine fair value that the presence of an inactive market may lead to classification in Level 3. In light of the methodologies employed to obtain the fair values of financial assets and liabilities classified as Level 3, additional information is presented below.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes the change in fair value of the Company’s Level 3 assets and liabilities and transfers in and out of Level 3 for the year ended December 31, 2011:

	2011
	Fair Value as of January 1	Total Realized/Unrealized Gains (Losses) Included in:		Purchases	Issuances	Sales	Settlements	Transfers in to Level 3(2)	Transfers out of Level 3(2)	Fair Value as of December 31	Change In Unrealized Gains (Losses) Included in Earnings(3)
		Net Income	OCI
Fixed maturities, including securities pledged:
U.S. corporate, state and municipalities	$79.4	$(0.3)	$6.0	$53.7	$—	$—	$(93.5)	$478.3	$(3.0)	$520.6	$(0.2)
Foreign	56.0	1.5	(10.6)	58.3	—	(39.0)	(10.3)	107.5	(2.8)	160.6	(1.6)
Residential mortgage-backed securities	914.0	(3.4)	(1.9)	90.2	—	(23.4)	(36.4)	11.5	(764.0)	186.6	(4.8)
Commercial mortgage-backed securities	0.1	—	—	—	—	—	(0.1)	—	—	—	—
Other asset-backed securities	2,326.3	(263.7)	178.0	0.2	—	(721.1)	(93.8)	—	(1,321.4)	104.5	(24.6)

Total fixed maturities including securities pledged	3,375.8	(265.9)	171.5	202.4	—	(783.5)	(234.1)	597.3	(2,091.2)	972.3	(31.2)
Equity securities, available-for-sale	82.9	—	1.3	16.1	—	(4.2)	—	—	(28.5)	67.6	—
Derivatives:
Annuity product guarantees:
Fixed indexed annuities(1)	(1,178.2)	(114.1)	—	—	(135.4)	—	122.8	—	—	(1,304.9)	—
Guaranteed minimum withdrawal and accumulation benefits and GMWBL(1)	(500.2)	(1,618.5)	—	—	(155.6)	—	2.1	—	—	(2,272.2)	—
Stabilizers and MCGs(1)	(3.0)	(212.5)	—	(5.5)	—	—	—	—	—	(221.0)	—
Other derivatives, net	75.5	(36.3)	—	—	(64.0)	—	—	—	—	(24.8)	(53.7)
Assets held in separate accounts(4)	22.3	—	—	9.8	(3.4)	—	—	—	(12.6)	16.1	0.1

(1)

All gains and losses on Level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is impracticable to track realized and unrealized gains (losses) separately on a contract-by contract basis. These amounts are included in Other net realized gains (losses) in the Consolidated Statements of Operations.

(2)	The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
(3)	For financial instruments still held as of December 31, amounts are included in Net investment income and Net realized capital gains (losses) in the Consolidated Statements of Operations.
(4)

The realized/unrealized gains (losses) included in net income for separate account assets are offset by an equal amount for separate account liabilities, which result in a net zero impact on net income for the Company.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes the change in fair value of the Company’s Level 3 assets and liabilities and transfers in and out of Level 3 for the year ended December 31, 2010:

	2010
	Fair Value as of January 1	Total Realized/Unrealized Gains (Losses) Included in:		Purchases, Sales, Issuances, and Settlements	Transfers in to Level 3(2)	Transfers out of Level 3(2)	Fair Value as of December 31	Change In Unrealized Gains (Losses) Included in Earnings(3)
		Net Income	OCI
Fixed maturities, including securities pledged:
U.S. corporate, state and municipalities	$—	$—	$(0.9)	$(9.3)	$89.6	$—	$79.4	$0.2
Foreign	—	—	0.5	13.5	42.0	—	56.0	(0.3)
Residential mortgage-backed securities	5,097.2	(58.4)	5.0	(94.7)	21.5	(4,056.6)	914.0	(88.6)
Commercial mortgage-backed securities	—	—	—	—	0.1	—	0.1	—
Other asset-backed securities	1,817.9	(577.8)	1,006.6	(278.1)	357.7	—	2,326.3	(579.1)

Total fixed maturities including securities pledged	6,915.1	(636.2)	1,011.2	(368.6)	510.9	(4,056.6)	3,375.8	(667.8)
Equity securities, available-for-sale	342.9	(3.0)	3.2	(217.2)	—	(43.0)	82.9	(0.3)
Derivatives:
Annuity product guarantees:
Fixed indexed annuities(1)	(952.7)	(211.5)	—	(14.0)	—	—	(1,178.2)	—
Guaranteed minimum withdrawal and accumulation benefits and GMWBL	(492.3)	129.9	—	(137.8)	—	—	(500.2)	—
Stabilizers and MCGs(1)	(6.0)	9.0	—	(6.0)	—	—	(3.0)	—
Other derivatives, net	40.5	(45.5)	—	80.5	—	—	75.5	36.4
Assets held in separate accounts(4)	56.3	5.8	—	(57.7)	17.9	—	22.3	1.0

(1)

All gains and losses on Level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is impracticable to track realized and unrealized gains (losses) separately on a contract-by contract basis. These amounts are included in Other net realized gains (losses) in the Consolidated Statements of Operations.

(2)	The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
(3)	For financial instruments still held as of December 31, amounts are included in Net investment income and Net realized capital gains (losses) in the Consolidated Statements of Operations.
(4)

The realized/unrealized gains (losses) included in net income for separate account assets are offset by an equal amount for separate account liabilities, which result in a net zero impact on net income for the Company.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The transfers out of Level 3 for the year ended December 31, 2011 in fixed maturities, including securities pledged, are primarily due to the Company’s determination that the market for subprime RMBS securities has become active. While the valuation methodology has not changed, the Company has concluded that the frequency of transactions in the market for subprime RMBS securities represent regularly occurring market transactions and therefore are now classified as Level 2. The transfers out of Level 3 for the year ended December 31, 2010 in fixed maturities, including securities pledged, are primarily due to an increased utilization of vendor valuations for certain CMO assets, as opposed to the previous use of broker quotes.

The remaining transfers in and out of Level 3 for fixed maturities, equity securities and separate accounts for the years ended December 31, 2011 and 2010, are due to the variation in inputs relied upon for valuation each quarter. Securities that are primarily valued using independent broker quotes when prices are not available from one of the commercial pricing services are reflected as transfers into Level 3, as these securities are generally less liquid with very limited trading activity or where less transparency exists corroborating the inputs to the valuation methodologies. When securities are valued using more widely available information, the securities are transferred out of Level 3 and into Level 1 or 2, as appropriate.

The carrying values and estimated fair values of certain of the Company’s financial instruments were as follows as of December 31, 2011 and 2010:

	2011		2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Fixed maturities, including securities pledged	$72,669.4	$72,669.4	$68,922.2	$68,922.2
Equity securities, available-for-sale	353.8	353.8	525.6	525.6
Mortgage loans on real estate	8,691.1	8,943.7	8,181.7	8,439.7
Loan – Dutch State obligation	1,792.7	1,806.4	2,314.2	2,202.9
Policy loans	2,263.9	2,263.9	2,391.8	2,391.8
Limited partnerships/corporations	599.6	599.6	757.2	757.2
Cash, cash equivalents, short-term investments, and short-term investments under securities loan agreement	5,286.6	5,286.6	4,641.0	4,641.0
Derivatives	2,660.9	2,660.9	783.9	783.9
Other investments	215.1	220.1	200.3	205.4
Assets held in separate accounts	88,714.5	88,714.5	95,588.1	95,588.1
Liabilities
Investment contract liabilities:
Funding agreements without fixed maturities and deferred annuities(1)	50,872.6	55,014.7	47,750.1	46,788.7
Funding agreements with fixed maturities and guaranteed investment contracts	5,559.0	5,261.0	5,646.0	5,190.5
Supplementary contracts, immediate annuities and other	3,037.0	3,311.9	2,846.3	2,838.3
Derivatives:
Annuity product guarantees:
FIA	1,304.9	1,304.9	1,178.2	1,178.2
GMAB/GMWB/GMWBL	2,272.2	2,272.2	500.2	500.2
Stabilizers and MCGs	221.0	221.0	3.0	3.0
Other derivatives	1,955.8	1,955.8	1,885.3	1,885.3
Short-term debt	1,054.6	1,054.6	5,464.6	5,467.4
Long-term debt	1,343.1	1,448.5	2,784.0	2,833.6
Embedded derivatives on reinsurance	137.2	137.2	69.1	69.1

(1)	Certain amounts included in Funding agreements without fixed maturities and deferred annuities are also reflected within the Annuity product guarantees section of the table above.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following disclosures are made in accordance with the requirements of ASC Topic 825 which requires disclosure of fair value information about financial instruments, whether or not recognized at fair value on the Consolidated Balance Sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.

ASC Topic 825 excludes certain financial instruments, including insurance contracts, and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following valuation methods and assumptions were used by the Company in estimating the fair value of the following financial instruments, which are not carried at fair value on the Consolidated Balance Sheets:

Mortgage loans on real estate: The fair values for mortgage loans on real estate are estimated on a monthly basis using discounted cash flow analyses and rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

Loan – Dutch State obligation: The fair value of the Dutch State loan obligation is estimated utilizing discounted cash flows from the Dutch Strip Yield Curve.

Policy loans: The fair value of policy loans is equal to the carrying value of the loans. Policy loans are collateralized by the cash surrender value of the associated insurance contracts.

Limited partnerships/corporations: The fair value for these investments, primarily private equity fund of funds and hedge funds, is based on actual or estimated Net Asset Value (“NAV”) information, as provided by the investee.

Other investments: The fair value of other investments is estimated based on the Company’s percentage of ownership of third-party appraised value for joint ventures and third-party appraised value for real estate. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

Investment contract liabilities:

With a fixed maturity: Fair value is estimated by discounting cash flows, including associated expenses for maintaining the contracts, at rates, which are market risk-free rates augmented by credit spreads on current Company credit default swaps. The augmentation is present to account for nonperformance risk. A margin for non-financial risks associated with the contracts is also included.

Without a fixed maturity: Fair value is estimated as the mean present value of stochastically modeled cash flows associated with the contract liabilities relevant to both the contract holder and to the Company. The stochastic valuation scenario set is consistent with current market parameters, and discount is taken using stochastically evolving short risk-free rates in the scenarios augmented by credit spreads on current Company debt. The augmentation in the discount is present to account for nonperformance risk. Margins for non-financial risks associated with the contract liabilities are also included.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Short-term debt and Long-term debt: Estimated fair value of the Company’s short-term and long-term debt is based upon discounted future cash flows using a discount rate approximating the current market rate, incorporating own credit risk.

Fair value estimates are made at a specific point in time, based on available market information and judgments about various financial instruments, such as estimates of timing and amounts of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized capital gains (losses). In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instruments. In evaluating the Company’s management of interest rate, price, and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

6.	Deferred Policy Acquisition Costs and Value of Business Acquired

Activity within DAC and VOBA was as follows for the years ended December 31, 2011, 2010 and 2009:

	DAC	VOBA	Total
Balance at January 1, 2009	$6,626.8	$2,747.5	$9,374.3
Deferrals of commissions and expenses	821.8	18.5	840.3
Amortization:
Amortization(2)	(1,140.3)	(251.7)	(1,392.0)
Interest accrued(1)	234.8	104.9	339.7

Net amortization included in Consolidated Statements of Operations	(905.5)	(146.8)	(1,052.3)
Change in unrealized capital gains/losses on available-for-sale securities	(1,998.4)	(996.1)	(2,994.5)

Balance at December 31, 2009	4,544.7	1,623.1	6,167.8

Deferrals of commissions and expenses	630.2	28.7	658.9
Amortization:
Amortization(3)	(932.8)	(155.6)	(1,088.4)
Interest accrued(1)	238.3	103.5	341.8

Net amortization included in Consolidated Statements of Operations	(694.5)	(52.1)	(746.6)
Change in unrealized capital gains/losses on available-for-sale securities	(669.0)	(372.0)	(1,041.0)
Group reinsurance divestment	(0.8)	—	(0.8)

Balance at December 31, 2010	3,810.6	1,227.7	5,038.3

Deferrals of commissions and expenses	633.6	18.7	652.3
Amortization:
Amortization	(459.5)	(265.8)	(725.3)
Interest accrued(1)	238.2	100.1	338.3

Net amortization included in Consolidated Statements of Operations	(221.3)	(165.7)	(387.0)
Change in unrealized capital gains/losses on available-for-sale securities	(556.0)	(395.3)	(951.3)

Balance at December 31, 2011	$3,666.9	$685.4	$4,352.3

(1)

Interest accrued at the following rates for DAC: 2% to 8% during 2011, 3% to 8% during 2010, and 4% to 8% during 2009. Interest accrued at the following rates for VOBA: 3% to 7% during 2011, 3% to 7% during 2010, and 3% to 7% during 2009.

(2)	For 2009, includes loss recognition and related unlocking events for DAC and VOBA of $383.0 and $40.8, respectively.
(3)	For 2010, includes loss recognition events for DAC and VOBA of $149.5 and $9.1, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The estimated amount of VOBA amortization expense, net of interest, is presented in the following table. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results.

Year	Amount
2012	$75.2
2013	91.0
2014	89.1
2015	90.9
2016	87.4

7.	Reserves for Future Policy Benefits and Contract Owner Account Balances

Future policy benefits for individual participating traditional life insurance are based on the net level premium method, calculated using the investment yields, mortality, termination and expense assumptions appropriate at the time the policies were issued. Changes in or deviations from the assumptions used for mortality, morbidity, expected future premiums and interest can significantly affect the Company’s reserve levels and, accordingly, provisions for adverse deviation are built into the liability assumptions.

The method for determining the Company’s liabilities for individual and group annuity contracts vary by product type and are described in detail in the Business, Basis of Presentation and Significant Accounting Policies note to these Consolidated Financial Statements.

The Company’s liability for future policy benefits is also inclusive of liabilities for guarantee benefits related to certain annuity contracts, which are discussed more fully in the Guaranteed Benefit Features note to these Consolidated Financial Statements.

Future policy benefits and contract owner account balances were as follows as of December 31, 2011 and 2010:

	2011	2010
Future policy benefits:
Traditional life insurance contracts	$7,266.5	$6,998.1
Individual & group annuities and supplementary contracts	16,543.6	15,083.3
Individual immediate annuities with life-contingent payouts	558.0	575.5
Other	1,944.5	1,910.2

Total	$26,312.6	$24,567.1

Contract owner account balances:
Guaranteed investment contracts and funding agreements	$5,398.6	$4,972.1
Universal life-type contracts:
Universal life contracts	16,555.5	16,531.1
Individual & group deferred annuity contracts	26,170.4	24,042.2
Individual immediate annuities without life-contingent payouts	655.7	750.2

Total universal life-type contracts	43,381.6	41,323.5
Individual and Group fixed annuities	12,059.3	11,498.4
Other	1,206.3	1,281.7

Total	$62,045.8	$59,075.7

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

8.	Guaranteed Benefit Features

While the Company ceased new sales of certain retail variable annuity products in March 2010, its currently-sold retail variable annuity contracts with separate account options guarantee the contract owner a return of no less than (i) total deposits made to the contract less any partial withdrawals, (ii) total deposits made to the contract less any partial withdrawals plus a minimum return, or (iii) the highest contract value on a specified date minus any withdrawals. These guarantees include benefits that are payable in the event of death, annuitization or at specified dates.

The Company also issues variable life, variable universal life and universal life contracts where the Company contractually guarantees to the contract owner a death benefit even when there is insufficient value to cover monthly mortality and expense charges, whereas otherwise the contract would typically lapse (“no lapse guarantee”).

In addition, the Company’s Stabilizer and MCG products have guaranteed credited rates. Credited rates are set either quarterly or annually. Most contracts have a zero percent minimum credited rate guarantee, although some contracts have minimum credited rate guarantees up to 3% and allow the contract holder to select either the market value of the account or the book value of the account at termination. The book value of the account is equal to deposits plus interest, less any withdrawals. The fair value is estimated using the income approach.

The Company’s major source of income from guaranteed benefit features is the base contract mortality, expense, and guaranteed death and living benefit rider fees charged to the contract owner, less the costs of administering the product and providing for the guaranteed death and living benefits.

The Company’s retail variable annuity contracts offer one or more of the following guaranteed death and living benefits:

Guaranteed Minimum Death Benefits (GMDB)

•	Standard – Guarantees that, upon death, the death benefit will be no less than the premiums paid by the contract owner, adjusted for any contract withdrawals.

•

Ratchet – Guarantees that, upon death, the death benefit will be no less than the greater of (1) Standard or (2) the maximum contract anniversary (or quarterly anniversary) value of the variable annuity, adjusted for contract withdrawals.

•

Combo – Guarantees that, upon death, the death benefit will be no less than the greater of (1) Ratchet or (2) Rollup (Rollup guarantees that, upon death, the death benefit will be no less than the aggregate premiums paid by the contract owner accruing interest at the contractual rate per annum, adjusted for contract withdrawals, which is subject to a maximum cap on the rolled up amount.)

Guaranteed Minimum Income Benefit (GMIB)

Guarantees a minimum income payout upon annuitization, exercisable each contract anniversary on or after a specified date, in most cases the 10th rider anniversary.

•

For contracts issued before February 2003, the GMIB rider guarantees a minimum income payout determined based on a GMIB rollup amount equal to eligible premiums paid by the contract owner accruing interest at the contractual rate per annum, adjusted for contract withdrawals, which is subject to a maximum age cap (typically age 80) on the rolled up amount.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

•

For contracts issued during or after February 2003, the GMIB rider guarantees a minimum payout determined based on the greater of a (i) GMIB rollup amount or (ii) GMIB ratchet amount. The GMIB rollup amount is equal to the aggregate premiums paid by the contract owner accruing interest at the contractual rate per annum (“GMIB rollup rate”), adjusted for contract withdrawals, which may be subject to a maximum age cap on the rolled up amount. The ratchet amount is the maximum contract anniversary (or quarterly anniversary) value of the variable annuity, adjusted for contract withdrawals prior to age 90.

Eligible premiums are premiums and premium credits added within five years of the rider effective date. The GMIB rollup rates may vary (6.0% or 7.0%) depending on versions of the benefits. The maximum rollup amount was capped at 200%, 250%, or 300% depending on the versions of the benefits.

Guaranteed Minimum Accumulation Benefit (GMAB)

Guarantees that the account value will be at least 100% of the eligible premiums paid by the contract owner after 10 years, net of any contract withdrawals. In the past, the Company offered an alternative design that guaranteed the account value to be at least 200% of the eligible premiums paid by contract owners after 20 years.

Guaranteed Minimum Withdrawal Benefit and Guaranteed Minimum Withdrawal Benefit for Life (GMWB/GMWBL)

Guarantees an annual withdrawal amount for a specified period of time (GMWB) or life (GMWBL) that is calculated as a percentage of the benefit base that equals premium at the time of contract issue and may increase over time based on a number of factors, including a rollup percentage (7%, 6%, or 0%, depending on versions of the benefit) and ratchet frequency (primarily annual or quarterly, depending on versions). The percentage used to determine the guaranteed annual withdrawal amount may vary by age at first withdrawal and depends on versions of the benefit. A joint life-time withdrawal benefit option was available to include coverage for spouses. Most versions of the withdrawal benefit included reset and/or step-up features that may increase the guaranteed withdrawal amount in certain conditions. Earlier versions of the withdrawal benefit guarantee that annual withdrawals of up to 7.0% of eligible premiums may be made until eligible premiums previously paid by the contract owner are returned, regardless of account value performance. Asset allocation requirements apply at all times where withdrawals are guaranteed for life.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following assumptions and methodologies were used to determine the guaranteed reserves for retail variable annuity contracts at December 31, 2011 and 2010:

Area	2011 Assumptions/Basis for Assumptions	2010 Assumptions/Basis for Assumptions
Data used	Based on 1,000 investment performance scenarios.	Based on 1,000 investment performance scenarios.

Mean investment performance	GMDB: The mean investment performance varies by fund group. In general, the Company groups all separate account returns into 6 fund groups, and generate stochastic returns for each of these fund groups. The overall blended mean separate account return is 8.1%. The general account fixed portion is a small percentage of the overall total.	GMDB: The mean investment performance varies by fund group. In general, the Company groups all separate account returns into 6 fund groups, and generate stochastic returns for each of these fund groups. The overall blended mean separate account return is 8.1%. The general account fixed portion is a small percentage of the overall total.
	GMIB: the overall blended mean is 8.1% based on a single fund group	GMIB: The overall blended mean is 8.1% based on a single fund group
	GMAB/GMWB/GMWBL: Zero rate curve	GMAB/GMWB/GMWBL: Zero rate curve

Volatility	GMDB: 15.8%	GMDB: 15.8%
	GMIB: 16.5%	GMIB: 16.5%
	GMAB/GMWB/GMWBL: Implied volatilities through the first 5 years and then a blend of implied and historical thereafter.	GMAB/GMWB/GMWBL: Implied volatilities through the first 5 years and then a blend of implied and historical thereafter.

Mortality	Depending on the type of benefit and gender, the Company uses the Annuity 2000 basic table with mortality improvement through 2011, further adjusted for company experience.	Depending on Guaranteed Living Benefit Type, product, and issue year, the Company uses 55% to 80% of the SoA 90-95 ultimate mortality table. This percentage grades to 100% over the ages of 80 to 120.

Lapse rates	Vary by contract type, share class, time remaining in the surrender charge period and in-the-moneyness.	Vary by contract type and duration.

Discount rates	GMDB/GMIB: 5.5%	GMDB/GMIB: 5.5%
	GMAB/GMWB/GMWBL: Zero rate curve plus adjustment for nonperformance risk; nonperformance risk varies between 0.95% and 1.65% based on term structure.	GMAB/GMWB/GMWBL: Zero rate curve plus adjustment for nonperformance risk; nonperformance risk varies between 1.5% and 2.6% based on term structure.

Variable annuity contracts containing guaranteed minimum death and living benefits expose the Company to equity risk. With the decline in the equity markets, the Company has exposure to increasing claims due to the guaranteed minimum benefits. On the other hand, with an increase in the equity markets, the Company’s exposure to risks associated with the guaranteed minimum benefits generally decreases. In order to mitigate the risk associated with guaranteed death and living benefits, the Company enters into reinsurance agreements and derivatives positions on various public market indices chosen to closely replicate contract owner variable fund returns.

The calculation of the GMDB and GMIB liabilities assumes dynamic surrenders and GMIB liabilities also assume dynamic utilization of the guaranteed benefit feature.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The liabilities for variable life and universal life contracts, as well as variable annuity contracts containing guaranteed minimum death and living benefits, are recorded in separate account liabilities as follows as of December 31, 2011 and 2010. The separate account liabilities may include more than one type of guarantee. These liabilities are subject to the requirements for additional reserve liabilities under ASC Topic 944, which are recorded in the Company’s general account. The paid and incurred amounts were as follows for the years ended December 31, 2011, 2010 and 2009:

	Variable Life and Universal Life	GMDB	GMAB/ GMWB	GMIB	GMWBL	Stabilizer and MCGs(1)
Separate account liability at December 31, 2011	$582.3	$41,547.0	$1,182.9	$14,565.4	$15,081.2	$31,024.4

Separate account liability at December 31, 2010	$564.1	$46,996.0	$1,532.7	$16,437.6	$16,007.9	$27,286.9

Additional liability balance:
Balance at January 1, 2009	$919.4	$574.1	$206.0	$628.3	$1,492.4	$220.0
Incurred guaranteed benefits	449.8	84.4	(112.8)	120.0	(1,093.3)	(214.0)
Paid guaranteed benefits	(264.4)	(170.9)	—	—	—	—

Balance at December 31, 2009	1,104.8	487.6	93.2	748.3	399.1	6.0

Incurred guaranteed benefits	442.5	15.1	2.9	61.0	15.7	(3.0)
Paid guaranteed benefits	(318.3)	(124.3)	(10.6)	(40.0)	—	—

Balance at December 31, 2010	1,229.0	378.4	85.5	769.3	414.8	3.0

Incurred guaranteed benefits	589.6	258.7	44.8	586.3	1,729.2	218.0
Paid guaranteed benefits	(312.7)	(106.8)	(2.1)	(65.4)	—	—

Balance at December 31, 2011	$1,505.9	$530.3	$128.2	$1,290.2	$2,144.0	$221.0

(1)

The Separate account liability at December 31, 2011 and 2010 includes $24.2 billion and $21.6 billion, respectively, of externally managed assets, which are not reported on the Company’s Consolidated Balance Sheets.

The net amount at risk for the GMDB, GMAB and GMWB benefits is equal to the guaranteed value of these benefits in excess of the account values.

The net amount at risk for the GMIB and GMWBL benefits is equal to the excess of the present value of the minimum guaranteed annuity payments available to the contract owner over the current account value.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The separate account values, net amount at risk, net of reinsurance, and the weighted average attained age of contract owners by type of minimum guaranteed benefit for retail variable annuity contracts were as follows as of December 31, 2011 and 2010:

	2011
	In the Event of Death	At Annuitization, Maturity, or Withdrawal
	GMDB	GMAB/GMWB	GMIB	GMWBL
Annuity Contracts:
Minimum Return or Contract Value
Separate account value	$41,547.0	$1,182.9	$14,565.4	$15,081.2
Net amount at risk, net of reinsurance	$8,893.9	$70.7	$3,714.0	$2,046.3
Weighted average attained age	68	69	62	65

	2010
	In the Event of Death	At Annuitization, Maturity, or Withdrawal
	GMDB	GMAB/GMWB	GMIB	GMWBL
Annuity Contracts:
Minimum Return or Contract Value
Separate account value	$46,996.0	$1,532.7	$16,437.6	$16,007.9
Net amount at risk, net of reinsurance	$7,084.9	$58.1	$1,740.6	$292.8
Weighted average attained age	67	68	62	64

The net amount at risk for the secondary guarantees is equal to the current death benefit in excess of the account values.

The separate account values, net amount at risk, net of reinsurance, and the weighted average attained age of contract owners by type of minimum guaranteed benefit for universal life and variable life contracts were as follows as of December 31, 2011 and 2010:

	2011		2010
	Secondary Guarantees	Paid-up Guarantees	Secondary Guarantees	Paid-up Guarantees
Universal and Variable Life Contracts:
Account value (general and separate account)	$5,033.6	$—	$4,884.8	$—
Net amount at risk, net of reinsurance	$20,653.2	$—	$18,491.5	$—
Weighted average attained age	60	—	59	—

Account balances of contracts with guarantees invested in variable separate accounts were as follows as of December 31, 2011 and 2010:

	2011	2010
Equity securities (including mutual funds):
Equity funds	$31,047.3	$35,941.0
Bond funds	5,882.0	5,829.7
Balanced funds	4,692.2	5,259.8
Money market funds	1,137.2	1,237.3
Other	130.2	161.3

Total	$42,888.9	$48,429.1

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

9.	Reinsurance

The Company has reinsurance treaties covering a portion of the mortality risks and guaranteed death and living benefits under its life insurance and annuity contracts. The Company remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements.

The Company reinsures its business through a diversified group of well capitalized, highly rated reinsurers. The Company monitors trends in arbitration and any litigation outcomes with its reinsurers. Collectability of reinsurance balances are evaluated by monitoring ratings and evaluating the financial strength of its reinsurers. Large reinsurance recoverable balances with offshore or other non-accredited reinsurers are secured through various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit.

As of December 31, 2011, the Company had $7.7 billion of net unaffiliated reinsurance recoverables, of which $3.1 billion, or 40.3%, were due from the Company’s largest unaffiliated reinsurer, Hannover Life Reassurance Company of America and Hannover Life Reassurance (Ireland) Limited (collectively, “Hannover Re”). As of December 31, 2010, the Company had $7.8 billion of net unaffiliated reinsurance recoverables, of which $3.1 billion, or 39.7%, were due from Hannover Re. The amounts due from Hannover Re were fully secured as of December 31, 2011 and 2010.

The Company had $467.2 and $609.6 of unsecured unaffiliated reinsurance recoverable balances at December 31, 2011 and 2010, respectively. These reinsurance recoverable balances are periodically assessed for uncollectability and there were no significant allowances for uncollectible reinsurance as of December 31, 2011 and 2010.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The amounts on the Consolidated Balance Sheets include the impact of reinsurance. Information regarding the effect of reinsurance is as follows as of December 31, 2011 and 2010:

	2011
	Direct	Assumed	Ceded	Total, Net of Reinsurance
Assets
Premiums receivable	$90.7	$391.5	$398.0	$84.2
Reinsurance recoverable	—	—	7,723.4	7,723.4

Total assets	$90.7	$391.5	$8,121.4	$7,807.6

Liabilities
Future policy benefits and claims reserves	$84,265.7	$4,092.7	$7,723.4	$80,635.0
Liability for funds withheld under reinsurance agreements	1,307.6	—	—	1,307.6

Total liabilities	$85,573.3	$4,092.7	$7,723.4	$81,942.6

	2010
	Direct	Assumed	Ceded	Total, Net of Reinsurance
Assets
Premiums receivable	$89.8	$409.3	$419.1	$80.0
Reinsurance recoverable	—	—	7,758.4	7,758.4

Total assets	$89.8	$409.3	$8,177.5	$7,838.4

Liabilities
Future policy benefits and claims reserves	$79,511.6	$4,131.2	$7,758.4	$75,884.4
Liability for funds withheld under reinsurance agreements	1,260.5	—	—	1,260.5

Total liabilities	$80,772.1	$4,131.2	$7,758.4	$77,144.9

Reinsurance recoverable was comprised of the following as of December 31, 2011 and 2010:

	2011	2010
Claims recoverable from reinsurers	$227.9	$266.2
Amounts due to reinsurers	(128.4)	(88.3)
Reinsurance reserves ceded	7,586.5	7,530.9
Other	37.4	49.6

Total	$7,723.4	$7,758.4

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The amounts in the Consolidated Statements of Operations include the impact of reinsurance. Information regarding the effect of reinsurance is as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Premiums:
Direct premiums	$1,999.2	$1,953.9	$1,855.3
Reinsurance assumed	1,329.2	1,526.3	1,779.8
Reinsurance ceded	(1,558.4)	(1,772.7)	(1,649.6)

Net premiums	$1,770.0	$1,707.5	$1,985.5

Universal life and investment-type product policy fees:
Direct universal life and investment-type product policy fees	$3,510.5	$3,444.8	$3,259.7
Reinsurance ceded	(6.0)	(6.1)	(6.9)

Net universal life and investment-type product policy fees	$3,504.5	$3,438.7	$3,252.8

Contract owner benefits and claims:
Direct contract owner benefits and claims	$6,179.9	$5,513.4	$5,719.5
Reinsurance assumed	1,333.2	780.1	1,662.1
Reinsurance ceded	(1,771.1)	(1,266.2)	(1,751.7)

Net contract owner benefits and claims	$5,742.0	$5,027.3	$5,629.9

Effective October 1, 1998, the Company disposed of a block of its individual life insurance business under an indemnity reinsurance arrangement with a subsidiary of Lincoln National Corporation (“Lincoln”) for $1.0 billion. Under the agreement, Lincoln contractually assumed from the Company certain policyholder liabilities and obligations, although the Company remains obligated to contract owners. The Lincoln subsidiary established a trust to secure its obligations to the Company under the reinsurance transaction. Of the Reinsurance recoverable on the Consolidated Balance Sheets, $2.2 billion and $2.3 billion at December 31, 2011 and 2010, respectively, is related to the reinsurance recoverable from the subsidiary of Lincoln under this reinsurance agreement.

Effective January 1, 2009, the Company executed a Master Asset Purchase Agreement (the “MPA”) with respect to its individual reinsurance business with Scottish Re Group Limited, Scottish Holdings, Inc., Scottish Re (U.S.), Inc., Scottish Re Life (Bermuda) Limited and Scottish Re (Dublin) Limited (collectively, “Scottish Re”) and Hannover Life Reassurance Company of America and Hannover Life Reassurance (Ireland) Limited (collectively, “Hannover Re”). Pursuant to the MPA, the Company recaptured all business then-reinsured to Scottish Re, and immediately ceded 100% of such business to Hannover Re on a modified coinsurance, funds withheld, and coinsurance basis, which resulted in no gain or loss. The Company will remain obligated to maintain collateral for certain reserve requirements of the business transferred from the Company to Hannover Re for the duration of such reserve requirements or until the underlying reinsurance contracts are novated to Hannover Re or Hannover Re puts into place its own collateral for such reserve requirements. Of the Reinsurance recoverable on the Consolidated Balance Sheets, $3.1 billion as of December 31, 2011 and 2010, is related to the reinsurance recoverable from Hannover Re under this reinsurance agreement.

Effective January 1, 2010, the Company disposed of several blocks of its reinsurance business under coinsurance agreements (the “Reinsurance Agreements”) with various subsidiaries of Reinsurance Group of America Incorporated (collectively, “RGA”) (the “RGA Transaction”). Pursuant to the RGA Transaction, RGA paid a ceding commission of $129.8 and undertook to novate the underlying reinsurance agreements. Under the terms of the Reinsurance Agreements, the Company ceded to RGA 100% of the liabilities related to various blocks of business, including Group Life, Accident and Special Risk, Medical, Managed Care, and Long-term Disability

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

contracts. RGA established trusts with initial assets of $625.4 to secure its obligations to the Company under the reinsurance transaction. The trusts were to remain funded until such time as the remaining liabilities under the reinsurance agreements fell beneath a set threshold.

At December 31, 2011, due primarily to novations, there were no remaining trust funding requirements. Of the Reinsurance recoverable on the Consolidated Balance Sheets, $11.1 as of December 31, 2011 is related to the reinsurance recoverable from RGA under this reinsurance agreement.

10.	Goodwill and Other Intangible Assets

Goodwill

Goodwill is the excess of cost over the estimated fair value of net assets acquired. As of December 31, 2011 and 2010, the Company had $31.1 in goodwill allocated to the Investment Management segment. There is no accumulated impairment balance associated with this goodwill. The Company performs the Step 1 goodwill impairment analysis annually as of October 1 and more frequently if facts and circumstances indicate that goodwill may be impaired.

Other Intangible Assets

The Company has the following assets included in Other intangible assets, which have been capitalized and are amortized over their expected economic lives.

The Company recorded Value of Management Contracts (“VMCR”) from the acquisition of Reliastar in 2000 that represent the right by the mutual fund advisor company to manage the assets that are held in the mutual funds business.

Customer relationship lists from the acquisition of CitiStreet, LLC in 2008 represent Value of Customer Relationship Acquired (“VOCRA”) for contracts with customers that were in place at the time of the acquisition.

In addition, computer software that has been purchased or generated internally for own use is stated at cost, less amortization and any impairment losses. Amortization is calculated on a straight-line basis over its useful life. When assessing potential impairment, the unamortized capitalized costs are compared with the net realizable value of the computer software. The amount by which the unamortized capitalized costs exceed the net realizable value is written off. Based on this methodology, the Company determined there were no software impairments in 2011, 2010, and 2009.

Other intangible assets were as follows at December 31, 2011 and 2010:

	Weighted Average Amortization Lives	2011			2010
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Management contract rights	20 years	$550.0	$311.6	$238.4	$550.0	$284.2	$265.8
Customer relationship lists	20 years	115.8	27.0	88.8	115.8	20.1	95.7
Computer software	3 years	459.0	434.8	24.2	456.2	412.3	43.9

Total intangible assets		$1,124.8	$773.4	$351.4	$1,122.0	$716.6	$405.4

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Amortization expense related to intangible assets was $59.8, $64.5, and $69.7 for the years ended December 31, 2011, 2010 and 2009, respectively. The estimated amortization of intangible assets are as follows:

Year	Amount
2012	$50.4
2013	41.8
2014	37.3
2015	36.8
2016	36.0
Thereafter	149.1

$351.4

Amortization of intangibles assets is included in the Consolidated Statements of Operations in Operating expenses.

The Company does not have any indefinite-lived intangibles other than goodwill.

11.	Shareholder’s Equity and Dividend Restrictions

Common Stock

The following table presents a roll-forward of changes in Common Stock issued and outstanding for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Common stock, January 1	100,207	100,207	100,207
Common stock issued	—	—	—
Common stock acquired	—	—	—
Stock-based compensation programs	—	—	—

Common stock, December 31	100,207	100,207	100,207
Common stock held in treasury, December 31	—	—	—

Common stock issued and outstanding, December 31	100,207	100,207	100,207

Statutory Equity and Income

Each of ING U.S., Inc.’s wholly owned U.S. insurance subsidiaries is subject to minimum risk-based capital (“RBC”) requirements established by the insurance departments of their applicable state of domicile. The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level RBC, as defined by the NAIC. Each of ING U.S., Inc.’s U.S. insurance subsidiaries exceeded the minimum RBC requirements for all periods presented herein.

Each of ING U.S., Inc.’s wholly owned insurance subsidiaries is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of its state of domicile. Statutory accounting practices primarily differ from U.S. GAAP by charging policy

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

acquisition costs to expense as incurred, establishing future policy benefit liabilities and contract owner account balances using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. Certain assets that are not admitted under statutory accounting principles are charged directly to surplus. Depending on the regulations of the insurance department of an insurance company’s state of domicile, the entire amount or a portion of an insurance company’s asset balance can be non-admitted based on the specific rules regarding admissibility.

Statutory net income (loss) for the three years ended December 31, 2011, 2010, and 2009 and statutory capital and surplus for the two years ended as of December 31, 2011 and 2010 of ING U.S., Inc.’s primary wholly owned insurance subsidiaries is as follows:

	Statutory Net Income (Loss)			Statutory Capital and Surplus
	2011	2010	2009	2011	2010
Subsidiary Name (State of Domicile):
ING USA Annuity and Life Insurance Company (IA)	$386.0	$(384.4)	$(627.5)	$2,222.0	$1,724.7
ING Life Insurance and Annuity Company (“ILIAC”) (CT)	194.4	66.0	271.6	1,931.9	1,688.3	(1)
Security Life of Denver Insurance Company (“SLD”) (CO)	175.2	(339.9)	23.7	1,519.5	1,457.0
ReliaStar Life Insurance Company (“RLIC”) (MN)	(83.0)	(234.2)	(92.5)	2,104.3	2,078.1	(2)

(1)

As prescribed by statutory accounting practices, ILIAC statutory surplus as of December 31, 2010 included the impact of $150.0 capital contribution received by ILIAC from its immediate parent, Lion Connecticut Holdings, Inc. (“Lion”), on February 18, 2011.

(2)

As prescribed by statutory accounting practices, RLIC statutory surplus as of December 31, 2010 included the impact of $50.0 capital contribution received by RLIC from its immediate parent, Lion, on February 18, 2011.

Dividend Restrictions

The states in which the principal insurance subsidiaries of ING U.S., Inc. are domiciled impose certain restrictions on the subsidiaries’ ability to pay dividends to their parent. These restrictions are based in part on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts, or “extraordinary” dividends, are subject to approval by the insurance commissioner of the state of domicile of the insurance subsidiary proposing to pay the dividend.

Under the insurance laws applicable to ING U.S., Inc.’s subsidiaries domiciled in Connecticut, Colorado, Indiana, Iowa and Minnesota, an “extraordinary” dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer’s policyholder surplus as of the preceding December 31, or (ii) the insurer’s net gain from operations for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting principles. New York has similar restrictions, except that New York’s statutory definition of “extraordinary” dividend or distribution is an aggregate amount in any calendar year that exceeds the lesser of (i) 10% of policyholder’s surplus for the twelve-month period ending the preceding December 31, or (ii) the insurer’s net gain from operations for the twelve-month period ending the preceding December 31, not including realized capital gains. The laws and regulations of some of the domiciliary states also prohibit an insurer from declaring or paying a dividend except out of its earned surplus or require the insurer to obtain regulatory approval before it may do so.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Dividends and return of capital distributions paid by each of the Company’s principal wholly owned insurance subsidiaries to its parent is as follows for the years ended December 31, 2011, 2010 and 2009:

	Dividends Paid			Return of Capital Distribution
	2011	2010	2009	2011	2010	2009
Subsidiary Name (State of Domicile):
ING USA Annuity and Life Insurance Company (IA)	$—	$—	$—	$—	$—	$—
ING Life Insurance and Annuity Company (CT)(1)	—	203.0	—	—	—	—
Security Life of Denver Insurance Company (CO)(2)	—	—	—	200.0	—	—
ReliaStar Life Insurance Company (MN)(3)	—	221.0	—	—	—	—

(1)	Connecticut Insurance Department approved ILIAC’s 2010 dividend.
(2)	Colorado Insurance Division approved SLD’s 2011 return of capital distribution.
(3)	Minnesota Insurance Division approved RLIC’s 2010 dividend.

12.	Accumulated Other Comprehensive Income (Loss)

Shareholder’s equity included the following components of AOCI as of December 31, 2011, 2010 and 2009:

	2011	2010	2009
Fixed maturities	$5,546.8	$2,924.2	$(1,502.6)
Equity securities, available-for-sale	33.2	75.6	31.6
Derivatives	172.6	1.4	(0.3)
DAC/VOBA adjustment on available-for-sale securities	(2,202.3)	(1,251.0)	(210.0)
Sales inducements adjustment on available-for-sale securities	(80.3)	(95.4)	(19.7)
Other investments	(33.2)	(38.8)	(15.6)

Unrealized capital gains (losses), before tax	3,436.8	1,616.0	(1,716.6)
Deferred income tax liability	(915.1)	(664.7)	349.2

Net unrealized capital gains (losses)	2,521.7	951.3	(1,367.4)
Pension and other post-employment benefits liability, net of tax	73.3	22.0	24.5

Accumulated other comprehensive income (loss)	$2,595.0	$973.3	$(1,342.9)

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Changes in AOCI, net of DAC, VOBA, and tax were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Fixed maturities	$2,457.2	$4,471.5	$8,632.4
Equity securities, available-for-sale	(42.4)	44.0	88.4
Derivatives	171.2	1.7	5.7
DAC/VOBA adjustment on available-for-sale securities	(951.3)	(1,041.0)	(2,994.5)
Sales inducements adjustment on available-for-sale securities	15.1	(75.7)	(235.3)
Other investments	5.6	(23.2)	(43.8)

Change in unrealized gains/losses on securities, before tax	1,655.4	3,377.3	5,452.9
Deferred income tax asset/liability	(192.5)	(1,029.5)	(2,192.9)

Change in unrealized gains/losses on securities, after tax	1,462.9	2,347.8	3,260.0

Change in other-than-temporary impairment losses, before tax	165.4	(44.7)	(346.8)
Deferred income tax asset/liability	(57.9)	15.6	121.4

Change in other-than-temporary impairment losses, after tax	107.5	(29.1)	(225.4)

Pension and other post-employment benefit liability, before tax	78.9	(3.9)	39.1
Deferred income tax asset/liability	(27.6)	1.4	(13.7)

Pension and other post-employment benefit liability, after tax	51.3	(2.5)	25.4

Net change in Accumulated other comprehensive income (loss), after tax	$1,621.7	$2,316.2	$3,060.0

Changes in unrealized capital gains (losses) on securities, including securities pledged and noncredit impairments, as recognized in AOCI, reported net of DAC, VOBA, and income taxes, were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Net unrealized capital holding gains arising during the period(1)	$1,214.5	$1,953.6	$3,043.5
Less: reclassification adjustment for gains (losses)and other items included in Net income (losses)(2)	31.1	(213.6)	(241.1)
Change in deferred tax asset valuation allowance	387.0	151.5	(250.0)

Net change in unrealized capital gains on securities	$1,570.4	$2,318.7	$3,034.6

(1)	Pretax unrealized capital holding gains (losses) arising during the year were $1,868.6, $3,004.1, and $4,731.3, for the years ended December 31, 2011, 2010, and 2009, respectively.
(2)

Pretax reclassification adjustments for gains (losses) and other items included in Net income (loss) were $47.8, $(328.5), and $(374.6), for the years ended December 31, 2011, 2010, and 2009, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

13.	Income Taxes

Income tax expense (benefit) consisted of the following for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Current tax (benefit) expense:
Federal	$(18.0)	$(384.0)	$89.0
State	(22.0)	(15.0)	6.0

Total current tax (benefit) expense	(40.0)	(399.0)	95.0

Deferred tax expense:
Federal	213.0	568.0	(393.0)
State	2.0	2.0	—

Total deferred tax expense (benefit)	215.0	570.0	(393.0)

Total income tax expense (benefit)	$175.0	$171.0	$(298.0)

Income taxes were different from the amount computed by applying the federal income tax rate to income (loss) before income taxes for the following reasons for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Income (loss) before income taxes	$277.8	$37.8	$(1,108.6)
Tax rate	35.0%	35.0%	35.0%

Income tax expense (benefit) at federal statutory rate	97.2	13.2	(388.0)
Tax effect of:
Valuation allowance	175.0	547.0	90.0
Dividend received deduction	(74.0)	(108.0)	(65.0	)(1)
Audit settlement	13.0	(312.0)	4.0	(1)
Loss on extinguishment of debt	—	38.0	—
State tax expense (benefit)	17.0	(6.0)	(1.0	)(1)
Noncontrolling interest	(67.0)	4.0	73.0	(1)
Tax credits	(19.0)	(19.0)	(17.0	)(1)
Non-deductible expenses	32.0	13.0	14.0	(1)
Other	0.8	0.8	(8.0	)(1)

Income tax expense (benefit)	$175.0	$171.0	$(298.0)

(1)	These amounts were allocated to Other comprehensive income in accordance with the exception described in ASC 740-20-45-7.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Temporary Differences

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010, are presented below:

	2011	2010
Deferred tax assets
Loss carryforwards	$1,901.0	$1,331.0
Investments	1,590.0	2,245.0
Insurance reserves	1,594.0	1,359.0
Compensation and benefits	452.0	436.0
Other	246.0	495.0

Total gross assets before valuation allowance	5,783.0	5,866.0
Less: Valuation allowance	(2,875.0)	(3,087.0)

Assets, net of valuation allowance	2,908.0	2,779.0
Deferred tax liabilities
Net unrealized investment gains	(1,861.0)	(750.0)
Deferred policy acquisition costs	(1,494.0)	(1,775.0)
Other	(66.0)	(280.0)

Total gross liabilities	(3,421.0)	(2,805.0)

Net deferred income tax liability	$(513.0)	$(26.0)

The following table sets forth the federal, state and capital loss carryforwards for tax purposes at December 31, 2011 and 2010:

	2011	2010
Federal net operating loss carryforward(1)	$4,084.0	$3,097.0
State net operating loss carryforward(1)	1,383.0	1,427.0
Federal tax capital loss carryforward(2)	880.0	143.0
Credit carryforward(3)	121.0	75.0

(1)	These net operating loss carryforwards expire from 2012 to 2031.
(2)	Expires between 2013 and 2016.
(3)	Expires between 2013 and 2031.

The Company evaluates and tests the recoverability of its deferred tax assets. Deferred tax assets represent the tax benefit of future deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, the Company considers many factors, including:

•	The nature and character of the deferred tax assets and liabilities;

•	The nature and character of income by life and non-life subgroups;

•	Income in non-U.S. companies;

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

•	Taxable income in prior carryback years;

•	Projected future taxable income, exclusive of reversing temporary differences;

•	Projected future reversals of existing temporary differences;

•	The length of time carryforwards can be utilized;

•	Carryforwards; and

•	Any prudent and feasible tax planning strategies the Company would employ to avoid a tax benefit from expiring unused.

The Company has recorded valuation allowances related to the tax benefit of certain federal and state net operating losses, realized capital losses on investments and certain other deferred tax assets.

For the years ended December 31, 2011, 2010 and 2009, the (decreases) increases in the valuation allowances were $(212.0), $395.5, and $340.0 respectively. In addition, in 2009 the Company had a $(385.0) decrease to the valuation allowance related to a cumulative effect of a change in accounting principle. In 2011, 2010 and 2009, there were increases of $175.0, $547.0, and $90.0, respectively, in the valuation allowance that were allocated to continuing operations and increases (decreases) of $(387.0), $(151.5) and $250.0, respectively, that were allocated to other comprehensive income. For 2011 and 2010, the amounts allocated to continuing operations were primarily the result of increasing negative evidence that caused a change in judgment regarding the ability to realize deferred tax assets in future years. For 2011 and 2010, the valuation allowances allocated to Other comprehensive income were directly related to the appreciation of the Company’s available-for-sale portfolio during those years and not due to changes in expectations of taxable income in future periods.

For 2009, the Company followed the exception described in ASC 740-20-45-7. In addition, the amount of the valuation allowance allocated to continuing operations was caused by a change in judgment regarding the beginning of the year deferred tax asset.

Unrecognized Tax Benefits

Reconciliations of the change in the unrecognized income tax benefits were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Balance at beginning of period	$197.0	$405.0	$441.0
Additions for tax positions related to current year	7.0	7.0	10.0
Additions for tax positions related to prior years	—	118.0	41.0
Reductions for tax positions related to prior years	(25.0)	(351.0)	(52.0)
Reductions for settlements with taxing authorities	(105.0)	18.0	(35.0)

Balance at end of period	$74.0	$197.0	$405.0

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The Company had $24.0, $49.0, and $362.6 of unrecognized tax benefits as of December 31, 2011, 2010 and 2009, respectively, which would affect the Company’s effective rate if recognized.

Interest and Penalties

The Company recognizes interest expense and penalties, if applicable, related to unrecognized tax benefits in tax expense net of federal income tax. The total amounts of gross accrued interest and penalties on the Company’s Consolidated Balance Sheets as of December 31, 2011 and 2010 were $23.0 and $35.0, respectively. The Company recognized gross interest expense (benefit) related to unrecognized tax in its Consolidated Statements of Operations of $(7.0), $(51.0) and $7.0 for the years ended December 31, 2011, 2010 and 2009, respectively.

Tax Regulatory Matters

The Income tax expense for 2010 reflected nonrecurring favorable adjustments, resulting from a reduction in the tax liability that was no longer deemed necessary based on the results of the IRS examination, monitoring the activities of the IRS with respect to certain issues with other taxpayers and the merits of the Company’s positions.

The Company settled a New York State audit in 2009 and a Connecticut State audit in 2010. The Connecticut state audit resulted in a reduction of the state net operating loss carryforward by $1.3 billion for which a valuation allowance had been established.

In March 2011, the IRS completed its examination of the Company’s returns through tax year 2009. The Company is currently under audit by the IRS for tax years 2010 through 2012 and it is expected that the examination of tax year 2010 will be finalized within the next twelve months. The Company is also under examination by various state agencies.

The Company does not expect any material changes to the unrecognized tax benefits within the next year. The Company and the IRS have agreed to participate in the Compliance Assurance Program for the tax years 2010 through 2012.

14.	Employee Benefit Arrangements

Pension, Other Postretirement Benefit Plans and Other Benefit Plans

ING U.S., Inc. subsidiaries maintain both qualified and non-qualified defined benefit pension plans (the “Plans”). These plans generally cover all employees and certain sales representatives who meet specified eligibility requirements. Pension benefits are based on a formula using compensation and length of service of employees at retirement. Annual contributions are paid to the Plans at a rate necessary to adequately fund the accrued liabilities of the Plans calculated in accordance with legal requirements. The Plans comply with applicable regulations concerning investments and funding levels.

The ING Americas Retirement Plan (the “Retirement Plan”) is a tax qualified defined benefit plan, the benefits of which are guaranteed (within certain specified legal limits) by the Pension Benefit Guaranty Corporation (“PBGC”). The Retirement Plan was amended and restated effective July 1, 2008 related to the admission of the employees from the acquisition of CitiStreet LLC. Effective January 1, 2009, the Retirement Plan was amended also to provide that anyone hired or rehired by the Company on or after January 1, 2009, would not be eligible to participate in the Retirement Plan.

Beginning January 1, 2012, the Retirement Plan will use a cash balance pension formula instead of a final average pay (“FAP”) formula, allowing all eligible employees to participate in the Retirement Plan. Participants

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

will earn an annual credit equal to 4% of eligible compensation. Interest is credited monthly based on a 30-year U.S. Treasury securities bond rate published by the Internal Revenue Service in the preceding August of each year. The accrued vested cash pension balance benefit is portable; participants can take it if they leave the Company. For participants in the Retirement Plan as of December 31, 2011, there will be a two-year transition period from the Retirement Plan’s current FAP formula to the cash balance pension formula. Due to ASC Topic 715 requirements, the accounting impact of the change in the Retirement Plan was recognized upon the sponsoring company’s approval November 10, 2011, resulting in an $83.6 decrease to the benefit obligation.

In addition to providing qualified retirement benefit plans, the Company provides certain supplemental retirement benefits to eligible employees, non-qualified pension plans for insurance sales representatives who have entered into a career agent agreement and certain other individuals. These plans are non-qualified defined benefit plans which means all benefits are payable from the general assets of the sponsoring company. The defined benefit plan for sales representatives was terminated effective January 1, 2002. In connection with the termination, all benefit accruals ceased and all accrued benefits were frozen.

The Company also offers deferred compensation plans for eligible employees, eligible career agents and certain other individuals who meet the eligibility criteria. The Company’s deferred compensation commitment for employees is recorded on the Consolidated Balance Sheets in Other liabilities and totaled $268.2 and $301.4 for the years ended December 31, 2011 and 2010, respectively.

ING U.S., Inc. subsidiaries also provide other post-employment and post-retirement employee benefits to certain employees. These are primarily post-retirement healthcare and life insurance benefits to retired employees and other eligible dependents and post-employment/pre-retirement plans provided to employees and former employees. In 2008, the post-retirement healthcare plan was contributory, with retiree contribution levels adjusted annually. Beginning August 1, 2009, ING U.S., Inc. subsidiaries moved from self-insuring these costs and began to use a private-fee-for-service Medicare Advantage program for post-Medicare eligible retired participants. ING U.S., Inc. subsidiaries subsidize a portion of the monthly per-participant premium for some retirees age 65 and older. This change had a minimal impact on the Consolidated Financial Statements.

On June 14, 2012, the Company announced an agreement with Cognizant Technology Solutions U.S. Corporation (Cognizant) under which Cognizant will provide business processing and operations services related to the Company. Under the terms of the seven-year agreement, Cognizant made offers of employment to more than 1,000 employees of the Company in Minot, North Dakota and Des Moines, Iowa. Based on an actuarial estimate using the Retirement Plan assets and obligations, the Company recognized a remeasurement loss resulting from the revaluation of the Retirement Plan’s assets and obligations, partially offset by a curtailment gain. The net loss before income taxes was $108.3 and was recognized on the date the employees transitioned to Cognizant, which was on August 16, 2012.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Obligations, Funded Status and Net Periodic Benefit Costs

The following tables set forth a reconciliation of beginning and ending balances of the benefit obligation and fair value of plan assets, as well as the funded status of the Company’s defined benefit pension and postretirement healthcare benefit plans for the years ended December 31, 2011 and 2010:

	Pension Plans		Other Postretirement Benefits
	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligations, January 1	$1,787.7	$1,597.8	$55.8	$60.8
Service cost	37.5	38.7	(2.1)	—
Interest cost	95.0	93.2	2.6	2.7
Plan participants’ contribution	—	—	0.2	0.2
Net actuarial (gains) losses	193.0	139.0	(5.4)	(1.6)
Early retiree reinsurance program payments	—	—	0.3	—
Prescription drug subsidies	—	—	0.6	1.0
Benefits paid	(80.1)	(77.6)	(6.0)	(7.3)
Plan amendments	(83.6)	—	—	—
Curtailments	—	(3.4)	—	—
Settlements	(4.3)	—	—	—

Benefit obligations, December 31	1,945.2	1,787.7	46.0	55.8

Change in plan assets:
Fair value of plan net assets, January 1	993.6	870.9	—	—
Actual return on plan assets	111.2	157.1	—	—
Employer contributions	173.1	43.2	4.9	6.1
Plan participants’ contributions	—	—	0.2	0.2
Benefits paid	(80.1)	(77.6)	(5.1)	(6.3)
Settlements	(4.3)	—	—	—

Fair value of plan net assets, December 31	1,193.5	993.6	—	—

Unfunded status at end of year(1)	$(751.7)	$(794.1)	$(46.0)	$(55.8)

(1)

Funded status is not indicative of the Company’s ability to pay ongoing pension benefits or of its obligation to fund retirement trusts. Required pension funding is determined in accordance with ERISA regulations.

Amounts recognized on the Consolidated Balance Sheets and AOCI were as follows as of December 31, 2011 and 2010:

	Pension Plans		Other Postretirement Benefits
	2011	2010	2011	2010
Amounts recognized in the Consolidated Balance Sheets consist of:
Accrued benefit cost	$(751.7)	$(794.1)	$(46.0)	$(55.8)

Net amount recognized	$(751.7)	$(794.1)	$(46.0)	$(55.8)

Accumulated other comprehensive loss (income):
Prior service cost (credit)	$(81.0)	$1.3	$(31.7)	$(35.1)
Tax effect	28.3	(0.5)	11.1	12.3

Accumulated other comprehensive loss (income), net of tax	$(52.7)	$0.8	$(20.6)	$(22.8)

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Information for pension and other postretirement benefit plans with a projected benefit obligation and an accumulated benefit obligation in excess of plan assets was as follows as of December 31, 2011 and 2010:

	Pension Plans		Other Postretirement Benefits
	2011	2010	2011	2010
Projected benefit obligation	$1,945.2	$1,787.7	$46.0	$55.8
Accumulated benefit obligation	1,929.3	1,715.2	N/A	N/A
Fair value of plan assets	1,193.5	993.6	—	—

Components of Periodic Net Benefit Cost

Net periodic pension cost and net periodic other postretirement benefit plan cost consist of the following:

•	Service Cost: Service cost represents the increase in the projected benefit obligation as a result of benefits payable to employees on service rendered during the current year.

•	Interest Cost (on the Liability): Interest cost represents the increase in the amount of projected benefit obligation at the end of each year due to the time value adjustment.

•	Expected Return on Plan Assets: Expected return on plan assets represents the anticipated return earned by the pension fund assets in a given year.

•

Net Loss (Gain) Recognition: Actuarial gains and losses occur as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. The Company’s accounting policy is to immediately recognize all actuarial gains (losses) on the qualified and nonqualified retirement plans as well as the other post retirement benefit plans.

•

Amortization of Prior Service Cost: This cost represents the recognition of increases or decreases in pension (other postretirement) benefit obligation as a result of changes in plans or initiation of new plans. The increases or decreases in obligation are recognized in AOCI at the time of the particular amendment. The costs are then amortized to pension (other postretirement benefit) expense over the expected service years of the covered employees.

The components of net periodic benefit cost and other changes in plan assets and benefit obligations recognized in Other comprehensive income (loss) were as follows for the years ended December 31, 2011, 2010 and 2009:

	Pension Plans			Postretirement Benefits
	2011	2010	2009	2011	2010	2009
Net Periodic (Benefit) Costs:
Service cost	$37.5	$38.7	$38.7	$(2.1)	$—	$0.1
Interest cost	95.0	93.2	89.9	2.6	2.7	5.1
Expected return on plan assets	(81.6)	(70.3)	(68.0)	—	—	—
Amortization of prior service cost (credit)	(1.3)	0.4	0.5	(3.4)	(4.4)	(2.4)
Loss recognized due to curtailments	—	3.5	6.1	—	—	—
Net loss (gain) recognition	163.3	45.4	2.8	(5.5)	(1.4)	(11.5)

Net periodic (benefit) costs	212.9	110.9	70.0	(8.4)	(3.1)	(8.7)

Other Changes in Plan Assets and Benefit Obligations Recognized in AOCI:
Prior service cost (credit)	(83.6)	—	—	—	—	(39.6)
Amortization of prior service (credit) cost	1.3	(0.4)	(0.5)	3.4	4.4	2.4
The effect of any curtailment or settlement	—	(0.1)	(0.3)	—	—	(1.1)

Total recognized in AOCI	(82.3)	(0.5)	(0.8)	3.4	4.4	(38.3)

Total recognized in net periodic (benefit) costs and AOCI	$130.6	$110.4	$69.2	$(5.0)	$1.3	$(47.0)

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The estimated prior service cost for the pension plans and other postretirement benefit plans are amortized from AOCI into net periodic (benefit) cost. Such amounts included in AOCI and expected to be recognized as components of periodic (benefit) cost in 2012 are as follows:

	Pension Plans	Other Postretirement Benefits
Amortization of prior service cost (credit)	$(11.5)	$(3.4)

Assumptions

The weighted-average assumptions used in determining benefit obligations were as follows:

	Pension Plans		Other Postretirement Benefits
	2011	2010	2011	2010
Discount rate	4.75%	5.5%	4.75%	5.5%
Rate of compensation increase	4.0%	4.0%	N/A	N/A

In determining the discount rate assumption, the Company utilizes current market information provided by its plan actuaries including a discounted cash flow analysis of the Company’s pension obligation and general movements in the current market environment. The discount rate modeling process involves selecting a portfolio of high quality, noncallable bonds that will match the cash flows of the Retirement Plan. Based upon all available information, it was determined that 4.75% was the appropriate discount rate as of December 31, 2011 to calculate the Company’s accrued benefit liability. Accordingly, the 4.75% discount rate will also be used to determine the Company’s 2012 pension expense. The decrease in the discount rate at December 31, 2011 was driven by the general decrease in yields of high-grade corporate bonds over the last calendar year.

The weighted-average assumptions used in determining net benefit cost were as follows:

	Pension Plans			Other Postretirement Benefits
	2011	2010	2009	2011	2010	2009
Discount rate	5.5%	6.0%	6.0%	5.5%	6.0%	6.0%
Rate of compensation increase	4.0%	3.0%	1.5%	N/A	N/A	N/A
Expected rate of return on plan assets	7.5%	8.0%	8.0%	N/A	N/A	N/A

The weighted average assumptions used in calculating the net benefit cost for 2011 were, as indicated above, a 5.5% discount rate and a 4.0% rate of compensation increase. The expected return on plan assets is updated at least annually, taking into consideration the Plan’s asset allocation, historical returns on the types of assets held in the Fund, and the current economic environment. Based on these factors, it is expected that the Fund’s assets will earn an average percentage per year over the long term. This estimation is based on an active return on a compound basis, with a reduction for administrative expenses and non-ING investment manager fees paid from the Fund. For estimation purposes, it is assumed the long-term asset mix will be consistent with the current mix. Changes in the asset mix could impact the amount of recorded pension income or expense, the funded status of the Plan, and the need for future cash contributions.

The annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) for the medical rate within the other post retirement benefit plan is 7.5%, decreasing gradually to 5.5% over the next five years with an ultimate trend rate of 5.0%.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Assumed healthcare cost trend rates may have a significant effect on the amounts reported for healthcare plans. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on the aggregate of service and interest cost components	$0.1	$(0.1)
Effect on accumulated postretirement benefit obligation	2.4	(2.1)

Plan Assets

The Retirement Plan is the only defined benefit plan with plan assets in a trust. The primary financial objective of the Retirement Plan is to secure participant retirement benefits. As such, the key objective in the Retirement Plan’s financial management is to promote stability and, to the extent appropriate, growth in funded status (i.e. the ratio of market value of assets to liabilities). The investment strategy for the Retirement Plan’s portfolio of assets (“the Fund”) balances the requirement to generate returns with the need to control risk. The asset mix is recognized as the primary mechanism to influence the reward and risk structure of the Fund in an effort to accomplish the Retirement Plan’s funding objectives. Desirable target allocations amongst identified asset classes are set and within each asset class, careful consideration is given to balancing the portfolio among industry sectors, geographies, interest rate sensitivity, economic growth, currency and other factors affecting investment returns. The assets are managed by professional investment firms. They are bound by mandates and are measured against benchmarks. Consideration is given to balancing security concentration, investment style, and reliance on particular active investment strategies, among other factors. The Company reviews its asset mix of the Fund on a regular basis. Generally, the pension committee of the Company will rebalance the Fund’s asset mix to the target mix as individual portfolios approach their minimum or maximum levels. However, the pension committee has the discretion to deviate from these ranges or to manage investment performance using different criteria.

Derivative contracts may be used for hedging purposes to reduce the Retirement Plan’s exposure to interest rate risk. Interest rate swaps and/or Treasury futures are used to manage the interest rate risk in the Retirement Plan’s fixed maturity portfolio. Interest rate swaps represent contracts that require the exchange of cash flows at regular interim periods. The derivatives do not qualify for hedge accounting.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The Company’s pension plan’s target allocation range and actual asset allocation by asset category is presented in the table below:

	Actual Asset Allocation
	2011	2010
Equity securities:
Target allocation range	45%-70%	45%-70%
Large-cap domestic	28.1%	32.2%
Small/Mid-cap domestic	7.1%	8.2%
International	12.2%	14.7%
Other	4.0%	4.1%

Total equity securities	51.4%	59.2%

Fixed maturities:
Target allocation range	25%-40%	25%-40%
U.S. Treasuries and cash	18.0%	3.5%
U.S. government agencies and authorities	1.2%	—
U.S. corporate, state and municipalities	7.0%	8.1%
Residential mortgage-backed securities	9.3%	14.2%
Commercial mortgage-backed securities	1.8%	2.8%
Other asset-backed securities	1.1%	1.5%

Total fixed maturities	38.4%	30.1%

Other investments:
Target allocation range	6%-14%	6%-14%
Hedge funds	5.2%	5.3%
Real estate	5.0%	5.4%

Total other investments	10.2%	10.7%

Total	100.0%	100.0%

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The fair values of the pension plan assets at December 31, 2011 by asset class were as follows:

	2011
	Level 1	Level 2	Level 3(1)	Total
Assets
Cash and cash equivalents	$18.0	$—	$—	$18.0
Fixed maturities:
U.S. government bonds	102.7	—	—	102.7
U.S. corporate, state and municipalities	0.3	79.6	—	79.9
Foreign	—	12.2	—	12.2
Residential mortgage-backed securities	—	84.9	—	84.9
Commercial mortgage-backed securities	—	15.0	—	15.0
Other asset-backed securities	—	6.1	—	6.1
Equity securities:
Large-cap domestic	322.8	—	—	322.8
Mid-cap domestic	42.2	—	—	42.2
Small-cap domestic	42.2	—	—	42.2
Preferred	—	—	—	—
International	—	—	—	—
Other	—	—	—	—
Other investments:
Real estate(2)	—	—	62.0	62.0
Commingled funds(3)	—	146.1	—	146.1
Limited partnerships(4)	—	—	110.1	110.1
Private placements	—	14.3	—	14.3
Common collective trust:
Short-term investment fund(5)	—	134.1	—	134.1
Futures	3.1	—	—	3.1

Total	$531.3	$492.3	$172.1	$1,195.7

Liabilities
Derivative liability	$—	$1.4	$—	$1.4
Other liabilities	—	—	0.8	0.8

Total	$—	$1.4	$0.8	$2.2

(1)	Level 3 net assets accounted for 14.4% of total net assets measured at fair value on a recurring basis.
(2)

UBS Trumbull Property Fund (“UBS”) used the NAV to calculate fair value. UBS has a balance of $62.0 and is an actively managed core portfolio of equity real estate. The Fund has both relative and real return objectives. Its relative performance objective is to outperform the National Council of Real Estate investment Fiduciaries Open-End Diversified Core (“NFI_ODCE”) index over any given three-to-five-year period. The Fund’s real return performance objective is to achieve at least a 5% real rate of return (i.e., inflation-adjusted return), before advisory fees, over any given three-to-five-year period.

(3)

Commingled funds are comprised of two assets which use NAV to calculate fair value. Baillie Gifford Funds has a balance of $78.9 and uses a bottom up approach to stock picking. In determining the potential of a company, the fund manager analyzes industry background, competitive advantage, management attitudes and financial strength, and valuation. There are no redemption restrictions in the Baillie Gifford Funds. Silchester has a fund balance of $67.2 that has an investment objective to achieve long-term growth

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

primarily by investing in a diversified portfolio of equity securities of companies located in any country other than the United States. Silchester clients may contribute to and redeem moneys from the funds on a monthly basis as of the first business day of each month. Clients must notify Silchester at least six business days before the month-end to make a redemption request. Baillie Gifford and Silchester, as a normal course of business, enter into contracts (commitments) that contain indemnifications or warranties. The funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that have not yet occurred. Baillie Gifford and Silchester have no unfunded commitments.
(4)

Limited partnerships are comprised of three assets which use NAV to calculate fair value. Pantheon Europe has a balance of $12.8 and Pantheon USA has a balance of $39.6. Their strategy is to create a portfolio of high quality private equity funds, operating across Europe and diversified by stage, sector, geography, manager and vintage year. Magnitude Institutional, Ltd. (“MIL”) has a balance of $57.7 and is designed to realize appreciation in value primarily through the allocation of capital directly and indirectly among investment funds and accounts.

(5)

This category includes common collective trust funds invested in a short-term investment fund. The Short-term investment fund is designed to provide a rate of return by investing in a full range of high-quality, short-term money market securities. Participants redemptions in the Short-term investment fund were the result of the normal course of business, the Trustee permitted redemptions in cash. In order to control liquidity and realized losses on the sale of securities in the Short-term investment fund, requests for cash redemptions were not permitted where participants desired to exit the Short-term investment fund.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The fair values of the pension plan assets at December 31, 2010 by asset class were as follows:

	2010
	Level 1	Level 2	Level 3(1)	Total
Assets
Cash and cash equivalents	$31.5	$—	$—	$31.5
Fixed maturities:
U.S. government bonds	97.8	—	—	97.8
U.S. corporate, state and municipalities	—	86.8	—	86.8
Foreign	—	0.2	—	0.2
Residential mortgage-backed securities	—	43.2	—	43.2
Commercial mortgage-backed securities	—	6.8	—	6.8
Other asset-backed securities	—	10.0	—	10.0
Equity securities:
Large-cap domestic	215.8	—	—	215.8
Mid-cap domestic	87.6	—	—	87.6
Small-cap domestic	87.6	—	—	87.6
Preferred	0.3	—	—	0.3
International	0.1	—	—	0.1
Other	0.8	—	—	0.8
Other investments:
Real estate(2)	—	—	54.1	54.1
Commingled funds(3)	—	145.3	—	145.3
Limited partnerships(4)	—	—	93.3	93.3
Private placements	—	12.5	—	12.5
Common collective trust:
Short-term investment fund(5)	—	40.5	—	40.5

Total	$521.5	$345.3	$147.4	$1,014.2

Liabilities
U.S. government bonds-futures contracts	$8.4	$—	$—	$8.4
Derivative liability	—	11.3	—	11.3
Other liabilities	—	—	0.9	0.9

Total	$8.4	$11.3	$0.9	$20.6

(1)	Level 3 net assets accounted for 14.5% of total net assets measured at fair value on a recurring basis.
(2)

UBS Trumbull Property Fund (“UBS”) used the NAV to calculate fair value. UBS has a balance of $54.1 and is an actively managed core portfolio of equity real estate. The Fund has both relative and real return objectives. Its relative performance objective is to outperform the NFI_ODCE index over any given three-to-five-year period. The Fund’s real return performance objective is to achieve at least a 5% real rate of return (i.e., inflation-adjusted return), before advisory fees, over any given three-to-five-year period.

(3)

Commingled funds are comprised of two assets which use NAV to calculate fair value. Baillie Gifford Funds has a balance of $74.9 and uses a bottom up approach to stock picking. In determining the potential of a company, the fund manager analyzes industry background, competitive advantage, management attitudes and financial strength, and valuation. There are no redemption restrictions in the Baillie Gifford Funds. Silchester has a fund balance of $70.4 that has an investment objective to achieve long-term growth primarily by investing in a diversified portfolio of equity securities of companies located in any country

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

other than the United States. Silchester clients may contribute to and redeem moneys from the funds on a monthly basis as of the first business day of each month. Clients must notify Silchester at least six business days before the month-end to make a redemption request. Baillie Gifford and Silchester, as a normal course of business, enter into contracts (commitments) that contain indemnifications or warranties. The funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that have not yet occurred. Baillie Gifford and Silchester have no unfunded commitments.
(4)

Limited partnerships are comprised of three assets which use NAV to calculate fair value. Pantheon Europe has a balance of $11.6 and Pantheon USA has a balance of $29.3. Their strategy is to create a portfolio of high quality private equity funds, operating across Europe and diversified by stage, sector, geography, manager and vintage year. Magnitude Institutional, Ltd. (“MIL”) has a balance of $52.4 and is designed to realize appreciation in value primarily through the allocation of capital directly and indirectly among investment funds and accounts.

(5)

This category includes common collective trust funds invested in a short-term investment fund. The Short-term investment fund is designed to provide a rate of return by investing in a full range of high-quality, short-term money market securities. Participants redemptions in the Short-term investment fund were the result of the normal course of business, the Trustee permitted redemptions in cash. In order to control liquidity and realized losses on the sale of securities in the Short-term investment fund, requests for cash redemptions were not permitted where participants desired to exit the Short-term investment fund.

As described in the Business, Basis of Presentation and Significant Accounting Policies note to these Consolidated Financial Statements, pension plan assets are categorized into a three-level fair value hierarchy based upon the inputs available in valuating each of the assets. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets (Level 1) and the lowest priority to unobservable inputs (Level 3). The leveling hierarchy is applied to the pension plans assets as follows:

Cash and cash equivalents: Cash and cash equivalents are cash valued at carrying value held as collateral against interest rate swaps contract that overlay the pension plan assets and are classified as Level 1.

U.S. government bonds and corporate bonds and notes: Fair values for actively traded marketable bonds are determined based upon quoted market prices or dealer quotes and are classified as Level 1 assets. Corporate bonds, ABS, and U.S. agency bonds use observable pricing method such as matrix pricing, market corroborated pricing or inputs such as yield curves and indices. These investments are classified as Level 2.

Common stocks and preferred stocks: Fair values are based upon a quoted market price determined in an active market and are included in Level 1.

Real estate: Real estate is based on unobservable inputs. The fair value used relies on the investment manager’s own assumptions. These investments are included in Level 3. The fair value of the investment in this category has been estimated using the NAV per share.

Limited partnerships: Venture capital is classified as Level 3 because of the unobservable inputs valued by investment manager’s own assumptions. The fair value of the investment in this category has been estimated using the NAV per share.

Common collective trust and commingled funds: Common collective trusts and commingled funds are valued at quoted redemption values that represent the NAV of units held at year end which management has determined approximate fair values. These assets are included in Level 2. The fair value of the investment in this category has been estimated using the NAV per share.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Other bonds: MBS and private placements are classified as Level 2 because inputs other than quoted prices are observable for the asset or liability used.

Futures: Futures contract’s fair values are derived from unadjusted quoted prices from an active exchange and, therefore, are classified as Level 1.

Derivative liabilities: Instrument’s fair value is derived from market observable inputs such as market corroborated pricing and are classified as Level 2.

The following table summarizes the change in fair value of the pension plan’s Level 3 assets and liabilities and transfers in and out of Level 3 for the years ended December 31, 2011 and 2010:

	2011
	Fair Value as of January 1	Actual Return on Plan Assets		Purchases	Issuances	Sales	Settlements	Transfers in to Level 3	Transfers out of Level 3	Fair Value as of December 31
		Held at Year-end	Sold During Year
Other liabilities	$(0.9)	$—	$—	$0.1	$—	$—	$—	$—	$—	$(0.8)
Real estate	54.1	2.4	—	5.5	—	—	—	—	—	62.0
Limited partnerships	93.3	4.4	(0.1)	16.0	—	(3.5)	—	—	—	110.1

	$146.5	$6.8	$(0.1)	$21.6	$—	$(3.5)	$—	$—	$—	$171.3

	2010
	Fair Value as of January 1	Actual Return on Plan Assets		Purchases, Sales, Issuances, and Settlements	Transfers in to Level 3	Transfers out of Level 3	Fair Value as of December 31
		Held at Year-end	Sold During Year
Other liabilities	$(1.0)	$0.1	$—	$—	$—	$—	$(0.9)
Real estate	46.3	5.6	—	2.2	—	—	54.1
Limited partnerships	74.6	7.3	—	11.4	—	—	93.3

	$119.9	$13.0	$—	$13.6	$—	$—	$146.5

Expected Future Contributions and Benefit Payments

The expected benefit payments for the Company’s pension and postretirement plans to be paid for the years indicated are as follows:

	Pension Benefits	Other Postretirement Benefits Gross
2012	$91.1	$4.8
2013	92.3	4.4
2014	92.9	3.9
2015	95.1	3.5
2016	96.7	3.2
2017-2021	518.0	12.7

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The Company expects that it will make a cash contribution of approximately $101.2 to the qualified and non-qualified pension plans and approximately $4.8 to other postretirement plans in 2012.

Defined Contribution Plans

Certain of the Company’s subsidiaries sponsor defined contribution plans. The largest defined contribution plan is the ING Americas Savings Plan and ESOP (the “Savings Plan”). The assets of the Savings Plan are held in independently administered funds. Substantially all employees of the Company are eligible to participate, other than the Company’s agents. The Savings Plan is a tax qualified defined contribution and stock bonus plan, which includes an employee stock ownership plan component. Savings Plan benefits are not guaranteed by the PBGC. The Savings Plan allows eligible participants to defer into the Savings Plan a specified percentage of eligible compensation on a pretax basis. The Company matches such pretax contributions, up to a maximum of 6% of eligible compensation, subject to IRS limits. All matching contributions are subject to a 4 year graded vesting schedule. All contributions made to the Savings Plan are subject to certain limits imposed by applicable law. These plans do not give rise to balance sheet provisions, other than relating to short-term timing differences included in Other liabilities. The amount of cost recognized for the defined contribution pension plans for the years ended December 31, 2011, 2010 and 2009 was $38.2, $37.7, and $40.7, respectively, and is recorded in Operating expenses in the Consolidated Statements of Operations.

15.	Share-based Compensation

Description of Plans

Global Stock Option Plan: During 1997, ING Group approved the 1997 Phantom Plan within the ING Group Global Stock Option Plan (“GSOP”) for certain key employees. During 1999, ING Group amended the GSOP to provide for non-qualified options on ING Group common stock for certain key executives in the U.S. The term of the non-qualified options is a ten-year term and vest at a rate of one third per year over the first three years of the option life. Options are granted at fair market value of the underlying stock on the date of grant. ING Group ceased issuing options under the GSOP plan in 2004. While no new GSOP options will be awarded, previously granted GSOP options will remain in place until exercised, lapsed, forfeited, or cancelled. All GSOP options are fully vested.

Long-term Equity Ownership Plan: Starting in 2004, ING Group began issuing options under the Long-term Equity Ownership Plan (“leo”). Under leo, participants are awarded both stock options and performance shares. Leo stock options are nonqualified options on ING Group shares in the form of American Depository Receipts (“ADRs”). The options have a ten-year term and vest three years from the grant date subject to the participant meeting the three-year service vesting condition. Upon vesting, participants generally have up to seven years in which to exercise their vested options. A shorter exercise period applies in the event of termination due to redundancy, business divestiture, voluntary termination, or termination for cause.

An option gives the recipient the right to purchase an ING Group share in the form of ADRs at a price equal to the fair market value of one ING Group share on the date of grant.

Leo performance shares are a contingent grant of ING Group stock and on vesting, the participant has the right to receive a cash amount equal to the closing price per ING Group share on the Euronext Amsterdam Stock Market on the vesting date times the number of vested Plan shares. Leo performance shares generally vest three years from the grant date, and can range from 0-200% of target based on ING’s Total Shareholder Return (“TSR”) relative to a peer group of global financial services companies as determined at the end of the vesting period. To vest, a participant must be actively employed on the vesting date, although immediate vesting will occur in the event of the participant’s death, disability or retirement. If a participant is terminated due to redundancy or

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

business divestiture, vesting will occur but in only a portion of the award. Unvested shares are generally subject to forfeiture when an employee voluntarily terminates employment or is terminated for cause (as defined in the leo plan document).

Long-term Sustainable Performance Plan performance shares (“LSPP”) were granted on March 30, 2011 with a three year graded vesting schedule. Participants were awarded a conditional right to receive a number of ING Group shares in the form of ADRs in the future. Awards under the LSPP vest, and shares are delivered 1/3 each of the first (2012), second (2013) and third (2014) anniversary of the award date, provided the participants are still employed by ING. The Performance Shares are subject to two performance targets: Return on Equity (“ROE”) which is 80% of the total award granted and Employee Engagement which is 20% of the total award granted and is measured annually.

At the end of the specified performance period, the extent to which ING’s performance targets have been met will determine the actual number of leo and LSPP performance shares that the participants will receive on the vesting date.

Equity Compensation Plan: The Company provides certain key employees with Restricted American Depository Share (“ADS”) units to reward individual performance. ADS units are contingent grants of ING Group ADS’s based upon the financial performance of the Company for units granted. The ADS units are subject to a three-year vesting period from the date of grant. To vest, the participant must be actively employed on the vesting date.

Discretionary Bonus Deferral Shares

Commencing in 2010, ING Group introduced a Discretionary Bonus Deferral plan (“DBD”) to select employees which results in the participant receiving ING shares in the future. If an employee’s gross 2009 bonus (paid in 2010) was $71,500 or more, 1/3 of the total gross value was processed and paid in cash. The remaining 2/3 was deferred primarily in ING shares until vesting date. The recipients were granted a conditional right to a number of DBD shares on May 12, 2010. The DBD shares vest after three years of service on March 13, 2013, providing the participant is still actively employed by the Company.

In 2011 Deferred Shares (ING Shares) were awarded under LSPP related to the mandatory 2010 Incentive Compensation Plan (“ICP”) deferral of awards for employees who received an ICP payment greater than $132,700. The deferred amount starts at 10% and increases in steps of 10% depending upon the total ICP payout. The maximum deferral percentage is 50%. Deferred shares vest 1/3 on the first (2012), the second (2013) and third (2014) anniversary of the award date provided that participant is still employed by ING. There are no further performance conditions attached to the shares.

The Share-based compensation plans are denominated in ING stock.

Compensation Cost

Compensation expense related to the share-based compensation plans is recognized based on fair value and on the number of awards expected to vest, which represents the awards granted less expected forfeitures over the life of the award, as estimated at the date of grant. Differences in actual versus expected experience or changes in expected forfeitures are recognized in the period of change. Compensation expense is principally related to the issuance of stock options, performance shares, restricted stock units, and Discretionary bonus deferral shares. The majority of the awards granted are made in the first quarter of each year.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Compensation cost recognized and related income tax benefit for stock based compensation plans for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011		2010		2009
	Total Compensation Cost Recognized	Income Tax Benefit	Total Compensation Cost Recognized	Income Tax Benefit	Total Compensation Cost Recognized	Income Tax Benefit
Stock options	$9.3	$3.2	$14.7	$5.1	$20.4	$7.1
Restricted shares	12.1	4.3	15.5	5.4	20.9	7.3
Performance shares	29.3	10.3	11.3	4.0	14.6	5.1
Discretionary bonus deferral shares	10.1	3.5	5.8	2.0	—	—

Total	$60.8	$21.3	$47.3	$16.5	$55.9	$19.5

There were no compensation costs for stock based compensation plans capitalized in deferred acquisition costs for the years ended December 31, 2011, 2010 and 2009.

Performance Shares, Restricted Share Units, and Discretionary Bonus Deferral Shares

The following is a summary of the stock options, restricted shares, ING Group performance shares, and discretionary bonus deferral shares outstanding as of December 31, 2011:

	Shares Outstanding
	Stock Options	Restricted Shares	Performance Shares	Discretionary Bonus Deferral Shares
Year ended December 31, 2011	23,831,484	4,339,825	6,757,452	1,782,101
Year ended December 31, 2010	27,915,700	4,573,461	4,313,744	953,069
Year ended December 31, 2009	27,261,556	4,586,723	3,853,295	—

Unrecognized compensation cost

The following is a summary of unrecognized compensation cost and expected weighted average years remaining until vested as of December 31, 2011:

	2011
	Stock Options	Performance Shares	Restricted Share Units	Discretionary Deferred Bonus Shares	Total
Unrecognized compensation cost	$6.8	$31.3	$19.6	$10.0	$67.7
Expected weighted average (in years)					1.49

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

16.	Financing Agreements

Short-term Debt

The following table summarizes the Company’s short-term debt including the weighted average interest rate on short-term borrowings outstanding at December 31, 2011 and 2010:

			Weighted Average Rate
	2011	2010	2011	2010
Commercial paper	$554.6	$1,203.6	1.19%	1.37%
Borrowings from Parent(1)	—	2,715.0	—	1.50%
Other third-party borrowed funds(2)	—	1,120.8	—	0.81%
Repurchase agreements(3)	—	425.2	—	0.88%
Current portion of long-term debt(1)	500.0	—	0.49%	—

Total	$1,054.6	$5,464.6

(1)	See the “Affiliated Financing Agreements” in the Related Party Transactions note to these Consolidated Financial Statements.
(2)	See the “Securities Lending” section of the Business, Basis of Presentation and Significant Accounting Policies note to these Consolidated Financial Statements.
(3)	See the “Repurchase Agreements” section of the Business, Basis of Presentation and Significant Accounting Policies note to these Consolidated Financial Statements.

Commercial Paper

The Company has a commercial paper program with an authorized capacity of $3.0 billion, which is guaranteed by ING Insurance. The Company pays ING Insurance 10 basis points on the outstanding balance of the commercial paper program. The Company’s commercial paper borrowings have been generally used to fund the working capital needs of the Company’s subsidiaries and provide short-term liquidity.

Guaranteed Debt

The following amounts are included with the Company’s debt obligations at December 31, 2011 and 2010:

	2011	2010
Commercial paper	$554.6	$1,203.6
Lion Connecticut Holdings, Inc. debentures(1)	635.8	634.7

Total	$1,190.4	$1,838.3

(1)	ING Group is guarantor to outstanding legacy debt securities originally issued by Aetna Services, Inc. (formerly Aetna Life and Casualty).

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Long-term Debt

The following table summarizes the Company’s long-term debt securities issued and outstanding at December 31, 2011 and 2010:

	Maturity	2011	2010
6.75% Lion Connecticut Holdings, Inc. debentures, due 2013(2)	9/15/2013	$137.9	$137.4
7.25% Lion Connecticut Holdings, Inc. debentures, due 2023(2)	8/15/2023	157.6	157.2
7.63% Lion Connecticut Holdings, Inc. debentures, due 2026(2)	8/15/2026	231.6	231.4
8.42% Equitable of Iowa Companies Capital Trust II notes, due 2027	4/1/2027	14.0	14.0
6.97% Lion Connecticut Holdings, Inc. debentures, due 2036(2)	8/15/2036	108.7	108.7
0.50% ING Insurance Floating Rate Note, due 2012(1)	1/4/2012	—	1,000.0
0.33% ING Insurance Floating Rate Note, due 2012(1)	8/10/2012	500.0	500.0
1.00% Windsor Property Loan	6/14/2027	4.9	4.9
0.94% Surplus Floating Rate Note	12/31/2037	359.3	318.3
0.94% Surplus Floating Rate Note	6/30/2037	329.1	312.1

Subtotal		1,843.1	2,784.0

Less: Current portion of long-term debt		500.0	—

Total		$1,343.1	$2,784.0

(1)	See the “Affiliated Financing Agreements” in the Related Party Transactions note to these Consolidated Financial Statements.
(2)	Guaranteed by ING Group.

At December 31, 2011 and 2010, the Company was in compliance with all debt covenants related to the borrowings in the table above.

Unsecured senior debt which consists of senior notes, fixed rate notes and other notes with varying interest rates rank highest in priority, followed by subordinated debt which consists of junior subordinated debt securities. Payments of interest and principal on the Company’s surplus notes, which are subordinate to all other obligations at the issuer operating insurance company level and senior to obligations issued at ING U.S., Inc., may be made only with the prior approval of the insurance department of the state of domicile.

Aggregate amounts of future principal payments of long-term debt for the next five years and thereafter are as follows:

2012(1)	$—
2013	137.9
2014	—
2015	—
2016	—
Thereafter	1,205.2

Total	$1,343.1

(1)	Excludes current portion of long-term debt.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Surplus Notes

On September 30, 2010, after receiving all necessary regulatory approvals, Whisperingwind I, LLC, an indirect wholly owned subsidiary of the Company, revised its securitization structure by terminating the Variable Funding Surplus Note Purchase Agreement (“WWI Purchase Agreement”) with Deutsche Bank AG, Cayman Islands Branch and replacing it with a Credit Facility Agreement with Deutsche Bank AG, New York Branch and is guaranteed by ING Insurance. Upon termination of the WWI Purchase Agreement, Whisperingwind I repaid the outstanding surplus notes principal balance of $198.4. Concurrently, the Company, as applicant, established a letter of credit (“LOC”) with an initial posted amount of $180.0. The issuer of the LOC is Deutsche Bank AG, New York Branch, and the beneficiary of the LOC is RLIC. At December 31, 2011, the outstanding LOC amount was $232.0. The aggregate maximum LOC issuance amount is $350.0. This facility has been replaced with a portion of the funding provided by the September 6, 2012 transaction as described in the Subsequent Events note to these Consolidated Financial Statements.

On November 1, 2007, Whisperingwind II, LLC, an indirect wholly owned subsidiary of the Company, entered into a Variable Funding Surplus Note Purchase Agreement (the “WWII Purchase Agreement”) with Structured Asset Repackaged Trust II, 2005-B (the “STARTS Trust”), a Delaware statutory business trust organized by HSBC Securities (USA), Inc. (“HSBC”), as part of an insurance securitization transaction. Under the WWII Purchase Agreement, Whisperingwind II is provided opportunity for issuance and sale, and for the STARTS Trust to purchase one or more floating rate variable funding surplus notes (the “WWII Note”) up to an aggregate principal commitment amount of $459.2 with an available commitment period extending through December 31, 2037. The carrying value and par value of the WWII Note at December 31, 2011 and 2010 was $359.3 and $318.3, respectively. The WWII Note bears interest at a variable rate equal to the LIBOR plus periodic adjustments as defined by the WWII Purchase Agreement. Principal and interest repayments cannot be made without prior written approval (or written confirmation of non-disapproval) of the South Carolina Director of Insurance, who can prohibit such payments on the WWII notes if certain statutory capital requirements are not met. Whisperingwind II met these requirements at December 31, 2011 and 2010. Interest paid for the years ended December 31, 2011, 2010 and 2009 was $3.1, $3.2, and $5.0, respectively.

On June 29, 2007, Whisperingwind III, LLC, an indirect wholly owned subsidiary of the Company, entered into a Variable Funding Surplus Note Purchase Agreement (the “WWIII Purchase Agreement”) with Structured Asset Repackaged Trust II, 2007-ING WWIII (the “WWIII STARTS Trust”), a Delaware statutory business trust organized by HSBC, as part of an insurance securitization transaction. Under the WWIII Purchase Agreement, Whisperingwind III is provided opportunity for issuance and sale, and for the WWIII STARTS Trust to purchase one or more floating rate variable funding surplus notes (the “WWIII Note”) up to an aggregate principal commitment amount of $498.8 with an available commitment period extending through June 30, 2037. The carrying value and par value of the WWIII Note at December 31, 2011 and 2010 was $329.1, and $312.1, respectively. The WWIII Note bears interest at a variable rate equal to the LIBOR plus periodic adjustments as defined by the WWIII Purchase Agreement. Principal and interest repayments cannot be made without prior written approval (or written confirmation of non-disapproval) of the South Carolina Director of Insurance, who can prohibit such payments on the WWIII Notes if certain statutory capital requirements are not met. Whisperingwind III met these requirements at December 31, 2011 and 2010. Interest paid for the years ended December 31, 2011, 2010 and 2009 was $3.0, $3.1, and $4.9, respectively.

Windsor Property Loan

On June 16, 2007, the State of Connecticut acting on behalf of the Department of Economic and Community Development (“DECD”) loaned ILIAC $9.9 (the “DECD Loan”) in connection with the development of a corporate office facility located at One Orange Way, Windsor, Connecticut (the “Windsor Property”). The loan

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

has a term of twenty years and bears an annual interest rate of 1.00%. As long as no defaults have occurred under the loan, no payments of principal or interest are due for the initial ten years of the loan. For the second ten years of the DECD Loan term, ILIAC is obligated to make monthly payments of principal and interest.

The DECD Loan provided for loan forgiveness during the first five years of the term at varying amounts up to $5.0 if ILIAC and its affiliates met certain employment thresholds at the Windsor Property during that period. On December 1, 2008, the DECD determined that the Company had met the employment thresholds for loan forgiveness and, accordingly, forgave $5.0 of the DECD Loan to ILIAC in accordance with the terms of the DECD Loan. The DECD Loan provides additional loan forgiveness at varying amounts up to $4.9 if ILIAC and its ING affiliates meet certain employment thresholds at the Windsor Property during years five through ten of the loan. ILIAC’s obligations under the DECD Loan are secured by an unlimited recourse guaranty from ING North America Corporation.

As of December 31, 2011 and 2010, the amount of the loan outstanding was $4.9, which was reflected in Long-term debt on the Consolidated Balance Sheets. Refer to Affiliated Financing Agreements in the Related Party Transactions note to these Consolidated Financial Statements.

Credit Facilities

The Company maintains credit facilities used primarily for collateral required under affiliated reinsurance transactions and also for general corporate purposes. Unsecured and uncommitted LOC facilities totaled $5.9 billion and unsecured and committed LOC facilities totaled $4.1 billion. The Company additionally has approximately $275.0 of secured facilities. Of the aggregate $10.3 billion ($5.0 billion with ING Bank, N.V. (“ING Bank”, an affiliate) capacity available, the Company utilized $9.2 billion ($4.6 billion with ING Bank) in letters of credit outstanding as of December 31, 2011. Total fees associated with credit facilities in 2011, 2010, and 2009 totaled $103.4, $104.0, and $38.0, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following is a summary of the Company’s credit facilities as of December 31, 2011:

				As of December 31, 2011
	Secured/ Unsecured	Committed/ Uncommitted	Expiration	Capacity	Utilization	Unused Commitment
Obligor / Applicant
ING U.S., Inc. / Security Life of Denver International Limited, Roaring River LLC(1)	Unsecured	Uncommitted	08/30/12	$2,138.0	$2,138.0	$—
ING U.S., Inc. / Security Life of Denver International Limited, Roaring River LLC(1)	Unsecured	Uncommitted	02/28/13	1,605.0	1,212.0	—
Security Life of Denver International Limited(1)	Unsecured	Uncommitted	12/31/31	1,500.0	1,500.0	—
ING U.S., Inc. / Security Life of Denver International Limited	Unsecured	Committed	08/19/21	750.0	750.0	—
ING U.S., Inc. / Security Life of Denver International Limited	Unsecured	Committed	11/09/21	750.0	750.0	—
Security Life of Denver International Limited(1)	Unsecured	Committed	12/31/13	825.0	825.0	—
ING U.S., Inc. / Security Life of Denver International Limited(1)(2)	Unsecured	Uncommitted	06/30/13	625.0	608.0	—
Reliastar Life Insurance Company	Secured	Committed	Conditional	265.0	265.0	—
ING U.S., Inc. / Security Life of Denver International Limited	Unsecured	Committed	12/31/25	475.0	475.0	—
ING U.S., Inc.	Unsecured	Uncommitted	Various dates	2.2	2.2	—
ING U.S., Inc.	Secured	Uncommitted	Various dates	10.0	7.0	—
ING U.S., Inc. / Whisperingwind I(3)	Unsecured	Committed	09/20/18	350.0	232.0	118.0
ING U.S., Inc. / Roaring River II LLC	Unsecured	Committed	12/31/19	995.0	400.0	595.0

Total				$10,290.2	$9,164.2	$713.0

Secured facilities				$275.0	$272.0	$—
Unsecured and uncommitted				5,870.2	5,460.2	—
Unsecured and committed				4,145.0	3,432.0	713.0

Total				$10,290.2	$9,164.2	$713.0

ING Bank				$5,042.5	$4,632.5	$—

(1)	Refer to Related Party Transactions note to these Consolidated Financial Statements for more information.
(2)	This facility expired on June 30, 2012 and all outstanding LOCs will terminate by June 30, 2013.
(3)	This facility has been replaced with a portion of the funding provided by the September 6, 2012 transaction as described in the Subsequent Events note to these Consolidated Financial Statements.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

17.	Commitments and Contingencies

Leases

The Company leases its office space and certain equipment under operating leases, the longest term of which expires in 2023.

For the years ended December 31, 2011, 2010 and 2009, rent expense for leases was $51.3, $55.8, and $59.6, respectively. The future net minimum payments under noncancelable leases for the years ended December 31, 2012 through 2016 are estimated to be $46.6, $37.4, $27.0, $21.5, and $17.3, respectively, and $32.5, thereafter. The Company pays substantially all expenses associated with its leased and subleased office properties.

Commitments

Through the normal course of investment operations, the Company commits to either purchase or sell securities, mortgage loans, or money market instruments, at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments.

At December 31, 2011, the Company had off-balance sheet commitments to purchase investments equal to their fair value of $1.3 billion, of which $470.9 relates to consolidated investment entities. At December 31, 2010, the Company had off balance sheet commitments to purchase investments equal to their fair value of $1.6 billion, of which $634.1 relates to consolidated investment entities.

Collateral

Under the terms of the Company’s Over-The-Counter Derivative ISDA Agreements, the Company may receive from, or deliver to, counterparties, collateral to assure that all terms of the ISDA Agreements will be met with regard to the CSA. The terms of the CSA call for the Company to pay interest on any cash received equal to the Federal Funds rate. As of December 31, 2011, the Company held $757.7 of net cash collateral related to derivative contracts. As of December 31, 2011, the Company delivered $40.0 and $11.8 of net cash collateral related to derivative contracts and credit facilities, respectively. As of December 31, 2010, the Company held $13.2 of net cash collateral and delivered $64.1 of cash collateral related to derivative contracts. As of December 31, 2010, the Company delivered $52.6 and $11.5 of cash collateral related to derivative contracts and credit facilities, respectively. The collateral held and delivered are included in Payables under securities loan agreements, including collateral held and Short-term investments under securities loan agreements, including collateral delivered, respectively, on the Consolidated Balance Sheets. In addition, as of December 31, 2011 and 2010, the Company delivered securities as collateral of $1.3 billion and $1.1 billion, respectively, which was included in Securities pledged on the Consolidated Balance Sheets.

Insurance Company Guaranty Fund Assessments

Insurance companies are assessed the costs of funding the insolvencies of other insurance companies by the various state guaranty associations, generally based on the amount of premiums companies collect in that state.

The Company accrues the cost of future guaranty fund assessments based on estimates of insurance companies insolvencies provided by the National Organization of Life and Health Insurance Guaranty Associations and the amount of premiums written in each state. The Company has estimated this undiscounted liability, which is included in Other liabilities on the Consolidated Balance Sheets, to be $58.9 and $54.9 as of December 31, 2011 and 2010, respectively. The Company has also recorded an asset in Other assets on the Consolidated Balance Sheets of $21.0 and $19.4 as of December 31, 2011 and 2010 for future credits to premium taxes.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Federal Home Loan Bank Funding Agreements

The Company is a member of the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Topeka (collectively “FHLB”) and is required to maintain a collateral deposit that backs funding agreements issued to the FHLB. At December 31, 2011 and 2010, the Company had $3.2 billion and $2.9 billion in non-putable funding agreements, respectively, which are included in Contract owner account balances on the Consolidated Balance Sheets. At December 31, 2011 and 2010, the Company had $265.0 in LOCs issued by the FHLB. At December 31, 2011 and 2010, assets with a market value of approximately $3.8 billion and $3.6 billion, respectively, collateralized the FHLB funding agreements. At December 31, 2011 and 2010, assets with a market value of approximately $354.0 and $311.6, respectively, collateralized the FHLB LOCs. Assets on deposit with the FHLB are included in Fixed maturities, available-for-sale, on the Consolidated Balance Sheets.

Restricted Assets

The Company is required to maintain assets on deposit with various regulatory authorities to support its insurance operations. The Company may also post collateral in connection with securities lending, repurchase agreements and derivative transactions as described further in this note. The components of the fair value of the restricted assets were as follows as of December 31, 2011 and 2010:

	2011	2010
Fixed maturity collateral deposits to FHLB	$4,106.5	$3,936.9
Other fixed maturities-state deposits	260.8	262.8
Securities pledged	2,253.5	3,790.1

Total restricted assets	$6,620.8	$7,989.8

Litigation and Regulatory Matters

The Company is a defendant in a number of litigation matters arising from the conduct of its business, both in the ordinary course and otherwise. In some of these matters, claimants seek to recover very large or indeterminate amounts, including compensatory, punitive, treble and exemplary damages. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages and other relief. Claimants are not always required to specify the monetary damages they seek or they may be required only to state an amount sufficient to meet a court’s jurisdictional requirements. Moreover, some jurisdictions allow claimants to allege monetary damages that far exceed any reasonable possible verdict. The variability in pleading requirement and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim oftentimes bears little relevance to the merits or potential value of a claim. Litigation against the Company includes a variety of claims including negligence, breach of contract, fraud, violation of regulation or statute, breach of fiduciary duty, negligent misrepresentation, failure to supervise, elder abuse, and other torts. Due to the uncertainties of litigation, the outcome of a litigation matter and the amount or range of potential loss is difficult to forecast and a determination of potential losses requires significant management judgment.

As with other financial services companies, the Company periodically receives informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters.

It is not possible to predict the ultimate outcome or to provide reasonably possible losses or ranges of losses for all pending regulatory matters and litigation. While it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known, management believes that the outcome of pending litigation and regulatory matters is not likely to have such an

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

effect. However, given the large and indeterminate amounts sought and the inherent unpredictability of such matters, it is possible that an adverse outcome in certain of the Company’s litigation or regulatory matters could, from time to time, have a material adverse effect upon the Company’s results of operations or cash flows in a particular quarterly or annual period.

For some matters, the Company is able to estimate a possible range of loss. For such matters in which a loss is probable, an accrual has been made. For matters where management, however, believes a loss is reasonably possible, but not probable, no accrual is required to be made. Accordingly, the estimate contained in this paragraph reflects both types of matters. For matters for which an accrual has been made, but there remains a reasonably possible range of loss in excess of the amounts accrued, the estimate reflects the reasonably possible range of loss in excess of the accrued amounts. For other matters included within this estimation, for which a reasonably possible but not probable, range of loss exists, the estimate reflects the reasonably possible and unaccrued loss or range of loss. As of December 31, 2011, the Company estimates the aggregate range of reasonably possible losses, in excess of any amounts accrued for these matters as of such date, to be up to approximately $100.0.

For other matters, the Company is currently not able to estimate the reasonably possible loss or range of loss. It is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from plaintiffs and other parties, investigation of factual allegations, rulings by a court on motions or appeals, analysis by experts and the progress of settlement discussions. On a quarterly and annual basis, management reviews relevant information with respect to litigation and regulatory contingencies and updates the Company’s accruals, disclosures and reasonably possible losses or ranges of loss based on such reviews.

Litigation against the Company includes a case styled Healthcare Strategies, Inc., Plan Administrator of the Healthcare Strategies Inc. 401(k) Plan v. ING Life Insurance and Annuity Company (U.S.D.C. D. CT, filed February 22, 2011), which has been filed by the administrator of a 401(k) ERISA Plan who claims that the Company has entered into revenue sharing agreements with mutual funds and others in violation of the prohibited transaction rules of the Employee Retirement Income Act (“ERISA”). Among other things, Claimant seeks declaratory relief and the disgorgement of all revenue sharing payments and profits earned in connection with such payments, as well as attorney’s fees. On January 26, 2012, Plaintiff filed a motion requesting to be allowed to represent a class of similarly situated ERISA Plans, which the Court granted on September 26, 2012. The Company has filed with the United States Court of Appeals for the Second Circuit a Petition pursuant to Federal Rule of Civil Procedure 23(f) asking the Court of Appeals to review this decision. The Company denies Claimant’s allegations and is vigorously defending this litigation.

Currently, regulatory matters include an examination of the policy, applied by one of the Company’s subsidiaries, for addressing and correcting an error that is made when processing the trade instructions of an ERISA plan or one of its participants. Under that policy, the subsidiary absorbs any loss and retains any gain that results from such an error correction. They also include considerable regulatory scrutiny regarding whether and to what extent life insurance companies are using the United States Social Security Administration’s Death Master File (“SSDMF”) to proactively ascertain when customers have deceased and to pay benefits even where no claim for benefits has been made. The Company has received industry-wide and company-specific inquiries and is engaged in multi-state market conduct examinations with respect to its claims settlement practices, including its use of Personal Transition Accounts and of the SSDMF, and compliance with unclaimed property laws. A majority of states are conducting an audit of the Company’s compliance with unclaimed property laws. The Company also has been reviewing whether benefits are owed and whether reserves are adequate in instances where an insured appears to have died, but no claim for death benefits has been made. Some of the

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

investigations, exams, inquiries and audits could result in regulatory action against the Company. The potential outcome of such action is difficult to predict but could subject the Company to adverse consequences, including, but not limited to, settlement payments, additional payments to beneficiaries, additional escheatment of funds deemed abandoned under state laws, and disgorgement of retained gains. They may also result in fines and penalties and changes to the Company’s procedures for the identification and escheatment of abandoned property or the correction of processing errors, and other financial liability.

18.	Related Party Transactions

In the normal course of business, the Company enters into various transactions with affiliated companies. Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions.

Income and expense from transactions with related parties is shown in the following table for the years ended December 31, 2011, 2010 and 2009:

	2011		2010		2009
	Income	Expense	Income	Expense	Income	Expense
ING Insurance(1)(2)(3)	$11.1	$38.9	$(36.6)	$115.2	$(17.5)	$254.2
ING Group(3)	—	78.1	—	78.3	—	79.3
ING Bank(2)	367.9	67.1	(106.5)	91.0	1.3	57.9
Other(3)	18.4	20.7	17.6	13.3	16.1	11.6

Total	$397.4	$204.8	$(125.5)	$297.8	$(0.1)	$403.0

(1)	See “Affiliated Financing Agreements” section below.
(2)	See “Derivatives” section below.
(3)	See “Operating Agreements” section below.

Assets and liabilities from transactions with related parties are shown in the following table as of December 31, 2011 and 2010:

	2011		2010
	Assets	Liabilities	Assets	Liabilities
ING Insurance(1)(2)(3)	$0.4	$502.1	$39.5	$4,410.3
ING Group(3)	0.4	—	—	8.4
ING Bank(1)(2)	13.7	14.7	14.2	1,189.6
Other(3)	9.7	1.1	8.7	2.8

Total	$24.2	$517.9	$62.4	$5,611.1

(1)	See “Affiliated Financing Agreements” section below.
(2)	See “Derivatives” section below.
(3)	See “Operating Agreements” section below.

The material agreements whereby the Company generates revenues and expenses with affiliated entities are as follows:

Credit Facilities

The Company is a borrower in several credit facility agreements with ING Bank, in which ING Bank provides LOC capacity. The Company had accrued interest of $8.9 and $14.8 as of December 31, 2011 and 2010, respectively. The Company incurred expenses of $43.7, $62.6, and $33.3, for the years ended December 31, 2011, 2010 and 2009, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

During 2009, 2010 and 2011 the Company utilized $825.0 of capacity from a committed LOC facility with ING Bank completed in September 2008 used to support the reinsurance obligations of the Company’s Cayman Islands subsidiary, Security Life of Denver International Limited (“SLDI”). Refer to the “Collateral Support for Reinsurance Contracts” section of the Consolidated Investment Entities note to the Consolidated Financial Statements for further discussion.

Due to the ratings downgrade of ING Insurance which occurred in October 2009, the Company’s syndicated bank LOC facilities of $1.86 billion and $600.0 were terminated and replaced with a $2.45 billion bilateral facility with ING Bank in November 2009. On May 4, 2010 the Company entered into a $2.5 billion syndicated LOC facility intended to replace the $2.45 billion bilateral facility with ING Bank. ING Bank is a provider of $570.0 of the $2.5 billion of capacity from the 2010 syndicated facility. The facility supports the reinsurance obligations of SLDI and the Company’s onshore captive reinsurers. ING Insurance is the guarantor and indemnifies the bank syndicate up to $2.5 billion. Since the facility agreement matured at the end of August 2011 (such that letters of credit outstanding have a final expiration date of no later than August 30, 2012), the Company’s capacity at December 31, 2011 is equal to the amount of letters of credit outstanding of $2.138 billion. ING Bank’s share is $487.0.

On June 22, 2010, the Company entered into a $2.3 billion bilateral LOC facility with ING Bank. The facility supports the reinsurance obligations of SLDI and the Company’s onshore captive reinsurers. ING Insurance is the guarantor and indemnifies ING Bank up to $2.3 billion. The facility matured at the end of September 2011, however the Company and ING Bank completed an amendment in December 2011 to extend the maturity of $1.575 billion of capacity under the bilateral facility until February 28, 2012 (such that letters of credit outstanding have a final expiration date of no later than February 28, 2013). The agreement also includes $30.0 of letters of credit issued by ING Bank which expire in 2026 so that total amount of the facility is $1.605 billion. ING Insurance remains the guarantor and indemnifies ING Bank up to $1.605 billion.

On July 1, 2011, the Company entered into a $625.0 bilateral LOC facility agreement with ING Bank in connection with a reinsurance transaction entered into by SLDI, which were subsequently retroceded to Hannover Life Reassurance (Ireland) Limited. As part of this transaction, SLDI also assigned all cash flows related to the underlying business to ING Bank. This facility expires on July 1, 2012 with all then-outstanding LOCs terminating by March 31, 2013.

On December 31, 2011, the Company entered into a $1.5 billion contingent capital LOC facility with ING Bank to support the reinsurance obligations of SLDI to another of the Company’s wholly-owned subsidiaries, which is unconditional and irrevocable and expires on December 31, 2031.

Affiliated Financing Agreements

The Company borrows funds from time to time from ING Insurance under a Facility Loan Agreement. The borrowings under the Facility Loan Agreement are made at varying rates of interest and have varying maturity dates. The Company had debt of $3.7 billion as of December 31, 2010 related to this agreement. The Company had accrued interest of $4.2 as of December 31, 2010. The Company incurred interest of $32.1, $32.9 and $17.6, for the years ended December 31, 2011, 2010 and 2009, respectively.

During 2011, the Company made an additional $263.0 of borrowings under the Facility Loan Agreement from ING Insurance. ING Insurance contributed to the Company all borrowings under the Facility Loan Agreement which were owed to ING Insurance by the Company. The debt was immediately extinguished as a result of the contribution. The borrowings contributed had a book value and fair value of $4.0 billion.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

In 2007 the Company entered into a $500.0 par floating rate loan agreement with ING Insurance in which the Company pays a variable rate of interest based on three month LIBOR. This note matures on August 10, 2012. Effective April 13, 2012, the term of the note was extended until 2016. The Company had debt of $500.0 and $500.0 as of December 31, 2011 and 2010, respectively, related to this loan agreement. The Company had accrued interest of $0.4 and $0.2 as of December 31, 2011 and 2010, respectively. The Company incurred interest of $1.8, $1.9, and $5.1, for the years ended December 31, 2011, 2010 and 2009, respectively.

In 2006 the Company entered into a $500.0 par fixed rate loan agreement with ING Insurance in which the Company paid a fixed rate of interest of 6.199%. The loan had an original maturity date of September 29, 2031. This note could be called without penalty at the discretion of the Company on December 8, 2015 or at any March 8, June 8, September 8, or December 8 thereafter. On January 21, 2010, ING Insurance contributed the loan to the Company and it was immediately extinguished. The Company incurred interest of $1.7 and $31.0 for the years ended December 31, 2010 and 2009, respectively. The Company recorded a loss on extinguishment of $12.0, which was recorded in Interest expense in the Consolidated Statements of Operations.

In 2006 the Company entered into a $500.0 par fixed rate loan agreement with ING Insurance in which the Company paid a fixed rate of interest of 6.249%. The loan had an original maturity date of September 29, 2036. This note could be called at the discretion of the Company on December 8, 2015 or at any March 8, June 8, September 8, or December 8 thereafter. On January 21, 2010, ING Insurance contributed the loan to the Company and it was immediately extinguished. The Company incurred interest of $1.7 and $31.2 for the years ended December 31, 2010 and 2009, respectively. The Company recorded a loss on extinguishment of $13.3, which was recorded in Interest expense in the Consolidated Statements of Operations.

In 2008 the Company entered into a $1,000.0 par fixed rate loan agreement with ING Insurance in which the Company paid a fixed rate of interest of 4.99%. The loan had an original maturity date of October 15, 2012. On January 21, 2010, ING Insurance contributed the loan to the Company and it was immediately extinguished. The Company incurred interest of $2.8 and $49.9 for the years ended December 31, 2010 and 2009, respectively. The Company recorded a loss on extinguishment of $49.8, which was recorded in Interest expense in the Consolidated Statements of Operations.

In 2008 the Company entered into a $1,000.0 par fixed rate loan agreement with ING Insurance in which the Company paid a fixed rate of interest of 4.517%. The loan had an original maturity date of September 15, 2013. On January 21, 2010, ING Insurance contributed the loan to the Company and it was immediately extinguished. The Company incurred interest of $2.5 and $45.2 for the years ended December 31, 2010 and 2009, respectively. The Company recorded a loss on extinguishment of $33.2, which was recorded in Interest expense in the Consolidated Statements of Operations.

In 2000 the Company entered into a $1,020.0 par fixed rate loan agreement with ING Insurance in which the Company paid a fixed rate of interest of 6.39%. The loan had an original maturity date of December 27, 2010. At its stated maturity date, the loan was replaced with a similar amount of borrowings under the Facility Loan Agreement. The Company incurred interest of $64.3 and $65.2 for the years ended December 31, 2010 and 2009, respectively.

Derivatives

The Company is party to several derivative contracts with ING Insurance and ING Bank. Each of these contracts were entered into as a result of a competitive bid, which included unaffiliated counterparties. The Company is exposed to various risks relating to its business operations, including but not limited to interest rate risk, foreign

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

currency risk, and equity market risk. To manage these risks, the Company uses various strategies by using derivatives contracts, certain of which are with related parties, which includes interest rate swaps, equity options and currency forwards.

As of December 31, 2011 and 2010, the outstanding notional amounts were $1.4 billion (consisting of interest rate swaps of $1.0 billion and equity options of $384.6) and $8.1 billion (consisting of interest rate swaps of $7.4 billion, equity options of $382.6, and currency forwards of $343.1), respectively. As of December 31, 2011 and 2010, the market values for these contracts were $7.9 and $(342.1), respectively. For the years ended December 31, 2011, 2010 and 2009, the Company recorded net realized capital gains (losses) of $376.4, $(144.4), and $(17.2), respectively, with ING Bank and ING Insurance.

The Company has sold protection under certain credit default swap derivative contracts that are supported by a guarantee provided by ING Insurance. As of December 31, 2011 and 2010, the maximum potential future exposure to the Company on credit default swaps supported by the ING Insurance guarantee was $1.0 billion and $3.0 billion, respectively.

Operating Agreements

ING Investment Management LLC (“IIM”), a wholly owned subsidiary of the Company, has certain operating agreements whereby it generates revenues and incurs expenses with affiliated entities. As of December 31, 2011, IIM generated revenues and incurred expenses of $20.6 and $17.8, respectively, with ING Insurance, ING Group and other affiliates under the following operating agreements. As of December 31, 2010, IIM generated revenues and incurred expenses of $18.9 and $21.9, respectively, with ING Insurance, ING Group and other affiliates under the following operating agreements. As of December 31, 2009, IIM generated revenues and incurred expenses of $17.1 and $12.1, respectively, with ING Insurance and Other Affiliates, under the following operating agreements:

•

IIM manages, co-manages, and distributes certain investment products for various affiliates. For the years ended December 31, 2011, 2010 and 2009, revenue earned under these agreements was $19.1, $17.9, and $16.2, respectively.

•

IIM receives distribution fees for the sale of certain offshore funds to U.S. clients and closed end funds in the U.S. For the years ended December 31, 2011, 2010 and 2009, revenue under these agreements was $1.5, $1.0, and $0.9, respectively.

•

IIM pays sub advisory fees to certain affiliates related to the management of mutual funds and other investment products. For the years ended December 31, 2011, 2010 and 2009, fees incurred under these agreements were $23.1, $26.8, and $23.9, respectively.

•

IIM provides IT support, management oversight, risk management, procurement services, and trade processing to certain affiliates and is reimbursed for a share of the related costs. For the years ended December 31, 2011, 2010 and 2009, expenses reimbursed to IIM under these agreements were $8.2, $14.0, and $12.9, respectively.

•

IIM receives allocation of expenses from affiliates located outside of U.S. for staff and projects costs. For the years ended December 31, 2011, 2010 and 2009, costs incurred under these agreements were $2.9, $9.1, and $1.1, respectively.

As of December 31, 2011, the Company had net receivables of $9.3 resulting from operating agreements with other affiliates, ING Group and ING Insurance of $8.6, $0.4 and $0.3, respectively. As of December 31, 2010, the Company had net payables of $2.0 resulting from certain operating agreements with ING Group of $8.4, reduced by net receivables with other affiliates and ING Insurance of $6.0 and $0.4, respectively.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Administrative Overhead Allocations

The Company is allocated expenses for various administrative and corporate services provided by ING Group. Net allocations were $25.6, $21.7 and $30.5 for the years ended December 31, 2011, 2010, and 2009, respectively.

Latin America Service Arrangements

Prior to the divestiture of ING Group’s Latin American pension, life insurance, and investment management businesses in December 2011, the Company provided data management services with respect to ING Group’s long term incentive programs for ING employees based in Latin America. Additionally, the Company provided payroll, benefits and human resources information systems for Latin America employees based in the U.S. The Company incurred net expenses of $24.6, $18.0, and $20.0 for the years ended December 31, 2011, 2010 and 2009, respectively, which were not reimbursed by ING Group.

Funding Agreements

On April 9, 2009, the Company sold a funding agreement in the amount of $600.0 to the Columbine Funding Trust (“CFT”), a special purpose Delaware business trust. CFT, in turn, issued a trust note to ING Bank, an affiliate, which was collateralized by the cash flows from the funding agreement and otherwise matches the terms of the funding agreement. The Company is not a party to the trust note. The funding agreement was scheduled to mature in April 2012, however it was terminated on May 18, 2011 with an early termination fee paid to ING Bank of $8.6. The interest expense related to the funding agreement was $7.5, $20.3, and $16.3 for the twelve months ended December 31, 2011, 2010 and 2009, respectively.

Back-up Facility

On January 26, 2009, ING Group announced it had reached an agreement, for itself and on behalf of certain ING affiliates including the Company, with the Dutch State on an Illiquid Assets Back-up Facility (the “Back-up Facility”) covering 80% of ING’s Alt-A RMBS. Under the terms of the Back-up Facility, a full credit risk transfer to the Dutch State was realized on 80% of ING’s $36.0 billion portfolio of Alt-A RMBS owned by ING Bank, fsb and ING U.S., Inc. subsidiaries, including $3.3 billion of the Alt-A RMBS portfolio owned by ING U.S., Inc. subsidiaries (with respect to each ING U.S., Inc. subsidiary, its “Designated Securities Portfolio” and collectively for all participating ING U.S., Inc. subsidiaries, the “Company’s Designated Securities Portfolio”) (the “ING Dutch State Transaction”). In exchange, the Company received an assignment of the Dutch State payment obligations under the Back-up Facility related to the Company’s Designated Securities Portfolio, which is recorded as Loan-Dutch State obligation on the Consolidated Balance Sheets (the “Dutch State Obligation”). As a result of the risk transfer, the Dutch State participates in 80% of any results of the ING Alt-A RMBS portfolio. The risk transfer to the Dutch State took place at a discount of 10% of par value. In addition, under the Back-up Facility, other fees were paid by the Company and the Dutch State. The Company remains the legal owner of 100% of its Alt-A RMBS portfolio and will remain exposed to 20% of any results on its portfolio. The ING-Dutch State Transaction closed on March 31, 2009, with the risk transfer to the Dutch State taking effect on January 26, 2009.

In order to implement that portion of the ING-Dutch State Transaction related to the Company’s Designated Securities Portfolio, each participating ING U.S., Inc. subsidiary entered into a participation agreement with its affiliates, ING Support Holding B.V. (“ING Support Holding”) and ING, pursuant to which each such ING U.S., Inc. subsidiary conveyed to ING Support Holding an 80% participation interest in its Designated Securities Portfolio and pays a periodic transaction fee, and received, as consideration for the participation, an assignment by

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

ING Support Holding of its right to receive payments from the Dutch State under the Illiquid Assets Back-Up Facility related to its Designated Securities Portfolio among ING, ING Support Holding, and the Dutch State (with respect to each such ING U.S., Inc. subsidiary, the “ING U.S., Inc. subsidiary Back-up Facility”). Under each ING U.S., Inc. subsidiary Back-Up Facility, the Dutch State is obligated to pay certain periodic fees and make certain periodic payments with respect to its Designated Securities Portfolio, and ING Support Holding is obligated to pay a periodic guarantee fee and make periodic payments to the Dutch State equal to the distributions it receives with respect to the 80% participation interest in its Designated Securities Portfolio. The Company incurred net fees of $8.3, $9.4, and $10.8 for the years ended December 31, 2011, 2010, and 2009, respectively.

In a second transaction, a portion of the Company’s Alt-A RMBS was sold for cash to an ING U.S., Inc. subsidiary in the amount of $321.0 that immediately thereafter, sold such securities to ING Direct Bancorp. Contemporaneous with such transfer, ING Direct Bancorp included such purchased securities as part of its Alt-A RMBS portfolio sale to the Dutch State. This transfer closed on March 31, 2009. Upon the closing of these transactions on March 31, 2009, the Company recognized a gain of $870.0, as the securities were impaired and written down to market value in 2008.

19.	Consolidated Investment Entities

The Company provides investment management services to, and has transactions with, various collateralized loan obligations, private equity funds, real estate funds, fund-of-hedge funds, single strategy hedge funds, insurance entities, securitizations, and other investment entities in the normal course of business. In certain instances, the Company serves as the investment manager, making day-to-day investment decisions concerning the assets of these entities. These entities are considered to be either VIEs or VOEs, and the Company evaluates its involvement with each entity to determine whether consolidation is required.

Certain investment entities are consolidated under VIE or VOE consolidation guidance. The Company consolidates entities under the VIE guidance when it is determined that the Company is the primary beneficiary of these entities. The Company consolidates certain entities under the VOE guidance when it acts as the controlling general partner and the limited partners have no substantive rights to impact ongoing governance and operating activities.

With the exception of guarantees issued by the Company in relation to collateral support for reinsurance contracts, the Company has no right to the benefits from, nor does it bear the risks associated with these investments beyond the company’s direct equity and debt investments in and management fees generated from these investment products. Such direct investments amounted to approximately $1.2 billion and $1.0 billion as of December 31, 2011 and 2010, respectively. If the Company were to liquidate, the assets held by consolidated investment entities would not be available to the general creditors of the Company.

Consolidated Investments

CLO Entities

Certain subsidiaries of the Company structure and manage CLO entities created for the sole purpose of offering investors various maturity and risk characteristics by issuing multiple tranches of collateralized debt. The notes issued by the CLO entities are backed by diversified portfolios consisting primarily of senior secured floating rate leveraged loans. Repayment risk is segmented into tranches. The credit rating of these tranches reflect the credit quality of the underlying collateral as well as how much protection a given tranche is afforded by tranches that are subordinate to it, with the most junior tranche bearing the first loss and receiving the residual benefits.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The Company provides collateral management services to the CLO entities. In return for providing management services, the Company earns investment management fees and contingent performance fees. The Company has invested in certain of the entities, generally taking an ownership position in the unrated junior subordinated tranches. The CLO entities are structured and managed similarly but have differing fee structures and initial capital investments made by the Company. The Company’s ownership interests and management and contingent performance fees were assessed to determine if the company is the primary beneficiary of these entities.

In accordance with the Company’s accounting policy on consolidation described in the Business, Basis of Presentation and Significant Accounting Policy note to these Consolidated Financial Statements, the Company consolidated four CLO entities upon the adoption of ASU 2009-17 as of January 1, 2010 (refer to the Business, Basis of Presentation and Significant Accounting Policy note to these Consolidated Financial Statements). In addition, in July 2011 the Company sponsored a new CLO entity and determined that it was its primary beneficiary and consolidated it. The Company continued to consolidate all these entities as of December 31, 2011 and 2010.

The Company has determined that all five CLO entities are thinly capitalized by design, and therefore would fall under the VIE guidance. In these entities, the Company’s role as collateral manager provides it with the contractual power to direct the activities that most significantly impact the VIEs’ economic performance, such as managing the collateral portfolio and its credit risk. Additionally, the Company has determined that it could receive significant benefits and/or absorb significant losses from these CLO entities through the ownership interests it holds in the notes issued by the VIEs as well as through base management and contingent performance fees that it receives as the collateral manager. As a result, the Company has determined that it is the primary beneficiary and should consolidate these five CLO entities.

Prior to the adoption of ASU 2009-17 which is now encompassed in ASC Topic 810, the Company’s ownership interest, which was classified as available-for-sale investments on the Company’s Consolidated Balance Sheets, combined with its other interests (management and incentive fees), were quantitatively assessed to determine if the Company was the primary beneficiary of these entities. The Company determined, for periods prior to the adoption of ASU 2009-17, that it did not absorb the majority of the expected gains or losses from the CLO entities and therefore was not their primary beneficiary and should not consolidate these entities.

The collateral assets of consolidated CLO entities are held solely to satisfy the obligations of the CLO entities, and the investors in the consolidated CLO entities have no recourse to the general credit of the Company for any losses sustained in the CLO entities.

Private Equity, Real Estate, Hedge Funds, and Fund-of-hedge Funds (Partnerships)

The Company invests in and manages various limited partnerships, including single strategy hedge funds, fund of hedge funds, private equity and real estate funds. For entities structured as general partnerships, the Company assessed whether the partnership should be consolidated under the VOE model as described in the Business, Basis of Presentation and Significant Accounting Policy note to these Consolidated Financial Statements. The Company, as a general partner or managing member of certain sponsored investment funds, is generally presumed to control the limited partnerships unless the limited partners have the substantive ability to remove the general partner without cause based upon a simple majority vote, or can otherwise dissolve the partnership, or have substantive participating rights over decision-making of the partnerships.

Based on the above guidance, as of December 31, 2011 and 2010, the Company consolidated 27 funds and 26 funds, respectively, which were structured as partnerships.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

On June 4, 2012, certain insurance company subsidiaries of the Company entered into an agreement to sell certain general account private equity limited partnership investment interest holdings with a carrying value of $812.2 as of March 31, 2012 included in Assets related to consolidated investment entities to a group of private equity funds that are managed by Pomona Management LLC, also a subsidiary of the Company. The transaction resulted in a net pre-tax loss of $91.9 in the second quarter of 2012. The transaction closed in two tranches with the first tranche closed on June 29, 2012 and the second tranche closed on October 29, 2012. Consideration received included $50.0 of promissory notes due in two equal installments at December 31, 2013 and 2014. No additional loss was incurred on the second tranche since the fair value of the alternative investments was reduced to the agreed upon sales price as of June 30, 2012.

Collateral Support for Reinsurance Contracts

Beginning in December 2009, the Company entered into various guarantee agreements involving Karson Capital Limited (“Karson”). Karson is an unaffiliated company that provides collateral alternatives to letters of credit for reinsurance transactions. Karson established the KCL Master Trust (“Master Trust” or “Borrower”), which is a Delaware statutory series trust. The Master Trust enters into securities lending agreements as borrower with various affiliated and unaffiliated banks (“Securities Lenders”) as lenders. Fair value of the loaned securities was $2.7 billion and $1.3 billion as of December 31, 2011 and 2010, respectively, including securities with a fair value of $825.0 and $1.3 billion as of December 2011 and 2010, respectively, provided by ING Bank.

Collateral notes backed by the borrowed securities, with a face value of $2.7 billion and $1.3 billion as of December 31, 2011 and 2010, respectively, were issued by the Master Trust and placed in reinsurance trusts established for the benefit of the Company’s insurance subsidiaries, which are eliminated in the Company’s Consolidated Financial Statements.

The Company has provided certain guarantees of the Borrower’s performance obligations to the Securities Lenders as collateral for the Borrower’s obligations under the securities lending agreements. Additional collateral in the form of letters of credit or similar liquidity obligations have been provided by banks for $2.7 billion and $1.3 billion for the years ended December 31, 2011 and 2010, respectively, including $1.2 billion and $1.3 billion provided by ING Bank. The Company pays the securities lending and LOC fees directly to affiliated and unaffiliated banks. See the Related Parties Transactions note to these Consolidated Financial Statements for further details.

The Master Trust sponsored by Karson has minimal equity, and therefore falls under the VIE model. The Company holds variable interests in this VIE relating to the guarantees of the obligations under the securities lending agreements. The company considered its implicit and explicit financial responsibility to ensure that the Master Trust operates as designed and, thus, determined that the Company has the implied power to direct the activities that most significantly impact the Master Trust’s economic performance under the VIE model. The Company also determined it has the obligation to absorb losses under the securities lending guarantees. Based on these conclusions the Company determined it is the primary beneficiary under the VIE model and should consolidate the Master Trust.

Following the Company’s review of the Master Trust assets, liabilities, revenues, and expenses, a determination was made that although the VIE is subject to consolidation, the securities lending arrangements were not subject to consolidation since the Borrower is not required to recognize borrowed securities on its balance sheet. The obligation to return borrowed securities is only recorded if the securities are sold by the borrower; otherwise, the borrowed securities are just disclosed in the financial statements. The Master Trust reported no other assets, liabilities, revenues, or expenses.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes the components of the consolidated investment entities, excluding reinsurance contracts, at December 31, 2011 and 2010:

	2011	2010
Assets of Consolidated Investment Entities
VIEs – CLO entities:
Cash and cash equivalents	$98.3	$145.7
Corporate loans, at fair value using the fair value option	2,162.9	1,765.6

Total CLO entities	2,261.2	1,911.3
VOEs – Private equity, real estate, hedge funds, and fund-of-hedge funds:
Cash and cash equivalents	38.7	49.0
Limited partnerships/corporations, at fair value	2,860.3	2,255.3
Other assets	15.5	11.5

Total investment funds	2,914.5	2,315.8

Total assets of consolidated investment entities	$5,175.7	$4,227.1

Liabilities of Consolidated Investment Entities
VIEs – CLO entities:
CLO notes, at fair value using the fair value option	$2,057.1	$1,627.6

Total CLO entities	2,057.1	1,627.6
VOEs – Private equity, real estate, hedge funds, and fund-of-hedge funds:
Other liabilities	199.5	183.4

Total investment funds	199.5	183.4

Total liabilities of consolidated investment entities	$2,256.6	$1,811.0

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The following tables reflect the impact of consolidation of investment entities into the Consolidated Balance Sheets as of December 31, 2011 and 2010, and the Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009:

	Before Consolidation(1)	CLOs(2)	VOEs	CLOs Adjustments(3)	VOEs Adjustments(3)	Total
2011
Total investments and cash	$94,677.6	$—	$—	$(77.6)	$(1,142.8)	$93,457.2
Other assets	16,225.4	—	—	—	—	16,225.4
Assets held in consolidated investment entities	—	2,261.2	2,914.5	—	—	5,175.7
Assets held in separate accounts	88,714.5	—	—	—	—	88,714.5

Total assets	$199,617.5	$2,261.2	$2,914.5	$(77.6)	$(1,142.8)	$203,572.8

Future policy benefits and contract owner account balances	$88,358.4	$—	$—	$—	$—	$88,358.4
Other liabilities	10,317.2	—	—	—	—	10,317.2
Liabilities held in consolidated investment entities	—	2,134.7	199.5	(77.6)	—	2,256.6
Liabilities related to separate accounts	88,714.5	—	—	—	—	88,714.5

Total liabilities	187,390.1	2,134.7	199.5	(77.6)	—	189,646.7

Equity attributable to common shareholders	12,227.4	—	2,715.0	—	(2,715.0)	12,227.4
Retained earnings appropriated for investors in consolidated investment entities	—	126.5	—	—	—	126.5
Equity attributable to noncontrolling interest in consolidated investment entities	—	—	—	—	1,572.2	1,572.2

Total liabilities and equity	$199,617.5	$2,261.2	$2,914.5	$(77.6)	$(1,142.8)	$203,572.8

(1)	The Before Consolidation column includes ING’s equity interest in the investment products subsequently consolidated, accounted for as equity method and available-for-sale investments.
(2)

The Company adopted guidance now encompassed in ASC Topic 810 on January 1, 2010, resulting in the consolidation of certain CLOs. In accordance with the standard, prior periods have not been restated to reflect the consolidation of theses CLOs. Prior to January 1, 2010, the Company was not deemed to be the primary beneficiary of these CLOs.

(3)

Adjustments include the elimination of intercompany transactions between the Company and its consolidated investment entities, primarily the elimination of the Company’s equity at risk recorded as investments by the Company (before consolidation) against either equity (private equity and real estate partnership funds) or senior and subordinated debt (CLOs) of the funds.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

	Before Consolidation(1)	CLOs(2)	VOEs	CLOs Adjustments(3)	VOEs Adjustments(3)	Total
2010
Total investments and cash	$88,503.3	$—	$—	$(106.5)	$(895.4)	$87,501.4
Other assets	17,059.9	—	—	—	—	17,059.9
Assets held in consolidated investment entities	—	1,911.3	2,315.8	—	—	4,227.1
Assets held in separate accounts	95,588.1	—	—	—	—	95,588.1

Total assets	$201,151.3	$1,911.3	$2,315.8	$(106.5)	$(895.4)	$204,376.5

Future policy benefits and contract owner account balances	$83,642.8	$—	$—	$—	$—	$83,642.8
Other liabilities	15,266.8	—	—	—	—	15,266.8
Liabilities held in consolidated investment entities	—	1,734.1	183.4	(106.5)	—	1,811.0
Liabilities related to separate accounts	95,588.1	—	—	—	—	95,588.1

Total liabilities	194,497.7	1,734.1	183.4	(106.5)	—	196,308.7

Equity attributable to common shareholders	6,653.6	—	2,132.4	—	(2,132.4)	6,653.6
Retained earnings appropriated for investors in consolidated investment entities	—	177.2	—	—	—	177.2
Equity attributable to noncontrolling interest in consolidated investment entities	—	—	—	—	1,237.0	1,237.0

Total liabilities and equity	$201,151.3	$1,911.3	$2,315.8	$(106.5)	$(895.4)	$204,376.5

(1)	The Before Consolidation column includes ING’s equity interest in the investment products subsequently consolidated, accounted for as equity method and available-for-sale investments.
(2)

The Company adopted guidance now encompassed in ASC Topic 810 on January 1, 2010, resulting in the consolidation of certain CLOs. In accordance with the standard, prior periods have not been restated to reflect the consolidation of theses CLOs. Prior to January 1, 2010, the Company was not deemed to be the primary beneficiary of these CLOs.

(3)

Adjustments include the elimination of intercompany transactions between the Company and its consolidated investment entities, primarily the elimination of the Company’s equity at risk recorded as investments by the Company (before consolidation) against either equity (private equity and real estate partnership funds) or subordinated debt (CLOs) of the funds.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

	Before Consolidation(1)	CLOs(2)	VOEs	CLOs Adjustments(3)	VOEs Adjustments(3)	Total
2011
Revenues:
Net investment income	$5,104.7	$—	$—	$(11.5)	$(124.4)	$4,968.8
Fee income	3,614.5	—	—	(10.9)	—	3,603.6
Premiums	1,770.0	—	—	—	—	1,770.0
Net realized capital losses	(1,531.4)	—	—	—	—	(1,531.4)
Other income	428.2	—	—	—	—	428.2
Income related to consolidated investment entities	—	41.0	438.6	—	—	479.6

Total revenues	9,386.0	41.0	438.6	(22.4)	(124.4)	9,718.8
Benefits and expenses:
Policyholder benefits and Interest credited and other benefits to contract owners	5,742.0	—	—	—	—	5,742.0
Other expense	3,557.1	—	—	—	—	3,557.1
Operating expenses related to consolidated investment entities	—	91.7	72.6	(22.4)	—	141.9

Total benefits and expenses	9,299.1	91.7	72.6	(22.4)	—	9,441.0
Income (loss) income before income taxes	86.9	(50.7)	366.0	—	(124.4)	277.8
Income tax expense (benefit)	175.0	—	—	—	—	175.0

Net income (loss)	(88.1)	(50.7)	366.0	—	(124.4)	102.8

Less: Net income (loss) income attributable to noncontrolling interest	—	(50.7)	—	—	241.6	190.9

Net income (loss) available to ING U.S., Inc.’s common shareholder	$(88.1)	$—	$366.0	$—	$(366.0)	$(88.1)

(1)

The Before Consolidation column includes ING’s equity interest in the investment products accounted for as equity method (private equity and real estate partnership funds) and available-for-sale investments (CLOs). The net income arising from consolidation of CLOs is completely attributable to other investors in these CLOs, as the Company’s share has been eliminated through consolidation.

(2)

The Company adopted guidance now encompassed in ASC Topic 810 on January 1, 2010, resulting in the consolidation of certain CLOs. In accordance with the standard, prior periods have not been restated to reflect the consolidation of theses CLOs. Prior to January 1, 2010, the Company was not deemed to be the primary beneficiary of these CLOs.

(3)

Adjustments include the elimination of intercompany transactions between the Company and its consolidated investment products, primarily the elimination of the Company’s management fees expensed by the funds and recorded as operating revenues (before consolidation) by the Company.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

	Before Consolidation(1)	CLOs(2)	VOEs	CLOs Adjustments(3)	VOEs Adjustments(3)	Total
2010
Revenues:
Net investment income	$5,085.0	$—	$—	$(7.3)	$(90.7)	$4,987.0
Fee income	3,526.5	—	—	(10.0)	—	3,516.5
Premiums	1,707.5	—	—	—	—	1,707.5
Net realized capital losses	(1,678.0)	—	—	—	—	(1,678.0)
Other income	547.0	—	—	—	—	547.0
Income related to consolidated investment entities	—	(52.1)	246.3	—	—	194.2

Total revenues	9,188.0	(52.1)	246.3	(17.3)	(90.7)	9,274.2
Benefits and expenses:
Policyholder benefits and Interest credited and other benefits to contract owners	5,027.3	—	—	—	—	5,027.3
Other expense	4,112.6	—	—	—	—	4,112.6
Operating expenses related to consolidated investment entities	—	67.9	45.9	(17.3)	—	96.5

Total benefits and expenses	9,139.9	67.9	45.9	(17.3)	—	9,236.4
Income (loss) before income taxes	48.1	(120.0)	200.4	—	(90.7)	37.8
Income tax expense (benefit)	171.0	—	—	—	—	171.0

Net income (loss)	(122.9)	(120.0)	200.4	—	(90.7)	(133.2)

Less: Net income (loss) attributable to noncontrolling interest	—	(120.0)	—	—	109.7	(10.3)

Net income (loss) available to ING U.S., Inc.’s common shareholder	$(122.9)	$—	$200.4	$—	$(200.4)	$(122.9)

(1)

The Before Consolidation column includes ING’s equity interest in the investment products accounted for as equity method (private equity and real estate partnership funds) and available-for-sale investments (CLOs). The net income arising from consolidation of CLOs is completely attributable to other investors in these CLOs, as the Company’s share has been eliminated through consolidation.

(2)

The Company adopted guidance now encompassed in ASC Topic 810 on January 1, 2010, resulting in the consolidation of certain CLOs. In accordance with the standard, prior periods have not been restated to reflect the consolidation of theses CLOs. Prior to January 1, 2010, the Company was not deemed to be the primary beneficiary of these CLOs.

(3)

Adjustments include the elimination of intercompany transactions between the Company and its consolidated investment products, primarily the elimination of the Company’s management fees expensed by the funds and recorded as operating revenues (before consolidation) by the Company.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

	Before Consolidation(1)	VOEs	VOEs Adjustments(2)	Total
2009
Revenues:
Net investment income	$5,439.0	$—	$129.6	$5,568.6
Fee income	3,325.1	—	—	3,325.1
Premiums	1,985.5	—	—	1,985.5
Net realized capital losses	(2,178.7)	—	—	(2,178.7)
Other income	947.8	—	—	947.8
Income related to consolidated investment entities	—	(284.1)	—	(284.1)

Total revenues	9,518.7	(284.1)	129.6	9,364.2
Benefits and expenses:
Policyholder benefits and Interest credited and other benefits to contract owners	5,629.9	—	—	5,629.9
Other expense	4,790.0	—	—	4,790.0
Operating expenses related to consolidated investment entities	—	52.9	—	52.9

Total benefits and expenses	10,419.9	52.9	—	10,472.8
Income (loss) income before income taxes	(901.2)	(337.0)	129.6	(1,108.6)
Income tax expense (benefit)	(298.0)	—	—	(298.0)

Net income (loss)	(603.2)	(337.0)	129.6	(810.6)

Less: Net income (loss) attributable to noncontrolling interest	—	—	(207.4)	(207.4)

Net loss available to ING U.S., Inc.’s common shareholder	$(603.2)	$(337.0)	$337.0	$(603.2)

(1)	The Before Consolidation column includes ING’s equity interest in the investment products accounted for as equity method (private equity and real estate partnership funds).
(2)

Adjustments include the elimination of intercompany transactions between the Company and its consolidated investment products, primarily the elimination of the Company’s management fees expensed by the funds and recorded as operating revenues (before consolidation) by the Company.

Fair Value Measurement

Upon consolidation of CLO entities, the Company elected to apply the FVO for financial assets and financial liabilities held by these entities and continued to measure these assets (primarily corporate loans) and liabilities (debt obligations issued by CLO entities) at fair value in subsequent periods. The Company has elected the FVO to more closely align its accounting with the economics of its transactions and allows the Company to more effectively align changes in the fair value of CLO assets with a commensurate change in the fair value of CLO liabilities.

Investments held by consolidated private equity, real estate, single strategy hedge funds and fund-of-hedge funds are measured and reported in the Company’s Consolidated Financial Statements. Changes in the fair value of consolidated investment entities are recorded as a separate line item within Income related to Consolidated Investment Entities in the Company’s Consolidated Statements of Operations.

The fair value for CLO notes is determined using an income approach, driven by cash flows expected to be received from the portfolio inputs of underlying assets. The valuation inputs include market yields, default notes,

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

recovery rate and recovery lag, which are determined primarily based on the nature of the investments in the underlying collateral pool and cannot be consolidated by securable market data. Hence, CLO notes issued by consolidated CLO entities are classified within Level 3 of the fair value hierarchy.

The methodology for measuring the fair value and fair value hierarchy classification of financial assets and liabilities of consolidated investment entities is consistent with the methodology and fair value hierarchy rules applied by the Company to its investment portfolio. Refer to the “Fair Value Measurement” section of the Business, Basis of Presentation and Significant Policies note to these Consolidated Financial Statements.

As discussed in more detail below, the Company utilizes valuations obtained from third-party commercial pricing services, brokers, and investment sponsor or third-party administrator that supplies NAV (or its equivalent) per share used as a practical expedient. The valuations obtained from brokers and third-party commercial pricing services are non-binding. These valuations are reviewed on a monthly or quarterly basis (dependent on the type of fund or product). Procedures include, but are not limited to, a review of underlying fund investor reports, review of top and worst performing funds requiring further scrutiny, review of variance from prior periods and review of variance from benchmarks, where applicable. In addition, the Company considers both macro and fund specific events which may impact the latest NAV supplied and determines if further adjustment of value should be made. Such changes, if any, are subject to senior management review.

When a price cannot be obtained from a commercial pricing service, independent broker quotes are solicited. Securities priced using independent broker quotes are classified as Level 3. Broker quotes and prices obtained from pricing services are reviewed and validated through an internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or monitoring of trading volumes.

Cash and Cash Equivalents

The carrying amounts for cash reflect the assets’ fair values. The fair value for cash equivalents is determined based on quoted market prices. These assets are classified as Level 1.

VIEs – CLO Entities

Corporate loans – The fair values for corporate loans are determined using independent commercial pricing services. Fair value measurement based on pricing services may be classified in Level 2 or Level 3 depending on the type, complexity, observability and liquidity of the asset being measured. Assets held by consolidated CLO entities are comprised of corporate loans, which are generally not complex instruments. The inputs used by independent commercial pricing services, such as benchmark yields and credit risk adjustments, are those that are derived principally from or corroborated by observable market data. Hence, the fair value measurement of corporate loans priced by independent pricing service providers is classified within Level 2 of the fair value hierarchy.

The collateral assets held by consolidated CLOs consist primarily of corporate loans. Corporate loan investments, which comprise the majority of consolidated CLO portfolio collateral, are senior secured corporate loans from a variety of industries, including but not limited to the aerospace and defense, broadcasting, technology, utilities, household products, healthcare, oil and gas, and finance industries. Corporate loans mature at various dates between 2011 and 2021, pay interest at Libor or PRIME plus a spread of up to 9.5%, and typically range in credit rating categories from A+ down to unrated. At December 31, 2011 and 2010, the unpaid principal balance exceeded the fair value of the corporate loans by approximately $109.0 and $58.9, respectively. Less than 1% of the collateral assets are in default as of December 31, 2011 and 2010.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

CLO notes – The fair value for the CLO notes is determined using an income approach, driven by cash flows expected to be received from the portfolio of underlying assets. The valuation inputs include market yields, default rates, recovery rate and recovery lag, which are determined primarily based on the nature of the investments in the underlying collateral pool and cannot be corroborated by observable market data. Accordingly, CLO notes issued by consolidated CLO entities are classified within Level 3 of the fair value hierarchy.

Notes issued by consolidated CLOs mature at various dates between 2020 and 2022 and have a weighted average maturity of 9.6 years. The CLO notes are issued in various tranches with different risk profiles. The interest rates are generally variable rates based on Libor plus a pre-defined spread, which varies from 0.22% for the more senior tranches to 5.00% for the more subordinated tranches. The outstanding balance on the notes issued by consolidated CLOs exceeds their fair value by approximately $275.0 and $266.0 as of December 31, 2011 and December 31, 2010, respectively. The investors in this debt are not affiliated with the Company and have no recourse to the general credit of the Company for this debt.

VOEs – Private Equity, Real Estate, Single Strategy Hedge Funds, and Fund-of-hedge Funds

Investments, at fair value, primarily represent the Company’s investments in private equity funds, real estate funds, single strategy hedge funds and fund-of-hedge funds. The fair value for these investments is estimated based on the NAV from the latest financial statements of these funds provided by the fund’s investment manager or third-party administrator.

Investments in these funds typically may not be fully redeemed at NAV within 90 days because of inherent restrictions on near-term redemptions. Therefore, these investments are classified within Level 3 of the fair value hierarchy.

At December 31, 2011 and 2010, the fair value hierarchy levels of consolidated investment entities are presented in the table below:

	2011
	Fair Value Measurements	Level 1	Level 2	Level 3
Assets
VIEs – CLO entities:
Cash and cash equivalents	$98.3	$98.3	$—	$—
Corporate loans, at fair value	2,162.9	—	2,162.9	—
VOEs – Private equity, real estate, hedge funds, and funds of hedge funds:
Cash and cash equivalents	38.7	38.7	—	—
Investments, at fair value	2,860.3	—	—	2,860.3

Total assets at fair value	$5,160.2	$137.0	$2,162.9	$2,860.3

Liabilities
VIEs – CLO entities CLO notes, at fair value	$2,057.1	$—	$—	$2,057.1

Total liabilities at fair value	$2,057.1	$—	$—	$2,057.1

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

	2010
	Fair Value Measurements	Level 1	Level 2	Level 3
Assets
VIEs – CLO entities:
Cash and cash equivalents	$145.7	$145.7	$—	$—
Corporate loans, at fair value	1,765.6	—	1,765.6	—
VOEs – Private equity, real estate, hedge funds, and funds of hedge funds:
Cash and cash equivalents	49.0	49.0	—	—
Investments, at fair value	2,255.3	—	—	2,255.3

Total assets at fair value	$4,215.6	$194.7	$1,765.6	$2,255.3

Liabilities
VIEs – CLO entities CLO notes, at fair value	$1,627.6	$—	$—	$1,627.6

Total liabilities at fair value	$1,627.6	$—	$—	$1,627.6

Level 3 assets primarily include investments in private equity, real estate, hedge funds, and funds of funds held by the consolidated VOEs, while the Level 3 liabilities consist of CLO notes. Transfers of investments out of Level 3 and into Level 2 or Level 1, if any, are recorded as of the beginning of the period in which the transfer occurred. During the years ended December 31, 2011 and 2010, there were no transfers in or out of Level 3, or transfers between Level 1 and Level 2.

The reconciliation of the beginning and ending fair value measurements for Level 3 assets and liabilities using significant unobservable inputs for years 2011 and 2010 is presented in the table below. Note that the format of the Level 3 reconciliation for the year ended December 31, 2011 has changed because the Company has adopted the provisions of ASU 2010-06. Refer to the Business, Basis of Presentation and Significant Accounting Policies note to these Consolidated Financial Statements for a detailed discussion of the adoption of ASU 2010-06 by the Company.

	2011
	Beginning Balance January 1	Deconsolidation(1)	Purchases(2)	Sales(2)	Gains (Losses) Included in the Consolidated Statement of Operations	Ending Balance December 31
Assets
VOEs – Private equity, real estate, hedge funds, and funds of hedge funds:
Investments, at fair value	$2,255.3	$(27.1)	$1,630.8	$(1,459.5)	$460.8	$2,860.3

Total assets at fair value	$2,255.3	$(27.1)	$1,630.8	$(1,459.5)	$460.8	$2,860.3

Liabilities
VIEs – CLO entities:
CLO notes, at fair value	$(1,627.6)	$—	$(404.0)	$1.0	$(26.5)	$(2,057.1)

Total liabilities at fair value	$(1,627.6)	$—	$(404.0)	$1.0	$(26.5)	$(2,057.1)

(1)	See “Deconsolidations of Certain Investment Entities” in the section below.
(2)

The Company adopted the provisions of ASU 2010-06. Refer to Business, Basis of Presentation and Significant Accounting Policies of these Consolidated Financial Statements for a more detailed discussion.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

	2010
	Beginning Balance January 1	Transition Adjustment	Deconsolidation(1)	Purchases and Sales, Net	Gains (Losses) Included in the Consolidated Statement of Operations	Ending Balance December 31
Assets
VOEs – Private equity, real estate, hedge funds, and funds of hedge funds:
Investments, at fair value	$1,987.1	$—	$(66.5)	$93.7	$241.0	$2,255.3

Total assets at fair value	$1,987.1	$—	$(66.5)	$93.7	$241.0	$2,255.3

Liabilities
VIEs – CLO entities:
CLO notes, at fair value	$—	$(1,431.4)	$—	$—	$(196.2)	$(1,627.6)

Total liabilities at fair value	$—	$(1,431.4)	$—	$—	$(196.2)	$(1,627.6)

(1)	See “Deconsolidations of Certain Investment Entities” in the section below.

Deconsolidation of Certain Investment Entities

During 2011, the Company deconsolidated one investment fund because the fund started the liquidation process and began to make capital distributions to its partners in the last quarter of 2011. The Company owned the entire investment fund prior to deconsolidation. The Company did not have any outstanding capital commitments to this fund as part of the deconsolidation date. This fund has closed and therefore, the Company no longer has any involvement.

During 2010, the Company deconsolidated one investment fund because the fund was in the liquidation process and the Company as a sole investor in this fund did not have any outstanding capital commitments to it. Prior to deconsolidation, the investment fund was owned by various subsidiaries of the Company. The Company uses the equity method of accounting for its investment in this fund ($8.8 and $22.2 as of December 31, 2011 and 2010, respectively) and reported within Limited partnerships on the Consolidated Balance Sheets. The Company continues to oversee the final liquidation.

During 2009, the Company deconsolidated six investment funds in total.

•

Three funds of which the Company was the general partner were deconsolidated based on their final liquidation and distribution of all net assets. These funds have fully liquidated and therefore, the Company no longer has any involvement.

•

Two funds of which the Company was the general partner were deconsolidated as the Company ceased to act as an investment manager. The Company remains as a limited partner investor and continues to earn a share of performance fee income now earned by the new general partner.

•

One fund was deconsolidated as the Company no longer retained control over the fund’s activities due to certain bankruptcy proceedings within the fund itself. The fund’s investors remain and await bankruptcy settlement at which time the fund will distribute proceeds and be closed.

As a result of these deconsolidations, there has not been a material impact to the Consolidated Statements of Operations for the years ended December 31, 2011, 2010, and 2009.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Non-consolidated VIEs

CLO Entities

In addition to the consolidated CLO entities, the Company also holds variable interest in certain CLO entities which are not consolidated as it has been determined that the Company is not the primary beneficiary. With these CLO entities, the Company serves as the investment manager and receives investment management fees and contingent performance fees. Generally, the Company does not hold any interest in the non-consolidated CLO entities. The Company has never provided and is not obligated to provide any financial or other support to these entities.

Although the Company has the power to direct the activities that significantly impact the economic performance for CLO entities, it does not hold a significant variable interest in any of these CLO entities and, as such, does not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Based on this analysis, the Company is not considered the primary beneficiary of any of these CLO entities, and has not consolidated. The Company will review its assumptions on a periodic basis to determine if conditions have changed such that the projection of these contingent fees becomes significant enough to reconsider the Company’s consolidation status as variable interest holder. At December 31, 2011 and 2010, the Company did not hold any ownership interests in these unconsolidated CLOs and its maximum exposure was equal to zero.

The following table presents the December 31, 2011 and 2010 carrying amounts of total assets and liabilities of the VIEs in which the Company has concluded that it holds a variable interest, but is not the primary beneficiary. The Company determines its maximum exposure to loss to be: (i) the amount invested in the debt or equity of the VIE and (ii) other commitments and guarantees to the VIE.

	2011	2010
Carrying amount	$—	$—
Maximum exposure to loss	—	—
Assets of non-consolidated investment entities	1,773.0	1,876.6
Liabilities of non-consolidated investment entities	1,777.1	1,887.9

Investment Funds

The Company manages or holds investments in certain private equity funds, fund of hedge funds and single strategy hedge funds. These funds are managed as a portfolio of investments that use advanced investment strategies such as leverage, long, short and derivative positions in both domestic and international markets with the goal of generating high returns. With these entities, the Company serves as the investment manager and is entitled to receive investment management fees and contingent performance fees that are generally expected to be insignificant. The Company does not hold any equity interest in these fund VIEs and has never provided and is not obligated to provide any financial or other support to these funds.

Although the Company has the power to direct the activities that significantly impact the economic performance of the funds, it does not hold a significant variable interest in any of these funds and, as such, does not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Accordingly, the Company is not considered the primary beneficiary and did not consolidate any of these investment funds.

In addition, the Company does not consolidate the funds, in which its involvement takes a form of a limited partner interest and is restricted to a role of a passive investor, as a limited partner’s interest does not provide the Company with any substantive kick-out or participating rights, which would overcome the presumption of control by the general partner.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Securitizations

The Company invests in various tranches of securitization entities, including RMBS, CMBS and ABS. Certain RMBS investments represent agency pass-through securities and close-to-the-index tranches issued by Fannie Mae, Freddie Mac, or a similar government-sponsored entity. Investments held by the Company in non-agency RMBS and CMBS also include interest-only, principal-only, and inverse floating securities. Through its investments, the Company is not obligated to provide any financial or other support to these entities.

Each of the RMBS, CMBS, and ABS entities described above are thinly capitalized by design, and considered VIEs under ASC 810-10-25 as amended by ASU 2009-17. As discussed above, the Company’s involvement with these entities is limited to that of a passive investor. The Company has no unilateral right to appoint or remove the servicer, special servicer, or investment manager, which are generally viewed to have the power to direct the activities that most significantly impact the securitization entities’ economic performance, in any of these entities, nor does the Company function in any of these roles. The Company through its investments or other arrangements does not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Therefore, the Company is not the primary beneficiary and will not consolidate any of the RMBS, CMBS, and ABS entities it holds investments in. These investments are accounted for as investments available-for-sale as described in the Fair Value Measurements note to these Consolidated Financial Statements, and unrealized capital gains (losses) on these securities are recorded directly in AOCI, except for certain RMBS which are accounted for under the FVO whose change in fair value is reflected in Net investment income in the Consolidated Statements of Operations. The Company’s maximum exposure to loss on these structured investments is limited to the amount of its investment. Refer to the Investments note of these Consolidated Financial Statements for details regarding the carrying amounts and classifications of these assets.

20.	Segments

The Company provides its principal products and services in three ongoing businesses and reports results through five ongoing segments as follows:

Business	Segment
Retirement Solutions	Retirement Annuities

Investment Management	Investment Management

Insurance Solutions	Individual Life Employee Benefits Employee Benefits

The Company also has a Corporate segment, which includes the financial data not directly related to the businesses, and Closed Block segments, which includes non-strategic products that are in run-off and no longer being actively marketed and sold.

These segments reflect the manner by which the Company’s chief operating decision maker views and manages the business. The following is a brief description of these segments, as well as Corporate and Closed Block segments.

Retirement Solutions

The Retirement Solutions business provides its products through two segments: Retirement and Annuities. The Retirement segment provides tax-deferred, employer-sponsored retirement savings plans and administrative

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

services in corporate, health, education and government markets, as well as rollover IRA and other retail financial products. The Annuities segment primarily provides fixed, indexed and payout annuities and custodial mutual funds for pre-retirement wealth accumulation and post-retirement income management, primarily sold through multiple channels.

Investment Management

The Investment Management business provides investment products and retirement solutions through a broad range of traditional and alternative asset classes, geographies and styles, in separate accounts, pooled accounts, annuity portfolios and mutual funds. Products and services are offered to institutional clients, including public, corporate and union retirement plans, endowments and foundations and insurance companies, as well as individual investors and affiliated U.S. businesses and are distributed through the Company’s direct sales force, consultant channel and intermediary partners (such as banks, broker-dealers and independent financial advisers).

Insurance Solutions

The Insurance Solutions business provides its products through two segments: Individual Life and Employee Benefits. The Individual Life segment provides wealth protection and transfer opportunities through universal, variable and term life products, distributed through an independent channel, strategic distribution channel and specialty markets channel to meet personal and business needs of a broad range of customers from the middle market to the mass affluent. The Employee Benefits segment provides life, stop loss, disability and voluntary employee paid products to mid-sized and large businesses.

Corporate

Corporate includes corporate operations and corporate level assets and financial obligations. The Corporate segment includes investment income on assets backing surplus in excess of amounts held at the segment level, financing and interest expenses, other items not allocated to segments, such as certain expenses and liabilities of employee benefit plans and intercompany eliminations.

Closed Blocks

Closed Blocks include the Closed Block Variable Annuity, Closed Block Institutional Spread Products, and Closed Block Other, which are in run-off. Closed Block Variable Annuity and Closed Block Institutional Spread Products (which issues guaranteed investment contracts and funding agreements) are no longer being actively marketed and sold, but are managed to minimize capital risk. The Closed Block Other segment mainly consists of the contingent consideration, promissory notes and loss related to the 2010 sale of three of the Company’s broker-dealers, the amortization of the deferred gain related to the divestment of Group Reinsurance in 2010 via reinsurance and the Individual Reinsurance segment that was divested in 2004 via reinsurance.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Measurement

Operating income (loss) before income taxes is an internal measure used by management to evaluate segment performance. The Company uses the same accounting policies and procedures to measure segment operating income (loss) before income taxes as it does for consolidated net income (loss). Operating income (loss) before income taxes does not replace net income (loss) as the U.S. GAAP measure of the Company’s consolidated results of operations and is calculated by adjusting each segment’s income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations, and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements, and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA, and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with the Company’s long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in the Company’s nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, VMCR and VOCRA;

•	Immediate recognition of net actuarial gains (losses) related to the Company’s pension and other post-employment benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to the Company’s acquisition of CitiStreet, and certain third-party expenses related to the anticipated divestment of the Company by ING Group.

Operating income (loss) before income taxes also does not reflect the results of operations of the Company’s Closed Block Variable Annuity segment, since this segment is managed to focus on protecting regulatory reserves and rating agency capital rather than achieving operating metrics. When the Company presents the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to the Company’s Closed Block Variable Annuity segment.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

The summary below reconciles operating income (loss) before income taxes for the segments to Income (loss) before income taxes for the years ended December 31, 2011, 2010, and 2009:

	2011	2010	2009
Retirement Solutions:
Retirement	$441.9	$469.6	$358.3
Annuities	387.6	115.0	48.7
Investment Management	87.5	50.1	44.4
Insurance Solutions:
Individual Life	279.3	313.5	301.1
Employee Benefits	83.3	82.0	37.2

Ongoing Businesses	1,279.6	1,030.2	789.7
Corporate	(230.2)	(399.1)	(470.5)
Closed Blocks:
Closed Block Institutional Spread Products	83.2	(3.8)	1.8
Closed Block Other	(13.0)	(6.7)	6.9

Closed Blocks	70.2	(10.5)	8.7

Total operating income (loss) before income taxes	1,119.6	620.6	327.9

Adjustments:
Closed Block Variable Annuity	(564.5)	(220.2)	(1,864.8)
Net realized investment gains (losses) and related charges and adjustments	71.8	(96.4)	538.0
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(269.4)	(30.0)	186.4
Loss related to businesses exited through reinsurance or divestment	(35.1)	(3.3)	(20.4)
Income (loss) attributable to noncontrolling interests	190.9	(10.3)	(207.4)
Loss on early extinguishment of debt	—	(108.3)	—
Immediate recognition of net actuarial gains (losses) related to the Company’s pension and other post-employment benefit obligations and impacts of plan amendments and curtailments	(157.8)	(47.5)	2.6
Other adjustments to operating income (loss)	(77.7)	(66.8)	(70.9)

Income (loss) before income taxes	$277.8	$37.8	$(1,108.6)

Operating revenues is a measure of the Company’s segment revenues. The Company calculates operating revenues by adjusting each segment’s revenues for the following items:

•

Net realized investment gains (losses) and related charges and adjustments include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option (“FVO”) unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest. These are net of related amortization of unearned revenue;

•

Loss on change in fair value of derivatives related to guaranteed benefits include changes in the fair value of derivatives related to guaranteed benefits, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with the Company’s long-term expectations and includes the cost of hedging.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

All other derivative and reserve changes related to guaranteed benefits are excluded from operating revenues, including the impacts related to changes in the Company’s non-performance spread;

•	Revenues related to businesses exited through reinsurance or divestment;

•	Revenues attributable to noncontrolling interests; and

•

Other adjustments to operating revenues primarily reflect fee income earned by the Company’s broker-dealers for sales of non-proprietary products, which are reflected net of commission expense in the Company’s segments’ operating revenues.

Operating revenues also does not reflect the revenues of the Company’s Closed Block Variable Annuity segment, since this segment is managed to focus on protecting regulatory reserves and rating agency capital rather than achieving operating metrics. When the Company presents the adjustments to Total revenues on a consolidated basis, each adjustment excludes the relative portions attributable to the Company’s Closed Block Variable Annuity segment.

The summary below reconciles operating revenues for the segments to Total revenues for the years ended December 31, 2011, 2010, and 2009:

	2011	2010	2009
Retirement Solutions:
Retirement	$2,225.4	$2,179.0	$2,024.5
Annuities	1,401.4	1,482.5	1,442.7
Investment Management	491.9	454.5	392.0
Insurance Solutions:
Individual Life	2,785.0	2,613.4	2,546.6
Employee Benefits	1,246.2	1,277.8	1,357.2

Ongoing Businesses	8,149.9	8,007.2	7,763.0
Corporate	(13.7)	(132.3)	(73.8)
Closed Blocks:
Closed Block Institutional Spread Products	188.1	167.6	308.6
Closed Block Other	52.2	64.3	88.4

Closed Blocks	240.3	231.9	397.0

Total operating revenues	8,376.5	8,106.8	8,086.2

Adjustments:
Closed Block Variable Annuity	794.9	677.7	(325.3)
Net realized investment gains (losses) and related charges and adjustments	219.2	47.7	358.1
Gain (loss) on change in fair value of derivatives related to guaranteed benefits	(399.0)	(66.9)	138.6
Revenues related to businesses exited through reinsurance or divestment	116.1	137.6	1,049.4
Revenues attributable to noncontrolling interests	399.1	143.2	(99.7)
Other adjustments to operating revenues	212.0	228.1	156.9

Total revenues	$9,718.8	$9,274.2	$9,364.2

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

Segment Information

The following is a summary of certain financial information for the Company’s segments for the years ended December 31, 2011, 2010 and 2009:

The Investment Management segment revenues include the following intersegment revenues, primarily consisting of asset-based management and administration fees. Balances for the years ended December 31, 2011, 2010 and 2009 reflect the current fee structure pursuant to the asset management agreement.

	2011	2010	2009
Investment management intersegment revenues	$164.1	$156.8	$170.8

The summary below presents Total assets for the Company’s segments as of December 31, 2011 and 2010:

	2011	2010
Retirement Solutions:
Retirement	$76,076.8	$74,631.4
Annuities	29,969.5	29,852.3
Investment Management	507.6	542.7
Insurance Solutions:
Individual Life	24,527.8	23,637.0
Employee Benefits	2,586.6	2,510.5

Ongoing Businesses	133,668.3	131,173.9
Corporate	3,328.6	2,728.8
Closed Blocks:
Closed Block Variable Annuity	47,564.3	49,506.4
Closed Block Institutional Spread Products	6,234.7	8,903.5
Closed Block Other	8,821.6	8,838.7

Closed Blocks	62,620.6	67,248.6

Total assets of segments	199,617.5	201,151.3
Noncontrolling interest	3,955.3	3,225.2

Total assets	$203,572.8	$204,376.5

21.	Subsequent Events

On April 12, 2012, the maturity for ING U.S., Inc.’s $500.0 floating rate loan agreement with ING Insurance was extended until April 29, 2016.

On April 20, 2012, the Company entered into a $5.0 billion Senior Unsecured Credit Facility (“Credit Facility”) with a syndicate of banks, replacing financing that was either internally funded or guaranteed by ING Insurance. As part of the Credit Facility, the Company entered into a committed Revolving Credit Agreement (“Revolving Credit Agreement”). The Revolving Credit Agreement includes a $3.5 billion LOC facility that includes a revolving credit sublimit of $1.5 billion. The total outstanding amount of LOCs and revolving credit outstanding may not exceed $3.5 billion. ING Bank, an affiliate of the Company, has committed up to $250.0 in financing as a member of the syndicate which entered into the Revolving Credit Agreement. The cost of LOCs and revolving loans vary depending on the current credit rating of the Company and currently is LIBOR plus 200 basis points. The Revolving Credit Agreement expires on April 20, 2015 at which time any outstanding amounts are due.

ING U.S., Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in millions, unless otherwise stated)

As part of the Credit Facility, the Company also entered into a $1.5 billion syndicated Term Loan Agreement (“Term Loan Agreement”). The Company pays interest under the Term Loan Agreement at a variable rate based on the current credit rating of the Company and currently is LIBOR plus 200 basis points. The Company is required to make principal payments totaling 5.0% of the original borrowing amount each 3 months for the first 12 months of the Loan Agreement and 7.5% each 3 months for the second 12 months. The Loan Agreement expires on April 20, 2014 at which time all remaining borrowed amounts are due.

ING Bank acted as Joint Lead Arranger, Joint Book Manager, and Documentation Agent for these transactions. For these services, ING Bank received various fees totaling $3.3.

The Company replaced $1.4 billion of LOCs issued under a $2.5 billion Syndicated LOC Facility entered into on May 4, 2010, with LOCs issued under the Revolving Credit Agreement on April 20, 2012. LOCs issued by ING Bank under the Revolving Credit Agreement amounted to $101.4.

Also on April 20, 2012, proceeds amounting to $2.0 billion from the Credit Facility were used by the Company to repay intercompany loans and for general corporate purposes. The Company continues to maintain reciprocal loan agreements with affiliates.

On July 13, 2012, the Company issued $850.0 in 5.5% unsecured Senior Notes due 2022 (the “2022 Notes”) in a private placement with registration rights. The 2022 Notes are guaranteed by Lion Connecticut Holdings, Inc., a wholly owned subsidiary of the Company. Interest is paid semi-annually on each January 15 and July 15, commencing on January 15, 2013. ING Financial Markets, LLC, an affiliate, served as Joint Book Running Manager and was paid $0.3 for its services. The Company used the proceeds of the 2022 Notes to repay $500.0 of the direct borrowings under the Revolving Credit Agreement. As a result of the issuance of the $850.0 2022 Notes, the revolving credit borrowing sublimit was reduced by 50% of the issuance to $1,075.0. The remaining proceeds of the 2022 Notes will be used for general corporate purposes including the retirement of commercial paper.

On September 6, 2012, the Company entered into a Reimbursement Agreement with a third party bank providing for $390.0 of initial funding in the form of a variable funding trust note and letters of credit. This funding can increase up to $1.2 billion prior to the scheduled maturity date of the transaction in June 2022 and will be used to support the reinsurance obligations of the Company’s captive subsidiary, Roaring River III, LLC.

ING U.S., Inc.

Condensed Consolidated Balance Sheets

September 30, 2012 (Unaudited) and December 31, 2011

(In millions, except share data)

	As of September 30, 2012	As of December 31, 2011
Assets:
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost of $63,056.1 at 2012 and $61,800.5 at 2011)	$71,038.4	$67,405.6
Fixed maturities, at fair value using the fair value option	2,875.1	3,010.3
Equity securities, available-for-sale, at fair value (cost of $282.4 at 2012 and $320.6 at 2011)	328.9	353.8
Short-term investments	3,637.4	3,572.7
Mortgage loans on real estate, net of valuation allowance of $4.5 at 2012 and $4.4 at 2011	8,682.6	8,691.1
Loan – Dutch State obligation	1,503.6	1,792.7
Policy loans	2,212.9	2,263.9
Limited partnerships/corporations	514.8	599.6
Derivatives	2,733.7	2,660.9
Other investments	205.1	215.1
Securities pledged (amortized cost of $1,308.6 at 2012 and $2,068.7 at 2011)	1,462.2	2,253.5

Total investments	95,194.7	92,819.2
Cash and cash equivalents	2,078.7	638.0
Short-term investments under securities loan agreements, including collateral delivered	412.4	1,075.9
Accrued investment income	900.4	881.7
Reinsurance recoverable	7,565.9	7,723.4
Deferred policy acquisition costs, Value of business acquired	3,623.8	4,352.3
Sales inducements to contract holders	226.3	307.3
Current income taxes	0.6	26.0
Goodwill and other intangible assets	358.9	382.5
Other assets	1,355.7	1,476.3
Assets related to consolidated investment entities:
Limited partnerships/corporations, at fair value	3,078.6	2,860.3
Cash and cash equivalents	485.9	137.0
Corporate loans, at fair value using the fair value option	2,595.2	2,162.9
Other assets	21.3	15.5
Assets held in separate accounts	96,312.2	88,714.5

Total assets	$214,210.6	$203,572.8

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Condensed Consolidated Balance Sheets (Continued)

September 30, 2012 (Unaudited) and December 31, 2011

(In millions, except share data)

	As of September 30, 2012	As of December 31, 2011
Liabilities and Shareholder’s Equity:
Future policy benefits	$23,971.0	$26,312.6
Contract owner account balances	62,323.8	62,045.8
Payables under securities loan agreement, including collateral held	1,299.8	1,781.8
Short-term debt	774.9	1,054.6
Long-term debt	3,642.7	1,343.1
Funds held under reinsurance agreements	1,265.3	1,307.6
Derivatives	1,961.8	1,955.8
Pension and other post-employment provisions	853.4	797.7
Deferred income taxes	1,092.1	513.0
Other liabilities	1,664.7	1,563.6
Liabilities related to consolidated investment entities:
Collateralized loan obligations notes, at fair value using the fair value option	2,902.8	2,057.1
Other liabilities	194.6	199.5
Liabilities related to separate accounts	96,312.2	88,714.5

Total liabilities	198,259.1	189,646.7

Shareholder’s equity:
Common stock (200,000 shares authorized, 100,207 issued and outstanding; $0.01 par value per share)	—	—
Additional paid-in capital	22,900.0	22,867.5
Accumulated other comprehensive income	3,701.5	2,595.0
Retained earnings (deficit):
Appropriated-consolidated investment entities	48.4	126.5
Unappropriated	(12,739.4)	(13,235.1)

Total ING U.S., Inc. shareholder’s equity	13,910.5	12,353.9
Noncontrolling interest	2,041.0	1,572.2

Total shareholder’s equity	15,951.5	13,926.1

Total liabilities and shareholder’s equity	$214,210.6	$203,572.8

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2012 and 2011 (Unaudited)

(In millions, except per share data)

	Nine Months Ended September 30,
	2012	2011
Revenues:
Net investment income	$3,642.5	$3,756.4
Fee income	2,624.8	2,721.0
Premiums	1,389.9	1,320.6
Net realized gains (losses):
Total other-than-temporary impairments	(30.7)	(433.1)
Less: Portion of other-than-temporary impairments recognized in Other comprehensive income (loss)	(4.9)	(33.7)

Net other-than-temporary impairments recognized in earnings	(25.8)	(399.4)
Other net realized capital gains (losses)	(870.8)	707.4

Total net realized capital gains (losses)	(896.6)	308.0
Other revenue	286.7	319.6
Income (loss) related to consolidated investment entities:
Net investment income	435.5	621.6
Changes in fair value related to collateralized loan obligations	(71.3)	(189.0)

Total revenues	7,411.5	8,858.2

Benefits and expenses:
Policyholder benefits	1,946.3	2,559.2
Interest credited to contract owner account balance	1,690.0	1,838.0
Operating expenses	2,330.9	2,132.2
Net amortization of deferred policy acquisition costs and value of business acquired	539.9	404.6
Interest expense	109.0	108.8
Operating expenses related to consolidated investment entities:
Interest expense	74.0	47.1
Other expense	7.3	57.9

Total benefits and expenses	6,697.4	7,147.8

Income (loss) before income taxes	714.1	1,710.4
Income tax expense (benefit)	(4.0)	(115.1)

Net income (loss)	718.1	1,825.5
Less: Net income (loss) attributable to noncontrolling interest	222.4	123.0

Net income (loss) available to ING U.S., Inc.’s common shareholder	$495.7	$1,702.5

Net income (loss) available to ING U.S., Inc.’s common shareholder per common share	$4,946.76	$16,989.83

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Condensed Consolidated Statements of Comprehensive Income

For the Nine Months Ended September 30, 2012 and 2011 (Unaudited)

(In millions)

	Nine Months Ended September 30,
	2012	2011
Net income (loss)	$718.1	$1,825.5
Other comprehensive income (loss), before tax:
Unrealized gains/losses on securities	1,643.4	1,255.4
Other-than-temporary impairments	50.2	166.9
Pension and other post-employment benefit liability	(11.0)	(1.7)

Other comprehensive income (loss), before tax	1,682.6	1,420.6
Income tax benefit (expense) related to items of other comprehensive income (loss)	(576.1)	(108.6)

Other comprehensive income (loss), after tax	1,106.5	1,312.0

Comprehensive income (loss)	1,824.6	3,137.5
Less: Comprehensive income (loss) attributable to the noncontrolling interest	222.4	123.0

Comprehensive income (loss) attributable to ING U.S., Inc.’s common shareholder	$1,602.2	$3,014.5

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Condensed Consolidated Statements of Changes in Shareholder’s Equity

For the Nine Months Ended September 30, 2012 (Unaudited)

(In millions)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)		Total ING U.S., Inc. Shareholder’s Equity	Noncontrolling Interest	Total Shareholder’s Equity
				Appropriated	Unappropriated
Balance at January 1, 2012	$—	$22,867.5	$2,595.0	$126.5	$(13,235.1)	$12,353.9	$1,572.2	$13,926.1
Comprehensive income (loss):
Net income (loss)	—	—	—	—	495.7	495.7	222.4	718.1
Other comprehensive income (loss), after tax	—	—	1,106.5	—	—	1,106.5	—	1,106.5

Total comprehensive income (loss)						1,602.2	222.4	1,824.6
Reclassification of noncontrolling interest	—	—	—	(78.1)	—	(78.1)	78.1	—
Employee related benefits	—	32.5	—	—	—	32.5	—	32.5
Contribution from (Distribution to) noncontrolling interest, net	—	—	—	—	—	—	168.3	168.3

Balance at September 30, 2012	$—	$22,900.0	$3,701.5	$48.4	$(12,739.4)	$13,910.5	$2,041.0	$15,951.5

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Condensed Consolidated Statements of Changes in Shareholder’s Equity (Continued)

For the Nine Months Ended September 30, 2011 (Unaudited)

(In millions)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)		Total ING U.S., Inc. Shareholder’s Equity	Noncontrolling Interest	Total Shareholder’s Equity
				Appropriated	Unappropriated
Balance at January 1, 2011	$—	$18,827.3	$973.3	$177.2	$(13,147.0)	$6,830.8	$1,237.0	$8,067.8
Comprehensive income (loss):
Net income (loss)	—	—	—	—	1,702.5	1,702.5	123.0	1,825.5
Other comprehensive income (loss), after tax	—	—	1,312.0	—	—	1,312.0	—	1,312.0

Total comprehensive income (loss)						3,014.5	123.0	3,137.5
Reclassification of noncontrolling interest	—	—	—	(189.0)	—	(189.0)	189.0	—
Contribution of capital		2,696.7				2,696.7		2,696.7
Employee related benefits	—	33.4	—	—	—	33.4	—	33.4
Contribution from (Distribution to) noncontrolling interest, net	—	—	—	—	—	—	116.5	116.5

Balance at September 30, 2011	$—	$21,557.4	$2,285.3	$(11.8)	$(11,444.5)	$12,386.4	$1,665.5	$14,051.9

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2012 and 2011 (Unaudited)

(In millions)

	Nine Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$2,422.0	$3,260.1

Cash Flows from Investing Activities:
Proceeds from the sale, maturity, disposal or redemption of:
Fixed maturities	13,430.6	13,592.3
Equity securities, available-for-sale	57.6	105.5
Mortgage loans on real estate	1,258.1	1,248.5
Loan – Dutch State obligation	284.0	378.7
Limited partnerships/corporations	318.0	110.1
Acquisition of:
Fixed maturities	(13,636.4)	(13,208.5)
Equity securities, available-for-sale	(17.4)	(37.7)
Mortgage loans on real estate	(1,248.9)	(1,815.9)
Limited partnerships/corporations	(44.5)	(122.7)
Short-term investments, net	(63.5)	(1,650.4)
Policy loans, net	51.0	123.6
Derivatives, net	(1,458.8)	(318.6)
Other investments	4.6	14.0
Sales from consolidated investment entities	1,222.2	1,816.2
Purchase of consolidated investment entities	(1,528.1)	(2,038.4)
Collateral received (delivered)	181.5	442.3
Purchases of fixed assets, net	(18.8)	(24.8)
Other	—	(25.9)

Net cash provided by (used in) investing activities	(1,208.8)	(1,411.7)

Cash Flows from Financing Activities:
Deposits received for investment contracts	12,910.8	11,512.3
Maturities and withdrawals from investment contracts	(15,278.5)	(11,854.2)
Proceeds from issuance of debt with maturities of more than three months	2,911.5	17,415.7
Repayment of debt with maturities of more than three months	(649.2)	(17,101.2)
Net proceeds from (repayment of) debt with maturities of three months or less	(242.4)	(1,444.2)
Debt issuance costs	(30.3)	—
Borrowings of consolidated investment entities	54.3	130.1
Repayments of debt of consolidated investment entities	(50.4)	(120.4)
Contributions from (distributions to) participants in consolidated investment entities	601.7	258.5

Net cash provided by (used in) financing activities	227.5	(1,203.4)

Net increase (decrease) in cash and cash equivalents	1,440.7	645.0
Cash and cash equivalents, beginning of period	638.0	615.3

Cash and cash equivalents, end of period	$2,078.7	$1,260.3

Supplemental cash flow information:
Income taxes paid (received), net	$(27.6)	$12.0
Interest paid	98.7	187.5

Non-cash financing activities:
Debt extinguishment	$—	$2,696.7
Capital contribution	—	2,696.7

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

1.	Business, Basis of Presentation and Significant Accounting Policies

Business

ING U.S., Inc. (name changed from ING America Insurance Holdings, Inc. on June 14, 2012) is a wholly owned subsidiary of ING Insurance International B.V., which is a wholly owned subsidiary of ING Verzekeringen N.V. (“ING V”), which is a wholly owned subsidiary of ING Insurance Topholding N.V., which is a wholly owned subsidiary of ING Groep N.V. (“ING Group” or “ING”), the ultimate parent company. ING is a global financial services holding company based in The Netherlands, with American Depository Shares listed on the New York Stock Exchange under the symbol “ING.”

ING U.S., Inc. and its subsidiaries (collectively “the Company”) is a financial services organization in the United States that offers a broad range of retirement services, annuities, life insurance, mutual funds, group insurance and supplemental health products, guaranteed investment contracts, funding agreements and investment management services.

ING has announced the anticipated separation of its global banking and insurance businesses. While all options for effecting this separation remain open, ING has announced that the base case for this separation includes an initial public offering (“IPO”) of ING U.S., Inc. which together with its subsidiaries, constitutes ING’s U.S.-based retirement, investment management, and insurance operations. On November 9, 2012, ING U.S., Inc. filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed IPO of its common stock.

The Company provides its principal products and services in three businesses (Retirement Solutions, Investment Management and Insurance Solutions) and reports results through five ongoing operating segments, including Retirement, Annuities, Investment Management, Individual Life and Employee Benefits. The Company also has a Corporate segment, which includes the financial data not directly related to the businesses and Closed Block segments. See the Segments note to these Condensed Consolidated Financial Statements.

Basis of Presentation

The accompanying Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are unaudited. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Those estimates are inherently subject to change and actual results could differ from those estimates.

The Condensed Consolidated Financial Statements include the accounts of ING U.S., Inc. and its subsidiaries, as well as partnerships (voting interest entities (“VOEs”)) in which the Company has control and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. See the Consolidated Investment Entities note to these Condensed Consolidated Financial Statements. Intercompany transactions and balances have been eliminated.

The Company uses the equity method of accounting for investments in limited partnership interests that are not consolidated, which consist primarily of private equities, hedge funds and VIEs for which the Company is not the primary beneficiary.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The accompanying Condensed Consolidated Financial Statements reflect all adjustments (including normal, recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2012, its results of operations, comprehensive income, changes in shareholder’s equity and cash flows for the nine months ended September 30, 2012 and 2011, in conformity with U.S. GAAP. Interim results are not necessarily indicative of full year performance. The December 31, 2011 Consolidated Balance Sheet is from the audited ING U.S., Inc. Consolidated Financial Statements for the years ended December 31, 2011, 2010 and 2009 (“2011 ING U.S., Inc. Consolidated Financial Statements”), which includes all disclosures required by U.S. GAAP. Therefore, these Condensed Consolidated Financial Statements should be read in conjunction with the 2011 ING U.S., Inc. Consolidated Financial Statements.

Intercompany transactions and balances have been eliminated.

Adoption of New Pronouncements

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

In October 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-26, “Financial Services – Insurance (Accounting Standards CodificationTM (“ASC”) Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts” (“ASU 2010-26”), which clarifies what costs relating to the acquisition are of new or renewal insurance contracts qualify for deferral. Costs that should be capitalized include (1) incremental direct costs of successful contract acquisition and (2) certain costs related directly to successful acquisition activities (underwriting, policy issuance and processing, medical and inspection and sales force contract selling) performed by the insurer for the contract. Advertising costs should be included in deferred acquisition costs only if the capitalization criteria in the U.S. GAAP direct-response advertising guidance are met. All other acquisition-related costs should be charged to expense as incurred. The Company early adopted the provisions of ASU 2010-26 on January 1, 2011 and applied the provisions retrospectively. If financial statements had been previously issued, as a result of implementation, the Company’s Retained earnings (deficit) would have been a decrease of $1.2 billion, net of income taxes of $300.8, as of January 1, 2011.

Reconsideration of Effective Control for Repurchase Agreements

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (ASC Topic 860): Reconsideration of Effective Control for Repurchase Agreements” (“ASU 2011-03”), which removes from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and (2) the collateral maintenance implementation guidance related to that criterion.

The provisions of ASU 2011-03 were adopted by the Company on January 1, 2012. The Company determined that there was no effect on the Company’s financial condition, results of operations, or cash flows, as the guidance is consistent with that previously applied by the Company.

Testing Goodwill for Impairment

In September 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other (ASC Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that it is not more likely than not that the reporting unit is impaired, then performing the two-step impairment test is unnecessary. If an entity concludes otherwise, it is required to perform the two-step impairment test.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The provisions of ASU 2011-08 were adopted by the Company on January 1, 2012. The Company has determined that there are no impairment indicators since the last annual review.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (ASC Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (“ASU 2011-04”), which includes the following amendments:

•	The concepts of highest and best use and valuation premise are relevant only when measuring the fair value of nonfinancial assets;

•	The requirements for measuring the fair value of equity instruments are consistent with those for measuring liabilities;

•	An entity is permitted to measure the fair value of financial instruments managed within a portfolio at the price that would be received to sell or transfer a net position for a particular risk; and

•	The application of premiums and discounts in a fair value measurement is related to the unit of account for the asset or liability.

ASU 2011-04 also requires additional disclosures, including use of a nonfinancial asset in a way that differs from its highest and best use, categorization by level for items in which fair value is required to be disclosed and further information regarding Level 3 fair value measurements.

The provisions of ASU 2011-04 were adopted by the Company on January 1, 2012. The disclosures required by ASU 2011-04 are included in the Fair Value Measurements note to these Condensed Consolidated Financial Statements. As the pronouncement only pertains to additional disclosure, the adoption had no effect on the Company’s financial condition, results of operations, or cash flows.

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which states that an entity has the option to present total comprehensive income and the components of net income and other comprehensive income either in a single, continuous statement of comprehensive income or in two separate, consecutive statements.

In December 2011, the FASB issued ASU 2011-12, which defers the ASU 2011-05 requirements to present, on the face of the financial statements, the effects of reclassification out of Accumulated Other Comprehensive Income (“AOCI”) on the components of net income and other comprehensive income.

The Company early adopted provisions of ASU 2011-05 and ASU 2010-12 as of December 31, 2011, and applied the provisions retrospectively. The Condensed Consolidated Statement of Comprehensive Income, with corresponding revisions to the Condensed Consolidated Statements of Changes in Shareholder’s Equity, is included in the Condensed Consolidated Financial Statements. In addition, the required disclosures are included in the Accumulated Other Comprehensive Income (Loss) note to these Condensed Consolidated Financial Statements.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Future Adoption of Accounting Pronouncements

Disclosures about Offsetting Assets and Liabilities

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (ASC Topic 210): Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”), which requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements.

The provisions of ASU 2011-11 are effective, retrospectively, for annual reporting periods beginning on or after January 1, 2013 and periods within those annual reporting periods. The Company is currently in the process of determining the disclosure impact of adoption of the provisions of ASU 2011-11.

2.	Investments (excluding Consolidated Investment Entities)

Fixed Maturities and Equity Securities

Available-for-sale and fair value option (“FVO”) fixed maturities and equity securities were as follows as of September 30, 2012:

	Amortized Cost	Gross Unrealized Capital Gains	Gross Unrealized Capital Losses	Embedded Derivatives(2)	Fair Value	OTTI(3)
Fixed maturities:
U.S. Treasuries	$5,288.7	$749.1	$—	$—	$6,037.8	$—
U.S. government agencies and authorities	645.4	86.7	—	—	732.1	—
State, municipalities and political subdivisions	321.5	29.6	0.2	—	350.9	—
U.S. corporate securities	31,808.8	4,303.6	57.7	—	36,054.7	—
Foreign securities(1):
Government	1,072.0	114.5	4.6	—	1,181.9	—
Other	13,047.2	1,517.1	66.6	—	14,497.7	—

Total foreign securities	14,119.2	1,631.6	71.2	—	15,679.6	—
Residential mortgage-backed securities:
Agency	5,929.3	691.9	14.3	157.0	6,763.9	1.2
Non-Agency	1,730.7	203.7	90.0	85.8	1,930.2	154.0

Total Residential mortgage-backed securities	7,660.0	895.6	104.3	242.8	8,694.1	155.2
Commercial mortgage-backed securities	4,759.5	473.2	15.7	—	5,217.0	4.4
Other asset-backed securities	2,636.7	108.4	124.1	(11.5)	2,609.5	16.4

Total fixed maturities, including securities pledged	67,239.8	8,277.8	373.2	231.3	75,375.7	176.0
Less: securities pledged	1,308.6	163.1	9.5	—	1,462.2	—

Total fixed maturities	65,931.2	8,114.7	363.7	231.3	73,913.5	176.0
Equity securities:
Common stock	178.9	21.7	1.5	—	199.1	—
Preferred stock	103.5	26.3	—	—	129.8	—

Total equity securities	282.4	48.0	1.5	—	328.9	—

Total fixed maturities and equity securities investments	$66,213.6	$8,162.7	$365.2	$231.3	$74,242.4	$176.0

(1)	Primarily U.S. dollar denominated.
(2)

Embedded derivatives within fixed maturity securities are reported with the host investment. The changes in fair value of embedded derivatives are reported in Other net realized capital gains (losses) in the Condensed Consolidated Statements of Operations.

(3)	Represents other-than-temporary impairments (“OTTI”) reported as a component of Other comprehensive income.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Available-for-sale and FVO fixed maturities and equity securities were as follows as of December 31, 2011:

	Amortized Cost	Gross Unrealized Capital Gains	Gross Unrealized Capital Losses	Embedded Derivatives(2)	Fair Value	OTTI(3)
Fixed maturities:
U.S. Treasuries	$5,283.8	$688.7	$—	$—	$5,972.5	$—
U.S. government agencies and authorities	643.1	84.7	—	—	727.8	—
State, municipalities and political subdivisions	375.1	21.2	2.4	—	393.9	—
U.S. corporate securities	30,486.5	3,095.6	109.0	—	33,473.1	—
Foreign securities(1):
Government	834.9	92.9	9.9	—	917.9	—
Other	13,207.0	1,078.0	135.5	—	14,149.5	0.1

Total foreign securities	14,041.9	1,170.9	145.4	—	15,067.4	0.1
Residential mortgage-backed securities:
Agency	5,754.8	865.4	11.9	182.2	6,790.5	1.7
Non-Agency	2,180.2	228.2	228.9	78.1	2,257.6	197.6

Total Residential mortgage-backed securities	7,935.0	1,093.6	240.8	260.3	9,048.1	199.3
Commercial mortgage-backed securities	5,387.1	247.5	149.2	—	5,485.4	6.3
Other asset-backed securities	2,727.0	62.1	270.7	(17.2)	2,501.2	20.4

Total fixed maturities, including securities pledged	66,879.5	6,464.3	917.5	243.1	72,669.4	226.1
Less: securities pledged	2,068.7	189.4	4.6	—	2,253.5	—

Total fixed maturities	64,810.8	6,274.9	912.9	243.1	70,415.9	226.1
Equity securities:
Common stock	222.1	14.7	5.6	—	231.2	—
Preferred stock	98.5	24.1	—	—	122.6	—

Total equity securities	320.6	38.8	5.6	—	353.8	—

Total fixed maturities and equity securities investments	$65,131.4	$6,313.7	$918.5	$243.1	$70,769.7	$226.1

(1)	Primarily U.S. dollar denominated.
(2)

Embedded derivatives within fixed maturity securities are reported with the host investment. The changes in fair value of embedded derivatives are reported in Other net realized capital gains (losses) in the Condensed Consolidated Statements of Operations.

(3)	Represents other-than-temporary impairments (“OTTI”) reported as a component of Other comprehensive income.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The amortized cost and fair value of fixed maturities, including securities pledged, as of September 30, 2012, are shown below by contractual maturity. Actual maturities may differ from contractual maturities as securities may be restructured, called, or prepaid. Mortgage-backed securities (“MBS”) and other asset-backed securities (“ABS”) are shown separately because they are not due at a single maturity date.

	Amortized Cost	Fair Value
Due to mature:
One year or less	$2,866.5	$2,980.3
After one year through five years	14,086.4	15,013.6
After five years through ten years	16,690.9	18,554.3
After ten years	18,539.8	22,306.9
Mortgage-backed securities	12,419.5	13,911.1
Other asset-backed securities	2,636.7	2,609.5

Fixed maturities, including securities pledged	$67,239.8	$75,375.7

The investment portfolio is monitored to maintain a diversified portfolio on an ongoing basis. Credit risk is mitigated by monitoring concentrations by issuer, sector and geographic stratification and limiting exposure to any one issuer.

As of September 30, 2012 and December 31, 2011, the Company did not have any investments in a single issuer, other than obligations of the U.S. government and government agencies and the State of the Netherlands (the “Dutch State”) loan obligation, with a carrying value in excess of 10% of the Company’s consolidated Shareholder’s equity. See the Back Up Facility section of the Related Party note for further discussion of the Dutch State loan obligation.

The following tables set forth the composition of the U.S. and foreign corporate securities within the fixed maturity portfolio by industry category as of September 30, 2012 and December 31, 2011:

	Amortized Cost	Gross Unrealized Capital Gains	Gross Unrealized Capital Losses	Fair Value
2012
Communications	$3,543.5	$565.2	$2.2	$4,106.5
Financial	5,735.5	702.2	56.2	6,381.5
Industrial and other companies	25,415.8	3,124.2	21.4	28,518.6
Utilities	8,949.6	1,261.5	44.4	10,166.7
Transportation	1,211.6	167.6	0.1	1,379.1

Total	$44,856.0	$5,820.7	$124.3	$50,552.4

2011
Communications	$3,561.5	$395.4	$12.5	$3,944.4
Financial	6,309.6	450.5	133.9	6,626.2
Industrial and other companies	24,071.1	2,252.6	67.2	26,256.5
Utilities	8,535.8	948.7	26.2	9,458.3
Transportation	1,215.5	126.4	4.7	1,337.2

Total	$43,693.5	$4,173.6	$244.5	$47,622.6

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The Company invests in various categories of collateralized mortgage obligations (“CMOs”), including CMOs that are not agency-backed, that are subject to different degrees of risk from changes in interest rates and defaults. The principal risks inherent in holding CMOs are prepayment and extension risks related to significant decreases and increases in interest rates resulting in the prepayment of principal from the underlying mortgages, either earlier or later than originally anticipated. As of September 30, 2012 and December 31, 2011, approximately 30.0% and 32.8%, respectively, of the Company’s CMO holdings were invested in those types of CMOs which are subject to more prepayment and extension risk than traditional CMOs.

Certain CMOs, primarily interest-only and principal-only strips, are accounted for as hybrid instruments and valued using the FVO with changes in the fair value recorded in Other net realized capital gains (losses) in the Condensed Consolidated Statements of Operations.

Repurchase Agreements

The Company engages in dollar repurchase agreements with mortgage-backed securities (“dollar rolls”) and repurchase agreements with other collateral types to increase its return on investments and improve liquidity. Such arrangements meet the requirements to be accounted for as financing arrangements. As of September 30, 2012 and December 31, 2011, the Company did not have any securities pledged in dollar rolls and repurchase agreement transactions.

The Company also enters into reverse repurchase agreements. These transactions involve a purchase of securities and an agreement to sell substantially the same securities as those purchased. As of September 30, 2012 and December 31, 2011, the Company did not have any securities pledged under reverse repurchase agreements.

The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. The Company’s exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments. The Company believes the counterparties to the dollar rolls, repurchase and reverse repurchase agreements are financially responsible and that the counterparty risk is minimal.

Securities Lending

The Company engages in securities lending whereby certain domestic securities from its portfolio are loaned to other institutions for short periods of time. As of September 30, 2012 and December 31, 2011, the fair value of loaned securities was $358.9 and $1.0 billion, respectively, and is included in Securities pledged on the Condensed Consolidated Balance Sheets. Collateral retained by the lending agent and invested in liquid assets on behalf of the Company is recorded in Short-term investments under securities loan agreement, including collateral delivered. As of September 30, 2012 and December 31, 2011, liabilities to return collateral of $367.8 and $1.0 billion, respectively, are included in Payables under securities loan agreement, including collateral held on the Condensed Consolidated Balance Sheets.

Fixed Maturity Securities Credit Quality – Ratings

The Securities Valuation Office (“SVO”) of the National Association of Insurance Commissioners (“NAIC”) evaluates the fixed maturity security investments of insurers for regulatory reporting and capital assessment purposes and assigns securities to one of six credit quality categories called “NAIC designations.” An internally developed rating is used as permitted by the NAIC if no rating is available. These designations are generally similar to the credit quality designations of the NAIC acceptable rating organizations (“ARO”) for marketable fixed maturity securities, called “rating agency designations,” except for certain structured securities as described below. NAIC designations of “1,” highest quality and “2,” high quality, include fixed maturity securities

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

generally considered investment grade by such rating organizations. NAIC designations 3 through 6 include fixed maturity securities generally considered below investment grade by such rating organizations.

The NAIC adopted revised designation methodologies for non-agency residential mortgage-backed securities (“RMBS”), including RMBS backed by subprime mortgage loans reported within ABS and for commercial mortgage-backed securities (“CMBS”). The NAIC’s objective with the revised designation methodologies for these structured securities was to increase the accuracy in assessing expected losses and to use the improved assessment to determine a more appropriate capital requirement for such structured securities. The NAIC designations for structured securities, including subprime and Alt-A RMBS, are based upon a comparison of the bond’s amortized cost to the NAIC’s loss expectation for each security. Securities where modeling results in no expected loss in all scenarios are considered to have the highest designation of NAIC 1. A large percentage of the Company’s RMBS securities carry a NAIC 1 designation while the ARO rating indicates below investment grade. This is primarily due to the credit and intent impairments recorded by the Company which reduced the amortized cost on these securities to a level resulting in no expected loss in all scenarios, which corresponds to a NAIC 1 designation. The revised methodologies reduce regulatory reliance on rating agencies and allow for greater regulatory input into the assumptions used to estimate expected losses from such structured securities. In the tables below, we present the rating of structured securities based on ratings from the revised NAIC rating methodologies described above (which may not correspond to rating agency designations). All NAIC designations (e.g., NAIC 1-6) are based on the revised NAIC methodologies.

As a result of time lags between the funding of investments, the finalization of legal documents and the completion of the SVO filing process, the fixed maturity portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date, such as private placements. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

Information about certain of the Company’s fixed maturity securities holdings by NAIC designations is set forth in the following tables. Corresponding rating agency designation does not directly translate into NAIC designation, but represents the Company’s best estimate of comparable ratings from rating agencies, including Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) and Fitch, Inc. (“Fitch”). If no rating is available from a rating agency, then an internally developed rating is used.

The fixed maturities in the Company’s portfolio are generally rated by external rating agencies and, if not externally rated, are rated by the Company on a basis similar to that used by the rating agencies. Ratings are derived from three ARO ratings and are applied as follows based on the number of agency ratings received:

•	when three ratings are received then the middle rating is applied;

•	when two ratings are received then the lower rating is applied;

•	when a single rating is received, the ARO rating is applied; and

•	when ratings are unavailable then an internal rating is applied.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Unrealized Capital Losses
Unrealized capital losses (including noncredit impairments), along with the fair value of fixed maturity securities, including securities pledged, by market sector and duration were as follows as of September 30, 2012:

	Six Months or Less Below Amortized Cost		More Than Six Months and Twelve Months or Less Below Amortized Cost		More Than Twelve Months Below Amortized Cost		Total
	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses
2012
U.S. corporate, state and municipalities	$501.5	$5.1	$176.9	$13.1	$258.2	$39.7	$936.6	$57.9
Foreign	240.4	15.5	62.8	7.2	341.7	48.5	644.9	71.2
Residential mortgage-backed	175.8	2.8	76.7	4.0	672.2	97.5	924.7	104.3
Commercial mortgage-backed	42.2	1.5	1.3	0.5	333.7	13.7	377.2	15.7
Other asset-backed	40.9	1.3	—	—	708.3	122.8	749.2	124.1

Total	$1,000.8	$26.2	$317.7	$24.8	$2,314.1	$322.2	$3,632.6	$373.2

Unrealized capital losses (including noncredit impairments), along with the fair value of fixed maturity securities, including securities pledged, by market sector and duration were as follows as of December 31, 2011:

	Six Months or Less Below Amortized Cost		More Than Six Months and Twelve Months or Less Below Amortized Cost		More Than Twelve Months Below Amortized Cost		Total
	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses	Fair Value	Unrealized Capital Losses
2011
U.S. corporate, state and municipalities	$1,812.9	$55.7	$173.2	$10.4	$393.4	$45.3	$2,379.5	$111.4
Foreign	1,177.6	66.2	80.2	7.3	655.8	71.9	1,913.6	145.4
Residential mortgage-backed	426.6	5.1	388.3	16.1	865.1	219.6	1,680.0	240.8
Commercial mortgage-backed	338.3	6.4	1,131.6	87.6	241.4	55.2	1,711.3	149.2
Other asset-backed	306.9	5.3	165.8	42.7	668.5	222.7	1,141.2	270.7

Total	$4,062.3	$138.7	$1,939.1	$164.1	$2,824.2	$614.7	$8,825.6	$917.5

Of the unrealized capital losses aged more than twelve months, the average market value of the related fixed maturities was 87.8% and 82.1% of the average book value as of September 30, 2012 and December 31, 2011, respectively.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged, for instances in which fair value declined below amortized cost by greater than or less than 20% for consecutive months as indicated in the tables below, were as follows as of September 30, 2012 and December 31, 2011:

	Amortized Cost		Unrealized Capital Losses		Number of Securities
	< 20%	> 20%	< 20%	> 20%	< 20%	> 20%
2012
Six months or less below amortized cost	$1,535.6	$115.8	$90.7	$31.0	231	33
More than six months and twelve months or less below amortized cost	605.3	33.2	31.3	10.4	94	12
More than twelve months below amortized cost	1,253.6	462.3	50.5	159.3	222	113

Total	$3,394.5	$611.3	$172.5	$200.7	547	158

2011
Six months or less below amortized cost	$4,560.5	$616.9	$184.5	$166.1	474	105
More than six months and twelve months or less below amortized cost	1,805.8	197.9	103.8	61.0	114	46
More than twelve months below amortized cost	1,935.4	626.6	159.1	243.0	269	145

Total	$8,301.7	$1,441.4	$447.4	$470.1	857	296

Unrealized capital losses (including noncredit impairments) in fixed maturities, including securities pledged, by market sector for instances in which fair value declined below amortized cost by greater than or less than 20% for consecutive months as indicated in the tables below, were as follows as of September 30, 2012 and December 31, 2011:

	Amortized Cost		Unrealized Capital Losses		Number of Securities
	< 20%	> 20%	< 20%	> 20%	< 20%	> 20%
2012
U.S. corporate, state and municipalities	$943.4	$51.1	$31.8	$26.1	89	3
Foreign	569.6	146.5	27.2	44.0	31	21
Residential mortgage-backed	853.2	175.8	47.5	56.8	314	93
Commercial mortgage-backed	382.7	10.2	13.4	2.3	18	2
Other asset-backed	645.6	227.7	52.6	71.5	95	39

Total	$3,394.5	$611.3	$172.5	$200.7	547	158

2011
U.S. corporate, state and municipalities	$2,402.2	$88.7	$85.5	$25.9	185	7
Foreign	1,912.4	146.6	96.8	48.6	153	16
Residential mortgage-backed	1,475.5	445.3	87.2	153.6	323	178
Commercial mortgage-backed	1,723.5	137.0	114.2	35.0	48	7
Other asset-backed	788.1	623.8	63.7	207.0	148	88

Total	$8,301.7	$1,441.4	$447.4	$470.1	857	296

All investments with fair values less than amortized cost are included in the Company’s other-than-temporary impairments analysis and impairments were recognized as disclosed in the “Evaluating Securities for Other-Than-Temporary Impairments” section below. The Company evaluates non-agency RMBS and ABS based on

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

actual and projected cash flows after considering the quality of underlying collateral, forecasted loss severity, the payment priority within the tranche structure of the security and amount of any credit enhancements. The Company’s assessment of current levels of cash flows compared to estimated cash flows at the time the securities were acquired indicates the amount and the pace of projected cash flows from the underlying collateral has generally been lower and slower, respectively. However, since cash flows are typically projected at a trust level, the impairment review incorporates the security’s position within the trust structure as well as credit enhancement remaining in the trust to determine whether an impairment is warranted. Therefore, while lower and slower cash flows will impact the trust, the effect on a particular security within the trust will be dependent upon the trust structure. Where the assessment continues to project full recovery of principal and interest on schedule, the Company has not recorded an impairment. Unrealized losses on below investment grade securities are principally related to RMBS (primarily Alt-A RMBS), and ABS (primarily subprime RMBS) largely due to economic and market uncertainties including concerns over unemployment levels, lower interest rate environment on floating rate securities requiring higher risk premiums since purchase and valuations of residential real estate supporting subprime RMBS. Based on this analysis, the Company determined that the remaining investments in an unrealized loss position were not other-than-temporarily impaired and therefore no further other-than-temporary impairment was necessary.

Subprime and Alt-A Mortgage Exposure

The Company does not originate or purchase subprime or Alt-A whole-loan mortgages. The Company does have exposure to RMBS, CMBS and ABS. Subprime lending is the origination of loans to customers with weaker credit profiles. The Company defines Alt-A Loans to include the following: residential mortgage loans to customers who have strong credit profiles but lack some elements, such as documentation to substantiate income; residential mortgage loans to borrowers that would otherwise be classified as prime but whose loan structure provides repayment options to the borrower that increase the risk of default; and any securities backed by residential mortgage collateral not clearly identifiable as prime or subprime.

The Company’s exposure to subprime mortgage-backed securities is primarily in the form of ABS structures collateralized by subprime residential mortgages and the majority of these holdings are included in Other ABS in the Fixed Maturities and Equity Securities section above. As of September 30, 2012, the fair value and gross unrealized losses related to the Company’s exposure to subprime mortgage-backed securities was $949.5 and $123.6, respectively, representing 1.3% of total fixed maturities, including securities pledged. As of December 31, 2011, the fair value and gross unrealized losses related to the Company’s exposure to subprime mortgage-backed securities was $974.2 and $272.1, respectively, representing 1.3% of total fixed maturities, including securities pledged.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to subprime mortgage-backed securities by credit quality using NAIC designations, ARO ratings and vintage year as of September 30, 2012 and December 31, 2011:

	% of Total Subprime Mortgage-backed Securities
	NAIC Designation		ARO Ratings		Vintage
2012
	1	75.5%	AAA	1.4%	2007	29.6%

	2	4.9%	AA	0.8%	2006	36.9%

	3	15.0%	A	5.8%	2005 and prior	33.5%

	4	3.5%	BBB	6.5%		100.0%

	5	0.4%	BB and below	85.5%

	6	0.7%		100.0%

		100.0%

2011
	1	78.1%	AAA	2.9%	2007	26.9%

	2	4.7%	AA	1.2%	2006	41.2%

	3	13.4%	A	4.5%	2005 and prior	31.9%

	4	2.7%	BBB	8.8%		100.0%

	5	0.5%	BB and below	82.6%

	6	0.6%		100.0%

		100.0%

The Company’s exposure to Alt-A mortgages is included in Residential mortgage-backed securities in the “Fixed Maturities and Equity Securities” section above. As of September 30, 2012, the fair value and gross unrealized losses related to the Company’s exposure to Alt-A RMBS aggregated to $415.2 and $61.7, respectively, representing 0.6% of total fixed maturities, including securities pledged. As of December 31, 2011, the fair value and gross unrealized losses related to the Company’s exposure to Alt-A RMBS aggregated to $410.8 and $117.6, respectively, representing 0.6% of total fixed maturities, including securities pledged.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to Alt-A residential mortgage-backed securities by credit quality using NAIC designations, ARO ratings and vintage year as of September 30, 2012 and December 31, 2011:

	% of Total Alt-A Mortgage-backed Securities
	NAIC Designation		ARO Ratings		Vintage
2012
	1	40.0%	AAA	0.7%	2007	19.9%

	2	12.3%	AA	1.3%	2006	26.0%

	3	17.5%	A	5.1%	2005 and prior	54.1%

	4	19.0%	BBB	3.9%		100.0%

	5	9.1%	BB and below	89.0%

	6	2.1%		100.0%

		100.0%

2011
	1	38.7%	AAA	1.0%	2007	18.8%

	2	11.0%	AA	2.3%	2006	25.3%

	3	16.4%	A	7.5%	2005 and prior	55.9%

	4	24.0%	BBB	3.9%		100.0%

	5	9.0%	BB and below	85.3%

	6	0.9%		100.0%

		100.0%

Commercial Mortgage-backed and Other Asset-backed Securities

As of September 30, 2012 and December 31, 2011, the fair value of the Company’s CMBS totaled $5.2 billion and $5.5 billion, respectively, and Other ABS, excluding subprime exposure, totaled $1.7 billion and $1.5 billion, respectively. As of September 30, 2012 and December 31, 2011, the gross unrealized losses related to CMBS totaled $15.7 and $149.2, respectively, and gross unrealized losses related to Other ABS, excluding subprime exposure, totaled $1.9 and $1.3, respectively. CMBS investments represent pools of commercial mortgages that are broadly diversified across property types and geographical areas.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to CMBS holdings by credit quality using NAIC designations, ARO ratings and vintage year as of September 30, 2012 and December 31, 2011:

	% of Total CMBS
	NAIC Designation		ARO Ratings		Vintage
2012
	1	92.6%	AAA	36.3%	2008	0.3%

	2	2.7%	AA	10.7%	2007	38.7%

	3	4.3%	A	17.1%	2006	28.6%

	4	0.4%	BBB	21.4%	2005 and prior	32.4%

	5	—	BB and below	14.5%		100.0%

	6	—		100.0%

		100.0%

2011
	1	92.7%	AAA	47.3%	2008	0.3%

	2	2.6%	AA	10.1%	2007	33.4%

	3	3.6%	A	16.5%	2006	26.5%

	4	0.7%	BBB	13.5%	2005 and prior	39.8%

	5	—	BB and below	12.6%		100.0%

	6	0.4%		100.0%

		100.0%

As of September 30, 2012, Other ABS was also broadly diversified both by type and issuer with credit card receivables, nonconsolidated collateralized loan obligations and automobile receivables, comprising 40.2%, 4.9% and 34.3%, respectively, of total Other ABS, excluding subprime exposure.

As of December 31, 2011, Other ABS was also broadly diversified both by type and issuer with credit card receivables, nonconsolidated collateralized loan obligations and automobile receivables, comprising 43.1%, 4.6% and 27.9%, respectively, of total Other ABS, excluding subprime exposure.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following tables summarize the Company’s exposure to Other ABS holdings, excluding subprime exposure, by credit quality using NAIC designations, ARO ratings and vintage year as of September 30, 2012 and December 31, 2011:

	% of Total Other ABS
	NAIC Designation		ARO Ratings		Vintage
2012
	1	96.7%	AAA	90.5%	2012	19.2%

	2	1.6%	AA	1.4%	2011	17.2%

	3	0.1%	A	4.8%	2010	6.3%

	4	—	BBB	1.6%	2009	2.7%

	5	—	BB and below	1.7%	2008	6.1%

	6	1.6%		100.0%	2007	18.9%

		100.0%			2006	9.4%

					2005 and prior	20.2%

						100.0%

2011
	1	96.1%	AAA	86.6%	2011	18.0%

	2	2.3%	AA	3.1%	2010	9.6%

	3	—	A	4.9%	2009	6.4%

	4	0.2%	BBB	3.8%	2008	7.0%

	5	1.4%	BB and below	1.6%	2007	24.8%

	6	—		100.0%	2006	9.5%

		100.0%			2005 and prior	24.7%

						100.0%

Troubled Debt Restructuring

The Company invests in high quality, well performing portfolios of commercial mortgage loans and private placements. Under certain circumstances, modifications to these contracts are granted. Each modification is evaluated as to whether a troubled debt restructuring has occurred. A modification is a troubled debt restructure when the borrower is in financial difficulty and the creditor makes concessions. Generally, the types of concessions may include reducing the face amount or maturity amount of the debt as originally stated, reducing the contractual interest rate, extending the maturity date at an interest rate lower than current market interest rates and/or reducing accrued interest. The Company considers the amount, timing and extent of the concession granted in determining any impairment or changes in the specific valuation allowance recorded in connection with the troubled debt restructuring. A valuation allowance may have been recorded prior to the quarter when the loan is modified in a troubled debt restructuring. Accordingly, the carrying value (net of the specific valuation allowance) before and after modification through a troubled debt restructuring may not change significantly, or may increase if the expected recovery is higher than the pre-modification recovery assessment. As of December 31, 2011, the Company had two commercial mortgage loans and one private placement troubled debt restructurings with pre-modification and post modification carrying values of $55.1 and $52.2, respectively. As of September 30, 2012, the Company had one private placement troubled debt restructuring with a pre-modification carrying value of $1.2, which was written down to zero.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

During the nine months ended September 30, 2012, the Company had no commercial mortgage loans or private placements modified in a troubled debt restructuring with a subsequent payment default.

Mortgage Loans on Real Estate

The Company’s mortgage loans on real estate are all commercial mortgage loans, which are reported at amortized cost, less impairment write-downs and allowance for losses.

The following table summarizes the Company’s investment in mortgage loans as of September 30, 2012 and December 31, 2011:

	2012	2011
Commercial mortgage loans	$8,687.1	$8,695.5
Collective valuation allowance	(4.5)	(4.4)

Total net commercial mortgage loans	$8,682.6	$8,691.1

There were no impairments taken on the mortgage loan portfolio for the nine months ended September 30, 2012. Impairments taken on the mortgage loan portfolio were $8.7 for the nine months ended September 30, 2011.

As of September 30, 2012, all commercial mortgage loans are held-for-investment. The Company diversifies its commercial mortgage loan portfolio by geographic region and property type to reduce concentration risk. The Company manages risk when originating commercial mortgage loans by generally lending only up to 75% of the estimated fair value of the underlying real estate. Subsequently, the Company continuously evaluates all mortgage loans based on relevant current information including an appraisal of loan-specific credit quality, property characteristics and market trends. Loan performance is monitored on a loan specific basis through the review of submitted appraisals, operating statements, rent revenues and annual inspection reports, among other items. This review ensures properties are performing at a consistent and acceptable level to secure the debt.

The following table summarizes the activity in the allowance for losses for all commercial mortgage loans for the nine months ended September 30, 2012 and the year ended December 31, 2011:

	2012	2011
Collective valuation allowance for losses, beginning of period	$4.4	$7.0
Addition to / (release of) allowance for losses	0.1	(2.6)

Collective valuation allowance for losses, end of period	$4.5	$4.4

The carrying values and unpaid principal balances of impaired mortgage loans were as follows as of September 30, 2012 and December 31, 2011:

	2012	2011
Impaired loans with allowances for losses	$—	$—
Impaired loans without allowances for losses	24.5	48.7

Subtotal	24.5	48.7
Less: Allowances for losses on impaired loans	—	—

Impaired loans, net	$24.5	$48.7

Unpaid principal balance of impaired loans	$31.9	$63.8

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table presents information on impaired loans, restructured loans, loans 90 days or more past due and loans in foreclosure as of September 30, 2012 and December 31, 2011:

	2012	2011
Impaired loans, average investment during the period	$36.6	$43.7
Troubled debt restructured loans(1)	—	15.7
Loans 90 days or more past due, interest no longer accruing, at amortized cost	—	16.6
Loans in foreclosure, at amortized cost	16.7	—
Unpaid principal balance of loans 90 days or more past due, interest no longer accruing	—	21.6

(1)

Amounts included in Troubled debt restructured loans, Loans 90 days or more past due and Loans in foreclosure, which were also impaired, are included in the Impaired loans, average investment during the period.

There were four mortgage loans in the Company’s portfolio in process of foreclosure as of September 30, 2012 with a total amortized cost of $16.7. There were no other loans in arrears with respect to principal and interest as of September 30, 2012.

The following table presents information on interest income recognized on impaired and troubled debt restructured loans for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Interest income recognized on impaired loans, on an accrual basis	$0.5	$1.3
Interest income recognized on impaired loans, on a cash basis	0.6	1.4
Interest income recognized on troubled debt restructured loans, on an accrual basis	0.3	—

Loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios are measures commonly used to assess the risk and quality of mortgage loans. The LTV ratio, calculated at time of origination, is expressed as a percentage of the amount of the loan relative to the value of the underlying property. A LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the underlying collateral. The DSC ratio, based upon the most recently received financial statements, is expressed as a percentage of the amount of a property’s net income to its debt service payments. A DSC ratio of less than 1.0 indicates that property’s operations do not generate sufficient income to cover debt payments. These ratios are utilized as part of the review process described above.

The following table presents the LTV ratios as of September 30, 2012 and December 31, 2011:

	2012(1)	2011(1)
Loan-to-Value Ratio:
0% - 50%	$2,232.5	$2,535.2
50% - 60%	2,480.1	2,479.4
60% - 70%	3,363.9	2,991.9
70% - 80%	566.7	621.2
80% and above	43.9	67.8

Total Commercial mortgage loans	$8,687.1	$8,695.5

(1)	Balances do not include allowance for mortgage loan credit losses.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table presents the DSC ratios as of September 30, 2012 and December 31, 2011:

	2012(1)	2011(1)
Debt Service Coverage Ratio:
Greater than 1.5x	$5,887.4	$5,710.3
1.25x - 1.5x	1,279.2	1,547.2
1.0x - 1.25x	1,111.2	1,082.2
Less than 1.0x	392.6	339.1
Commercial mortgage loans secured by land or construction loans	16.7	16.7

Total Commercial mortgage loans	$8,687.1	$8,695.5

(1)	Balances do not include allowance for mortgage loan credit losses.

Properties collateralizing mortgage loans are geographically dispersed throughout the United States, as well as diversified by property type, as reflected in the following tables as of September 30, 2012 and December 31, 2011:

	2012(1)		2011(1)
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
Commercial Mortgage Loans by U.S. Region:
Pacific	$2,065.6	23.7%	$2,140.2	24.6%
South Atlantic	1,690.6	19.4%	1,555.4	17.9%
Middle Atlantic	1,054.5	12.1%	1,124.0	12.9%
East North Central	986.8	11.4%	1,010.4	11.6%
West South Central	1,107.9	12.8%	1,100.3	12.7%
Mountain	693.2	8.0%	776.9	8.9%
West North Central	525.9	6.1%	415.4	4.8%
New England	330.1	3.8%	320.0	3.7%
East South Central	232.5	2.7%	252.9	2.9%

Total Commercial mortgage loans	$8,687.1	100.0%	$8,695.5	100.0%

(1)	Balances do not include allowance for mortgage loan credit losses.

	2012(1)		2011(1)
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
Commercial Mortgage Loans by Property Type:
Industrial	$3,354.8	38.5%	$3,457.0	39.8%
Retail	2,167.5	25.0%	2,104.2	24.2%
Office	1,344.9	15.5%	1,384.5	15.9%
Apartments	974.2	11.2%	972.8	11.2%
Hotel/Motel	436.4	5.0%	468.4	5.4%
Other	334.9	3.9%	280.0	3.2%
Mixed Use	74.4	0.9%	28.6	0.3%

Total Commercial mortgage loans	$8,687.1	100.0%	$8,695.5	100.0%

(1)	Balances do not include allowance for mortgage loan credit losses.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table sets forth the breakdown of mortgages by year of origination as of September 30, 2012 and December 31, 2011:

	2012(1)	2011(1)
Year of Origination:
2012	$1,239.5	$—
2011	1,978.1	1,998.0
2010	432.2	598.5
2009	204.4	226.3
2008	892.6	1,026.8
2007	772.4	1,141.6
2006 and prior	3,167.9	3,704.3

Total Commercial mortgage loans	$8,687.1	$8,695.5

(1)	Balances do not include allowance for mortgage loan credit losses.

Evaluating Securities for Other-Than-Temporary Impairments

The Company performs a regular evaluation, on a security-by-security basis, of its available-for-sale securities holdings, including fixed maturity securities and equity securities in accordance with its impairment policy in order to evaluate whether such investments are other-than-temporarily impaired.

The following table identifies the Company’s credit-related and intent-related impairments included in the Condensed Consolidated Statements of Operations, excluding impairments included in Other comprehensive income (loss) by type for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012		2011
	Impairment	No. of Securities	Impairment	No. of Securities
U.S. corporate	$5.1	3	$26.3	11
Foreign(1)	2.2	5	46.2	26
Residential mortgage-backed	13.6	91	22.2	109
Commercial mortgage-backed	1.7	1	105.5	24
Other asset-backed	1.8	6	190.5	119
Mortgage loans on real estate	—	—	8.7	6
Other assets(2)	1.4	1	—	—

Total	$25.8	107	$399.4	295

(1)	Primarily U.S. dollar denominated.
(2)	Includes loss on real estate owned that is classified as Other assets on the Condensed Consolidated Balance Sheets.

The above table includes $21.4 and $53.9 of write-downs related to credit impairments for the nine months ended September 30, 2012 and 2011, respectively, in Other-than-temporary impairments, which are recognized in the Condensed Consolidated Statements of Operations. For the nine months ended September 30, 2012 and 2011, the remaining $4.4 and $345.5 in write-downs, are related to intent impairments.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes these intent impairments, which are also recognized in earnings, by type for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012		2011
	Impairment	No. of Securities	Impairment	No. of Securities
U.S. corporate	$1.0	2	$26.3	11
Foreign(1)	1.5	4	35.2	23
Residential mortgage-backed	—	—	0.3	15
Commercial mortgage-backed	1.7	1	104.3	24
Other asset-backed	0.2	1	179.4	115

Total	$4.4	8	$345.5	188

(1)	Primarily U.S. dollar denominated.

The Company may sell securities during the period in which fair value has declined below amortized cost for fixed maturities or cost for equity securities. In certain situations, new factors, including changes in the business environment, can change the Company’s previous intent to continue holding a security. Accordingly, these factors may lead the Company to record additional intent related capital losses.

The fair value of fixed maturities with OTTI as of September 30, 2012 and December 31, 2011 was $8.8 billion and $9.3 billion, respectively.

The following table identifies the amount of credit impairments on fixed maturities for which a portion of the OTTI loss was recognized in Other comprehensive income (loss) and the corresponding changes in such amounts for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Balance at January 1	$133.9	$304.6
Additional credit impairments:
On securities not previously impaired	0.3	7.5
On securities previously impaired	14.2	11.2
Reductions:
Securities intent impaired	—	(38.2)
Securities sold, matured, prepaid or paid down	(39.8)	(152.4)

Balance at September 30	$108.6	$132.7

Net Investment Income

The Company uses the equity method of accounting for investments in limited partnership interests that are not consolidated. This asset group consists primarily of private equities, hedge funds and certain VIEs. The Company records its share of earnings using a lag methodology, relying upon the most recent financial information available, generally not to exceed three months, where the contractual right exists to receive such financial information on a timely basis. The Company’s equity in earnings from limited partnership interests accounted for under the equity method is recorded in Net investment income.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes Net investment income for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Fixed maturities	$3,179.2	$3,288.3
Equity securities, available-for-sale	14.5	24.2
Mortgage loans on real estate	376.8	369.3
Policy loans	91.5	94.6
Short-term investments and cash equivalents	3.9	6.5
Other	(17.2)	(17.5)

Gross investment income	3,648.7	3,765.4
Less: Investment expenses	(6.2)	(9.0)

Net investment income	$3,642.5	$3,756.4

As of September 30, 2012 and December 31, 2011, the Company had $0.3 and $0.2, respectively, of investments in fixed maturities which produced no net investment income. Fixed maturities are moved to a non-accrual status immediately when the investment defaults.

Net Realized Capital Gains (Losses)

Net realized capital gains (losses) are comprised of the difference between the amortized cost of investments and proceeds from sale and redemption, as well as losses incurred due to the credit-related and intent-related other-than-temporary impairment of investments. Realized investment gains and losses are also primarily generated from changes in fair value of embedded derivatives within product guarantees and fixed maturities, changes in fair value of fixed maturities recorded at FVO and changes in fair value including accruals on derivative instruments, except for effective cash flow hedges. The cost of the investments on disposal is generally determined based on first-in-first-out (“FIFO”) methodology.

Net realized capital gains (losses) were as follows for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Fixed maturities, available-for-sale, including securities pledged	$367.2	$51.2
Fixed maturities, at fair value option	(168.4)	(14.7)
Equity securities, available-for-sale	1.8	14.7
Derivatives	(1,439.6)	1,344.2
Embedded derivative – fixed maturities	(11.8)	34.1
Embedded derivative – product guarantees	349.4	(1,117.1)
Other investments	4.8	(4.4)

Net realized capital gains (losses)	$(896.6)	$308.0

After-tax net realized capital gains (losses)	$(594.9)	$183.2

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Proceeds from the sale of fixed maturities and equity securities, available-for-sale and the related gross realized gains and losses, before tax, were as follows for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Proceeds on sales	$8,973.8	$10,247.6
Gross gains	433.3	532.1
Gross losses	35.5	160.6

3.	Derivative Financial Instruments

The Company enters into the following types of derivatives:

Interest rate caps: The Company uses interest rate cap contracts to hedge the interest rate exposure arising from duration mismatches between assets and liabilities. Interest rate caps are also used to hedge interest rate exposure if rates rise above a specified level. Such increases in rates will require the Company to incur additional expenses. The future payout from the interest rate caps fund this increased exposure. The Company pays an upfront premium to purchase these caps. The Company utilizes these contracts in non-qualifying hedging relationships.

Interest rate swaps: Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and/or liabilities. Interest rate swaps are also used to hedge the interest rate risk associated with the value of assets it owns or in an anticipation of acquiring them. Using interest rate swaps, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest payments, calculated by reference to an agreed upon notional principal amount. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made to/from the counterparty at each due date. The Company utilizes these contracts in qualifying hedging relationships as well as non-qualifying hedging relationships.

Foreign exchange swaps: The Company uses foreign exchange or currency swaps to reduce the risk of change in the value, yield or cash flows associated with certain foreign denominated invested assets. Foreign exchange swaps represent contracts that require the exchange of foreign currency cash flows against U.S. dollar cash flows at regular periods, typically quarterly or semi-annually. The Company utilizes these contracts in non-qualifying hedging relationships.

Credit default swaps: Credit default swaps are used to reduce credit loss exposure with respect to certain assets that the Company owns, or to assume credit exposure on certain assets that the Company does not own. Payments are made to or received from the counterparty at specified intervals. In the event of a default on the underlying credit exposure, the Company will either receive a payment (purchased credit protection) or will be required to make a payment (sold credit protection) equal to the par minus recovery value of the swap contract. The Company utilizes these contracts in non-qualifying hedging relationships.

Total return swaps: The Company uses total return swaps as a hedge against a decrease in variable annuity account values, which are invested in certain indices. Using total return swaps, the Company agrees with another party to exchange, at specified intervals, the difference between the economic risk and reward of assets or a market index and the LIBOR rate, calculated by reference to an agreed upon notional principal amount. No cash is exchanged at the onset of the contracts. Cash is paid and received over the life of the contract based upon the terms of the swaps. The Company utilizes these contracts in non-qualifying hedging relationships.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Currency forwards: The Company uses currency forward contracts to hedge policyholder liabilities associated with the variable annuity contracts which are linked to foreign indices. The currency fluctuations may result in a decrease in account values, which would increase the possibility of the Company incurring an expense for guaranteed benefits in excess of account values. The Company utilizes these contracts in non-qualifying hedging relationships.

Forwards: The Company uses forward contracts to hedge certain invested assets against movement in interest rates, particularly mortgage rates. The Company uses To Be Announced (“TBA”) securities as an economic hedge against rate movements. Forward contracts are utilized in non-qualifying hedging relationships.

Futures: Futures contracts are used to hedge against a decrease in certain equity indices. Such decreases may result in a decrease in variable annuity account values which would increase the possibility of the Company incurring an expense for guaranteed benefits in excess of account values. The Company also uses futures contracts as a hedge against an increase in certain equity indices. Such increases may result in increased payments to the holders of the fixed index annuity contracts. The Company enters into exchange traded futures with regulated futures commissions that are members of the exchange. The Company also posts initial and variation margin with the exchange on a daily basis. The Company utilizes exchange-traded futures in non-qualifying hedging relationships.

Swaptions: A swaption is an option to enter into a swap with a forward starting effective date. The Company uses swaptions to hedge the interest rate exposure associated with the minimum crediting rate and book value guarantees embedded in the retirement products that the Company offers. Increases in interest rates will generate losses on assets that are backing such liabilities. In certain instances, the Company locks in the economic impact of existing purchased swaptions by entering into offsetting written swaptions. Swaptions are also used to hedge against an increase in the interest rate benchmarked crediting strategies within Fixed Indexed Annuity (“FIA”) contracts. Such increases may result in increased payments to contract holders of FIA contracts and the interest rate swaptions offset this increased exposure. The Company pays a premium when it purchases the swaption. The Company utilizes these contracts in non-qualifying hedging relationships.

Options: The Company uses put options to manage the equity, interest rate and equity volatility risk of the economic liabilities associated with certain variable annuity minimum guaranteed living benefits. The Company also uses call options to hedge against an increase in various equity indices. Such increases may result in increased payments to the holders of the FIA contracts. The Company pays an upfront premium to purchase these options. The Company utilizes these options in non-qualifying hedging relationships.

Variance swaps: The Company uses variance swaps to manage equity volatility risk on the economic liabilities associated with certain minimum guaranteed living benefits. An increase in the equity volatility results in a higher valuations of such liabilities. In an equity variance swap, the Company agrees with another party to exchange amounts in the future, based on the changes in equity volatility over a defined period. Equity variance swaps are utilized in non-qualifying hedging relationships.

Managed custody guarantees (“MCG”): The Company issues certain credited rate guarantees on externally managed variable bond funds that represent stand alone derivatives. The market value is partially determined by, among other things, levels of or changes in interest rates, prepayment rates and credit ratings/spreads.

Embedded derivatives: The Company also invests in certain fixed maturity instruments and has issued certain annuity products that contain embedded derivatives whose market value is at least partially determined by, among other things, levels of or changes in domestic and/or foreign interest rates (short-term or long-term),

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

exchange rates, prepayment rates, equity rates, or credit ratings/spreads. In addition, the Company has entered into a coinsurance with a funds withheld arrangement which contains an embedded derivative whose fair value is based on the change in the fair value of the underlying assets held in trust. The embedded derivatives for certain fixed maturity instruments, certain annuity products and coinsurance with funds withheld arrangements are reported with the host contract in investments, in Future policy benefits or Funds held under reinsurance agreements, respectively, on the Condensed Consolidated Balance Sheets. Changes in the fair value of embedded derivatives within fixed maturity investments and within annuity products are recorded in Other net realized capital gains (losses) in the Condensed Consolidated Statements of Operations. Changes in fair value of embedded derivatives with reinsurance agreements are reported in Policyholder benefits in the Condensed Consolidated Statements of Operations.

The notional amounts and fair values of derivatives were as follows as of September 30, 2012 and December 31, 2011:

	2012			2011
	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Derivatives: Qualifying for hedge accounting
Cash flow hedges:
Interest rate contracts	$1,000.0	$221.2	$—	$1,000.0	$174.0	$—
Fair value hedges:
Interest rate contracts	291.1	—	17.6	358.2	—	13.1
Derivatives: Non-qualifying for hedge accounting
Interest rate contracts(1)	64,378.2	2,240.4	1,698.5	63,993.8	2,227.6	1,548.7
Foreign exchange contracts	2,004.2	17.1	136.1	1,880.6	12.2	134.4
Equity contracts	15,551.0	166.9	29.5	15,797.4	69.1	28.3
Credit contracts	3,042.2	88.1	80.1	3,368.8	178.0	231.3
Managed custody guarantees	N/A	—	—	N/A	—	1.0
Embedded derivatives:
Within fixed maturity investments	N/A	231.3	—	N/A	243.1	N/A
Within annuity products	N/A	—	3,533.6	N/A	—	3,797.1
Within reinsurance agreements	N/A	—	176.4	N/A	—	137.2

Total		$2,965.0	$5,671.8		$2,904.0	$5,891.1

(1)

As of September 30, 2012, includes a notional amount, asset fair value and liability fair value for interest rate caps of $4.5 billion, $20.0 and $0.1, respectively. As of December 31, 2011, includes a notional amount, asset fair value and liability fair value for interest rate caps of $8.8 billion, $40.0 and $3.5, respectively.

N/A – Not Applicable

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Net realized gains (losses) on derivatives were as follows for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Derivatives: Qualifying for hedge accounting(1)
Cash flow hedges:
Interest rate contracts	$—	$(42.2)
Fair value hedges:
Interest rate contracts	(10.2)	(17.9)
Derivatives: Non-qualifying for hedge accounting(2)
Interest rate contracts	230.4	945.6
Foreign exchange contracts	(9.1)	(3.3)
Equity contracts	(1,680.4)	493.4
Credit contracts	29.7	(31.4)
Managed custody guarantees(2)	1.1	1.3
Embedded derivatives:
Within fixed maturity investments	(11.8)	34.1
Within annuity products	348.3	(1,118.4)
Within reinsurance agreements	(39.2)	(66.4)

Total	$(1,141.2)	$194.8

(1)

Changes in value for effective fair value hedges are recorded in Other net realized capital gains (losses). Changes in fair value upon disposal for effective cash flow hedges are recorded in Other net realized capital gains (losses) in the Condensed Consolidated Statements of Operations.

(2)	Changes in value are included in Other net realized capital gains (losses) in the Condensed Consolidated Statements of Operations.

Credit Default Swaps

The Company has entered into various credit default swaps. When credit default swaps are sold, the Company assumes credit exposure to certain assets that it does not own. Credit default swaps may also be purchased to reduce credit exposure in the Company’s portfolio. Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. These instruments are typically written for a maturity period of five years and do not contain recourse provisions, which would enable the seller to recover from third parties. The Company has International Swaps and Derivatives Association, Inc. (“ISDA”) agreements with each counterparty with which it conducts business and tracks the collateral positions for each counterparty. To the extent cash collateral is received, it is included in Payables under securities loan agreements, including collateral held, on the Condensed Consolidated Balance Sheets and is reinvested in short-term investments. Collateral held is used in accordance with the Credit Support Annex (“CSA”) to satisfy any obligations. IG bonds owned by the Company are the source of noncash collateral posted, which is reported in Securities pledged on the Condensed Consolidated Balance Sheets. In the event of a default on the underlying credit exposure, the Company will either receive an additional payment (purchased credit protection) or will be required to make an additional payment (sold credit protection) equal to par value minus recovery value of the swap contract. As of September 30, 2012, the fair value of credit default swaps of $88.1 and $80.1 was included in Derivatives assets and Derivatives liabilities, respectively, on the Condensed Consolidated Balance Sheets. As of December 31, 2011, the fair value of credit default swaps of $178.0 and $231.3 was included in Derivatives assets and Derivatives liabilities,

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

respectively, on the Condensed Consolidated Balance Sheets. As of September 30, 2012 and December 31, 2011, the maximum potential future net exposure to the Company on credit default swaps, net of purchased protection of $1.0 billion in each year, were $1.0 billion and $1.3 billion, respectively.

4.	Fair Value Measurements (excluding Consolidated Investment Entities)

Fair Value Measurement

The Company measures the fair value of its financial assets and liabilities based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset, or nonperformance risk, including the Company’s nonperformance risk. The estimate of fair value is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability. The Company utilizes a number of valuation sources to determine the fair values of its financial assets and liabilities, including quoted market prices, third-party commercial pricing services, third-party brokers and industry-standard, vendor-provided software that models the value based on market observable inputs and other internal modeling techniques based on projected cash flows.

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument. Financial assets and liabilities recorded at fair value on the Condensed Consolidated Balance Sheets are categorized as follows:

•

Level 1 – Unadjusted quoted prices for identical assets or liabilities in an active market. The Company defines an active market as a market in which transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 – Quoted prices in markets that are not active or valuation techniques that require inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets;

b)	Quoted prices for identical or similar assets or liabilities in non-active markets;

c)	Inputs other than quoted market prices that are observable; and

d)	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

•

Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These valuations, whether derived internally or obtained from a third party, use critical assumptions that are not widely available to estimate market participant expectations in valuing the asset or liability. When available, the estimated fair value of securities is based on quoted prices in active markets that are readily and regularly obtainable. When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, including discounted cash flow methodologies, matrix pricing, or other similar techniques.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of September 30, 2012:

	2012
	Level 1	Level 2	Level 3	Total
Assets:
Fixed maturities, including securities pledged:
U.S. Treasuries	$5,365.8	$672.0	$—	$6,037.8
U.S. government agencies and authorities	—	732.1	—	732.1
U.S. corporate, state and municipalities	—	35,844.9	560.7	36,405.6
Foreign(1)	—	15,553.7	125.9	15,679.6
Residential mortgage-backed securities	—	8,625.7	68.4	8,694.1
Commercial mortgage-backed securities	—	5,217.0	—	5,217.0
Other asset-backed securities	—	2,456.3	153.2	2,609.5

Total fixed maturities, including securities pledged	5,365.8	69,101.7	908.2	75,375.7
Equity securities, available-for-sale	262.5	3.4	63.0	328.9
Derivatives:
Interest rate contracts	27.9	2,433.7	—	2,461.6
Foreign exchange contracts	—	17.1	—	17.1
Equity contracts	61.5	64.0	41.4	166.9
Credit contracts	—	9.8	78.3	88.1
Cash and cash equivalents, short-term investments and short-term investments under securities loan agreements	6,065.7	62.8	—	6,128.5
Assets held in separate accounts	91,632.7	4,671.1	8.4	96,312.2

Total assets	$103,416.1	$76,363.6	$1,099.3	$180,879.0

Liabilities:
Derivatives:
Annuity product guarantees:
FIA	$—	$—	$1,442.5	$1,442.5
GMAB/GMWB/GMWBL(2)	—	—	1,978.1	1,978.1
Stabilizer and MCGs	—	—	113.0	113.0
Other derivatives:
Interest rate contracts	—	1,716.1	—	1,716.1
Foreign exchange contracts	—	136.1	—	136.1
Equity contracts	3.2	26.3	—	29.5
Credit contracts	—	1.1	79.0	80.1
Embedded derivative on reinsurance	—	176.4	—	176.4

Total liabilities	$3.2	$2,056.0	$3,612.6	$5,671.8

(1)	Primarily U.S. dollar denominated.
(2)	Guaranteed minimum accumulation benefits (“GMAB”), Guaranteed minimum withdrawal benefits (“GMWB”), Guaranteed minimum withdrawal benefits with life payouts (“GMWBL”).

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

	2011
	Level 1	Level 2	Level 3	Total
Assets:
Fixed maturities, including securities pledged:
U.S. Treasuries	$5,342.1	$630.4	$—	$5,972.5
U.S. government agencies and authorities	—	727.8	—	727.8
U.S. corporate, state and municipalities	—	33,346.4	520.6	33,867.0
Foreign(1)	—	14,906.8	160.6	15,067.4
Residential mortgage-backed securities	—	8,861.5	186.6	9,048.1
Commercial mortgage-backed securities	—	5,485.4	—	5,485.4
Other asset-backed securities	—	2,396.7	104.5	2,501.2

Total fixed maturities, including securities pledged	5,342.1	66,355.0	972.3	72,669.4
Equity securities, available-for-sale	274.6	11.6	67.6	353.8
Derivatives:
Interest rate contracts	18.1	2,383.5	—	2,401.6
Foreign exchange contracts	—	12.2	—	12.2
Equity contracts	26.8	—	42.3	69.1
Credit contracts	—	6.0	172.0	178.0
Cash and cash equivalents, short-term investments and short-term investments under securities loan agreements	5,125.4	161.2	—	5,286.6
Assets held in separate accounts	83,976.1	4,722.3	16.1	88,714.5

Total assets	$94,763.1	$73,651.8	$1,270.3	$169,685.2

Liabilities:
Derivatives:
Annuity product guarantees:
FIA	$—	$—	$1,304.9	$1,304.9
GMAB/GMWB/GMWBL(2)	—	—	2,272.2	2,272.2
Stabilizer and MCGs	—	—	221.0	221.0
Other derivatives:
Interest rate contracts	—	1,561.8	—	1,561.8
Foreign exchange contracts	—	134.4	—	134.4
Equity contracts	3.3	—	25.0	28.3
Credit contracts	—	17.2	214.1	231.3
Embedded derivative on reinsurance	—	137.2	—	137.2

Total liabilities	$3.3	$1,850.6	$4,037.2	$5,891.1

(1)	Primarily U.S. dollar denominated.
(2)	Guaranteed minimum accumulation benefits (“GMAB”), Guaranteed minimum withdrawal benefits (“GMWB”), Guaranteed minimum withdrawal benefits with life payouts (“GMWBL”).

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Valuation of Financial Assets and Liabilities at Fair Value

Certain assets and liabilities are measured at estimated fair value on the Company’s Condensed Consolidated Balance Sheets. In addition, further disclosure of estimated fair values is included in the Investments note to these Condensed Consolidated Financial Statements. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The exit price and the transaction (or entry) price will be the same at initial recognition in many circumstances. However, in certain cases, the transaction price may not represent fair value. The fair value of a liability is based on the amount that would be paid to transfer a liability to a third-party with an equal credit standing. Fair value is required to be a market-based measurement which is determined based on a hypothetical transaction at the measurement date, from a market participant’s perspective. The Company considers three broad valuation techniques when a quoted price is unavailable: (i) the market approach, (ii) the income approach and (iii) the cost approach. The Company determines the most appropriate valuation technique to use, given the instrument being measured and the availability of sufficient inputs. The Company prioritizes the inputs to fair valuation techniques and allows for the use of unobservable inputs to the extent that observable inputs are not available.

The Company utilizes a number of valuation methodologies to determine the fair values of its financial assets and liabilities in conformity with the concepts of “exit price” and the fair value hierarchy as prescribed in ASC Topic 820. Valuations are obtained from third-party commercial pricing services, brokers and industry-standard, vendor-provided software that models the value based on market observable inputs. The valuations obtained from third-party commercial pricing services are non-binding. The Company reviews the assumptions and inputs used by third-party commercial pricing services for each reporting period in order to determine an appropriate fair value hierarchy level. The documentation and analysis obtained from third-party commercial pricing services are reviewed by the Company, including in-depth validation procedures confirming the observability of inputs. The valuations are reviewed and validated monthly through the internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or monitoring of trading volumes.

The following valuation methods and assumptions were used by the Company in estimating the reported values for the investments and derivatives described below:

Fixed maturities: The fair values for the actively traded marketable bonds are determined based upon the quoted market prices and are classified as Level 1 assets. Assets in this category would primarily include certain U.S. Treasury securities. The fair values for marketable bonds without an active market are obtained through several commercial pricing services, which provide the estimated fair values and are classified as Level 2 assets. These services incorporate a variety of market observable information in their valuation techniques, including benchmark yields, broker-dealer quotes, credit quality, issuer spreads, bids, offers and other reference data. This category includes U.S. and foreign corporate bonds, ABS, U.S. agency and government guaranteed securities, CMBS and RMBS, including certain CMO assets.

Generally, the Company does not obtain more than one vendor price from pricing services per instrument. The Company uses a hierarchy process in which prices are obtained from a primary vendor and, if that vendor is unable to provide the price, the next vendor in the hierarchy is contacted until a price is obtained or it is determined that a price cannot be obtained from a commercial pricing service. When a price cannot be obtained from a commercial pricing service, independent broker quotes are solicited. Securities priced using independent broker quotes are classified as Level 3.

Broker quotes and prices obtained from pricing services are reviewed and validated through an internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

monitoring of trading volumes. As of September 30, 2012, $461.9 and $60.6 billion of a total fair value of $75.4 billion in fixed maturities, including securities pledged, were valued using unadjusted broker quotes and unadjusted prices obtained from pricing services, respectively, and verified through the review process. The remaining balance in fixed maturities consisted primarily of privately placed bonds valued using a matrix-based pricing.

All prices and broker quotes obtained go through the review process described above including valuations for which only one broker quote is obtained. After review, for those instruments where the price is determined to be appropriate, the unadjusted price provided is used for financial statement valuation. If it is determined that the price is questionable, another price may be requested from a different vendor. The internal valuation committee then reviews all prices for the instrument again, along with information from the review, to determine which price best represents “exit price” for the instrument.

Fair values of privately placed bonds are determined primarily using a matrix-based pricing model and are generally classified as Level 2 assets. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Also considered are factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company’s evaluation of the borrower’s ability to compete in its relevant market. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond.

Equity securities, available-for-sale: Fair values of publicly traded equity securities are based upon quoted market price and are classified as Level 1 assets. Other equity securities, typically private equities or equity securities not traded on an exchange, are valued by other sources such as analytics or brokers and are classified as Level 2 or Level 3 assets.

Cash and cash equivalents, Short-term investments and Short-term investments under securities loan agreement: The carrying amounts for cash reflect the assets’ fair values. The fair values for cash equivalents and most short-term investments are determined based on quoted market prices. These assets are classified as Level 1. Other short-term investments are valued and classified in the fair value hierarchy consistent with the policies described herein, depending on investment type.

Derivatives: Derivatives are carried at fair value, which is determined using the Company’s derivative accounting system in conjunction with observable key financial data from third-party sources, such as yield curves, exchange rates, S&P 500 Index prices, London Interbank Offered Rates (“LIBOR”) and Overnight Index Swap (“OIS”) rates. In June 2012, the Company began using OIS rather than LIBOR for valuations of collateralized interest rate derivatives, which are obtained from third-party sources. For those derivatives that are unable to be valued by the accounting system, the Company typically utilizes values established by third-party brokers. Counterparty credit risk is considered and incorporated in the Company’s valuation process through counterparty credit rating requirements and monitoring of overall exposure. It is the Company’s policy to transact only with investment grade counterparties with a credit rating of A- or better. The Company’s nonperformance risk is also considered and incorporated in the Company’s valuation process. Valuations for the Company’s futures and interest rate forward contracts are based on unadjusted quoted prices from an active exchange and, therefore, are classified as Level 1. The Company also has certain credit default swaps and options that are priced using models that primarily use market observable inputs, but contain inputs that are not observable to market participants, which have been classified as Level 3. However, all other derivative instruments are valued based on market observable inputs and are classified as Level 2.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The Company has entered into a number of options as hedges on its FIA liabilities. The maximum exposure is the current value of the option. The payoff of these contracts depends on market conditions during the lifetime of the option. The fair value measurement of options is highly sensitive to implied equity and interest rate volatility and the market reflects a considerable variance in broker quotes. The Company uses a third-party vendor to determine the market value of these options.

Product guarantees: The Company records reserves for annuity contracts containing GMAB, GMWB and GMWBL riders. The guarantee is an embedded derivative and is required to be accounted for separately from the host variable annuity contract. The fair value of the obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by using stochastic techniques under a variety of market return scenarios and other market implied assumptions. These derivatives are classified as Level 3 liabilities in the fair value hierarchy.

The Company records an embedded derivative liability for its FIA contracts for interest payments to contract holders above the minimum guaranteed interest rate. The guarantee is treated as an embedded derivative and is required to be accounted for separately from the host contract. The fair value of the obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by market implied assumptions. These derivatives are classified as Level 3 liabilities in the fair value hierarchy.

The Company records reserves for Stabilizer and MCG contracts containing guaranteed credited rates in accordance with U.S. GAAP for derivative instruments and hedging activities. The guarantee is treated as an embedded derivative or a stand-alone derivative (depending on the underlying product) and is required to be reported at fair value. The estimated fair value is determined based on the present value of projected future claims, minus the present value of future guaranteed premiums. At inception of the contract, the Company projects a guaranteed premium to be equal to the present value of the projected future claims. The income associated with the contracts is projected using relevant actuarial and capital market assumptions, including benefits and related contract charges, over the anticipated life of the related contracts. The cash flow estimates are produced by using stochastic techniques under a variety of risk neutral scenarios and other market implied assumptions. These derivatives are classified as Level 3 liabilities.

The discount rate used to determine the fair value of the Company’s GMAB, GMWB, GMWBL, FIA, and Stabilizer embedded derivative liabilities and the stand-alone derivative for Managed custody guarantee (“MCG”) includes an adjustment to reflect the risk that these obligations will not be fulfilled (“nonperformance risk”). Through June 30, 2012, nonperformance risk was based on the credit default swap spreads of ING V with similar term to maturity and priority of payment. The ING V credit default spread was applied to the risk-free swap curve in the Company’s valuation models for these products and guarantees. As a result of the availability of ING U.S., Inc.’s market observable data following the issuance of the $850.0 in 5.5% unsecured Senior Notes due 2022 in the third quarter of 2012, the Company changed its estimate of nonperformance risk to incorporate a blend of observable, similarly rated peer company credit default swap spreads, adjusted to reflect the credit quality of the individual insurance subsidiary that issued the guarantee as well as an adjustment to reflect the priority of policyholder claims.

The Company’s valuation actuaries are responsible for the policies and procedures for valuing the embedded derivatives, reflecting the capital markets and actuarial valuation inputs and nonperformance risk in the estimate of the fair value of the embedded derivatives. The actuarial and capital market assumptions for each liability are approved by each product’s Chief Risk Officer (“CRO”), including an independent annual review by the U.S. CRO. Models used to value the embedded derivatives must comply with the Company’s governance policies.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Quarterly, an attribution analysis is performed to quantify changes in fair value measurements and a sensitivity analysis is used to analyze the changes. The changes in fair value measurements are also compared to corresponding movements in the hedge target to assess the validity of the attributions. The results of the attribution analysis are reviewed by the valuation actuaries, responsible CFOs, Controllers, CROs and/or others as nominated by management.

Embedded derivative on reinsurance: The carrying value of the embedded derivative is estimated based upon the change in the fair value of the assets supporting the funds withheld payable under the combined coinsurance and coinsurance funds withheld reinsurance agreement between the Company and Hannover Life Reassurance Company of America. As the fair value of the assets held in trust is based on a quoted market price (Level 1), the fair value of the embedded derivative is based on market observable inputs and is classified as Level 2.

Assets held in separate accounts: Assets held in separate accounts are reported at the quoted fair values of the underlying investments in the separate accounts. The underlying investments include mutual funds, short-term investments and cash, the valuations of which are based upon a quoted market price and are included in Level 1. Fixed maturity valuations are obtained from third-party commercial pricing services and brokers and are classified in the fair value hierarchy consistent with the policy described above for fixed maturities.

Transfers in and out of Level 1 and 2

There were no securities transferred between Level 1 and Level 2 for the nine months ended September 30, 2012 and 2011. The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.

Level 3 Financial Instruments

The fair values of certain assets and liabilities are determined using prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (i.e., Level 3 as defined by ASC Topic 820), including but not limited to liquidity spreads for investments within markets deemed not currently active. These valuations, whether derived internally or obtained from a third-party, use critical assumptions that are not widely available to estimate market participant expectations in valuing the asset or liability. In addition, the Company has determined, for certain financial instruments, an active market is such a significant input to determine fair value that the presence of an inactive market may lead to classification in Level 3. In light of the methodologies employed to obtain the fair values of financial assets and liabilities classified as Level 3, additional information is presented below.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes the change in fair value of the Company’s Level 3 assets and liabilities and transfers in and out of Level 3 for the nine months ended September 30, 2012:

	Nine Months Ended September 30, 2012
	Fair Value as of January 1	Total Realized/Unrealized Gains (Losses) Included in:		Purchases	Issuances	Sales	Settlements	Transfers in to Level 3(2)	Transfers out of Level 3(2)	Fair Value as of September 30	Change In Unrealized Gains (Losses) Included in Earnings(3)
		Net Income	OCI
Fixed maturities, including securities pledged:
U.S. corporate, state and municipalities	$520.6	$1.0	$(5.8)	$15.4	$—	$(3.1)	$(54.2)	$133.3	$(46.5)	$560.7	$0.6
Foreign	160.6	1.8	(12.0)	—	—	(11.6)	(7.4)	79.4	(84.9)	125.9	—
Residential mortgage-backed securities	186.6	5.0	(0.4)	—	—	(30.8)	(1.2)	0.4	(91.2)	68.4	(2.6)
Commercial mortgage-backed securities	—	—	—	—	—	—	—	—	—	—	—
Other asset-backed securities	104.5	12.1	3.7	20.0	—	(1.6)	(12.3)	27.9	(1.1)	153.2	11.5

Total fixed maturities including securities pledged	972.3	19.9	(14.5)	35.4	—	(47.1)	(75.1)	241.0	(223.7)	908.2	9.5
Equity securities, available-for-sale	67.6	(0.5)	(0.7)	5.0	—	(8.4)	—	—	—	63.0	—
Derivatives:
Product guarantees:
Fixed indexed annuities(1)	(1,304.9)	(172.6)	—	—	(82.6)	—	117.6	—	—	(1,442.5)	—
Guaranteed minimum withdrawal and accumulation benefits and GMWBL(1)	(2,272.2)	410.0	—	—	(116.1)	—	0.2	—	—	(1,978.1)	—
Stabilizer and MCGs(1)	(221.0)	112.0	—	(4.0)	—	—	—	—	—	(113.0)	—
Other derivatives, net	(24.8)	18.5	—	18.3	—	—	34.1	—	(5.4)	40.7	16.8
Assets held in separate accounts(4)	16.1	0.6	—	0.2	—	(10.1)	—	1.6	—	8.4	0.9

(1)

All gains and losses on Level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is impracticable to track realized and unrealized gains (losses) separately on a contract-by contract basis. These amounts are included in Other net realized gains (losses) in the Condensed Consolidated Statements of Operations.

(2)	The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
(3)

For financial instruments still held as of September 30, amounts are included in Net investment income and Total net realized capital gains (losses) in the Condensed Consolidated Statements of Operations.

(4)

The investment income and realized gains (losses) and change in unrealized gains (losses) included in net income for separate account assets are offset by an equal amount for separate account liabilities, which result in a net zero impact on net income for the Company.

ING U.S., Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following table summarizes the change in fair value of the Company’s Level 3 assets and liabilities and transfers in and out of Level 3 for the nine months ended September 30, 2011:

	Nine Months Ended September 30, 2011
	Fair Value as of January 1	Total Realized/Unrealized Gains (Losses) Included in:		Purchases	Issuances	Sales	Settlements	Transfers in to Level 3(2)	Transfers out of Level 3(2)	Fair Value as of September 30	Change In Unrealized Gains (Losses) Included in Earnings(3)
		Net Income	OCI
Fixed maturities, including securities pledged:
U.S. corporate, state and municipalities	$79.4	$—	$7.9	$14.0	$—	$(20.0)	$(57.2)	$491.0	$(3.0)	$512.1	$—
Foreign	56.0	0.4	(13.5)	—	—	(14.2)	(6.8)	78.2	(10.0)	90.1	(0.2)
Residential mortgage-backed securities	914.0	(3.1)	1.7	9.5	—	(23.5)	(8.6)	—	(787.6)	102.4	(2.8)
Commercial mortgage-backed securities	0.1	—	—	—	—	—	—	—	—	0.1	—
Other asset-backed securities	2,326.3	(262.0)	174.7	5.2	—	(716.9)	(73.0)	3.8	(1,321.0)	137.1	(24.2)

Total fixed maturities including securities pledged	3,375.8	(264.7)	170.8	28.7	—	(774.6)	(145.6)	573.0	(2,121.6)	841.8	(27.2)
Equity securities, available-for-sale	82.9	(0.1)	1.3	15.9	—	(4.2)	—	—	(28.5)	67.3	—
Derivatives:
Product guarantees:
Fixed indexed annuities(1)	(1,178.2)	8.2	—	—	(104.8)	—	88.5	—	—	(1,186.3)	—
Guaranteed minimum withdrawal and accumulation benefits and GMWBL(1)	(500.2)	(981.6)	—	—	(116.6)	—	2.0	—	—	(1,596.4)	—
Stabilizer and MCGs(1)	(3.0)	(143.7)	—	(4.1)	—	—	—	—	—	(150.8)	—
Other derivatives, net	75.5	(8.5)	—	—	—	—	(63.6)	—	—	3.4	(32.0)
Assets held in separate accounts(4)	22.3	(0.1)	—	7.8	—	—	(3.1)	—	(12.6)	14.3	—

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

(1)

All gains and losses on Level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is impracticable to track realized and unrealized gains (losses) separately on a contract-by contract basis. These amounts are included in Other net realized gains (losses) in the Condensed Consolidated Statements of Operations.

(2)	The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
(3)

For financial instruments still held as of September 30, amounts are included in Net investment income and Total net realized capital gains (losses) in the Condensed Consolidated Statements of Operations.

(4)

The investment income and realized gains (losses) and change in unrealized gains (losses) included in net income for separate account assets are offset by an equal amount for separate account liabilities, which result in a net zero impact on net income for the Company.

The transfers in and out of Level 3 for fixed maturities, equity securities and separate accounts for the nine months ended September 30, 2012, were due to the variation in inputs relied upon for valuation during the quarter. Securities that are primarily valued using independent broker quotes when prices are not available from one of the commercial pricing services are reflected as transfers into Level 3. When securities are valued using more widely available information, the securities are transferred out of Level 3 and into Level 1 or 2, as appropriate.

The fair value of certain options and swap contracts are valued using observable inputs, and such options and swap contracts were transferred from Level 3 to Level 2 during the nine months ended September 30, 2012.

The transfers out of Level 3 for the nine months ended September 30, 2011 in fixed maturities, including securities pledged, were primarily due to the Company’s determination that the market for subprime RMBS securities had become active in the first quarter 2011 and to an increased utilization of vendor valuations for certain CMO assets, as opposed to the previous use of broker quotes in the second quarter of 2011. While the valuation methodology for subprime RMBS securities has not changed, the Company has concluded that the frequency of transactions in the market for subprime RMBS securities represent regularly occurring market transactions and therefore are now classified as Level 2.

Significant Unobservable Inputs

Quantitative information about the significant unobservable inputs used in the Company’s Level 3 fair value measurements of its Annuity product guarantees is presented in the following sections and table.

The Company’s Level 3 fair value measurements of its fixed maturities, equity securities available-for-sale and equity and credit derivative contracts are primarily based on broker quotes for which the quantitative detail of the unobservable inputs is neither provided nor reasonably corroborated, thus negating the ability to perform a sensitivity analysis.

Significant unobservable inputs used in the fair value measurements of GMABs, GMWBs and GMWBLs include long-term equity implied volatility, correlations between the rate of return on policyholder funds and between interest rates and equity returns, nonperformance risk, mortality and policyholder behavior assumptions, such as benefit utilization, lapses and partial withdrawals. Significant unobservable inputs used in the fair value measurements of FIAs include nonperformance risk and lapses. Such inputs are monitored quarterly.

The significant unobservable inputs used in the fair value measurement of the Stabilizer embedded derivative and the MCG derivative are interest rate implied volatility, nonperformance risk, lapses and policyholder deposits. Such inputs are monitored quarterly.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Following is a description of selected inputs:

Equity / Interest Rate Volatility: A term-structure model is used to approximate implied volatility for the equity indices for GMAB, GMWB and GMWBL fair value measurements and swap rates for the Stabilizer and MCG fair value measurements. Where no implied volatility is readily available in the market, an alternative approach is applied based on historical volatility.

Correlations: Integrated interest rate and equity scenarios are used in GMAB, GMWB and GMWBL fair value measurements to better reflect market interest rates and interest rate volatility correlations between equity and fixed income fund groups and between equity fund groups and interest rates. The correlations are based on historical fund returns and swap rates from external sources.

Nonperformance Risk: For the estimate of the fair value of embedded derivatives associated with our product guarantees, the Company uses a blend of observable, similarly rated peer company credit default swap spreads, adjusted to reflect the credit quality of the individual insurance subsidiary that issued the guarantee and the priority of policyholder claims.

Actuarial Assumptions: Management regularly reviews actuarial assumptions, which are based on the Company’s experience and periodically reviewed against industry standards. Industry standards and Company experience may be limited on certain products.

The following table presents the unobservable inputs for Level 3 fair value measurements at September 30, 2012:

Range(1)
Unobservable Input	GMWB / GMWBL		GMAB		FIA	Stabilizer / MCG
Long-Term Equity Implied Volatility	15% to 25%		15% to 25%		—	—
Interest Rate Implied Volatility	—		—		—	0% to 4%
Correlations Between:
Equity Funds	50% to 98%		50% to 98%		—	—
Equity and Fixed Income Funds	-20% to 44%		-20% to 44%		—	—
Interest Rates and Equity Funds	-25% to -16%		-25% to -16%		—	—
Nonperformance Risk	0.25% to 3.5%		0.25% to 3.5%		0.25% to 3.5%	0.25% to 3.5%
Actuarial Assumptions:
Benefit Utilization	0% to 85	%(2)	—		—	—
Partial Withdrawals	0% to 10%		0% to 10%		—	—
Lapses	0% to 45	%(3)	0% to 35	%(3)	0% to 10%	0% to 55	%(4)
Policyholder Deposits(5)	—		—		—	0% to 20	%(4)
Mortality	—	(6)	—	(6)	—	—

(1)	Represents the range of reasonable assumptions that management has used in its fair value calculations.
(2)

The utilization assumption itself is a function of policyholder age and policy duration. The utilization rate is also affected by interaction with lapse and mortality assumptions. The utilization rate for GMWB and GMWBL will tend to be lower for younger contract owners; for contracts that are less “in the money”; and for contracts that have not reached their maximum accumulated GMWB and GMWBL benefit amount. Conversely, the utilization rate will tend to be higher for contract owners near or beyond retirement age; for contracts that are highly “in the money”; and for contracts that have accumulated their maximum GMWB or GMWBL benefit amount.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

(3)

Lapse rates will tend to be lower during the contractual surrender charge period and higher after the surrender charge period ends; the highest lapse rates occur in the year immediately after the end of the surrender charge period. We make dynamic adjustments to lower the lapse rates for contracts that are more “in the money.”

(4)	The lapse and policy holder deposit assumptions for Stabilizer/MCG contracts vary with the nature of the agreement with the plan sponsor.
(5)	Measured as a percentage of assets under management or assets under administration.
(6)	The mortality rate is based on the Annuity 2000 Basic table with mortality improvements.

Generally, the following will cause an increase (decrease) in the GMAB, GMWB and GMWBL embedded derivative fair value liabilities:

•	An increase (decrease) in long-term equity implied volatility

•	An increase (decrease) in equity-interest rate correlations

•	A decrease (increase) in nonperformance risk

•	A decrease (increase) in mortality

•	An increase (decrease) in benefit utilization

•	A decrease (increase) in lapses

Changes in fund correlations may increase or decrease the fair value depending on the direction of the movement and the mix of funds. Changes in partial withdrawals may increase or decrease the fair value depending on the timing and magnitude of withdrawals.

Generally, the following will cause an increase (decrease) in the FIA embedded derivative fair value liability:

•	A decrease (increase) in nonperformance risk

•	A decrease (increase) in lapses

Generally, the following will cause an increase (decrease) in the derivative and embedded derivative fair value liabilities related to Stabilizer and MCG contracts:

•	An increase (decrease) in interest rate volatility

•	A decrease (increase) in nonperformance risk

•	A decrease (increase) in lapses

•	A decrease (increase) in policyholder deposits

We note the following interrelationships:

•

Higher long-term equity implied volatility is often correlated with lower equity returns, which will result in higher in-the-moneyness, which in turn, results in lower lapses due to the dynamic lapse component reducing the lapses. This increases the projected number of policies that are available to use the GMWBL benefit and may also increase the fair value of the GMWBL.

•	Generally, an increase (decrease) in benefit utilization will decrease (increase) lapses of GMWB and GMWBL.

•	Generally, an increase (decrease) in interest rate volatility will increase (decrease) lapses of Stabilizer and MCG contracts due to dynamic participant behavior.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Other Financial Instruments

The carrying values and estimated fair values of the Company’s financial instruments were as follows as of September 30, 2012 and December 31, 2011:

	2012		2011
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Fixed maturities, including securities pledged	$75,375.7	$75,375.7	$72,669.4	$72,669.4
Equity securities, available-for-sale	328.9	328.9	353.8	353.8
Mortgage loans on real estate	8,682.6	9,029.5	8,691.1	8,943.7
Loan – Dutch State obligation	1,503.6	1,495.3	1,792.7	1,806.4
Policy loans	2,212.9	2,212.9	2,263.9	2,263.9
Limited partnerships/corporations	514.8	514.8	599.6	599.6
Cash, cash equivalents, short-term investments and short-term investments under securities loan agreements	6,128.5	6,128.5	5,286.6	5,286.6
Derivatives	2,733.7	2,733.7	2,660.9	2,660.9
Other investments	205.1	211.9	215.1	220.1
Assets held in separate accounts	96,312.2	96,312.2	88,714.5	88,714.5
Liabilities:
Investment contract liabilities:
Funding agreements without fixed maturities and deferred annuities(1)	49,710.9	55,488.6	50,872.6	55,014.7
Funding agreements with fixed maturities and guaranteed investment contracts	4,472.0	4,257.5	5,559.0	5,261.0
Supplementary contracts, immediate annuities and other	3,154.0	3,492.9	3,037.0	3,311.9
Derivatives:
Annuity product guarantees:
FIA	1,442.5	1,442.5	1,304.9	1,304.9
GMAB / GMWB / GMWBL	1,978.1	1,978.1	2,272.2	2,272.2
Stabilizer and MCGs	113.0	113.0	221.0	221.0
Other derivatives	1,961.8	1,961.8	1,955.8	1,955.8
Short-term debt	774.9	780.3	1,054.6	1,054.6
Long-term debt	3,642.7	3,839.7	1,343.1	1,448.5
Embedded derivatives on reinsurance	176.4	176.4	137.2	137.2

(1)	Certain amounts included in Funding agreements without fixed maturities and deferred annuities are also reflected within the Annuity product guarantees section of the table above.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The following disclosures are made in accordance with the requirements of ASC Topic 825 which requires disclosure of fair value information about financial instruments, whether or not recognized at fair value on the Condensed Consolidated Balance Sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.

ASC Topic 825 excludes certain financial instruments, including insurance contracts and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following valuation methods and assumptions were used by the Company in estimating the fair value of the following financial instruments, which are not carried at fair value on the Condensed Consolidated Balance Sheets:

Mortgage loans on real estate: The fair values for mortgage loans on real estate are estimated on a monthly basis using discounted cash flow analyses and rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Mortgage loans on real estate are classified as Level 3.

Loan – Dutch State obligation: The fair value of the Dutch State loan obligation is estimated utilizing cash flows net of certain contract fees discounted using cash flows from the Netherlands Strip Yield Curve and is classified as Level 3.

Policy loans: The fair value of policy loans is equal to the carrying value of the loans. Policy loans are collateralized by the cash surrender value of the associated insurance contracts and are classified as Level 2.

Limited partnerships/corporations: The fair value for these investments, primarily private equity fund of funds and hedge funds, is based on actual or estimated Net Asset Value (“NAV”) information, as provided by the investee and are classified as Level 3.

Other investments: The fair value of other investments is estimated based on the Company’s percentage of ownership of third-party appraised value for joint ventures and third-party appraised value for real estate which are classified as Level 3. Federal Home Loan Bank (“FHLB”) stock is carried at cost, classified as a restricted security and periodically evaluated for impairment based on ultimate recovery of par value and is classified as Level 1.

Investment contract liabilities:

Without a fixed maturity: Fair value is estimated as the mean present value of stochastically modeled cash flows associated with the contract liabilities taking into account assumptions about contract holder behavior. The stochastic valuation scenario set is consistent with current market parameters and discount is taken using stochastically evolving risk-free rates in the scenarios plus an adjustment for nonperformance risk. Margins for non-financial risks associated with the contract liabilities are also included. These liabilities are classified as Level 3.

With a fixed maturity: Fair value is estimated by discounting cash flows, including associated expenses for maintaining the contracts, at rates, which are risk-free rates plus an adjustment for nonperformance risk. These liabilities are classified as Level 2.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Supplementary contracts and immediate annuities: Fair value is estimated as the mean present value of the single deterministically modeled cash flows associated with the contract liabilities discounted using stochastically evolving short risk-free rates in the scenarios plus an adjustment for nonperformance risk. The valuation is consistent with current market parameters. Margins for non-financial risks associated with the contract liabilities are also included. These liabilities are classified as Level 3.

Short-term debt and Long-term debt: Estimated fair value of the Company’s short-term and long-term debt is based upon discounted future cash flows using a discount rate approximating the current market rate, incorporating nonperformance risk. Short-term debt is classified as Level 1 and long-term debt is classified as Level 2.

Fair value estimates are made at a specific point in time, based on available market information and judgments about various financial instruments, such as estimates of timing and amounts of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized capital gains (losses). In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instruments. In evaluating the Company’s management of interest rate, price and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

5.	Deferred Policy Acquisition Costs and Value of Business Acquired

Activity within deferred acquisition costs (“DAC”) and value of business acquired (“VOBA”) was as follows for the nine months ended September 30, 2012 and 2011:

	DAC	VOBA	Total
Balance at January 1, 2012	$3,666.8	$685.5	$4,352.3
Deferrals of commissions and expenses	458.6	13.1	471.7
Amortization:
Amortization	(619.6)	(161.5)	(781.1)
Interest accrued(1)	172.9	68.3	241.2

Net amortization included in Condensed Consolidated Statements of Operations	(446.7)	(93.2)	(539.9)
Change in unrealized capital gains/losses on available-for-sale securities	(461.5)	(198.8)	(660.3)

Balance at September 30, 2012	$3,217.2	$406.6	$3,623.8

(1)	Interest accrued at the following rates for DAC: 1.5% to 7.4% during 2012.

	DAC	VOBA	Total
Balance at January 1, 2011	$3,810.6	$1,227.7	$5,038.3
Deferrals of commissions and expenses	472.6	14.6	487.2
Amortization:
Amortization	(490.5)	(170.6)	(661.1)
Interest accrued(1)	180.0	76.5	256.5

Net amortization included in Condensed Consolidated Statements of Operations	(310.5)	(94.1)	(404.6)
Change in unrealized capital gains/losses on available-for-sale securities	(456.3)	(258.7)	(715.0)

Balance at September 30, 2011	$3,516.4	$889.5	$4,405.9

(1)	Interest accrued at the following rates for DAC: 2.0% to 8.0% during 2011.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

6.	Dividend Restrictions

The states in which the principal insurance subsidiaries of ING U.S., Inc. are domiciled impose certain restrictions on the subsidiaries’ ability to pay dividends to their parent. These restrictions are based in part on the prior year’s statutory income and surplus. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts, or “extraordinary” dividends, are subject to approval by the insurance commissioner of the state of domicile of the insurance subsidiary proposing to pay the dividend.

Under the insurance laws applicable to ING U.S., Inc.’s subsidiaries domiciled in Connecticut, Colorado, Indiana, Iowa and Minnesota, an “extraordinary” dividend or distribution is defined as a dividend or distribution that, together with other dividends and distributions made within the preceding twelve months, exceeds the greater of (i) 10% of the insurer’s policyholder surplus as of the preceding December 31, or (ii) the insurer’s net gain from operations for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting principles. New York has similar restrictions, except that New York’s statutory definition of “extraordinary” dividend or distribution is an aggregate amount in any calendar year that exceeds the lesser of (i) 10% of policyholder’s surplus for the twelve-month period ending the preceding December 31, or (ii) the insurer’s net gain from operations for the twelve-month period ending the preceding December 31, not including realized capital gains. The insurance laws and regulations of the states of Connecticut, Colorado, Iowa and Minnesota also prohibit an insurer from declaring or paying a dividend except out of its earned surplus or require the insurer to obtain regulatory approval before it may do so.

In June 2012, insurance subsidiaries of ING U.S., Inc. domiciled in Colorado, Connecticut, Iowa and Minnesota received regulatory approvals or notices of non-objection from their respective domiciliary insurance regulators to make distributions to ING U.S., Inc. or Lion Holdings in the aggregate amount of $800.0. Such distributions were made on June 26, 2012. These domiciliary state regulatory actions have been taken by the relevant domiciliary state insurance regulators in response to requests that stated the intended use of the proceeds was to provide $500.0 to the Cayman Islands domiciled insurance subsidiary, Security Life of Denver International Limited (“SLDI”), and retain the balance at ING U.S., Inc. for general corporate purposes. On June 26, 2012, ING U.S., Inc. made a capital contribution to SLDI in the amount of $400.0. Additionally, ING U.S., Inc. repaid $100.0 of intercompany loan from a subsidiary of SLDI and, on June 28, 2012 the proceeds of this loan repayment were used to pay a dividend to SLDI.

Dividends or return of capital distributions paid to the Company by its principal insurance subsidiaries to its parent were as follows for the nine months ended September 30, 2012 and 2011:

	Dividends Paid		Return of Capital Distributions
	2012	2011	2012	2011
Subsidiary Name (State of domicile):
ING USA Annuity and Life Insurance Company (IA)	$—	$—	$250.0	$—
ING Life Insurance and Annuity Company (CT)	190.0	—	150.0	—
Security Life of Denver Insurance Company (CO)	—	—	80.0	200.0
ReliaStar Life Insurance Company (MN)	130.0	—	—	—

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

7.	Accumulated Other Comprehensive Income (Loss)

Shareholder’s equity included the following components of AOCI as of September 30, 2012 and 2011:

	2012	2011
Fixed maturities, net of OTTI	$7,904.6	$4,955.1
Equity securities, available-for-sale	46.5	32.4
Derivatives	220.2	146.8
DAC/VOBA adjustment on available-for-sale securities	(2,862.5)	(1,966.0)
Sales inducements adjustment on available-for-sale securities	(137.4)	(104.7)
Other investments	(41.0)	(25.3)

Unrealized capital gains (losses), before tax	5,130.4	3,038.3
Deferred income tax asset (liability)	(1,495.0)	(773.9)

Net unrealized capital gains (losses)	3,635.4	2,264.4
Pension and other post-employment benefits liability, net of tax	66.1	20.9

AOCI	$3,701.5	$2,285.3

Changes in AOCI, net of DAC, VOBA and tax were as follows for the nine months ended September 30, 2012 and 2011:

	2012	2011
Fixed maturities	$2,307.8	$1,864.0
Equity securities, available-for-sale	13.4	(43.2)
Derivatives	47.6	145.4
DAC/VOBA adjustment on available-for-sale securities	(660.3)	(715.0)
Sales inducements adjustment on available-for-sale securities	(57.1)	(9.3)
Other investments	(8.0)	13.5

Change in unrealized gains/losses on securities, before tax	1,643.4	1,255.4
Deferred income tax asset/liability	(562.3)	(50.8)

Change in unrealized gains/losses on securities, after tax	1,081.1	1,204.6

Change in OTTI, before tax	50.2	166.9
Deferred income tax asset/liability	(17.6)	(58.4)

Change in OTTI, after tax	32.6	108.5

Pension and other post-employment benefit liability, before tax	(11.0)	(1.7)
Deferred income tax asset/liability	3.8	0.6

Pension and other post-employment benefit liability, after tax	(7.2)	(1.1)

Net change in AOCI, after tax	$1,106.5	$1,312.0

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Changes in unrealized capital gains/losses on securities, including securities pledged and noncredit impairments, as recognized in AOCI, reported net of DAC, VOBA and income taxes, were as follows for the nine months ended September 30, 2012 and 2011:

	2012	2011
Net unrealized capital gains/losses arising during the period(1)	$1,339.6	$952.5
Less: reclassification adjustment for gains (losses) and other items included in Net income (loss)(2)	238.0	27.4
Change in deferred tax asset valuation allowance	12.1	388.0

Net change in unrealized capital gains/losses on securities	$1,113.7	$1,313.1

(1)	Pre-tax unrealized capital gains/losses arising during the period were $2,059.5 and $1,464.4, for the nine months ended September 30, 2012 and 2011, respectively.
(2)	Pre-tax reclassification adjustments for gains (losses) and other items included in Net income (loss) were $365.9 and $42.1, for the nine months ended September 30, 2012 and 2011, respectively.

8.	Income Taxes

Income taxes were different from the amount computed by applying the federal income (loss) tax rate to income before income taxes for the following reasons for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Income (loss) before income taxes	$714.1	$1,710.4
Tax rate	35.0%	35.0%

Income tax expense (benefit) at federal statutory rate	249.9	598.6
Tax effect of:
Valuation allowance	(56.1)	(630.3)
Dividend received deduction	(79.4)	(55.5)
Audit settlement	(7.5)	7.1
State tax expense (benefit)	(27.0)	8.1
Noncontrolling interest	(77.8)	(43.1)
Tax credits	(13.9)	(13.8)
Non-deductible expenses	9.1	11.7
Other	(1.3)	2.1

Income tax expense (benefit)	$(4.0)	$(115.1)

Valuation allowances are provided when it is considered unlikely that deferred tax assets will be realized. As of September 30, 2012 and December 31, 2011, the Company had a tax valuation allowance of $3.1 billion and $3.2 billion, respectively, that was allocated to continuing operations and $(300.6) and $(287.1), respectively, that was allocated to other comprehensive income related to realized and unrealized capital losses.

Tax Regulatory Matters

In March 2012, the Internal Revenue Service (“IRS”) completed its examination of the Company’s income tax returns through tax year 2010. The 2010 settlement did not have a material impact on the Company’s financial

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

position. The Company is currently under audit by the IRS and has agreed to participate in the Compliance Assurance Program for tax years 2011 and 2012. It is anticipated that the IRS audit of the 2011 tax year will be finalized within the next twelve months.

9.	Employee Benefit Arrangements

Pension, Other Postretirement Benefit Plans and Other Benefit Plans

ING U.S., Inc. subsidiaries maintain both qualified and non-qualified defined benefit pension plans (the “Plans”). The Plans generally cover all employees and certain sales representatives who meet specified eligibility requirements. Pension benefits are based on a formula using compensation and length of service of employees at retirement. Annual contributions are paid to the Plans at a rate necessary to adequately fund the accrued liabilities of the Plans calculated in accordance with legal requirements. The Plans comply with applicable regulations concerning investments and funding levels.

Beginning January 1, 2012, the ING Americas Retirement Plan (the “Retirement Plan”) uses a cash balance pension formula instead of a final average pay (“FAP”) formula, allowing all eligible employees to participate in the Retirement Plan. For participants in the Retirement Plan as of December 31, 2011, there is a two-year transition period from the Retirement Plan’s current FAP formula to the cash balance pension formula.

The Company also offers deferred compensation plans for eligible employees, eligible career agents and certain other individuals who meet the eligibility criteria. The Company’s deferred compensation commitment for employees is recorded on the Condensed Consolidated Balance Sheets in Other liabilities as of September 30, 2012 and December 31, 2011 totaled $269.3 and $268.2, respectively.

ING U.S., Inc. subsidiaries also provide other post-employment and post-retirement employee benefits to certain employees. These are primarily post-retirement healthcare and life insurance benefits to retired employees and other eligible dependents and post-employment/pre-retirement plans provided to employees and former employees.

On June 14, 2012, the Company announced an agreement with Cognizant Technology Solutions U.S. Corporation (Cognizant) under which Cognizant will provide business processing and operations services related to the Company. Under the terms of the seven-year agreement, Cognizant made offers of employment to more than 1,000 employees of the Company in Minot, North Dakota and Des Moines, Iowa. Based on an actuarial estimate using the Retirement Plan assets and obligations, the Company recognized a remeasurement loss resulting from the revaluation of the Retirement Plan’s assets and obligations, partially offset by a curtailment gain.

The components of net periodic benefit cost recognized in the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2012 and 2011 were as follows:

	Pension Plans		Postretirement Benefits
	2012	2011	2012	2011
Net Periodic (Benefit) Cost:
Service cost	$29.6	$28.8	$—	$(1.6)
Interest cost	67.7	71.9	1.1	2.0
Expected return on plan assets	(68.4)	(59.8)	—	—
Amortization of prior service cost (credit)	(8.5)	0.3	(2.5)	(2.0)
Net loss (gain) recognition	115.0	—	0.1	—
(Gain) loss recognized due to settlements or curtailments	(6.7)	—	—	—

Net periodic (benefit) cost	$128.7	$41.2	$(1.3)	$(1.6)

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Defined Contribution Plans

Certain of the Company’s subsidiaries sponsor defined contribution plans. The largest defined contribution plan is the ING Americas Savings Plan and ESOP (the “Savings Plan”). Substantially all employees of the Company are eligible to participate, other than the Company’s agents. The amount of cost recognized for the defined contribution pension plans for the nine months ended September 30, 2012 was $26.4 and is recorded in Operating expenses in the Condensed Consolidated Statements of Operations. The amount of cost recognized for the defined contribution pension plans for the nine months ended September 30, 2011 was $29.4 and is recorded in Operating expenses in the Condensed Consolidated Statements of Operations.

10.	Financing Agreements

Short-term Debt

The following table summarizes the Company’s short-term debt including the weighted average interest rate on short-term borrowings outstanding as of September 30, 2012 and December 31, 2011:

			Weighted Average Rate
	2012	2011	2012	2011
Commercial paper	$299.2	$554.6	1.30%	1.19%
Current portion of long-term debt(1)(2)	475.7	500.0	3.54%	0.49%

Total	$774.9	$1,054.6

(1)	See the “Credit Facilities” section of this note for information on the Senior Credit Facility.
(2)	See the “Affiliated Financing Agreements” in the Related Party Transactions note to these Condensed Consolidated Financial Statements.

Commercial Paper

The Company has a commercial paper program with an authorized capacity of $3.0 billion, which is guaranteed by ING V. The Company pays ING V 10 basis points (“bps”) on the outstanding balance of the commercial paper program as a fee for this guarantee. The Company’s commercial paper borrowings have generally been used to fund the working capital needs of the Company’s subsidiaries and provide short-term liquidity.

Guaranteed Debt

The following amounts guaranteed by ING Group are included with the Company’s debt obligations as of September 30, 2012 and December 31, 2011:

	2012	2011
Commercial paper	$299.2	$554.6
Lion Connecticut Holdings, Inc. debentures(1)	636.7	635.8

Total	$935.9	$1,190.4

(1)	ING Group is guarantor to outstanding legacy debt securities originally issued by Aetna Services, Inc. (formerly Aetna Life and Casualty).

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Long-term Debt

The following table summarizes the Company’s long-term debt securities issued and outstanding as of September 30, 2012 and December 31, 2011:

	Maturity	2012	2011
2.22% Syndicated Bank Term Loan, due 2014(1)	04/20/2014	$1,425.0	$—
6.75% Lion Connecticut Holdings, Inc. debentures, due 2013(2)	09/15/2013	138.2	137.9
7.25% Lion Connecticut Holdings, Inc. debentures, due 2023(2)	08/15/2023	158.0	157.6
7.63% Lion Connecticut Holdings, Inc. debentures, due 2026(2)	08/15/2026	231.8	231.6
8.42% Equitable of Iowa Companies Capital Trust II notes, due 2027	04/01/2027	13.9	14.0
6.97% Lion Connecticut Holdings, Inc. debentures, due 2036(2)	08/15/2036	108.7	108.7
2.69% Lion Connecticut Holdings, Inc. Floating Rate Note, due 2016(1)(3)	04/29/2016	500.0	500.0
1.00% Windsor Property Loan	06/14/2027	4.9	4.9
1.01% Surplus Floating Rate Note(4)	12/31/2037	359.3	359.3
1.01% Surplus Floating Rate Note	06/30/2037	329.1	329.1
5.5% Senior Notes, due 2022	07/15/2022	849.5	—

Subtotal		4,118.4	1,843.1
Less: Current portion of long-term debt		475.7	500.0

Total		$3,642.7	$1,343.1

(1)	See the “Credit Facilities” section of this note for information on the Senior Credit Facility.
(2)	Guaranteed by ING Group.
(3)	See the “Affiliated Financing Agreements” in the Related Party Transactions note to these Condensed Consolidated Financial Statements.
(4)	On January 3, 2013, the note was repaid. See “Surplus Notes” section below.

As of September 30, 2012 and December 31, 2011, the Company was in compliance with all debt covenants.

Unsecured senior debt which consists of senior notes, fixed rate notes and other notes with varying interest rates rank highest in priority, followed by subordinated debt which consists of junior subordinated debt securities. Payments of interest and principal on the Company’s surplus notes, which are subordinate to all other obligations at the issuer operating insurance company level and senior to obligations issued at ING U.S., Inc., may be made only with the prior approval of the insurance department of the state of domicile.

On July 13, 2012, the Company issued $850.0 in 5.5% unsecured Senior Notes due 2022 (the “2022 Notes”) in a private placement with registration rights. The 2022 Notes are guaranteed by Lion Connecticut Holdings, Inc., a wholly owned subsidiary of the Company. Interest is paid semi-annually on each January 15 and July 15, commencing on January 15, 2013. ING Financial Markets, LLC, an affiliate, served as Joint Book Running Manager and was paid $0.3 for its services. The Company used the proceeds of the 2022 Notes to repay $500.0 of the direct borrowings under the Revolving Credit Agreement. The remaining proceeds of the 2022 Notes will be used for general corporate purposes including the retirement of commercial paper.

Surplus Notes

On January 3, 2013, ReliaStar Life Insurance Co. and Whisperingwind II, LLC, indirect wholly owned subsidiaries of the Company, executed a novation and recapture agreement with a third party reinsurer related to an existing insurance securitization transaction. As a result, Whisperingwind II, LLC’s outstanding floating rate variable funding surplus note in the amount of $359.3 due December 31, 2037 was repaid.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Credit Facilities

The Company maintains credit facilities used primarily for collateral required under affiliated reinsurance transactions and also for general corporate purposes. As of September 30, 2012, unsecured and uncommitted letter of credit (“LOC”) facilities totaled $3.7 billion, unsecured and committed LOC facilities totaled $8.5 billion and secured facilities totaled $275.0. Of the aggregate $12.5 billion ($4.8 billion with ING Bank, N.V. (“ING Bank”, an affiliate)) capacity available, the Company utilized $7.9 billion ($3.2 billion with ING Bank) in LOCs outstanding as of September 30, 2012. Total fees associated with credit facilities for the nine months ended September 30, 2012 and 2011 were $176.0 and $88.5, respectively.

The following table outlines the Company’s credit facilities, their dates of expiration, capacity and utilization as of September 30, 2012:

	Secured/ Unsecured	Committed/ Uncommitted	Expiration	Capacity	Utilization	Unused Commitment
Obligor / Applicant
ING U.S., Inc.(1)	Unsecured	Committed	4/20/2015	$3,500.0	$1,737.0	$1,763.0
ING U.S., Inc. / Security Life of Denver International Limited, Roaring River LLC(1)	Unsecured	Uncommitted	2/28/2013	1,605.0	533.2	—
Security Life of Denver International Limited(1)	Unsecured	Uncommitted	12/31/2031	1,500.0	1,500.0	—
ING U.S., Inc. / Security Life of Denver International Limited	Unsecured	Committed	8/19/2021	750.0	750.0	—
ING U.S., Inc. / Security Life of Denver International Limited	Unsecured	Committed	11/9/2021	750.0	750.0	—
Security Life of Denver International Limited(1)	Unsecured	Committed	12/31/2013	825.0	825.0	—
ING U.S., Inc. / Security Life of Denver International Limited(1)(2)	Unsecured	Uncommitted	6/30/2013	625.0	223.2	—
Reliastar Life Insurance Company	Secured	Committed	Conditional	265.0	265.0	—
ING U.S., Inc. / Security Life of Denver International Limited	Unsecured	Committed	12/31/2025	475.0	475.0	—
ING U.S., Inc.	Unsecured	Uncommitted	Various dates	2.1	2.1	—
ING U.S., Inc.	Secured	Uncommitted	Various dates	10.0	4.7	—
ING U.S., Inc. / Roaring River III LLC	Unsecured	Committed	6/30/2022	1,151.2	418.0	733.2
ING U.S., Inc. / Roaring River II LLC	Unsecured	Committed	12/31/2019	995.0	435.0	560.0

Total				$12,453.3	$7,918.2	$3,056.2

Secured facilities				$275.0	$269.7	$—
Unsecured and uncommitted				3,732.1	2,258.5	—
Unsecured and committed				8,446.2	5,390.0	3,056.2

Total				$12,453.3	$7,918.2	$3,056.2

ING Bank				$4,805.0	$3,205.5	$125.9

(1)	Refer to the Related Party Transactions note to these Condensed Consolidated Financial Statements for information.
(2)	This facility was amended on October 4, 2012 to extend the availability to issue LOCs until June 30, 2013, such that all issued LOCs will expire no later than June 30, 2014.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

On April 20, 2012, the Company entered into a $5.0 billion unsecured Senior Credit Facility (“Credit Facility”) with a syndicate of banks, replacing financing that was either internally funded or guaranteed by ING V. The Credit Facility is guaranteed by Lion Connecticut Holdings, Inc., a wholly owned subsidiary of the Company. As part of the Credit Facility, the Company entered into a $3.5 billion committed Revolving Credit Agreement (“Revolving Credit Agreement”) and a $1.5 billion syndicated Term Loan Agreement (“Term Loan Agreement”).

The Revolving Credit Agreement includes a $3.5 billion LOC facility with a revolving credit borrowing sublimit of $1.5 billion. Under the terms of the Revolving Credit Agreement, the revolving credit borrowing sublimit will be reduced by 50% of any debt securities issued by the Company, to a minimum of $750.0. The total amount of LOCs and revolving credit borrowings outstanding at any time may not exceed $3.5 billion. The Revolving Credit Agreement expires on April 20, 2015 at which time any outstanding borrowings are due. The Company must collateralize any LOCs outstanding as of the expiration date of the facility. As of September 30, 2012, $1.7 billion of LOCs were outstanding under the Revolving Credit Agreement. Of this total, LOCs issued by ING Bank amount to $124.1. The costs of the Revolving Credit Agreement vary depending on the current credit rating of the Company. Currently, the Company pays interest equal to LIBOR plus 200 bps on direct borrowings and an issuance fee of 200 bps for LOCs.

As of September 30, 2012, there were no amounts outstanding as revolving credit borrowings. On July 17, 2012, the Company repaid $500.0 of revolving credit borrowings with proceeds from the issuance of the 2022 Notes. Concurrently, as a result of the issuance of the 2022 Notes, the revolving credit borrowing sublimit was reduced by 50% of the issuance to $1,075.0. As a member of the syndicate which entered into the Revolving Credit Agreement, ING Bank committed up to $250.0 in financing. ING Bank acted as Joint Lead Arranger, Joint Book Manager and Documentation Agent for these transactions. For these services, ING Bank received various fees totaling $3.3.

As part of the Credit Facility, the Company borrowed $1.5 billion under the Term Loan Agreement. The Company pays interest that varies based on its current credit rating. Currently, the interest rate is equal to LIBOR plus 200 bps. The Company is required to make principal payments totaling 5.0% of the original borrowing amount each 3 months for the first 12 months and 7.5% each 3 months for the second 12 months. The Term Loan Agreement expires on April 20, 2014 at which time all remaining borrowed amounts are due.

On September 6, 2012, the Company entered into a Reimbursement Agreement with a third party bank providing for $390.0 of initial funding in the form of a variable funding trust note and letters of credit. This funding can increase up to $1.2 billion prior to the scheduled maturity date of the transaction in June 2022 and will be used to support the reinsurance obligations of the Company’s captive subsidiary, Roaring River III, LLC.

11.	Commitments and Contingencies

Commitments

Through the normal course of investment operations, the Company commits to either purchase or sell securities, mortgage loans, or money market instruments, at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments.

As of September 30, 2012, the Company had off-balance sheet commitments to purchase investments equal to their fair value of $954.1, of which $240.9 relates to consolidated investment entities. As of December 31, 2011, the Company had off balance sheet commitments to purchase investments equal to their fair value of $1.3 billion, of which $470.9 relates to consolidated investment entities.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Collateral

Under the terms of the Company’s Over-The-Counter Derivative ISDA Agreements, the Company may receive from, or deliver to, counterparties, collateral to assure that all terms of the ISDA Agreements will be met with regard to the CSA. The terms of the CSA call for the Company to pay interest on any cash received equal to the Federal Funds rate. As of September 30, 2012, the Company held $932.0 of net cash collateral related to derivative contracts. As of September 30, 2012, the Company delivered $32.7 and $11.8 of cash collateral related to derivative contracts and credit facilities, respectively. As of December 31, 2011, the Company held $757.7 of net cash collateral related to derivative contracts. As of December 31, 2011, the Company delivered $40.0 and $11.8 of cash collateral related to derivative contracts and credit facilities, respectively. The collateral held and delivered is included in Payables under securities loan agreements, including collateral held and Short-term investments under securities loan agreements, including collateral delivered, respectively, on the Condensed Consolidated Balance Sheets. In addition, as of September 30, 2012 and December 31, 2011, the Company delivered securities as collateral of $1.1 billion and $1.3 billion, respectively, which was included in Securities pledged on the Condensed Consolidated Balance Sheets.

Federal Home Loan Bank Funding Agreements

The Company is a member of the FHLB of Des Moines and the FHLB of Topeka and is required to pledge collateral that backs funding agreements issued to the FHLB. As of September 30, 2012 and December 31, 2011, the Company had $3.1 billion and $3.2 billion in non-putable funding agreements, respectively, which are included in Contract owner account balances on the Condensed Consolidated Balance Sheets. As of September 30, 2012 and December 31, 2011, the Company had $265.0, respectively, in LOCs issued by the FHLBs. As of September 30, 2012 and December 31, 2011, assets with a market value of approximately $3.5 billion and $3.8 billion, respectively, collateralized the FHLB funding agreements. As of September 30, 2012 and December 31, 2011, assets with a market value of approximately $323.1 and $354.0, respectively, collateralized the FHLB LOCs. Assets pledged to the FHLBs are included in Fixed maturities, available-for-sale, on the Condensed Consolidated Balance Sheets.

Restricted Assets

The Company is required to maintain assets on deposit with various regulatory authorities to support its insurance operations. The Company may also post collateral in connection with certain securities lending, repurchase agreements, funding agreement, LOC and derivative transactions as described further in this note. The components of the fair value of the restricted assets were as follows as of September 30, 2012 and December 31, 2011:

	2012	2011
Fixed maturity collateral pledged to FHLB	$3,788.6	$4,106.5
Other fixed maturities-state deposits	230.1	260.8
Securities pledged	1,462.2	2,253.5

Total restricted assets	$5,480.9	$6,620.8

Litigation and Regulatory Matters

The Company is a defendant in a number of litigation matters arising from the conduct of its business, both in the ordinary course and otherwise. In some of these matters, claimants seek to recover very large or indeterminate

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

amounts, including compensatory, punitive, treble and exemplary damages. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages and other relief. Claimants are not always required to specify the monetary damages they seek or they may be required only to state an amount sufficient to meet a court’s jurisdictional requirements. Moreover, some jurisdictions allow claimants to allege monetary damages that far exceed any reasonable possible verdict. The variability in pleading requirement and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim oftentimes bears little relevance to the merits or potential value of a claim. Litigation against the Company includes a variety of claims including negligence, breach of contract, fraud, violation of regulation or statute, breach of fiduciary duty, negligent misrepresentation, failure to supervise, elder abuse and other torts. Due to the uncertainties of litigation, the outcome of a litigation matter and the amount or range of potential loss is difficult to forecast and a determination of potential losses requires significant management judgment.

As with other financial services companies, the Company periodically receives informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters.

It is not possible to predict the ultimate outcome or to provide reasonably possible losses or ranges of losses for all pending regulatory matters and litigation. While it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known, management believes that the outcome of pending litigation and regulatory matters is not likely to have such an effect. However, given the large and indeterminate amounts sought and the inherent unpredictability of such matters, it is possible that an adverse outcome in certain of the Company’s litigation or regulatory matters could, from time to time, have a material adverse effect upon the Company’s results of operations or cash flows in a particular quarterly or annual period.

For some matters, the Company is able to estimate a possible range of loss. For such matters in which a loss is probable, an accrual has been made. For matters where the Company, however, believes a loss is reasonably possible, but not probable, no accrual is required to be made. Accordingly, the estimate contained in this paragraph reflects both types of matters. For matters for which an accrual has been made, but there remains a reasonably possible range of loss in excess of the amounts accrued, the estimate reflects the reasonably possible range of loss in excess of the accrued amounts. For other matters included within this estimation, for which a reasonably possible but not probable, range of loss exists, the estimate reflects the reasonably possible and unaccrued loss or range of loss. As of September 30, 2012, the Company estimates the aggregate range of reasonably possible losses, in excess of any amounts accrued for these matters as of such date, to be up to approximately $85.0.

For other matters, the Company is currently not able to estimate the reasonably possible loss or range of loss. It is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from plaintiffs and other parties, investigation of factual allegations, rulings by a court on motions or appeals, analysis by experts and the progress of settlement discussions. On a quarterly and annual basis, the Company reviews relevant information with respect to litigation and regulatory contingencies and updates the Company’s accruals, disclosures and reasonably possible losses or ranges of loss based on such reviews.

Litigation against the Company includes a case styled Healthcare Strategies, Inc., Plan Administrator of the Healthcare Strategies Inc. 401(k) Plan v. ING Life Insurance and Annuity Company (U.S.D.C. D. CT, filed February 22, 2011), which has been filed by the administrator of a 401(k) Employee Retirement Income Act

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

(“ERISA”) Plan who claims that the Company has entered into revenue sharing agreements with mutual funds and others in violation of the prohibited transaction rules of the ERISA. Among other things, Claimant seeks declaratory relief and the disgorgement of all revenue sharing payments and profits earned in connection with such payments, as well as attorney’s fees. On January 26, 2012, Plaintiff filed a motion requesting to be allowed to represent a class of similarly situated ERISA Plans, which the Court granted on September 26, 2012. The Company denies Claimant’s allegations and is vigorously defending this litigation.

The regulatory examination of the policy, applied by one of the Company’s subsidiaries, for addressing and correcting an error that is made when processing the trade instructions of an ERISA plan or one of its participants was settled in the fourth quarter of 2012. Under the policy, the subsidiary absorbs any loss and retains any gain that results from such an error correction. The resolution will not have a material impact on the Company’s results of operations or financial position. Regulatory matters include considerable regulatory scrutiny regarding whether and to what extent life insurance companies are using the United States Social Security Administration’s Death Master File (“SSDMF”) to proactively ascertain when customers have deceased and to pay benefits even where no claim for benefits has been made. The Company has received industry-wide and company-specific inquiries and is engaged in multi-state market conduct examinations with respect to its claims settlement practices, including its use of Personal Transition Accounts and of the SSDMF and compliance with unclaimed property laws. A majority of states are conducting an audit of the Company’s compliance with unclaimed property laws. The Company also has been reviewing whether benefits are owed and whether reserves are adequate in instances where an insured appears to have died, but no claim for death benefits has been made. Some of the investigations, exams, inquiries and audits could result in regulatory action against the Company. The potential outcome of such action is difficult to predict but could subject the Company to adverse consequences, including, but not limited to, settlement payments, additional payments to beneficiaries and additional escheatment of funds deemed abandoned under state laws. They may also result in fines and penalties and changes to the Company’s procedures for the identification and escheatment of abandoned property and other financial liability.

12.	Related Party Transactions

In the normal course of business, the Company enters into various transactions with affiliated companies. Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions.

The following table summarizes income and expense from transactions with related parties for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012		2011
	Income	Expense	Income	Expense
ING V(1)(2)	$0.9	$9.5	$10.0	$33.2
ING Group	13.9	2.8	1.9	53.8
ING Bank(1)(2)	39.7	85.0	367.8	58.0
Other	0.7	(3.7)	(5.6)	(5.0)

Total	$55.2	$93.6	$374.1	$140.0

(1)	See “Affiliated Financing Agreements” section below.
(2)	See “Derivatives” section below.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Assets and liabilities from transactions with related parties as of September 30, 2012 and December 31, 2011 are shown in the following table:

	2012		2011
	Assets	Liabilities	Assets	Liabilities
ING V(1)(2)	$0.4	$502.0	$0.4	$502.1
ING Group	15.0	1.0	0.4	—
ING Bank(1)(2)	48.1	38.9	13.7	14.7
Other	2.9	1.4	9.7	1.1

Total	$66.4	$543.3	$24.2	$517.9

(1)	See “Affiliated Financing Agreements” section below.
(2)	See “Derivatives” section below.

The material agreements whereby the Company generates revenues and expenses with affiliated entities are as follows:

Credit Facilities

As of September 30, 2012 and December 31, 2011, the Company was a borrower in several credit facility agreements with ING Bank, in which ING Bank provided LOC capacity used primarily for collateral required under affiliated reinsurance transactions and also for general corporate purposes. As of September 30, 2012 and December 31, 2011, the Company utilized $3.2 billion and $4.6 billion of capacity, respectively, from these facilities with ING Bank. The Company had accrued interest of $19.9 and $8.9 as of September 30, 2012 and December 31, 2011, respectively. The Company incurred expenses of $78.5 and $41.5 for the nine months ended September 30, 2012 and 2011, respectively. Refer to the Credit Facilities section of the Financing Agreements note to these Condensed Consolidated Financial Statements for further information.

On April 20, 2012, the Company entered into a $5.0 billion Senior Credit Facility with a syndicate of banks, including ING Bank, replacing financing that was either internally funded or guaranteed by ING V. Refer to the Credit Facilities section of the Financing Agreements note to these Condensed Consolidated Financial Statements for further information.

On September 10, 2012, the Company terminated a $350.0 Letter of Credit Facility agreement with a third party which was guaranteed by ING V. Effective with the cancellation of the letter of credit, ING V’s guarantee was extinguished.

Affiliated Financing Agreements

The Company has a $500.0 par floating rate loan agreement with ING V in which the Company pays a variable rate of interest based on three month LIBOR which was originally due to mature on August 10, 2012. Effective April 13, 2012, the term of the note was extended to April 29, 2016. As of September 30, 2012 and December 31, 2011, the Company had debt of $500.0 for both periods related to this loan agreement. The Company had accrued interest of $1.9 and $0.4 as of September 30, 2012 and December 31, 2011, respectively. The Company incurred interest of $9.1 and $1.3 for the nine months ended September 30, 2012 and 2011, respectively.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Derivatives

The Company is party to several derivative contracts with ING V and ING Bank and one or more of ING Bank’s subsidiaries. Each of these contracts were entered into as a result of a competitive bid, which included unaffiliated counterparties. The Company is exposed to various risks relating to its ongoing business operations, including but not limited to interest rate risk, foreign currency risk and equity market risk. To manage these risks, the Company uses various strategies, including derivatives contracts, certain of which are with related parties, such as interest rate swaps, equity options and currency forwards.

As of September 30, 2012 and December 31, 2011, the outstanding notional amounts were $2.3 billion (consisting of interest rate swaps of $1.6 billion, equity options of $354.2 and foreign exchange contracts of $346.2) and $1.4 billion (consisting of interest rate swaps of $1.0 billion and equity options of $384.6), respectively. As of September 30, 2012 and December 31, 2011, the market values for these contracts were $26.3 and $7.9, respectively. For the nine months ended September 30, 2012 and 2011, the Company recorded net realized capital gains (losses) of $25.9 and $376.6, respectively, with ING Bank and ING V.

The Company has sold protection under certain credit default swap derivative contracts that are supported by a guarantee provided by ING V. As of September 30, 2012 and December 31, 2011, the maximum potential future exposure to the Company on credit default swaps supported by the ING V guarantee was $1.0 billion and $1.0 billion, respectively.

Administrative Overhead Allocations

The Company is allocated expenses for various administrative and corporate services provided by ING Group. Net allocations were $5.2 and $19.6 for the nine months ended September 30, 2012 and 2011, respectively.

Latin America Service Arrangements

Prior to the divestiture of ING Group’s Latin American pensions, life insurance and investment management businesses in December 2011, the Company provided a variety of services to its Latin American affiliates, including personnel, legal, compliance, IT, finance and accounting and other services pursuant to an agreement with one of ING’s Latin American subsidiaries. In 2012, this agreement was replaced by a transition services agreement between the Company and ING Group pursuant to which the Company has continued providing these services. The Company will continue to provide a limited number of these services during 2013. The Company was reimbursed for expenses of $28.9 for the nine months ended September 30, 2012. The Company incurred net expenses of $15.2 for the nine months ended September 30, 2011. In June 2012, as part of an agreement with ING Group, the Company was reimbursed by ING Group for $22.0 of expenses incurred during 2011.

Alt-A Back-up Facility

On January 26, 2009, ING Group, for itself and on behalf of certain subsidiaries, including the Company, reached an agreement with the Dutch State on an Illiquid Asset Back Up Facility (the “Alt-A Back-up Facility”) regarding Alt-A RMBS owned by subsidiaries, including the Company. Pursuant to this transaction, the Company transferred all risks and rewards on 80% of a $4.5 billion par Alt-A RMBS portfolio to ING Support Holding, a wholly owned subsidiary of ING Group by means of the granting of a participation interest to ING Support Holding. ING Group and ING Support Holding entered into a back-to-back arrangement with the Dutch State on this 80%. As a result of this first transaction, the Company retained 20% of the exposure for any results on the $4.5 billion Alt-A RMBS portfolio.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The purchase price for the participation payable by the Dutch State was set at 90% of the par value of the 80% interest in the securities as of that date. This purchase price was payable in installments, was recognized as a loan granted to the Dutch State with a value of $3.3 billion, and is recorded as Loan-Dutch State Obligation on the Consolidated Balance Sheets (the “Dutch State Obligation”). Under the transaction, other fees were payable by both the Company and the Dutch State. The Company incurred net fees of $8.3, $9.4 and $10.8 in the years ended December 31, 2011, 2010 and 2009, respectively.

The Company executed a second transaction effective January 26, 2009, in which an additional $445.9 par Alt-A RMBS portfolio owned by the Company was sold to ING Direct Bancorp. ING Direct Bancorp paid cash in the amount of $321.0 for 80% of the Company’s additional $445.9 par Alt-A RMBS and included those purchased securities as part of its Alt-A RMBS portfolio sale to the Dutch State. ING Direct Bancorp paid cash in the amount of $54.3 and retained the remaining 20% of this Alt-A RMBS portfolio.

Upon the closing of the $4.5 billion par and the $445.9 par transactions on March 31, 2009, the Company recognized a gain of $844.0, as the securities were impaired and written down to fair value in 2008.

On November 13, 2012, ING Group, ING Support Holding, ING Bank and the Company entered into restructuring arrangements with the Dutch State, which closed the following day (the “Termination Agreement”). Pursuant to these restructurings, the Company sold the Dutch State Obligation, with a carrying value of approximately $1.5 billion as of September 30, 2012, to ING Support Holding at fair value and transferred legal title to 80% of the securities subject to the Alt-A Back-up Facility to ING Bank. The restructuring resulted in an immaterial pre-tax loss. Following the restructuring transaction, the Company continues to own 20% of the Alt-A RMBS from the first transaction. The Company has the right to sell these securities, subject to a right of first refusal granted to ING Bank.

Asset Management Arrangements

Prior to the Termination Agreement, ING Investment Management LLC (“IIM”) managed the underlying assets and provided services related to the Company’s securities subject to the Alt-A Back-up Facility pursuant to services agreements with each of the participating subsidiaries.

As part of ING Group’s divestiture of ING Direct, ING Group, ING Bank and ING Direct entered into an agreement with the Dutch State similar to the Termination Agreement with respect to the Alt-A RMBS owned by ING Direct (the “ING Direct Restructuring”). As part of the ING Direct Restructuring, in February 2012, IIM entered into an agreement (the “Alt-A Asset Management Agreement”) with ING Bank pursuant to which it manages the assets transferred to ING Bank from ING Direct. In November 2012, in connection with the Termination Agreement, this Alt-A Asset Management Agreement was amended to provide that IIM would also manage the assets transferred to ING Bank as part of the Termination Agreement. As of September 30, 2012, ING Bank had paid the Company approximately $6.9 in fees related to the Alt-A Asset Management Agreement.

13.	Consolidated Investment Entities

The Company provides investment management services to and has transactions with, various collateralized loan obligations, private equity funds, single strategy hedge funds, insurance entities, securitizations and other investment entities in the normal course of business. In certain instances, the Company serves as the investment manager, making day-to-day investment decisions concerning the assets of these entities. These entities are considered to be either VIEs or VOEs and the Company evaluates its involvement with each entity to determine whether consolidation is required.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Certain investment entities are consolidated under VIE or VOE consolidation guidance. The Company consolidates entities under the VIE guidance when it is determined that the Company is the primary beneficiary of these entities. The Company consolidates certain entities under the VOE guidance when it acts as the controlling general partner and the limited partners have no substantive rights to impact ongoing governance and operating activities.

With the exception of guarantees issued by the Company in relation to collateral support for reinsurance contracts, the Company has no right to the benefits from, nor does it bear the risks associated with these investments beyond the Company’s direct equity and debt investments in and management fees generated from these investment products. Such direct investments amounted to approximately $1.0 billion and $1.2 billion as of September 30, 2012 and December 31, 2011, respectively. If the Company were to liquidate, the assets held by consolidated investment entities would not be available to the general creditors of the Company as a result.

Consolidated Investments

Collateral Loan Obligations (“CLO”) Entities

Certain subsidiaries of the Company structure and manage CLO entities created for the sole purpose of offering investors various maturity and risk characteristics by issuing multiple tranches of collateralized debt. The notes issued by the CLO entities are backed by diversified portfolios consisting primarily of senior secured floating rate leveraged loans.

The Company provides collateral management services to the CLO entities. In return for providing management services, the Company earns investment management fees and contingent performance fees. The Company has invested in certain of the entities, generally taking an ownership position in the unrated junior subordinated tranches. The CLO entities are structured and managed similarly but have differing fee structures and initial capital investments made by the Company. The Company’s ownership interests and management and contingent performance fees were assessed to determine if the Company is the primary beneficiary of these entities.

In August 2012, the Company sponsored a new CLO entity and determined that the Company was the primary beneficiary and therefore, the Company was required to consolidate it. The fair value of the assets and liabilities consolidated was $361.8 and $361.8, respectively, as of September 30, 2012.

As of September 30, 2012 and December 31, 2011, the Company consolidated 7 CLOs and 5 CLOs, respectively.

Private Equity Funds and Single Strategy Hedge Funds (Limited Partnerships)

The Company invests in and manages various limited partnerships, including private equity funds and single strategy hedge funds. The Company, as a general partner or managing member of certain sponsored investment funds, is generally presumed to control the limited partnerships unless the limited partners have the substantive ability to remove the general partner without cause based upon a simple majority vote, or can otherwise dissolve the partnership, or have substantive participating rights over decision-making of the partnerships.

On June 4, 2012, certain insurance subsidiaries of the Company entered into an agreement to sell certain general account private equity limited partnership investment interest holdings with a carrying value of $812.2 as of March 31, 2012 included in Assets related to consolidated investment entities to a group of private equity funds that are managed by Pomona Management LLC, also a subsidiary of the Company. The transaction resulted in a net pre-tax loss of $91.9 in the second quarter of 2012. The transaction closed in two tranches with the first tranche closed on June 29, 2012 and the second tranche closed on October 29, 2012. Consideration received

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

included $50.0 of promissory notes due in two equal installments at December 31, 2013 and 2014. No additional loss was incurred on the second tranche since the fair value of the alternative investments was reduced to the agreed upon sales price as of June 30, 2012.

As of September 30, 2012 and December 31, 2011, the Company consolidated 33 funds and 27 funds, respectively, which were structured as partnerships.

The following table summarizes the components of the consolidated investment entities, excluding collateral support for certain reinsurance contracts, as of September 30, 2012 and December 31, 2011:

	2012	2011
Assets of Consolidated Investment Entities
VIEs – CLO entities:
Cash and cash equivalents	$435.3	$98.3
Corporate loans, at fair value using the fair value option	2,595.2	2,162.9

Total CLO entities	3,030.5	2,261.2

VOEs – Private equity funds and single strategy hedge funds:
Cash and cash equivalents	50.6	38.7
Limited partnerships/corporations, at fair value	3,078.6	2,860.3
Other assets	21.3	15.5

Total investment funds	3,150.5	2,914.5

Total assets of consolidated investment entities	$6,181.0	$5,175.7

Liabilities of Consolidated Investment Entities
VIEs – CLO entities:
CLO notes, at fair value using the fair value option	$2,902.8	$2,057.1

Total CLO entities	2,902.8	2,057.1
VOEs – Private equity funds and single strategy hedge funds:
Other liabilities	194.6	199.5

Total investment funds	194.6	199.5

Total liabilities of consolidated investment entities	$3,097.4	$2,256.6

Fair Value Measurement

Upon consolidation of CLO entities, the Company elected to apply the FVO for financial assets and financial liabilities held by these entities and continued to measure these assets (primarily corporate loans) and liabilities (debt obligations issued by CLO entities) at fair value in subsequent periods. The Company has elected the FVO to more closely align its accounting with the economics of its transactions and allows the Company to more effectively align changes in the fair value of CLO assets with a commensurate change in the fair value of CLO liabilities.

Investments held by consolidated private equity funds and single strategy hedge funds are measured and reported at fair value in the Company’s Condensed Consolidated Financial Statements. Changes in the fair value of consolidated investment entities are recorded as a separate line item within Income related to Consolidated Investment Entities in the Company’s Condensed Consolidated Statements of Operations.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The methodology for measuring the fair value and fair value hierarchy classification of financial assets and liabilities of consolidated investment entities is consistent with the methodology and fair value hierarchy rules applied by the Company to its investment portfolio. Refer to the Fair Value Measurement section of the Business, Basis of Presentation and Significant Policies note included in the 2011 ING U.S., Inc. Consolidated Financial Statements.

As discussed in more detail below, the Company utilizes valuations obtained from third-party commercial pricing services, brokers and investment sponsors or third-party administrators that supply NAV (or its equivalent) per share used as a practical expedient. The valuations obtained from brokers and third-party commercial pricing services are non-binding. These valuations are reviewed on a monthly or quarterly basis (dependent on the type of fund or product). Procedures include, but are not limited to, a review of underlying fund investor reports, review of top and worst performing funds requiring further scrutiny, review of variance from prior periods and review of variance from benchmarks, where applicable. In addition, the Company considers both macro and fund specific events which may impact the latest NAV supplied and determines if further adjustment of value should be made. Such changes, if any, are subject to senior management review.

When a price cannot be obtained from a commercial pricing service, independent broker quotes are solicited. Securities priced using independent broker quotes are classified as Level 3. Broker quotes and prices obtained from pricing services are reviewed and validated through an internal valuation committee price variance review, comparisons to internal pricing models, back testing to recent trades, or monitoring of trading volumes.

Cash and Cash Equivalents

The carrying amounts for cash reflect the assets’ fair values. The fair value for cash equivalents is determined based on quoted market prices. These assets are classified as Level 1.

VIEs – CLO Entities

Corporate loans – Corporate loan investments, which comprise the majority of consolidated CLO portfolio collateral, are senior secured corporate loans from a variety of industries, including, but not limited to, the aerospace and defense, broadcasting, technology, utilities, household products, healthcare, oil and gas and finance industries. Corporate loans mature at various dates between 2012 and 2022, pay interest at LIBOR or PRIME plus a spread of up to 12.0% and typically range in credit rating categories from A+ down to unrated. As of September 30, 2012 and December 31, 2011, the unpaid principal balance exceeded the fair value of the corporate loans by approximately $47.5 and $109.0, respectively. Less than 1% of the collateral assets are in default as of September 30, 2012 and December 31, 2011.

The fair values for corporate loans are determined using independent commercial pricing services. Fair value measurement based on pricing services may be classified in Level 2 or Level 3 depending on the type, complexity, observability and liquidity of the asset being measured. The inputs used by independent commercial pricing services, such as benchmark yields and credit risk adjustments, are those that are derived principally from or corroborated by observable market data. Hence, the fair value measurement of corporate loans priced by independent pricing service providers is classified within Level 2 of the fair value hierarchy.

CLO notes – The CLO notes are issued in various tranches with different risk profiles. The interest rates are generally variable rates based on LIBOR plus a pre-defined spread, which varies from 0.22% for the more senior tranches to 7.00% for the more subordinated tranches. CLO notes mature at various dates between 2020 and 2022 and have a weighted average maturity of 9.0 years. The outstanding balance on the notes issued by consolidated

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

CLOs exceeds their fair value by approximately $151.1 and $275.0 as of September 30, 2012 and December 31, 2011, respectively. The investors in this debt are not affiliated with the Company and have no recourse to the general credit of the Company for this debt.

The CLO notes are backed by a diversified loan portfolio consisting primarily of senior secured floating rate leveraged loans. Repayment risk is segmented into tranches with credit ratings of these tranches reflecting both the credit quality of underlying collateral as well as how much protection a given tranche is afforded by tranches that are subordinate to it. The most subordinated tranche bears the first loss and receives the residual payments, if any.

The fair value of the CLO notes is determined using an income approach based on present value techniques and option-pricing models (which incorporate present value techniques), driven by cash flows expected to be received from the portfolio of underlying assets. The most significant inputs include the constant annual default rate, recovery rate, recovery lag, constant annual prepayment rate, reinvestment price and spread, reinvestment of principal proceeds, call date, call price and discount rate, which are determined primarily based on the nature of the investments in the underlying collateral pool and cannot be corroborated by observable market data. Accordingly, CLO notes are classified within Level 3 of the fair value hierarchy.

To evaluate the reliability of the option-pricing models, the Company obtains broker-dealer pricing information from broker-dealers, which is based on the broker’s proprietary pricing models considering the deals in the market of similar quality and tranches of same priority. The broker-dealer will model the price based on projected cash flows and terminal value, which often incorporate unobservable inputs. As such, the prices are not considered official marks for CLO tranches.

In determining the fair value of subordinated tranches in which the Company retains ownership interest, similar assumptions as noted above are used to project future cash flows and determine the fair value of the CLO notes. In the event that the Company’s modeled prices differ significantly from the observed market transactions, the Company reviews its assumptions and may adjust the fair value of such subordinated and equity classes if necessary.

The following table shows significant unobservable inputs used in the fair value measurement of Level 3 assets and liabilities as of September 30, 2012:

Assets and Liabilities	Fair Value	Valuation Technique	Unobservable Inputs	Estimate
CLO Notes	$2,902.8	Discounted Cash Flow	Default Rate	2.0%
			Recovery Rate	70.0%
			Prepayment Rate	20.0%
			Discount Margin	153 bps to 1,125 bps

The following narrative indicates the sensitivity of inputs:

•

Default Rate: An increase (decrease) in the expected default rate would likely increase (decrease) the discount margin (increase risk premium) used to value the CLO notes and, as a result, would potentially decrease the value of the CLO notes; however, if an increase in the expected default rates does not have a subsequent change in the discount margin used to value the CLO notes, then an increase in default rate would potentially increase the value of the CLO notes as the expected weighted average life (“WAL”) of the CLO notes would decrease.

•	Recovery rate: A decrease (increase) in the expected recovery of defaulted assets would potentially decrease (increase) the valuation of CLO notes.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

•	Prepayment Rate: A decrease (increase) in the expected rate of collateral prepayments would potentially decrease (increase) the valuation of CLO notes as the expected WAL would increase.

•	Discount Margin (spread over LIBOR): An increase (decrease) in the discount margin used to value the CLO notes would decrease (increase) the value of the CLO notes.

VOEs – Private Equity Funds and Single Strategy Hedge Funds

Limited partnerships, at fair value, primarily represent the Company’s investments in private equity funds and single strategy hedge funds. The fair value for these investments is estimated based on the NAV from the latest financial statements of these funds, provided by the fund’s investment manager or third-party administrator. Investments in these funds typically may not be fully redeemed at NAV within 90 days because of inherent restrictions on near-term redemptions. Therefore, these investments are classified within Level 3 of the fair value hierarchy.

These consolidated investments are mostly private equity funds spread across 33 limited partnerships that focus on the primary or secondary market. The limited partnerships invest in private equity funds and, at times, make strategic co-investments directly into private equity companies, including, but not limited to, buyout, venture capital, distressed and mezzanine.

Private Equity Funds

As prescribed in ASC Topic 820, the unit of account for these investments is the interest in the investee fund. The Company owns an undivided interest in the fund portfolio and does not have the ability to dispose of individual assets and liabilities in the fund portfolio. Rather, the Company would be required to redeem or dispose of its entire interest in the investee fund. There is no current active market for interests in underlying private equity funds.

Valuation is generally based on the valuations provided by the fund’s general partner or investment manager. The valuations typically reflect the fair value of the Company’s capital account balance of each fund investment, including unrealized capital gains (losses), as reported in the financial statements of the respective investee fund as of the respective year end or the latest available date. In circumstances where fair values are not provided, the Company seeks to determine the fair value of fund investments based upon other information provided by the fund’s general partner or investment manager or from other sources. The fair value of securities received in-kind from fund investments is determined based on the restrictions around the securities.

•	Unrestricted, publicly traded securities are valued at the closing public market price on the reporting date;

•	Restricted, publicly traded securities may be valued at a discount from the closing public market price on the reporting date, depending on the circumstances; and

•

Privately held securities are valued by the directors/general partner of the investee fund, based on a variety of factors, including the price of recent transactions in the company’s securities and the company’s earnings, revenue and book value.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Private Equity Companies

In the case of direct investments or co-investments in private equity companies, the Company initially recognizes investments at cost and subsequently adjusts investments to fair value. On a quarterly basis, the Company reviews the general partner or lead investor’s valuation of the investee company, taking into account other available information, such as indications of a market value through subsequent issues of capital or transactions between third-parties, performance of the investee company during the period and public, comparable companies analysis, where appropriate.

The fair value hierarchy levels of consolidated investment entities as of September 30, 2012 are presented in the table below:

	Level 1	Level 2	Level 3	Fair Value Measurements
Assets
VIEs – CLO entities:
Cash and cash equivalents	$435.3	$—	$—	$435.3
Corporate loans, at fair value using the fair value option	—	2,595.2	—	2,595.2
VOEs – Private equity funds and single strategy hedge funds:
Cash and cash equivalents	50.6	—	—	50.6
Limited partnerships/corporations, at fair value	—	—	3,078.6	3,078.6

Total assets, at fair value	$485.9	$2,595.2	$3,078.6	$6,159.7

Liabilities
VIEs – CLO entities:
CLO notes, at fair value using the fair value option	$—	$—	$2,902.8	$2,902.8

Total liabilities, at fair value	$—	$—	$2,902.8	$2,902.8

The fair value hierarchy levels of consolidated investment entities as of December 31, 2011 are presented in the table below:

	2011
	Level 1	Level 2	Level 3	Fair Value Measurements
Assets
VIEs – CLO entities:
Cash and cash equivalents	$98.3	$—	$—	$98.3
Corporate loans, at fair value using the fair value option	—	2,162.9	—	2,162.9
VOEs – Private equity funds and single strategy hedge funds:
Cash and cash equivalents	38.7	—	—	38.7
Limited partnerships/corporations, at fair value	—	—	2,860.3	2,860.3

Total assets, at fair value	$137.0	$2,162.9	$2,860.3	$5,160.2

Liabilities
VIEs – CLO entities:
CLO notes, at fair value using the fair value option	$—	$—	$2,057.1	$2,057.1

Total liabilities, at fair value	$—	$—	$2,057.1	$2,057.1

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Level 3 assets primarily include investments in private equity funds and single strategy hedge funds held by the consolidated VOEs, while the Level 3 liabilities consist of CLO notes. Transfers of investments out of Level 3 and into Level 2 or Level 1, if any, are recorded as of the beginning of the period in which the transfer occurred. During the nine months ended September 30, 2012 and 2011, there were no transfers in or out of Level 3, or transfers between Level 1 and Level 2.

The reconciliation of the beginning and ending fair value measurements for Level 3 assets and liabilities using significant unobservable inputs for the nine months ended September 30, 2012 is presented in the table below:

	2012
	Beginning Balance January 1	Purchases	Sales	Gains (Losses) Included in the Condensed Consolidated Statement of Operations	Ending Balance September 30
Assets
VOEs – Private equity funds and single strategy hedge funds:
Limited partnerships/corporations, at fair value	$2,860.3	$408.5	$(431.3)	$241.1	$3,078.6

Total assets, at fair value	$2,860.3	$408.5	$(431.3)	$241.1	$3,078.6

Liabilities
VIEs – CLO entities:
CLO notes, at fair value using the fair value option	$(2,057.1)	$(723.8)	$2.5	$(124.4)	$(2,902.8)

Total liabilities, at fair value	$(2,057.1)	$(723.8)	$2.5	$(124.4)	$(2,902.8)

The reconciliation of the beginning and ending fair value measurements for Level 3 assets and liabilities using significant unobservable inputs for the nine months ended September 30, 2011:

	2011
	Beginning Balance January 1	Purchases	Sales	Gains (Losses) Included in the Condensed Consolidated Statement of Operations	Ending Balance September 30
Assets
VOEs – Private equity funds and single strategy hedge funds:
Limited partnerships/corporations, at fair value	$2,255.3	$922.2	$(726.9)	$571.7	$3,022.3

Total assets, at fair value	$2,255.3	$922.2	$(726.9)	$571.7	$3,022.3

Liabilities
VIEs – CLO entities:
CLO notes, at fair value using the fair value option	$(1,627.6)	$(404.0)	$—	$(64.6)	$(2,096.2)

Total liabilities, at fair value	$(1,627.6)	$(404.0)	$—	$(64.6)	$(2,096.2)

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Deconsolidation of Certain Investment Entities

During the nine months ended September 30, 2012 and 2011, the Company did not deconsolidate any investment entities.

Nonconsolidated VIEs

CLO Entities

In addition to the consolidated CLO entities, the Company also holds variable interest in certain CLO entities which are not consolidated as it has been determined that the Company is not the primary beneficiary. With these CLO entities, the Company serves as the investment manager and receives investment management fees and contingent performance fees. Generally, the Company does not hold any interest in the nonconsolidated CLO entities. The Company has never provided, and is not obligated to provide, any financial or other support to these entities.

The Company will review its assumptions on a periodic basis to determine if conditions have changed such that the projection of these contingent fees becomes significant enough to reconsider the Company’s consolidation status as variable interest holder. As of September 30, 2012 and December 31, 2011, the Company did not hold any ownership interests in these unconsolidated CLOs.

The following table presents the September 30, 2012 and December 31, 2011 carrying amounts of total assets and liabilities of the VIEs in which the Company has concluded that it holds a variable interest, but is not the primary beneficiary. The Company determines its maximum exposure to loss to be: (i) the amount invested in the debt or equity of the VIE and (ii) other commitments and guarantees to the VIE.

	2012	2011
Carrying amount	$—	$—
Maximum exposure to loss	—	—
Assets of nonconsolidated investment entities	1,802.6	1,773.0
Liabilities of nonconsolidated investment entities	1,773.7	1,777.1

Investment Funds

The Company manages or holds investments in certain private equity funds and single strategy hedge funds. With these entities, the Company serves as the investment manager and is entitled to receive investment management fees and contingent performance fees that are generally expected to be insignificant. Although the Company has the power to direct the activities that significantly impact the economic performance of the funds, it does not hold a significant variable interest in any of these funds and, as such, does not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Accordingly, the Company is not considered the primary beneficiary and did not consolidate any of these investment funds.

In addition, the Company does not consolidate the funds, in which its involvement takes a form of a limited partner interest and is restricted to a role of a passive investor, as a limited partner’s interest does not provide the Company with any substantive kick-out or participating rights, which would overcome the presumption of control by the general partner.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Securitizations

The Company invests in various tranches of securitization entities, including RMBS, CMBS and ABS. Through its investments, the Company is not obligated to provide any financial or other support to these entities. Each of the RMBS, CMBS and ABS entities are thinly capitalized by design and considered VIEs. The Company’s involvement with these entities is limited to that of a passive investor. The Company has no unilateral right to appoint or remove the servicer, special servicer, or investment manager, which are generally viewed to have the power to direct the activities that most significantly impact the securitization entities’ economic performance, in any of these entities, nor does the Company function in any of these roles. The Company, through its investments or other arrangements, does not have the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the entity. Therefore, the Company is not the primary beneficiary and will not consolidate any of the RMBS, CMBS and ABS entities in which it holds investments. These investments are accounted for as investments available-for-sale as described in the Fair Value Measurements note to these Condensed Consolidated Financial Statements and unrealized capital gains (losses) on these securities are recorded directly in AOCI, except for certain RMBS which are accounted for under the FVO whose change in fair value is reflected in Other net realized gains (losses) in the Condensed Consolidated Statements of Operations. The Company’s maximum exposure to loss on these structured investments is limited to the amount of its investment. Refer to the Investments note of these Condensed Consolidated Financial Statements for details regarding the carrying amounts and classifications of these assets.

14.	Segments

The Company provides its principal products and services in three ongoing businesses and reports results through five ongoing segments as follows:

Business	Segment
Retirement Solutions	Retirement Annuities
Investment Management	Investment Management
Insurance Solutions	Individual Life Employee Benefits

The Company also has a Corporate segment, which includes the financial data not directly related to the businesses and Closed Block segments, which include non-strategic products that are in run-off and no longer being actively marketed and sold.

These segments reflect the manner by which the Company’s chief operating decision maker views and manages the business. The following is a brief description of these segments, as well as Corporate and Closed Block segments.

Retirement Solutions

The Retirement Solutions business provides its products through two segments: Retirement and Annuities. The Retirement segment provides tax-deferred, employer-sponsored retirement savings plans and administrative services in corporate, health, education and government markets, as well as rollover IRA and other retail financial products. The Annuities segment primarily provides fixed, indexed and payout annuities and custodial mutual funds for pre-retirement wealth accumulation and post-retirement income management, primarily sold through multiple channels.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Investment Management

The Investment Management business provides investment products and retirement solutions through a broad range of traditional and alternative asset classes, geographies and styles, in separate accounts, pooled accounts, annuity portfolios and mutual funds. Products and services are offered to institutional clients, including public, corporate and union retirement plans, endowments and foundations and insurance companies, as well as individual investors and affiliated U.S. businesses and are distributed through the Company’s direct sales force, consultant channel and intermediary partners (such as banks, broker-dealers and independent financial advisers).

Insurance Solutions

The Insurance Solutions business provides its products through two segments: Individual Life and Employee Benefits. The Individual Life segment provides wealth protection and transfer opportunities through universal, variable and term life products, distributed through an independent channel, strategic distribution channel and specialty markets channel to meet personal and business needs of a broad range of customers from the middle market to the mass affluent. The Employee Benefits segment provides life, stop loss, disability and voluntary employee paid products to mid-sized and large businesses.

Corporate

Corporate includes corporate operations and corporate level assets and financial obligations. The Corporate segment includes investment income on assets backing surplus in excess of amounts held at the segment level, financing and interest expenses, other items not allocated to segments, such as certain expenses and liabilities of employee benefit plans and intercompany eliminations.

Closed Blocks

Closed Blocks include the Closed Block Variable Annuity, Closed Block Institutional Spread Products and Closed Block Other, which are in run-off. Closed Block Variable Annuity and Closed Block Institutional Spread Products (which issues guaranteed investment contracts and funding agreements) are no longer being actively marketed and sold, but are managed to minimize capital risk. The Closed Block Other segment mainly consists of the contingent consideration and loss related to the 2010 sale of three of the Company’s broker dealers and the amortization of the deferred gain related to the divestment of Group Reinsurance in 2010 via reinsurance and the Individual Reinsurance segment that was divested in 2004 via reinsurance.

Measurement

Operating income (loss) before income taxes is an internal measure used by management to evaluate segment performance. The Company uses the same accounting policies and procedures to measure segment operating income (loss) before income taxes as it does for consolidated net income (loss). Operating income (loss) before income taxes does not replace net income (loss) as the U.S. GAAP measure of the Company’s consolidated results of operations. However, the Company believes that the definitions of operating income (loss) before income taxes provide users with a more valuable measure of its business and segment performances and enhance the understanding of the Company’s performance by highlighting performance drivers. Each segment’s income (loss) before income taxes is calculated by making adjustments for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with the Company’s long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in the Company’s nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to the Company’s pension and other post-employment benefit obligations and losses related to curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to the Company’s acquisition of CitiStreet and certain third-party expenses related to the anticipated divestment of the Company by ING Group.

Operating income (loss) before income taxes also does not reflect the results of operations of the Company’s Closed Block Variable Annuity segment, since this segment is managed to focus on protecting regulatory reserves and rating agency capital rather than achieving operating metrics. When the Company presents the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to the Company’s Closed Block Variable Annuity segment.

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

The summary below reconciles operating income (loss) before income taxes for the segments to Income (loss) before income taxes for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Retirement Solutions:
Retirement	$340.4	$371.9
Annuities	95.9	187.8
Investment Management	103.3	74.4
Insurance Solutions:
Individual Life	141.6	240.6
Employee Benefits	80.8	62.3

Total Ongoing Businesses	762.0	937.0
Corporate	(138.7)	(134.2)
Closed Blocks:
Closed Block Institutional Spread Products	41.0	68.3
Closed Block Other	44.9	(13.2)

Closed Blocks	85.9	55.1

Total operating income (loss) before income taxes	709.2	857.9

Adjustments:
Closed Block Variable Annuity	(525.0)	944.6
Net investment gains and related charges and adjustments	400.8	39.9
Net guaranteed benefit hedging losses and related charges and adjustments	113.9	(178.2)
Loss related to businesses exited through reinsurance or divestment	(34.1)	(24.9)
Income (loss) attributable to noncontrolling interests	222.4	123.0
Immediate recognition of net actuarial (losses) gains related to the Company’s pension and other post-employment benefit obligations and impacts related to curtailments	(108.4)	—
Other adjustments to operating income	(64.7)	(51.9)

Income (loss) before income taxes	$714.1	$1,710.4

Operating revenues is a measure of the Company’s segment revenues. The Company calculates operating revenues by adjusting each segment’s revenues for the following items:

•

Net realized investment gains (losses) and related charges and adjustments include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option (“FVO”) unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest. These are net of related amortization of unearned revenue;

•

Loss on change in fair value of derivatives related to guaranteed benefits include changes in the fair value of derivatives related to guaranteed benefits, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with the Company’s long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating revenues, including the impacts related to changes in the Company’s nonperformance spread;

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

•	Revenues related to businesses exited through reinsurance or divestment;

•	Revenues attributable to noncontrolling interests; and

•

Other adjustments to operating revenues primarily reflect fee income earned by the Company’s broker-dealers for sales of non-proprietary products, which are reflected net of commission expense in the Company’s segments’ operating revenues.

Operating revenues also do not reflect the revenues of the Company’s Closed Block Variable Annuity segment, since this segment is managed to focus on protecting regulatory reserves and rating agency capital rather than achieving operating metrics. When the Company presents the adjustments to Total revenues on a consolidated basis, each adjustment excludes the relative portions attributable to the Company’s Closed Block Variable Annuity segment.

The summary below reconciles operating revenues for the segments to Total revenues for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Retirement Solutions:
Retirement	$1,701.4	$1,727.1
Annuities	989.6	1,083.1
Investment Management	403.0	381.8
Insurance Solutions:
Individual Life	2,099.7	2,083.4
Employee Benefits	937.6	941.6

Total Ongoing Businesses	6,131.3	6,217.0
Corporate	46.7	(31.0)
Closed Blocks:
Closed Block Institutional Spread Products	103.2	149.3
Closed Block Other	29.6	42.1

Closed Blocks	132.8	191.4

Total operating revenues	6,310.8	6,377.4

Adjustments:
Closed Block Variable Annuity	(138.1)	2,073.7
Net realized investment gains (loss) and related charges and adjustments	553.9	134.4
Revenues (loss) on change in fair value of derivatives related to guaranteed benefits	112.6	(268.1)
Revenues (loss) related to businesses exited through reinsurance or divestment	63.5	101.6
Revenues (loss) attributable to noncontrolling interests	347.8	279.7
Other adjustments to operating revenues	161.0	159.5

Total revenues	$7,411.5	$8,858.2

ING U.S., Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions, unless otherwise stated)

Segment Information

The following is a summary of certain financial information for the Company’s segments for the nine months ended September 30, 2012 and 2011.

The Investment Management segment revenues include the following intersegment revenues, primarily consisting of asset-based management and administration fees.

	Nine Months Ended September 30,
	2012	2011
Investment management intersegment revenues	$117.3	$123.9

The summary below presents Total assets for the Company’s segments as of September 30, 2012 and December 31, 2011:

	2012	2011
Retirement Solutions:
Retirement	$84,139.4	$76,076.8
Annuities	28,280.0	29,969.5
Investment Management	451.7	507.6
Insurance Solutions:
Individual Life	25,315.7	24,527.8
Employee Benefits	2,688.1	2,586.6

Total Ongoing Businesses	140,874.9	133,668.3
Corporate	5,952.0	3,328.6
Closed Blocks:
Closed Block Variable Annuity	48,748.9	47,564.3
Closed Block Institutional Spread Products	5,062.7	6,234.7
Closed Block Other	8,385.3	8,821.6

Closed Blocks	62,196.9	62,620.6

Total assets of segments	209,023.8	199,617.5
Noncontrolling interest	5,186.8	3,955.3

Total assets	$214,210.6	$203,572.8

FINANCIAL STATEMENT SCHEDULES

Schedule I—Summary of Investments Other Than Investments in Affiliates

Schedule II— Condensed Financial Information of Parent

Schedule III—Supplementary Insurance Information

Schedule IV—Reinsurance

Schedule V—Valuation and Qualifying Accounts

ING U.S., Inc.

Schedule I

Summary of Investments Other than Investments in Affiliates

As of December 31, 2011

(In millions)

Type of Investments	Cost	Value	Amount Shown on Consolidated Balance Sheet
Fixed maturities:
U.S. Treasuries	$5,283.8	$5,972.5	$5,972.5
U.S. government agencies and authorities	643.1	727.8	727.8
State, municipalities, and political subdivisions	375.1	393.9	393.9
Public utilities	6,625.6	7,348.3	7,348.3
Other corporate securities	23,860.9	26,124.8	26,124.8
Foreign securities(1)	14,041.9	15,067.4	15,067.4
Residential mortgage-backed securities	7,935.0	9,048.1	9,048.1
Commercial mortgage-backed securities	5,387.1	5,485.4	5,485.4
Other asset-backed securities	2,727.0	2,501.2	2,501.2

Total fixed maturities, including securities pledged	66,879.5	72,669.4	72,669.4

Equity securities, available-for-sale	320.6	353.8	353.8

Short-term investments	3,572.7	3,572.7	3,572.7
Mortgage loans on real estate	8,691.1	8,943.7	8,691.1
Loan – Dutch State obligation	1,792.7	1,806.4	1,792.7
Policy loans	2,263.9	2,263.9	2,263.9
Limited partnerships/corporations	599.6	599.6	599.6
Derivatives	224.1	2,660.9	2,660.9
Other investments	215.1	220.1	215.1

Total investments	$84,559.3	$93,090.5	$92,819.2

(1)

The term “foreign” includes foreign governments, foreign political subdivisions, foreign public utilities, and all other bonds of foreign issuers. Substantially all of the Company’s foreign securities are denominated in U.S. dollars.

ING U.S., Inc.

Schedule II

Condensed Financial Information of Parent

Condensed Balance Sheets

(In millions, except share data)

	As of December 31,
	2011	2010
Assets
Investments:
Equity securities, available-for-sale, at fair value (cost of $65.6 at 2011 and $74.5 at 2010)	$69.4	$85.5
Derivatives	137.1	135.6
Investments in subsidiaries	14,867.0	12,693.1

Total investments	15,073.5	12,914.2
Cash and cash equivalents	1.3	3.0
Loans to subsidiaries	179.4	1,049.6
Due from subsidiaries	6.3	9.2
Current income taxes	—	296.0
Deferred income taxes	263.0	311.0
Other assets	55.7	54.8

Total assets	$15,579.2	$14,637.8

Liabilities and Shareholder’s Equity
Short-term debt	$2,911.0	$6,315.8
Long-term debt	—	1,000.0
Derivatives	71.5	440.7
Due to affiliates	16.2	25.9
Current income taxes	214.0	—
Other liabilities	12.6	24.6

Total liabilities	3,225.3	7,807.0

Shareholder’s equity:
Common stock (200,000 shares authorized, 100,207 issued and outstanding; $0.01 par value per share)	—	—
Additional paid-in capital	22,867.5	18,827.3
Accumulated other comprehensive income	2,595.0	973.3
Retained earnings (deficit):
Appropriated	126.5	177.2
Unappropriated	(13,235.1)	(13,147.0)

Total ING U.S., Inc. shareholder’s equity	12,353.9	6,830.8

Total liabilities and shareholder’s equity	$15,579.2	$14,637.8

The accompanying notes are an integral part of this Condensed Financial Information.

ING U.S., Inc.

Schedule II

Condensed Financial Information of Parent

Condensed Statements of Operations

(In millions)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Net investment income	$10.9	$19.7	$25.5
Net realized capital losses	(42.2)	(155.8)	(24.4)
Credit facility fees	4.6	5.4	3.6
Other income	15.1	13.8	9.5

Total revenues	(11.6)	(116.9)	14.2

Expenses:
Interest expense	61.7	249.0	290.4
Other expense	11.9	11.9	3.9

Total expenses	73.6	260.9	294.3

Loss before income taxes and equity in earnings of subsidiaries	(85.2)	(377.8)	(280.1)
Income tax expense	363.0	151.0	490.0

Net loss before equity in earnings of subsidiaries	(448.2)	(528.8)	(770.1)
Equity in earnings of subsidiaries	360.1	405.9	166.9

Net income (loss) available to ING U.S., Inc.’s common shareholder	$(88.1)	$(122.9)	$(603.2)

The accompanying notes are an integral part of this Condensed Financial Information.

ING U.S., Inc.

Schedule II

Condensed Financial Information of Parent

Condensed Statements of Comprehensive Income

(In millions)

	Year Ended December 31,
	2011	2010	2009
Net loss available to ING U.S., Inc.’s common shareholder	$(88.1)	$(122.9)	$(603.2)
Other comprehensive income, after tax	1,621.7	2,316.2	3,060.0

Comprehensive income attributable to ING U.S., Inc.’s common shareholder	$1,533.6	$2,193.3	$2,456.8

The accompanying notes are an integral part of this Condensed Financial Information.

ING U.S., Inc.

Schedule II

Condensed Financial Information of Parent

Condensed Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net loss available to ING U.S., Inc.’s common shareholder	$(88.1)	$(122.9)	$(603.2)
Adjustments to reconcile net loss available to ING U.S., Inc.’s common shareholder to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(360.1)	(405.9)	(166.9)
Provision (benefit) for deferred income taxes	48.0	1,164.0	(699.0)
Loss on conversion of debt to equity	—	108.3	—
Realized investment losses, net	42.2	155.8	24.4
Change in:
Receivable and asset accruals	295.1	(295.0)	49.9
Due from subsidiaries	2.9	27.0	26.7
Due to subsidiaries	(2.3)	(30.6)	(14.3)
Other payables and accruals	196.7	(89.1)	(5.2)

Net cash provided by (used in) operating activities	134.4	511.6	(1,387.6)

Cash Flows from Investing Activities:
Proceeds from the sale, maturity, disposal or redemption of equity securities, available-for-sale	21.2	37.0	53.9
Acquisition of equity securities, available-for-sale	(12.5)	(24.0)	(28.8)
Cash received on interest rate swaps	13.9	54.7	76.7
Cash paid on interest rate swaps	(424.3)	(252.7)	(565.3)
Long-term intercompany loans issued to subsidiaries	—	—	(65.0)
Maturity of long-term intercompany loans issued to subsidiaries	13.9	43.2	—
Net maturity of intercompany loans to subsidiaries	856.3	482.8	660.1
Return of capital contributions from subsidiaries	200.0	688.1	411.8
Capital contributions to subsidiaries	(377.0)	(1,597.0)	(3,600.4)
Collateral delivered	(2.5)	(75.8)	(5.3)
Loan issued to third party	—	(50.0)	—

Net cash provided by (used in) investing activities	289.0	(693.7)	(3,062.3)

The accompanying notes are an integral part of this Condensed Financial Information.

ING U.S., Inc.

Schedule II

Condensed Financial Information of Parent

Condensed Statements of Cash Flows (Continued)

(In millions)

	Year Ended December 31,
	2011	2010	2009
Cash Flows from Financing Activities:
Short-term debt, net	(622.0)	(121.1)	(857.4)
Proceeds from issuance of long-term debt	548.5	265.1	1,544.1
Repayment of long-term debt	(573.8)	(319.9)	(1,667.2)
Net (repayments of) proceeds from loans to subsidiaries	(40.8)	(15.4)	2,061.1
Net proceeds from loans payable to ING Insurance	263.0	—	1,695.0
Contributions of capital from ING Insurance	—	374.5	1,617.0

Net cash (used in) provided by financing activities	(425.1)	183.2	4,392.6

Net (decrease) increase in cash and cash equivalents	(1.7)	1.1	(57.3)
Cash and cash equivalents, beginning of period	3.0	1.9	59.2

Cash and cash equivalents, end of period	$1.3	$3.0	$1.9

Supplemental cash flow information:
Interest paid	$52.6	$149.0	$282.4

Non-cash financing activity:
Debt extinguishment	$3,979.7	$3,000.0	$—
Capital contribution	3,979.7	3,108.3	—

The accompanying notes are an integral part of this Condensed Financial Information.

ING U.S., Inc.

Schedule II

Notes to Condensed Financial Information of Parent

(Dollar amounts in millions, unless otherwise stated)

1.	Basis of Presentation

The condensed financial information of ING U.S., Inc. (name changed from ING America Insurance Holdings, Inc.) should be read in conjunction with the consolidated financial statements of ING U.S., Inc. and its subsidiaries (collectively the “Company”) and the notes thereto (the “Consolidated Financial Statements”). ING U.S., Inc. is a wholly owned subsidiary of ING Insurance International B.V., which is a wholly owned subsidiary of ING Verzekeringen N.V. (“ING Insurance”), which is a wholly owned subsidiary of ING Insurance Topholding N.V., which is a wholly owned subsidiary of ING Groep N.V. (“ING”), the ultimate parent company. ING is a global financial services holding company based in The Netherlands.

The accompanying condensed financial information reflects the results of operations, financial position and cash flows for ING U.S., Inc. The condensed financial information is in conformity with accounting principles generally accepted in the United States and require management to adopt accounting policies and make certain estimates and assumptions. Investments in subsidiaries are accounted for using the equity method of accounting.

2.	Loans to Subsidiaries

ING U.S., Inc. maintains reciprocal loan agreements with subsidiaries to facilitate unanticipated short-term cash requirements that arise in the ordinary course of business. Under these life agreements, the limitations on borrowing are based on the nature of the subsidiary’s operations. For reciprocal loan agreements with insurance companies, the amounts that either party may borrow from the other under the agreement vary, depending on the state of domicile, and are equal to 2%-5% of the insurance subsidiary’s statutory net admitted assets, excluding separate accounts, as of the preceding December 31. For reciprocal loan agreements with non-insurance subsidiaries, the limits vary and are set by management based on an assessment of the financial position of the subsidiary. Interest on any borrowing by a subsidiary is charged at the rate of ING U.S., Inc.’s cost of funds for the interest period, plus 0.15%. Borrowings by ING Alternative Asset Management LLC (“IAAM”) occur to enable IAAM to make capital contributions to the ING Multi-Strategy Opportunity Fund LLC (“the fund”), the fund that it manages. The applicable variable interest rate is equal to the rate of return on capital invested in the fund.

Subsidiaries	Rate	Maturity Date	2011	2010
ING Alternative Asset Management LLC	6.06% / -4.8%	6/30/2012	$7.9	$21.8
ING Financial Products Company, Inc.	0.8%	1/3/2012	1.0	—
ING Financial Products Company, Inc.	1.0%	1/3/2012	24.0	—
ING Financial Products Company, Inc.	1.0%	1/4/2012	23.0	—
ING Financial Products Company, Inc.	1.0%	1/6/2012	32.0	—
ING Institutional Plan Services, LLC	1.18%	1/3/2012	4.0	—
ING Institutional Plan Services, LLC	1.18%	1/4/2012	4.0	—
ING Institutional Plan Services, LLC	1.18%	1/12/2012	10.0	—
ING Institutional Plan Services, LLC	1.18%	1/13/2012	20.0	—
ING North America Insurance Corporation	0.9%	1/3/2012	23.5	—
ING Payroll Management, Inc.	0.9%	1/3/2012	6.0	—
Lion Connecticut Holdings Inc.	1.2%	1/11/2011	—	983.1
Security Life of Denver International Limited	1.05%-1.18%	1/6/2012	6.0	20.5
Security Life of Denver International Limited	1.15%-1.18%	1/13/2012	18.0	24.2

Total			$179.4	$1,049.6

ING U.S., Inc.

Schedule II

Notes to Condensed Financial Information of Parent

(Dollar amounts in millions, unless otherwise stated)

Interest income earned on loans to subsidiaries of $8.1, $16.1 and $25.8 for the years ended December 31, 2011, 2010 and 2009, respectively, is included in net investment income.

3.	Financing Agreements

Short-term Debt

The following table summarizes ING U.S., Inc.’s short-term debt and the related weighted average interest rate on short-term borrowings at December 31, 2011 and 2010:

			Weighted Average Rate
	2011	2010	2011	2010
Commercial paper	$554.6	$1,203.6	1.19%	1.37%
Inter-company financing – parent	—	2,715.0	—	1.50%
Inter-company financing – subsidiaries	2,356.4	2,397.2	0.30%	0.27%

Total	$2,911.0	$6,315.8

Commercial Paper

ING U.S., Inc. has a commercial paper program with an authorized capacity of $3.0 billion. ING U.S., Inc. commercial paper borrowings have been generally used to fund the working capital needs of the Company and provide short-term liquidity.

Inter-company financing

ING U.S., Inc. has an outstanding loan with ING Insurance at December 31, 2011 and 2010 under a common master note agreement. Refer to “Affiliated Financing Agreements” in the Related Party Transactions note to the Company’s Consolidated Financial Statements.

Under the reciprocal loan agreements with subsidiaries, interest on any borrowing by ING U.S., Inc. from a subsidiary is charged at a rate based on the prevailing interest rate of U.S. commercial paper available for purchase with a similar duration.

Long-term Debt

The following table summarizes ING U.S., Inc.’s long-term debt securities at December 31, 2011 and 2010:

	Interest Rate	2011	2010
ING Floating Rate Note, due January 4, 2012	0.50%	$—	$1,000.0

Total		$—	$1,000.0

At December 31, 2010, and when the debt was paid on June 21, 2011, ING U.S., Inc. was in compliance with all debt covenants related to the borrowings in the table above.

Credit Facilities

ING U.S., Inc. maintains credit facilities used primarily for collateral required under affiliated reinsurance transactions and also for general corporate purposes. Unsecured and uncommitted letter of credit (“LOC”)

ING U.S., Inc.

Schedule II

Notes to Condensed Financial Information of Parent

(Dollar amounts in millions, unless otherwise stated)

facilities totaled $4.4 billion and unsecured and committed facilities totaled $3.3 billion. ING U.S., Inc. additionally has approximately $10.0 of secured facilities. Of the aggregate $7.7 billion capacity available, ING U.S., Inc. utilized $6.6 billion in LOCs outstanding as of December 31, 2011. Total fees associated with credit facilities in 2011, 2010 and 2009 totaled $103.2, $93.5 and $15.2, respectively.

Guarantees

ING U.S., Inc. provides an indemnification of a limited nature, effective on December 19, 2011, in connection with an $825.0 securities lending agreement between the KCL Master Trust (“Master Trust”) and ING Bank, N.V. (“ING Bank”). In the event of default on the securities lending agreement by the Master Trust, ING U.S., Inc. is required to indemnify ING Bank for the outstanding obligations of the Master Trust. This agreement and the related indemnification were entered into to obtain collateral to support the Company’s reinsurance obligations and are effective for the duration that the collateral remains outstanding. This agreement expires on December 31, 2013.

ING U.S., Inc. provides various indemnifications of securities lending agreements between the Master Trust and third-party banks. In the event of default on the securities lending agreements by the Master Trust, ING U.S., Inc. is required to indemnify the third-party banks for the outstanding obligations of the Master Trust. These agreements and the related indemnifications amounted to $400.0, $750.0 and $750.0, effective January 26, 2011, August 19, 2011 and November 9, 2011, respectively, and were entered into to obtain collateral to support the Company’s reinsurance obligations and are effective for the duration that the collateral remains outstanding. The $400.0 transaction was not renewed in 2012, and ING U.S., Inc.’s indemnification terminated on January 26, 2012.

ING U.S., Inc. entered into surplus maintenance agreements with Whisperingwind I, Whisperingwind II and Whisperingwind III, captive insurance subsidiaries subject to regulation by the South Carolina Department of Insurance, on September 30, 2010, November 1, 2007 and June 28, 2007, respectively. The Whisperingwind I agreement was entered into in conjunction with a LOC provided by the subsidiary as part of a reinsurance transaction whereby ING U.S., Inc. agreed to cause Whisperingwind I to maintain Total Adjusted Capital of the greater of 100% Authorized Control Level Risk Based Capital or $0.25 plus the present value of certain facility fees. This facility has been replaced with a portion of the funding provided by the September 6, 2012 transaction as described in the Subsequent Events note to this Condensed Financial Information. The Whisperingwind II and Whisperingwind III agreements were entered into in conjunction with the issuance of surplus notes by the respective subsidiary as part of reinsurance transactions whereby ING U.S., Inc. agreed to cause Whisperingwind II and Whisperingwind III to maintain Adjusted Capital and Surplus at 200% of its Company Action Level Risk Based Capital.

ING U.S., Inc. entered into a surplus maintenance agreement with Roaring River II, a captive insurance subsidiary subject to regulation by the Missouri Department of Insurance, on December 31, 2010, in conjunction with a LOC provided by the subsidiary as part of a reinsurance transaction whereby ING U.S., Inc. agrees to cause Roaring River II to maintain Adjusted Capital and Surplus at 250% of its Company Action Level Risk Based Capital. The Roaring River II agreement includes a provision for capital contributions to be made in the event certain mortality thresholds are exceeded by Roaring River II.

These surplus maintenance agreements are effective for the duration of the in-force policies subject to the related reinsurance transactions. Maximum potential obligations are not specified in the agreements and therefore, it is not possible to determine the maximum potential amounts due under these guarantees.

ING U.S., Inc.

Schedule II

Notes to Condensed Financial Information of Parent

(Dollar amounts in millions, unless otherwise stated)

ING Insurance issued a $500.0 loan to Lion Connecticut Holdings, Inc. on August 9, 2007. This loan has interest rate at LIBOR plus .05% and matures on August 10, 2012. Upon issuance of this loan, ING U.S., Inc. entered into an agreement in which it guaranteed all obligations under the loan agreement to ING Insurance.

Lion Connecticut Holdings, Inc. issued $50.0 of Trust Originated Preferred Securities (“ToPR”) on April 3, 1997. As of December 31, 2011, a total par value amount of $13.0 remains outstanding. These securities have a fixed interest rate of 8.424% and mature on April 1, 2027. On January 27, 2003, ING U.S., Inc. entered into an agreement in which it guaranteed the full payment when due of all obligations under ToPR.

Lion Connecticut Holdings, Inc. entered into a Capital Assurance Agreement with ING National Trust effective May 23, 2007. ING National Trust is required to maintain a minimum capital level of $2.0 to comply with Office of the Comptroller of the Currency (“OCC”) capital and liquidity requirements. Pursuant to the Capital Assurance Agreement, if at any time ING National Trust’s capital level falls below the minimum capital requirement, Lion Connecticut Holdings agrees to contribute capital up to the minimum capital requirement. This agreement is effective until terminated upon mutual agreement of ING National Trust and Lion Connecticut Holdings, Inc. The maximum potential obligation is not specified or applicable. Since these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. Additionally, should Lion Connecticut Holdings, Inc. be unable to contribute capital under the Agreement, ING U.S., Inc. has agreed to perform such duties.

Effective February 25, 2000, ING U.S., Inc. entered into a Corporate Guarantee Agreement with a third party ceding insurer where ING U.S., Inc. guarantees the reinsurance obligations of Security Life of Denver Insurance Company assumed under a reinsurance agreement with the third party cedent. The maximum potential obligation is not specified or applicable. Since these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees.

There were no assets or liabilities recognized by ING U.S., Inc. as of December 31, 2011 and 2010 in relation to these intercompany indemnifications and support agreements. As of December 31, 2011 and 2010, no circumstances existed in which ING U.S., Inc. was required to currently perform under these indemnifications and support agreements.

4.	Return of Capital

For the years ended December 31, 2011, 2010 and 2009, ING U.S., Inc. received returns of capital from the following subsidiaries:

	2011	2010	2009
Lion Connecticut Holdings, Inc.	$—	$688.1	$207.8
North America Insurance Corporation	—	—	204.0
Security Life of Denver Insurance Company	200.0	—	—

Total	$200.0	$688.1	$411.8

5.	Income Taxes

As of December 31, 2011 and 2010, ING U.S., Inc. held deferred tax assets of $263.0 and $311.0, respectively, related to carryforwards which have not been realized by its subsidiaries but have been reimbursed to the subsidiaries by ING U.S., Inc. pursuant to the tax allocation agreement. These deferred tax assets were primarily

ING U.S., Inc.

Schedule II

Notes to Condensed Financial Information of Parent

(Dollar amounts in millions, unless otherwise stated)

comprised of payments associated with federal net operating loss, state net operating loss, federal tax capital loss, and credit carryforwards.

Valuation allowances have been applied to these deferred tax assets as of December 31, 2011 and 2010 at the subsidiary level. The character, amount, and estimated expiration date of the carryforwards and the related allowances are disclosed in the Income Taxes note to the Consolidated Financial Statements.

6.	Subsequent Events

On April 12, 2012, the maturity for ING U.S., Inc.’s $500.0 floating rate loan agreement with ING Insurance was extended until April 29, 2016.

On April 20, 2012, the Company entered into a $5.0 billion Senior Unsecured Credit Facility (“Credit Facility”) with a syndicate of banks, replacing financing that was either internally funded or guaranteed by ING Insurance. As part of the Credit Facility, the Company entered into a committed Revolving Credit Agreement (“Revolving Credit Agreement”). The Revolving Credit Agreement includes a $3.5 billion LOC facility that includes a revolving credit sublimit of $1.5 billion. The total outstanding amount of LOCs and revolving credit outstanding may not exceed $3.5 billion. ING Bank, an affiliate of the Company, has committed up to $250.0 in financing as a member of the syndicate which entered into the Revolving Credit Agreement. The cost of LOCs and revolving loans vary depending on the current credit rating of the Company and currently is LIBOR plus 200 basis points. The Revolving Credit Agreement expires on April 20, 2015 at which time any outstanding amounts are due.

As part of the Credit Facility, the Company also entered into a $1.5 billion syndicated Term Loan Agreement (“Term Loan Agreement”). The Company pays interest under the Term Loan Agreement at a variable rate based on the current credit rating of the Company and currently is LIBOR plus 200 basis points. The Company is required to make principal payments totaling 5.0% of the original borrowing amount each 3 months for the first 12 months of the Loan Agreement and 7.5% each 3 months for the second 12 months. The Loan Agreement expires on April 20, 2014 at which time all remaining borrowed amounts are due.

ING Bank acted as Joint Lead Arranger, Joint Book Manager, and Documentation Agent for these transactions. For these services, ING Bank received various fees totaling $3.3.

The Company replaced $1.4 billion of LOCs issued under a $2.5 billion Syndicated LOC Facility entered into on May 4, 2010, with LOCs issued under the Revolving Credit Agreement on April 20, 2012. LOCs issued by ING Bank under the Revolving Credit Agreement amounted to $101.4.

Also on April 20, 2012, proceeds amounting to $2.0 billion from the Credit Facility were used by the Company to repay intercompany loans and for general corporate purposes. The Company continues to maintain reciprocal loan agreements with affiliates.

On June 4, 2012, certain insurance subsidiaries of the Company entered into an agreement to sell certain general account private equity limited partnership investment interest holdings with a carrying value of $812.2 as of March 31, 2012 to a group of private equity funds that are managed by Pomona Management LLC, also a subsidiary of the Company. The transaction resulted in a net pre-tax loss of $91.9 in the second quarter of 2012. The transaction closed in two tranches with the first tranche closed on June 29, 2012 and the second tranche closed on October 29, 2012. Consideration received included $50.0 of promissory notes due in two equal installments at December 31, 2013 and 2014. In connection with these promissory notes, ING U.S., Inc. unconditionally guaranteed payment of the notes in the event of any default of payments due.

ING U.S., Inc.

Schedule II

Notes to Condensed Financial Information of Parent

(Dollar amounts in millions, unless otherwise stated)

On July 13, 2012, the Company issued $850.0 in 5.5% unsecured Senior Notes due 2022 (the “2022 Notes”) in a private placement with registration rights. The 2022 Notes are guaranteed by Lion Connecticut Holdings, Inc., a wholly owned subsidiary of the Company. Interest is paid semi-annually on each January 15 and July 15, commencing on January 15, 2013. ING Financial Markets, LLC, an affiliate, served as Joint Book Running Manager and was paid $0.3 for its services. The Company used the proceeds of the 2022 Notes to repay $500.0 of the direct borrowings under the Revolving Credit Agreement. As a result of the issuance of the $850.0 2022 Notes, the revolving credit borrowing sublimit was reduced by 50% of the issuance to $1,075.0. The remaining proceeds of the 2022 Notes will be used for general corporate purposes including the retirement of commercial paper.

On September 6, 2012, the Company entered into a Reimbursement Agreement with a third party bank providing for an initial $390.0 of funding in the form of a variable funding trust note and letters of credit. This funding can increase up to $1.2 billion prior to the scheduled maturity date of the transaction in June 2022 and will be used to support the reinsurance obligations of the Company’s captive subsidiary, Roaring River III, LLC.

ING U.S., Inc.

Schedule III

Supplementary Insurance Information

As of December 31, 2011 and 2010

(In millions)

Segment	DAC and VOBA	Future Policy Benefits and Contract Owner Account Balances	Unearned Premiums(1)
2011
Retirement Solutions:
Retirement	$987.4	$26,370.9	$—
Annuities	606.6	25,260.3	—
Insurance Solutions:
Individual Life	2,067.9	17,246.6	0.1
Employee Benefits	94.8	2,002.8	1.4
Investment Management	1.8	—	—
Corporate	7.3	128.4	—
Closed Blocks:
Variable Annuity	586.4	5,382.4	—
Institutional Spread Products	0.1	5,422.6	—
Other	—	6,544.4	0.1

Total	$4,352.3	$88,358.4	$1.6

2010
Retirement Solutions:
Retirement	$1,378.8	$24,252.4	$—
Annuities	307.0	26,006.7	—
Insurance Solutions:
Individual Life	2,633.6	16,901.8	0.1
Employee Benefits	91.0	1,973.1	1.3
Investment Management	2.5	—	—
Corporate	—	37.5	—
Closed Blocks:
Variable Annuity	625.3	2,790.5	—
Institutional Spread Products	0.1	4,998.2	—
Other	—	6,682.6	0.2

Total	$5,038.3	$83,642.8	$1.6

(1)	Represents unearned premiums associated with short-duration products of the Company’s accidental and health business.

ING U.S., Inc.

Schedule III

Supplementary Insurance Information

Years Ended December 31, 2011, 2010 and 2009

(In millions)

Segment	Net Investment Income(1)(2)	Premiums and Fee Income(1)(2)	Interest Credited and Other Benefits to Contract Owners	Amortization of DAC and VOBA	Other Operating Expenses(1)(2)	Premiums Written (Excluding Life)
2011
Retirement Solutions:
Retirement	$1,733.7	$721.7	$826.2	$149.5	$1,095.6	$—
Annuities	1,494.6	63.9	978.0	(159.4)	126.7	—
Insurance Solutions:
Individual Life	1,009.5	1,810.0	1,872.5	328.6	332.9	0.1
Employee Benefits	143.7	1,125.2	917.7	15.9	229.3	575.2
Investment Management	(123.9)	529.3	—	4.1	463.8	—
Corporate	222.8	(169.5)	78.4	(7.5)	234.8	—
Closed Blocks:
Variable Annuity	85.8	1,280.7	890.2	55.2	413.8	—
Institutional Spread Products	372.4	2.4	89.0	0.6	11.3	—
Other	30.2	9.9	90.0	—	122.6	—

Total	$4,968.8	$5,373.6	$5,742.0	$387.0	$3,030.8	$575.3

2010
Retirement Solutions:
Retirement	$1,672.5	$714.4	$797.9	$50.9	$1,131.4	$—
Annuities	1,528.6	91.4	1,091.9	182.2	131.0	—
Insurance Solutions:
Individual Life	1,038.3	1,622.3	1,742.7	237.4	325.0	0.1
Employee Benefits	143.2	1,152.5	943.5	19.4	232.9	537.5
Investment Management	(92.4)	491.9	—	4.1	460.6	—
Corporate	192.0	(162.2)	(1.7)	—	139.0	—
Closed Blocks:
Variable Annuity	51.9	1,285.7	240.2	252.7	398.6	—
Institutional Spread Products	434.1	2.6	152.8	0.6	13.8	—
Other	18.8	25.4	60.0	(0.7)	201.2	—

Total	$4,987.0	$5,224.0	$5,027.3	$746.6	$3,033.5	$537.6

2009
Retirement Solutions:
Retirement	$1,549.2	$673.7	$781.9	$27.3	$1,035.6	$—
Annuities	1,626.3	51.9	1,011.9	157.9	114.5	—
Insurance Solutions:
Individual Life	1,056.1	1,531.3	1,634.5	205.2	299.0	0.1
Employee Benefits	107.8	1,260.3	1,067.7	9.4	242.9	490.4
Investment Management	191.1	401.6	—	3.7	392.8	—
Corporate	182.9	(92.8)	(5.1)	—	110.5	—
Closed Blocks:
Variable Annuity	34.6	1,144.1	476.8	647.7	408.3	—
Institutional Spread Products	665.0	2.8	275.8	0.6	19.4	—
Other	155.6	337.7	386.4	0.5	729.2	—

Total	$5,568.6	$5,310.6	$5,629.9	$1,052.3	$3,352.2	$490.5

(1)

Includes the elimination of certain intersegment revenues and expenses that have been recorded on an arm’s length basis, primarily consisting of asset-based management and administration fees, which have been charged by Investment Management and eliminated in the Corporate segment.

(2)

Includes the elimination of intercompany transactions between the Company and its consolidated investment entities, primarily the elimination of the Company’s management fees expensed by the funds, recorded as operating revenues before the Company’s consolidation of its consolidated investment entities and eliminated in the Investment Management segment.

ING U.S., Inc.

Schedule IV

Reinsurance

Years Ended December 31, 2011, 2010 and 2009

(In millions)

	Gross	Ceded	Assumed	Net	Percentage of Assumed to Net
2011
Life insurance in force	$748,208.9	$163,571.6	$14,947.4	$599,584.7	2.5%

Premiums:
Life insurance	$1,291.8	$1,454.0	$1,319.8	$1,157.6	114.0%
Accident and health insurance	670.0	104.4	9.3	574.9	1.6%
Annuities	37.4	—	0.1	37.5	0.3%

Total premiums	$1,999.2	$1,558.4	$1,329.2	$1,770.0	75.1%

2010
Life insurance in force	$706,563.8	$170,888.2	$20,040.5	$555,716.1	3.6%

Premiums:
Life insurance	$1,233.6	$1,532.5	$1,387.4	$1,088.5	127.5%
Accident and health insurance	652.4	240.2	138.9	551.1	25.2%
Annuities	67.9	—	—	67.9	—%

Total premiums	$1,953.9	$1,772.7	$1,526.3	$1,707.5	89.4%

2009
Life insurance in force	$673,892.9	$177,838.7	$49,106.4	$545,160.6	9.0%

Premiums:
Life insurance	$1,196.4	$1,584.4	$1,535.9	$1,147.9	133.8%
Accident and health insurance	623.8	65.2	243.8	802.4	30.4%
Annuities	35.1	—	0.1	35.2	0.3%

Total premiums	$1,855.3	$1,649.6	$1,779.8	$1,985.5	89.6%

ING U.S., Inc.

Schedule V

Valuation and Qualifying Accounts

Years Ended December 31, 2011, 2010 and 2009

(In millions)

	Balance	Charged to Costs and Expenses	Write-offs/ Payments/ Other		Balance
	January 1,				December 31,

2011

Valuation allowance on deferred tax assets	$3,087.0	$175.0	$(387.0	)(1)	$2,875.0

2010

Valuation allowance on deferred tax assets	$2,691.5	$547.0	$(151.5	)(1)	$3,087.0

2009

Valuation allowance on deferred tax assets	$2,736.5	$90.0	$(135.0	)(2)	$2,691.5

(1)

For 2011 and 2010, these amounts represent valuation allowances allocated to Other comprehensive income directly related to the appreciation of the Company’s available-for-sale portfolio, and not pertaining to expectations of taxable income in future years.

(2)

For 2009, the change in the tax valuation allowance decreased by $385.0 related to the cumulative effect of a change in accounting principle which was partially offset by a $250.0 increase allocated to Other comprehensive income directly related to the appreciation of the Company’s available-for-sale portfolio, and not pertaining to expectations of taxable income in future years.

             Shares

Common Stock

Morgan Stanley

Goldman, Sachs & Co.

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses Of Issuance And Distribution

The following table sets forth all expenses, other than the estimated underwriting discounts and commissions, payable by us in connection with this offering. All the amounts shown are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the listing fee.

SEC registration fee	$13,640
FINRA filing fee	15,500
Listing fee	*
Printing and engraving	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous fees and expenses	*

Total	*

*	To be included by amendment.

Item 14.	Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits a corporation to indemnify such persons against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation contains a provision to limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Policies of insurance are maintained by the Company under which our directors and officers are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of our amended and restated certificate of incorporation, which is filed as Exhibit 3.2 hereto.

We intend to enter into separate indemnification agreements with each of our directors and officers that will provide, subject to their terms, the maximum indemnity allowed to directors and officers by Section 145 of the DGCL and certain additional procedural protections.

The proposed form of underwriting agreement to be filed as Exhibit 1 provides that the underwriters are obligated under certain circumstances to indemnify our directors, officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales Of Unregistered Securities

On July 10, 2012, ING U.S., Inc. sold $850,000,000 aggregate principal amount of its 5.5% Senior Notes due 2022 (the “2022 Notes”), fully and unconditionally guaranteed by Lion Connecticut Holdings, Inc. The 2022 Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to investors outside the United States in reliance on Regulation S. The 2022 Notes were offered to investors at 99.946% of the principal amount thereof. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC acted as joint book-running managers for the initial purchasers. The aggregate initial purchasers’ discount was $5,525,000.

Item 16.	Exhibits And Financial Statement Schedules

(a)	Exhibits.

The following documents are filed as exhibits hereto:

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation of ING U.S., Inc.**

3.2	Form of Amended and Restated Certificate of Incorporation of ING U.S., Inc.*

3.3	By-Laws of ING U.S., Inc.**

3.4	Form of Amended and Restated By-Laws of ING U.S., Inc.*

4.1	Registration Rights Agreement between ING U.S., Inc. and ING Groep N.V.*

4.2	Form of Common Stock Certificate*

Exhibit No.	Description

5.1	Opinion of Sullivan & Cromwell LLP as to the validity of the Shares*

10.1	Indenture, dated as of July 13, 2012, among ING U.S., Inc., Lion Connecticut Holdings Inc. and U.S. Bank National Association, as trustee

10.2	First Supplemental Indenture, dated as of July 13, 2012, among ING U.S., Inc., Lion Connecticut Holdings Inc. and U.S. Bank National Association, as trustee

10.3	Registration Rights Agreement, dated July 13, 2012, by and among ING U.S., Inc., Lion Connecticut Holdings Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC

10.4	Indenture, dated as of August 1, 1993, between Aetna Life and Casualty Company and State Street Bank and Trust Company of Connecticut, National Association, as trustee

10.5	First Indenture Supplement, dated as of August 1, 1996 between Aetna Services, Inc. (F/K/A Aetna Life and Casualty Company) and State Street Bank and Trust Company of Connecticut, National Association, as trustee

10.6	Second Indenture Supplement, dated as of October 30, 2000, among Aetna Services, Inc. (F/K/A Aetna Life and Casualty Company), Aetna Inc. and State Street Bank and Trust Company of Connecticut, National Association, as trustee

10.7	Third Indenture Supplement, dated as of December 13, 2000, among Aetna, Inc., ING Groep N.V. and State Street Bank and Trust Company of Connecticut, National Association, as trustee

10.8	Indenture, dated as of July 1, 1996, among Aetna Life and Casualty Company, Aetna, Inc. and State Street Bank and Trust Company of Connecticut, National Association, as trustee

10.9	First Indenture Supplement dated as of October 30, 2000 among Aetna Services, Inc. (F/K/A Aetna Life and Casualty Company), Aetna Inc. and State Street Bank and Trust Company of Connecticut, National Association, as trustee

10.10	Second Indenture Supplement dated as of December 13, 2000, between Lion Connecticut Holdings, Inc. (as successor to Aetna, Inc., Aetna Services, Inc. and Aetna Life and Casualty Company) and State Street Bank and Trust Company of Connecticut, National Association, as trustee

10.11	Revolving Credit Agreement, dated as of April 20, 2012, among ING America Insurance Holdings, Inc., Bank of America, N.A. and the other parties thereto

10.12	Term Loan Agreement, dated as of April 20, 2012, among Bank of America, N.A. and the other parties thereto

10.13	Credit Agreement, dated as of December 30, 2011, by and between Security Life of Denver International Limited, ING Bank N.V., London Branch, as administrative agent, and the Issuing Banks described therein

10.14	Master Transaction Agreement, dated as of May 1, 2006, by and between ING USA Annuity and Life Insurance Company and the Federal Home Loan Bank of Des Moines

10.15	Advances, Pledge and Security Agreement, dated as of March 27, 2009, by and between ING USA Annuity and Life Insurance Company and the Federal Home Loan Bank of Des Moines

10.16	Deposit Agreement, dated as of May 15, 2000 between the Federal Home Loan Bank of Topeka and Security Life of Denver Insurance Company

10.17	Advance, Pledge and Security Agreement, dated as of August 30, 2004, by and between the Federal Home Loan Bank of Topeka and Security Life of Denver Insurance Company

Exhibit No.	Description

10.18	Amended and Restated Institutional Custody Agreement, dated as of May 12, 2004, by and between Security Life of Denver Insurance Company and the Federal Home Loan Bank of Topeka

10.19	Master Asset Purchase Agreement, dated as of January 22, 2009, by and among Scottish Re Group Limited, Scottish Holdings, Inc., Scottish Re (U.S.), Inc., Scottish Re Life (Bermuda) Limited, Scottish Re (Dublin) Limited, Hannover Life Reassurance Company of America, Hannover Life Reassurance (Ireland) Limited, Security Life of Denver Insurance Company, Security Life of Denver International Limited

10.20	Reinsurance Agreement, effective as of January 1, 2009, between Security Life of Denver Insurance Company and Hannover Life Reassurance Company of America

10.21	Reinsurance Agreement, effective as of July 1, 2011, between Security Life of Denver International Limited and Hannover Life Reassurance (Ireland) Limited

10.22	Reinsurance Agreement, effective as of July 1, 2011, between Security Life of Denver International Limited and Hannover Life Reassurance (Ireland) Limited

10.23	Reinsurance Agreement, effective as of July 1, 2011, between Security Life of Denver International Limited and Hannover Life Reassurance (Ireland) Limited

10.24	Coinsurance Agreement, dated as of October 1, 1998, between Aetna Life Insurance and Annuity Company and The Lincoln National Life Insurance Company

10.25	Modified Coinsurance Agreement, dated as of October 1, 1998, between Aetna Life Insurance and Annuity Company and The Lincoln National Life Insurance Company

10.26	Coinsurance Agreement, dated as of October 1, 1998, between Aetna Life Insurance and Annuity Company and Lincoln Life & Annuity Company of New York

10.27	Amendment No. 1 to Coinsurance Agreement, effective March 1, 2007 between ING Life Insurance and Annuity Company (F/K/A Aetna Life Insurance and Annuity Company) and Lincoln Life & Annuity Company of New York

10.28	Modified Coinsurance Agreement, dated as of October 1, 1998, between Aetna Life Insurance and Annuity Company and Lincoln Life & Annuity Company of New York

10.29	Master Services Agreement for Business Processes, dated as of June 5, 2012, between ING North America Insurance Corporation and Cognizant Technology Solutions U.S. Corporation

10.30	Tax Sharing Agreement by and between ING America Insurance Holdings, Inc. and various subsidiaries with respect to federal taxes*

10.31	Tax Sharing Agreement by and between ING America Insurance Holdings, Inc. and various subsidiaries with respect to state taxes

10.32	Form of Shareholder Agreement between ING U.S., Inc. and ING Groep N.V.*

10.33	Form of Transitional Intellectual Property License Agreement between ING U.S., Inc. and ING Groep N.V.*

10.35	Master Claim Agreement, dated April 17, 2012, between ING Groep N.V., ING America Insurance Holdings, Inc. and ING Insurance Eurasia N.V.

10.37	Form of Director Indemnification Agreement*

Exhibit No.	Description

10.38	Amended and Restated Employment Agreement, dated March 25, 2011, between Rodney O. Martin, Jr. and ING U.S., Inc.*

10.39	Offer Letter, dated July 5, 1994, between Jeffrey Becker and Aetna Life and Casualty*

10.40	Retention Award, dated March 30, 2010, between Jeffrey Becker and ING Investment Management Holdings N.V.*

10.41	Deal Incentive Award Agreement, dated July 2011, between Jeffrey Becker, ING Groep, N.V. and ING U.S., Inc. (f/k/a ING America Insurance Holdings, Inc.)*

10.42	Offer Letter, dated April 5, 2011, between Alain Karaoglan and ING Insurance US*

10.43	Employment Contract, dated May 19, 2004, between Ewout Steenbergen and ING Personnel VOF*

10.44	Amendment to Employment Contract, dated December 8, 2005, between Ewout Steenbergen and ING Personnel VOF*

10.45	Retention Award, dated March 19, 2010, between Ewout Steenbergen and ING U.S., Inc.*

10.46	Deal Incentive Award Agreement, dated July 2011, between Ewout Steenbergen, ING Groep, N.V. and ING U.S., Inc. (f/k/a ING America Insurance Holdings, Inc.)*

10.47	International Assignment Agreement, dated October 27, 2009, between Ewout Steenbergen and ING Group as amended on November 12, 2009*

10.48	Letter, dated October 27, 2009, relating to appointment of Ewout Steenbergen as CFO of ING U.S. Insurance*

10.49	Release Agreement and Employment Agreement Amendment with Robert G. Leary, dated December 20, 2012*

10.50	Retention Award, dated January 4, 2010, between Robert Leary and ING Verzekeringen N.V.*

10.51	Maliz Beams Offer Letter dated May 27, 2011*

10.52	ING Group Incentive Compensation Plan

10.53	ING Group Long-Term Sustainable Performance Plan

10.54	Form of ING Group Long-Term Sustainable Performance Plan Grant

10.55	Form of ING Group Grant of Deferred Shares

10.56	ING Group Long-Term Equity Ownership Plan

10.57	Form of ING Group Long-Term Equity Ownership Plan Grant

10.58	ING Group Standard Share Option Plan

10.59	ING Americas Supplemental Executive Retirement Plan (Amended/Restated December 2011)

10.60	ING Americas Retirement Plan (Amended/Restated December 2011)

10.61	ING Insurance Americas 409A Deferred Compensation Savings Plan

10.62	Amendment No. 1 to ING Insurance Americas 409A Deferred Compensation Savings Plan (Amended/Restated January 1, 2010)

10.63	ING Americas Severance Pay Plan (As Amended and Restated Effective as of January 1, 2008)

10.64	Amendment No. 1 to ING Americas Severance Pay Plan (Amended/Restated October 1, 2008)

Exhibit No.	Description

10.65	Amendment No. 2 to ING Americas Severance Pay Plan (Amended/Restated June 22, 2009)

10.66	Amendment No. 3 to ING Americas Severance Pay Plan (Amended/Restated October 1, 2009)

10.67	Amendment No. 4 to ING Americas Severance Pay Plan (Amended/Restated December 1, 2010)

10.68	ING Investment Management—Retention Participation Plan

10.69	ING Investment Management, LLC Annual Incentive Plan

10.70	ING Investment Management—Deferred Compensation Plan

10.71	ING Americas Insurance Holdings, Inc. Equity Compensation Plan

10.72	ING Directors’ Pension Scheme

10.73	ING International Assignments Long-Term Assignments Policy

21.1	List of Subsidiaries of ING U.S., Inc.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

23.3	Consent of Milliman, Inc.**

*	To be filed by amendment.
**	Previously filed with registration statement on Form S-1 filed on November 9, 2012.

(b)	Financial Statements Schedules.

Number	Description

I	Summary of Investments other than Investments in Affiliates	F-209

II	Condensed Financial Information of Parent	F-210

III	Supplementary Insurance Information	F-221

IV	Reinsurance	F-224

V	Valuation and Qualifying Amounts	F-225

Item 17.	Undertakings

The undersigned Registrant hereby undertakes that:

(1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, on the 23rd day of January, 2013.

ING U.S., INC.

By:	/s/ RODNEY O. MARTIN, JR.
	Name:	Rodney O. Martin, Jr.
	Title:	Chief Executive Officer

By:	/s/ ALAIN M. KARAOGLAN
	Name:	Alain M. Karaoglan
	Title:	EVP and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/S/ JAN H. M. HOMMEN Jan H. M. Hommen	Chairman and Director	January 23, 2013

/S/ RODNEY O. MARTIN, JR. Rodney O. Martin, Jr.	Director and Chief Executive Officer (Principal Executive Officer)	January 23, 2013

/S/ PATRICK G. FLYNN Patrick G. Flynn	Director	January 23, 2013

/S/ ALAIN M. KARAOGLAN Alain M. Karaoglan	Director and Chief Operating Officer	January 23, 2013

/S/ FREDERICK S. HUBBELL Frederick S. Hubbell	Director	January 23, 2013

/S/ WILFRED F. NAGEL Wilfred F. Nagel	Director	January 23, 2013

/S/ EWOUT L. STEENBERGEN Ewout L. Steenbergen	Director and Chief Financial Officer (Principal Financial Officer)	January 23, 2013

/S/ STEVEN T. PIERSON Steven T. Pierson	Chief Accounting Officer (Principal Accounting Officer)	January 23, 2013